As filed with the Securities and Exchange Commission on October 26, 2022

No. 333-267393

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-4/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LEGATO MERGER CORP. II

(Exact name of registrant as specified in its charter)

Delaware	6770	87-1783910
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

777 Third Avenue, 37th Floor

New York, New York 10017

(212) 319-7676
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gregory Monahan, Chief Executive Officer

777 Third Avenue, 37th Floor

New York, New York 10017

(212) 319-7676
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

David Alan Miller, Esq. Jeffrey M. Gallant, Esq. Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174 Telephone: (212) 818-8800	William R. Rohrlich, II, Esq. Winstead PC 600 Travis Street Suite 5200 Houston, Texas 77002 Telephone: (713) 650-8400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, please place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

DATED OCTOBER 26, 2022, SUBJECT TO COMPLETION

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
OF
LEGATO MERGER CORP. II

PROSPECTUS FOR UP TO 44,137,931 SHARES OF COMMON STOCK

On May 25, 2022, Legato Merger Corp. II, a Delaware corporation (“Legato II”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Legato Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Legato II (“Merger Sub”), and Southland Holdings LLC, a Texas limited liability company (“Southland”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Southland, with Southland surviving the merger as a wholly-owned subsidiary of Legato II (the “Merger”). The transactions contemplated by the Merger Agreement are referred to herein collectively as the “Business Combination.” In connection with the Business Combination, Legato II will change its name to “Southland Holdings, Inc.” We refer to Legato II after the consummation of the Business Combination as “New Southland.”

Southland is one of the largest construction companies in North America. Based in Grapevine, Texas, Southland is the parent company of Johnson Bros. Corporation, a Southland Company (“Johnson Bros. Corporation”), American Bridge Company, Oscar Renda Contracting, Inc., Southland Contracting, Inc., Mole Constructors, Inc. and Heritage Materials, LLC. With the combined capabilities of these six subsidiaries, Southland has become one of the largest and most diversified industry leaders. Southland is a leading provider of specialized infrastructure construction services across North America including bridges, tunneling, transportation, marine, facility and water pipeline.

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each membership interest of Southland (expressed as a percentage) (“Existing Southland Membership Interest”) issued and outstanding immediately before the Effective Time will be converted into and become the right to receive, subject to tax withholding, (I) a number of shares of common stock of New Southland, par value $0.0001 per share (the “New Southland Common Stock” and, such shares of New Southland Common Stock, the “Merger Stock Consideration”) equal to (a) (i) $343 million divided by (ii) $10.15, multiplied by (b) such member of Southland’s (“Southland Member”) percentage of all Existing Southland Membership Interests issued and outstanding immediately prior to the Effective Time (i.e., 100%), (II) the right to receive a number of shares of New Southland Common Stock (the “Merger Earnout Consideration”) equal to (a) (i) $105 million divided by (ii) $10.15, multiplied by (b) such Southland Member’s percentage of all Existing Southland Membership Interests issued and outstanding immediately prior to the Effective Time, upon the achievement of certain adjusted EBITDA targets in accordance with the Merger Agreement and (III) an amount of cash (the “Merger Cash Consideration” and together with the Merger Stock Consideration and Merger Earnout Consideration, the “Merger Consideration”) equal to (a) $50 million multiplied by (b) such Southland Member’s percentage of all Southland Membership Interests issued and outstanding immediately prior to the Effective Time (i.e., 100%); provided, however, that in lieu of receiving all or part of the Merger Cash Consideration, up to $50 million of cash held by Southland or its Subsidiaries (as defined below) may be distributed to the Southland Members, or to such other Persons (as defined below) as instructed by the Southland Members, if either (1) there are not sufficient funds in the Trust Account (as defined below) to pay such amount in cash or (2) Southland elects, in its sole discretion, to make such dividend at or prior to the closing of the Business Combination (the “Closing”). For the avoidance of doubt, Southland may elect, in its sole discretion, but shall not be obligated, to distribute any cash held by Southland or its Subsidiaries to the Southland Members, or to such other Persons as instructed by the Southland Members, up to a maximum of $50 million, if there are not sufficient funds in the Trust Account to pay the Merger Cash Consideration in cash. Any cash paid as a dividend on or prior to Closing pursuant to such provision shall reduce the Merger Cash Consideration payable to the Southland Members at Closing by a like amount.

Immediately after the Effective Time, without taking into effect shares of New Southland Common Stock which may be issued upon the exercise of outstanding warrants of Legato II, the current stockholders of Legato II (including Legato II’s current officers, directors and advisors) will hold approximately ___% of the issued and outstanding New Southland Common Stock, and the Southland Members prior to the Merger will hold approximately ___% of the issued and outstanding New Southland Common Stock, which pro forma ownership assumes: (i) no holders of Legato II common stock issued in Legato II’s initial public offering (“Public Shares”) exercise their redemption rights; (ii) that ___ shares of New Southland Common Stock are issued as Merger Stock Consideration to Southland Members; and (iii) that there are ___ shares of New Southland Common Stock outstanding following the consummation of the Business Combination. If the maximum number of Public Shares are redeemed which would allow Legato II to meet the minimum cash condition required by its Existing Charter as described herein, such percentages will be approximately __%, __% and __%, respectively. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Structure of the Business Combination” for more information.

Proposals to approve the Merger Agreement and the other matters discussed in this proxy statement/prospectus will be presented at an annual meeting of Legato II stockholders scheduled to be held on _______, 2022 in virtual format.

Legato II’s units, common stock and warrants are publicly traded on the Global Market of the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “LGTOU,” “LGTO” and “LGTOW,” respectively. Legato II intends to apply to list the New Southland Common Stock and New Southland Warrants (as defined below). New Southland will not have units traded on Nasdaq following consummation of the Business Combination. It is a condition of the consummation of the Business Combination that the New Southland Common Stock is approved for listing on Nasdaq (subject only to official notice of issuance thereof and round lot holder requirements), but there can be no assurance such listing condition will be met. If such listing condition is not met, the Merger will not be consummated unless the listing condition set forth in the Merger Agreement is waived by the parties to the Merger Agreement.

Legato II is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

This proxy statement/prospectus provides you with detailed information about the proposed Business Combination. It also contains or references information about Legato II and Southland and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 28 for a discussion of the risks you should consider in evaluating the proposed Business Combination and how it will affect you.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Business Combination, the issuance of shares of New Southland Common Stock in connection with the Business Combination or the other transactions described in this proxy statement/prospectus or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated ___, 2022 and is first being mailed to stockholders of Legato II on or about such date.

PRELIMINARY — SUBJECT TO COMPLETION, DATED OCTOBER 26, 2022

LEGATO MERGER CORP. II

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON _______, 2022

TO THE STOCKHOLDERS OF LEGATO MERGER CORP. II:

NOTICE IS HEREBY GIVEN that the 2022 annual meeting (the “Annual Meeting”) of the stockholders of Legato Merger Corp. II, a Delaware corporation (“Legato II”), will be held on _______, 2022, at 10:00 a.m. Eastern Time, via a virtual meeting. In light of the novel coronavirus (“COVID-19”) pandemic and to support the well-being of Legato II’s stockholders, the Annual Meeting will be completely virtual. You may attend the Annual Meeting and vote your shares electronically during the meeting via live audio webcast by visiting https://___. You will need the control number that is printed on your proxy card to enter the Annual Meeting. Legato II recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the Annual Meeting starts. Please note that you will not be able to attend the Annual Meeting in person.

As previously disclosed, on May 25, 2022, Legato II entered into an Agreement and Plan of Merger (as it may be amended and/or restated from time to time, the “Merger Agreement”), by and among Legato II, Legato Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Legato II (“Merger Sub”), and Southland Holdings LLC, a Texas limited liability company (“Southland”), pursuant to which Merger Sub will merge with and into Southland, with Southland surviving the merger (“Merger”). As a result of the Merger, and upon consummation of the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Business Combination”), Southland will become a wholly-owned subsidiary of Legato II and the members of Southland (“Southland Members”) will become stockholders of Legato II.

At the Annual Meeting, Legato II’s stockholders will consider and vote upon the following proposals (the “Proposals”) and any and all other business that may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof:

1.	The Business Combination Proposal — To consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A (Proposal No. 1);

2.	The Charter Proposals — To consider and vote upon separate proposals to approve amendments to Legato II’s amended and restated certificate of incorporation (“Existing Charter”), which amendments will be effective following the consummation of the Business Combination and will be embodied in a second amended and restated certificate of incorporation of New Southland (the “Proposed Charter”), to: (a) increase the number of authorized shares of common stock from 50 million shares to 500 million shares and increase the number of authorized shares of preferred stock from one million shares to 50 million shares; (b) to change Legato II’s name from “Legato Merger Corp. II” to “Southland Holdings, Inc.”; and (c) remove the various provisions applicable only to special purpose acquisition companies that will no longer be applicable to Legato II after the consummation of the Business Combination. A copy of the Proposed Charter effectuating the foregoing amendments is attached to this proxy statement/prospectus as Annex B (Proposal Nos. 2.A through 2.C);

3.	The Director Election Proposal — To consider and vote upon a proposal to elect seven directors to serve on the board of directors of Legato II until their respective successors are duly elected and qualified pursuant to the terms of the Proposed Charter (Proposal No. 3);

4.	The Nasdaq Proposal — To consider and vote upon a proposal, as required by the rules of the Nasdaq Stock Market, to approve the issuance of New Southland Common Stock in the Business Combination in an amount greater than 20% of the number of shares of Legato II Common Stock before such issuance (Proposal No. 4);

5.	The Incentive Plan Proposal — To consider and vote upon a proposal to approve and adopt the Southland Holdings, Inc. 2022 Equity Incentive Plan. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex D (Proposal No. 5); and

6.	The Adjournment Proposal — To consider and vote upon a proposal to adjourn the Annual Meeting to a later date or dates, if it is determined by Legato II that more time is necessary to consummate the Business Combination for any reason (Proposal No. 6).

Only holders of record of Legato II common stock, par value $0.0001 per share (“Legato II Common Stock”), at the close of business on _________, 2022 are entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting. A complete list of Legato II stockholders of record entitled to vote at the Annual Meeting will be available for 10 days before the Annual Meeting at the principal executive offices of Legato II for inspection by stockholders during ordinary business hours for any purpose germane to the Annual Meeting. The eligible Legato II stockholder list will also be available at that time on the Annual Meeting website for examination by any stockholder attending the Annual Meeting via live audio webcast.

Legato II’s initial stockholders (the “Initial Stockholders”) and each other officer, director and advisor of Legato II (collectively, the “Legato II Insiders”) have agreed to vote all shares of Legato II Common Stock held by them in favor of the Business Combination Proposal. As of the record date for the Annual Meeting, these holders together beneficially owned and were entitled to vote an aggregate of 7,933,000 shares of Legato II Common Stock, which currently constitutes approximately 22.1% of the outstanding shares of Legato II Common Stock. In addition to such shares held by the Legato II Insiders, Legato II would need 10,022,501 shares, or approximately 36.3% of the 27,600,000 shares of Common Stock sold in Legato II’s initial public offering (the “IPO”), to be voted in favor of the Business Combination Proposal in order for it to be approved, assuming all outstanding shares are voted on such proposal and the shares of Legato II Common Stock held by EarlyBirdCapital, Inc. (the representative of the underwriters in the IPO (“EBC”)) and its designees are not voted in favor of the Business Combination Proposal. If only a quorum of shares of Legato II Common Stock is present at the Annual Meeting, Legato II would need only approximately 1,044,751 shares, or approximately 3.8% of the Legato II Common Stock, to be voted in favor of the Business Combination Proposal in addition to the Legato II Insiders in order for it to be approved (provided that consummation of the Business Combination is conditioned upon, among other things, approval of the Charter Proposals and Nasdaq Proposal and the requirement that Legato II have net tangible assets of at least $5,000,001 immediately prior to or upon consummation of the Business Combination). The Legato II Insiders have also indicated that they intend to vote their Legato II Common Stock in favor of all other proposals being presented by Legato II at the Annual Meeting.

Pursuant to the Existing Charter, Legato II will provide holders (“public stockholders”) of Legato II Common Stock sold in the IPO (“Public Shares”) with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the trust account (the “Trust Account”), which holds the proceeds of the IPO and concurrent private placement of warrants as of two business days prior to the anticipated consummation of the Business Combination (including interest earned on the funds held in the Trust Account and not previously released to Legato II to pay taxes) upon the closing of the Business Combination. The per-share amount Legato II will distribute to public stockholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that Legato II is required to pay to EarlyBirdCapital, Inc. and other FINRA members. For illustrative purposes, based on funds in the Trust Account of approximately $___ million on the record date, the estimated per share redemption price would have been approximately $___. Public stockholders may elect to redeem their shares regardless of whether they vote for or against the Business Combination Proposal, or do not vote at all, or are not holders of record on the record date. This means that any public stockholder holding Public Shares may exercise redemption rights regardless of whether they are entitled to vote on the Business Combination Proposal and regardless of whether they vote at all. At the time of the IPO, as a condition to their purchase of Legato II Common Stock, the Legato II Insiders agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of Legato II Common Stock they may hold.

Approval of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Legato II Common Stock on the record date present in person (which would include presence at a virtual meeting) or represented by proxy at the Annual Meeting and entitled to vote thereat. Approval of each of the Charter Proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Legato II Common Stock on the record date. Approval of the election of each of the seven directors nominated in the Director Election Proposal requires a plurality of the votes cast at the Annual Meeting. The Legato II board of directors has approved each of the proposals.

As of the record date, there was approximately $___ million in the Trust Account, which Legato II intends to use for the purposes of consummating the Business Combination described in this proxy statement/prospectus and to pay $9,660,000 in deferred underwriting commissions to EBC and other FINRA members. Each redemption of Public Shares will decrease the amount in the Trust Account. Legato II will not consummate the Business Combination if the redemption of Public Shares would result in Legato II’s failure to have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) (or any successor rule) as of immediately prior to or upon consummation of the Business Combination.

The closing of the Merger is conditioned on approval of each of the Proposals. If any of these proposals is not approved and the applicable closing condition in the Merger Agreement is not waived, the remaining proposals will not be presented to stockholders for a vote. The Incentive Plan Proposal and Director Proposal are conditioned on the approval of the Business Combination Proposal, each Charter Proposal and the Nasdaq Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. The proxy statement/prospectus accompanying this notice explains the Merger Agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Annual Meeting. Please review the proxy statement/prospectus carefully.

The Legato II board of directors has set _________, 2022 as the record date for the Annual Meeting. Only holders of record of shares of Legato II Common Stock at the close of business on _________, 2022 will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Any stockholder entitled to attend and vote at the Annual Meeting may attend the meeting virtually and is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of shares of Legato II Common Stock.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF LEGATO II COMMON STOCK YOU OWN. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions printed on your proxy card. If you hold your shares through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

The Legato II board of directors has approved the Merger Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Business Combination Proposal, “FOR” each of the Charter Proposals, “FOR” the election of each of the seven directors nominated in the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, if presented.

If you have any questions or need assistance with voting, please contact Legato II’s proxy solicitor, MacKenzie Partners Inc., at _______ or email at ____________.

If you plan to attend the Annual Meeting and are a beneficial investor who owns your investments through a bank or broker, you will need to contact American Stock Transfer & Trust Company to receive a control number. Please read carefully the sections in the proxy statement/prospectus regarding attending and voting at the Annual Meeting to ensure that you comply with these requirements.

BY ORDER OF THE BOARD OF DIRECTORS

Brian Pratt
Non-Executive Chairman of the Board

i

ii

BASIS OF PRESENTATION AND GLOSSARY

As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires:

●	“Board” means the board of directors of Legato II before the Business Combination or New Southland after the Business Combination, as the case may be;

●	“Business Combination” means the Merger and other transactions contemplated by the Merger Agreement;

●	“Crescendo I” means Crescendo Advisors, LLC, an entity affiliated with Eric Rosenfeld, Legato II’s Chief SPAC Officer, which has agreed that it will be liable to Legato II if and to the extent any claims by a vendor for services rendered or products sold to Legato II, or a prospective target business with which Legato II has discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below $10.15 per Public Share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Legato II’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

●	“DGCL” means the General Corporation Law of the State of Delaware;

●	“EBC” means EarlyBirdCapital, Inc., the representative of the underwriters in the IPO;

●	“Effective Time” means the time at which the Merger becomes effective;

●	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

●	“Existing Southland Membership Interest” means a limited liability company membership interest in and of Southland, expressed as a percentage;

●	“Incentive Plan” means the proposed Southland Holdings, Inc. 2022 Equity Incentive Plan, in the form attached as Annex D, to become effective at the closing of the Business Combination assuming approval by the Legato II stockholders;

●	“Initial Stockholders” means the stockholders of Legato II, including each of Legato II’s officers and directors, prior to the IPO;

●	“IPO” means Legato II’s initial public offering, consummated on November 24, 2021, of 27,600,000 Units, including 3,600,000 Units subject to the underwriters’ over-allotment option, each Unit consisting of one share of Common Stock and one-half of one warrant with each whole warrant to purchase one share of Common Stock for $11.50 per share.

●	“Legato II” means Legato Merger Corp. II, a Delaware corporation, before giving effect to the Business Combination;

●	“Legato II Common Stock” means common stock of Legato II, par value $0.0001 per share, before giving effect to the Business Combination;

●	“Maximum Redemptions” means a pro forma presentation scenario provided for illustrative purposes that assumes that 27,600,000 Public Shares are redeemed, which is the maximum redemption of the outstanding Legato II Common Stock, resulting in an aggregate payment of approximately $280.5 million out of the Trust Account, which is derived from the number of shares to be redeemed in connection with the Merger at an assumed redemption price of $10.16 per share based on the Trust Account balance as of _____, 2022;

●	“Merger” means the proposed merger of Merger Sub with and into Southland;

●	“Merger Agreement” means that Agreement and Plan of Merger, dated as of May 25, 2022 (as it may be amended from time to time), by and among Legato II, Merger Sub and Southland;

●	“Merger Consideration” means the Merger Stock Consideration, Merger Earnout Consideration and Merger Cash Consideration, collectively;

●	“Merger Cash Consideration” means the cash to be paid to each Southland Member in respect of their Existing Southland Membership Interest, in an amount equal to (a) $50 million multiplied by (b) such Southland Member’s percentage of all Existing Southland Membership Interests issued and outstanding immediately prior to the Effective Time (i.e., 100%); provided, however, that in lieu of receiving all or part of the Merger Cash Consideration, up to $50 million of cash held by Southland or its Subsidiaries may be distributed to the Southland Members, or to such other Persons as instructed by the Southland Members, if either (1) there are not sufficient funds in the Trust Account to pay such amount in cash or (2) Southland elects, in its sole discretion, to make such dividend at or prior to the Closing. For the avoidance of doubt, Southland may elect, in its sole discretion, but shall not be obligated, to distribute any cash held by Southland or its Subsidiaries to the Southland Members, or to such other Persons as instructed by the Southland Members, up to a maximum of $50 million, if there are not sufficient funds in the Trust Account to pay the Merger Cash Consideration in cash. Any cash paid as a dividend on or prior to Closing pursuant to such provision shall reduce the Merger Cash Consideration payable to the Southland Members at Closing by a like amount.

●	“Merger Earnout Consideration” means the shares of New Southland Common Stock each Southland Member will have a right to receive in respect of their Existing Southland Membership Interest, in an amount equal to (a) (i) $105 million divided by (ii) $10.15, multiplied by (b) such Southland Member’s percentage of all Existing Southland Membership Interests issued and outstanding immediately prior to the Effective Time, upon the achievement of certain adjusted EBITDA targets in accordance with the Merger Agreement.

●	“Merger Stock Consideration” means the shares of New Southland Common Stock to be paid to each Southland Member in respect of their Existing Southland Membership Interest, in an amount equal to (a) (i) $343 million divided by (ii) $10.15, multiplied by (b) such Southland Member’s percentage of all Existing Southland Membership Interests issued and outstanding immediately prior to the Effective Time (i.e., 100%).

●	“Merger Sub” means Legato Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Legato II;

●	“Nasdaq” means the Nasdaq Stock Market LLC;

●	“No Redemptions” means a pro forma presentation scenario provided for illustrative purposes that assumes that no Legato II public stockholders exercise their right to have their Public Shares converted into a pro rata share of the Trust Account;

●	“New Southland” means Southland Holdings, Inc. after giving effect to the Business Combination;

●	“New Southland Common Stock” means, at and following the Effective Time, the common stock of New Southland, par value $0.0001 per share;

●	“Person” means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, governmental authority or other entity of any kind;

●	“Private Placement Units” means those units of Legato II sold to its Initial Stockholders and EBC in a private placement simultaneously with the closing of the IPO, each unit representing one share of Common Stock and one-half of one warrant of Legato II, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share;

●	“Private Placement Warrants” means those warrants included in the Private Placement Units;

●	“Public Warrants” means the publicly traded warrants of Legato II, each exercisable for one share of Common Stock at an exercise price of $11.50 per share;

●	“Public Share” means each share of Common Stock issued in the IPO;

●	“SEC” means the U.S. Securities and Exchange Commission;

●	“Securities Act” means the Securities Act of 1933, as amended;

●	“Southland” means Southland Holdings LLC, a Texas limited liability company, before giving effect to the Merger;

●	“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding equity interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise;

●	“Transfer Agent” means American Stock Transfer & Trust Company;

●	“Trust Account” means the trust account of Legato II that holds certain of the proceeds from the IPO and sale of the Private Placement Units;

●	“Trustee” means American Stock Transfer & Trust Company;

●	“Units” means units of Legato II, each unit representing one share of Common Stock and one-half of one Public Warrant, that were offered and sold by Legato II in its IPO, as well as the Private Placement Units;

●	“Warrant Agent” means American Stock Transfer & Trust Company; and

●	“Warrants” means, collectively, the Public Warrants and Private Placement Warrants.

Defined terms in the financial statements contained in this proxy statement/prospectus have the meanings ascribed to them in the financial statements.

Unless otherwise specified, the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to New Southland’s stockholders immediately following the Effective Time are for illustrative purposes only and assume no exercise of the 13,800,000 Public Warrants or 585,500 Private Placement Warrants that will remain outstanding following the Business Combination, which will become exercisable 30 days after closing of the Business Combination at an exercise price of $11.50 per share, provided that Legato II has an effective registration statement under the Securities Act covering the shares of New Southland Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available, for which Legato II has agreed to use reasonable best efforts to file and have declared effective within 90 days after the consummation of the Business Combination described herein.

Beneficial ownership throughout this proxy statement/prospectus with respect to New Southland’s stockholders is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND ANNUAL MEETING

The following are answers to certain questions that you may have regarding the Business Combination and the Annual Meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this proxy statement/prospectus.

Q:	WHY AM I RECEIVING THIS PROXY STATEMENT/PROSPECTUS?

A:	On May 25, 2022, Legato II, Merger Sub and Southland entered into the Merger Agreement which, among other things, provides for the Merger of Merger Sub with and into Southland, with Southland surviving the Merger as a wholly-owned subsidiary of Legato II. As a result of this Business Combination, Legato II will become the holding company for the Southland business, and the Southland Members will become securityholders of Legato II.

Legato II’s stockholders are being asked to consider and vote upon the matters to be considered at the Annual Meeting, which consist of the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and, if necessary, the Adjournment Proposal (collectively, the “Proposals”):

●	The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the Business Combination contemplated thereby, including the Merger. See the section of this proxy statement/prospectus entitled “Proposal No. 1 — The Business Combination Proposal.”

●	The Charter Proposals — To consider and vote upon separate proposals to approve amendments to the Existing Charter, which amendments will be effective following the consummation of the Business Combination and will be embodied in a second amended and restated certificate of incorporation of New Southland (the “Proposed Charter”), to: (a) increase the number of authorized shares of common stock from 50 million shares to 500 million shares and increase the number of authorized shares of preferred stock from one million shares to 50 million shares; (b) change Legato II’s name from “Legato Merger Corp. II” to “Southland Holdings, Inc.”; and (c) remove the various provisions applicable only to special purpose acquisition companies that will no longer be applicable to Legato II after the consummation of the Business Combination. A copy of the Proposed Charter effectuating the foregoing amendments is attached to this proxy statement/prospectus as Annex B. See the section of this proxy statement/prospectus entitled “Proposals No. 2.A through 2.C — The Charter Proposals.”

●	The Director Election Proposal — To consider and vote upon a proposal to elect seven directors to the board of directors of Legato II to serve following the consummation of the Business Combination and until their successors are duly elected and qualified. See the section of this proxy statement/prospectus entitled “Proposal No. 3 — The Director Election Proposal.”

●	The Nasdaq Proposal — To consider and vote upon a proposal, as required by the rules of the Nasdaq Stock Market, to approve the issuance of New Southland Common Stock in the Business Combination in an amount greater than 20% of the number of shares of Legato II Common Stock before such issuance. See the section of this proxy statement/prospectus entitled “Proposal No. 4 — The Nasdaq Proposal.”

●	The Incentive Plan Proposal — To consider and vote upon a proposal to approve the adoption of the Incentive Plan. A copy of the Incentive Plan is attached hereto as Annex D. See the section of this proxy statement/prospectus entitled “Proposal No. 5 — The Incentive Plan Proposal.”

●	The Adjournment Proposal — To consider and vote upon a proposal to adjourn the Annual Meeting to a later date or dates, if it is determined by Legato II that more time is necessary to consummate the Business Combination for any reason. See the section of this proxy statement/prospectus entitled “Proposal No. 6 — The Adjournment Proposal.”

The closing of the Merger is conditioned on approval of each of the Proposals. If any of these proposals is not approved and the applicable closing condition in the Merger Agreement is not waived, the remaining proposals will not be presented to stockholders for a vote. The Incentive Plan Proposal and Director Proposal are conditioned on the approval of the Business Combination Proposal, each Charter Proposal and the Nasdaq Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the Annual Meeting. Legato II stockholders should read it carefully.

The vote of Legato II stockholders is important. Legato II stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:	WHY IS LEGATO II PROPOSING THE BUSINESS COMBINATION?

A:	Legato II was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

On November 24, 2021, Legato II consummated the IPO of 27,600,000 Units at $10.00 per Unit, generating gross proceeds of $276 million. Simultaneously with the closing of the IPO, Legato II consummated the private placement to the Initial Stockholders and EBC of 1,171,000 Private Placement Units at a price of $10.00 per Private Placement Unit, generating gross proceeds of $11.7 million. Upon the closing of the IPO and private placement, $280.1 million of the net proceeds of the sale of Units and Private Placement Units was placed into the Trust Account.

Like the charters of most blank check companies, the Existing Charter provides for the return of the proceeds of the IPO held in the Trust Account to the holders of Public Shares if there is no qualifying business combination(s) consummated on or before a certain date (in Legato II’s case, May 24, 2023). Since the IPO, Legato II’s activity has been limited to the evaluation of business combination candidates.

Based on its due diligence investigations of Southland and the industry in which it operates, including the financial and other information provided by Southland in the course of the negotiations, Legato II believes that the Business Combination will provide Legato II stockholders with an opportunity to participate in a company with significant growth potential. See the sections of this proxy statement/prospectus entitled “Proposal No. 1 — The Business Combination Proposal — Legato II’s Board of Directors’ Reasons for Approval of the Business Combination” and “Risk Factors.”

Q:	DO ANY OF LEGATO II’S DIRECTORS OR OFFICERS HAVE INTERESTS IN THE BUSINESS COMBINATION THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF LEGATO II STOCKHOLDERS?

A:	Yes, Legato II’s officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of Legato II stockholders generally. For instance, it is presently contemplated that each of Brian Pratt and Greg Monahan will serve on the board of directors of New Southland following the Business Combination, which presumably will result in compensation by New Southland for such service. Additionally, Legato II’s officers, directors and/or their affiliates beneficially own an aggregate of 5,830,000 shares of Legato II Common Stock and 503,000 Private Placement Units that they purchased prior to, or simultaneously with, the IPO. Legato II’s executive officers, directors and their affiliates have no redemption rights with respect to their Legato II Common Stock and their Private Placement Warrants will expire worthless in the event the Business Combination or a business combination with another target(s) is not effected in the required time period. These financial interests may have influenced the decision of Legato II’s directors and officers to approve the Business Combination and to continue to pursue such Business Combination. In considering the recommendations of Legato II’s board of directors to vote for the Business Combination Proposal and other proposals, you, along with its other stockholders, should consider these interests. The Legato II board of directors was aware of and considered these interests, among other matters, in approving the Merger Agreement and in recommending that it be approved by the stockholders of Legato II. See “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Proposed Transaction” beginning on page 67 of this proxy statement/prospectus.

Q:	Did the LEGATO II board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business combination?

A:	Yes. Legato II’s board of directors considered the financial analyses prepared by Cassel Salpeter & Co., LLC (“Cassel Salpeter”) and the oral opinion of Cassel Salpeter to the Legato II board dated May 24, 2022 (which was subsequently confirmed in writing by delivery of Cassel Salpeter’s written opinion of the same date), as to, as of such date, (i) the fairness, from a financial point of view, to Legato II of the consideration to be issued and paid by Legato II in the Merger pursuant to the Merger Agreement and (ii) as to whether Southland had a fair market value equal to at least 80% of the balance of the Trust Account (less deferred underwriting commissions and taxes payable). See the section entitled “Proposal No. 1 — The Business Combination Proposal — Legato II’s Board of Directors’ Reasons for Approval of the Business Combination — Opinion of Legato II’s Financial Advisors.” The full text of the written opinion is attached to this proxy statement/prospectus as Annex E.

Q:	I HOLD PUBLIC SHARES. DO I HAVE REDEMPTION RIGHTS?

A:	If you are a holder of Public Shares, you have the right to demand that Legato II redeem such Public Shares for a pro rata portion of the Trust Account.

Under the Existing Charter, the Business Combination may only be consummated if Legato II has at least $5,000,001 of net tangible assets immediately prior to, or upon the consummation of, the Business Combination after taking into account holders of Public Shares that have properly exercised their redemption rights.

Q:	HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:	A holder of Public Shares may exercise redemption rights regardless of whether the holder votes on the Business Combination Proposal or is a holder of Public Shares on the record date. If you are a holder of Public Shares and wish to exercise your redemption rights, you must deliver such shares to the Transfer Agent physically or electronically using the DWAC (Deposit Withdrawal at Custodian) System no later than two business days prior to the Annual Meeting. Upon the closing of the Business Combination, any holder of Public Shares that has properly exercised redemption rights will be entitled to have his, her or its shares converted for a full pro rata portion of the amount in the Trust Account (including interest earned on the funds held in the Trust Account and not previously released to Legato II to pay taxes), calculated as of two business days prior to the anticipated consummation of the Business Combination. The per-share amount Legato II will distribute to public stockholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that Legato II is required to pay to the underwriters of the IPO. Such amount is anticipated to be approximately $__ per share. Such amount will be paid promptly upon consummation of the Transaction. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims which could take priority over those of Legato II’s public stockholders exercising redemption rights. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time such shares are actually redeemed. If you deliver your shares for redemption to the Transfer Agent and later decide not to elect redemption, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed at the end of this section.

If a holder of Public Shares requests redemption of shares as described above, then, if the Business Combination is consummated, Legato II will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your shares of Legato II Common Stock for cash and will no longer be a stockholder of Legato II upon consummation of the Business Combination.

If you are a holder of Public Shares and you exercise your redemption rights, it will not result in the loss of any of the Warrants that you may hold.

Q:	DO I HAVE APPRAISAL RIGHTS IF I OBJECT TO THE PROPOSED BUSINESS COMBINATION?

A:	No. Legato II stockholders and warrant holders do not have appraisal rights in connection with the Business Combination under the DGCL.

Q:	I HOLD LEGATO II PUBLIC SHARES. WHAT ARE THE ANTICIPATED U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY REDEMPTION RIGHTS?

A:	The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. See the section entitled “— U.S. Federal Income Tax Considerations — Tax Consequences of the Business Combination and a Redemption of Public Shares.” You are urged to consult your tax advisor regarding the tax consequences of exercising your redemption rights.

Q:	I HOLD LEGATO II PUBLIC SHARES. WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO ME AS A RESULT OF THE MERGER?

A:	Legato II’s public stockholders will retain their Public Shares and will not receive any additional Public Shares or other consideration in the Merger. As a result, there will be no material U.S. federal income tax consequences as a result of the Merger to the current holders of Public Shares, regardless of whether the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Furthermore, although the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the parties to the Merger Agreement intend to report the Merger consistent with such qualification, such treatment is not a condition to Legato II’s or Southland’s obligation to complete the Merger. See the section entitled “U.S. Federal Income Tax Considerations — Tax Consequences of the Business Combination and a Redemption of Public Shares.”

Q:	WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE BUSINESS COMBINATION?

A:	Upon consummation of the Business Combination, the funds in the Trust Account will be used by Legato II to pay holders of the Public Shares who exercise redemption rights, to pay Legato II’s tax obligations incurred prior to the closing, to pay $9,660,000 in deferred underwriting commissions to EBC and other FINRA members, to pay the Merger Cash Consideration and to pay certain expenses incurred in connection with the Business Combination, and any remaining balance will be used for working capital and general corporate purposes of New Southland after consummation of the Business Combination, including funding for organic growth and potential acquisitions.

Q:	WHAT HAPPENS IF A SUBSTANTIAL NUMBER OF PUBLIC STOCKHOLDERS VOTE IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL AND EXERCISE THEIR REDEMPTION RIGHTS?

A:	Pursuant to the Existing Charter, all holders of Public Shares may vote in favor of the Business Combination and still exercise their redemption rights; provided that Legato II may not consummate the Business Combination, and Legato II and Southland are each entitled to terminate the Merger Agreement, if Legato II would have less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Business Combination. As of June 30, 2022, the most recent quarter end date, there was approximately $280.5 million in the Trust Account. Assuming a per share redemption price of $10.16, which is expected to approximate the redemption price per share as of two business days prior to completion of the Business Combination, under the Maximum Redemptions scenario, public stockholders holding an aggregate of 27,600,000 Public Shares may exercise their redemption rights without depleting the Trust Account, below $5,000,001. For more information regarding post-closing ownership of New Southland, see the section entitled “Ownership of New Southland.”

Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are substantially reduced as a result of redemptions of Public Shares. With fewer Public Shares and public stockholders, the trading market for the New Southland Common Stock following consummation of the Business Combination may be less liquid than the market for the Common Stock prior to the Business Combination and New Southland may not be able to meet the listing standards for Nasdaq or another national securities exchange.

Q:	WHAT HAPPENS IF THE BUSINESS COMBINATION IS NOT CONSUMMATED?

A:	If the Business Combination is not consummated by March 31, 2023, any party to the Merger Agreement may terminate it. If the Merger Agreement is terminated, Legato II would attempt to consummate an alternate business combination. If Legato II is unable to consummate a business combination on or before May 24, 2023, Legato II must redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the amount then held in the Trust Account divided by the number of Public Shares, net of taxes payable, and less up to $100,000 of interest to pay liquidation expenses, divided by the number of Public Shares.

Q:	WHEN DO YOU EXPECT THE BUSINESS COMBINATION TO BE COMPLETED?

A:	It is currently anticipated that the Business Combination will be consummated promptly following the Annual Meeting which is set for _______, 2022; however, such meeting could be adjourned. For a description of the conditions for the completion of the Business Combination, see the section of this proxy statement/prospectus entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Conditions to Closing.”

Q:	WHAT DO I NEED TO DO NOW?

A:	Legato II urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder and/or warrant holder of Legato II. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	HOW DO I ATTEND THE ANNUAL MEETING?

A:	Due to health concerns stemming from the COVID-19 pandemic and to support the health and well-being of Legato II’s stockholders, the Annual Meeting will be held virtually. Any stockholder wishing to attend the Annual Meeting must register in advance and will be entitled to appoint a proxy to attend and vote on such stockholder’s behalf. To register for and attend the Annual Meeting, please follow these instructions as applicable to the nature of your ownership of Legato II Common Stock:

Shares Held of Record. If you are a record holder, and you wish to attend the virtual meeting, go to https://__________, enter the control number you received on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Immediately prior to the start of the Annual Meeting, you will need to log back into the meeting site using your control number. You must register before the meeting starts.

Shares Held in Street Name. If you hold your shares in “street” name, which means your shares are held of record by a broker, bank or nominee, and you who wish to attend the virtual meeting, you must obtain a legal proxy from the stockholder of record and e-mail a copy (a legible photograph is sufficient) of your proxy to _______. Holders should contact their bank, broker or other nominee for instructions regarding obtaining a proxy. Holders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the Annual Meeting. You will receive an e-mail prior to the meeting with a link and instructions for entering the Annual Meeting. “Street” name holders should contact American Stock Transfer & Trust Company on or before _______, 2022.

Stockholders will also have the option to listen to the Annual Meeting by telephone by calling: ________. You will not be able to vote or submit questions unless you register for and log in to the Annual Meeting webcast as described above.

Q:	HOW DO I VOTE?

A:	If you are a holder of record of Legato II Common Stock on the record date, you may vote by virtually attending the Annual Meeting and submitting a ballot via the live webcast or by submitting a proxy for the Annual Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the virtual meeting, obtain a proxy from your broker, bank or nominee.

Q:	IF MY SHARES ARE HELD IN “STREET NAME,” WILL MY BROKER, BANK OR NOMINEE AUTOMATICALLY VOTE MY SHARES FOR ME?

A:	Your broker, bank or nominee can vote your shares without receiving your instructions on “routine” proposals only. Your broker, bank or nominee cannot vote your shares with respect to “non-routine” proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

The Adjournment Proposal is considered a routine proposal. Accordingly, your broker, bank or nominee may vote your shares with respect to such proposals without receiving voting instructions.

The Business Combination Proposal, each Charter Proposal, the Director Election Proposal, the Nasdaq Proposal and the Incentive Plan Proposal are non-routine proposals. Accordingly, your broker, bank or nominee may not vote your shares with respect to these proposals unless you provide voting instructions.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:	Yes. Stockholders may send a later-dated, signed proxy card so that it is received by the Transfer Agent prior to the vote at the Annual Meeting or virtually attend the Annual Meeting and submitting a ballot via the live webcast. Stockholders also may revoke their proxy by sending a notice of revocation to the Transfer Agent, which must be received prior to the vote at the Annual Meeting.

Q:	WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE ANNUAL MEETING?

A:	If you fail to take any action with respect to the Annual Meeting and the Business Combination is approved by stockholders and consummated, you will continue to be a stockholder and/or warrant holder of New Southland. As a corollary, failure to deliver your stock certificate(s) to the Transfer Agent (either physically or electronically) no later than two business days prior to the Annual Meeting means you will not have any right in connection with the Business Combination to exchange your shares for a pro rata share of the funds held in the Trust Account. If you fail to take any action with respect to the Annual Meeting and the Business Combination is not approved, you will continue to be a stockholder and/or warrant holder Legato II.

Q:	WHAT SHOULD I DO WITH MY STOCK AND WARRANT CERTIFICATES?

A:	Legato II warrant holders and those stockholders who do not elect to have their Public Shares redeemed for their pro rata share of the Trust Account need not submit their stock certificates. Legato II stockholders who exercise their redemption rights must deliver their stock certificates to the Transfer Agent (either physically or electronically) no later than two business days prior to the Annual Meeting in order to properly demand such redemption rights.

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:	Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Legato II shares.

Q:	WHO CAN HELP ANSWER MY QUESTIONS?

A:	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Legato Merger Corp. II

777 Third Avenue, 37th Floor

New York, New York 10017

Attn: Gregory Monahan, Chief Executive Officer

Telephone: (212) 319-7676

or

MacKenzie Partners Inc.

1407 Broadway, 27th Floor

New York, New York 10018

Telephone: (800) 322-2885

You may also obtain additional information about Legato II from documents filed with the Securities and Exchange Commission (“SEC”) by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your shares, you will need to demand redemption of your shares by delivering such shares (either physically or electronically) to the Transfer Agent at the address below no later than two business days prior to the Annual Meeting. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Felix Orihuela
American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, New York 11219
E-mail: forihuela@astfinancial.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide how to vote. Each item in this summary includes a page reference directing you to a more complete description of that item.

Parties to the Business Combination

Information about Legato II

Legato II is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Legato II’s Units, Common Stock and Warrants are currently listed on Nasdaq under the symbols “LGTOU,” “LGTO” and “LGTOW,” respectively. The mailing address of Legato II’s principal executive office is 777 Third Avenue, 37th Floor, New York, New York 10017 and the telephone number of Legato II’s principal executive office is (212) 319-7676.

For more information about Legato II, see the section entitled “Information About Legato II.”

Information about Southland

Southland is one of the largest construction companies in North America. Based in Grapevine, Texas, Southland is the parent company of Johnson Bros. Corporation, American Bridge Company, Oscar Renda Contracting, Inc., Southland Contracting, Inc., Mole Constructors, Inc. and Heritage Materials, LLC. With the combined capabilities of these six subsidiaries, Southland has become one of the largest and most diversified industry leaders. Southland is a leading provider of specialized infrastructure construction services across North America including bridges, tunneling, transportation, marine, facility and water pipeline. The mailing address of Southland’s principal executive office is 1100 Kubota Drive, Grapevine, Texas 76051 and the telephone number of Southland’s principal executive office is (817) 293-4263.

For more information about Southland, see the section entitled “Information About Southland.”

The Merger and the Merger Agreement

The terms and conditions of the Merger are contained in the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

If the Business Combination Proposal is approved and adopted and the Merger is subsequently completed pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Southland, with Southland surviving the Merger as a wholly-owned subsidiary of Legato II.

Merger Consideration

Pursuant to the Merger Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of the parties to the Merger Agreement, each Existing Southland Membership Interest (expressed as a percentage) issued and outstanding immediately before the Effective Time will be converted into and become the right to receive: (I) the Merger Stock Consideration of a number of shares of Legato II Common Stock equal to (a) (i) $343 million divided by (ii) $10.15, multiplied by (b) such Southland Member’s percentage of all Existing Southland Membership Interests issued and outstanding immediately prior to the Effective Time (i.e., 100%); (II) the Merger Earnout Consideration of a number of shares of Legato II Common Stock equal to (a) (i) $105 million divided by (ii) $10.15, multiplied by (b) such Southland Member’s percentage of all Existing Southland Membership Interests issued and outstanding immediately prior to the Effective Time, upon the achievement of certain targets described below; and (III) Merger Cash Consideration equal to (a) $50 million multiplied by (b) such Southland Member’s percentage of all Existing Southland Membership Interests issued and outstanding immediately prior to the Effective Time (i.e., 100%); provided, however, that in lieu of receiving all or part of the Cash Consideration, up to $50 million of cash held by Southland or its subsidiaries may be distributed to the Southland Members, or to such other persons as instructed by the Southland Members, if either (1) there is not sufficient funds in the Trust Account to pay such amount in cash or (2) Southland elects, in its sole discretion, to make such dividend at or prior to the Closing. For the avoidance of doubt, Southland may elect, in its sole discretion, but shall not be obligated, to distribute any cash held by Southland or its subsidiaries to the Southland Members, or to such other persons as instructed by the Southland Members, up to a maximum of $50 million, if there is not sufficient funds in the Trust Account to pay the Merger Cash Consideration in cash. Any cash paid as a dividend on or prior to the Closing pursuant to such provision shall reduce the Merger Cash Consideration payable to the Southland Members at Closing by a like amount.

Related Agreements

Certain additional agreements were entered into concurrently with the execution of the Merger Agreement and certain additional agreements will be entered into in connection with the consummation of the Business Combination, which we refer to as the “Merger Agreement Related Agreements.” Merger Agreement Related Agreements include the Lock-Up Agreement, Support Agreement and A&R Registration Rights Agreement. For more information regarding each Merger Agreement Related Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Related Agreements.” Stockholders and other interested parties are urged to read such agreements in their entirety prior to voting on the proposals presented at the Annual Meeting.

Annual Meeting of Stockholders

The Annual Meeting will be held on _______, 2022, at 10:00 a.m. Eastern Time, via a virtual meeting. At the Annual Meeting, Legato II stockholders will be asked to approve the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal (if necessary). The virtual meeting may be accessed by using the following information:

Webcast URL:

US Toll Free:

International Toll:

Participant Passcode:

Voting Power; Record Date

The Legato II board of directors has fixed the close of business on _________, 2022 (“record date”) as the record date for determining the holders of Legato II Common Stock entitled to receive notice of and to vote at the Annual Meeting. As of the record date, there were 35,911,000 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each share of Legato II Common Stock entitles the holder to one vote at the Annual Meeting on each proposal to be considered at the Annual Meeting. As of the record date, the Legato II Insiders owned and were entitled to vote 7,933,000 shares of Legato II Common Stock, representing approximately 22.1% of the shares of Legato II Common Stock outstanding on that date. The Legato II Insiders have agreed to vote all shares of Legato II Common Stock held by them in favor of the Business Combination Proposal. Accordingly, in addition to the shares held by the Legato II Insiders, Legato II would need 10,022,501 shares, or approximately 36.3% of the 27,600,000 shares of Common Stock sold in the IPO, to be voted in favor of the Business Combination Proposal in order for it to be approved, assuming all outstanding shares are voted on such proposal and the shares of Legato II Common Stock held by EBC and its designees are not voted in favor of the Business Combination Proposal. If only a quorum of shares of Legato II Common Stock is present at the Annual Meeting, Legato II would need only approximately 1,044,751 shares, or approximately 3.8% of the Legato II Common Stock, to be voted in favor of the Business Combination Proposal in addition to the Legato II Insiders in order for it to be approved (provided that consummation of the Business Combination is conditioned upon, among other things approval of the Charter Proposals and Nasdaq Proposal and the requirement that Legato II have net tangible assets of at least $5,000,001 immediately prior to or upon consummation of the Business Combination). The Legato II Insiders have also indicated that they intend to vote their Legato II Common Stock in favor of all other proposals being presented by Legato II at the Annual Meeting. As of the record date, Southland did not beneficially hold any shares of Legato II Common Stock.

Quorum and Vote of Legato II Stockholders

A quorum of Legato II stockholders is necessary to hold a valid meeting. A quorum will be present at the Annual Meeting if a majority of the issued and outstanding shares of Legato II Common Stock on the record date that are entitled to vote at the Annual Meeting are represented by stockholders present at the Annual Meeting or by proxy. Abstentions will be counted towards the quorum requirement. Broker non-votes will not be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at Annual Meeting may adjourn the annual meeting to another date.

The proposals presented at the Annual Meeting will require the following votes:

●	Business Combination Proposal — The approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the Legato II Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote “against” the Business Combination Proposal because an abstention represents a share entitled to vote. Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Business Combination Proposal. The Business Combination will not be consummated if Legato II has less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Business Combination.

●	Charter Proposals — The approval of each of the Charter Proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Legato II Common Stock on the record date. Abstentions will have the same effect as a vote “against” the Charter Proposals. Each Charter Proposal is considered a non-routine proposal, and, accordingly, brokers are not entitled to vote on those proposals without receiving voting instructions, and broker non-votes will have the same effect as a vote “against” such proposals.

●	Director Election Proposal — The election of directors requires a plurality of the votes cast. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” will be elected as directors (even if they receive less than a majority of the votes cast). Consequently, because this is an uncontested election, any director nominee who receives at least one vote “FOR” will be elected as a director. Brokers are not entitled to vote on the Director Election Proposal absent voting instructions from the beneficial holder because the Director Election Proposal is considered “non-routine”. Consequently, broker non-votes will have no effect with respect to the Director Election Proposal.

●	Nasdaq Proposal — The approval of the Nasdaq Proposal will require the affirmative vote of the holders of a majority of the Legato II Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote “against” the Nasdaq Proposal because an abstention represents a share entitled to vote. Brokers are not entitled to vote on the Nasdaq Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Nasdaq Proposal.

●	Incentive Plan Proposal — The approval of the Incentive Plan Proposal will require the affirmative vote of the holders of a majority of the Legato II Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote “against” the Incentive Plan Proposal because an abstention represents a share entitled to vote. Brokers are not entitled to vote on the Incentive Plan Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Incentive Plan Proposal.

●	Adjournment Proposal — The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares of Legato II Common Stock present (which would include presence at a virtual meeting) or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote “against” the Adjournment Proposal because an abstention represents a share entitled to vote. Brokers are entitled to vote on the Adjournment Proposal absent voting instructions from the beneficial holder because the proposal is considered “routine”. Consequently, broker non-votes will have the same effect as a vote “against” the Adjournment Proposal.

Under the Merger Agreement, the approval of the Business Combination Proposal, each of the Charter Proposals and the Nasdaq Proposal is a condition to the consummation of the Business Combination. If any of these proposals is not approved and the applicable closing condition in the Merger Agreement is not waived, the remaining proposals will not be presented to stockholders for a vote. The Incentive Plan Proposal and Director Proposal are conditioned on the approval of the Business Combination Proposal, each Charter Proposal and the Nasdaq Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Redemption Rights

Pursuant to the Existing Charter, a holder of Public Shares may demand that Legato II redeem such shares for a pro rata portion of the Trust Account if the Business Combination is consummated; provided that Legato II may not consummate the Business Combination if it has less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Business Combination. Holders of Public Shares will be entitled to receive cash for these shares only if they deliver their shares to the Transfer Agent no later than two business days prior to the Annual Meeting. Holders of Public Shares do not need to affirmatively vote on the Business Combination Proposal or be a holder of such Public Shares as of the record date to exercise redemption rights. If the Business Combination are not consummated, these shares will not be redeemed for cash. If a holder of Public Shares properly demands redemption, delivers his, her or its shares to the Transfer Agent as described above, and the Business Combination are consummated, Legato II will redeem each Public Share for a full pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. It is anticipated that this would amount to approximately $__ per share. If a holder of Public Shares exercises its redemption rights, then it will be exchanging its shares of Legato II Common Stock for cash and will no longer own the shares. See the section of this proxy statement/prospectus entitled “Annual Meeting of Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your shares for cash.

Holders of the 14,385,500 currently outstanding Warrants will not have redemption rights with respect to such Warrants. However, holders of Public Shares will retain their Warrants even if they exercise redemption rights with respect to their Public Shares. Accordingly, they may sell their Warrants freely in the open market. As of the record date, the reported last sale price of the Warrants was $___ per Warrant, representing an aggregate value of the Warrants of $_______. However, Legato II cannot assure the holders of Warrants that they will be able to sell their Warrants in the open market as there may not be sufficient liquidity in such securities when warrant holders wish to sell their Warrants. Further, while the level of redemptions of Public Shares will not directly change the value of the Warrants because the Warrants will remain outstanding regardless of the level of redemptions, as redemptions of Public Shares increase, the holders of Warrants who exercise such Warrants will ultimately own a greater interest in New Southland because there would be fewer shares outstanding overall. See “Risk Factors — Future sales, or the perception of future sales, by New Southland or its stockholders in the public market following the Merger could cause the market price for New Southland Common Stock to decline.”

Recommendation of the Legato II Board of Directors

The Legato II board of directors has determined that the Business Combination, on the terms and conditions set forth in the Merger Agreement, is advisable and in the best interests of Legato II and its stockholders and has directed that the proposals set forth in this proxy statement/prospectus be submitted to its stockholders for approval at the Annual Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The Legato II board of directors recommends that Legato II’s stockholders vote “FOR” the Business Combination Proposal, “FOR” each of the Charter Proposals, “FOR” the election of each of the seven directors nominated in the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, if presented. See “Annual Meeting of Stockholders — Recommendation of the Legato II Board of Directors and Reasons for the Business Combination” beginning on page 60.

Legato II’s Directors and Executive Officers Have Financial Interests in the Business Combination

Certain of Legato II’s executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of Legato II’s stockholders. These interests may have influenced the decision of Legato II’s directors and officers to approve the Business Combination and to continue to pursue such Business Combination. In considering the recommendations of Legato II’s board of directors to vote for the Business Combination Proposal and other proposals, its stockholders should consider these interests. The members of the

Legato II board of directors were aware of and considered these interests, among other matters, when they approved the Merger Agreement and recommended that Legato II stockholders approve the proposals required to effect the Business Combination. These interests include:

●	If the Business Combination or another business combination is not consummated by the time period required by the Existing Charter (and not otherwise extended), Legato II will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 6,900,000 shares of Common Stock held by the Legato II Insiders prior to the date of this proxy statement/prospectus, which shares of Common Stock were acquired for an aggregate purchase price of $25,000 prior to the IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an estimated aggregate market value of $___ based upon the closing price of $___ per public share on Nasdaq on _________, 2022, the record date.

●	The Initial Stockholders purchased an aggregate of 1,033,000 Private Placement Units from Legato II for an aggregate purchase price of approximately $10.3 million (or $10.00 per Private Placement Unit) in a private placement simultaneously with the consummation of the IPO. A portion of the proceeds Legato II received from these purchases were placed in the Trust Account. Such Units had an estimated aggregate value of $___ based on the closing price of $___ per Legato II unit on Nasdaq on _________, 2022, the record date. The Private Placement Units will become worthless if Legato II does not consummate a business combination.

●	It is currently contemplated that Brian Pratt and Greg Monahan will be members of the board of directors of New Southland after the closing of the Merger (assuming that they are elected at the meeting). As such, in the future, each will receive any cash fees, stock options or stock awards that the board of directors of New Southland determines to pay its non-executive directors.

●	If Legato II is unable to complete a business combination within the required time period, Crescendo I will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Legato II for services rendered or contracted for or products sold to Legato II. If Legato II consummates a business combination, on the other hand, Legato II will be liable for all such claims.

●	The Legato II Insiders (or their affiliates) may make loans from time to time to Legato II to fund certain capital requirements. As of the date of this proxy statement/prospectus, the Legato II Insiders have loaned an aggregate of $___ to Legato II and additional loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Legato II outside of the trust account. As of __________, 2022, no such loans were outstanding.

●	Legato II’s officers and directors, and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Legato II’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Legato II fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Legato II may not be able to reimburse these expenses if the Merger or another business combination, are not completed by May 24, 2023. As of _________, 2022 there were no reimbursable expenses outstanding.

●	All rights specified in the Existing Charter and indemnification agreements relating to the right of officers and directors to be indemnified by Legato II, and of Legato II’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after a business combination. If a business combination is not approved and Legato II liquidates, Legato II will not be able to perform its obligations to its officers and directors under those provisions.

See “Proposal No. 1 — The Merger Agreement — Interests of Certain Persons in the Business Combination” beginning on page 67.

Ownership of New Southland

As of the date of this proxy statement/prospectus, there are 35,911,000 shares of Legato II Common Stock issued and outstanding. As of the date of this proxy statement/prospectus, there are an aggregate of 13,800,000 Public Warrants and 585,500 Private Placement Warrants outstanding. Each Warrant entitles the holder thereof to purchase one share of Common Stock beginning 30 days after closing of the Business Combination.

The following table illustrates varying beneficial ownership levels in New Southland immediately following the consummation of the Business Combination assuming the levels of redemptions by the public stockholders indicated:

	Share Ownership in New Southland(1)
	No Redemptions(2)		50% Redemptions(3)		Maximum Redemption Scenario(4)
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
Former Southland Members	33,793,103	48.5%	33,793,103	60.5%	33,793,103	80.3%
Legato II’s public shareholders	27,600,000	39.6%	13,800,000	24.7%	—	0%
Legato II’s Initial Stockholders, officers and directors and other advisors to Legato II	8,311,000	11.9%	8,311,000	14.8%	8,311,000	19.7%
Total	69,704,103	100%	55,904,103	100%	42,104,103	100%

(1)	Percentages may not sum to 100%. This is because SEC rules require that shares of New Southland Common Stock receivable upon exercise of 13,800,000 Public Warrants owned by Legato II’s public stockholders and 585,500 Private Placement Warrants held by Legato II’s Initial Stockholders, officers and directors, collectively, which will become exercisable 30 days after the closing of the Business Combination, be disclosed herein as beneficially owned by such group, but such shares of New Southland Common Stock are not counted in determining the total number of outstanding shares upon which the percentages stated in the table are calculated.
(2)	This scenario assumes that no Public Shares are redeemed.

(3)	This scenario assumes that 13,800,000 Public Shares are redeemed.
(4)	This scenario assumes that 27,600,000 Public Shares are redeemed.

Underwriting Fees as a Percentage of IPO Proceeds Net of Redemptions

The deferred commissions are payable to EBC if a business combination is consummated without regard to the number Public Shares redeemed by holders in connection with a business combination. The following table presents the deferred commissions as a percentage of the aggregate proceeds from the IPO net of redemptions for the No Redemption Scenario, 50% of Redemption Scenario, and the Maximum Redemption Scenario:

	No Redemption Scenario(1)	50% Redemption Scenario(2)	Maximum Redemption Scenario(3)
IPO deferred commissions	$9,660,000	$9,660,000	$9,660,000
IPO proceeds net of redemptions	$276,000,000	$138,000,000	$0
Underwriting fees as a % of IPO proceeds net of redemptions	3.5%	7.0%	N/A

(1)	This scenario assumes that no Public Shares are redeemed.

(2)	This scenario assumes that 13,800,000 Public Shares are redeemed.
(3)	This scenario assumes that all 27,600,000 Public Shares are redeemed.

Effect of Redemptions and Underwriting Fees on Book Value Per Share

	Southland Historical	Legato II Historical	Minimum Redemption(1)	50% Redemption(2)	Maximum Redemption(3)
June 30, 2022
Book value per diluted share	—	0.24	7.26	6.55	5.37
Impact of redemptions on book value per share			—	(0.67)	(1.34)
Impact of underwriter fee on book value per share			(0.14)	(0.19)	(0.23)

(1)	This scenario assumes no Public Shares are redeemed.
(2)	This scenario assumes that half of all Public Shares (13,800,000) are redeemed.
(3)	This scenario assumes all Public Shares (27,600,000) are redeemed.

Sensitivity Analysis

To illustrate all of the potential sources of dilution to existing Legato II stockholders, we have set forth in the table below scenarios that illustrate the potential sources of dilution arising out of the Business Combination:

	No Redemption(1)		50% of Maximum Redemption(2)		Maximum Redemption(3)
Legato II public shares	27,600,000	32.8%	13,800,000	19.6%	—	—
Legato II public warrants	13,800,000	16.4%	13,800,000	19.6%	13,800,000	24.4%
Legato II private warrants	585,500	0.7%	585,500	0.8%	585,500	1.1%
Legato II founders shares	6,900,000	8.2%	6,900,000	9.8%	6,900,000	12.2%
Legato II private placement shares	1,171,000	1.4%	1,171,000	1.7%	1,171,000	2.1%
Representative shares	240,000	0.3%	240,000	0.4%	240,000	0.4%
Former Southland Member shares	33,793,103	40.2%	33,793,103	48.1%	33,793,103	59.8%
Total	84,089,603	100.0%	70,289,603	100.0%	56,489,603	100.0%

(1)	This scenario assumes that no Public Shares are redeemed.
(2)	This scenario assumes that 13,800,000 Public Shares are redeemed.
(3)	This scenario assumes that 27,600,000 Public Shares are redeemed.

Organizational Structure

Following the Business Combination, Southland will be a wholly-owned subsidiary of New Southland and the Southland Members and the security holders of Legato II will all be security holders of New Southland.

Regulatory Approval Required for the Business Combination

Completion of the Business Combination is subject to expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Legato II and Southland agreed to use their reasonable best efforts to obtain all required regulatory approval and Southland agreed to request early termination of any waiting period under the HSR Act. On July 12, 2022, Legato II and Southland filed the required forms under the HSR Act with respect to the Business Combination with the U.S. Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice (“Antitrust Division”) and the applicable waiting period expired on August 11, 2022. The regulatory approval to which completion of the Merger is subject is described in more detail in the section of this proxy statement/prospectus entitled “Proposal No. 1 — The Business Combination Proposal — Regulatory Matters”.

Appraisal Rights

Legato II stockholders will not have appraisal rights in connection with the proposed Business Combination under the DGCL.

Listing

Legato II’s Units, Common Stock and Warrants are currently listed on Nasdaq under the symbols “LGTOU” “LGTO” and “LGTOW,” respectively. It is a condition of the consummation of the Business Combination that the New Southland Common Stock is approved for listing on Nasdaq (subject only to official notice of issuance thereof and round lot holder requirements), but there can be no assurance such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated, unless the listing condition set forth in the Merger Agreement is waived by the parties to the Merger Agreement.

Risk Factors and Risk Factor Summary

An investment in our securities involves a high degree of risk. In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the discussion of material risks discussed in this section. This summary of material risks should be read in conjunction with the “Risk Factors” section below and should not be relied upon as an exhaustive summary of the material risks facing our business and the proposed Business Combination. References in this section to the “Company,” “we,” “our,” or “us” refer to Southland, Legato II or New Southland as the context requires. The occurrence of one or more of the events or circumstances described in the section entitled “Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. Such material risks include, but are not limited to:

Risks Related to Southland’s Business and Industry

●	The COVID-19 pandemic has adversely impacted, and could continue to adversely impact, our business, financial condition and results of operations.

●	We may lose business to competitors through competitive bidding processes.

●	Our backlog is subject to unexpected adjustments and cancellations.

●	The loss of one or more customers could have an adverse effect on us.

●	The timing of new contract starts, including delays, cancellations and scope alterations, may result in unpredictable fluctuations in our business.

●	We are vulnerable to the cyclical nature of the markets we serve.

●	Demand for our services may increase or decrease during economic recessions or volatile economic cycles, and a reduction in demand in end markets may adversely affect our business.

●	Adverse credit and financial market conditions could impair our, our customers’ and our partners’ borrowing capacity, which could negatively affect us.

●	The nature of our contracts subjects us to risks associated with delays and cost overruns, which may not be recoverable and may result in reduced profits or losses that could have a material impact on us.

●	If we are unable to accurately estimate contract risks, revenue or costs, economic factors such as inflation, the timing of new awards or the pace of project execution, we may incur a loss or achieve lower than anticipated profit.

●	We may incur higher costs to lease, acquire and maintain equipment necessary for our operations.

●	We use certain commodity products that are subject to significant price fluctuations.

●	Supply chain interruptions, including availability of materials, products or equipment, may have a negative impact on our ability to complete projects.

●	Some of our contracts have penalties for late completion.

●	Weather can significantly affect our revenue and profitability.

●	Climate change and related environmental issues could have a material adverse impact on us.

●	If we are unable to attract and retain qualified managers and skilled employees, our operating costs may increase.

●	We depend on key personnel and we may not be able to operate and grow our business effectively if we lose the services of any of our key persons or are unable to attract qualified and skilled personnel in the future.

●	Our employees work on projects that are inherently dangerous and in locations where there are high security risks, and a failure to maintain a safe work site could result in significant losses.

●	We may incur liabilities or suffer negative financial or reputational impacts relating to health and safety matters.

●	We are dependent upon suppliers and subcontractors to complete many of our contracts.

●	Our participation in joint ventures exposes us to liability and/or harm to our reputation for failures by our partners.

●	Employee, agent or partner misconduct or our overall failure to comply with laws or regulations could impair our ability to compete for contracts.

●	Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

●	We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws.

●	During the ordinary course of our business, we may become subject to material lawsuits or indemnity claims.

●	Systems and information technology interruption and breaches in data security and/or privacy could adversely impact our ability to operate and negatively impact our results of operations.

●	Our inability to recover on contract modifications against project owners or subcontractors for payment or performance could negatively affect our business.

●	Our failure to adequately recover on affirmative claims brought by us against project owners or other project participants for additional contract costs could have a negative impact on our liquidity and future operations.

●	We may experience delays and defaults in customer payments, and we may pay our suppliers and subcontractors before receiving payment from our customers for the related services, which could result in a material adverse effect on our business.

●	In connection with acquisitions or divestitures, we may become subject to liabilities.

●	If we fail to integrate acquisitions successfully, we may experience operational challenges and risks, which may have an adverse effect on our business.

●	Our financial results are based upon estimates and assumptions that may differ from actual results.

●	Our reported results of operations could be adversely affected as a result of impairments of goodwill, other identifiable intangible assets or investments.

●	New Southland’s financial position may be impacted by the Merger.

●	Our accounting for revenue recognized over time could result in a reduction or elimination of previously reported revenue and profit.

●	Our indebtedness could lead to adverse consequences or adversely affect our financial position and prevent us from fulfilling our obligations under such indebtedness, and any refinancing of this debt could be at significantly higher interest rates.

●	Our bonding requirements may limit our ability to incur indebtedness, which could limit our ability to refinance our existing credit facilities or to execute our business plan.

●	We may be unable to win new contracts if we cannot provide customers with letters of credit or performance or other bonds.

●	It can be difficult and expensive to obtain the insurance we need for our business operations.

●	We have international operations that are subject to foreign economic and political uncertainties and risks. Unexpected and adverse changes in the foreign countries in which we operate could result in project disruptions, increased cost and potential losses.

●	Foreign currency risks could have an adverse impact on revenue, earnings and/or backlog.

●	We could be adversely impacted if we fail to comply with domestic and international import and export laws.

●	Compliance with and changes in tax laws could adversely affect our performance.

Risks Related to the Business Combination

●	If Legato II’s stockholders fail to properly demand redemption rights, they will not be entitled to redeem their Public Shares for a pro rata portion of the Trust Account.

●	Legato II’s current directors, executive officers, advisors and their affiliates own shares of Legato II Common Stock and Private Placement Units that will be worthless if the Business Combination are not approved. Such interests may have influenced their decision to approve the Business Combination.

●	Legato II’s current directors, executive officers, advisors and their affiliates stand to make a substantial profit on the shares of Legato II Common Stock that they own, even if the New Southland Common Stock subsequently declines in value or is unprofitable for public stockholders, and such interests may have influenced their decision to approve the Business Combination.

●	An entity affiliated with Legato II’s officers and directors has agreed to be liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced management’s decision to pursue the Business Combination and the Board’s decision to approve it.

●	Legato II’s directors may decide not to enforce the indemnification obligations of Crescendo I, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Legato II’s public stockholders.

●	The exercise of Legato II’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Legato II’s stockholders’ best interest.

●	If Legato II is unable to complete the Business Combination or another business combination by May 24, 2023 or such later date as may be approved by Legato II’s stockholders, Legato II will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Legato II and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders could be less than approximately $__ per share.

●	In the event that the proposed Business Combination is not approved, public stockholders who tendered their shares for redemption may be unable to sell their shares when they wish.

●	Legato II’s stockholders may be held liable for claims by third parties against Legato II to the extent of distributions received by them.

●	Actions taken by existing Legato II stockholders to increase the likelihood of approval of the Business Combination Proposal and other proposals could have a depressive effect on the Common Stock.

●	Legato II and Southland will incur significant transaction and transition costs in connection with the Business Combination, and New Southland will incur additional costs and obligations as a result of being a public operating company following the Business Combination.

●	The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

●	The Business Combination may be completed even if a majority of the Public Shares do not vote in favor of the Business Combination Proposal.

●	Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

●	Legato II is an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make the New Southland Common Stock less attractive to investors.

●	The Existing Charter provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with Legato II or its directors, officers, employees or stockholders.

●	If Legato II’s due diligence investigation of Southland was inadequate, then Legato II’s stockholders following the consummation of the Business Combination could lose some or all of their investment.

●	Because New Southland will become a public reporting company by means other than a traditional underwritten IPO, New Southland’s stockholders may face additional risks and uncertainties.

●	Unsolicited takeover proposals, governance change proposals, proxy contests and certain proposals/actions by activist investors may create additional risks and uncertainties with respect to our financial position, operations, strategies and management, and may adversely affect our ability to attract and retain key employees.

Additional Risks Relating to Ownership of New Southland Common Stock following the Business Combination

●	An established market for our securities may not develop following consummation of the Business Combination.

●	Nasdaq may delist New Southland’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject New Southland to additional trading restrictions.

●	Although publicly traded, the trading market in New Southland Common Stock may become substantially less liquid than the average trading market for a stock listed on the Nasdaq Stock Market following the consummation of the Business Combination, and this low trading volume may adversely affect the price of the New Southland Common Stock.

●	New Southland’s stock price may change significantly following the Business Combination and you could lose all or part of your investment as a result.

●	Future sales, or the perception of future sales, by New Southland or its stockholders in the public market following the Merger could cause the market price for New Southland Common Stock to decline.

●	If securities analysts do not publish research or reports about New Southland’s business or if they downgrade New Southland’s stock or New Southland’s sector, New Southland’s stock price and trading volume could decline.

●	A registration statement may not be in place when an investor desires to exercise Public Warrants, thus precluding such investor from being able to exercise its Public Warrants except on a cashless basis and potentially causing such Public Warrants to expire worthless.

●	The Public Warrants and Private Placement Warrants are being accounted for as liabilities and are being recorded at fair value upon issuance with changes in fair value each period reported in our earnings. The changes in value of the Public Warrants and Private Placement Warrants could have an adverse effect on the market price of the Legato II Common Stock prior to the Business Combination or the New Southland Common Stock following the Business Combination, and may have an adverse effect on our financial results and/or make it more difficult for us to consummate the Business Combination.

●	Our actual operating and financial results in any given period may differ from guidance we provide to the public, including our most recent public guidance.

●	We do not intend to pay dividends for the foreseeable future. As a result, you will be relying solely on the appreciation in value of our securities to achieve a return on your investment.

Tax Considerations

For a discussion of the material U.S. federal income tax considerations for holders of Public Shares, see the section entitled “U.S. Federal Income Tax Considerations.” You are urged to consult your tax advisor regarding the tax consequences of exercising your redemption rights.

Accounting Treatment

It is anticipated that the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, Legato II will be treated as the acquired company and Southland will be treated as the acquirer for financial reporting purposes.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information has been derived from the unaudited pro forma condensed combined balance sheet as of June 30, 2022, and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021, and the six months ended June 30, 2022, included in “Unaudited Pro Forma Condensed Combined Financial Information.”

The summary unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations, and the related notes. In addition, the unaudited condensed combined pro forma financial information was based on and should be read in conjunction with the historical financial statements of Southland and Legato II, including the related notes, which are included elsewhere in this proxy statement/prospectus.

As Legato II does not represent a business for accounting purposes and its primary asset represents cash and cash equivalents held in trust, the Merger will be accounted for as a reverse capitalization and Southland will be the acquiring entity for accounting purposes. The equity in Southland is being exchanged primarily for issuance of Legato II Common Stock. The net assets of Southland will be stated at historical cost, with no goodwill or other intangible assets recorded in relation to the Merger.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of Legato II Common Stock into cash:

●	Assuming No Redemptions: This presentation assumes that no existing holder of Legato II Common Stock exercised their redemption rights with respect to their Legato II Common Stock upon consummation of the Merger.

●	Assuming 50% Redemptions: This presentation assumes that 13,800,000 shares of Legato II Common Stock are redeemed for an aggregate payment of $140.2 million, based on an estimated redemption price of $10.16.

●	Assuming Maximum Redemption. This presentation assumes that 27,600,000 shares of Legato II Common Stock are redeemed for an aggregate payment of $280.5 million, based on an estimated redemption price of $10.16.

	Historical		Pro Forma Combined
(in thousands, except per unit or share amounts)	Southland	Legato II	No Redemption Scenario	50% Redemptions Scenario	Maximum Redemptions Scenario
Statement of Operation Data – For the Year ended December 31, 2021
Revenue, net	$1,279,186	—	$1,279,186	$1,279,186	$1,279,186
Total operating expenses	1,223,134	163	1,223,297	1,223,297	1,223,297
Income (loss) from operations	56,052	(163)	55,889	55,889	55,889
Net income (loss) attributable to common unitholders or shareholders	38,720	(139)	38,557	38,557	38,557
Diluted net earnings per share			$0.50	$0.61	$0.79

	Historical		Pro Forma Combined
(in thousands, except per unit or share amounts)	Southland	Legato II	No Redemption Scenario	50% Redemptions Scenario	Maximum Redemptions Scenario
Statement of Operation Data – For the Six Months ended June 30, 2022
Revenue, net	$531,502	$—	$531,502	$531,502	$531,502
Total operating expenses	516,623	750	517,373	517,373	517,373
Income (loss) from operations	14,879	(750)	14,129	14,129	14,129
Net income (loss) attributable to common unitholders or shareholders	5,805	(435)	4,991	4,991	4,991
Diluted net earnings per share			$0.07	$0.08	$0.10

	Historical		Pro Forma Combined
(in thousands	Southland	Legato II	No Redemption Scenario	50% Redemptions Scenario	Maximum Redemptions Scenario
Balance Sheet Data – As of June 30, 2022
Total current assets	$757,018	$824	$978,640	$838,411	$757,842
Total assets	1,026,574	281,282	1,248,196	1,107,967	1,027,398
Total current liabilities	421,042	120	421,162	421,162	430,822
Total liabilities	717,319	9,780	741,839	741,839	801,499
Southland common shareholder equity	273,521	—	—	—	—
Legato II Common Stock	—	280,295	—	—	—
Southland preferred shares	24,400	—	—	—	—
Total shareholders’ (deficit) equity	309,255	(8,793)	506,357	366,128	225,899

(1)	Prior to the Merger, Southland will convert the Southland preferred shares to debt. For purposes of this unaudited pro forma condensed combined financial information, this conversion will be presented as if it had occurred on June 30, 2022.

The following table sets forth the unaudited pro forma total shareholder equity, shares outstanding, and book value per share of Legato II as if the Merger were consummated on June 30, 2022.

	Pro Forma Combined
(in thousands, except per unit or share amounts)	No Redemption Scenario	50% Redemptions Scenario	Maximum Redemptions Scenario
As of June 30, 2022
Total shareholders’ (deficit) equity	$506,357	$366,128	$225,899
Outstanding shares classified as permanent equity	69,704	55,904	42,104
Book value per share	$7.26	$6.55	$5.37

UNAUDITED HISTORICAL COMPARATIVE AND

PRO FORMA COMBINED PER SHARE INFORMATION

The following table sets forth:

●	historical per share information of Southland for the year ended December 31, 2021, and for the six months ended June 30, 2022;

●	historical per share information of Legato II for the period from November 22, 2021 (inception) through December 31, 2022, and for the six months ended June 30, 2022; and

●	unaudited pro forma per share information for the combined company for the year ended June 30, 2022, after giving effect to the Merger.

●	Assuming No Redemptions. This presentation assumes that no existing holder of Legato II Common Stock exercised their redemption rights with respect to their Legato II Common Stock upon consummation of the Merger.

●	Assuming 50% Redemptions. This presentation assumes that 13,800,000 shares of Legato II Common Stock are redeemed for an aggregate payment of $140.2 million, based on an estimated redemption price of $10.16.

●	Assuming Maximum Redemption. This presentation assumes that 27,600,000 shares of Legato II Common Stock are redeemed for an aggregate payment of $280.5 million, based on an estimated redemption price of $10.16.

The pro forma book value information reflects the Merger as if it had occurred on June 30, 2022. Pro forma net (loss) earnings information reflects the Merger as if it had occurred on January 1, 2021.

This information is only a summary and should be read together with the selected historical financial information summaries included elsewhere in this proxy statement/prospectus, and the historical financial statements of Southland and Legato II and related notes that are included elsewhere in the proxy statement/prospectus. The unaudited pro forma combined per share information of Southland and Legato II is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined net earnings per share information below does not purport to represent the net earnings per share which would have occurred had the companies been combined during the periods presented, nor net earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Southland and Legato II would have been had the companies been combined during the periods presented.

The table below sets forth the calculation of the book value per share, as applicable, of Southland and Legato II as of June 30, 2022, and the pro forma book value per share for Legato II for the three redemption scenarios as if the Merger had occurred June 30, 2022.

	Historical		Pro Forma Combined
	Southland(1)	Legato II	No Redemption Scenario	50% Redemptions Scenario	Maximum Redemptions Scenario
Book value per share (1)		$7.56	$7.26	$6.55	$5.37
For the Year Ended December 31, 2021
Net (loss) earnings per share		(0.01)	$0.55	$0.69	$0.92
For the Six Months Ended June 30, 2022
Net (loss) earnings per share		(0.01)	$0.07	$0.09	$0.12

(1)	The structure of Southland’s historical common equity structure was in the form of membership percentages and no shares were issued. As no book value per share or net (loss) earnings per share can be presented, the unaudited pro forma book value per share and net (loss) earnings per share will be displayed historically for Legato II and the unaudited pro forma combined book value per share and net (loss) earnings per share will be calculated under each scenario presented using the number of shares to be outstanding at the time of the Merger, as presented elsewhere in this section.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of Legato II and Southland prior to the Business Combination, and New Southland following the consummation of the Business Combination. These statements are based on the reasonable beliefs and assumptions of the management of Legato II and Southland. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends” or similar expressions. Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about the ability of Legato II and Southland prior to the Business Combination, and New Southland following the Business Combination, to:

●	access, collect and use personal data about consumers;

●	execute its business strategy, including monetization of services provided and expansions in and into existing and new lines of business;

●	anticipate the impact of the COVID-19 pandemic and its effect on business and financial conditions;

●	manage risks associated with operational changes in response to the COVID-19 pandemic;

●	meet the closing conditions to the Merger, including approval by stockholders of Legato II on the expected terms and schedule;

●	realize the benefits expected from the proposed Business Combination;

●	anticipate the uncertainties inherent in the development of new business lines and business strategies;

●	retain and hire necessary employees;

●	increase brand awareness;

●	attract, train and retain effective officers, key employees or directors;

●	upgrade and maintain information technology systems;

●	acquire and protect intellectual property;

●	meet future liquidity requirements and comply with restrictive covenants related to long-term indebtedness;

●	effectively respond to general economic and business conditions;

●	maintain the listing on, or the delisting of Legato II’s or New Southland’s securities from, Nasdaq or an inability to have our securities listed on Nasdaq or another national securities exchange following the Business Combination;

●	obtain additional capital, including use of the debt market;

●	enhance future operating and financial results;

●	anticipate rapid technological changes;

●	comply with laws and regulations applicable to its business, including laws and regulations related to data privacy and insurance operations;

●	stay abreast of modified or new laws and regulations applying to its business;

●	anticipate the impact of, and respond to, new accounting standards;

●	anticipate the rise in interest rates which would increase the cost of capital;

●	anticipate the significance and timing of contractual obligations;

●	maintain key strategic relationships with partners and distributors;

●	respond to uncertainties associated with product and service development and market acceptance;

●	anticipate the ability of the renewable sector to develop to the size or at the rate it expects;

●	manage to finance operations on an economically viable basis;

●	anticipate the impact of new U.S. federal income tax law, including the impact on deferred tax assets;

●	successfully defend litigation; and

●	successfully deploy the proceeds from the Business Combination.

Forward-looking statements are not guarantees of performance and speak only as of the date hereof. While Legato II and Southland believe that these forward-looking statements are reasonable, there can be no assurance that New Southland will achieve or realize these plans, intentions or expectations. You should understand that the following important factors, in addition to those discussed under the headings “Risk Factors” and “Proposal No. 1 — The Business Combination Proposal “ and elsewhere in this proxy statement/prospectus, could affect the future results of Legato II and Southland prior to the Business Combination, and New Southland following the Business Combination, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this proxy statement/prospectus:

●	any delay in closing of the Business Combination;

●	risks related to disruption of management’s time from ongoing business operations due to the proposed transactions;

●	litigation, complaints, product liability claims and/or adverse publicity;

●	the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability;

●	increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements;

●	privacy and data protection laws, privacy or data breaches or the loss of data; and

●	the impact of the COVID-19 pandemic and its effect on business and financial conditions of Southland.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of Legato II and Southland prior to the Business Combination, and New Southland following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can Legato II or Southland assess the impact of all such risk factors on the business of Legato II and Southland prior to the Business Combination, and New Southland following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to Legato II or Southland or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. Legato II and Southland prior to the Business Combination, and New Southland following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements of belief and similar statements reflect the reasonable beliefs and opinions of Legato II or Southland, as applicable, on the relevant subject. These statements are based upon information available to Legato II or Southland, as applicable, as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that Legato II or Southland, as applicable, has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, involve risks and are subject to change based on various factors, including those discussed under the headings “Risk Factors,” “Proposal No. 1 — The Business Combination Proposal — Legato II’s Board of Directors’ Reasons for Approval of the Business Combination — Certain Forecasted Financial Information” and “Southland’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements” and “Proposal No. 1 — The Business Combination Proposal — Legato II’s Board of Directors’ Reasons for Approval of the Business Combination — Certain Forecasted Financial Information,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. References in this section to the “Company,” “we,” “our,” or “us” refer to Southland, Legato II or New Southland as the context requires.

Risks Relating to Southland’s Business and Industry

The COVID-19 pandemic has adversely impacted, and could continue to adversely impact, our business, financial condition and results of operations.

The COVID-19 pandemic has created volatility, uncertainty and economic disruption for the Company, our customers, subcontractors and suppliers and the markets in which we do business. The scope and impact of the COVID-19 pandemic continues to evolve, and new strains of the COVID-19 virus have emerged. As a result of the COVID-19 pandemic, we have experienced delays in certain bidding activities and also in legal proceedings and settlement discussions where we have claims against project owners or customers. Consequently, our ability to resolve and recover on these types of claims has been and may continue to be delayed, which may adversely affect our liquidity and financial results. It remains difficult to assess the full impact that the COVID-19 pandemic may have on our business, including the impact of actions that may continue to be taken in response to the pandemic and the impacts that the pandemic will have on our employees, our operating segments and practices, our customers, subcontractors and suppliers and the regions that we serve, or on our financial condition and results of operations as a whole. The full impact depends on many factors that remain uncertain and subject to ongoing volatility, or that are not yet identifiable, and in many cases are out of our control. The COVID-19 pandemic and the volatile economic conditions stemming from the pandemic, as well as reactions to future pandemics or resurgences of COVID-19, could also aggravate or heighten the risks posed by other risk factors that we have identified herein, which in turn could materially and adversely affect our business, financial condition and results of operations. There may be other adverse consequences to our business, financial condition and results of operations from the spread of COVID-19 that are not presently known or that have not yet become apparent. As a result, we cannot we provide any assurance that if the COVID-19 pandemic continues, it would not have a further adverse impact on our business, financial condition and results of operations.

We may lose business to competitors through competitive bidding processes.

We are engaged in highly competitive businesses in which most customer contracts are awarded through bidding processes based on price and the acceptance of certain risks, along with other factors. We compete with other general and specialty contractors, regional, national and international, as well as small local contractors. The strong competition in our markets requires maintaining skilled personnel and investing in technology and also puts pressure on profit margins. We do not obtain contracts from all of our bids and our inability to win bids at acceptable profit margins could adversely affect our business.

Our backlog is subject to unexpected adjustments and cancellations.

Our backlog generally consists of projects for which we have an executed contract or commitment with a customer and reflects our expected revenue from the contract or commitment, which is often subject to revision over time. We cannot guarantee that the revenue projected in our backlog will be realized or profitable or will not be subject to delay or suspension. Project cancellations, scope adjustments or deferrals or foreign currency fluctuations may occur with respect to contracts reflected in our backlog, which could reduce the dollar amount of our backlog and the revenue and profits that we actually earn or cause the rate at which we perform on our backlog to decrease. In addition, projects may remain in our backlog for an extended period of time. During periods of economic slowdown, the risk of projects being suspended, delayed or canceled generally increases. Finally, poor project or contract performance could also impact our backlog and profits. Such developments could have a material adverse effect on our business and our profits.

The loss of one or more customers could have an adverse effect on us.

A few customers, including the U.S. government, state and local governments and governmental agencies, comprise a significant portion of our revenue. Our customers may unilaterally reduce, fail to renew or terminate their contracts with us at any time. Some of our contracts may have “termination for convenience” provisions in them. The loss of business from a significant customer could have a material adverse effect on our business, financial position and results of operations.

The timing of new contract starts, including delays, cancellations and scope alternations, may result in unpredictable fluctuations in our business.

Substantial portions of our revenue are derived from project-based work that is awarded through a competitive bid process. It is generally very difficult to predict the timing and geographic distribution of the projects that we will be awarded. The selection of, timing of or failure to obtain projects, delays in award of projects, the re-bidding or termination of projects due to budget overruns, cancellations of projects or delays in completion of contracts could result in the under-utilization of our assets and reduce our cash flows. Even if we are awarded contracts, we face additional risks that could affect whether, or when, work will begin. For example, some of our contracts are subject to financing, permitting and other contingencies that may delay or result in termination of projects. We may have difficulty in matching workforce size and equipment location with contract needs. In some cases, we may be required to bear the cost of a ready workforce and equipment that is larger than necessary, resulting in unpredictability in our cash flow, expenses and profitability. If any expected contract award, or the related work release is delayed or not received, we could incur substantial costs without guaranteed receipt of any corresponding revenue. Finally, the winding down or completion of work on significant projects could reduce our revenue and earnings if these projects have not been replaced.

We are vulnerable to the cyclical nature of the markets we serve.

The demand for our services is dependent upon the existence of projects with construction needs. Our customers’ interest in approving new projects, budgets for capital expenditures and need for our services may be adversely affected by, among other things, poor economic conditions, including an economic recession, low oil prices, political uncertainties and currency devaluations. Customers may be selective in how they allocate and expend their capital, which could result in a reduction of the number of projects we may bid on and win. Many of the industries that we serve are vulnerable to general downturns, which in turn could materially and adversely affect the demand for our services.

Demand for our services may increase or decrease during economic recessions or volatile economic cycles, and a reduction in demand in end markets may adversely affect our business.

A substantial portion of our revenue and profit is generated from construction projects, the awarding of which we do not directly control. The engineering and construction industry has historically experienced cyclical fluctuations in financial results due to economic recessions, downturns in business cycles of our customers, material shortages, price increases by subcontractors, interest rate fluctuations and other economic factors beyond our control. When the general level of economic activity deteriorates, our customers may delay or cancel upgrades, expansions and/or maintenance and repairs to their systems. Many factors, including the financial condition of the industry, could adversely affect our customers and their willingness to fund capital expenditures in the future. Economic, regulatory and market conditions affecting our specific end markets may adversely impact the demand for our services, resulting in the delay, reduction or cancellation of certain projects and these conditions may continue to adversely affect us in the future. We are also dependent on the amount of work our customers outsource. In a slower economy, our customers may decide to outsource less infrastructure services, reducing demand for our services. In addition, consolidation, competition or capital constraints in the industries we serve may result in reduced spending by our customers.

Adverse credit and financial market conditions could impair our, our customers’ and our partners’ borrowing capacity, which could negatively affect us.

Our ability to generate cash is important for the funding of our operations, investing in ventures, the servicing of our indebtedness, paying dividends and making acquisitions. To the extent that existing cash balances and operating cash flow, together with borrowing capacity under our credit facilities, are insufficient to make investments or acquisitions or provide needed working capital, we may require additional financing from other sources. Our ability to obtain such additional financing will depend upon prevailing capital market conditions, including those arising due to events occurring in our industry, as well as conditions in our business and our operating results; and those factors may affect our efforts to negotiate terms that are acceptable to us. Furthermore, if global economic, industry, political or other market conditions adversely affect the financial institutions that provide credit to us, it is possible that our ability to establish or draw upon our credit facilities may be impacted. In addition, a downgrade in our credit rating could increase the cost of our borrowings or their refinancing, limit access to sources of financing or lead to other adverse consequences. If adequate funds are not available, or are not available on acceptable terms, we may be unable to make future investments, take advantage of acquisitions or other opportunities or respond to competitive challenges. In addition, adverse credit and financial market conditions also adversely affect our customers’ and our partners’ borrowing capacity, which could result in contract cancellations or suspensions, project award and execution delays, payment delays or defaults by our customers. These disruptions could materially impact our backlog and profits. If we extend a significant portion of credit to our customers or projects in a specific geographic region or industry, we may experience higher levels of collection risk or non-payment if those customers are impacted by factors specific to their geographic industry or region.

The nature of our contracts subjects us to risks associated with delays and cost overruns, which may not be recoverable and may result in reduced profits or losses that could have a material impact on us.

Because our projects are often technically complex, with multiple phases occurring over several years, we incur risks in our project execution activities. These risks could result in project delays, cost overruns or other problems and can include the following:

●	Incorrect assumptions related to productivity, scheduling estimates or future economic conditions, including with respect to the impacts of inflation contracts;

●	Unanticipated technical problems, including design or engineering issues;

●	Inaccurate representations of site conditions and unanticipated changes in the project execution plan;

●	Project modifications creating unanticipated costs or delays and failure to properly manage project modifications;

●	Inability to achieve guaranteed performance or quality standards with regard to engineering, construction or project management obligations;

●	Insufficient or inadequate project execution tools and systems needed to record, track, forecast and control cost and schedule;

●	Reliance on historical cost and/or execution data that is not representative of current or future economic and/or execution conditions;

●	Failure to accurately estimate the timing and cost of projects, including due to inflation, supply chain disruption, rising construction costs or unforeseen increases in the cost of labor;

●	Unanticipated increases in the cost of raw materials, components or equipment, including due to inflation or the imposition of import tariffs;

●	Failure to properly make judgments in accordance with applicable professional standards, including engineering standards;

●	Failure to properly assess and update appropriate risk mitigation strategies and measures;

●	Difficulties related to the performance of our customers, partners, subcontractors, suppliers or other third parties;

●	Delays or productivity issues caused by weather; and

●	Changes in local laws or difficulties or delays in obtaining permits, rights of way or approvals.

These and other risks may result in our failure to achieve contractual cost or schedule commitments, safety performance, overall customer satisfaction or other performance criteria. As a result, we may receive lower fees or lose our ability to earn incentive fees. In other cases, our fee will not change but we will have to continue to perform work without additional fees until the performance criteria is achieved. We may also be required to pay liquidated damages if we fail to complete a project on schedule. In addition, if we, or third parties working on our behalf or supplying equipment or material on our behalf, fail to meet guaranteed performance or quality standards, we may be held responsible under the guarantee or warranty provisions of our contract for cost impact to the customer, generally in the form of contractually agreed-upon liquidated damages or an obligation to re-perform work. To the extent these events occur, the total cost to the project (including any liquidated damages we become liable to pay) could be material and could, in some circumstances, equal or exceed the full value of the contract. In such events, our financial condition or results of operations could be materially and negatively impacted.

If we are unable to accurately estimate contract risks, revenue or costs, economic factors such as inflation, the timing of new awards or the pace of project execution, we may incur a loss or achieve lower than anticipated profit.

Accounting for contract-related revenue and costs requires management to make significant estimates and assumptions that may change substantially throughout the project lifecycle, which could result in a material impact to our consolidated financial statements. In addition, cost overruns, including unanticipated cost increases on fixed price contracts could result in lower profits or losses. Economic factors, including inflation, could also subject us to higher costs, which we may not be able to fully recover in future projects that we are bidding, and could also decrease profit on our existing contracts, in particular with respect to fixed price contracts. Changes in laws, policies or regulations, including tariffs and taxes, could impact the prices for materials or equipment. Further, our results of operations have historically fluctuated, and may continue to fluctuate, quarterly and annually depending on when new awards occur and the commencement and progress of work on projects already awarded.

We may incur higher costs to lease, acquire and maintain equipment necessary for our operations.

To the extent that we are unable to buy or lease equipment necessary for a project, either due to a lack of available funding or equipment shortages in the marketplace, we may be forced to rent equipment on a short-term basis, or to find alternative ways to perform the work without the benefit of equipment ideally suited for the job, which could increase the costs of completing the project. If market rates for rental equipment increase, our margins for the project may be reduced. In addition, our equipment requires continuous maintenance, which we generally provide through our own repair facilities. If we are unable to continue to maintain the equipment in our fleet, we may be forced to obtain additional third-party repair services at a higher cost or be unable to bid on contracts.

We use certain commodity products that are subject to significant price fluctuations.

We use certain commodity products that are subject to significant price fluctuations. We are exposed to various commodity price risks, including, but not limited to, diesel fuel, natural gas, propane, steel, cement and liquid asphalt arising from transactions that are entered into in the normal course of business. We use petroleum based products, such as fuels, lubricants and liquid asphalt, to power or lubricate our equipment, and as a significant ingredient in the asphaltic concrete we manufacture for sale to third parties and use in our asphalt paving construction projects. We also use steel and other commodities in our construction projects that can be subject to significant price fluctuations. In order to manage or reduce commodity price risk, we monitor the costs of these commodities at the time of bid and price them into our contracts accordingly. Additionally, some of our contracts may include commodity price escalation clauses that partially protect us from increasing prices. We may enter into supply agreements or pre-purchase commodities to secure pricing and may use financial contracts to further manage price risk. Significant price fluctuations could have a material adverse effect on financial position, results of operations, cash flows and liquidity

Supply chain interruptions, including availability of materials, products or equipment, may have a negative impact on our ability to complete projects.

Our ability to complete projects may be affected by supply chain disruptions. We source input materials, including raw materials, products and or equipment, from domestic suppliers and suppliers from other geographies. In some cases, the downstream effect of supply chain issues will be compounded by delays impacting our suppliers.

Some of our contracts have penalties for late completion.

In some instances, we guarantee that we will complete a project by a certain date. If we subsequently fail to complete the project as scheduled, we may be held responsible for costs resulting from the delay, generally in the form of contractually agreed-upon liquidated damages. To the extent these events occur, the total cost of the project could exceed our original estimate and we could experience reduced profits or a loss on the project, which could result in a material adverse impact to our financial position, results of operations, cash flows and liquidity.

Weather can significantly affect our revenue and profitability.

Our ability to perform work and meet customer schedules can be affected by weather conditions such as heat, wind, snow, ice and rain. Weather may affect our ability to work efficiently and can cause project delays and additional costs. Our ability to negotiate change orders for the impact of weather on a project could impact our profitability. In addition, the impact of weather can cause significant variability in our quarterly revenue and profitability.

Climate change and related environmental issues could have a material adverse impact on us.

Climate change related events, such as increased frequency and severity of storms, floods, wildfires, droughts, hurricanes, freezing conditions and other natural disasters, may have a long-term impact on our business, financial condition and results of operation. While we seek to mitigate our business risks associated with climate change, we recognize that there are inherent climate related risks regardless of where we conduct our businesses. For example, a catastrophic natural disaster could negatively impact any of our office locations and the locations of our customers, has the potential to disrupt our and our customers’ businesses and may cause us to experience work stoppages, supply chain disruptions, project delays, financial losses and additional costs to resume operations, including increased insurance costs or loss of cover, legal liability and reputational losses. Further, the risks caused by climate change span across the full spectrum of the industries we serve. The direct physical risks that climate change poses through chronic environmental changes, such as rising sea levels and temperatures, and acute events, such as hurricanes, droughts and wildfires, is common to each of these industries. Our customers could face increased costs to maintain their assets, which could result in reduced profitability and fewer resources for strategic investment. These types of physical risks could in turn lead to transitional risks (i.e., the degree to which society responds to the threat of climate change). For example, growing concerns about climate change may result in legislation, international protocols or treaties, regulation or other restrictions on greenhouse gas emissions or that otherwise seek to address climate change that could affect our customers, including those who (a) are involved in the exploration, production or refining of fossil fuels, (b) emit greenhouse gases through the combustion of fossil fuels or (c) emit greenhouse gases through the mining, manufacture, utilization or production of materials or goods. Such legislation or restrictions could increase the costs of projects for us and our customers or, in some cases, prevent a project from going forward, thereby potentially reducing the need for our services, which would in turn have a material adverse impact on us. We cannot predict when or whether any of these legislative proposals may become law or what effect will be on us and our customers.

If we are unable to attract and retain qualified managers and skilled employees, our operating costs may increase.

Our business is labor intensive and our ability to maintain our productivity and profitability may be limited by our ability to employ, train and retain skilled personnel necessary to meet our requirements. We may not be able to maintain an adequately skilled labor force necessary to operate efficiently and to support our growth strategy. We have from time-to-time experienced, and may in the future experience, shortages of certain types of qualified personnel. For example, periodically there are shortages of engineers, project managers, field supervisors and other skilled workers capable of working on and supervising construction projects, as well as providing engineering services. The supply of experienced engineers, project managers, field supervisors, journeyman linemen and other skilled workers may not be sufficient to meet current or expected demand. The beginning of new, large-scale infrastructure projects, or increased competition for workers currently available to us, could affect our business, even if we are not awarded such projects. Labor shortages and/or increased labor costs could impair our ability to maintain our business or grow our revenue. If we are unable to hire employees with the requisite skills, we may also be forced to incur significant training expenses.

We depend on key personnel and we may not be able to operate and grow our business effectively if we lose the services of any of our key persons or are unable to attract qualified and skilled personnel in the future.

We are dependent upon the efforts of our key personnel, and our ability to retain them and hire other qualified employees. The loss of our executive officers or other key personnel could affect our ability to run our business effectively. Competition for senior management is intense, and we may not be able to retain our personnel. The loss of any key person requires the remaining key personnel to divert immediate and substantial attention to seeking a replacement, as well as to performing the departed person’s responsibilities until a replacement is found. In addition, as some of our key persons approach retirement age, we need to provide for smooth transitions. If we fail to find a suitable replacement for any departing executive or senior officer on a timely basis, such departure could adversely affect our ability to operate and grow our business.

Our employees work on projects that are inherently dangerous and in locations where there are high security risks, and a failure to maintain a safe work site could result in significant losses.

We often work on complex projects, frequently in geographically remote or high-risk locations that are subject to political, social or economic risks or civil unrest. In those locations where we have employees or operations, we may expend significant efforts and incur substantial security costs to maintain safety. In addition, our project sites can place our employees and others near large equipment, dangerous processes or substances or highly regulated materials and in challenging environments. Safety is a primary focus of our business and is critical to our reputation and performance. Many of our customers require that we meet certain safety criteria to be eligible to bid on contracts, and some of our contract fees or profits are subject to satisfying safety criteria. Unsafe work conditions also have the potential of increasing employee turnover, increasing project costs and raising our operating costs. If we fail to implement appropriate safety procedures and/or if our procedures fail, our employees or others may suffer injuries or loss of life, the completion of a project could be delayed and we could experience investigations or litigation. Although we have a safety function to implement effective health, safety and environmental procedures throughout our company, the failure to comply with such procedures, customer contracts or applicable regulations could subject us to losses and liability. Despite these activities we cannot guarantee the safety of our personnel, nor can we guarantee our work, equipment or supplies will be free from damage.

We may incur liabilities or suffer negative financial or reputational impacts relating to health and safety matters.

Our operations are subject to extensive laws and regulations relating to the maintenance of safe conditions in the workplace. While we have invested, and will continue to invest, substantial resources in our environmental, health and safety programs, our industry involves a high degree of operational risk and there can be no assurance that we will avoid significant liability exposure. Serious accidents, including fatalities, may subject us to substantial penalties, civil litigation or criminal prosecution. Claims for damages to persons, including claims for bodily injury or loss of life, could result in substantial costs and liabilities, which could materially and adversely affect our financial condition, results of operations or cash flows. In addition, if our safety record were to substantially deteriorate over time or we were to suffer substantial penalties or criminal prosecution for violation of health and safety regulations, our customers could cancel our contracts and not award us future business.

We are dependent upon suppliers and subcontractors to complete many of our contracts.

Some of the work performed under our contracts is performed by third-party subcontractors. We also rely on third-party suppliers to provide certain equipment and materials used for projects. If we are unable to hire qualified subcontractors or find qualified suppliers, our ability to successfully or timely complete a project could be impaired. If the amount we are required to pay for subcontractors or equipment and supplies exceeds what we have estimated, we may suffer losses on these contracts. If a supplier or subcontractor fails to provide supplies, technology, equipment or services as required under a contract to us, our joint venture partner, our customer or any other party involved in the project, or provides supplies, technology, equipment or services that are not an acceptable quality, we may be required to source those supplies, technology, equipment or services on a delayed basis or at a higher price than anticipated, which could impact our profitability. In addition, faulty workmanship, equipment or materials could impact the project, resulting in claims against us for failure to meet required project specifications. These risks may be intensified during an economic downturn if these suppliers or subcontractors experience financial difficulties or find it difficult to obtain sufficient financing to fund their operations or access to bonding and are not able to provide the services or supplies necessary for our business. In addition, in instances where we rely on a limited number of suppliers or subcontractors, there may be no available replacement technology, equipment, materials or services on a timely basis or at the costs we had anticipated. A failure by a third-party subcontractor or supplier to comply with applicable laws, rules or regulations could negatively impact our business and reputation and could result in fines, penalties or suspension.

Our participation in joint ventures exposes us to liability and/or harm to our reputation for failures by our partners.

As part of our business, we enter into joint venture arrangements, typically to jointly bid on and execute particular projects, thereby reducing our risk profile while enhancing execution capabilities and increasing surety bonding capacity. Success on these joint projects depends in large part on whether our joint venture partners satisfy their contractual obligations. Generally, we and our joint venture partners are jointly and severally liable for all liabilities and obligations of our joint ventures. If a joint venture partner fails to perform or is financially unable to bear its portion of required capital contributions or other obligations, including liabilities stemming from lawsuits, we could be required to make additional investments, provide additional services or pay more than our proportionate share of a liability to make up for our partner’s shortfall. Further, if we are unable to adequately address our partner’s performance issues, the customer may terminate the project, which could result in legal liability to us, harm our reputation, reduce our profit on a project or result in a loss.

Employee, agent or partner misconduct or our overall failure to comply with laws or regulations could impair our ability to compete for contracts.

Misconduct, fraud, non-compliance with applicable laws and regulations or other improper activities by one of our employees, agents or partners could have a significant negative impact on our business and reputation. Such misconduct could include the failure to comply with anti-corruption, export control and environmental regulations, federal procurement regulations, regulations regarding the pricing of labor and other costs in government contracts, regulations regarding the protection of sensitive government information, regulations on lobbying or similar activities, regulations pertaining to internal control over financial reporting and various other applicable laws or regulations. The precautions we take to prevent and detect fraud, misconduct or failures to comply with applicable laws and regulations may not be effective, and we could face unknown risks or losses. Failure to comply with applicable laws or regulations or acts of fraud or misconduct could subject us to fines and penalties, loss of security clearance and suspension or debarment from contracting with government agencies, which could weaken our ability to win contracts and have a material adverse impact on our revenues and profits.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could result in fines, injunctive relief or similar remedies which could be costly to us or limit our ability to operate.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws.

The U.S. Foreign Corrupt Practices Act and similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to officials or others for the purpose of obtaining or retaining business. While our policies mandate compliance with these anti-bribery laws, we operate in many parts of the world that have experienced corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. We train our personnel concerning anti-bribery laws and issues, and we also inform our partners, subcontractors, suppliers, agents and others who work for us or on our behalf that they must comply with anti-bribery law requirements. We also have procedures and controls in place to monitor compliance. However, there is no assurance that our internal controls will always protect us from the possible reckless or criminal acts committed by our employees or agents. If we are found to be liable for anti-bribery law violations (either due to our own acts or our inadvertence, or due to the acts or inadvertence of others including our partners, agents, subcontractors or suppliers), we could suffer from criminal or civil penalties or other sanctions, including contract cancellations or debarment, and damaged reputation, any of which could have a material adverse effect on our business. Litigation or investigations relating to alleged or suspected violations of anti-bribery laws, even if ultimately such litigation or investigations demonstrate that we did not violate anti-bribery laws, could be costly and could distract management.

During the ordinary course of our business, we may become subject to material lawsuits or indemnity claims.

We have in the past been, and may in the future be, named as a defendant in lawsuits, claims and other legal proceedings during the ordinary course of our business. These actions may seek, among other things, compensation for alleged personal injury, workers’ compensation, employment discrimination, breach of contract, cyber-security and related incidents, property damage, punitive damages and civil penalties or other losses or injunctive or declaratory relief. In addition, we generally indemnify our customers for claims related to the services we provide and actions we take under our contracts with them, and, in some instances, we may be allocated risk through our contract terms for actions by our customers or other third parties. Because our services in certain instances may be integral to the operation and performance of our customers’ infrastructure, we may become subject to lawsuits or claims for any failure of the systems on which we work, even if our services are not the cause of such failures, and we could be subject to civil and criminal liabilities to the extent that our services contributed to any property damage, personal injury or system failure. The outcome of any of these lawsuits, claims or legal proceedings could result in significant costs and diversion of management’s attention from the business. Payments of significant amounts, even if reserved, could adversely affect our reputation, our cash flows and our business.

Systems and information technology interruption and breaches in data security and/or privacy could adversely impact our ability to operate and negatively impact our results of operations.

We rely on computer, information and communication technology and other related systems, some of which are hosted by third party providers, for various business processes and activities, including project management, accounting, financial reporting and business development. These systems have been and may, in the future, be subject to interruptions or damage by a variety of factors including, but not limited to, cyber-attacks, natural disasters, power loss, telecommunications failures, acts of war, computer viruses, email phishing, corporate espionage, obsolescence and physical damage. Such interruptions can result in a loss of critical data, a delay in operations, damage to our reputation or an unintentional disclosure of customer confidential or personally identifiable information, any of which could have a material adverse impact on us and our operating results. Cybersecurity risks include potential attacks on both our information technology infrastructure and those of third parties (both on premises and in the cloud) attempting to gain unauthorized access to our confidential or other proprietary information, classified information or information relating to our employees, customers and other third parties. We dedicate considerable attention and resources to the safeguarding of our information technology systems. Nevertheless, due to the evolving nature, persistence, sophistication and volume of cyber-attacks, we may not be successful in defending our systems against all such attacks. Consequently, we have employed, and may need to continue to employ, significant resources to remediate the impact of, or further mitigate the risk of, such an attack. Any successful cyber-attack can result in the criminal, or otherwise illegitimate use of, confidential data, including our data or third-party data for which we have the responsibility for safekeeping. Additionally, such an attack could have a material adverse impact on our operations, reputation and financial results. In addition, various privacy and security laws and regulations requiring us to protect sensitive and confidential information from disclosure continue to evolve and pose increasingly complex compliance challenges. Compliance with evolving data privacy laws and regulations may cause us to incur additional costs, and any violation could result in damage to our reputation and/or subject us to fines, payment of damages, lawsuits and restrictions on our use of data, which could have a material adverse impact on our results of operations.

Our inability to recover on contract modifications against project owners or subcontractors for payment or performance could negatively affect our business.

We periodically present contract modifications to our customers and subcontractors for changes in contract specifications or requirements. We consider unapproved change orders to be contract modifications for which customers have not agreed to both scope and price. We consider claims to be contract modifications for which we seek, or will seek, to collect from customers, or others, for customer-caused changes in contract specifications or design or other customer-related causes of unanticipated additional contract costs on which there is no agreement with customers. Claims can also be caused by non-customer-caused changes, such as rain or other weather delays. In some cases, settlement of contract modifications may not occur until after completion of work under the contract. A failure to promptly document and negotiate a recovery for contract modifications could have a negative impact on our cash flows, and an overall inability to recover contract modifications could have a negative impact on our financial condition, results of operations and cash flows.

Our failure to adequately recover on affirmative claims brought by us against project owners or other project participants for additional contract costs could have a negative impact on our liquidity and future operations.

In certain circumstances, we assert affirmative claims to which we believe the Company is entitled against project owners, engineers, consultants, subcontractors or others involved in a project for additional costs exceeding the contract price or for amounts not included in the original contract price. These types of affirmative claims occur due to matters such as, but not limited to, delays or changes from the initial project scope, or differing site conditions, incomplete or inaccurate plans and drawings, which may result in additional costs. Often, these affirmative claims can be the subject of lengthy arbitration or litigation proceedings, and it is difficult to accurately predict when and on what terms they will be fully resolved. The potential gross profit impact of recoveries for affirmative claims may be material in future periods when they, or a portion of them, become probable and estimable or are settled. When these types of events occur, we use working capital to cover cost overruns pending the resolution of the relevant affirmative claims and may incur additional costs when pursuing such potential recoveries. A failure to recover on these types of affirmative claims promptly and fully could have a negative impact on our financial position, results of operations, cash flows and liquidity. In addition, while customers and subcontractors may be obligated to indemnify us against certain liabilities, such third parties may refuse or be unable to pay us.

We may experience delays and defaults in customer payments, and we may pay our suppliers and subcontractors before receiving payment from our customers for the related services, which could result in a material adverse effect on our business.

We use subcontractors and material suppliers for portions of certain work, and our customers pay us for those related services. If we pay our suppliers and subcontractors for materials purchased and work performed for customers who fail to pay us, or such customers delay paying us for the related work or materials, we could experience a material adverse effect on our business and financial performance. In addition, if customers fail to pay us for work we perform, we could experience a material adverse effect on our business and profitability.

In connection with acquisitions or divestitures, we may become subject to liabilities.

In connection with any acquisitions, we may acquire liabilities or defects such as legal claims, including but not limited to third party liability and other tort claims, claims for breach of contract, employment-related claims, environmental liabilities, conditions or damage, permitting, regulatory or other compliance with law issues or tax liabilities. If we acquire any of these liabilities and they are not adequately covered by insurance or an enforceable indemnity or similar agreement from a creditworthy counterparty, we may be responsible for significant out-of-pocket expenditures. In connection with any divestitures, we may incur liabilities for breaches of representations and warranties or failure to comply with operating covenants under any agreement for a divestiture. We may also retain exposure on financial or performance guarantees, contractual, employment, pension and severance obligations or other liabilities of the divested business and potential liabilities that may arise under law because of the disposition or the subsequent failure of an acquiror. As a result, performance by the divested businesses or other conditions outside of our control could have a material adverse effect on our business, financial condition and results of operations. In addition, we may indemnify a counterparty in a divestiture for certain liabilities of the divested business or operations subject to the divestiture transaction. These liabilities, if they materialize, could have a material adverse effect on our business, financial condition and results of operations.

If we fail to integrate acquisitions successfully, we may experience operational challenges and risks, which may have an adverse effect on our business.

As part of our business strategy, we may acquire companies that expand, complement or diversify our business. Acquisitions may expose us to operational challenges and risks, including, among others:

●	The diversion of management’s attention from the day-to-day operations of the company;

●	Managing a significantly larger company than before completion of an acquisition;

●	The assimilation of new employees and the integration of business cultures;

●	Training and facilitating our internal control processes within the acquired organization;

●	Retaining key personnel;

●	The integration of information, accounting, finance, sales, billing, payroll and regulatory compliance systems;

●	Challenges in keeping existing customers and obtaining new customers;

●	Challenges in combining service offerings and sales and marketing activities;

●	The assumption of unknown liabilities of the acquired business for which there are inadequate reserves;

●	The potential impairment of acquired goodwill and intangible assets; and

●	The inability to enforce covenants not to compete.

Failure to effectively manage the integration process could adversely impact our business, financial condition, results of operations and cash flows.

Our financial results are based upon estimates and assumptions that may differ from actual results.

In preparing our consolidated financial statements in conformity with generally accepted accounting principles, many estimates and assumptions are used in determining the reported revenue, costs and expenses recognized during the periods presented and disclosures of contingent assets and liabilities known to exist as of the date of the financial statements. These estimates and assumptions must be made because certain information that is used in the preparation of our financial statements cannot be calculated with a high degree of precision from data available, is dependent on future events or is not capable of being readily calculated based on generally accepted accounting principles. Often times, these estimates are particularly difficult to determine, and we must exercise significant judgment. Estimates may be used in our assessments of the allowance for doubtful accounts, useful lives of property and equipment, fair value assumptions in analyzing goodwill and long-lived asset impairments, self-insured claims liabilities, accounting for revenue recognized over time and provisions for income taxes. Actual results could differ materially from the estimates and assumptions that we use.

Our reported results of operations could be adversely affected as a result of impairments of goodwill, other identifiable intangible assets or investments.

When we acquire a business, we record an asset called “goodwill” for the excess amount we pay for the business over the net fair value of the tangible and identifiable intangible assets of the business we acquire. Under current accounting rules, goodwill and other identifiable intangible assets that have indefinite useful lives cannot be amortized, but instead must be tested at least annually for impairment, while identifiable intangible assets that have finite useful lives are amortized over their useful lives. Significant judgment is required in completing these tests. Any impairment of the goodwill or identifiable intangible assets recorded in connection with could negatively impact our results of operations. In addition, we may enter into various types of investment arrangements, such as an equity interest we hold in a business entity. Equity investments are reviewed for impairment by assessing whether any decline in the fair value of the investment below its carrying value is other than temporary. In making this determination, factors such as the ability to recover the carrying amount of the investment and the inability of the investee to sustain future earnings capacity are evaluated in determining whether an impairment should be recognized.

New Southland’s financial position may be impacted by the Merger.

New Southland’s financial position may be negatively impacted by the Merger. As outlined in the “Unaudited Pro Forma Condensed Combined Financial Statements” section, New Southland’s balance sheet may have certain additional assets and liabilities as a result of the Merger. The actual amounts of certain assets or liabilities are unknown prior to the Merger. The amount of current Legato II shareholders who choose to redeem their Public Shares for cash may also negatively impact the financial position of New Southland and may negatively impact New Southland’s ability to satisfy future obligations.

Our accounting for revenue recognized over time could result in a reduction or elimination of previously reported revenue and profit.

For contracts where scope is adequately defined, and therefore we can reasonably estimate total contract value, we recognize revenue over time as work is completed. Accounting for long-term contracts involves the use of various techniques to estimate total transaction price and costs. For long-term contracts, transaction price, estimated cost at completion and total costs incurred to date are used to calculate revenue earned. Unforeseen events and circumstances can alter the estimate of the costs and potential profit associated with a particular contract. Total estimated costs, and thus contract revenue and income, can be impacted by changes in productivity, scheduling, the unit cost of labor, subcontracts, materials and equipment. Additionally, external factors such as weather, customer needs, customer delays in providing permits and approvals, labor availability, governmental regulation and politics may affect the progress of a project’s completion, and thus the timing of revenue recognition. Actual results could differ from estimated amounts and could result in a reduction or elimination of previously recognized earnings. It is possible that such adjustments could be significant and could have an adverse effect on our business.

Our indebtedness could lead to adverse consequences or adversely affect our financial position and prevent us from fulfilling our obligations under such indebtedness, and any refinancing of this debt could be at significantly higher interest rates.

Our indebtedness could have important consequences, including but not limited to:

●	Increasing our vulnerability to general adverse economic and industry conditions;

●	Requiring us to dedicate a substantial portion of our cash flow from operations to servicing our debt, thereby reducing the availability of cash to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes; and

●	Limiting our flexibility in planning for, or reacting to, challenges and opportunities, and changes in our businesses and the markets in which we operate.

Our ability to service our debt will depend on our future operating performance and financial results, which may be subject to factors beyond our control, including general economic, financial and business conditions. If we do not have sufficient cash flow to service our debt, we may need to refinance all or part of our existing debt, borrow more money or sell securities or assets, some or all of which may not be available to us at acceptable terms or at all. In addition, we may need to incur additional debt in the future in the ordinary course of business. Our current debt and any future additional debt we may incur may impose significant operating and financial restrictions on us. A breach of any of these restrictions could result in a default. If a default occurs, the relevant lenders could elect to accelerate payments due. If our operating performance declines, or if we are unable to comply with any restrictions, we may need to obtain amendments to our credit agreements or waivers from the lenders to avoid default. These factors could have a material adverse effect on us.

Our bonding requirements may limit our ability to incur indebtedness, which could limit our ability to refinance our existing credit facilities or to execute our business plan.

Our ability to obtain surety bonds depends upon various factors including our capitalization, working capital, tangible net worth and amount of our indebtedness. In order to obtain required bonds, we may be limited in our ability to incur additional indebtedness that may be needed to refinance our existing credit facilities upon maturity, to complete acquisitions and to otherwise execute our business plans.

We may be unable to win new contracts if we cannot provide customers with letters of credit or performance or other bonds.

For many of our customers, surety bonds provide an adequate form of security, but for some customers security in the form of a letter of credit may be required. Failure to provide either a bond or a letter of credit when required by a customer may result in our inability to compete for, win or retain a project.

It can be difficult and expensive to obtain the insurance we need for our business operations.

We maintain insurance both as a risk management strategy and to satisfy the requirements of many of our contracts. Although we have been generally able to cover our insurance needs, there can be no assurances that we can secure all necessary or appropriate insurance in the future or that such insurance can be economically secured. For example, catastrophic events can result in decreased coverage limits, more limited coverage or increased premium costs or deductibles. We also monitor the financial health of our insurance. If any of our third party insurers fail, abruptly cancel our coverage or otherwise cannot satisfy their obligations to us, then our overall risk exposure and operational expenses could increase and our business operations could be interrupted.

We have international operations that are subject to foreign economic and political uncertainties and risks. Unexpected and adverse changes in the foreign countries in which we operate could result in project disruptions, increased cost and potential losses.

Our business is subject to international economic and political conditions that may change for reasons that are beyond our control. Operating in the international marketplace exposes us to a number of risks including:

●	Abrupt changes in government policies, laws, treaties (including those impacting trade), regulations or leadership;

●	Embargoes or other trade restrictions, including sanctions;

●	Restrictions on currency movement;

●	Tax or tariff changes and withholding requirements;

●	Currency exchange rate fluctuations;

●	Changes in labor conditions and difficulties in staffing and managing international operations, including logistical and communication challenges;

●	U.S. government trade or other policy changes in relation to the foreign countries in which we operate;

●	Other regional, social, political and economic instability, including recessions and other economic crises;

●	Natural disasters and public health crises, including pandemics;

●	Expropriation and nationalization of our assets;

●	International hostilities; and

●	Unrest, civil strife, acts of war, terrorism and insurrection.

Our level of exposure to these risks may vary with each project, depending on the location of the project and its stage of completion. To the extent that our international business is affected by unexpected and adverse foreign economic and political conditions and risks, we may experience project disruptions and losses.

Foreign currency risks could have an adverse impact on revenue, earnings and/or backlog.

Our contracts may subject us to foreign currency risk, particularly when project revenue is denominated in a currency different than the expected costs. A project may be denominated in different currencies at various points in time as a project progresses. We may attempt to minimize our exposure to foreign currency risk by obtaining contract provisions that protect us from foreign currency fluctuations and/or by implementing hedging strategies utilizing derivatives. However, these actions may not always eliminate all foreign currency risk, and as a result, our profitability could be affected. In addition, the U.S. dollar value of our backlog may from time to time increase or decrease significantly due to foreign currency volatility. We may also be exposed to limitations on our ability to reinvest earnings from operations in one country to fund our operations in other countries.

We could be adversely impacted if we fail to comply with domestic and international import and export laws.

Our international operations require importing and exporting goods and technology across international borders on a regular basis. Our policies mandate strict compliance with U.S. and foreign international trade laws. To the extent we export technical services, data and products outside of the U.S., we are subject to laws and regulations governing international trade and exports. A failure to comply with these laws and regulations could result in civil or criminal sanctions, including the imposition of fines, the denial of export privileges and suspension or debarment from participation in U.S. government contracts.

Compliance with and changes in tax laws could adversely affect our performance.

We are subject to extensive tax liabilities imposed by multiple jurisdictions, including federal, state, local and international jurisdictions. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted or proposed and could result in a different tax rate on our earnings, which could have a material impact on our earnings and cash flow from operations. In addition, significant judgment is required in determining our provision for income taxes. In the ordinary course of our business, there are some transactions and calculations where the ultimate tax determination is uncertain. We are regularly subject to audits by tax authorities, and our tax estimates and tax positions could be materially affected by many factors, including the final outcome of tax audits and related litigation, the introduction of new tax accounting standards, legislation, regulations and related interpretations, our mix of earnings, the realizability of deferred tax assets and changes in uncertain tax positions. A significant increase in our tax rate could have a material adverse effect on our profitability and liquidity.

Risks Relating to the Business Combination

If Legato II’s stockholders fail to properly demand redemption rights, they will not be entitled to redeem their Public Shares for a pro rata portion of the Trust Account.

Legato II stockholders holding Public Shares may redeem their shares for a pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. To demand redemption rights, Legato II stockholders must deliver their shares (either physically or electronically using the DWAC System) to Legato II’s Transfer Agent no later than two business days prior to the Annual Meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Legato II’s Transfer Agent will need to act to facilitate this request. It is Legato II’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Legato II does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. While Legato II has been advised that it takes a short time to deliver shares through the DWAC System, it cannot assure you of this fact. Accordingly, if it takes longer than Legato II anticipates for stockholders to deliver their shares, stockholders who wish to redeem their Public Shares may be unable to meet the deadline for exercising their redemption rights. Any Legato II stockholder who fails to properly demand redemption rights by delivering his, her or its Public Shares will not be entitled to redeem his, her or its shares for a pro rata portion of the Trust Account. See the section of this proxy statement/prospectus entitled “Annual Meeting of Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

Certain of Legato II’s executive officers and directors are expected to continue to serve in such capacities with New Southland following consummation of the Business Combination.

Brian Pratt and Gregory Monahan are each expected to be a director of New Southland upon consummation of the Business Combination. As a result, these individuals may have had financial incentives to enter into the Business Combination with Southland, including the ability to receive cash fees, stock options or stock awards that the New Southland board of directors may determine to pay to its non-executive directors following the closing of the Business Combination.

Legato II’s current directors, executive officers, advisors and their affiliates own shares of Legato II Common Stock and Private Placement Units that will be worthless if the Business Combination are not approved. Such interests may have influenced their decision to approve the Business Combination.

Legato II’s officers, directors, advisors and/or their affiliates beneficially own shares of Legato II Common Stock and Private Placement Units that they purchased prior to, or simultaneously with, the IPO. Legato II’s executive officers, directors and their affiliates have no redemption rights with respect to their Legato II Common Stock and their Private Placement Warrants will expire worthless in the event the Business Combination or a business combination with another target(s) is not effected in the required time period. These financial interests may have influenced the decision of Legato II’s directors and officers to approve the Business Combination and to continue to pursue such Business Combination. In considering the recommendations of Legato II’s board of directors to vote for the Business Combination Proposal and other proposals, its stockholders should consider these interests. See the section of this proxy statement/prospectus entitled “Proposal No. 1 — The Merger Agreement — Interests of Certain Persons in the Business Combination.”

Legato II’s current directors, executive officers, advisors and their affiliates stand to make a substantial profit on the shares of Legato II Common Stock that they own, even if the New Southland Common Stock subsequently declines in value or is unprofitable for public stockholders, and such interests may have influenced their decision to approve the Business Combination.

Legato II’s Initial Stockholders, including but not limited to Legato II’s current directors, executive officers, advisors and their affiliates paid an aggregate of $25,000 for their 5,750,000 initial shares of Legato II Common Stock, or about $0.003 per share. As a result of the low acquisition cost of such shares, the directors and officers could make a substantial profit even if the New Southland Common Stock subsequently declines in value or is unprofitable for public stockholders after the Business Combination. Such interests may have influenced their decision to approve the Business Combination.

An entity affiliated with Legato II’s officers and directors is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced management’s decision to pursue the Business Combination and the board’s decision to approve it.

If the Business Combination or another business combination are not consummated by Legato II within the required time period, Crescendo I, an entity affiliated with Eric Rosenfeld, Legato II’s Chief SPAC Officer, has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Legato II for services rendered or contracted for or products sold to Legato II, but only if such a vendor or target business has not executed a waiver agreement. If Legato II consummates a business combination, on the other hand, Legato II will be liable for all such claims.

These obligations of Crescendo I may have influenced management to pursue the Business Combination or Legato II’s board of director’s decision to approve the Business Combination. In considering the recommendations of Legato II’s board of directors to vote for the Business Combination Proposal and other proposals, Legato II’s stockholders should consider these interests. See the section of this proxy statement/prospectus entitled “Proposal No. 1 — The Merger Agreement — Interests of Certain Persons in the Business Combination.”

Legato II’s directors may decide not to enforce the indemnification obligations of Crescendo I, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Legato II’s public stockholders.

If the Business Combination or another business combination is not consummated by Legato II within the required time period, and if proceeds in the Trust Account are reduced below $10.15 per Public Share as a result of certain claims, and Crescendo I asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Legato II’s independent directors would determine whether to take legal action against Crescendo I to enforce the Crescendo I’s indemnification obligations. While Legato II currently expects that its independent directors would take legal action on Legato II’s behalf against Crescendo I to enforce its indemnification obligations to Legato II, it is possible that Legato II’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Legato II’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Legato II’s public stockholders may be reduced below $10.15 per share.

The exercise of Legato II’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Legato II’s stockholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require Legato II to agree to amend the Merger Agreement, to consent to certain actions taken by Southland or to waive rights that Legato II is entitled to under the Merger Agreement. Such events could arise because of changes in Southland’s business, a request by Southland to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Southland’s business and would entitle Legato II to terminate the Merger Agreement. In any of such circumstances, it would be at Legato II’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the executive officers and directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the executive officers or directors between what he or they may believe is best for Legato II and what he or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Legato II does not believe there will be any changes or waivers that Legato II’s directors and officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, Legato II will circulate a new or amended proxy statement/prospectus and resolicit Legato II’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders or represent a fundamental change in the proposals being voted upon.

If Legato II is unable to complete the Business Combination or another business combination by May 24, 2023 or such later date as may be approved by Legato II’s stockholders, Legato II will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Legato II and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders could be less than approximately $__ per share.

Under the terms of the Existing Charter, Legato II must complete the Business Combination or another business combination by May 24, 2023 or Legato II must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Legato II. Although Legato II has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of Legato II’s public stockholders. If Legato II is unable to complete a business combination within the required time period, Crescendo I has agreed that it will be liable to Legato II if and to the extent any claims by a vendor for services rendered or products sold to it, or a prospective target business with which it has discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below $10.15 per Public Share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Legato II’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Crescendo I will not be responsible to the extent of any liability for such third-party claims. Furthermore, Crescendo I will not be liable to public stockholders and instead will only have liability to Legato II. Legato II has not independently verified whether Crescendo I has sufficient funds to satisfy its indemnity obligations and, therefore, Crescendo I may not be able to satisfy those obligations. Legato II has not asked Crescendo I to reserve for such eventuality. Therefore, the per-share distribution from the Trust Account in such a situation may be less than the approximately $10.15 estimated to be in the trust as of two business days prior to the date of the Annual Meeting, due to such claims.

Additionally, if Legato II is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Legato II otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, Legato II may not be able to return to its public stockholders the estimated $__ per public share.

In the event that the proposed Business Combination is not approved, public stockholders who tendered their shares for redemption may be unable to sell their shares when they wish.

If the proposed Business Combination is not consummated, Legato II will promptly return the certificates of public stockholders who sought to redeem their shares to such public stockholders. Accordingly, investors who attempted to redeem their shares in such a circumstance may be unable to sell their shares after the failed business combination until Legato II has returned their shares to them. The market price for the Common Stock may decline during this time and you may not be able to sell your shares when you wish to, even while other stockholders that did not seek redemption may be able to sell their shares.

Legato II’s stockholders may be held liable for claims by third parties against Legato II to the extent of distributions received by them.

If Legato II is unable to complete the Business Combination or another business combination within the required time period, Legato II will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less any interest released to Legato II to pay Legato II’s franchise and income taxes and up to $100,000 of interest to pay liquidation expenses, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Legato II cannot assure you that it will properly assess all claims that may be potentially brought against Legato II. As such, Legato II’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Legato II cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by Legato II.

If Legato II is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Legato II’s stockholders. Furthermore, because Legato II intends to distribute the proceeds held in the Trust Account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, Legato II’s board may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and Legato II to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. Legato II cannot assure you that claims will not be brought against it for these reasons.

Actions taken by existing Legato II stockholders to increase the likelihood of approval of the Business Combination Proposal and other proposals could have a depressive effect on the Common Stock.

At any time prior to the Annual Meeting, during a period when they are not then aware of any material non-public information regarding Legato II or its securities, Legato II’s Initial Stockholders, officers, directors, Southland, the Southland Members, officers and directors and/or their respective affiliates may purchase shares of Common Stock from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the then outstanding shares of Legato II Common Stock present and entitled to vote at the meeting to approve the Business Combination Proposal vote in its favor and that Legato II have at least $5,000,001 of net tangible assets immediately prior to or upon consummation of the Business Combination, where it appears that such requirements would otherwise not be met. Entering into any such arrangements may result in the completion of the Business Combination that may not otherwise have been possible. Additionally, such arrangements may have a depressive effect on the Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Annual Meeting.

The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either Legato II or Southland can refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Merger Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to complete the Business Combination, even if such change could be said to have a material adverse effect on Southland or Legato II, including the following events (except, in some cases, where the change has a disproportionate effect on a party):

●	changes generally affecting the economy, financial or securities markets;

●	the outbreak or escalation of war or any act of terrorism, civil unrest or natural disasters;

●	changes (including changes in law) or general conditions in the industry in which the party operates;

●	changes in GAAP (or the authoritative interpretation of GAAP); or

●	changes attributable to the public announcement or pendency of the transactions contemplated by the Merger Agreement (including the impact thereof on relationships with customers, suppliers, employees and any federal, state or local government entities).

Furthermore, Legato II or Southland may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still complete the Business Combination, Legato II’s stock price may suffer.

The Business Combination may be completed even if a majority of the Public Shares do not vote in favor of the Business Combination Proposal.

As previously indicated herein, at the time of the IPO, as a condition to their purchase of Legato II Common Stock, the Initial Stockholders and Legato II’s officers and directors agreed to vote all shares of Legato II Common Stock held by them in favor of the Business Combination Proposal. Accordingly, only 10,022,501 Public Shares, constituting approximately 36.3% of the Public Shares, must be voted in favor of the Business Combination Proposal in order for the Business Combination Proposal to be approved, assuming all outstanding shares of Legato II Common Stock are present at the Annual Meeting and the shares of Legato II Common Stock held by EBC and its designees are not voted in favor of the Business Combination Proposal. If only a quorum of shares of Legato II Common Stock is present at the Annual Meeting, Legato II would need only approximately 1,044,751 shares, or approximately 3.8% of the Legato II Common Stock, to be voted in favor of the Business Combination Proposal in addition to the Legato II Insiders in order for it to be approved (provided that consummation of the Business Combination is conditioned upon, among other things, approval of the Charter Proposals and Nasdaq Proposal and the requirement that Legato II have net tangible assets of at least $5,000,001 immediately prior to or upon consummation of the Business Combination).

Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, Legato II expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that Legato II expects to achieve from the Business Combination.

Legato II is an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make the New Southland Common Stock less attractive to investors.

Legato II is an “emerging growth company” as defined in the JOBS Act, and New Southland will be an emerging growth company upon consummation of the Business Combination. As an emerging growth company, Legato II and New Southland are only required to provide two years of audited financial statements and only two years of related selected financial data and management discussion and analysis of financial condition and results of operations disclosure. In addition, they are not required to obtain auditor attestation of its reporting on internal control over financial reporting, has reduced disclosure obligations regarding executive compensation and is not required to hold non-binding advisory votes on executive compensation. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. Legato II has elected to take advantage of such extended transition period. Legato II cannot predict whether investors will find the New Southland Common Stock to be less attractive as a result of its reliance on these exemptions. If some investors find the New Southland Common Stock to be less attractive as a result, there may be a less active trading market for the New Southland Common Stock and the price of the New Southland Common Stock may be more volatile than the current trading market and price of Legato II’s Common Stock.

Following the Business Combination, New Southland will remain an emerging growth company until the earliest of: (i) the end of the fiscal year in which New Southland has total annual gross revenue in excess of $1.07 billion; (ii) the last day of New Southland’s fiscal year following the fifth anniversary of the date on which Legato II consummated its IPO (or December 31, 2026); (iii) the date on which New Southland issues more than $1.0 billion in non-convertible debt during the preceding three-year period; or (iv) the end of the fiscal year in which the market value of the New Southland Common Stock held by non-affiliates equals or exceeds $700 million as of the last business day of its most recently completed second fiscal quarter. New Southland does not expect to be an emerging growth company after the June 2023 measurement date.

Further, there is no guarantee that the exemptions available under the JOBS Act will result in significant savings. To the extent that New Southland chooses not to use exemptions from various reporting requirements under the JOBS Act, it will incur additional compliance costs, which may impact New Southland’s financial condition.

The Existing Charter provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with Legato II or its directors, officers, employees or stockholders.

The Existing Charter requires, to the fullest extent permitted by law, that derivative actions brought in Legato II’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel; provided that Legato II’s stockholders will not be deemed to have waived Legato II’s compliance with federal securities laws and the rules and regulations thereunder and can therefore bring claims for breach of these provisions in any appropriate forum. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, the exclusive forum provision does not apply to actions brought under the Securities Act, or the rules and regulations thereunder, for which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of Legato II’s capital stock shall be deemed to have notice of and consented to the forum provisions in Legato II’s charter.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Legato II or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in Legato II’s charter to be inapplicable or unenforceable in an action, Legato II may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

Anti-takeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of New Southland’s Proposed Charter and amended and restated bylaws, the form of which is attached as Annex C to this proxy statement/prospectus and which will be adopted immediately prior to the Effective Time pursuant to the terms of the Merger Agreement (the “Amended and Restated Bylaws”), may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

These provisions provide for, among other things:

●	a classified board of directors with staggered three-year terms;

●	the ability of our board of directors to issue one or more series of preferred stock;

●	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings; and

●	certain limitations on convening special stockholder meetings

These anti-takeover provisions could make it more difficult for a third party to acquire New Southland, even if the third-party’s offer may be considered beneficial by many of New Southland’s stockholders. As a result, New Southland’s stockholders may be limited in their ability to obtain a premium for their shares.

If Legato II’s due diligence investigation of Southland was inadequate, then Legato II’s stockholders following the consummation of the Business Combination could lose some or all of their investment.

Even though Legato II conducted a due diligence investigation of Southland that it believed to be reasonable, it cannot be sure that this due diligence uncovered all material issues that may be present inside Southland or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors Southland and its business and outside of its control will not later arise.

Because New Southland will become a public reporting company by means other than a traditional underwritten IPO, New Southland’s stockholders may face additional risks and uncertainties.

Because New Southland will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of New Southland’s common stock, and, accordingly, New Southland’s stockholders may not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Because there is no independent third-party underwriter selling the shares of New Southland’s common stock, Legato II’s stockholders must rely on the information included in this proxy statement. Although Legato II performed a due diligence review and investigation of Southland in connection with the Business Combination that it believed to be reasonable, the lack of an independent due diligence review and investigation increases the risk of investment in New Southland because this due diligence investigation may not have uncovered facts that would be important to a potential investor.

In addition, because New Southland will not become a public reporting company by means of at traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of New Southland. Investment banks may also be less likely to agree to underwrite follow-on or secondary offerings on behalf of New Southland than they might if New Southland became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with New Southland as a result of not having performed similar work during the initial public offering process or because of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for New Southland’s common stock could have an adverse effect on New Southland’s ability to develop a liquid market for New Southland’s common stock. See “— Risks Related to the Merger — If securities analysts do not publish research or reports about New Southland’s business or if they downgrade New Southland’s stock or New Southland’s sector, New Southland’s stock price and trading volume could decline.”

Unsolicited takeover proposals, governance change proposals, proxy contests and certain proposals/actions by activist investors may create additional risks and uncertainties with respect to our financial position, operations, strategies and management, and may adversely affect our ability to attract and retain key employees.

Any perceived uncertainties may affect the market price and volatility of our securities. In the event that a third party, such as a competitor, private equity firm or activist investor makes an unsolicited takeover proposal or proposes to change our governance policies or board of directors or makes other proposals concerning our ownership structure or operations, our review and consideration of such proposals may be a significant distraction for our management and employees and may require us to expend significant time and resources away from our primary operations. Such proposals may create uncertainty for our employees, additional risks and uncertainties with respect to our financial position, operations, strategies and management, and may adversely affect our ability to attract and retain key employees. Any perceived uncertainties as to our future direction also may adversely affect the market price and volatility of our securities.

Additional Risks Relating to Ownership of New Southland Common Stock Following the Merger

An established market for our securities may not develop following consummation of the Business Combination.

An active trading market for our securities may never develop or, if developed, it may not be sustained. Additionally, as described further below, if our securities become delisted from Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities not listed on a national exchange, the liquidity and price of our securities may be more limited than if we were listed on Nasdaq or another national exchange. You may be unable to sell your securities unless a market can be established and sustained.

The price of our securities following consummation of the business combination may vary significantly due to a variety of reasons including but not limited to recession, shortages of durable and hard goods used at our properties, semiconductors used in the equipment that powers the intellectual property that Southland develops, changes in interest rates, natural disasters and general market or economic conditions. Additionally, the Legato II Insiders, former management and executives of Southland will control a majority of our shares following consummation of the business combination and a significant portion of these shares are subject to lockups which will result initially in limited liquidity of our securities. This could subject our securities to additional volatility.

Nasdaq may delist New Southland’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject New Southland to additional trading restrictions.

Currently, Legato II’s Units, Common Stock and Warrants are publicly traded on Nasdaq. New Southland will not have Units traded following closing of the Business Combination. New Southland will be required to meet the initial listing requirements for its securities to be listed on Nasdaq. In addition to the listing requirements for the New Southland Common Stock, Nasdaq imposes listing standards on Warrants. We cannot assure you that New Southland will be able to meet those initial listing requirements. Even if New Southland’s securities are so listed, New Southland may be unable to maintain the listing of its securities in the future. In order to continue listing its securities on Nasdaq following the Business Combination, New Southland will be required to maintain certain financial, distribution and stock price levels.

If Nasdaq delists New Southland’s securities from trading on its exchange and New Southland is not able to list its securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a determination that the New Southland Common Stock is a “penny stock” which will require brokers trading in New Southland Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since Legato II’s Units, Common Stock and Warrants are listed on Nasdaq, they are covered securities. Although the states are preempted from regulating the sale of covered securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Certain state securities regulators may view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if Legato II was no longer listed on Nasdaq, its securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities, including in connection with the initial business combination.

Although publicly traded, the trading market in New Southland Common Stock may become substantially less liquid than the average trading market for a stock listed on the Nasdaq Stock Market following the consummation of the Business Combination, and this low trading volume may adversely affect the price of the New Southland Common Stock.

The Legato II Common Stock trades on the Nasdaq Capital Market. Because Legato II’s public stockholders have the option to redeem their Public Shares for cash in connection with the Business Combination, the trading volume of the New Southland Common Stock following the Business Combination may substantially decrease compared to other companies listed on Nasdaq. Limited trading volume will subject the New Southland Common Stock to greater price volatility and may make it difficult for you to sell your New Southland Common Stock at a price that is attractive to you, and New Southland may not be able to meet the listing standards for Nasdaq.

New Southland’s stock price may change significantly following the Business Combination and you could lose all or part of your investment as a result.

The trading price of the New Southland Common Stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in “— Risks Relating to Southland’s Business and Industry” and the following:

●	results of operations that vary from the expectations of securities analysts and investors;

●	results of operations that vary from those of New Southland’s competitors;

●	the impact of the COVID-19 pandemic and its effect on New Southland’s business and financial conditions;

●	changes in expectations as to New Southland’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

●	declines in the market prices of stocks generally;

●	strategic actions by New Southland or its competitors;

●	announcements by New Southland or its competitors of significant contracts, acquisitions, partnerships, other strategic relationships or capital commitments;

●	any significant change in New Southland’s management;

●	changes in general economic or market conditions or trends in New Southland’s industry or markets;

●	changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to New Southland’s business;

●	future sales of New Southland Common Stock or other securities;

●	investor perceptions or the investment opportunity associated with New Southland Common Stock relative to other investment alternatives;

●	the public’s response to press releases or other public announcements by New Southland or third parties, including New Southland’s filings with the SEC;

●	litigation involving New Southland, New Southland’s industry or both, or investigations by regulators into New Southland’s operations or those of New Southland’s competitors;

●	guidance, if any, that New Southland provides to the public, any changes in this guidance or New Southland’s failure to meet this guidance;

●	the development and sustainability of an active trading market for New Southland’s stock;

●	actions by institutional or activist stockholders;

●	changes in accounting standards, policies, guidelines, interpretations or principles; and

●	other events or factors, including those resulting from natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of New Southland Common Stock, regardless of New Southland’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of New Southland Common Stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If New Southland was involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from New Southland’s business regardless of the outcome of such litigation.

Future sales, or the perception of future sales, by New Southland or its stockholders in the public market following the Merger could cause the market price for New Southland Common Stock to decline.

If New Southland’s stockholders sell or indicate an intention to sell substantial amounts of common stock in the public market, the trading price of New Southland’s common stock could decline. In addition, shares underlying any outstanding options and restricted stock units will become eligible for sale if exercised or settled, as applicable, and to the extent permitted by the provisions of various vesting agreements and Rule 144 of the Securities Act. All the shares of common stock reserved for issuance under its equity incentive plans are expected to be registered on Form S-8 under the Securities Act and such shares are eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates. If these additional shares are sold, or if it is perceived that they will be sold in the public market, the trading price of New Southland’s common stock could decline.

Although the Initial Stockholders and certain members of New Southland will be subject to certain restrictions regarding the transfer of New Southland common stock following the Business Combination, these shares may be sold after the expiration of their respective lock-ups. New Southland intends to file one or more registration statements prior to or shortly after the closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New Southland common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

If securities analysts do not publish research or reports about New Southland’s business or if they downgrade New Southland’s stock or New Southland’s sector, New Southland’s stock price and trading volume could decline.

The trading market for New Southland Common Stock will rely in part on the research and reports that industry or financial analysts publish about New Southland or its business. New Southland will not control these analysts. In addition, some financial analysts may have limited expertise with Southland’s model and operations. Furthermore, if one or more of the analysts who do cover New Southland downgrade its stock or industry, or the stock of any of its competitors, or publish inaccurate or unfavorable research about its business, the price of New Southland’s stock could decline. If one or more of these analysts ceases coverage of New Southland or fails to publish reports on it regularly, New Southland could lose visibility in the market, which in turn could cause its stock price or trading volume to decline.

A registration statement may not be in place when an investor desires to exercise Public Warrants, thus precluding such investor from being able to exercise its Public Warrants except on a cashless basis and potentially causing such Public Warrants to expire worthless.

Under the terms of the Warrant Agreement, we have agreed to use our best efforts to file a registration statement under the Securities Act covering the shares underlying the warrants and maintain a current prospectus relating to the New Southland Common Stock issuable upon exercise of the Warrants, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in such registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the Warrants are not registered under the Securities Act, we will be required to permit holders to exercise their Warrants on a cashless basis. However, no Public Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. If the issuance of the shares upon exercise of the Public Warrants is not so registered or qualified or exempt from registration or qualification, the holder of such Public Warrant shall not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In such event, holders who acquired their Public Warrants as part of a purchase of Public Units will have paid the full unit purchase price solely for the shares of Legato II Common Stock included in the Public Units. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of New Southland Common Stock for sale under all applicable state securities laws.

Our actual operating and financial results in any given period may differ from guidance we provide to the public, including our most recent public guidance.

In connection with the Business Combination, in press reports, SEC filings, public conference calls and other contexts, Legato II has provided guidance to the public regarding expectations for our future financial results following the Merger, including the projections of Southland provided in this proxy statement/prospectus. New Southland expects that it will provide guidance periodically in the future. Such guidance is and would be based upon a number of assumptions, expectations and estimates that would be inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which would be beyond New Southland’s control. In providing guidance, New Southland would also make various assumptions with respect to its future business decisions, some of which will change. New Southland’s actual financial results, therefore, may vary from the projections contained herein and in any future guidance due to its inability to meet the assumptions upon which its guidance is based and the impact on its business of various risks and uncertainties described in these risk factors and in New Southland’s public filings with the SEC. Variances between New Southland’s actual results and New Southland’s guidance may be material. To the extent that New Southland’s actual financial results do not meet or exceed its guidance, the trading prices of New Southland’s securities may be materially adversely affected.

We do not intend to pay dividends for the foreseeable future. As a result, you will be relying solely on the appreciation in value of our securities to achieve a return on your investment.

Except for the $50 million dividend that may be paid by Southland pursuant to the Merger Agreement, New Southland intends to retain all of its earnings for the foreseeable future to finance the operation and expansion of its business and does not anticipate paying cash dividends on New Southland Common Stock. As a result, you can expect to receive a return on your investment in our common stock only if the market price of the stock increases.

Risks If the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is not approved, Legato II’s board of directors will not have the ability to adjourn the Annual Meeting to a later date.

If, at the Annual Meeting, the officer presiding over the Annual Meeting determines that it would be in the best interests of Legato II to adjourn the Annual Meeting to give Legato II more time to consummate the Business Combination for whatever reason (such as if the Business Combination Proposal is not approved, Legato II would have net tangible assets of less than $5,000,001 immediately prior to or upon consummation of the Business Combination or another condition to closing the Business Combination has not been satisfied), Legato II’s board of directors will seek approval to adjourn the Annual Meeting to a later date or dates. If the Adjournment Proposal is not approved, Legato II’s board will not have the ability to adjourn the Annual Meeting to a later date. In such event, the Business Combination would not be completed.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspect of the Merger, including the following:

●	the consummation of the Merger; and

●	the issuance of Legato II Common Stock.

The unaudited pro forma condensed combined financial information presents the combination of the financial information of Southland and Legato II, adjusted to give effect to the Merger. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro-forma condensed combined balance sheet as of June 30, 2022, gives effect to the Merger as if it had been consummated on June 30, 2022, and unaudited pro-forma condensed combined statement of operations for the year and six months ended December 31, 2021 and June 30, 2022, respectively, gives effect to the Merger as if it had occurred on January 1, 2021 and June 30, 2022, respectively.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with:

●	the related notes to the unaudited pro forma condensed combined financial statements;

●	the historical unaudited condensed financial statements of Southland as of and for the six months ended June 30, 2022, and the related notes, included elsewhere in this proxy statement/prospectus;

●	the historical audited financial statements of Southland as of and for the year ended December 31, 2021, and the related notes, included elsewhere in this proxy statement/prospectus;

●	the historical unaudited condensed financial statements of Legato II as of and for the six months ended June 30, 2022, and the related notes, included elsewhere in this proxy statement/prospectus;

●	the historical audited financial statements of Legato II as of and for the year ended December 31, 2021, and the related notes, included elsewhere in this proxy statement/prospectus; and

●	the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information relating to Southland and Legato II included elsewhere in this proxy statement/prospectus.

The Merger is a capital transaction in substance and not a business combination under ASC 805. As a result, Southland will be treated as the accounting acquirer and Legato II will be treated as the acquired company for financial reporting purposes per ASC 805. Accordingly, for accounting purposes, the Merger will be treated similar to an equity contribution in exchange for the issuance of Legato II Common Stock and a certain amount of cash, as disclosed in other parts of this proxy statement/prospectus. The net assets of Legato II, which are primarily comprised of cash, will be stated at historical cost with no goodwill or other intangible assets recorded. This determination was primarily based on the following:

●	Southland’s pre-Merger equityholders considered in the aggregate are expected to have approximately 48.5% of the outstanding common stock of Legato II in the event of no redemptions. If Southland’s pre-Merger equityholders considered in the aggregate attain any of the additional earnout targets they will have in excess of 50% of the outstanding common stock of Legato II;

●	Southland’s senior management will continue to compose the senior management of New Southland. No current employees of Legato II will become employees of New Southland;

●	the relative revenue, asset base, and general operational size of Southland compared to Legato II;

●	Southland’s operations will comprise all of New Southland’s operations after the Merger; and

●	Southland will nominate five of the seven members of New Southland’s board of directors.

Accordingly, for accounting purposes, the financials statements of New Southland will represent a continuation of the financial statements of Southland, and the net assets of New Southland will be stated at historical cost, with no goodwill or other intangible assets recorded.

On May 25, 2022, Legato entered into the Merger Agreement with Merger Sub and Southland. Pursuant to the Merger Agreement, Merger Sub will merge with and into Southland, with Southland surviving the merger as a wholly-owned subsidiary of Legato.

Pursuant to the Merger Agreement, at the Effective Time, one hundred percent of the outstanding equity interests in Southland will be converted into Legato II Common Stock. One percent of the equity interests in Southland converts into 337,931.0345 shares of Legato II Common Stock.

Pursuant to the Merger Agreement, at the Effective Time, the Southland Members will have a right to receive $50 million or, in lieu thereof, at or prior to the Effective Time, Southland may distribute such amount to the Southland Members, on a pro rata basis. If there are not enough funds to satisfy paying such amount, such amount will be carried as a liability on the balance sheet of New Southland to be satisfied at a later date.

Proceeds from the Merger will be used to fund New Southland’s organic growth plans, working capital requirements, and needs of New Southland.

The unaudited pro forma condensed combined financial information has been prepared assuming three alternative levels of redemptions of Legato II Common Stock into cash:

●	Assuming No Redemptions. This presentation assumes that no existing holder of Legato II Common Stock exercised their redemption rights with respect to their Legato II Common Stock upon consummation of the Merger.

●	Assuming 50% of Maximum Redemption. This presentation assumes that 13,800,000 shares of Legato II Common Stock are redeemed for an aggregate payment of $140.2 million, based on an estimated redemption price of $10.16.

●

Assuming Maximum Redemption. This presentation assumes that 27,600,000 shares of Legato II Common Stock are redeemed for an aggregate payment of $280.5 million, based on an estimated redemption price of $10.16.

Upon consummation of the Merger, Southland will become a wholly-owned subsidiary of Legato II, and Legato II will have a name change to Southland Holdings, Inc. The former equityholders and stockholders, as applicable, of Southland and Legato II will become securityholders of New Southland. The post-Merger ownership of New Southland Common Stock assuming various levels of redemption by the Legato II stockholders is expected as follows.

	Share Ownership of New Southland(1)
	No Redemptions		50% Redemptions		Maximum Redemptions
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Equityholders of Southland prior to the Merger	33,793,103	48.5%	33,793,103	60.5%	33,793,103	80.3%
Legato II public stockholders	27,600,000	39.6%	13,800,000	24.7%	—	0%
Shares held by Legato II Initial Stockholders and other advisors to Legato II	8,311,000	11.9%	8,311,000	14.8%	8,311,000	19.7%
Total	69,704,103	100%	55,904,103	100%	42,104,103	100%

(1)	Excludes the potentially dilutive impact of the Legato II Warrants

Immediately following the closing of the Merger, 13,800,000 Legato II Public Warrants and 585,500 Legato II Private Placement Warrants will be issued and outstanding. If all of these warrants were to be exercised, the post-Merger ownership of New Southland Common Stock assuming various levels of redemption by the Legato II stockholders would be as follows.

	Share Ownership of New Southland
	No Redemptions		50% Redemptions		Maximum Redemptions
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Equityholders of Southland prior to the Merger	33,793,103	40.2%	33,793,103	48.1%	33,793,103	59.8%
Legato II public stockholders	41,400,000	49.2%	27,600,000	39.3%	13,800,000	24.4%
Shares held by Legato II Initial Stockholders and other advisors to Legato II	8,896,500	10.6%	8,896,500	12.6%	8,896,500	15.8%
Total	84,089,603	100%	70,289,603	100%	56,489,603	100%

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The unaudited condensed combined pro forma adjustments reflecting the consummation of the Merger are based on certain estimates and assumptions. These estimates and assumptions are based on information available as of the dates of these unaudited pro forma condensed combined financial statements and may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Merger. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined entity will experience.

UNAUDITED PRO FORMA CONDENSED

COMBINED BALANCE SHEET

AS OF JUNE 30, 2022

(in thousands, except per share data)

			No Redemptions				50% Redemptions				Maximum Redemptions
			Transaction			Pro	Transaction			Pro	Transaction			Pro
	Southland	Legato II	Accounting			Forma	Accounting			Forma	Accounting			Forma
	(Historical)	(Historical)	Adjustments			Combined	Adjustments			Combined	Adjustments			Combined
Cash and cash equivalents	$46,116	$521	$280,458	2	b	$267,435	$280,458	2	b	$127,206	$280,458	2	b	$46,637
			(50,000)	2	f		(140,229)	2	d		(280,458)	2	d
			(9,660)	2	a		(9,660)	2	a
							(50,000)	2	f
Restricted cash	13,370	—	—			13,370	—			13,370	—			13,370
Accounts receivable, net	175,111	—	—			175,111	—			175,111	—			175,111
Retainage receivables	115,278	—	—			115,278	—			115,278	—			115,278
Contract assets	380,663	—	—			380,663	—			380,663	—			380,663
Prepaid expenses	—	303	(303)			—	—			303	—			303
Other current assets	26,480	—	303			26,783	—			26,480	—			26,480
Total current assets	757,018	824	220,798			978,640	80,569			838,411	—			757,842

Investments held in trust account	—	280,458	(280,458)	2	b	—	(280,458)	2	b	—	(280,458)	2	b	—
Property and equipment, net	134,716	—	—			134,716	—			134,716	—			134,716
Right-of-use assets	13,470	—	—			13,470	—			13,470	—			13,470
Investments – unconsolidated entities	107,358	—	—			107,358	—			107,358	—			107,358
Investments – limited liability companies	2,590	—	—			2,590	—			2,590	—			2,590
Investments – private equity	3,472	—	—			3,472	—			3,472	—			3,472
Goodwill	1,528	—	—			1,528	—			1,528	—			1,528
Intangible assets, net	2,804	—	—			2,804	—			2,804	—			2,804
Other noncurrent assets	3,618	—	—			3,618	—			3,618	—			3,618
Total noncurrent assets	269,556	280,458	(280,458)			269,556	(280,458)			269,556	(280,458)			269,556
Total assets	1,026,574	281,282	(59,660)			1,248,196	(199,889)			1,107,967	(280,458)			1,027,398

Accounts payable	$121,619	$1	$—			$121,620	$—			$121,620	$9,660	2	a	$131,280
Retainage payable	37,153	—	—			37,153	—			37,153	—			37,153
Franchise tax payable	—	69	—			69	—			69	—			69
Income taxes payable	—	50	—			50	—			50	—			50
Accrued liabilities	105,657	—	—			105,657	—			105,657	—			105,657
Current portion of long-term debt	41,703	—	—			41,703	—			41,703	—			41,703
Short-term lease liabilities	17,363	—	—			17,363	—			17,363	—			17,363
Contract liabilities	97,547	—	—			97,547	—			97,547	—			97,547
Total current liabilities	421,042	120	—			421,162	—			421,162	9,660			430,822

Long-term debt	230,282	—	24,400	2	c	254,682	24,400	2	c	254,682	24,400	2	c	254,682
Deferred underwriting commissions	—	9,660	(9,660)	2	a	—	(9,660)	2	a	—	(9,660)	2	a	—
Long-term lease liabilities	10,453	—	—			10,453	—			10,453	—			10,453
Deferred tax liabilities	5,886	—	—			5,886	—			5,886	—			5,886
Other noncurrent liabilities	49,656	—	—			49,656	—			49,656	50,000	2	f	99,656
Total long-term liabilities	296,277	9,660	14,740			320,677	14,740			320,677	64,740			370,677
Total liabilities	717,319	9,780	14,740			741,839	14,740			741,839	74,400			801,499

UNAUDITED PRO FORMA CONDENSED

COMBINED BALANCE SHEET — (Continued)

AS OF JUNE 30, 2022

(in thousands, except per share data)

			No Redemptions				50% Redemptions				Maximum Redemptions
			Transaction			Pro	Transaction			Pro	Transaction			Pro
	Southland	Legato II	Accounting			Forma	Accounting			Forma	Accounting			Forma
	(Historical)	(Historical)	Adjustments			Combined	Adjustments			Combined	Adjustments			Combined
Commitments and contigencies
Common stock subject to possible redemption, $0.0001 par value; 50,000,000 shares authorized, 27,600,000 shares at redemption value at $10.155 as of June 30, 2022	—	280,295	(280,295)	2	d	—	(280,295)	2	d	—	(280,295)	2	d	—

Noncontrolling interest	9,847	—	—			9,847	—			9,847	—			9,847
Members’ capital	273,521	—	(273,521)	2	e	—	(273,521)	2	e	—	(273,521)	2	e	—
Preferred stock	24,400	—	(24,400)	2	c	—	(24,400)	2	c	—	(24,400)	2	c	—
Common stock, $0.0001 par value; 50,000,000 shares authorized, 8,311,000 non-redeemable shares issued and outstanding (excluding 27,600,000 shares subject to possible redemptions)	—	1	(1)	2	d	—	(1)	2	d	—	(1)	2	d	—
Additional paid-in capital	—	—	280,295	2	d	503,817	280,295	2	d	363,588	280,295	2	d	223,359
			1	2	d		(140,228)	2	d		(280,457)	2	d
			273,521	2	e		273,521	2	e		273,521	2	e
			(50,000)	2	f		(50,000)	2	f		(50,000)	2	f
Retained earnings	—	(8,794)	—			(8,794)	—			(8,794)	—			(8,794)
Accumulated other comprehensive income	1,487	—	—			1,487	—			1,487	—			1,487
Total equity	309,255	(8,793)	205,895			506,357	65,666			366,128	(74,563)			225,899
Total liabilities and equity	$1,026,574	$281,282	$(59,660)			$1,248,196	$(199,889)			$1,107,967	$(280,458)			$1,027,398

UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2022

(in thousands, except per share data)

				No Redemptions			50% Redemptions			Maximum Redemptions
(Amounts in thousands)	Southland (Historical)	Legato II (Historical)		Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$531,502	$—		$—		$531,502	$—		$531,502	$—		$531,502
Cost of construction	488,834	—		—		488,834	—		488,834	—		488,834
Gross profit	42,668	—		—		42,668	—		42,668	—		42,668
Selling, general, and administrative expenses	27,789	750		—		28,539	—		28,539	—		28,539
Operating income (loss)	14,879	(750)		—		14,129	—		14,129	—		14,129
Gain on investments, net	(21)	—		—		(21)	—		(21)	—		(21)
Other income, net	1,356	—		—		1,356	—		1,356	—		1,356
Interest expense	4,032	—		—		4,032	—		4,032	—		4,032
Investment income from investments in trust account	—	(379)	1a	379	1a	—	379	1a	—	379	1a	—
Earnings (loss) before income taxes	9,512	(371)		(379)		8,762	(379)		8,762	(379)		8,762
Income tax expense (benefit)	3,158	64		—		3,222	—		3,222	—		3,222
Net income	6,354	(435)		(379)		5,540	(379)		5,540	(379)		5,540
Net income (loss) attributable to noncontrolling interests	549	—		—		549	—		549	—		549
Net income attributable to Southland Holdings	$5,805	$(435)		$(379)		$4,991	$(379)		$4,991	$(379)		$4,991

Weighted average shares outstanding:
Basic				69,704		69,704	55,904		55,904	42,104		42,104
Diluted(a)				76,601		76,601	62,801		62,801	49,001		49,001

Income (loss) per share attributable to common shareholders
Basic						$0.07			$0.09			$0.12
Diluted						$0.07			$0.08			$0.10

(a)	Diluted weighted average shares outstanding includes the effect of 6.9 million shares that are part of the Merger Earnout Consideration for 2022 Base Target and 2023 Base Target achievement.

	Share Ownership of New Southland
	No Redemptions		50% Redemptions		Maximum Redemptions
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Equityholders of Southland prior to the Merger	33,793,103	44.1%	33,793,103	53.8%	33,793,103	69.0%
Legato II public stockholders	27,600,000	36.0%	13,800,000	22.0%	—	0%
Shares held by Legato II Initial Stockholders and other advisors to Legato II	8,311,000	10.8%	8,311,000	13.2%	8,311,000	17.0%
Earnout Consideration Shares	6,896,552	9.0%	6,896,552	11.0%	6,896,552	14.1%
Total	76,600,655	100%	62,800,655	100%	49,000,655	100%

UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands, except per share data)

			No Redemptions				50% Redemptions				Maximum Redemptions
			Transaction			Pro	Transaction			Pro	Transaction			Pro
	Southland	Legato II	Accounting			Forma	Accounting			Forma	Accounting			Forma
(Amounts in thousands)	(Historical)	(Historical)	Adjustments			Combined	Adjustments			Combined	Adjustments			Combined
Revenue	$1,279,186	$—	$—			$1,279,186	$—			$1,279,186	$—			$1,279,186
Cost of construction	1,164,998	—	—			1,164,998	—			1,164,998	—			1,164,998
Gross profit	114,188	—	—			114,188	—			114,188	—			114,188
Selling, general, and administrative expenses	58,136	163	—			58,299	—			58,299	—			58,299
Operating income (loss)	56,052	(163)	—			55,889	—			55,889	—			55,889
Gain on investments, net	(898)	—	—			(898)	—			(898)	—			(898)
Other income, net	(2,780)	—	—			(2,780)	—			(2,780)	—			(2,780)
Interest expense	7,255	—	—			7,255	—			7,255	—			7,255
Investment income from investments in trust account	—	(24)	24	1	a	—	24	1	a	—	24	1	a	—
Earnings (loss) before income taxes	52,475	(139)	(24)			52,312	(24)			52,312	(24)			52,312
Income tax expense	10,945	—	—			10,945	—			10,945	—			10,945
Net income	41,530	(139)	(24)			41,367	(24)			41,367	(24)			41,367
Net income (loss) attributable to noncontrolling interests	2,810	—	—			2,810	—			2,810	—			2,810
Net income attributable to Southland Holdings	$38,720	$(139)	$(24)			$38,557	$(24)			$38,557	$(24)			$38,557

Weighted average shares outstanding:
Basic			69,704			69,704	55,904			55,904	42,104			42,104
Diluted(a)			76,601			76,601	62,801			62,801	49,001			49,001

Income (loss) per share attributable to common shareholders
Basic						$0.55				$0.69				$0.92
Diluted						$0.50				$0.61				$0.79

(a)	Diluted weighted average shares outstanding includes the effect of 6.9 million shares that are part of the Merger Earnout Consideration for 2022 Base Target and 2023 Base Target achievement.

	Share Ownership of New Southland(1)
	No Redemptions		50% Redemptions		Maximum Redemptions
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Equityholders of Southland prior to the Merger	33,793,103	44.2%	33,793,103	53.8%	33,793,103	69.0%
Legato II public stockholders	27,600,000	36.0%	13,800,000	22.0%	—	0%
Shares held by Legato II Initial Stockholders and other advisors to Legato II	8,311,000	10.8%	8,311,000	13.2%	8,311,000	17.0%
Earnout Consideration Shares	6,896,552	9.0%	6,896,552	11.0%	6,896,552	14.0%
Total	76,600,655	100%	62,800,655	100%	49,000,655	100%

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The Business Combination will be accounted for as a capital transaction in substance and not as a business combination under ASC 805 for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Southland, and the net assets of Southland will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of June 30, 2022 assumes that the Merger and related transactions occurred on June 30, 2022. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022, and for the year ended December 31, 2021, give pro forma effect of the Merger as if it had occurred on January 1, 2021.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of Legato II Common Stock into cash:

●	Assuming No Redemptions: This presentation assumes that no existing holder of Legato II Common Stock exercised their redemption rights with respect to their Legato II Common Stock upon consummation of the Merger.

●

Assuming 50% of Redemption: This presentation assumes that 13,800,000 shares of Legato II Common Stock are redeemed for an aggregate payment of $140.2 million, based on an estimated redemption price of $10.16.

●	Assuming Maximum Redemption: This presentation assumes that 27,600,000 shares of Legato II Common Stock are redeemed for an aggregate payment of $280.5 million, based on an estimated redemption price of $10.16.

The three alternative levels of redemption assumed in the unaudited pro forma condensed combined balance sheet and statements of operations are based on the assumption that there are no adjustments for the outstanding Legato II Warrants as such securities are not exercisable until 60 days after the closing of the Merger.

If actual facts differ from these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different.

The unaudited condensed combined pro forma adjustments reflecting the consummation of the Merger are based on certain estimates and assumptions. These estimates and assumptions are based on information available as of the dates of these unaudited pro forma condensed combined financial statements and may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Merger.

Note 2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X to depict the accounting for the Merger. The information has been prepared to illustrate the effect of the Merger and is for informational purposes only.

Adjustments to the Unaudited Condensed Combined Statements of Operations

(1)	Represents pro forma adjustments to the condensed combined statement of operations

a.	Represents the pro forma adjustment to eliminate investment income to the investment held in the Trust Account.

Adjustments to the Unaudited Condensed Combined Balance Sheet

(2)	Represents pro forma adjustments to the condensed combined balance sheet:

a.

Reflects the deferred underwriting commissions costs of $9.6 million incurred in consummating the Business Combination by Legato II. Excluded from this amount is approximately $0.4 million of legal, financial advisory and other professional fees related to the Business Combination.

b.	Reflects the reclassification of cash and investments held in the trust account that becomes available following the business combination.

c.	As part of the transaction, $24.4 million in Southland’s preferred stock is being converted to long-term debt.

d.	Reflects a pro forma adjustment for the reorganization of the equity section and no redemptions of common stock shares under the No Redemption Scenario, 50% Redemption Scenario, and 100% redemptions under the Maximum Redemption Scenario.

e.	Reflects the equity reorganization from Members’ capital to additional paid-in capital.

f.	Reflects the $50.0 million due to Southland Members per the Merger agreement. In the case of maximum redemptions, this amount will be recorded as a long-term liability.

ANNUAL MEETING OF STOCKHOLDERS

General

Legato II is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the Board for use at the Annual Meeting to be held on _______, 2022 and at any adjournment or postponement thereof.

Date, Time and Place

The Annual Meeting will be held on _______, 2022, at 10:00 a.m. Eastern Time, via a virtual meeting. On or about the date of this proxy statement/prospectus, Legato II commenced mailing this proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the Annual Meeting.

Purpose of Annual Meeting

Legato II stockholders are being asked to vote on the following proposals:

1.	the Business Combination Proposal;

2.	the Charter Proposals;

3.	the Director Election Proposal;

4.	the Nasdaq Proposal;

5.	the Incentive Plan Proposal; and

6.	the Adjournment Proposal (if necessary).

Recommendation of the Legato II Board of Directors

The Legato II board of directors has determined that the Business Combination, on the terms and conditions set forth in the Merger Agreement, is advisable and in the best interests of Legato II and its stockholders and has directed that the proposals set forth in this proxy statement/prospectus be submitted to its stockholders for approval at the Annual Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The Legato II board of directors recommends that Legato II’s stockholders vote “FOR” the Business Combination Proposal, “FOR” each of the Charter Proposals, “FOR” the election of each of the seven directors nominated in the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal (if necessary).

When you consider the recommendation of Legato II’s board of directors in favor of approval of these proposals, you should keep in mind that Legato II’s directors and officers and others have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include:

●	If the Merger or another business combination is not consummated by the time period required by the Existing Charter (and not otherwise extended), Legato II will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 6,900,000 shares of Legato II Common Stock held by the Legato II Insiders prior to the date of this proxy statement/prospectus, which were acquired for an aggregate purchase price of $25,000 prior to the IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an estimated aggregate market value of $____ based upon the closing price of $___ per public share on Nasdaq on _________, 2022, the record date.

●	The Initial Stockholders purchased an aggregate of 1,033,000 Private Placement Units from Legato II for an aggregate purchase price of approximately $10.3 million (or $10.00 per Private Placement Unit) in a private placement simultaneously with the consummation of the IPO. A portion of the proceeds Legato II received from these purchases were placed in the Trust Account. Such Private Placement Units had an

estimated aggregate value of $____ based on the closing price of $___ per Legato II unit on Nasdaq on _________, 2022, the record date. The Private Placement Units will become worthless if Legato II does not consummate a business combination.

●	It is currently contemplated that each of Brian Pratt and Greg Monahan will be members of the board of directors of New Southland after the closing of the Merger (assuming that they are elected, as described further elsewhere in this proxy statement/prospectus). As such, in the future, each will receive any cash fees, stock options or stock awards that the board of directors of New Southland determines to pay its non-executive directors.

●	If Legato II is unable to complete a business combination within the required time period, Crescendo I will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Legato II for services rendered or contracted for or products sold to Legato II. If Legato II consummates a business combination, on the other hand, Legato II will be liable for all such claims.

●	The Legato II Insiders (or their affiliates) may make loans from time to time to Legato II to fund certain capital requirements, including after the date of this proxy statement/prospectus. No such loans are currently outstanding. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Legato II outside of the trust account.

●	Legato II’s officers and directors, and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Legato II’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Legato II fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Legato II may not be able to reimburse these expenses if the Merger or another business combination is not completed by May 24, 2023. As of _________, 2022 there were no reimbursable expenses outstanding.

●	All rights specified in the Existing Charter and indemnification agreements relating to the right of officers and directors to be indemnified by Legato II, and of Legato II’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after a business combination. If a business combination is not approved and Legato II liquidates, Legato II will not be able to perform its obligations to its officers and directors under those provisions.

Additionally, EarlyBirdCapital, the representative of the underwriters in Legato II’s IPO, and other FINRA members will be paid deferred underwriting fees of $9,660,000 only if a business combination is consummated by Legato II. Such deferred underwriting fees will not be paid if a business combination is not consummated.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Annual Meeting if you owned shares of Legato II Common Stock at the close of business on _________, 2022, which is the record date for the Annual Meeting. You are entitled to one vote for each share of Legato II Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 35,911,000 shares of Legato II Common Stock outstanding.

Vote of the Legato II Insiders

Legato II has entered into letter agreements with Legato II Insiders pursuant to which each has agreed to vote any shares of Legato II Common Stock owned by them in favor of the Business Combination Proposal.

At the time of the IPO, as a condition to their purchase of Legato II Common Stock, the Legato II Insiders waived any redemption rights, including with respect to shares of Legato II Common Stock purchased in the IPO or in the aftermarket, in connection with the Business Combination. The shares of Legato II Common Stock held by the Legato II Insiders prior to the date of this proxy statement/prospectus have no rights to any distribution upon Legato II’s liquidation and will be worthless if no business combination is effected by Legato II by May 24, 2023 (or such later date as may be effectuated pursuant to the Existing Charter or approved by the Legato II stockholders). However, the Legato II Insiders are entitled to redemption rights upon Legato II’s liquidation with respect to any Public Shares they may own.

Quorum and Required Vote for Proposals for the Annual Meeting

A quorum of Legato II stockholders is necessary to hold a valid meeting. A quorum will be present at the Annual Meeting if a majority of the issued and outstanding shares of Legato II Common Stock on the record date that are entitled to vote at the Annual Meeting are represented by stockholders present at the Annual Meeting or by proxy. Abstentions will be counted towards the quorum requirement. Broker non-votes will not be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at Annual Meeting may adjourn the annual meeting to another date.

The proposals presented at the Annual Meeting will require the following votes:

●	Business Combination Proposal — The approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the Legato II Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote “against” the Business Combination Proposal because an abstention represents a share entitled to vote. Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Business Combination Proposal. The Business Combination will not be consummated if Legato II has less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Business Combination.

●	Charter Proposals — The approval of each of the Charter Proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Legato II Common Stock on the record date. Abstentions will have the same effect as a vote “against” the Charter Proposals. Each Charter Proposal is considered a non-routine proposal, and, accordingly, brokers are not entitled to vote on those proposals without receiving voting instructions, and broker non-votes will have the same effect as a vote “against” such proposals.

●	Director Election Proposal — The election of directors requires a plurality of the votes cast. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” will be elected as directors (even if they receive less than a majority of the votes cast). Consequently, because this is an uncontested election, any director nominee who receives at least one vote “FOR” will be elected as a director. Brokers are not entitled to vote on the Director Election Proposal absent voting instructions from the beneficial holder because the Director Election Proposal is considered “non-routine”. Consequently, broker non-votes will have no effect with respect to the Director Election Proposal.

●	Nasdaq Proposal — The approval of the Nasdaq Proposal will require the affirmative vote of the holders of a majority of the Legato II Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote “against” the Nasdaq Proposal because an abstention represents a share entitled to vote. Brokers are not entitled to vote on the Nasdaq Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Nasdaq Proposal.

●	Incentive Plan Proposal — The approval of the Incentive Plan Proposal will require the affirmative vote of the holders of a majority of the Legato II Common Stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote “against” the Incentive Plan Proposal because an abstention represents a share entitled to vote. Brokers are not entitled to vote on the Incentive Plan Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Incentive Plan Proposal.

●	Adjournment Proposal — The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares of Legato II Common Stock present (which would include presence at a virtual meeting) or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote “against” the Adjournment Proposal because an abstention represents a share entitled to vote. Brokers are entitled to vote on the Adjournment Proposal absent voting instructions from the beneficial holder because the proposal is considered “routine”. Consequently, broker non-votes will have the same effect as a vote “against” the Adjournment Proposal.

Under the Merger Agreement, the approval of each of the Proposals is a condition to the consummation of the Business Combination. If any of these proposals is not approved and the applicable closing condition in the Merger Agreement is not waived, the remaining proposals will not be presented to stockholders for a vote. The Incentive Plan Proposal and Director Proposal are conditioned on the approval of the Business Combination Proposal, each Charter Proposal and the Nasdaq Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Voting Your Shares

Each share of Legato II Common Stock that you own in your name entitles you to one vote on each of the proposals for the Annual Meeting. Your one or more proxy cards or voter information forms show the number of shares of Legato II Common Stock that you own. There are several ways to have your shares of Legato II Common Stock voted:

●	By Mail. You can submit a proxy to vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Annual Meeting. If you submit a proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Legato II Common Stock will be voted as recommended by Legato II’s board of directors.

●	At the Virtual Meeting. You can attend the Annual Meeting and vote virtually even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. You will be given a ballot when you log in. However, if your shares of Legato II Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Legato II can be sure that the broker, bank or nominee has not already voted your shares of Legato II Common Stock. See “Questions and Answers about the Business Combination and Annual Meeting — How Do I Attend the Annual Meeting?” for more information.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;

●	you may notify Legato II’s secretary in writing before the Annual Meeting that you have revoked your proxy; or

●	you may attend the Annual Meeting virtually, revoke your proxy and vote online as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

No Additional Matters May be Presented at the Annual Meeting

The Annual Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal (if necessary). Under Legato II’s bylaws, no other matters may be considered at the Annual Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Annual Meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of Legato II Common Stock, you may call MacKenzie Partners Inc., Legato II’s proxy solicitor, at (800) 322-2885 (banks and brokers call ________ or email __________).

Redemption Rights

Holders of Public Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal and regardless of whether they hold their Public Shares on the record date. Any stockholder holding Public Shares may demand that Legato II redeem such shares for a full pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (including interest earned on the funds held in the Trust Account and not previously released to Legato II to pay taxes) upon the closing of the Business Combination. The per-share amount Legato II will distribute to public stockholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that Legato II is required to pay to the underwriters of the IPO. For illustrative purposes, based on funds in the Trust Account of approximately $___ million on the record date, the estimated per share redemption price would have been approximately $__. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, Legato II will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

The Legato II Insiders will not have redemption rights with respect to any shares of Legato II Common Stock held by them.

Legato II requires public stockholders, whether they are a record holder or hold their shares in “street name,” to either tender their certificates to the Transfer Agent or to deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, no later than two business days prior to the Annual Meeting. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker a nominal amount and it would be up to the broker whether or not to pass this cost on to the public stockholder.

Legato II’s Transfer Agent can be contacted at the following address:

Felix Orihuela
American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, New York 11219
E-mail: forihuela@astfinancial.com

Any request to redeem such shares, once made, may be withdrawn at any time up to the time such shares are actually redeemed. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then Legato II’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the Trust Account, as applicable. In such case, Legato II will promptly return any shares delivered by public holders.

If Legato II would be left with less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Business Combination as a result of the holders of Public Shares properly demanding redemption of their shares for cash, Legato II will not be able to consummate the Business Combination.

The closing price of Common Stock on _________, 2022, the record date, was $___. The cash held in the Trust Account on such date was approximately $__ million ($__ per Public Share). Prior to exercising redemption rights, stockholders should verify the market price of Common Stock as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Legato II cannot assure its stockholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of Public Shares exercises his, her or its redemption rights, then he, she or it will be exchanging its shares of Common Stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than the close of the vote on the Business Combination Proposal by delivering your stock certificate (either physically or electronically) to Legato II’s Transfer Agent at least two business days prior to the vote at the Annual Meeting, and the Business Combination is consummated.

For a detailed discussion of the material U.S. federal income tax considerations for stockholders with respect to the exercise of these redemption rights, see “U.S. Federal Income Tax Considerations — Tax Consequences of the Business Combination and a Redemption of Public Shares” beginning on page 113. The consequences of a redemption to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Appraisal Rights

Appraisal rights are not available to holders of shares of Legato II Common Stock in connection with the Business Combination.

Proxy Solicitation Costs

Legato II is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone. Legato II and its directors, officers and employees may also solicit proxies online. Legato II will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Legato II will bear the cost of the solicitation.

Legato II has hired MacKenzie Partners Inc. to assist in the proxy solicitation process. Legato II will pay to MacKenzie Partners Inc. a fee of $15,000, plus disbursements.

Legato II will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Legato II will reimburse them for their reasonable expenses.

Initial Stockholders Stock Ownership

As of _________, 2022, the record date, the Legato II Insiders owned of record and were entitled to vote an aggregate of 7,933,000 shares of Legato II Common Stock that were issued prior to the IPO. Such shares currently constitute approximately 22.1% of the outstanding shares of Legato II Common Stock. At the time of the IPO, as a condition to their purchase of Legato II Common Stock, the Legato II Insiders agreed to vote the Legato II Common Stock acquired prior to the IPO, as well as any shares of Legato II Common Stock acquired in the aftermarket, in favor of the Business Combination Proposal. Accordingly, in addition to the shares held by the Legato II Insiders, Legato II would need 10,022,501 shares, or approximately 36.3% of the 27,600,000 shares of Common Stock sold in the IPO, to be voted in favor of the Business Combination Proposal in order for it to be approved, assuming all outstanding shares are voted on such proposal and the shares of Legato II Common Stock held by EBC and its designees are not voted in favor of the Business Combination Proposal. If only a quorum of shares of Legato II Common Stock is present at the Annual Meeting, Legato II would need only approximately 1,044,751 shares, or approximately 3.8% of the Legato II Common Stock, to be voted in favor of the Business Combination Proposal in addition to the Legato II Insiders in order for it to be approved (provided that consummation of the Business Combination is conditioned upon, among other things approval of the Charter Proposals and Nasdaq Proposal and the requirement that Legato II have net tangible assets of at least $5,000,001 immediately prior to or upon consummation of the Business Combination). The Legato II Insiders have also indicated that they intend to vote their shares in favor of each other proposal being presented by Legato II at the Annual Meeting.

Additionally, at any time when they are not then aware of any material non-public information regarding Legato II or its securities, the Legato II Insiders and the Southland Members, officers and directors and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Legato II Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the then-outstanding shares of Legato II Common Stock present and entitled to vote at the meeting to approve the Business Combination Proposal vote in its favor or to decrease the number of Public Shares that were being redeemed for cash. While the nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors shares of Legato II Common Stock or Warrants owned by the Initial Stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on the Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Annual Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Legato II will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the outcome of the Business Combination Proposal or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Merger Agreement is subject to, and is qualified in its entirety by reference to, the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

Structure of the Business Combination

General

The Business Combination contemplates the Merger of Merger Sub with and into Southland, with Southland surviving the Merger as a wholly-owned subsidiary of Legato II.

Projected Post-Business Combination Ownership of New Southland

Immediately after the Effective Time, without taking into effect shares of New Southland Common Stock which may be issued upon the exercise of outstanding warrants of Legato II, the current stockholders of Legato II (including the Legato II Insiders) will hold approximately ___% of the issued and outstanding New Southland Common Stock, Southland’s stockholders will hold approximately ___% of the issued and outstanding New Southland Common Stock, which pro forma ownership assumes (i) no holders of Public Shares exercise their redemption rights; (ii) that ___ shares of New Southland Common Stock are issued as Merger Stock Consideration to Southland Members; and (iii) that there are ___ shares of New Southland Common Stock outstanding following the consummation of the Business Combination. If the maximum number of Public Shares are redeemed which would allow Legato II to meet the net tangible asset requirement from the Existing Charter as described herein, such percentages will be approximately ___%, ___% and ___%, respectively.

Consideration

Pursuant to the Merger Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of the parties to the Merger Agreement, each Existing Southland Membership Interest (expressed as a percentage) issued and outstanding immediately before the Effective Time will be converted into and become the right to receive: (I) the Merger Stock Consideration of a number of shares of Legato II Common Stock equal to (a) (i) $343 million divided by (ii) $10.15, multiplied by (b) such Southland Member’s percentage of all Existing Southland Membership Interests issued and outstanding immediately prior to the Effective Time (i.e., 100%); (II) the Merger Earnout Consideration of a number of shares of Legato II Common Stock equal to (a) (i) $105 million divided by (ii) $10.15, multiplied by (b) such Southland Member’s percentage of all Existing Southland Membership Interests issued and outstanding immediately prior to the Effective Time, upon the achievement of certain targets described below; and (III) Merger Cash Consideration equal to (a) $50 million multiplied by (b) such Southland Member’s percentage of all Existing Southland Membership Interests issued and outstanding immediately prior to the Effective Time (i.e., 100%); provided, however, that in lieu of receiving all or part of the Cash Consideration, up to $50 million of cash held by Southland or its subsidiaries may be distributed to the Southland Members, or to such other persons as instructed by the Southland Members, if either (1) there is not sufficient funds in the Trust Account to pay such amount in cash or (2) Southland elects, in its sole discretion, to make such dividend at or prior to the Closing. For the avoidance of doubt, Southland may elect, in its sole discretion, but shall not be obligated, to distribute any cash held by Southland or its subsidiaries to the Southland Members, or to such other persons as instructed by the Southland Members, up to a maximum of $50 million, if there is not sufficient funds in the Trust Account to pay the Merger Cash Consideration in cash. Any cash paid as a dividend on or prior to the Closing pursuant to such provision shall reduce the Merger Cash Consideration payable to the Southland Members at Closing by a like amount.

The Merger Earnout Consideration consists of up to an aggregate of 10,344,828 shares of Legato II Common Stock to be issued as Merger Consideration as described below. As used in the following discussion of the Merger Earnout Consideration, “Adjusted EBITDA” means, for the applicable fiscal year, using results and expenses taken from the audited financial statements of Legato II and its subsidiaries, including but not limited to Southland and its affiliates, on a consolidated basis, but excluding any results attributable to businesses acquired after the date of the Merger Agreement except for certain permitted acquisitions, the following calculation: income before provision for income taxes, plus interest expense, less interest income, plus depreciation and amortization, plus any expenses arising solely from the Merger charged to income in such fiscal year, including but not limited to filing fees borne by Southland with respect to the Registration Statement (as defined below) and notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), plus expenses relating to certain incentive compensation arrangements. In addition, any Legato II or Merger Sub expenses incurred prior to or at the Closing that are included in Legato II’s 2022 income statement will be excluded for purposes of Adjusted EBITDA calculation. For the purposes of calculating Adjusted EBITDA for the fiscal year of Legato II ending December 31, 2022, Adjusted EBITDA shall be calculated after giving pro forma effect to the Merger as if the Merger was consummated on the first day of such fiscal year.

If, for the fiscal year of Legato II ending December 31, 2022, Legato II has Adjusted EBITDA equal to or greater than $125 million (the “2022 Base Target”), Legato II shall issue to the holders of Company Membership Interests outstanding immediately prior to the Effective Time, in the aggregate, 3,448,276 shares of Legato II Common Stock; provided that if Legato II has Adjusted EBITDA equal to or greater than $145 million (the “2022 Bonus Target”), then the aggregate number of shares of Legato II Common Stock to be issued to the holders of Company Membership Interests shall be increased to 5,172,414 shares.

If, for the fiscal year of Legato II ending December 31, 2023, Legato II has Adjusted EBITDA equal to or greater than $145 million (the “2023 Base Target”), Legato II shall issue to the holders of Company Membership Interests outstanding immediately prior to the Effective Time, in the aggregate, 3,448,276 shares of Legato II Common Stock; provided that if Legato II has Adjusted EBITDA equal to or greater than $165 million (the “2023 Bonus Target” and collectively with the 2022 Base Target, 2022 Bonus Target and 2023 Base Target, the “Earnout Targets”, each an “Earnout Target”), then the aggregate number of shares of Legato II Common Stock to be issued to the holders of Company Membership Interests shall be increased to 5,172,414 shares.

For avoidance of doubt, the Earnout Targets set forth above and the number of shares of Legato II Common Stock issuable pursuant thereto shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the Legato II Common Stock occurring on or after the Closing (other than the transactions contemplated by the Merger Agreement).

The Merger Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A hereto. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. In addition, the representations and warranties of Legato II and Merger Sub, on the one hand, and Southland and its Subsidiaries, on the other hand, have been qualified by information contained in underlying disclosure schedules that modify, qualify and create exceptions to the representations and warranties in the Merger Agreement.

General Description

On May 25, 2022, Legato II entered into the Merger Agreement with Merger Sub and Southland, pursuant to which, among other things and subject to the terms and conditions contained in the Merger Agreement, Legato II will acquire Southland via a merger of Merger Sub with and into Southland. After giving effect to the Merger, Southland will continue as a wholly-owned subsidiary of Legato II and the Southland Members will become stockholders of Legato II.

Pursuant to the Merger Agreement, the aggregate consideration payable to Southland Members at the Effective Time consists of (I) the Merger Stock Consideration (II) the Merger Cash Consideration and (III) the right to the Merger Earnout Consideration upon the achievement of the Earnout Targets.

Immediately after the Effective Time, without taking into effect shares of New Southland Common Stock which may be issued upon the exercise of outstanding warrants of Legato II, The current stockholders of Legato II (including the Legato II Insiders) will hold approximately ___% of the issued and outstanding New Southland Common Stock, Southland’s stockholders will hold approximately ___% of the issued and outstanding New Southland Common Stock, which pro forma ownership assumes (i) no holders of Public Shares exercise their redemption rights; (ii) that ___ shares of New Southland Common Stock are issued as Merger Stock Consideration to Southland Members; and (iii) that there are ___ shares of New Southland Common Stock outstanding following the consummation of the Business Combination. If the maximum number of Public Shares are redeemed which would allow Legato II to meet the net tangible asset requirement from the Existing Charter as described herein, such percentages will be approximately ___%, ___% and ___%, respectively.

Conditions to Closing

The respective obligations of each party to effect the Merger are subject to the satisfaction as of the Closing Date of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all parties:

●	No Governmental Authority shall have entered a decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of restraining, enjoining or prohibiting consummation of the Merger on the terms and conditions contemplated by the Merger Agreement.

●	Legato II shall have at least $5,000,001 of net tangible assets either immediately prior to or upon the Closing after giving effect to the exercise by the Redeeming Stockholders of their right to redeem the shares of Common Stock held by them for a pro rata share of the Trust Account in accordance with Legato II’s organizational documents.

●	All required waiting periods under the HSR Act, if any, shall have expired or been terminated, and all other consents, approvals and authorizations from governmental authorities legally required to be made or obtained to consummate the Merger shall have been made or obtained.

●	The SEC shall have declared the Registration Statement on Form S-4 prepared and filed in connection with the Business Combination (the “Registration Statement”), of which this proxy statement/prospectus forms a part, effective, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

●	At the Annual Meeting (including any adjournments thereof), the matters required to be approved by Legato II’s stockholders shall have been duly approved and adopted by the requisite vote under the DGCL, Legato II’s organizational documents and Nasdaq rules and regulations.

●	The Southland Members shall have adopted the Merger Agreement and approved the Merger and other transactions contemplated thereby.

The obligations of Legato II to consummate and effect the Business Combination shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Legato II:

●	The representations and warranties of Southland shall be true and correct, subject to certain bring-down standards.

●	Southland shall in all material respects have performed or complied with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Closing Date.

●	Legato II shall have received a customary closing certificate from Southland executed by its secretary or equivalent officer.

●	There being no legal actions reasonably likely to prevent the Merger, cause the Merger to be rescinded or materially and adversely affect Legato II’s or New Southland’s right to own, operate or control any of the assets, intellectual property rights, operations or business of Southland or New Southland following the Merger.

●	No material adverse effect with respect to Southland shall have occurred since the date of the Merger Agreement.

●	Southland shall have obtained each of the consents, waivers and approvals necessary to effect the Merger.

●	All outstanding indebtedness owed to Southland or its subsidiaries by affiliates or officers, directors or employees thereof or by any other Person designated by Southland who will become an officer, director or employee of New Southland upon the Closing shall have been repaid in full; (ii) all outstanding guaranties and similar arrangements pursuant to which Southland or any of its subsidiaries has guaranteed the payment or performance of any obligations of any such affiliate or officer, director or employee or other Person to a third party shall have been terminated; and (iii) no affiliate of Southland shall own any direct equity interests in any company that utilizes in its name or otherwise “Southland” or any derivative thereof.

●	Legato II shall have entered into employment agreements with each of the persons at Southland who will become executive officers of New Southland upon the Closing.

●	Each of the agreements and other instruments ancillary to the Merger Agreement shall have been executed by Southland and delivered to Legato II.

●	At Closing, Southland shall deliver to Legato II a properly executed certification dated as of the date of the Closing that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) and states that shares of Southland are not “U.S. real property interests” within the meaning of Section 897 of the Code, together with a written authorization for Legato II to deliver such certification to the IRS on behalf of Southland after the Closing and a notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

●	Southland shall have delivered to Legato II audited financial statements for fiscal years 2019, 2020 and 2021, respectively, and such audited financial statements shall not be materially different from the financial statements delivered to Legato II by Southland prior to the date of the Merger Agreement.

The obligations of Southland to consummate and effect the Business Combination shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Southland:

●	The representations and warranties of Legato II shall be true and correct, subject to certain bring-down standards.

●	Legato II shall in all material respects have performed or complied with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Closing Date.

●	Southland shall have received a customary closing certificate from Legato II executed by its secretary or equivalent officer.

●	There being no legal actions reasonably likely to prevent the Merger, cause the Merger to be rescinded or materially and adversely affect Legato II’s or New Southland’s right to own, operate or control any of the assets, intellectual property rights, operations or business of Legato II or New Southland following the Closing.

●	No material adverse effect with respect to Legato II shall have occurred since the date of the Merger Agreement.

●	The listing of the New Southland Common Stock comprising the aggregate Merger Stock Consideration and Merger Earnout Consideration on Nasdaq shall have been approved, subject only to official notice of issuance and the requirement to have a sufficient number of round lot holders.

●	Effective upon the Closing, the members of the board of directors of New Southland and the executive officers of New Southland shall consist of the individuals agreed by Legato II and Southland pursuant to the Merger Agreement.

●	Each of the agreements and other instruments ancillary to the Merger Agreement shall have been executed by Legato II and Merger Sub and delivered to Southland.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the Legato II and Merger Sub, on the one hand, and Southland and its Subsidiaries, on the other hand, relating to their respective businesses and, in the case of Legato II, its public filings. The representations and warranties described below and included in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement and as of specific dates, may be subject to a contractual standard of materiality different from what you might view as material, and may be subject to limitations agreed upon by the parties to the Merger Agreement. In addition, the representations and warranties of Legato II and Merger Sub, on the one hand, and Southland and its Subsidiaries, on the other hand, have been qualified by information set forth in the Schedules provided in connection with the Merger Agreement; the information contained in the Schedules modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement.

Southland has made representations and warranties about itself and its subsidiaries to Legato II and Merger Sub regarding the following:

●	Organization and Qualification

●	Subsidiaries

●	Power and Authorization

●	Authorization of Governmental Authorities

●	Non-contravention

●	Compliance

●	Capitalization

●	Financial Matters

●	Absence of Certain Developments

●	Real Property

●	Personal Property

●	Condition and Sufficiency of Assets

●	Intellectual Property

●	IT Systems and Data Privacy

●	Permits

●	Tax Matters

●	Employee Benefit Plans

●	Labor Matters

●	Environmental Matters

●	Contracts

●	Customers and Suppliers

●	Affiliate Transactions

●	Litigation

●	Insurance

●	Brokers

●	Restrictions on Business Activities

●	Anti-Corruption Matters

●	Manager Approval

●	Exclusivity of Representations

Legato II and Merger Sub have made representations and warranties about themselves to Southland regarding the following:

●	Organization and Qualification

●	Subsidiaries

●	Power and Authorization

●	Authorization of Governmental Authorities

●	Non-contravention

●	No Operating History

●	Compliance

●	Capitalization

●	SEC Reports and Financial Statements

●	Absence of Certain Developments

●	Trust Account

●	Real Property

●	Intellectual Property

●	Tax Matters

●	Employees; Employee Benefit Plans

●	Contracts

●	Affiliate Transactions

●	Litigation

●	Insurance

●	Brokers

●	Securities Listing

●	Stock Issued in the Business Combination

●	Board Approval

●	Exclusivity of Representations

Exclusivity

From the date of the Merger Agreement until the closing, or the earlier termination of the Merger Agreement in accordance with its terms, Southland will not (and will not cause or permit any Subsidiary or its or their affiliates or representatives to) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any Person relating to, or enter into or consummate any transaction relating to, (i) any merger, sale of Southland’s equity interests or a material portion of Southland’s or its Subsidiaries’ assets, or a similar change in control transaction with respect to Southland or any of its Subsidiaries, or (ii) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit the ability of Southland or any of its Subsidiaries to consummate the Business Combination contemplated by the Merger Agreement (the transactions in subsections (i) and (ii), collectively “Southland Competing Transactions”). In addition, Southland will, and will cause each of its Subsidiaries and its and their respective representatives to, promptly cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Southland Competing Transaction.

From the date of the Merger Agreement until the closing, or the earlier termination of the Merger Agreement in accordance with its terms, Legato II and Merger Sub will not (and will not cause or permit its affiliates or representatives to) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any Person relating to, or enter into or consummate any transaction relating to (i) any merger, sale of the equity interests of Legato II or Merger Sub or a material portion of Legato II’s assets, or a similar change in control transaction with respect to Legato II or Merger Sub or (ii) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit Legato II’s or Merger Sub’s ability to consummate the Business Combination contemplated by the Merger Agreement (the transactions in subsections (i) and (ii), collectively “Legato II Competing Transactions”). In addition, Legato II and Merger Sub will (and will cause Merger Sub and each of its and their affiliates and representatives to, promptly cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Legato II Competing Transaction.

Conduct of Business Pending the Business Combination

Until the earlier of the termination of the Merger Agreement and the closing of the Business Combination, Legato II and Merger Sub, on the one hand, and Southland and its Subsidiaries, on the other hand, have each agreed to carry on its business in the ordinary course consistent with past practice, except as otherwise required by law or required or permitted by the Merger Agreement or consented to in writing by Legato II (in the case of Southland and its Subsidiaries) or Southland (in the case of Legato II and Merger Sub).

In particular, each of Southland, Legato II and Merger Sub has agreed not to:

●	Amend its organizational documents;

●	Purchase, redeem or otherwise acquire, directly or indirectly, any capital stock or other equity interest of itself;

●	Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity interest, or split, combine or reclassify any equity interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or other equity interest;

●	Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any capital stock or other equity interest or any securities convertible into or exchangeable for any capital stock or other equity interest, or subscriptions, rights, warrants or options to acquire any capital stock or other equity interest, or any securities convertible into or exchangeable for any capital stock or other equity interest, or enter into other agreements or commitments of any character obligating it to issue any such capital stock or other equity interests or convertible or exchangeable securities;

●	Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or enter into any joint ventures, strategic partnerships or alliances or other arrangements;

●	Form or establish any subsidiary except in the ordinary course of business consistent with prior practice or in connection with an acquisition permitted by the Merger Agreement;

●	Merge or consolidate with any Person, or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

●	Sell, lease, license, encumber or otherwise dispose of any properties or assets, except the sale, lease or disposition of property or assets in the ordinary course of business that are not material, individually or in the aggregate, to the business of such party;

●	Close any facility or discontinue any material line of business or any material business operations;

●	Make capital expenditures that in any instance exceed by more than 10% the previously budgeted amount;

●	Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

●	Establish or increase any benefits under any employee benefit plan, grant any severance or termination pay, pay any special bonus or special remuneration or increase the compensation payable or paid, whether conditionally or otherwise, to any employee, officer, director or consultant, other than normal annual increases not exceeding 5%, or enter into or adopt any new severance plan, or amend, modify or alter in any material respect any employee benefit plan;

●	Enter into any employment contract or collective bargaining agreement;

●	Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock or reprice options granted under any employee benefit plan or authorize cash payments in exchange for any options granted under any employee benefit plan;

●	Pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction of any claims, liabilities or obligations in the ordinary course of business consistent with past practice, or (ii) waive the benefits of, agree to modify in any material manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which Southland or any of its subsidiaries is a party or of which Southland or any of its subsidiaries is a beneficiary (other than with customers and other counterparties in the ordinary course of business consistent with past practices) or to which Legato II is a party or a beneficiary, as applicable;

●	Modify in any material respect or terminate any of certain material contracts, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

●	Incur or enter into any contractual obligation requiring such Party to pay in excess of $5 million in any 12-month period;

●	Abandon, dispose of, allow to lapse, transfer, sell, assign or exclusively license to any Person or otherwise extend, amend or modify any existing or future intellectual property rights or material assets;

●	Terminate, cancel or let lapse, in each case voluntarily, a material existing insurance policy covering such party or its subsidiaries or any of their respective properties, assets and businesses, unless substantially concurrently with such termination, cancellation or lapse, such party or its subsidiary enters into a replacement policy or policies underwritten by reputable insurance companies providing coverage at least substantially equal in all material respects to the coverage under the terminated, canceled or lapsed policy;

●	Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other affiliates other than the payment of salary and benefits and the advancement of expenses in the ordinary course of business consistent with prior practice;

●	Except as required by law or U.S. GAAP (including in response to any SEC SPAC accounting changes), revalue any of its assets in any manner or make any change in accounting methods, principles or practices;

●	Make, revoke, amend or rescind any tax elections or tax compromise with any governmental authority, execute any waiver of restrictions on assessment or collection of any tax or change any method of accounting for tax purposes or prepare or file any tax return in a manner inconsistent with past practice, fail to pay any tax when due (including any estimated tax payments), claim any tax credits or defer any tax payments under any COVID-19-response law or enter into any tax sharing, tax allocation, tax receivable or tax indemnity agreement;

●	Take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

●	Engage any investment banker, financial advisor, broker or finder or enter into any agreement with any Person which will result in the obligation of Southland or Legato II to pay any finder’s fee, brokerage fees, commission or similar compensation in connection with the Merger; or

●	Agree in writing or otherwise agree or commit to take any of the prohibited actions described above.

Additional Covenants of the Parties

The Merger Agreement also contains customary mutual covenants relating to the preparation of this proxy statement/prospectus, the granting of access to information, the filing of tax returns and other tax matters, confidentiality, public announcements with respect to the transactions contemplated by the Merger Agreement, notification in certain events and the retention of various books and records.

Nonsurvival of Representations and Warranties

None of the representations, warranties, covenants, obligations or other agreements in the Merger Agreement, any agreement ancillary thereto or any other certificate, statement or instrument delivered pursuant to the Merger Agreement or any ancillary agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and they shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except in certain circumstances.

Termination

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

●	by mutual written consent of Legato II and Southland;

●	by either Legato II or Southland if the Closing has not occurred on or before 5:00 p.m. ET on March 31, 2023 (the “Termination Date”); provided that such right to terminate the Merger Agreement shall not be available to any party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement;

●	by either Legato II or Southland if a governmental authority having competent jurisdiction has issued an order or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order or other action will have become final and nonappealable;

●	by either Legato II or Southland if the Annual Meeting has been held (including following any adjournment or postponement thereof), has concluded, the Legato II Stockholders have duly voted, and any of the Business Combination Proposal, the Charter Proposals or the Nasdaq Proposal are not approved or adopted by the Legato II Stockholders by the requisite vote under the DGCL and the Existing Charter and Existing Bylaws;

●	by either Legato II or Southland, if Legato II shall not have at least $5,000,001 of net tangible assets either immediately prior to or upon the Closing after giving effect to the exercise by the Redeeming Stockholders of their right to redeem the shares of Common Stock held by them for a pro rata share of the Trust Account in accordance with Legato II’s organizational documents;

●	by Southland if (i) any of the representations and warranties of Legato II or Merger Sub contained in the Merger Agreement shall fail to be true and correct such that certain of the conditions set forth therein would not be satisfied or (ii) Legato II or Merger Sub will have breached or failed to comply with any of its obligations under the Merger Agreement such that certain of the conditions set forth therein would not be satisfied; provided, that if such breach is curable by Legato II or Merger Sub prior to the Closing Date, then Southland may not terminate the Merger Agreement for a period of thirty (30) days after delivery of written notice from Southland to Legato II of such breach, provided, further, that such right to terminate the Merger Agreement will not be available if Southland is in breach in any material respect of its obligations thereunder; or

●	by Legato II if (i) any of the representations and warranties of Southland contained in the Merger Agreement shall fail to be true and correct such that certain of the conditions set forth therein would not be satisfied or (ii) Southland will have breached or failed to comply with any of its obligations under the Merger Agreement such that certain of the conditions set forth therein would not be satisfied; provided, that if such breach is curable by Southland prior to the Closing Date, then Legato II may not terminate the Merger Agreement for a period of thirty (30) days after delivery of written notice from Legato II to Southland of such breach, provided, further, that such right to terminate the Merger Agreement will not be available if Legato II is in breach in any material respect of its obligations thereunder.

Amendments

The Merger Agreement may be amended by the parties to the Merger Agreement at any time by execution of an instrument in writing signed by Legato II and Southland.

Related Agreements

This following describes the material provisions of certain additional agreements that were entered into concurrently with the execution of the Merger Agreement and certain additional agreements that will be entered into in connection with the consummation of the Business Combination, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Lock-Up Agreement, Support Agreement and A&R Registration Rights Agreement, filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part. Stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the Annual Meeting.

1.	Lock-Up Agreement: Concurrently with the execution of the Merger Agreement, each of the Southland Members entered into an agreement (“Lock-Up Agreement”) not to transfer the shares of New Southland Common Stock received by such Southland Member as Merger Stock Consideration pursuant to the Merger Agreement until six months from the Closing, subject to certain exceptions. The Lock-Up Agreement shall not apply to any shares of New Southland Common Stock issued as Merger Earnout Consideration as described above.

2.	Support Agreements: Concurrently with the execution of the Merger Agreement, certain Southland Members (the “Supporting Members”) entered into a support agreement (“Support Agreement”), pursuant to which each of the Supporting Members agreed to, among other things, vote all of such Supporting Member’s Existing Southland Membership Interests in favor of the adoption of the Merger Agreement and the approval of the Merger

3.	A&R Registration Rights Agreement: At or prior to the Closing, Legato II, certain Southland Members, the Initial Stockholders and EBC and its designees will execute and deliver an amended and restated registration rights agreement (“A&R Registration Rights Agreement”) in a form to be mutually agreed upon and in substance reasonable and customary for transactions of a similar nature, pursuant to which, among other things, Legato II will, within 45 days after the Closing, file a registration statement on Form S-1 to register for resale under the Securities Act the shares of New Southland Common Stock issued or issuable in connection with the Merger, the shares of Legato II Common Stock held by the Initial Stockholders or issuable upon the exercise of Legato II Warrants held by the Initial Stockholders (or their transferees) as of immediately after the Closing, and the shares of Legato II Common Stock issued to EBC

(and its designees) as compensation in the IPO. The A&R Registration Rights Agreement will supersede the existing registration rights agreement, dated as of November 22, 2021, among Legato II and the Initial Stockholders and EBC (and its designees).

4.	Employment Agreements: Pursuant to the Merger Agreement, Legato II shall enter into employment agreements with certain executive officers of Southland prior to consummation of the Business Combination, the terms of which will become effective upon the completion of the Business Combination.

Background of the Business Combination

Legato II is a blank check company incorporated on July 14, 2021 as a Delaware corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While in its search it may have pursued an initial business combination target in any industry or geographic location, Legato II focused on potential acquisition targets in the infrastructure, engineering and construction (E&C), industrial and renewables industries.

The proposed Business Combination is the result of an extensive search for a potential merger utilizing the networking, investing and transactional experience of Legato II’s management team and board of directors. The terms of the Merger Agreement are the result of extensive arm’s-length negotiations between representatives of Legato II and Southland. Prior to approving the Business Combination, Legato II’s board of directors obtained an opinion from an independent third-party that the consideration to be paid by Legato II pursuant to the Merger Agreement is fair to Legato II and its stockholders, as described further below.

Legato II has limited the application of the “corporate opportunity” doctrine in its Existing Charter. The corporate opportunity doctrine generally provides that, as a part of his or her duty of loyalty to the corporation and its stockholders, a director may not take a business opportunity for his or her own if: (1) the corporation is financially able to exploit the opportunity; (2) the opportunity is within the corporation’s line of business; (3) the corporation has an interest or expectancy in the opportunity; and (4) by taking the opportunity for his or her own, the self-interest of the director will be brought into conflict with the director’s duties to the corporation. Section 122(17) of the DGCL expressly permits a Delaware corporation to renounce in its certificate of incorporation any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or its officers, directors or stockholders. Accordingly, the Existing Charter provides that the corporate opportunity doctrine shall not apply with respect to Legato II or any of its officers or directors. Legato II does not believe that the limitation of the application of the corporate opportunity doctrine in its Existing Charter had any impact on its search for a potential business combination.

On November 24, 2021, Legato II consummated its IPO of 27,600,000 Units, each Unit consisting of one share of Common Stock and one-half of one Public Warrant. The Units were sold at an offering price of $10.00 each, generating gross proceeds of $276 million. Simultaneously with the consummation of the IPO, Legato II consummated a private placement with the Initial Stockholders and EBC pursuant to which Legato II issued 1,171,000 Private Placement Units to the Initial Stockholders and EBC at a price of $10.00 per Private Placement Unit, generating total proceeds of $11,710,000. A total of $280,140,000 from the net proceeds of IPO and the private placement of Private Placement Units (or $10.15 per Public Share) was placed into a segregated Trust Account of Legato II maintained by American Stock Transfer & Trust Company.

Promptly following the IPO, Legato II’s officers and directors contacted several investment banks, private equity firms, consulting firms, legal and accounting firms and numerous other business relationships. Legato II also signed six non-exclusive, contingent-based finder’s fee agreements with independent third parties (“Finders”). The agreements stipulated that the Finders were operating as independent contractors and did not have any authority to act for, represent or bind Legato II. Such agreements generally also contained confidentiality agreements and provisions limiting the Finders’ right to make any claim against the Trust Account. Finally, the agreements provided for the payment of a fee (“Finder’s Fee”) equal to a percentage of the enterprise value of a company with which Legato II ultimately completes a business combination. One of the aforementioned agreements required an upfront fee of $15,000 in addition to a contingent fee based upon the completion of a business combination with a target identified by said firm. While the Finders presented Legato II with several potential acquisition candidates, Legato II did not sign a definitive agreement with any of the targets presented by the Finders. As such, there is no Finder’s Fee payable upon the consummation of the Business Combination.

Through inbound inquiries, personal relationships of Legato II’s board of directors and management and independent third parties acting as Finders, Legato II reviewed numerous possible transactions and held talks with multiple private companies. In connection with the review, Legato II executed confidentiality agreements with several of the targets, none of which contained exclusivity, standstill or other provisions limiting the ability of either party to seek alternative business combination transactions.

Legato II ultimately determined that the most compelling opportunity was a transaction with Southland. The negotiations between Legato II and Southland are summarized below:

On January 5, 2022, Mr. Pratt had a meeting with Walter Timothy “Tim” Winn, Southland’s Executive Vice President and co-Chief Operating Officer, and Cody Gallarda, Southland’s Chief Financial Officer, Executive Vice President and Treasurer, to discuss a potential transaction involving Legato II and Southland. Mr. Winn provided an overview of the history of Southland and its operational capabilities, and general market conditions.

On January 10, 2022, Mr. Gallarda provided Mr. Pratt with current and historical financial information for Southland.

On January 10, 2022, Mr. Pratt had a conversation with David S. Sgro, Legato II’s Vice Chairman, regarding Southland and its business. Legato II’s management team then reviewed the valuations and trading multiples of comparable public companies in the engineering and construction services industry related to the potential transaction with Southland.

On January 18, Mr. Pratt had a follow-up meeting with Mr. Frank Renda and Mr. Gallarda during which they discussed preliminary valuation, SPAC structure and an overview of the process.

On January 19, 2022, Mr. Pratt sent an email introducing Gregory Monahan, Legato II’s Chief Executive Officer, Eric Rosenfeld, Legato II’s Chief SPAC Officer, and Mr. Sgro to Mr. Gallarda. Mr. Pratt also provided Legato II with some preliminary information regarding Southland’s business and financial statements. The representatives of Legato II indicated to Southland that they were interested in obtaining additional information and a mutual nondisclosure agreement (“NDA”) was entered into on January 20, 2022. The NDA contained a customary trust account waiver provision pursuant to which Southland waived any right, title, interest or claim in the Trust account and agreed not to seek recourse against the Trust Account for any reason.

On January 28, 2022, a videoconference meeting was held with Messrs. Monahan, Rosenfeld, Pratt, Sgro, Renda and Gallarda. During the call, Messrs. Renda and Gallarda led a discussion detailing Southland’s business operation, organization structure, past acquisitions and historical and projected future financials.

On February 1, 2022, Mr. Rosenfeld requested certain business, operational and financial information relating to Southland. On February 2 and 3, 2022, Mr. Gallarda responded by providing Southland’s previous three years of audited financial statements as well as certain additional information that had been requested.

On February 4, 2022, Messrs. Monahan and Gallarda held a call to discuss the financial statements in further detail.

On February 8, 2022, Messrs. Monahan, Rosenfeld, Pratt, Sgro, Renda and Gallarda met via videoconference to discuss the initial information request and to allow Southland to answer questions that arose from the initial request including, but not limited to, a review of current and historical customers, customer concentration, capital expenditures requirements and debt structure. At the conclusion of the meeting, several additional data requests were made by Legato II’s management.

On February 10, 2022, Southland provided a response to the follow-up data request and provided additional information including a quarterly forecast, bid/success rate summary, year-end financial review information and certain customer information.

On February 15, 2022, Messrs. Monahan, Rosenfeld, Pratt, Sgro, Renda and Gallarda held a combined in-person videoconference meeting (Messrs. Monahan, Rosenfeld and Sgro participated via teleconference). Messrs. Monahan, Rosenfeld, Pratt and Sgro presented Southland with its initial offer to acquire Southland. The original offer included $348.4 million of Legato II common stock at closing and up to $87.1 million of stock-based contingent consideration. The stock-based contingent consideration would be earned and paid over three years based on achieving certain EBITDA goals: (1) if 2022 EBITDA was equal, or greater than, $125 million, Southland’s existing shareholders would receive $29.0 million in stock, (2) if 2023 EBITDA was equal, or greater than, $144 million, Southland’s existing shareholders would receive an additional $29.0 million in stock and (3) if 2024 EBITDA was equal or greater than $165 million, Southland’s existing shareholders would receive a final payment of $29.0 million in stock. The parties then had a detailed discussion regarding the offer and proposed structure of the transaction.

Following the meeting held on February 15, 2022 and through February 24, 2022, representatives from Legato II and Southland held several videoconference calls to further discuss the initial proposal and to answer any outstanding questions. During these calls, Southland noted that the existing shareholders would like the transaction to include a cash component payable to existing Southland members that would be payable upon closing of the transaction.

On February 16, 2022, Mr. Monahan and Mr. Gallarda held a videoconference meeting to discuss the assumptions Legato II utilized in its proposed financial model for valuing Southland, including the assumptions about the net debt position at the time of the closing.

On February 22, 2022, Mr. Monahan and Mr. Gallarda held a videoconference meeting to discuss the valuation model in further detail and to better understand Southland’s expected net debt position at the time of the closing.

On February 23, 2022, Mr. Monahan and Mr. Gallarda held another telephonic meeting to further answer any remaining questions.

On February 24, 2022, Legato II’s management team updated the valuation model with the updated expected net debt levels and sent the updated model and revised proposal to Southland. The revised proposal included $378 million of Legato II common stock at closing and up to $94.5 million of stock-based contingent consideration. The stock-based consideration would be earned and paid equally over three years ($31.5 million per year) based on achieving the same EBITDA goals as the original offer. Mr. Monahan and Mr. Gallarda then held a telephone discussion to discuss the updated model.

On March 1, 2022, Messrs. Monahan, Rosenfeld, Pratt, Renda and Gallarda held a videoconference meeting to further discuss the revised initial proposal. During this meeting, Legato II discussed a potential second proposal that would include $50 million in cash and additional stock-based contingent payments as well as other various options and alternatives. These various options and alternatives included changing the amount of up-front stock consideration, changing the amount of consideration of the earnout, adding a potential “bonus” earnout for 2022 and 2023, and shortening the earnout period. Additionally, discussions were had regarding how various combinations of the above would affect the total consideration of the transaction.

On March 4, 2022, Messrs. Monahan, Rosenfeld, Pratt, Sgro, Renda and Gallarda held a videoconference meeting in which Legato II presented Southland with a final updated valuation framework, including pricing and transaction structure. The structure presented to Southland was consistent with terms presented in the letter of intent (as described below). Questions were asked and discussions between the parties continued during this meeting. At the conclusion of the meeting, it was determined that the structure and framework of the proposal were acceptable to both Legato II and Southland.

On March 7, 2022, Legato II’s board of directors held a videoconference meeting to discuss the proposed transaction with Southland. Messrs. Monahan and Rosenfeld provided the board with an update about alternative potential merger candidates with which Legato II’s management had held discussions and the status of those discussions. They then presented Legato II’s board of directors with a copy of the proposed non-binding letter of intent, which was to be presented to Southland if approved by the Board. Consistent with the terms that Legato II and Southland discussed on March 4, 2022, the letter of intent proposed that Legato II would acquire Southland through a reverse merger and Legato II would issue shares, contingent shares and cash to the current Southland members in return for 100% of the equity of Southland. The letter of intent further stipulated that the proposed equity consideration would consist of $343 million of Legato II Common Stock at closing (priced at $10.15 per share), $50 million of cash and up to an additional $105 million of stock-based contingent consideration. The contingent consideration included four distinct earnout goals:

–	Earnout I: Southland’s existing members to receive $35 million of Legato II Common Stock (priced at $10.15 per share) if 2022 Adjusted EBITDA is $125 million or higher,

–	Earnout II: Southland’s existing members to receive $17.5 million of Legato II Common Stock (priced at $10.15 per share) if 2022 Adjusted EBITDA is $145 million or higher,

–	Earnout III: Southland’s existing members to receive $35 million of Legato II Common Stock (priced at $10.15 per share) if 2023 Adjusted EBITDA is $145 million or higher, and

–	Earnout IV: Southland’s existing members to receive $17.5 million of Legato II Common Stock (priced at $10.15 per share) if 2023 Adjusted EBITDA is $165 million or higher.

Given the attractiveness of the valuation and the fit with Legato II’s stated objectives, Legato II’s board of directors authorized management to submit the letter of intent to Southland.

On March 10, 2022, Mr. Rosenfeld emailed the letter of intent to Messrs. Renda and Gallarda. Between March 10, 2022 and March 22, 2022, the final details of the letter of intent were negotiated, including the size of the board and clarifying comments regarding the exclusivity provision, and on March 22, 2022, the letter of intent was executed by Legato II and Southland. The letter of intent contained a 45-day exclusivity period on Southland’s part.

On March 17, 2022, Mr. Rosenfeld sent a detailed due diligence request list to Southland.

On March 22, 2022, Messrs. Monahan, Rosenfeld and Pratt from Legato II and Mr. Frank Renda, Mr. Gallarda, Rudolph “Rudy” V. Renda (Southland’s Executive Vice President and co-Chief Operating Officer — Strategy and Special Projects), Mr. Winn, Rich Henderson (Southland’s VP of Transportation), Jim Van Horn (Southland’s General Counsel), Keith Bassano (Southland’s Dir. Finance) held an in-person due-diligence meeting at Southland’s headquarters in Grapevine, Texas. Mr. Sgro attended the meeting via videoconference. Messrs. Monahan, Rosenfeld, Pratt and Sgro received presentations from the executives of Southland and asked detailed questions regarding Southland’s operations and business plan. Various topics were discussed regarding the business, historical financial results and projected financial performance.

On March 28, 2022 and March 29, 2022, Southland shared its virtual data room with several members of Legato II including Messrs. Monahan, Rosenfeld, Adam Jaffe, Legato II’s Chief Financial Officer, and Shahrez Nadeem, an analyst assisting with due diligence.

On March 31, 2022, Legato II engaged its outside counsel, Graubard Miller, to conduct legal due diligence on Southland and to prepare documentation for the proposed Business Combination and the related proxy statement.

Legato II continued its due diligence efforts and, on April 6, 2022, contacted Cassel Salpeter regarding its ability and willingness to provide a fairness opinion to Legato II’s board of directors with respect to a potential transaction with Southland. The Legato II Board determined to seek this opinion in order to obtain a view from a third party with experience in SPAC business combination transactions regarding the fairness, from a financial point of view, to Legato II of the consideration paid by Legato II in the proposed transaction with Southland.

On April 8, 2022, Legato II signed an engagement letter with Cassel Salpeter to render an opinion to the Legato II board of directors as to whether the consideration to be paid by Legato II in the Business Combination was fair, from a financial point of view, to Legato II, and whether the target had a fair market value equal to at least 80% of the balance in the Trust Account.

On April 12, 2022, Legato II was provided with an introduction to Southland’s attorneys, Winstead PC, and a first draft of the Merger Agreement was sent from Graubard Miller to Winstead PC.

On April 14, 2022, Messrs. Monahan, Rosenfeld and Pratt determined that they did not have the expertise to sufficiently audit and review Southland’s existing claims, Work-In-Progress (“WIP”), backlog and receivables. In addition, they considered a thorough review of these areas to be critical in understanding the business and potential assets and liabilities associated with these areas. Therefore, they decided it was important to hire a third-party claims consultant to independently audit and review Southland’s existing claims, WIP, backlog and receivables and provide a written and oral report (“Claims Report”) to Legato II’s management prior to the signing of the Merger Agreement. On April 16, 2022, Legato II had a conversation with a third-party claims consulant to perform this analysis and an NDA was signed between Legato II and the third-party claims consultant.

On April 18, 2022, Mr. Monahan and Mr. Gallarda held a telephonic call during which Mr. Monahan provided Mr. Gallarda with an update on how due diligence was progressing and notified him that Legato II was planning to hire a third-party claims consultant.

On April 20, 2022, Mr. Monahan discussed the proposed engagement with the third party claims consultant to assist with diligence on Southland’s existing claims, WIP, backlog and receivables and an engagement letter was signed.

On April 29, 2022, Winstead PC sent the first revised draft of the proposed Merger Agreement between Legato II and Southland to Graubard Miller. The revised draft included revisions to each parties’ representations and warranties, revisions to the definition of Adjusted EBITDA and added a minimum cash condition, among other things.

On May 2, 2022, Messrs. Monahan, Rosenfeld, Sgro, Jaffe, Nadeem, Gallarda and Bassano held a due diligence videoconference. Numerous topics were discussed and questions were asked. That evening, Messrs. Monahan, Rosenfeld, Sgro and Pratt discussed the due diligence findings.

On May 3, 2022, Messrs. Rosenfeld, Renda and Gallarda held a videoconference to discuss business items related to the merger agreement. On May 4, 2022, Messrs. Rosenfeld and Renda held a follow-up phone conversation related to business items in the Merger Agreement.

On May 6, 2022, it was agreed that an extension to the letter of intent was required to extend exclusivity from 45 days to 60 days and an extension was ultimately executed by both parties.

On May 9, 2022, Graubard Miller sent a second revised draft of the proposed Merger Agreement between Legato II and Southland to Winstead PC. Among other items, this draft contained updates to the minimum cash closing condition and changes to the definition of Adjusted EBITDA.

On May 9, 2022, the third party claims consultant discussed with Legato II its review of Southland’s under-billings, backlog, claims and accounts receivables and indicated their review did not reveal any issues of major concern. On May 12, 2022, the third party claims consultant provided Legato II with additional analysis on such items. On May 17, 2022, the third-party claims consultant discussed with Messrs. Monahan, Rosenfeld, Pratt and Sgro its review of Southland’s individual claims, receivables and backlog.

On May 10, 2022, Messrs. Monahan, Rosenfeld, Gallarda and Salpeter held a call regarding financials and projections. Mr. Salpeter asked several clarification questions and answers were provided. On May 12, 2022, Messrs. Monahan, Rosenfeld and Salpeter held a call to answer further questions regarding the fairness opinion.

On May 13, 2022, Legato II’s board of directors held a videoconference meeting. Messrs. Monahan and Rosenfeld provided the board with an update on how due diligence on Southland was progressing. Discussions and questions regarding Southland business and operations were asked by the board. The members of the board then held an in-camera session. Upon the conclusion of the meeting, the board requested additional information including a summary of Southland’s claims, WIP and backlog. On May 17, 2022, this information was provided to the board.

On May 16, 2022, Messrs. Monahan, Rosenfeld, Renda and Gallarda held a videoconference call to discuss the status of the Merger Agreement and to discuss open items.

On May 17, 2022, Messrs. Rosenfeld and Renda had a telephone call to discuss several outstanding business items in the Merger Agreement. The discussion included the definition of Adjusted EBITDA, HSR and SEC filing fees and how loans made to Legato were to be repaid.

On May 19, 2022, Winstead PC sent a third revised draft of the proposed Merger Agreement between Legato II and Southland to Graubard Miller. Messrs. Monahan and Rosenfeld met with Graubard Miller telephonically to discuss the remaining open issues in the Merger Agreement.

On May 20, 2022, Legato II’s board of directors met via videoconference. Messrs. Monahan and Rosenfeld updated the board regarding the remaining open items related to the merger agreement and discussed the anticipated timeline until the merger was to be announced.

On May 21, 2022, Messrs. Monahan, Rosenfeld, Renda and Gallarda held a telephonic conference call to discuss the remaining open items in the merger agreement, the status of the investor presentation and the status of the press release announcing the merger. In addition, it was agreed that a second extension to the letter of intent was required to extend exclusivity from 60 days to 67 days and such second extension was executed by both parties. Also, Graubard Miller sent a fourth revised draft of the proposed Merger Agreement to Winstead PC, along with certain additional ancillary documents.

On May 22, 2022, Messrs. Monahan, Rosenfeld, Renda and Gallarda held a telephonic conference call to discuss open items on the merger agreement, the status of the investor presentation and the status of the press release announcing the merger. In addition, Winstead PC sent Graubard Miller a fifth revised draft of the proposed Merger Agreement and other ancillary documents.

On May 23, 2022, Messrs. Monahan, Rosenfeld, Renda and Gallarda held a telephonic conference call to discuss open items on the Merger Agreement, the status of the Investor’ presentation and the status of the press release announcing the merger. Also, Graubard Miller sent a sixth revised draft of the proposed Merger Agreement to Winstead PC.

On May 24, 2022, Graubard Miller and Winstead PC provided additional feedback with the input from Legato II’s management team and Southland management team to finalize several remaining open items in the Merger Agreement.

On May 24, 2022, Legato II’s board of directors met to receive an update on the proposed Business Combination with Southland and to take action to approve the Merger Agreement. Also present at such meeting were Mr. Rosenfeld and representatives of Cassel Salpeter, Crescendo Partners and Graubard Miller. Prior to the meeting, the Board received a copy of the most recent draft of the Merger Agreement, copies of the Related Agreements, a draft of the opinion from Cassel Salpeter and certain other documents. Messrs. Monahan and Rosenfeld advised the Board that the negotiations were nearly complete and, assuming Board approval, each party intended to sign the Merger Agreement as soon as practicable. A representative of Graubard Miller then reviewed the material terms of the Merger Agreement with the Board. Representatives of Cassel Salpeter then reviewed with the Board with their financial analyses with respect to Southland and the proposed Merger. Thereafter, at the request of the Board, Cassel Salpeter, rendered its oral opinion to the Board (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated such date), to the effect that, as of May 24, 2022, and based upon and subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of such opinion, (i) the Aggregate Merger Consideration to be issued and paid by Legato II in the Merger pursuant to the Agreement was fair, from a financial point of view, to Legato II and (ii) Southland had a fair market value of at least 80% of the Trust Fund (less any deferred underwriting commissions and taxes payable on interest earned). . A representative of Graubard Miller then summarized certain timing matters and SEC filings that would be undertaken by Legato II in connection with the proposed Business Combination. After further discussion, Legato II’s board of directors unanimously resolved that the Merger Agreement and the proposed Business Combination were advisable and in the best interests of Legato II and its stockholders, and approved the form, terms and provisions of, and the transactions contemplated by, the Merger Agreement, including the matters to be submitted to Legato II’s stockholders, and authorized Legato II to enter into the Merger Agreement and the related transaction documents once finalized.

The Merger Agreement and other related transaction agreements were signed on May 25, 2022. Prior to the market open on May 25, 2022, Legato II and Southland issued a press release announcing the signing of the Merger Agreement, and Legato II filed a Current Report on Form 8-K announcing the execution of the Merger Agreement and disclosing the material terms of the Merger Agreement, and the agreements ancillary thereto, in detail. An investor presentation and press release announcing the signing of the Merger Agreement were furnished as exhibits to such Current Report on Form 8-K.

On May 26, 2022, Legato II and Southland held a joint conference call for investors. Topics included the salient terms of the proposed Business Combination, key investment considerations and a discussion of Southland’s current and prospective business.

Legato II’s Board of Directors’ Reasons for Approval of the Business Combination

Legato II’s board of directors reviewed various industry and financial data in order to determine that the consideration to be paid in connection with the Business Combination was reasonable and that the Business Combination was in the best interests of Legato II’s stockholders. Specifically, Legato II’s board of directors reviewed Southland’s operations, Southland’s historical and projected financial statements, comparable publicly traded companies and their valuations, a discounted cash flow analysis of Southland prepared by Legato II’s management team, an analysis of the pro forma capital structure and trading multiples and a financial analysis of Southland prepared by Cassel Salpeter. After a thorough review of these materials, Legato II’s board evaluated whether the overall consideration being paid to the Southland holders would be positively received in the market. Based on the foregoing, the Legato II board believed the consideration paid to Southland holders was attractive, and would create significant value to Legato II stockholders.

Legato II conducted a due diligence review of Southland that included: (i) a review of Southland’s historical and projected financial statements, (ii) an analysis of Southland’s business model, (iii) a review of the engineering and construction industry, (iv) retention of an independent third party claims consultant to review and analyze Southland’s 15 largest claims, projects over $25 million included in backlog, projects over $25 million included in WIP, especially in regard to under-billings, and outstanding receivables over $5 million, (v) retention of Graubard Miller to conduct legal due diligence, (vi) an analysis of Southland’s management team and (vii) a valuation analysis to enable Legato II’s board of directors to ascertain the reasonableness of the Merger Consideration. During its negotiations with Southland, Legato II did not receive services from any financial advisor to assist it in determining what consideration to offer to Southland because Legato II’s officers and directors believed that their experience and backgrounds were sufficient to enable them to make the necessary analyses and determinations.

Legato II’s management has extensive and diverse experience in operational management, investment analysis and financial management, and in Legato II’s opinion, management was suitably qualified to conduct the due diligence and other investigations and analyses required in connection with Legato II’s search for a merger target. Gregory Monahan, Legato II’s Chief Executive Officer, has served as part of the deal team of several special purpose acquisition companies. In addition, Mr. Monahan has extensive experience as an investment professional analyzing public and private companies and has served on nine public company boards in the U.S. and Canada. Adam Jaffe, Legato II’s Chief Financial Officer, is a Certified Public Accountant (CPA) and was previously the CFO of two special purpose acquisition companies, Allegro Merger Corp. and Legato Merger Corp. Mr. Jaffe currently serves on one public company board in Canada. Eric S. Rosenfeld, Legato II’s Chief SPAC Officer, served as the Chief SPAC Officer of Legato Merger Corp. and as the Chief Executive Officer of Arpeggio Acquisition Corp., Rhapsody Acquisition Corp., Trio Merger Corp., Quartet Merger Corp., Harmony Merger Corp. and Allegro Merger Corp., six of which completed business combinations. In addition, Mr. Rosenfeld has been a board member of over 20 other public companies in various industries, in addition to having extensive experience in the investment industry and as a private investor.

Additionally, Legato II’s board of directors has extensive experience in investing, investment banking and operational management, which Legato II believes makes them well qualified to oversee the due diligence efforts undertaken by Legato II’s management and evaluate the merits of the business combination with Southland. Legato II’s Chairman, Brian Pratt, spent over 30 years as the Chief Executive Officer of Primoris Services Corp., a company which he took public through a merger with Rhapsody Acquisition Corp., in 2008. As a result of his experience managing a union work force focused on building industrial facilities, completing dozens of acquisitions, as well as his knowledge of the SPAC market, Legato II believes that Mr. Pratt was well positioned to oversee the management team and participate in the diligence process. Legato II’s Vice Chairman, David Sgro, has served as an executive officer of several special purpose acquisition companies, including as the Chief Executive Officer of Legato Merger Corp., as the Chief Operating Officer and Chairman of Allegro Merger Corp, as the Chief Operating Officer of Harmony Merger Corp, as the Chief Financial Officer of Quartet Merger Corp., Trio Merger Corp. and Rhapsody Acquisition Corp. and as part of the deal team for Arpeggio Acquisition Corp. In addition, Mr. Sgro has extensive experience as a private company valuation analyst, an investment analyst, an investment banker and has served on 14 public company boards in the U.S. and Canada. Craig Martin’s experience as the CEO of Jacobs Engineering, a publicly traded engineering firm that made several acquisitions during his tenure, gives him both operating and acquisition experience. John Ing has a background in investment banking and is currently the President of Maison Placements Canada, which is a Canadian investment bank focused on the metals and mining sectors. Ryan Hummer has a background in public equities investing and a thorough understanding of the diligence process. Blair Baker has been the Managing Partner at the investment firm he founded 24 years ago and is well versed in public equity investing. Adam Semler began his career as an accountant, specializing in the financial services industry and later moved into investment management. Mr. Semler spent the last 16 years of his career with an investment fund where he held numerous positions, including Chief Financial Officer and Chief Operating Officer. Mr. Semler has also served on the board of three other special purpose acquisition companies. More detailed descriptions of the experience of Legato II’s board of directors are included in the section of this proxy statement entitled “Information About Legato II — Directors, Executive Officers and Corporate Governance.”

Legato II’s board of directors concluded that the Business Combination with Southland was in the best interests of Legato II’s stockholders. In considering the transaction, Legato II’s board of directors gave considerable weight to the factors listed below. However, considering the number and complexity of the factors considered, Legato II’s board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of the Legato II board may have given different weight to different factors.

The Experience of Southland’s Management

Legato II’s board of directors considered the strength and industry experience of Southland’s management team. Southland’s management team is made up of seasoned leaders with decades of aggregate experience in the industry and at Southland. Frank Renda, Southland’s Chief Executive Officer and President, is responsible for identifying and establishing all necessary initiatives to achieve short-term and long-term corporate goals. Mr. Renda has nearly 30 years of experience across various disciplines within the construction industry and has spent the last 20 years as CEO of Southland.

Mr. Renda is joined by Tim Winn, Southland’s Executive Vice President and co-Chief Operating Officer, Rudy Renda, Southland’s Executive Vice President and co-Chief Operating Officer — Strategy and Special Projects, and Cody Gallarda, Southland’s Chief Financial Officer, Executive Vice President and Treasurer. Mr. Winn has approximately 30 years of experience in technical infrastructure project execution. Under his leadership, Southland and its various subsidiaries have completed some of the nation’s most complex bridge, marine, underground tunneling, structural and emergency infrastructure services for both public and private clients. Additionally, Mr. Winn has successfully integrated numerous strategic acquisitions to strengthen Southland’s operational capabilities. Mr. Rudy Renda oversees various plant and conveyance projects for Southland and has been instrumental in the company’s completion of some of the most complex projects in the US. He has nearly 30 years of construction experience, leading various components of contract administration and compliance, resource management, partnering strategies, customer relationships and coordination across all subsidiaries of Southland. Finally, Mr. Gallarda has more than 15 years of experience in leading and developing the finance, accounting, IT and HR functions while overseeing various strategic initiatives. Prior to joining Southland, he spent more than 10 years with Primoris Services Corp., a publicly-traded infrastructure firm. Mr. Gallarda is a Certified Public Accountant licensed in Texas.

Due to their depth of experience working within the industry and at Southland, Southland’s management team has a strong understanding of what has made Southland successful for the past 30 years. Based on the knowledge and experience of Southland’s executive management team, Legato II’s board of directors believes that Southland’s management team is well positioned to execute on Southland’s strategic and operational initiatives.

Strong Industry Tailwinds

When Legato II’s board of directors and management team established Legato II, it decided to target the engineering and construction, infrastructure, industrial and renewable industries because it wanted its business combination to be positioned to take advantage of potential North American infrastructure spending. Specifically, Legato II’s board of directors considered the potential strong industry tailwinds in the engineering and construction industry, particularly areas that may benefit Southland in the coming years. According to the American Society of Civil Engineers (ASCE), over the next 17 years it estimates that $13 trillion of infrastructure spending is required across 11 infrastructure categories including highways, bridges, rail, transit, drinking water, stormwater, wastewater, electricity, airports, seaports and inland waterways (source: ASCE — Failure to Act: Economic Impacts of Status Quo Investment Across Infrastructure Systems). Furthermore, the ASCE estimates that $4.6 trillion of the $13 trillion is required by 2025 (source: ASCE Policy Statement 299 — Infrastructure Investment). In the 2021 Infrastructure Report Card provided by ASCE, it gave the U.S. a C- rating, noting that of the 617,000 bridges in the U.S., 42% were over 50 years old and approximately 46,000 were structurally deficient. It also noted that 43% of the nation’s public roadways were in poor or mediocre condition, resulting in a $786 billion backlog of road and bridge capital needs, and that every two minutes there was a water main break. Additionally, in November 2021, the U.S. passed a $1 trillion infrastructure bill (source: Fact Sheet: The Bipartisan Infrastructure Deal — The White House) which includes approximately $110 billion for roads and bridges, $17 billion in port infrastructure, $25 billion in airports and $50 billion in infrastructure to protect against natural disasters including flooding, droughts, heat and wildfires.

Overall, Legato II’s board of directors believes that Southland operates in segments of the engineering and construction industry that have strong industry tailwinds that may meaningfully benefit Southland and its business.

Longstanding Industry Leadership

Legato II’s board of directors reviewed Southland’s history in the engineering and construction industry. Southland’s management team has extensive experience building and operating engineering and construction companies, and it has developed a great reputation amongst both industry participants as well as customers. With roots dating back to 1900, Southland and its Subsidiaries form one of the largest construction companies in North America. It has built transportation infrastructure, constructed pipelines and treatment facilities to carry water across vast regions, bored tunnels through some of the world’s most challenging geology and completed some of the nation’s most iconic structural landmarks. Importantly, Southland is focused on building specialized infrastructure projects, and it typically avoids lower-margin projects in more commoditized sectors. The projects it constructs shape our landscape and promote reliable infrastructure for future generations. It does this with integrity, without compromising its ethics, and putting the safety and wellbeing of its employees and stakeholders first. Southland is based in Grapevine, Texas and is the parent company of Johnson Bros. Corporation, American Bridge Company, Oscar Renda Contracting, Inc., Southland Contracting, Inc., Mole Constructors, Inc. and Heritage Materials, LLC. With the combined capabilities of these six subsidiaries, Southland has become a diversified industry leader. Its various groups serve the transportation, tunneling, bridges and structures, marine facilities, water treatment facilities and water pipelines, steel structures, alternate delivery and engineering markets. The Southland family of companies are innovators in construction technology and means-and-methods engineering, bringing unique solutions to challenging construction projects worldwide. Overall, Legato II’s board viewed Southland’s history in the engineering and construction industry and the resulting industry recognition as a significant positive factor in assessing the merits of an investment in Southland.

Operational and Customer Diversification

Legato II’s board of directors also considered Southland’s operational and customer diversification. Southland operates in several distinct, albeit related, areas. It owns six subsidiaries and operates in two business segments: transportation and civil. The transportation segment focuses on bridges, roadways, marine, dredging, ship terminals/piers and specialty structures. This segment builds bridges and structures around the world and has diverse experience and capabilities in suspension, cable-stayed, precast, moveable, utility and rail bridges. During its history it has built over 9,000 miles of highways in the U.S. Southland has in-house construction engineering and has a strong reputation for its expertise in steel structures. Southland has been involved with the construction of numerous recognizable specialty structures, including convention centers, sports stadiums and Ferris wheels, in the U.S. It also has a civil marine fleet. The civil segment focuses on tunneling, water pipelines, pump stations, lift stations, water and wastewater treatment plants and hydroelectric plants. During its history, it has bored over one million feet of tunnel, constructed over 12 million linear feet of large diameter water pipeline and built or expanded water/wastewater treatment plants across the U.S. Southland is trusted and known for its safety and resourcefulness with large scale projects including complex systems integrations.

Southland has a diverse set of customers, including federal, state and local agencies as well as private companies. In 2021, approximately 80% of revenues were generated from government agencies, while the remainder was generated from private companies. In 2021, the largest customer only accounted for approximately 12% of revenues. Although the government agencies that work with Southland are dependent on public funding, Legato II’s board of directors is confident that the continuing need for new large-scale infrastructure projects will be important for the foreseeable future. In conclusion, when analyzing the Business Combination, Legato II’s board of directors believes that Southland’s operational and customer diversification is a positive factor.

Opinion of Legato II’s Financial Advisor

In making its determination with respect to the Merger, Legato II’s board of directors also considered the financial analysis performed by Cassel Salpeter, and the oral opinion of Cassel Salpeter to the Legato II board of directors (which was subsequently confirmed in writing by delivery of Cassel Salpeter’s written opinion) to the effect that, as of May 24, 2022, (i) the consideration to be issued and paid by Legato II in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to Legato II and (ii) Southland had a fair market value equal to at least 80% of the balance of funds in the Trust Account (excluding deferred underwriting commissions and taxes payable). See “ – Opinion of Financial Advisor to the Board of Directors of Legato” below for further information relating to the financial analysis performed by Cassel Salpeter.

Reasonable Basis Review of Financial Projections and Underlying Assumptions

Although not utilized in making its determination with respect to entering into the Merger Agreement, Legato II’s board of directors received the financial analysis performed by Zukin Certification Services, LLC (“ZCS” or “Zukin”) and its report dated September 6, 2022 and subsequently updated on October 17, 2022 indicating that (i) the assumptions used, taken as a whole, provide reasonable support for Southland’s financial projections (ii) the projections are consistent with the material factors and assumptions used to construct them, and take into account the preparers’ of the projections informed judgment, and (iii) there is a reasonable basis for the projections provided by Southland. See “–Reasonable Basis Review of Southland’s Financial Projections and Underlying Assumptions” below for further information relating to Zukin’s analysis and report.

Growth Prospects

Legato II’s board of directors considered Southland’s growth prospects. Southland is positioned to grow its business both organically and via potential acquisition(s). In its core business segments, Southland is poised to grow because of its industry leading practices, strong executive management team and excellent reputation due to its history of successfully working on complex projects. In addition, Legato II believes that Southland will benefit from the strong industry tailwinds expected to favorably affect the engineering and construction industry in the coming years (see “Strong Industry Tailwinds” above). During the past five years, revenue has grown from $467 million in 2016 to $1,279 million in 2021, representing a Compound Annual Growth Rate (CAGR) of approximately 22.3%. Similarly, backlog has grown from $1,175 million in 2016 to $2,238 million in 2021, representing a CAGR of approximately 13.8%.

Furthermore, Southland’s management team has extensive experience acquiring and integrating businesses. In the last 22 years, Southland has made five acquisitions that it has successfully integrated within its organization.

In 2006, Southland acquired Southland Contracting, Inc., which was established in 1981. Southland Contracting is an innovative tunneling company which is one of the pioneers of designing, engineering and building tunnel boring machines. Southland Contracting, Inc. is one of the leaders in the tunneling industry and has successfully completed some of the most difficult and challenging tunneling projects in the world.

In 2012, Southland acquired Mole Constructors, Inc., which was founded in 1973 to specialize in tunneling throughout the U.S. and Canada. Mole Constructors, Inc. has very specialized knowledge, expertise and skill in the tunnel market. Mole Constructors, Inc. provides dynamic capabilities rarely available in the industry allowing Southland to take on the most complex underground challenges and bore through them successfully.

In 2012, Southland acquired Johnson Bros. Corporation, which was established in 1929. Johnson Bros. Corporation is a leader in the industry with over 85 years of experience specializing in bridge, highway, infrastructure, marine, industrial and emergency construction services for both public and private clients.

In 2014, Southland acquired Oscar Renda Contracting, Inc., which was established in 1974. Oscar Renda Contracting, Inc. serves the water/wastewater conveyance and treatment, transportation, tunneling, and marine construction markets. Oscar Renda Contracting, Inc.’s wide range of self-performance capabilities help clients deliver essential projects that sustain communities, industries, and infrastructure.

In 2020, Southland acquired American Bridge Company, which was established in 1900. American Bridge Company is a construction company whose projects include a significant proportion of the world’s large bridges, marine installations and other complex structures. Its history, project experience, safety leadership, reputation for integrity and competence, commitment to in-house development of human talent, equipment fleet and, above all, its advanced engineering technology, make the company unique in the entire world.

Legato II’s board of directors considered the strong organic growth opportunities as well as the opportunity to potentially make acquisitions as a positive when evaluating the opportunity.

Free Cash Flow Potential

Legato II’s board of directors also considered Southland’s ability to generate free cash flow. Legato II’s board of directors considers free cash flow generation to be of paramount importance because of the weight investors place on the present value of future free cash flows. In addition, Legato II’s board of directors believes that free cash flow generation is essential in order to pay down debt and/or pay dividends to stockholders. Southland’s stated free cash flow in 2020 and 2021 was distorted by its acquisition of American Bridge Company which caused certain operating cash flows to appear in the investing cash flow statement rather than the operating cash flow statement. As such, Legato II’s board looked at Southland’s adjusted operating cash flow results to determine how certain entries related to the American Bridge Company acquisition would have been reported if purchase accounting guidance had not applied. Southland’s adjusted cash flow from operations would have been approximately $174.8 million for the year ended 2020. The 2020 adjustments were determined by classifying the amount of cash received by the surety group to complete the remaining projects in the operating section of cash flows, where it would have been reported had the transaction not included acquiring American Bridge Company. Southland’s 2021 cash flow from operations reflects a reduction of approximately $141 million in cash flows from the change in contract liabilities related to the surety fund cash received as part of the acquisition. These adjustments result in positive adjusted cash flows from operations, for the two years ended December 31, 2021, of approximately $83.4 million. A reconciliation to adjusted cash flows from operations is below:

	December 31, 2021	December 31, 2020
Net cash used in operating activities	(91,410)	(50,171)
Cash receipts from sureties for American Bridge takeover contracts	-	225,000
Adjusted cash flow from operating activities	(91,410)	174,829

Legato II’s board of directors viewed this projected cash flow generating capacity, relative to the Merger Consideration, as attractive and believed that these cash flows have the potential to create significant value for Legato II’s stockholders.

Fixed-Price Bidding Model

Legato II’s board of directors considered that Southland primarily operates in a fixed-price bidding industry which, if projects are not bid accurately, may negatively affect financial performance. Although Southland has six subsidiaries that operate in various sub-segments of the engineering and construction industry, it has a robust, well-developed, centralized sales and estimating process that oversees the entire bidding process and all of the projects. Furthermore, Southland has a focus on specialized, highly technical projects and it self-performs approximately 90% of the work it bids on, providing them with exceptional control over projects, particularly with respect to managing and scheduling them. Southland’s senior management is involved with all aspects of the bidding process and help oversee projects. They hold regular meetings to review the bidding pipeline, manage existing projects and verify that projects are operating within budget and on-schedule. Legato II’s board of directors recognizes that there is risk inherent with a fixed-price bidding model, but it is confident that the combined experience of the senior management team in successfully and profitably bidding projects minimizes this risk.

Improved Bidding Environment

Legato II’s board of directors considered the current bidding environment in the segments that Southland operates in as a positive when analyzing Southland. The bidding environment has become more rationalized over the past several years as fewer firms bid on projects due to the increased number of opportunities and projects coming up for bid. The increased number of projects is related to the infrastructure bill signed in 2021 and backlog caused by COVID-19 which led to a delay in projects being put out to bid. Due to the increased number of projects, fewer companies are bidding on each project, which allows Southland to be selective on the projects that it bids on in order to pursue higher margin work. The existing environment allows Southland to only bid on projects where it has a competitive advantage, including highly technical projects in areas that it specializes in, and for projects where it can self-perform the work rather than rely on subcontractors. A further benefit of becoming a public company is that Southland’s bonding capacity may increase as a result of greater financial strength, brand identity, strengthened corporate governance and access to capital markets. Legato II’s board of directors viewed the existing bidding environment in the engineering and construction industry as a positive for Southland and its future business prospects.

Southland’s Backlog

Legato II’s board of directors considered risks associated with Southland’s backlog, particularly as it relates to larger projects. Southland’s backlog at the end of 2021 was $2.238 billion and was comprised of projects with an average size of $150 million and an average duration of 18 months. Southland’s typical projects range from approximately $25 million to $500 million with durations of 3 to 60 months. Certain projects may be less, or more, than those typical ranges and may, or may not include a joint venture partner or partners. Southland’s approach to managing its project portfolio includes maintaining an appropriate mix of smaller and larger projects that vary in size and duration. This benefits Southland because it reduces the impact that any one project can have on period over period revenues and profits and also allows for an increase in equipment and human capital utilization. Mixing short term and long term projects is also one of several inflation risk management strategies Southland employs.

The Legato II board of directors also considered the following potential negative aspects when evaluating the proposed Business Combination with Southland:

Wage and Cost Inflation

Legato II’s board of directors considered the potential impact of inflation on Southland’s future financial performance. From a cost inflation perspective, when Southland bids on certain projects, to the extent possible,

Southland attempts to lock in material costs via material bonds at the time that the bid is awarded, typically 30 or 60 days after the bid is submitted. Additionally, Southland is increasingly incorporating consumer-price-index-based or annual price increases into contracts for longer term projects. From a wage inflation perspective, Legato II’s board of directors considered the fact that many of Southland’s employees are highly specialized, many of whom have spent a large portion of their careers at Southland. We believe that Southland has historically treated these employees very fairly from a compensation perspective and that they are proud to work at Southland. For the remainder of its workforce, who are less technical in nature, Southland has experienced inflationary pressure and it is continually working to develop plans to retain these employees. In order to accommodate these inflationary pressures brought on by potentially higher wages, Southland is increasingly incorporating its cost escalation expectations into its bidding process and final bid pricing in order to maintain margins. In addition, Southland’s “approach to managing its project portfolio, as discussed above, allows Southland to adjust and adapt to the current inflationary environment. Overall, Legato II’s board of directors considered the current inflationary environment, and although it recognizes that there are negative effects due to the environment, it believes that the positives of Southland’s mitigation methods coupled with its strong employee relations and pipeline management more than offset the negatives.

Bidding Errors and Under-billings

The Legato II board of directors recognizes that companies that operate in the engineering and construction industry are potentially exposed to bidding errors as well as potential losses and claims in connection with under-billings. Legato II’s board of directors and management analyzed Southland’s approach to under-billings and claims and determined that Southland employs a conservative approach in assessing claims in connection with under-billings. Legato II’s board of directors believes that Southland’s assessment of likely recovery values is reasonable and reflects due consideration of unknown variables and the diminution of claims values that commonly occurs as they are fully scrutinized, therefore the Legato II board of directors is comfortable that the risk associated under-billings is manageable.

Southland’s Ability to Execute its Business Plan After the Business Combination

Legato II’s board of directors considered the risk that the current public stockholders of Legato II would request to convert their public shares for cash upon consummation of the Business Combination, thereby reducing the amount of cash available to Legato II following the Business Combination. Legato II’s board of directors deemed this risk to be no worse with regard to Southland than it would be with regard to other target companies and believes that Southland will still be able to implement its business plan, even if the full amount of the funds deposited in the Trust Account is not available at Closing.

Other Key Risks and Uncertainties

Legato II’s board of directors also considered a variety of additional uncertainties, risks and other potentially negative factors relevant to the Business Combination. Some of the most prominent risks included: competition in the engineering and construction industry, Southland’s debt service capacity, general economic conditions, inflationary pressures including raw material and wage costs, correctly pricing fixed-price bids, labor relations and worker safety, as well as the other risks detailed in the section entitled “Risk Factors.”

Legato II’s board of directors concluded that the potential benefits that it expected Legato II and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Board determined that the Merger Agreement and the Merger contemplated therein were advisable, fair to and in the best interests of Legato II and its stockholders.

Valuation

Legato II’s board of directors negotiated and agreed upon terms which they felt were in the best interest of Legato II’s stockholders. The Board used the analysis below to estimate the likely range of values at which Southland could be expected to trade in the public market.

Comparable Company Analysis

Legato II’s management primarily relied upon a comparable company analysis to assess the value that the public markets would likely ascribe to Southland as a public company following the transaction. Southland has no direct pure play publicly traded competitor. In order to identify publicly traded comparable companies, Legato II’s management, with the input of Southland’s management, evaluated publicly traded engineering and construction companies in the United States and identified companies that had offerings that corresponded with Southland’s offerings. In addition,

Legato II’s management examined the SEC filings for each of these companies to see who they identified as competitors so as to identify all possible comparable companies. Using this framework, Legato II’s management compiled a list of publicly traded engineering and construction firms that it believes are as similar as possible to Southland, carefully considering the material differences between Southland and such companies. Legato II’s management selected the 10 publicly traded companies set forth below for review and analysis. Legato II’s management and board focused on EBITDA multiples, rather than multiples of revenue, net income or some other metric, because this is the standard measure of profitability used by investors in the engineering and construction sector.

	Market Cap	Net Debt	Enterprise Value	LTM EBITDA	EV / EBITDA (LTM)	EV / EBITDA (2022)	EV / EBITDA (2023)
MasTec, Inc. (NYSE:MTZ)	$5,907	$1,960	$7,872	$744.4	10.6x	9.1x	7.3x
Granite Construction Incorporated (NYSE:GVA)	$1,464	$(256)	$1,245	$122.9	10.1x	5.8x	4.8x
Sterling Construction Company, Inc. (NasdaqGS:STRL)	$721	$405	$1,128	$155.1	7.3x	5.8x	5.2x
Fluor Corporation (NYSE:FLR)	$3,770	$(920)	$3,026	$310.5	9.7x	7.2x	5.7x
Primoris Services Corporation (NasdaqGS:PRIM)	$1,257	$639	$1,896	$261.7	7.2x	6.8x	6.1x
Tutor Perini Corporation (NYSE:TPC)	$497	$748	$1,260	$281.6	4.5x	5.1x	3.9x
Construction Partners, Inc. (NasdaqGS:ROAD)	$1,148	$309	$1,458	$82.6	17.6x	13.3x	10.2x
Quanta Services (NYSE:PWR)	$16,732	$3,843	$20,580	$1,155.4	17.8x	12.5x	11.5x
Dycom Industries (NYSE:DY)	$2,398	$698	$2,975	$234.2	12.7x	9.0x	7.1x
Aecom (NYSE:ACM)	$9,733	$2,034	$11,886	$848	14.0x	13.2x	12.1x

Summary Statistics	Market Cap	Net Debt	Enterprise Value	LTM EBITDA	EV / EBITDA (LTM)	EV / EBITDA (2022)	EV / EBITDA (2023)
Mean	$4,362.8	$946.1	$5,332.5	$419.6	11.2x	8.8x	7.4x
Median	$1,931.0	$668.5	$2,435.3	$271.7	10.4x	8.1x	6.6x

1.	Data sourced from S&P Capital IQ from May 23rd, 2022

2.	$ in thousands, except per share data

Legato II’s management considered including Aecon Group, Tetra Tech Inc., and NV5 Global, Inc in its list of comparable companies but ultimately determined not to include them for various reasons. Legato II’s management determined not to include Aecon because it is a Canadian focused firm with operations primarily in Canada and listed on the TSX rather than on a US stock exchange; Tetra Tech was not included because it is primarily an engineering and consulting firm rather than a construction firm; and NV5 Global was not included because it is primarily a technical engineering and consulting firm rather than a construction firm.

Despite the similar nature of each of the companies listed in the table set forth above, there are several relevant differences that Legato II’s board considered including size, margin profile, product mix, customer mix and geographic location. Legato II’s management determined that, although each of the above companies have some overlap with Southland’s business, no individual company was exactly like Southland. Legato II’s board also analyzed the EBITDA margins and revenue growth rates of the above companies relative to Southland. In the case of EBITDA margins, the comparable companies as a group have a mean 2021 EBITDA margin of approximately 7.5% while Southland’s 2021 EBITDA margin was slightly higher at 8.1%. In the case of revenue growth, the comparable companies as a group grew revenue by 3.6% on average in 2021 while Southland’s revenue grew by 19.6%.

Taking all these factors into consideration, Legato II’s board of directors believes that the combined company should trade at or above the comparable company mean of 8.8x 2022 enterprise value to EBITDA (EV/EBITDA). On a pro forma basis, and assuming no redemptions, this transaction results in a 2022 EV/EBITDA multiple of 5.6x, assuming that 2022 EBITDA is $145 million (this is equal to the 2022 Bonus Earnout target) and assuming that all contingent earnout shares are earned in 2022 and 2023. Furthermore, assuming that 2022 EBITDA is $125 million (this is equal to the 2022 Base Earnout target) and that only the base contingent shares are earned in 2022 and 2023, this transaction results in a 2022 EV/EBITDA multiple of 6.3x. As such, Legato II’s board of directors believes that this transaction is in the best interests of its stockholders.

Discounted Cash Flow Analysis

Legato II’s board of directors also reviewed a discounted cash flow analysis that was prepared by Legato II’s management team in order to determine the appropriate level of consideration for Southland. A discounted cash flow analysis uses projected future free cash flows discounted back to the present value using a risk adjusted rate in order to determine the value of an asset. Legato II’s management applied this valuation technique to assist the board of directors in determining the present value of Southland’s operations, or enterprise value. Southland provided Legato II with its internally prepared quarterly projections for the fiscal years ending December 31, 2022, through 2024. A summary of these projections is shown in the section entitled “Proposal No. 1 — The Business Combination Proposal — Legato II’s Board of Directors’ Reasons for Approval of the Business Combination — Certain Forecasted Financial Information” below. These projections formed the basis for Legato II’s discounted cash flow analysis and are subject to the assumptions and risks set forth in such section.

Legato II’s management used a discounted cash flow (DCF) model to estimate the intrinsic value of Southland. The DCF made several assumptions. The DCF used Southland’s projections of Adjusted EBITDA through 2024, and then Legato II’s management made several assumptions to project adjusted EBITDA through 2030. The assumptions used by Legato II management was that revenues would continue to grow but at a decreasing rate. Southland’s assumptions show revenue growth rates of 20.1%, 15.1% and 15.1% in 2022 through 2024, respectively. Legato II further assumed that the revenue growth rate for 2025 through 2030 would be 10%, 8%, 7%, 6%, 5% and 3%, respectively. Legato II’s management also assumed that EBITDA margins were maintained at 8.7% (which was the EBITDA margin utilized by Southland for its own internal projections for 2022 through 2024 and determined by Legato II’s management to remain constant through 2030) for the duration of the period from 2025 through 2030, the same level that Southland management projected for 2024. The resulting free cash flow was discounted back to the present value at an estimated weighted average cost of capital of 10.9%. In order to calculate this percentage, Legato II used a risk-free rate of 3%, which was based on the 10-year Treasury yield, a market risk premium of 6% and a beta of 1.9. The beta was calculated by looking at the average betas of the comparable companies set forth above in the comparable company analysis, which was 1.4 and adjusting to 1.9 in order to account for the fact that Southland would be new to the public markets. Using the capital asset pricing model, which incorporates the risk-free rate, an equity market risk premium and beta (derived from the comparable publicly traded companies set forth above in the comparable company analysis), Legato II’s management calculated Southland’s cost of equity capital to be 14.1%. and an after-tax cost of debt of 5.0% (this is a conservative number which is above Southland’s after-tax borrowing rate of approximately 2.5%, but which considered the current rising rate environment). In terms of weighting debt versus equity, Legato II’s management first looked at two scenarios: one in which debt was $218 million and equity, excluding contingent payments, was $343 million which resulted in a ratio of 38.8% debt and 61.2% equity; and one in which debt was $218 million and equity, including contingent payments, was $448 million which resulted in a ratio of 32.7% debt and 67.3% equity. Using these ratios as guidance, Legato II’s management concluded that a weighting of 35% debt and 65% equity was appropriate (thereby leading to the weighted average cost of capital of 10.9%). Legato II’s management used a perpetual growth rate of 3%, which is equivalent to a terminal multiple of 5.1x Adjusted EBITDA. The resulting enterprise value was $865 million, which, assuming net debt of $2 million, would result in an equity value of approximately $867 million, or $11.33 per share. The per value share is based on the assumptions that the 2022 and 2023 Base Earnout Shares are received, but the Bonus Earnout shares are not received.

Legato II’s board concluded that the potential benefits that it expected Legato and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, Legato’s Board determined that the Merger Agreement and the Merger contemplated therein were advisable, fair to and in the best interests of Legato and its stockholders.

Certain Forecasted Financial Information

Certain forecasts of Southland following the Business Combination were prepared by the parties to the Business Combination, as described below. These forecasts were prepared solely for internal use for various purposes, including for Legato’s board of directors to assess the Business Combination and for workforce staffing, resource allocation and other management objectives, are subjective in many respects and are therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments. These forecasts were not intended for third-party use, including by investors or holders. You are cautioned not to place undue reliance upon these forecasts and that these forecasts are not guarantees of future performance.

The key elements of the financial projections are summarized in the following table. These forecasts were not based on Public Company Accounting Oversight Board compliant audited financials.

	2022E	2023E	2024E
	(in thousands of US$)
Revenue	$1,520,000	$1,750,000	$2,015,000
CoGS	$1,361,530	$1,566,700	$1,801,575
Gross Margin	$158,470	$183,300	$213,425
SG&A	$68,470	$79,510	$92,710
Operating Income	$90,000	$103,790	$120,715

EBITDA	$135,000	$153,790	$175,715

The forecasts were based on numerous variables and assumptions made by Legato II and Southland management at the time and prepared with respect to matters specific to the Business Combination. Although the assumptions and estimates on which the forecasts are based are believed by Legato II’s and Southland’s management to be reasonable and representing the best then-currently available information (and Southland represented such in the Merger Agreement), the financial forecasts are forward-looking statements that are driven by assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Southland’s control. While all forecasts are necessarily speculative, Legato II and Southland believe that the prospective financial information covering periods beyond 12 months from its date of preparation carries increasingly higher levels of uncertainty and should be considered in that context. There will inevitably be differences between actual and forecasted results, and actual results may be materially better or worse than those contained in the forecasts. The inclusion of the forecasted financial information in this proxy statement/prospectus should not be regarded as an indication that Southland, Legato or their respective representatives considered or consider the forecasts to be a reliable prediction of future events, and reliance should not be placed on the forecasts. See “Risk Factors” for risks that may cause forecasts to not be achieved.

The forecasts were prepared for Legato II’s use as a component in its overall evaluation of Southland and are included elsewhere in this proxy statement/prospectus on that account. Southland has not warranted the accuracy, reliability, appropriateness or completeness of the forecasts to anyone, including to Legato II (except with respect to Southland regarding the reasonableness of the assumptions used in preparing the forecasts). Neither Southland’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Southland compared to the information contained in the forecasts, and none of them intends to do so or to undertake any obligation to update or otherwise revise the forecasts to reflect circumstances existing after the date when the assumptions were made, or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the forecasts are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort and are not included in this proxy statement/prospectus in order to induce any Legato II shareholder to vote in favor of any of the Proposals at the Annual Meeting. New Southland will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

Southland does not as a matter of course make public projections as to future sales, earnings or other results. However, the prospective financial information set forth above was prepared to present the key elements of the forecasts. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Legato II’s and Southland’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of their knowledge and belief, the expected course of action and the expected future financial performance of Southland. However, this information does not reflect statements of fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. Neither Southland’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.

As of the date of this proxy statement/prospectus, there have not been any material changes in Southland’s operations or performance since execution of the Merger Agreement or in any of the projections or assumptions set forth above and no such change is anticipated to occur before the shareholder meeting. To the extent any material changes occur prior to the shareholder meeting, Legato II would update investors through a proxy supplement.

Reasonable Basis Review of Southland’s Financial Projections and Underlying Assumptions

Zukin was retained on July 23, 2022 by EBC to provide EBC and its client, Legato II, with a reasonable basis review (“RBR”) of the projections and underlying assumptions of Southland set forth above under “Certain Forecasted Financial Information.” ZCS was retained after the Merger Agreement was executed and therefore Legato II’s board did not consider the RBR in connection with its approval of the Merger Agreement. However, ZCS was engaged to provide Legato II with additional comfort that the projections of Southland were reasonable prior to finalization of this proxy statement/prospectus.

An RBR does not provide assurance projections will be realized, and serves a limited purpose as more fully explained below and in the RBR report. On August 26, 2022, ZCS presented its report regarding the RBR to the board of directors of Legato II and to EBC. ZCS subsequently presented Legato II and EBC with an updated report on October 17, 2022. The full text of such updated RBR report is included as Annex F to this proxy statement/prospectus. This summary is qualified by the full text of the report.

ZCS requested certain documents and information from Southland regarding the assumptions used to formulate the projections, and reviewed the Merger Agreement and ancillary agreements and the disclosures made by Legato II related thereto. In addition, ZCS or its agents conducted interviews, either verbally or through written questionnaires, with Southland officers who ZCS was informed, by Southland and Legato II, as being primarily responsible for the projections and underlying assumptions. ZCS additionally reviewed publicly available databases and other third-party materials, regarding Southland’s market and offerings, both those originally obtained by Southland to create the assumptions, and other materials ZCS believed to be relevant. A partial list of such materials is set forth in the full text of the report.

ZCS’s findings in the course of conducting the RBR, relating to the material assumptions and other material factors used to create such projections led ZCS to the following conclusions:

I.	The assumptions used, taken as a whole, provide reasonable support for the projections;

II.	The projections are consistent with the material factors and assumptions used to construct them, and take into account the preparers’ of the projections informed judgment; and

III.	That there is a reasonable basis for those projections, set forth above, provided by Southland.

ZCS reviewed the reasonable basis for the financial projections and the underlying assumptions used to create such projections. ZCS provides no assurance that the projected results will in fact be realized; many factors, some outside of Southland’s control, could cause Southland’s and Legato II’s performance to fail to meet, or exceed, the forecasts included in the projections. In the course of its review, ZCS assumed and relied upon the accuracy and completeness of the financial statements, and other information, provided to ZCS by Legato II and Southland.

The reasonable basis for projections and assumptions is assessed solely on the date the RBR report was issued, based on information provided to ZCS before that date. Information that becomes available after the date of such report may cause the projections or assumptions to not have a reasonable basis, and Southland may discover information that leads it to modify its projections.

The RBR report contains other disclaimers and should be read in its entirety to understand the findings of the review summarized herein.

Legato II has agreed to indemnify ZCS from third party claims arising out of ZCS’ conduct of the RBR and the delivery of the report, other than in the event ZCS is determined to have acted in bad faith, committed fraud, to be grossly negligent or to have engaged in willful misconduct.

“RBR” is a service mark of ZCS.

Satisfaction of the 80% Test

It is a requirement under the Existing Charter that any business acquired by Legato II have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (after giving effect to the payment of deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the execution of a definitive agreement for an initial business combination. As of May 25, 2022, the date of the execution of the Merger Agreement, the balance of the funds in the Trust Account (after giving effect to the payment of deferred underwriting commissions and taxes payable) was approximately $280.2 million, and 80% thereof represents approximately $224.1 million.

In reaching its conclusion that the Business Combination meets the 80% asset test, the Board believed that the financial skills and background of its members qualified them to conclude that the acquisition of Southland met this requirement. In addition, the Board also considered the opinion provided by Cassel Salpeter to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth therein, Southland had a fair market value equal to at least 80% of the balance of the Trust Account.

Opinion of Legato II’s Financial Advisors

On May 24, 2022, Cassel Salpeter rendered its oral opinion to the Board (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated such date), to the effect that, as of May 24, 2022, (i) the consideration to be issued and paid by Legato II in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to Legato II and (ii) Southland had a fair market value equal to at least 80% of the balance of funds in the Trust Account (excluding deferred underwriting commissions and taxes payable).

The summary of the opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex E to this proxy statement/prospectus, and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion. However, neither Cassel Salpeter’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed Merger or otherwise, including, without limitation, whether any such stockholder should redeem their shares.

The opinion was addressed to the Legato II board of directors for the use and benefit of the members of the Legato II board of directors (in their capacities as such) in connection with the Board’s evaluation of the Merger. Cassel Salpeter’s opinion was just one of the several factors the Legato II board took into account in making its determination to approve the Merger, including those described elsewhere in this proxy statement/prospectus.

Cassel Salpeter’s opinion only addressed whether, as of the date of the opinion, (i) the consideration to be issued and paid by Legato II in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to Legato II and (ii) Southland had a fair market value of at least 80% of the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned). It did not address any other terms, aspects or implications of the Merger, the Merger Agreement or any related or other transaction or agreement, including, without limitation, (i) the Related Agreements to be entered into in connection with, and as described in, the Merger Agreement, (ii) any term or aspect of the Merger not susceptible to financial analysis, (iii) the fairness of the Merger, or all or any portion of the consideration, to any security holders of Legato II, Southland or any other person or any creditors or other constituencies of Legato II, Southland or any other person, (iv) the appropriate capital structure of Legato II or whether Legato II should be issuing debt or equity securities or a combination of both in the Merger, (v) any capital raising or financing transaction contemplated by Legato II or Southland, nor (vi) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the consideration in the Merger or otherwise. Cassel Salpeter did not express any view or opinion as to (i) what the value of shares of Legato II Common Stock actually would be when issued in the Merger, (ii) the prices at which Legato II Common Stock, Southland Membership Interests or any other security of Legato II or Southland could trade, be purchased or sold at any time, or (iii) the conditions under which the Earnout Merger Consideration would be issuable pursuant to the Merger Agreement or the timing or likelihood of achieving such conditions.

Cassel Salpeter’s opinion did not address the relative merits of the Merger as compared to any alternative transaction or business strategy that might have existed for Legato II, or the merits of the underlying decision by the Legato II board or Legato II to engage in or consummate the Merger. The financial and other terms of the Merger were determined pursuant to negotiations between the parties to the Merger Agreement and were not determined by or pursuant to any recommendation from Cassel Salpeter. In addition, Cassel Salpeter was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction involving Legato II.

Cassel Salpeter was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with respect to the Merger, the securities, assets, businesses or operations of Legato II, Southland or any other party or any alternatives to the Merger, (b) negotiate the terms of the Merger, or (c) advise the Legato II board of directors, Legato II or any other party with respect to alternatives to the Merger. Cassel Salpeter’s analyses and opinion were necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of Cassel Salpeter’s opinion and upon certain assumptions regarding such financial, economic, market and other conditions, which were subject to unusual volatility and which, if different than assumed, could have a material impact on Cassel Salpeter’s analyses and opinion. Accordingly, although subsequent developments could arise that would otherwise affect its opinion, Cassel Salpeter did not assume any obligation to update, review or reaffirm its opinion to Legato II or any other person or otherwise to comment on or consider events occurring or coming to Cassel Salpeter’s attention after the date of its opinion.

In arriving at its opinion, Cassel Salpeter made such reviews, analyses and inquiries as Cassel Salpeter deemed necessary and appropriate under the circumstances. Among other things, Cassel Salpeter:

●	Reviewed a draft, dated May 23, 2022, of the Merger Agreement and certain publicly available financial information and other data with respect to Legato II and Southland that Cassel Salpeter deemed relevant.

●	Reviewed certain other information and data with respect to Legato II and Southland made available to Cassel Salpeter by Legato II and Southland, including the projections set forth under the heading “Certain Forecasted Financial Information” above with respect to the future financial performance of Southland prepared by management of Southland (the “Projections”) and other internal financial information furnished to Cassel Salpeter by or on behalf of Legato II and Southland and compared the financial and operating performance of Southland with that of companies with publicly traded equity securities that Cassel Salpeter deemed relevant.

●	Considered the publicly available financial terms of certain transactions that Cassel Salpeter deemed relevant.

●	Discussed the business, operations, and prospects of Southland and the proposed Merger with Legato II’s and Southland’s managements and certain of Legato II’s and Southland’s representatives.

●	Conducted such other analyses and inquiries, and considered such other information and factors, as Cassel Salpeter deemed appropriate.

For purposes of its analyses and opinion, Cassel Salpeter, at Legato II’s direction, assumed that (i) each share of Legato II Common Stock had a value equal to $10.15 (with such $10.15 value being based on the approximate cash per outstanding share of Legato II Common Stock (excluding, for the avoidance of doubt, the dilutive impact of outstanding shares of Legato II Common Stock that were not issued in the IPO or any warrants to purchase Legato II Common Stock) held in the Trust Account), (ii) the Merger Stock Consideration consisted of 33,793,103 shares of Legato II Common Stock with an aggregate value of $343 million, (iii) the Merger Earnout Consideration would consist of 6,896,552 shares of Legato II Common Stock with an aggregate value of $70 million, and (iv) the Merger Consideration had a value equal to $463 million. In addition, for purposes of its analysis and opinion, Cassel Salpeter, with Legato II’s consent, evaluated whether Southland had a fair market value equal to at least 80% of the funds held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) solely upon the basis of a comparison of the implied enterprise value reference ranges of Southland indicated by Cassel Salpeter’s financial analysis with the balance of the Trust Account, which Legato II advised Cassel Salpeter and Cassel Salpeter, for purposes of its analysis and opinion, assumed did not and would not exceed approximately $280,280,000.

In arriving at its opinion, Cassel Salpeter, with Legato II’s consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to it or available from public sources, and Cassel Salpeter further relied upon the assurances of Legato II’s and Southland’s management that they were not aware of any facts or circumstances that would have made any such information inaccurate or misleading. Cassel Salpeter is not a legal, tax, accounting, environmental, regulatory, technology or science advisor, and Cassel Salpeter did not express any views or opinions as to any legal, tax, accounting, environmental, regulatory, technology or science matters relating to Legato II, Southland, the Merger or otherwise. Cassel Salpeter understood and assumed that the Legato II board had obtained or would obtain such advice as it deemed necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory, technology, science and other professionals, that such advice was sound and reasonable and that the Legato II board and Legato II had acted or would act in accordance with such advice.

Southland advised Cassel Salpeter, and Cassel Salpeter assumed, at Legato II’s direction, that the Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Southland with respect to the future financial performance of Southland, and Cassel Salpeter assumed, at Legato II’s direction, that the Projections provided a reasonable basis upon which to analyze and evaluate Southland and the Earnout Merger Consideration and form an opinion. At Legato II’s direction, Cassel Salpeter used and relied upon the Projections for purposes of its analyses and opinion. Cassel Salpeter expressed no view or opinion with respect to the Projections or the assumptions on which they were based. Cassel Salpeter did not evaluate the solvency or creditworthiness of Legato II, Southland or any other party to the Merger, the fair value of Legato II, Southland or any of their respective assets or liabilities, or whether Legato II, Southland or any other party to the Merger is paying or receiving reasonably equivalent value in the Merger under any applicable foreign, state or federal laws relating to bankruptcy, insolvency, fraudulent transfer or similar matters, nor did Cassel Salpeter evaluate, in any way, the ability of Legato II, Southland or any other party to the Merger to pay its obligations when they come due. Cassel Salpeter did not physically inspect Legato II’s or Southland’s properties or facilities and did not make or obtain any evaluations or appraisals of Legato II’s or Southland’s assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities). Cassel Salpeter did not attempt to confirm whether Legato II or Southland had good title to their respective assets. Cassel Salpeter’s role in reviewing any information was limited solely to performing such reviews as it deemed necessary to support its own advice and analysis and was not on behalf of the Legato II board, Legato II or any other party.

Cassel Salpeter assumed, with Legato II’s consent, that the Merger would be consummated in a manner that complies in all respects with applicable foreign, federal, state and local laws, rules and regulations and that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Legato II, Southland or the Merger. Cassel Salpeter also assumed, with Legato II’s consent, that the final executed form of the Merger Agreement would not differ in any material respect from the draft Cassel Salpeter reviewed and that the Merger would be consummated on the terms set forth in the Merger Agreement, without waiver, modification or amendment of any term, condition or agreement thereof that would be material to its analyses or opinion. Cassel Salpeter also assumed that the representations and warranties of the parties to the Merger Agreement contained therein were true and correct and that each such party would perform all of the covenants and agreements to be performed by it under the Merger Agreement. Cassel Salpeter offered no opinion as to the contractual terms of the Merger Agreement or the likelihood that the conditions to the consummation of the Merger set forth in the Merger Agreement would be satisfied. Legato II also advised Cassel Salpeter, and Cassel Salpeter assumed, that for U.S. federal tax income purposes the Merger would qualify as a reorganization within the meaning of Section 368(a) of the Code.

In connection with preparing its opinion, Cassel Salpeter performed a variety of financial analyses. The following is a summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion. It is not a complete description of all analyses underlying such opinion. The preparation of an opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a consequence, neither Cassel Salpeter’s opinion nor the respective analyses underlying its opinion is readily susceptible to partial analysis or summary description. In arriving at its opinion, Cassel Salpeter assessed as a whole the results of all analyses undertaken by it with respect to the opinion. While it took into account the results of each analysis in reaching its overall conclusions, Cassel Salpeter did not make separate or quantifiable judgments regarding individual analyses and did not draw, in isolation, conclusions from or with regard to any individual analysis or factor. Therefore, Cassel Salpeter believes that the analyses underlying the opinion must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors underlying the opinion collectively, could create a misleading or incomplete view of the analyses performed by Cassel Salpeter in preparing the opinion.

The implied valuation reference ranges indicated by Cassel Salpeter’s analyses are not necessarily indicative of actual values nor predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. Much of the information used in, and accordingly the results of, Cassel Salpeter’s analyses are inherently subject to substantial uncertainty.

Summary of Material Financial Analyses.

The following summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion includes information presented in tabular format. The tables alone do not constitute a complete description of these analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses Cassel Salpeter performed.

For purposes of its analyses and opinion Cassel Salpeter, at Legato II’s direction, assumed that (i) each share of Legato II Common Stock had a value equal to $10.15 (with such $10.15 value being based on the approximate cash per outstanding share of Legato II Common Stock (excluding, for the avoidance of doubt, the dilutive impact of outstanding shares of Legato II Common Stock that were not issued in the IPO or any Legato II Warrants) held in the Trust Account), (ii) the Merger Stock Consideration consisted of 33,793,103 shares of Legato II Common Stock with an aggregate value of $343 million, (iii) the Merger Earnout Consideration would consist of 6,896,552 shares of Legato II Common Stock with an aggregate value of $70 million, and (iv) the Merger Consideration had a value equal to $463 million.

Share prices for the selected companies used in the selected companies’ analysis described below were as of May 23, 2022. The relevant values for the selected transactions analysis described below were calculated on an enterprise value basis based on the consideration proposed to be paid in the selected transactions. Estimates of financial performance for the selected companies listed below were based on publicly available research analyst estimates for those companies. Estimates of financial performance for Southland were based on the Projections.

For purposes of its analyses, Cassel Salpeter reviewed a number of financial metrics, including:

●	“EBITDA,” which generally refers to the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period; and

●	“Enterprise Value,” which generally refers to the value as of a specified date of the relevant company’s outstanding equity securities (considering its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and minority interests less the amount of cash on its balance sheet).

Discounted Cash Flows Analysis

Cassel Salpeter performed a discounted cash flow analysis of Southland based on the Projections. In performing this analysis, Cassel Salpeter applied discount rates ranging from 12.0% to 13.0% and perpetual growth rates ranging from 2.75% to 3.25%. This analysis indicated an implied aggregate equity value reference range of approximately $409.8 million to $508.3 million for Southland, as compared to the assumed value of the Aggregate Merger Consideration of $463 million.

Companies Analysis

Cassel Salpeter considered certain financial data for Southland and selected companies with publicly traded equity securities Cassel Salpeter deemed relevant. The selected companies with publicly traded equity securities were:

●	Quanta Services, Inc.

●	AECOM

●	MasTec, Inc.

●	Dycom Industries, Inc.

●	Fluor Corporation

●	Primoris Services Corporation

●	Construction Partners, Inc.

●	Tutor Perini Corporation

●	Granite Construction Incorporated

●	Sterling Construction Company, Inc.

The financial data reviewed included:

●	Enterprise value as multiple of EBITDA for the last 12 months, or “LTM EBITDA.”

●	Enterprise value as multiple of estimated EBITDA for the year ending December 31, 2022, or “2022E EBITDA.”

●	Enterprise value as multiple of estimated EBITDA for the year ending December 31, 2023, or “2023E EBITDA.”

Cassel Salpeter calculated the following enterprise value multiples with respect to the selected companies:

Enterprise Value Multiple of	High	Mean	Median	Low
LTM EBITDA	17.5x	10.7x	9.9x	4.3x
2022E EBITDA	12.3x	8.4x	8.0x	4.9x
2023E EBITDA	11.4x	7.1x	6.3x	3.7x

Taking into account the results of the selected companies analysis, Cassel Salpeter applied multiple ranges of 6.5x to 7.5x to Southland’s 2021 EBITDA, 4.5x to 5.5x to Southland’s estimated 2022E EBITDA and 4.0x to 5.0x to Southland’s estimated 2023E EBITDA, which resulted in an implied aggregate equity value reference range of approximately $407 million to $537.2 million for Southland, as compared to the assumed value of the Merger Consideration of $463 million.

None of the selected companies have characteristics identical to Southland. An analysis of selected publicly traded companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the companies reviewed.

Selected Transactions Analysis. Cassel Salpeter considered the financial terms of the following business transactions Cassel Salpeter deemed relevant. The financial data reviewed included transaction value as a multiple of trailing 12 months, or “TTM” EBITDA. The selected transactions and the resulting high, low, mean and median financial data were:

Date
Announced	Closed	Target	Acquiror
20-Dec-21	30-Dec-21	Henkels & McCoy Group, Inc.	MasTec, Inc. (NYSE:MTZ)
8-Dec-21	1-Jan-22	Reconstruction Experts, Inc.	Johns Lyng Group Limited (ASX:JLG)
17-Nov-21	17-Nov-21	Front Line Power Construction, LLC	Orbital Energy Group, Inc. (NasdaqCM:OEG)
2-Sep-21	13-Oct-21	Blattner Holding Company, Inc.	Quanta Services, Inc. (NYSE:PWR)
14-Dec-20	15-Jan-21	Future Infrastructure, LLC	Primoris Services Corporation (NasdaqGS:PRIM)
24-Nov-20	30-Dec-20	The Goldfield Corporation	First Reserve Corporation
28-Mar-18	28-Mar-18	Willbros Group, Inc.	Primoris Services Corporation (NasdaqGS:PRIM)
4-Dec-17	4-Dec-17	NAPEC Inc.	Oaktree Capital Management, L.P.
6-Jul-17	6-Jul-17	Halmar International, LLC	Itinera Usa Corp.
6-Jul-17	6-Jul-17	Shimmick Construction Company, Inc.	AECOM (NYSE:ACM)

Enterprise Value Multiple of	High	Mean	Median	Low
TTM EBITDA	10.0x	8.8x	8.6x	7.8x

Taking into account the results of the selected transactions analysis, Cassel Salpeter applied multiples of 6.5x to 7.5x to Southland’s 2021 EBITDA, which resulted in an implied aggregate equity value reference range of approximately $440.3 million to $542 million for Southland, as compared to the assumed value of the Merger Consideration of $463 million.

None of the target companies or transactions in the selected transactions have characteristics identical to Southland or the proposed Merger. Accordingly, an analysis of selected business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the selected transactions and other factors that could affect the respective acquisition values of the transactions reviewed.

Implied Value Reference Range of Southland Compared to Trust Account Balance

Cassel Salpeter also compared the implied enterprise value reference range indicated by its financial analyses for Southland of $627,900,000 to $762,900,000 with the balance of funds in Legato II’s trust account, which the Legato II board advised Cassel Salpeter and Cassel Salpeter, for purposes of its analysis and opinion, assumed did not and would not exceed approximately $280,280,000.

Other Matters Relating to Cassel Salpeter’s Opinion

As part of its investment banking business, Cassel Salpeter regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements and other purposes. Cassel Salpeter is a recognized investment banking firm that has substantial experience in providing financial advice in connection with mergers, acquisitions, sales of companies, businesses and other assets and other transactions. Cassel Salpeter received a fee of $125,000 for rendering its opinion, no portion of which was contingent upon the completion of the Merger. In addition, Legato II agreed to reimburse certain of Cassel Salpeter’s expenses and to indemnify Cassel Salpeter and certain related parties for certain liabilities that may arise out of its engagement or the rendering of its opinion. Cassel Salpeter in the past provided investment banking or other financial services to affiliates of Legato II for which Cassel Salpeter has received compensation including, during the past two years, having acted as the financial advisor to Legato Merger Corp., a special purpose acquisition company sponsored by certain officers and directors of Legato II (“Legato I”), in connection with its business combination with Algoma Steel Group Inc. (formerly known as 1295908 B.C. Ltd.) (“Algoma”) in October 2021 for which Cassel Salpeter received aggregate fees of $100,000. In accordance with Cassel Salpeter’s policies and procedures, a fairness committee of Cassel Salpeter was not required to, and did not, approve the issuance of Cassel Salpeter’s opinion.

Interests of Certain Persons in the Proposed Transaction

When you consider the recommendation of Legato II’s board of directors in favor of approval of these proposals, you should keep in mind that Legato II’s directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests may have influenced the decision of Legato II’s directors and officers to approve the Business Combination and to continue to pursue such Business Combination. The members of the Legato II board of directors were aware of and considered these interests, among other matters, when they approved the Merger Agreement and recommended that Legato II stockholders approve the proposals required to effect the Business Combination. These interests include:

●	If the Business Combination or another business combination is not consummated by the time period required by the Existing Charter (and not otherwise extended), Legato II will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 6,900,000 shares of Common Stock held by the Legato II Insiders prior to the date of this proxy statement/prospectus, which shares of Common Stock were acquired for an aggregate purchase price of $25,000 prior to the IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an estimated aggregate market value of $___ based upon the closing price of $___ per public share on Nasdaq on _________, 2022, the record date.

●	The Initial Stockholders purchased an aggregate of 1,033,000 Private Placement Units from Legato II for an aggregate purchase price of approximately $10.3 million (or $10.00 per Private Placement Unit) in a private placement simultaneously with the consummation of the IPO. A portion of the proceeds Legato II received from these purchases were placed in the Trust Account. Such Units had an estimated aggregate value of $___ based on the closing price of $___ per Legato II unit on Nasdaq on _________, 2022, the record date. The Private Placement Units will become worthless if Legato II does not consummate a business combination.

●	It is currently contemplated that Brian Pratt and Greg Monahan will be members of the board of directors of New Southland after the closing of the Merger (assuming that they are elected at the meeting). As such, in the future, each will receive any cash fees, stock options or stock awards that the board of directors of New Southland determines to pay its non-executive directors.

●	If Legato II is unable to complete a business combination within the required time period, Crescendo I will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Legato II for services rendered or contracted for or products sold to Legato II. If Legato II consummates a business combination, on the other hand, Legato II will be liable for all such claims.

●	The Legato II Insiders (or their affiliates) may make loans from time to time to Legato II to fund certain capital requirements. As of the date of this proxy statement/prospectus, the Legato II Insiders have loaned an aggregate of $____ to Legato II and additional loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Legato II outside of the trust account. As of __________, 2022, no such loans were outstanding.

●	Legato II’s officers and directors, and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Legato II’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Legato II fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Legato II may not be able to reimburse these expenses if the Merger or another business combination, are not completed by May 24, 2023. As of _________, 2022 there were no reimbursable expenses outstanding.

●	All rights specified in the Existing Charter and indemnification agreements relating to the right of officers and directors to be indemnified by Legato II, and of Legato II’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after a business combination. If a business combination is not approved and Legato II liquidates, Legato II will not be able to perform its obligations to its officers and directors under those provisions.

Additionally, EarlyBirdCapital, the representative of the underwriters in Legato II’s IPO, and other FINRA members will be paid deferred underwriting fees of $9,660,000 only if a business combination is consummated by Legato II. Such deferred underwriting fees will not be paid if a business combination is not consummated.

Sources and Uses

The following tables summarize the estimated sources and uses for funding the Business Combination assuming:

●	No Redemptions: The expected beneficial ownership of shares of New Southland Common Stock post-Business Combination in the “No Redemptions” column in the table below has been determined based upon the following additional assumptions: (i) no holders of Public Shares exercise their redemption rights; (ii) that ___ shares of New Southland Common Stock are issued as Merger Stock Consideration to Southland Members; and (iii) that there are ___ shares of New Southland Common Stock outstanding following the consummation of the Business Combination; and

●	Maximum Redemptions: The expected beneficial ownership of shares of New Southland Common Stock post-Business Combination in the “Maximum Redemptions” column in the table below has been determined based upon the following additional assumptions: (i) ___ Public Shares are redeemed for an aggregate payment of approximately $___ million from the Trust Account, which is the maximum amount of redemptions permitted by the Existing Charter to meet the net tangible asset requirement; (ii) that ___ shares of New Southland Common Stock are issued as Merger Stock Consideration to Southland Members; and (iii) that there are ___ shares of New Southland Common Stock outstanding following the consummation of the Business Combination.

Estimated Sources and Uses (No Redemptions, in millions)

Sources		Uses
Cash in Trust(1)	$280	Cash to Balance Sheet	$220
Contingent Shares to Southland Shareholders(2)	$105	Cash to Existing Southland Members	$50
Equity Issuance to Southland Equity Holders	$343	Contingent Shares to Southland Shareholders(2)	$105
		Transaction Expenses(3)	$10
		Rollover Equity of Southland Equity Holders	$343
Total Sources	$728	Total Uses	$728

(1)	Represents the expected amount of the restricted investments and cash held in the Trust Account upon consummation of the Business Combination.
(2)	Transaction structure inclusive of full earn-out consideration based on the 2022 Bonus Adjusted EBITDA target of $145 million and 2023 Bonus Adjusted EBITDA target of $165 million.

(3)	Represents the total estimated transaction, financial advisory, and professional fees and expenses incurred by Legato II as part of the Business Combination.

Estimated Sources and Uses (Maximum Redemptions, in millions)

Sources		Uses
Cash in Trust(1)	$280	Contingent Shares to Southland Shareholders(2)	$105
Contingent Shares to Southland Shareholders(2)	$105
Equity Issuance to Southland Equity Holders	$343	Rollover Equity of Southland Equity Holders	$343
		Stockholder Redemptions	$280
Total Sources	$728	Total Uses	$728

(1)	Represents the expected amount of the restricted investments and cash held in the Trust Account upon consummation of the Business Combination.

(2)	Transaction structure inclusive of full earn-out consideration based on the 2022 Bonus Adjusted EBITDA target of $145 million and 2023 Bonus Adjusted EBITDA target of $165 million.

Board of Directors Following the Business Combination

At the Annual Meeting, seven directors will be elected to be the directors of New Southland upon the closing of the Business Combination. New Southland’s board of directors will be divided into three classes with only one class of directors being elected in each year and each class (except for the initial terms of the Class I and Class II directors) serving a three-year term. If the nominees are elected, Michael “Kyle” Burtnett and Mario Ramirez will be Class I directors serving until New Southland’s 2023 annual meeting of stockholders; Brian Pratt and Izilda “Izzy” Martins will be Class II directors serving until New Southland’s 2024 annual meeting of stockholders; and Frank S. Renda, Tim Winn and Greg Monahan will be Class III directors serving until New Southland’s 2025 annual meeting of stockholders, and in each case, until their successors are elected and qualified.

Name; Headquarters; Trading Symbols

After completion of the proposed Business Combination:

●	the corporate headquarters and principal executive offices of New Southland will be located at 1100 Kubota Drive, Grapevine, Texas 76051; and

●	The New Southland Common Stock and Warrants will be traded on Nasdaq under the symbols “____” and “______W,” respectively, assuming approval for listing by Nasdaq which is in no way guaranteed; The New Southland Units will no longer trade on Nasdaq.

Accounting Treatment

It is anticipated that the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Legato II will be treated as the acquired company and Southland will be treated as the acquirer for financial reporting purposes.

Material U.S. Federal Income Tax Considerations

For a detailed discussion of the material U.S. federal income tax considerations for holders of Public Shares with respect to the exercise of redemption rights and with respect to holders of Existing Southland Membership Interest who or that exchange such shares for shares of Legato II Common Stock in the Merger, see “U.S. Federal Income Tax Considerations — Tax Consequences of the Business Combination and a Redemption of Public Shares” beginning on page 113. The consequences of a redemption to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences of the Merger and/or the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Regulatory Matters

The Business Combination is not subject to any federal or state regulatory requirement or approval, except for the required notifications and the expiration or termination of the required waiting periods under the HSR Act (which has occurred) and filings with the applicable state offices necessary to effectuate the Merger.

Vote Required for Approval

The approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of Legato II Common Stock present in person (which would include presence at a virtual meeting or by proxy) and entitled to vote at the Annual Meeting. Abstentions count as a vote “against” the Business Combination Proposal, because an abstention represents a share entitled to vote and thus is included in the denominator in determining the percentage approving the proposal. The Business Combination Proposal is considered a non-routine proposal, and, accordingly, brokers are not entitled to vote on this proposal without receiving voting instructions, and broker non-votes will have no effect on the Business Combination Proposal. Additionally, the Business Combination will not be consummated if Legato II would have less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Business Combination.

The approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the other proposals (except an Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.

As of the date of this proxy statement/prospectus, Legato II does not believe there will be any changes or waivers that Legato II’s directors and officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, Legato II will circulate a new or amended proxy statement/prospectus and resolicit Legato II’s stockholders if changes to the terms of the Business Combination that would have a material impact on its stockholders or represent a fundamental change in the proposals being voted upon.

The Legato II Insiders are subject to those certain Insider Letters with Legato II, dated November 23, 2021 (the “Insider Letters”), whereby they have agreed to vote their shares of Legato II Common Stock in favor of the Business Combination Proposal. As of the record date for the Annual Meeting, these holders together beneficially owned and were entitled to vote an aggregate of 7,933,000 shares of Legato II Common Stock, which currently constitutes approximately 22.1% of the outstanding shares of Legato II Common Stock. In addition to the shares held by the Legato II Insiders, Legato II would need 10,022,501 shares, or approximately 36.3% of the 27,600,000 shares of Common Stock sold in the IPO, to be voted in favor of the Business Combination Proposal in order for it to be approved, assuming all outstanding shares are voted on such proposal and the shares of Legato II Common Stock held by EBC and its designees are not voted in favor of the Business Combination Proposal. If only a quorum of shares of Legato II Common Stock is present at the Annual Meeting, Legato II would need only approximately 1,044,751 shares, or approximately 3.8% of the Legato II Common Stock, to be voted in favor of the Business Combination Proposal in addition to the Legato II Insiders in order for it to be approved (provided that consummation of the Business Combination is conditioned upon, among other things approval of the Charter Proposals and Nasdaq Proposal and the requirement that Legato II have net tangible assets of less than $5,000,001 immediately prior to or upon consummation of the Business Combination).

Recommendation of the Legato II Board of Directors

After careful consideration of the factors set forth in the section titled “Legato II’s Board of Directors’ Reasons for Approval of the Business Combination” above, including but not limited to the positive aspects of Southland’s business and growth opportunity and the various financial analysis performed by Cassel Salpeter, all as more further described above, Legato II’s board of directors concluded that the proposed Business Combination was in the best interests of Legato II and its stockholders and determined to recommend that its stockholders vote to approve the transaction.

LEGATO II’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LEGATO II’S STOCKHOLDERS VOTE

“FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSALS NO. 2.A THROUGH 2.C — THE CHARTER PROPOSALS

Overview

Legato II stockholders are being asked to adopt the Proposed Charter in the form attached hereto as Annex B, which, in the judgment of Legato II’s board of directors, is necessary to adequately address the needs of New Southland following the consummation of the Business Combination.

The following is a summary of the key amendments effected by the Proposed Charter, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B:

(a) Proposal No. 2.A: increase the number of authorized shares of common stock from 50 million shares to 500 million shares and increase the number of authorized shares of preferred stock from one million shares to 50 million shares;

(b) Proposal No. 2.B: change the company’s name from “Legato Merger Corp. II” to “Southland Holdings, Inc.”;

(c) Proposal No. 2.C: remove the various provisions applicable only to special purpose acquisition companies that will no longer be applicable to Legato II after the consummation of the Business Combination, including the elimination of Article VI (which generally set forth the Business Combination requirements).

Proposals No. 2A through 2.C are cross-conditioned on one another and collectively are referred to herein as the “Charter Proposals”.

The complete text of the Proposed Charter is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

Reasons for the Charter Amendments

Each of the proposed amendments was negotiated as part of the Business Combination. Legato II’s board of directors’ reasons for proposing each of these amendments to the Existing Charter is set forth below.

Proposal No. 2.A: Authorized Shares — The Existing Charter authorizes (a) 50 million shares of common stock and (b) one million shares of preferred stock. Proposal No. 2.A provides that New Southland will be authorized to issue 550 million shares, consisting of 500 million shares of common stock and 50 million shares of preferred stock.

Legato II’s board of directors believes the increase in authorized shares of common stock is necessary to provide for the issuance of the common stock to the Southland Members pursuant to the Merger Agreement, to reserve shares to be issued upon exercise of outstanding Legato II Warrants and for future issuances under the Incentive Plan and to provide for additional shares of common stock and preferred stock sufficient to support growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares of New Southland Common Stock to be authorized would be issuable as consideration for the Merger and the other transactions contemplated by in this proxy statement/prospectus, and for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans. The shares of New Southland preferred stock to be authorized would be issuable for any proper corporate purpose, including future acquisitions and capital raising transactions.

Proposal No. 2.B: Change of Name — The amendment would change Legato II’s name from “Legato Merger Corp. II” to “Southland Holdings, Inc.” immediately following the Effective Time. Legato II’s board of directors believes that this change is necessary to better reflect the business of New Southland following consummation of the Business Combination.

Proposal No. 2.C: Replacement of the Existing Charter — The Existing Charter would be amended and replaced in its entirety with the Proposed Charter. This includes approval of all other changes in the Proposed Charter and related clean up changes, as well as the removal of provisions of the Existing Charter that will no longer be relevant, in connection with replacing the Existing Charter with the Proposed Charter, including the elimination of certain provisions related to Legato II’s status as a blank check company, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve New Southland if the initial business combination is not completed within a certain period of time and will allow New Southland to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and the Legato II board of directors believes it is the most appropriate period for New Southland following the Business Combination. In addition, certain other provisions in the Existing Charter require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation has occurred. These provisions cease to apply once the Business Combination is consummated.

Vote Required for Approval

The approval of each of the Charter Proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Legato II Common Stock on the record date. Abstentions will have the same effect as a vote “against” the Charter Proposals. Each Charter Proposal is considered a non-routine proposal, and, accordingly, brokers are not entitled to vote on those proposals without receiving voting instructions, and broker non-votes will have the same effect as a vote “against” such proposals.

The Charter Proposals are cross-conditioned on one another. Failure to approve any of the Proposal No. 2.A through 2.C will result in none of the Charter Proposals being effected.

If the Business Combination Proposal is not approved, the Charter Proposals will not be presented at the Annual Meeting. The Merger is conditioned upon the approval of each of the Charter Proposals, subject to the terms of the Merger Agreement. Notwithstanding the approval of each of the Charter Proposals, if the Merger is not consummated for any reason, the amendments contemplated by the Charter Proposals will not be effected.

The Legato II Insiders have indicated that they intend to vote their shares of Legato II Common Stock in favor of the Charter Proposals.

Recommendation of the Legato II Board of Directors

LEGATO II’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LEGATO II’S STOCKHOLDERS VOTE

“FOR” EACH OF THE CHARTER PROPOSALS.

PROPOSAL NO. 3 — THE DIRECTOR ELECTION PROPOSAL

Overview

Upon the consummation of the Business Combination, the board of directors of New Southland is expected to consist of seven directors. Assuming the Business Combination Proposal is approved at the Annual Meeting, holders of Legato II Common Stock are being asked to elect seven directors to the board of directors of New Southland, effective and contingent upon the consummation of the Business Combination.

Biography of Nominees

Name	Age	Class
Brian Pratt	70	Class II Director Nominee
Frankie “Frank” S. Renda	46	Class III Director Nominee
Walter Timothy “Tim” Winn	46	Class III Director Nominee
Gregory Monahan	49	Class III Director Nominee
Izilda “Izzy” Martins	51	Class II Director Nominee
Michael “Kyle” Burtnett	46	Class I Director Nominee
Mario Ramirez	56	Class I Director Nominee

Brian Pratt has served as a member of Legato II’s board of directors and Non-Executive Chairman of its board of directors since November 2021. Mr. Pratt served as Non-Executive Chairman of the board of directors of Legato Merger Corp. from August 2020 until its merger with Algoma Steel Group Inc. (“Algoma”) in October 2021 and has continued to serve as a member of the board of directors of Algoma since such time. Mr. Pratt served as Chairman of Primoris Services Corp (“Primoris”) from July 2008 until May 2019 and as a director on the Primoris board of directors from July 2008 to February 2020. He served as Primoris’ President and Chief Executive Officer from July 2008 to October 25, 2015. Mr. Pratt has been managing his personal investments since leaving Primoris. From 1983 through July 2008, he served as the President, Chief Executive Officer and Chairman of the board of directors of Primoris’ predecessor entity, ARB, Inc. Mr. Pratt has over 35 years of hands-on operations and management experience in the construction industry. Mr. Pratt completed four years of courses in Civil Engineering at California Polytechnic College in Pomona, California.

Legato II believes Mr. Pratt is well-qualified to serve as a member of New Southland’s board due to his experience and relationships and contacts.

Frankie “Frank” S. Renda has served as Southland’s President and Chief Executive Officer since 2002 and serves as a manager on its board of managers. Mr. Renda also serves on the board of directors of SERA Systems Inc., a privately held software company specializing in software solutions for plumbing, HVAC and electrical companies and contractors. As President and Chief Executive Officer of Southland, Mr. Renda has been responsible for identifying and establishing all necessary initiatives to achieve short and long-term corporate goals and has combined his operational background, industry knowledge and expertise in mergers and acquisitions to grow the Southland family of companies to approximately $1.3B in annual revenues, with operations throughout North America. Mr. Renda has nearly 30 years of experience across various disciplines within the construction industry. Mr. Renda earned a Bachelor’s degree in finance from the Rawls College of Business.

Legato II believes Mr. Renda is well-qualified to serve as a member of New Southland’s board due to his extensive management experience and his business relationships and contacts.

Walter Timothy “Tim” Winn has served as Southland’s Executive Vice President and co-Chief Operating Officer since 2002 and serves as a manager on its board of managers. Mr. Winn also serves on the board of directors of the Texas Tech Foundation. Under his leadership, Southland has completed some of the nation’s most complex bridge, marine, underground tunneling, structural and emergency infrastructure services for both public and private clients. Additionally, Mr. Winn has successfully integrated numerous strategic acquisitions to strengthen Southland’s operational capabilities. Mr. Winn has approximately 30 years of experience in technical infrastructure project execution. Mr. Winn earned a Bachelor of Science degree in finance and economics from Texas Tech University.

Legato II believes Mr. Winn is well-qualified to serve as a member of New Southland’s board due to his extensive experience within the construction industry and his business relationships and contacts.

Gregory Monahan has served as Legato II’s Chief Executive Officer and a member of its board of directors since November 2021. Mr. Monahan has served as a Senior Managing Director of Crescendo Partners, L.P., a New York-based investment firm, since 2005 and as the Portfolio Manager of Jamarant Capital, L.P. a private investment partnership, since January 2016. Mr. Monahan previously co-founded Bind Network Solutions, a consulting firm formed in 1998 which was focused on network infrastructure and security. Mr. Monahan currently serves on the board of directors of Absolute Software Corp, a provider of security and management for computer and ultra-portable devices, and Primo Water Corporation, a leading pure-play water solutions provider. From June 2016 to May 2019, he was a director on the board of directors of BSM Technologies, a commercial fleet telematics provider. Mr. Monahan also served as a director of COM DEV International, a designer and manufacturer of space hardware from April 2013 to April 2016; ENTREC Corporation, a crane and heavy haul transportation company from May 2015 to May 2016; SAExploration Holdings, a geophysical services company offering seismic data acquisition services to the oil and gas industry from June 2013 to July 2016; O’Charley’s Inc., a multi-concept restaurant company from March 2008 to April 2012; and Bridgewater Systems, a telecommunications software provider from May 2009 to August 2011. Mr. Monahan earned a Bachelor of Science degree in Mechanical Engineering at Union College and an MBA from Columbia Business School. Mr. Monahan is NACD Directorship Certified®.

Legato II believes Mr. Monahan is well-qualified to serve as a member of New Southland’s board because it believes he possesses valuable financial expertise, including extensive expertise with capital markets transactions and investments in both public and private companies. He has served in managing roles in investment and technology consulting firms, which experience informs his judgment and risk assessment as a board member.

Izilda “Izzy” Martins has served as Executive Vice President, Americas Avis Budget Group, Inc. (“Avis”) since June 2020 after assuming the responsibilities associated with this role on an interim basis in January 2020. Previously, Ms. Martins held various strategic and financial roles with Avis, including Senior Vice President and Chief Financial Officer, Americas from May 2014 through December 2019, Senior Vice President and Acting Chief Accounting Officer from November 2010 through May 2014 and Vice President of Tax from August 2006 through November 2010. Ms. Martins was Avis’s Director of Tax Planning and Mergers & Acquisitions of Cendant Corporation (as the Company was formerly known) from November 2004 through August 2006. Prior to joining Avis, Ms. Martins was associated with Deloitte & Touche LLP for seven years. Ms. Martins earned a Bachelor of Science degree in accounting and a Juris Doctor from Seaton Hall University.

Legato II believes Ms. Martins is well-qualified to serve as a member of New Southland’s board due to her extensive business experience and her financial and accounting expertise.

Michael “Kyle” Burtnett has served as the President of GI Alliance, the largest physician-led network of gerontology providers, since November 2020. Prior serving as President of GI Alliance, Mr. Burtnett served as the Chief Operating Officer of Conifer Health Solutions, Inc. (“Conifer”) between October 2017 and June 2020. Mr. Burtnett also served as the interim Chief Executive Officer of Conifer during his tenure with the company and was involved in leading Conifer through its spinoff from Tenant Healthcare Solutions, Inc. Mr. Burtnett previously served as President, Ambulatory Services and Chief Integration Officer for Tenet’s United Surgical Partners International (“USPI”) subsidiary from June 2015 to October 2017. Prior to USPI, Mr. Burtnett served as Senior Vice President of Tenet’s Outpatient Services Division. He held numerous positions with Tenet from August 2003 to June 2015. Mr. Burtnett earned a Bachelor of Science degree in management from the U.S. Air Force Academy and an MBA from the University of Southern California, Marshall School of Business.

Legato II believes Mr. Burtnett is well-qualified to serve as a member of New Southland’s board due to his extensive business and management experience.

Mario Ramirez has served as the Managing Director of Avalon Net Worth, an independent boutique investment bank focused on providing business advisory services to middle-market companies, since June 2018. Mr. Ramirez also serves as President of MRamirez Group, LLC, a consulting firm Mr. Ramirez founded in January 2017 focused on advising family offices, business development and public-private partnerships in collaboration with influential business leaders. Mr. Ramirez was previously with TIAA, a Fortune 100 financial services company from 1995 to 2016 where he served on the senior leadership team in the role of Managing Director of Executive Relations and Hispanic Markets. Mr. Ramirez also serves on the Sam M. Walton College of Business Dean’s Executive Advisory Board, the Garrison Financial Institute board of directors, and is a member of the Board of Trustees for Liberty Christian School. Mr. Ramirez serves as Vice Chairman of the Hispanic Leadership Alliance and Vice chairman of Fossil Rim Wild Life

Center. Mr. Ramirez previously served on the Arkansas Business Hall of Fame Selection Committee, the Arkansas Executive Forum, and the Campaign Arkansas Steering Committee and chaired the Campaign Committee for Diverse Programs. In addition, Mr. Ramirez earned a BSBA in Finance degree in 1989 from the Sam M. Walton College at the University of Arkansas.

Legato II believes Mr. Ramirez is well-qualified to serve as a member of New Southland’s board due to his extensive management experience financial and investing expertise and his business relationships and contacts.

We intend for New Southland to have seven directors upon completion of the Business Combination. The board of directors will be divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first and second annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Mr. Burtnett and Mr. Ramirez, will expire at New Southland’s first annual meeting of stockholders after this meeting. The term of office of the second class of directors, consisting of Brian Pratt and Ms. Martins, will expire at New Southland’s second annual meeting of stockholders after this meeting. The term of office of the third class of directors, consisting of Mr. Renda, Mr. Winn and Mr. Monahan, will expire at New Southland’s third annual meeting of stockholders after this meeting.

Vote Required for Approval

The election of directors requires a plurality of the votes cast by Legato II stockholders. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” will be elected as directors (even if they receive less than a majority of the votes cast). Consequently, because this is an uncontested election, any director nominee who receives at least one vote “FOR” will be elected as a director. Brokers are not entitled to vote on the Director Election Proposal absent voting instructions from the beneficial holder because the Director Election Proposal is considered “non-routine.” Broker non-votes will have no effect with respect to the Director Election Proposal.

If the Business Combination Proposal is not approved or any of the Charter Proposals or Nasdaq Proposal are not approved and the applicable condition in the Merger Agreement is not waived, the Director Election Proposal will not be presented at the Annual Meeting.

The Legato II Insiders have indicated that they intend to vote their shares of Legato II Common Stock in favor of each director being appointed pursuant to the Director Election Proposal.

Recommendation of the Legato II Board of Directors

LEGATO II’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LEGATO II’S STOCKHOLDERS VOTE

“FOR” THE ELECTION OF EACH OF THE SEVEN DIRECTORS NOMINATED IN THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 4 — THE NASDAQ PROPOSAL

Overview

In consideration of the Business Combination, New Southland will issue to the Southland Members collectively a number of shares of New Southland Common Stock with an aggregate value up to $448 million, in the form of Merger Stock Consideration and Merger Earnout Consideration.

The terms of the Merger Agreement are complex and only briefly summarized above. For further information, see the full text of the Merger Agreement, which is attached as Annex A hereto.

Reasons for Seeking Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(a).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if (1) where, due to the present or potential issuance of common stock, including shares issued pursuant to an earn-out provision or similar type of provision, or securities convertible into or exercisable for common stock, other than a public offering for cash: (A) the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock; or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities; or (2) any director, officer or Substantial Shareholder (as defined by Nasdaq Listing Rule 5635(e)(3)) of the company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, could result in an increase in outstanding common shares or voting power of 5% or more.

The maximum aggregate number of shares of New Southland Common Stock issuable pursuant to the Merger Agreement represents greater than 20% of the number of shares of Legato II Common Stock outstanding before such issuance. The issuance of such shares would result in significant dilution to our stockholders. As a result, stockholder approval of the issuance of shares of Legato II Common Stock issuable pursuant to the Merger Agreement is required under Nasdaq rules.

Vote Required for Approval

The approval of the Nasdaq Proposal will require the affirmative vote of the holders of a majority of the shares of Legato II Common Stock present in person (which would include presence at a virtual meeting or by proxy) and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote “against” the Nasdaq Proposal because an abstention represents a share entitled to vote. Brokers are not entitled to vote on the Nasdaq Proposal absent voting instructions from the beneficial holder because the Nasdaq Proposal is considered “non-routine.” Consequently, broker non-votes will have no effect with respect to the Nasdaq Proposal.

If the Business Combination Proposal is not approved, the Nasdaq Proposal will not be presented at the Annual Meeting. The Merger is conditioned upon the approval of the Nasdaq Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Nasdaq Proposal, if the Merger is not consummated for any reason, the actions contemplated by the Nasdaq Proposal will not be effected.

The Legato II Insiders have indicated that they intend to vote their shares of Legato II Common Stock in favor of the Nasdaq Proposal.

Recommendation of the Legato II Board of Directors

LEGATO II’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LEGATO II’S STOCKHOLDERS VOTE

“FOR” THE NASDAQ PROPOSAL.

PROPOSAL NO. 5 — THE INCENTIVE PLAN PROPOSAL

Overview

Stockholders are being asked to approve and adopt the Incentive Plan Proposal. An aggregate number of shares of New Southland Common Stock equal to five percent (5.0%) of the shares of New Southland Common Stock outstanding upon the Closing will be reserved for issuance under the Incentive Plan. Legato II’s board of directors approved the Incentive Plan on May 24, 2022, subject to stockholder approval at the Annual Meeting. If approved by the stockholders, the effective date of the Incentive Plan will be the Closing Date. The Incentive Plan is described in more detail below. A copy of the Incentive Plan is attached as Annex D to this proxy statement/prospectus. If approved by the stockholders, the Incentive Plan will be administered by New Southland’s board of directors or by the compensation committee of New Southland’s board of directors, which will have the authority to make awards under the Incentive Plan.

After careful consideration, Legato II’s board of directors believes that approving the Incentive Plan is in the best interests of Legato II and its stockholders. The general purpose of the Incentive Plan is to attract and retain employees, directors and consultants who contribute to New Southland’s success by their ability, ingenuity and industry, and to enable such persons to participate in the long-term success and growth of New Southland. If approved, the Incentive Plan will enable New Southland to provide stock-based incentives that align the interests of employees, directors and consultants with those of the stockholders of New Southland by motivating such persons to achieve long-term results and rewarding them for their achievements.

Terms of the Incentive Plan

The following summary of the principal terms of the Incentive Plan is qualified in its entirety by the full text of the Incentive Plan, a copy of which is attached as Annex D to this proxy statement/prospectus. You may also obtain, free of charge, a copy of the Incentive Plan by writing to Legato II at 777 Third Avenue, 37th Floor, New York, NY 10017.

Administration. New Southland’s board of directors or one or more committees appointed by New Southland’s board of directors will administer the Incentive Plan. For this purpose, New Southland’s board of directors will delegate general administrative authority for the Incentive Plan to the compensation committee of New Southland’s board of directors. (The appropriate acting body, whether New Southland’s board of directors, the compensation committee of New Southland’s board of directors or another committee appointed by New Southland’s board of directors, is referred to in this summary as the “Administrator.”). The Administrator may also delegate to one or more persons the right to act on its behalf in such matters as authorized by the Administrator. The Administrator determines which eligible individuals shall be granted awards under the plan, provided that any award granted to a member of the compensation committee of New Southland’s board of directors shall be subject to the approval or ratification of New Southland’s board of directors. Along with other authority granted to the Administrator under the Incentive Plan, the Administrator may (i) select recipients of awards, (ii) determine the number of shares subject to awards, (iii) approve form award agreements, (iv) determine the terms and conditions of awards, and (v) allow participants to satisfy withholding tax obligations through a reduction of shares. The Administrator may not, however, effectuate a repricing or exchange of outstanding stock options.

Authorized Shares; Lapsed Awards. An aggregate number of shares of New Southland Common Stock equal to five percent (5.0%) of the shares of New Southland Common Stock outstanding upon the Closing is the maximum number of shares of New Southland Common Stock that may be issued or transferred pursuant to awards under the Incentive Plan, all of which may be subject to incentive stock option treatment. If any outstanding award under the Incentive Plan expires, is forfeited or is cancelled, in whole or in part, then the number of shares subject to the Incentive Plan shall be increased by the portion of such awards so forfeited, expired or cancelled and such forfeited, expired or cancelled shares may again be awarded under the Incentive Plan. Shares tendered in payment of the exercise price or withholding taxes with respect to an award shall not become, or again be, available for awards under the Incentive Plan. The grant of awards that may not be satisfied by issuance of shares shall not count against the maximum number of shares of common stock subject to the Incentive Plan; however, shares attributable to awards that may be satisfied either by the issuance of shares or by cash or other consideration shall be counted against the maximum number of shares of common stock that may be issued under the Incentive Plan. If shares of common stock issued in connection with any award granted under the Incentive Plan shall be repurchased by New Southland, in whole or in part, then the number of shares of common stock subject to the Incentive Plan shall not be increased by that portion of the shares repurchased by New Southland, and such repurchased shares may not again be awarded pursuant to the provisions of the Incentive Plan.

Eligibility. Individuals eligible to receive awards under the Incentive Plan include New Southland’s employees, directors and consultants. Approximately seven hundred fifty (750) employees, seven directors and 15 consultants will be eligible to participate in the Incentive Plan, if approved, as of the Closing Date. The Administrator determines from time to time the participants to whom awards will be granted.

Incentive Awards. The Incentive Plan authorizes stock options, stock appreciation rights (“SARs”), restricted shares, restricted share units, as well as other awards (described in the Incentive Plan) that are responsive to changing developments in management compensation. The Incentive Plan retains the flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash. An option or SAR will expire, or other award will vest, in accordance with the schedule set forth in the applicable award agreement.

Stock Option. A stock option is the right to purchase shares of common stock at a future date at a specified price per share generally equal to, but not less than, the fair market value of a share on the date of grant. An option may either be an Incentive Stock Option (“ISO”) or a non-qualified stock option. ISO benefits are taxed differently from non-qualified stock options, as described under “Federal Income Tax Treatment of Awards under the Incentive Plan,” below. ISOs also are subject to more restrictive terms and are limited in amount by the Code and the Incentive Plan. Full payment for shares purchased on the exercise of any option must be made at the time of such exercise in a manner approved by the Administrator.

SARs. A SAR is the right to receive payment of an amount equal to the excess of the fair market value of a share of common stock on the date of exercise of the SAR over the base price of the SAR. The base price will be established by the Administrator at the time of grant of the SAR, but will not be less than the fair market value of a share of New Southland Common Stock on the date of grant. SARs may be granted in connection with other awards or independently.

Restricted Shares. A restricted share award is typically for a fixed number of shares of New Southland Common Stock, subject to restrictions. The Administrator specifies the price, if any, the participant must pay for such shares, the duration of the restriction period and the conditions under which the shares may be forfeited. The Administrator may waive any restriction period and any other conditions under appropriate circumstances (such as death or disability). Generally, during the restriction period, the participant will have all of the rights of a stockholder with respect to the restricted shares, including the right to vote the shares of restricted stock and to receive dividends, provided that any such dividends will be subject to the same restrictions and other conditions as the restricted shares.

Restricted Share Units. Restricted share units represent unfunded, unsecured rights to receive shares of New Southland Common Stock or cash equal to the fair market value of shares of New Southland Common Stock, or any combination thereof, as provided in the applicable award agreement. Prior to the settlement of an award of restricted share units and the receipt of shares, if any, the participant will not have any rights as a stockholder with respect to such shares.

Other Awards. The Administrator may also grant other forms of awards based upon, payable in or otherwise related to, in whole or in part, New Southland Common Stock common stock, if the Administrator, in its sole discretion, determines that such other form of award is consistent with the purposes of the Incentive Plan. The terms and conditions of any such other form of award will be set forth in an applicable award agreement.

Transfer Restrictions. Subject to certain exceptions, awards under the Incentive Plan are not transferable by the recipient other than by will or the laws of descent and distribution, and are generally exercisable during the recipient’s lifetime only by him or her.

Adjustments or Changes in Capitalization. In the event of any change in the outstanding shares of common stock by reason of a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar corporate transaction not involving the receipt of consideration by New Southland, the aggregate number of shares of common stock available under the Incentive Plan or subject to outstanding awards (including the exercise price of any awards) will be adjusted as the Administrator deems necessary or appropriate.

Change in Control. Upon a change in control of New Southland, unless the Administrator determines otherwise, the vesting of all outstanding awards under the Incentive Plan will fully accelerate, and in the case of options or stock appreciation rights, will become immediately exercisable. Upon a change in control where New Southland is not the surviving corporation (or survives only as a subsidiary), unless the Administrator determines otherwise, all outstanding stock options and SARs that are not exercised will be assumed by, or replaced with comparable options or rights, by the surviving corporation. Alternatively, the Administrator may also (i) require participants to surrender their outstanding stock options and SARs in exchange for payment by New Southland in cash or common stock in an amount equal to the amount by which the then fair market value of the shares of common stock subject to unexercised stock options and SARs exceeds the exercise price of the stock options or fair market value of the SARs on the award date, as applicable or (ii) after giving participants an opportunity to exercise outstanding stock options and SARs, terminate any or all unexercised stock options and SARs.

A change in control is defined to include (i) the sale of all or substantially all of New Southland’s assets, (ii) the acquisition of beneficial ownership by any person or entity, directly or indirectly, of securities representing 50% or more of the total number of votes that may be cast for the election of directors of New Southland, (iii) certain changes in the majority of New Southland’s board of directors and (iv) the consummation of certain mergers or consolidations.

Amendments to and Termination of the Incentive Plan. New Southland’s board of directors may amend the Incentive Plan at any time and in any manner without the consent of the stockholders, except that no amendment may be made to the Incentive Plan without stockholder approval that would (i) expand the types of awards available under the Incentive Plan or otherwise materially revise the Incentive Plan or (ii) increase the number of shares reserved for issuance under the Incentive Plan, modify the eligible individuals under the Incentive Plan or change the identity of the granting company or the shares issued upon exercise of ISOs. Generally speaking, outstanding awards may be amended, except that no amendment to the Incentive Plan or to any outstanding awards may be made that would impair the rights of any participant with respect to such outstanding award issued to such participant, without the consent of the participant. In addition, amendments to outstanding awards may not effectuate a repricing or exchange of outstanding stock options.

New Southland’s board of directors may suspend or terminate the Incentive Plan at any time, provided that termination of the Incentive Plan will not impair or affect any award previously granted. Unless earlier terminated by New Southland’s board of directors, the Incentive Plan will automatically terminate on the tenth anniversary of the date it is approved by stockholders.

Clawback and Recoupment. New Southland may cancel any award, require the participant to reimburse any or all amounts paid pursuant to an award or under the terms of the Incentive Plan and effect any other right of recoupment in accordance with any New Southland policies that may be adopted from time to time.

Federal Income Tax Treatment of Awards under the Incentive Plan

Federal income tax consequences (subject to change) relating to awards under the Incentive Plan are summarized in the following discussion. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local or international tax consequences.

For non-qualified stock options, New Southland is generally entitled to deduct (and the optionee recognizes taxable income in) an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. For ISOs, New Southland is generally not entitled to a deduction, nor does the participant recognize income at the time of exercise. The current U.S. federal income tax consequences of other awards authorized under the Incentive Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as non-qualified stock options; nontransferable restricted shares subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses are generally subject to tax at the time of payment; cash-based awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. New Southland will generally have a corresponding deduction at the time the participant recognizes income. However, as for those awards subject to ISO treatment, New Southland would generally have no corresponding compensation deduction.

If an award is accelerated under the Incentive Plan in connection with a change in control (as this term is used under the Code), New Southland may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the Code (and certain related excise taxes may be triggered). Furthermore, Section 162(m) of the Code denies deductions to publicly held corporations for compensation paid to certain senior executives that exceeds $1 million.

New Plan Benefits

Awards are subject to the discretion of the Administrator. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Incentive Plan.

Securities Registration

Following the consummation of the Business Combination, when permitted by SEC rules, New Southland intends to file with the SEC a registration statement on Form S-8 covering the shares of New Southland Common Stock issuable under the Incentive Plan.

Vote Required for Approval

The approval of the Incentive Plan Proposal will require the affirmative vote of the holders of a majority of the shares of Legato II Common Stock present in person (which would include presence at a virtual meeting or by proxy) and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote “against” the Incentive Plan Proposal because an abstention represents a share entitled to vote. Brokers are not entitled to vote on the Incentive Plan Proposal absent voting instructions from the beneficial holder because the Incentive Plan Proposal is considered “non-routine.” Consequently, broker non-votes will have no effect with respect to the Incentive Plan Proposal.

If the Business Combination Proposal, each of the Charter Proposals and the Nasdaq Proposal are not approved, the Incentive Plan Proposal will not be presented at the Annual Meeting.

The Legato II Insiders have indicated that they intend to vote their shares of Legato II Common Stock in favor of the Incentive Plan Proposal.

Recommendation of the Legato II Board of Directors

LEGATO II’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LEGATO II’S STOCKHOLDERS VOTE

“FOR” THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 6 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow Legato II’s board of directors to adjourn the Annual Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, the officer presiding over the Annual Meeting determines that it would be in the best interests of Legato II to adjourn the Annual Meeting to give Legato II more time to consummate the Business Combination for whatever reason (such as if the Business Combination Proposal is not approved, if Legato II would have net tangible assets of less than $5,000,001 immediately prior to or upon consummation of the Business Combination or another condition to closing the Business Combination has not been satisfied). In no event will Legato II solicit proxies to adjourn the Annual Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Existing Charter and Delaware law.

In addition to an adjournment of the Annual Meeting upon approval of an Adjournment Proposal, the board of directors of Legato II is empowered under Delaware law to postpone the Annual Meeting at any time prior to the meeting being called to order. In such event, Legato II will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Legato II’s stockholders, Legato II’s board of directors may not be able to adjourn the Annual Meeting to a later date if necessary. In such event, the Business Combination may not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares of Legato II Common Stock present in person (which would include presence at a virtual meeting or by proxy) and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote “against” the Adjournment Proposal because an abstention represents a share entitled to vote. Brokers are not entitled to vote on the Adjournment Proposal absent voting instructions from the beneficial holder because the Adjournment Proposal is considered “non-routine.” Consequently, broker non-votes will have no effect with respect to the Adjournment Proposal.

The Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

The Legato II Insiders have indicated that they intend to vote their shares of Legato II Common Stock in favor of the Adjournment Proposal.

Recommendation of the Legato II Board of Directors

LEGATO II’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LEGATO II’S STOCKHOLDERS VOTE

“FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences of (i) the exercise of redemption rights by holders of Public Shares and (ii) solely to the extent specifically set forth herein, the exchange of Existing Southland Membership Interests for Legato II Common Stock by Southland Members in the Merger. The following summary of U.S. federal income tax considerations in connection with the Business Combination is not intended to be, nor should it be construed as being, legal or tax advice. This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to a particular holder, and does not constitute, and is not, a tax opinion or tax advice to any particular holder.

This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or under any U.S. federal laws other than those pertaining to the U.S. federal income tax (such as estate or gift tax laws or the Medicare tax on net investment income). This discussion applies only to (i) beneficial owners of Legato II Public Shares that hold their Public Shares and (ii) beneficial owners of Existing Southland Membership Interests that hold their Southland Membership Interests and will, following the Merger, hold their shares of New Southland Common Stock, in each case, as a capital asset for U.S. federal income tax purposes (generally property held for investment).

Holders of Existing Southland Membership Interests should consult their own tax advisors concerning the U.S. federal, state, local, foreign and other tax consequences of the Business Combination.

This discussion is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described herein or that, if challenged, or such treatment will be sustained by a court

This summary does not address the alternative minimum tax, the Medicare tax on net investment income, U.S. federal estate or gift tax laws, any state, local or any non-U.S. tax laws. In addition, this discussion does not address all U.S. federal income tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

●	banks or other financial institutions;

●	tax-exempt entities;

●	insurance companies;

●	dealers or brokers in stocks and securities or foreign currencies;

●	traders in securities that elect (or are subject to) a mark-to-market method of accounting for U.S. federal income tax purposes;

●	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

●	regulated investment companies, mutual funds or real estate investment trusts;

●	“controlled foreign corporations” or “passive foreign investment companies”;

●	persons that acquired Public Shares or Existing Southland Membership Interests through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

●	former citizens or residents of the U.S.;

●	persons that hold Public Shares or Existing Southland Membership Interests as part of a straddle, hedge, integrated transaction or similar transaction; or

●	persons who (directly or through attribution) own five percent or more (by vote or value) of Legato II Public Shares or Existing Southland Membership Interests, as applicable.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds Public Shares or Existing Southland Membership Interests, the U.S. federal income tax treatment of a partner in the partnership or equity holder in the pass-through entity generally will depend upon the status of the partner or equity holder, upon the activities of the partnership or other pass-through entity and upon certain determinations made at the partner or equity holder level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) and equity holders in such other pass-through entities to consult their tax advisors regarding the U.S. federal income tax considerations that may be relevant to them in connection with the Business Combination and the subsequent ownership and disposition of Legato II Common Stock received in the Business Combination.

The tax consequences particular to you will depend on your specific situation. You should consult with your own tax advisor as to the tax consequences of a redemption of your Public Shares, and otherwise with respect to the Business Combination, as applicable, in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Tax Consequences of the Business Combination and a Redemption of Public Shares

Tax Consequences for U.S. Holders

The discussion below applies to you if you are a “U.S. holder” of (i) Existing Southland Membership Interests who or that exchanges Existing Southland Membership Interests for Legato II Common Stock in the Business Combination; or (ii) Legato II’s Public Shares who or that exercises the redemption rights described above under “Annual Meeting of Stockholders — Redemption Rights” with respect to your Public Shares. A “U.S. holder” is a beneficial owner of Public Shares or Existing Southland Membership Interests, as applicable, who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the U.S.;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the U.S., any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has made a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

Tax Consequences of the Business Combination

The parties to the Merger Agreement intend for the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes and such parties have agreed to report the Merger in a manner consistent with such tax treatment to the extent permitted under applicable law. Neither Legato II nor Southland has requested and neither intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the Merger. Furthermore, the obligations of the parties to complete the Merger are not conditioned on the receipt of opinions from counsel to the effect that the Merger will qualify as a reorganization for U.S. federal income tax purposes. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, you are urged to consult your tax advisor with respect to the particular tax consequence of the Merger to you.

With respect to U.S. holders of Legato II Public Shares, in the Merger, Legato II stockholders who do not exercise their redemption rights will retain their Legato II Public Shares, will not receive any Merger consideration and will not receive any additional shares of Legato II Common Stock in the Business Combination. As a result, there will be no material U.S. federal income tax consequences to the current Legato II stockholders as a result of the Business Combination, regardless of whether or not the Business Combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

With respect to holders of Existing Southland Membership Interests who or that exchange their Existing Southland Membership Interests for Legato II Common Stock pursuant to the Business Combination, the U.S. federal income tax consequences of the Business Combination generally will depend upon whether the Business Combination qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Consequences if the Business Combination Qualifies as a Reorganization

If the Merger is treated as a reorganization within the meaning of Section 368(a) of the Code, a U.S. holder that exchanges its shares of Existing Southland Membership Interests for Legato II Common Stock in the Merger will generally not recognize gain or loss in the transaction. In that case, the aggregate adjusted tax basis of a U.S. holder in the Legato II Common Stock received as a result of the Business Combination generally should equal the aggregate adjusted tax basis of Existing Southland Membership Interests surrendered in exchange therefor, and the U.S. holder’s holding period for the Legato II Common Stock received in the exchange by such U.S. holder should include the holding period for the Existing Southland Membership Interests surrendered in the Merger by such U.S. holder.

U.S. holders who hold different blocks of Existing Southland Membership Interests (generally, purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. holders who hold different blocks of Existing Southland Membership Interests.

Consequences if the Business Combination does not Qualify as a Reorganization

If the Business Combination is not treated as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of Existing Southland Membership Interests would generally would recognize gain or loss in an amount equal to the difference between (x) the fair market value of the Legato II Common Stock received and (y) such U.S. holder’s adjusted tax basis in the shares of Existing Southland Membership Interests surrendered therefor. Such capital gain or capital loss generally would be long-term capital gain or capital loss if the U.S. holder has held the shares of Existing Southland Membership Interests for more than one year. The deductibility of capital losses is subject to limitations.

For purposes of the above discussion, Southland Members who acquired their Existing Southland Membership Interests at different times or for different prices should consult their tax advisors regarding the manner in which gain or loss should be determined in their specific circumstances.

Reporting Requirements

Certain information reporting requirements may apply to each U.S. holder that is a “significant holder” of Existing Southland Membership Interests. A “significant holder” is a holder of shares of Existing Southland Membership Interests who or that, immediately before the Merger, owned at least 1% (by vote or value) of the outstanding Existing Southland Membership Interests (or, in certain instances, Existing Southland Membership Interests with a basis of at least $1 million). You are urged to consult your tax advisor as to the potential application of these information reporting requirements.

All holders of Existing Southland Membership Interests are urged to consult their tax advisors with respect to the tax consequences of the Merger in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws) and any state, local, foreign or other tax laws.

Treatment of Redemptions

The discussion below applies to you if you are a “U.S. holder” (as defined above) of Legato II Public Shares that exercises the redemption rights described above under “Annual Meeting of Stockholders — Redemption Rights” with respect to your Legato II Public Shares. In the event that you redeem your shares of Legato II Common Stock for cash pursuant to the redemption provisions described in this proxy statement/prospectus, the treatment of such redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of the Public Shares, you will recognize gain or loss as described below under “— Gain or Loss on Redemptions Treated as a Sale of Public Shares” below. If the redemption does not qualify as a sale of Public Shares, you will be treated as receiving a corporate distribution subject to tax as described below under “— Taxation of Redemptions Treated as Distributions.” Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of Public Shares treated as held by you (including any shares constructively owned by you, including Public Shares constructively held by you as a result of owning any Legato II Public Warrants) relative to all of the Public Shares outstanding both before and after the redemption. The redemption of Public Shares generally will be treated as a sale of the Public Shares (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of your interest in Legato II, (ii) is “not essentially equivalent to a dividend” with respect to you or (iii) is a “substantially disproportionate redemption” with respect to you. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, you must take into account not only Public Shares actually owned by you, but also Public Shares that are constructively owned by you. You may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which you have an interest or that have an interest in you, as well as any shares you have a right to acquire by exercise of an option (such as Legato II Public Warrants). There will be a complete termination of your interest if either (i) all of the Public Shares actually and constructively owned by you are redeemed or (ii) all of the Public Shares actually owned by you are redeemed and you are eligible to waive, and do waive, the attribution of shares owned by certain family members and you do not constructively own any other shares. The redemption of Public Shares will not be essentially equivalent to a dividend if your redemption results in a “meaningful reduction” of your proportionate interest in Legato II. Whether the redemption will result in a meaningful reduction in your proportionate interest in Legato II will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over its corporate affairs may constitute such a “meaningful reduction.” In order to meet the “substantially disproportionate” test, the percentage of outstanding Public Shares actually and constructively owned by you immediately following the redemption of the Public Shares must, among other requirements, be less than 80% of the percentage of the outstanding Public Shares actually and constructively owned by you immediately before the redemption. You are urged to consult with your tax advisor as to the tax consequences of a redemption.

If none of the foregoing tests are satisfied, then the redemption proceeds will be treated as a corporate distribution and the tax effects will be as described under “— Taxation of Redemptions Treated as Distributions,” below. After the application of those rules, any remaining tax basis you have in the redeemed Public Shares will be added to your adjusted tax basis in your remaining Public Shares or, if you have none, to your adjusted tax basis in Legato II Public Warrants held by you or possibly in other shares constructively owned by you.

Taxation of Redemptions Treated as Distributions

If the redemption of your Public Shares does not qualify as a sale of Public Shares, you will be treated as receiving a distribution from Legato II. You generally will be required to include in gross income as dividends the amount of proceeds received in connection with such a redemption to the extent the distribution is paid out of Legato II’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such earnings and profits generally will treated as a return of capital that will be applied against and reduce your basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described below under “— Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares.”

If you are a corporate U.S. holder, dividends paid by Legato II to you generally will be eligible for the dividends-received deduction allowed to domestic corporations in respect of dividends received from other domestic corporations so long as you satisfy the holding period requirement for the dividends-received deduction.

If you are a non-corporate U.S. holder, under tax laws currently in effect, dividends generally will be taxed at the preferential applicable long-term capital gains rate so long as you satisfy the holding period requirement (see “— Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares” below).

Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares

If a redemption of your Public Shares qualifies as a sale of Public Shares, you generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in the redemption and (ii) your adjusted tax basis in the Public Shares so redeemed.

Any such capital gain or loss generally will be long-term capital gain or loss if your holding period for the Public Shares so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders generally will be eligible for taxation at preferential rates. The deductibility of capital losses is subject to limitations.

Information Reporting with Respect to the Redemption for Significant Holders

Certain information reporting requirements may apply to each U.S. holder who or that is a “significant holder” of Public Shares. A “significant holder” is a beneficial owner of Public Shares that, immediately prior to the redemption, actually or constructively owns 5% or more of the outstanding Public Shares (by vote or value). You are urged to consult with your tax advisor as to the potential application of these reporting requirements.

All holders of Legato II Public Shares are urged to consult their tax advisors with respect to the tax consequences of a redemption of Legato II Public Shares in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax and tax on net investment income, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws) and any state, local, non-U.S. or other tax laws.

Tax Consequences for Non-U.S. Holder

The discussion below applies to you if you are a “Non-U.S. holder” of (i) Existing Southland Membership Interests who or that exchanges such Existing Southland Membership Interests for Legato II Common Stock in the Merger, or (ii) Public Shares who or that exercises the redemption rights described above under “Annual Meeting of Stockholders — Redemption Rights” with respect to your Public Shares. A “Non-U.S. holder” is a beneficial owner of Public Shares or Existing Southland Membership Interests, as applicable, who is or that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

A holder of shares of Existing Southland Membership Interests that is a Non-U.S. holder who or that exchanges Existing Southland Membership Interests for Legato II Common Stock in the Merger is generally expected to be treated in the same manner as a U.S. holder for U.S. federal income tax purposes except that (subject to the discussion of FATCA below). such Non-U.S. holder generally is not expected to be subject to U.S. federal income tax on any gain recognized as a result of the Business Combination (i.e., if the Business Combination does not qualify as a reorganization under Section 368(a) of the Code) unless: (i) such holder is engaged in a trade or business within the U.S. and any gain recognized in the Business Combination is treated as effectively connected with such trade or business or (ii) such holder is an individual who is present in the U.S. for 183 days or more during the taxable year of the exchange and certain other requirements are met.

Gain described in clause (i) will generally be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. Gain described in clause (ii) generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder, provided the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Treatment of Redemptions

If you are a Non-U.S. holder of Legato II Public Shares, the characterization for U.S. federal income tax purposes of the redemption of your Public Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Public Shares, as described above under “Tax Consequences for U.S. Holders — Treatment of Redemptions.”

Non-U.S. holders considering exercising their redemption rights are urged to consult their own tax advisors as to whether the redemption of their Public Shares will be treated as a distribution, or as a sale, under the Code.

Taxation of Redemptions Treated as Distributions

If the redemption of your Public Shares does not qualify as a sale or exchange of Public Shares, you will be treated as receiving a distribution from Legato II, which distribution will be treated as a dividend to the extent the distribution is paid out of Legato II’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The gross amount of such dividends will be subject to a withholding tax at a rate of 30% unless you are eligible for a reduced rate of withholding under an applicable income tax treaty and provide proper certification of your eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Dividends that are effectively connected with the conduct by you of a trade or business in the U.S. (and are attributable to a U.S. permanent establishment if an applicable treaty so requires) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, if you are a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Distributions in excess of such earnings and profits generally will be treated as a return of capital that will be applied against and reduce your basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described under “— Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares” below.

Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares

Subject to the discussions of backup withholding and FACTA below, if the redemption of your Public Shares qualifies as a sale or exchange of such shares, you generally will not be subject to U.S. federal income tax on any gain recognized on such redemption unless:

●	such gain is effectively connected with the conduct by you of a trade or business in the U.S. (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that you maintain in the U.S.), in which case you generally will be subject to U.S. federal income tax on such gain at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, if you are a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate;

●	you are an individual who is present in the U.S. for 183 days or more in the taxable year of the redemption and certain other conditions are met, in which case you will be subject to a 30% tax on your net capital gain for the year (or lower applicable treaty rate); or

●	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the redemption or the period during which you held Public Shares, and, in the case where our Public Shares are traded on an established securities market, you have owned, directly or constructively, more than 5% of our Public Shares at any time within the shorter of the five-year period or your holding period for our Public Shares. We do not believe that we are or have been a U.S. real property holding corporation. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether we are or will be a U.S. real property holding corporation with respect to a Non-U.S. holder following the Merger or redemption or otherwise.

Because it may not be certain at the time your Public Shares are redeemed whether such redemption will be treated as a sale or a corporate distribution, and because such determination will depend in part on your particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) you are treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to you in redemption of your Public Shares, unless (i) the applicable withholding agent has established special procedures allowing Non-U.S. holders to certify that they are exempt from such withholding tax and (ii) you are able to certify that you meet the requirements of such exemption (e.g., because you are not treated as receiving a dividend under the Section 302 tests described above). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to you, you generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. You should consult your own tax advisors regarding the application of the foregoing rules in light of your particular facts and circumstances and any applicable procedures or certification requirements.

All holders of Public Shares or Existing Southland Membership Interests are urged to consult their tax advisors with respect to the tax consequences applicable to them in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws) and any state, local, foreign or other tax laws.

Information Reporting and Backup Withholding

Proceeds received in connection with the Merger or a redemption of Public Shares may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding generally will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number on an IRS Form W-9 and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, generally on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may claim a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”) generally impose a 30% withholding tax (separate and apart from, but without duplication of, withholding taxes described above) at a rate of 30% on payments of dividends (including constructive dividends) on Legato II Public Shares, as well as gross proceeds of a sale or other disposition of Legato II Public Shares, paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the U.S. and an applicable foreign country may modify these requirements. Accordingly, the entity through which Legato II Public Shares are held will affect the determination of whether such withholding is required. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail a significant administrative burden). The U.S. Treasury Department has released proposed regulations which, if finalized in their proposed form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of Legato II Public Shares. The preamble to such proposed regulations states that taxpayers may generally rely on the proposed regulations until final regulations are issued. You are urged to consult your tax advisers regarding the effects of FATCA on your investment.

INFORMATION ABOUT LEGATO II

References in this section to “we,” “our,” “us” or the “Company” are to Legato II.

General

Legato II is a blank check company incorporated in Delaware on July 14, 2021 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Legato II is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

Description of Legato II Capital Stock

IPO and Private Placement

In July 2021, Legato II issued an aggregate of 5,750,500 shares of Common Stock to the Initial Stockholders (“founder shares”) for an aggregate purchase price of $25,000 in cash, or approximately $0.005 per founder share. In November 2021, Legato II effected a dividend of 0.2 shares for each outstanding share, resulting in the Initial Stockholders holding 6,900,000 founder shares.

In August 2021, Legato II also issued to designees of EBC an aggregate of 240,000 shares of Common Stock (after giving effect to the dividend effected in November 2021 described above), which we refer to throughout this proxy statement/prospectus as the “EBC founder shares,” at a price of $0.0001 per share.

On November 24, 2021, Legato II consummated its IPO of 27,600,000 Units, including 3,600,000 Units subject to the underwriters’ over-allotment option, each Unit consisting of one share of Common Stock and one-half of one warrant to purchase one share of Common Stock for $11.50 per share. Because the underwriters fully exercised their over-allotment option to purchase the 3,600,000 additional Units, 900,000 founder shares that were subject to forfeiture by the Initial Stockholders became no longer subject to forfeiture.

Simultaneously with the consummation of the IPO, Legato II consummated the private placement of 1,171,000 Private Placement Units at a price of $10.00 per Private Placement Unit, generating total proceeds of $11,710,000.

Legato II’s Units, Common Stock and Warrants are currently listed on Nasdaq under the symbols “LGTOU,” “LGTO,” and “LGTOW,” respectively.

Holders

As of _________, 2022, there were __ holders of record of Units, __ holders of record of Common Stock and __ holders of record of Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Units, shares of Common Stock and Public Warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

Legato II has not paid any cash dividends on the Legato II Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New Southland’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of New Southland’s board of directors at such time. New Southland’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing.

Offering Proceeds Held in Trust

Upon the closing of the IPO and simultaneous private placement, $280.1 million of the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Units (or $10.15 per Public Share) in was placed in the Trust Account. The funds in the Trust Account are invested in U.S. treasuries or U.S. bonds having a maturity of 185 days or less or money market funds meeting the applicable conditions of Rule 2a-7 under the Investment Company Act of 1940, as amended. As of the record date, Legato II held approximately $280.2 million in the Trust Account.

Except as described in the prospectus for the IPO and in the section of this proxy statement/prospectus entitled “Legato II’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” below, these proceeds will not be released until the earlier of the completion of an initial business combination and Legato II’s redemption of 100% of the outstanding Public Shares upon its failure to consummate a business combination within the required time period.

Fair Market Value of Target Business

The target business or businesses that Legato II acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for its initial business combination. As described elsewhere in this proxy statement/prospectus, Legato II’s board of directors determined that this test was met in connection with the proposed Business Combination.

Stockholder Approval of Business Combination

Under the Existing Charter, Legato II must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to redeem their Public Shares, regardless of whether they vote for or against the proposed business combination or are holders of record on the record date established for such vote, subject to the limitations described in the prospectus for the IPO. Accordingly, in connection with the Business Combination, public stockholders may seek to redeem their Public Shares in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with Stockholder Meeting

In connection with the Business Combination, the Legato II Insiders agreed to vote all shares of Legato II Common Stock held by them in favor of the Business Combination Proposal.

None of the Legato II Insiders or their affiliates has purchased any shares of Common Stock in the open market or in private transactions. However, at any time when they are not then aware of any material non-public information regarding Legato II or its securities, the Legato II Insiders, Southland, Southland Members, officers or directors and/or their respective affiliates may purchase shares from institutional and other investors to reduce the number of Public Shares being sought for redemption. Any shares purchased pursuant to such arrangements would not be voted at the meeting. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

Liquidation if No Initial Business Combination

Under the Existing Charter, if Legato II does not complete the Business Combination or another initial business combination by May 24, 2023 (or such later date as may be approved by Legato II’s stockholders), Legato II, Legato II shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter redeem 100% of the Public Shares at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholder’s rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to approval of Legato II’s then stockholders and subject to the requirements of the DGCL, including the adoption of a resolution by the board of directors pursuant to Section 275(a) of the DGCL finding the dissolution of Legato II advisable and the provision of such notices as are required by said Section 275(a) of the DGCL, dissolve and liquidate, subject (in the case of (ii) and (iii) above)

to Legato II’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. At the time of the IPO, as a condition to their purchase of Legato II Common Stock, the Legato II Insiders have entered into Insider Letters pursuant to which they have waived their rights to participate in any redemption with respect to their Legato II Common Stock in the event that Legato II does not complete a business combination within the required time period; provided, however, if the Legato II Insiders or their affiliates acquire Public Shares in the public market, they will be entitled to a pro rata share of the Trust Account upon Legato II’s redemption or liquidation in the event Legato II does not complete a business combination within the required time period. In the event of such distribution, it is possible that the per share value in the Trust Account will be less than $10.15 per share.

The proceeds deposited in the Trust Account could become subject to the claims of Legato II’s creditors which would be prior to the claims of its public stockholders. Although Legato II has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses Legato II has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, and although Legato II will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements.

Crescendo I, an entity affiliated with Eric Rosenfeld, Legato II’s Chief SPAC Officer, has agreed that it will be liable to Legato II if and to the extent any claims by a vendor for services rendered or products sold to Legato II, or a prospective target business with which Legato II has discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below $10.15 per Public Share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Legato II’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Crescendo I will not be responsible to the extent of any liability for such third party claims. Furthermore, Crescendo I will not be liable to Legato II’s public stockholders and instead will only have liability to Legato II. There is no assurance that Crescendo I will be able to satisfy its indemnification obligations if it is required to do so, as Legato II has not required Crescendo I to retain any assets to provide for its indemnification obligations, nor has Legato II taken any further steps to ensure that it will be able to satisfy any indemnification obligations that arise. Accordingly, the actual per-share redemption price could be less than the approximately $10.15 estimated to be in the trust as of the record date due to claims of creditors. Additionally, if Legato II is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Legato II’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Legato II’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, Legato II cannot assure you it will be able to return to its public stockholders at least approximately $10.15 per Public Share.

Legato II’s public stockholders are entitled to receive funds from the Trust Account only in the event of its failure to complete a business combination within the required time period, if the stockholders properly seek to have Legato II redeem their Public Shares for cash upon a business combination which is actually completed by Legato II or if Legato II seeks certain amendments to the Existing Charter prior to Legato II’s consummation of a business combination or its liquidation. In no other circumstances does a stockholder have any right or interest of any kind to or in the Trust Account.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The portion of the Trust Account distributed to its public stockholders upon the redemption of 100% of its outstanding Public Shares in the event Legato II does not complete its initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If Legato II complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the portion of the Trust Account distributed to its public stockholders upon the redemption of 100% of its Public Shares in the event Legato II does not complete its initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. If Legato II is unable to complete a business combination within the prescribed time frame, it will (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter redeem 100% of the Public Shares at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholder’s rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to approval of Legato II’s then stockholders and subject to the requirements of the DGCL, including the adoption of a resolution by the board of directors pursuant to Section 275(a) of the DGCL finding the dissolution of Legato II advisable and the provision of such notices as are required by said Section 275(a) of the DGCL, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Legato II’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Accordingly, if a business combination does not occur, it is Legato II’s intention to redeem its Public Shares as soon as reasonably possible following the expiration of the time periods described above and, therefore, Legato II does not intend to comply with the procedures required by Section 280 of the DGCL, which would limit the amount and duration of Legato II’s stockholders’ liability with respect to liquidating distributions as described above. As such, Legato II’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Legato II’s stockholders may extend well beyond the third anniversary of such date.

Because Legato II will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires Legato II to adopt a plan, based on facts known to it at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against it within the subsequent 10 years. However, because Legato II is a blank check company, rather than an operating company, and Legato II’s operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

Legato II will pay the costs of any subsequent liquidation from its remaining assets outside of the Trust Account and the up to $100,000 of interest earned on the funds held in the Trust Account that is available for liquidation expense.

Facilities

Legato II maintains its principal executive offices at 777 Third Avenue, 37th Floor, New York, New York 10017 and its telephone number is (212) 319-7676. Legato II has access to such office space as part of the administrative services Legato II receives from Crescendo Advisors II, LLC, an entity controlled by Eric Rosenfeld, Legato II’s Chief SPAC Officer, in exchange for $15,000 per month. Legato II considers its current office space, combined with the other office space otherwise available to Legato II’s executive officers and directors, adequate for its current operations.

Employees

Legato II has three executive officers. These individuals are not obligated to devote any specific number of hours to Legato II’s matters, but they intend to devote as much time as they deem necessary to Legato II’s affairs until it has completed an initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for Legato II’s initial business combination and the stage of the initial business combination process Legato II is in. Legato II does not have, and does not intend to have, any full-time employees prior to the consummation of a business combination.

Directors, Executive Officers and Corporate Governance

Legato II’s current directors and executive officers are as follows:

Name	Age	Title
Gregory Monahan	49	Chief Executive Officer and Director
Eric S. Rosenfeld	65	Chief SPAC Officer
Adam Jaffe	31	Chief Financial Officer and Secretary
Brian Pratt	70	Director and Non-Executive Chairman of the Board
David D. Sgro	45	Director and Non-Executive Vice Chairman of the Board
Adam J. Semler	55	Director
D. Blair Baker	59	Director
Ryan Hummer	44	Director
Craig Martin	70	Director
John Ing	73	Director

See the section entitled “Proposal No. 3 — The Director Election Proposal — Biography of Nominees” for the biographies of Mr. Pratt and Mr. Monahan.

Eric S. Rosenfeld has served as Legato II’s chief SPAC officer since our inception. Since August 2017, he has served as chief executive officer of Allegro Merger Corp. (“Allegro”) and served as chairman of the board from August 2017 until April 2018. He served as the chief SPAC officer of Legato I from its inception in June 2020 until it completed its business combination with Algoma in October 2021, and has served as a member of the board of directors of Algoma since such time. From May 2014 until its merger with NextDecade in July 2017, Mr. Rosenfeld served as the chairman of the board and chief executive officer of Harmony and served as a member of the board of NextDecade from that time until June 2020. Mr. Rosenfeld served as Quartet’s chairman of the board and chief executive officer from its inception in April 2013 until its merger with Pangea in October 2014, and has served as a director of Pangaea since such time. Mr. Rosenfeld was chairman of the board and chief executive officer of Trio from its inception in June 2011 until its merger with SAE in June 2013 and served as a director of SAE from that time through July 2016. From April 2006 until its business combination with Primoris in July 2008, Mr. Rosenfeld served as the chairman of the board, chief executive officer and president of Rhapsody and served as a director of Primoris from the completion of its business combination until May 2014. From its inception in April 2004 until its business combination with Hill International in June 2006, he was the chairman of the board, chief executive officer and president of Arpeggio and served as a director of Hill International from the time of the business combination until June 2010. Mr. Rosenfeld has been the president and chief executive officer of Crescendo Partners, L.P. since its formation in November 1998. He has also been the senior managing member of Crescendo Advisors II LLC, the entity providing us with general and administrative services, since its formation in August 2000. Since November 2018, Mr. Rosenfeld has served as chairman emeritus of CPI Aerostructures, Inc. a NYSE American-listed company engaged in the contract production of structural aircraft parts for fixed wing aircraft and helicopters in both the commercial and defense markets. He became a director of CPI in April 2003 and served as chairman from January 2005 until November 2018. Mr. Rosenfeld has also served on the board of Primo Water Corp. (formerly Cott Corporation), a NYSE-listed beverage company, since June 2008 and is currently the Lead Independent Director. Mr. Rosenfeld has served as a board member of Aecon Group Inc., a Toronto Stock Exchange listed provider of construction and infrastructure development services, since June 2017. Mr. Rosenfeld served as a board member of Canaccord Genuity Group Inc, a Toronto Stock Exchange listed investment bank, from August 2020 until March 2021.

Prior to forming Crescendo Partners, Mr. Rosenfeld had been managing director at CIBC Oppenheimer and its predecessor company Oppenheimer & Co., Inc. since 1985. He was also chairman of the board of Spar Aerospace Limited, a company that provides repair and overhaul services for aircraft and helicopters used by governments and commercial airlines, from May 1999 through November 2001, until its sale to L-3 Communications. He served as a director of Hip Interactive, a Toronto Stock Exchange-listed company that distributed and developed electronic entertainment products, from November 2004 until July 2005. Mr. Rosenfeld also served as a director of AD OPT Technologies Inc., which was a Toronto Stock Exchange-listed company from April 2003 to November 2004, when it was acquired by Kronos Inc. Mr. Rosenfeld also served as a director and head of the special committee of Pivotal Corporation, a Canadian-based customer relations management software company that was sold to Chinadotcom in February 2004. He was a director of Sierra Systems Group, Inc., a Toronto Stock Exchange-listed information technology, management consulting and systems integration firm based in Canada from October 2003 until its sale in

January 2007. From October 2005 through March 2006, Mr. Rosenfeld was a director of Geac Computer Corporation Limited, a Toronto Stock Exchange and NASDAQ-listed software company, which was acquired by Golden Gate Capital. He was also a director of Emergis Inc., a Toronto Stock Exchange-listed company that enables the electronic processing of transactions in the finance and healthcare industries, from July 2004 until its sale to Telus Corporation in January 2008. Mr. Rosenfeld also served on the board of Matrikon Inc. a Toronto Stock Exchange-listed provider of solutions for industrial intelligence, from July 2007 until its sale to Honeywell International, Inc. in June 2010. He was also a member of the board of Dalsa Corporation, a Toronto Stock Exchange-listed company that designs and manufactures digital imaging products, from February 2008 until its sale to Teledyne in February 2011. From October 2005 until its final liquidation in December 2012, he was the chairman of the board of Computer Horizons Corp., quoted on the OTCBB, that, before the sale of the last of its operating businesses in February 2007 (at which time it was NASDAQ-listed), provided information technology professional services with a concentration in sourcing and managed services. From December 2012 until December 2019, Mr. Rosenfeld served as a board member of Absolute Software Corporation, a Toronto Stock Exchange listed provider of security and management for computers and ultra-portable devices.

Mr. Rosenfeld is a regular guest lecturer at Columbia Business School and Tulane Law School and has served on numerous panels at Queen’s University Business Law School Symposia, McGill Law School, the World Presidents’ Organization and the Value Investing Congress. He is a senior faculty member at the Director’s College. He has also been a guest host on CNBC.

Adam H. Jaffe has served as Legato II’s chief financial officer and secretary since its inception. Mr. Jaffe has served as Chief Financial Officer of Allegro since April 2018. Mr. Jaffe joined Crescendo Partners, LP in February 2018 as the fund’s controller and Chief Compliance Officer, and currently serves as Chief Financial Officer. Mr. Jaffe has also served as the Chief Financial Officer and Chief Compliance Officer for Jamarant Capital, L.P., an investment firm founded in 2015, since 2018. He served as the chief financial officer and secretary of Legato I from its formation in June 2020 until its merger with Algoma in October 2021. Mr. Jaffe also currently serves on the board of The Green Organic Dutchman, a CSE-listed Canadian cannabis company. Prior to joining Crescendo Partners LP, Mr. Jaffe was the Senior Fund Accountant for the real estate private equity fund, GTIS Partners LP, from September 2016 to February 2018. While at GTIS Partners, Mr. Jaffe focused on the development of residential homes, land development and single-family homes for rental properties across the U.S. and Brazil. From September 2014 to September 2016, Mr. Jaffe worked at EisnerAmper LLP. Mr. Jaffe is a New York State Certified Public Accountant (CPA).

David D. Sgro has served as a member of Legato II’s board of directors since its inception and non-executive vice chairman of the board since November 2021 and served as Legato II’s Chief Executive Officer from its inception to November 2021. He has served as chief operating officer of Allegro since August 2017 and its chairman of the board since April 2018 and served as its Chief Financial Officer from November 2017 until April 2018. He served as the chief executive officer and a member of the board of directors of Legato I from its inception in June 2020 until it completed its business combination with Algoma in October 2021 and served as a member of the board of directors of Algoma since such time. Mr. Sgro served as Harmony Merger Corp.’s chief operating officer and secretary since its inception in May 2014 until its merger with NextDecade in July 2017 and as a director from May 2014 to August 2016 and then again from its merger with NextDecade until June 2018. Mr. Sgro served as Quartet Merger Corp.’s chief financial officer, secretary and a member of its board of directors from April 2013 until its merger with Pangaea in October 2014 and has served as a director of Pangaea since such time. Mr. Sgro served as Trio Merger Corp.’s chief financial officer, secretary and a member of its board of directors from its inception in June 2011, until its merger with SAE in June 2013 and served as a director of SAE from that time through July 2016. From April 2006 to July 2008, Mr. Sgro served as the chief financial officer of Rhapsody Acquisition Corp. and from July 2008 to May 2011, Mr. Sgro served as a director of Primoris. Mr. Sgro has been a Senior Managing Director of Crescendo Partners, L.P. since December 2014, and has held numerous positions with Crescendo Partners since December 2005. Mr. Sgro has served as the director of research for Jamarant Capital, L.P., a private investment partnership, since January 2016. Mr. Sgro also currently serves as chairman of the board of Hill International Inc., a NYSE listed construction project management firm. Mr. Sgro served on the boards of BSM Technologies, Inc., a TSX listed GPS enabled fleet management service provider from July 2016 until its sale to Geotab in June 2019; Bridgewater Systems, Inc., a TSX listed telecommunications software company, from June 2008 until its sale to Amdocs in August 2011; Imvescor Restaurant Group, a TSX listed restaurant franchisor, from March 2016 until its sale to MYR Group in February 2018; and COM DEV International Ltd., a global designer and manufacturer of space hardware from April 2013 to February 2016. From August 2003 to May 2005, Mr. Sgro attended Columbia Business School. From

June 1998 to May 2003, he worked as an analyst and then senior analyst at Management Planning, Inc., a firm engaged in the valuation of privately held companies. Simultaneously, Mr. Sgro worked as an associate with MPI Securities, Management Planning, Inc.’s boutique investment banking affiliate.

In 2001, Mr. Sgro became a Chartered Financial Analyst (CFA) Charterholder. Mr. Sgro is a regular guest lecturer at Columbia Business School and an adjunct faculty member of The College of New Jersey.

Legato II believes Mr. Sgro is well-qualified to serve as a member of its board due to his public company experience and operational experience.

Adam J. Semler has served as a member of Legato II’s board of directors since November 2021. He has served as a member of the board of directors of Allegro since April 2018. Mr. Semler served as a member of Legato I’s board of directors from August 2020 until its merger with Algoma in October 2021. Mr. Semler served as a member of Harmony’s board of directors from July 2014 until its merger with NextDecade. Mr. Semler joined York Capital Management, LLC, an investment management fund, in 1995 and held several positions with the firm, most recently holding the position of chief operating officer and member of its managing partner until he retired in December 2011. While at York Capital Management, he was responsible for all financial operations of the firm. During this time, he also served as chief financial officer and secretary of York Enhanced Strategies Fund, LLC, a closed ended mutual fund. Previously, he was at Granite Capital International Group, an investment management firm, where Mr. Semler was responsible for the accounting and operations function for its equity products. He also previously worked as a senior accountant at Goldstein, Golub, Kessler & Co., where Mr. Semler specialized in the financial services industry, as well as a senior accountant at Berenson, Berenson, Adler. Mr. Semler has also served on the Board of Hebrew Public, a not for profit charter school network, since May 2015. Mr. Semler is a C.P.A.

Legato II believes Mr. Semler is well-qualified to serve as a member of its board due to his financial and accounting expertise as well as his experience with prior blank check companies.

D. Blair Baker has served as a member of Legato II’s board of directors since November 2021. Mr. Baker has served as the president of Precept Capital Management (“Precept”), an investment management company based in Dallas, Texas, since he founded Precept in 1998. Precept invests across multiple industries and asset types, focusing primarily on publicly-traded securities. Since August 2014, Mr. Baker served on the board of publicly-traded SWK Holdings Corporation until January 2022. Mr. Baker served as a member of Legato I’s board of directors from August 2020 until its merger with Algoma in October 2021. He has also served on numerous private company boards. Prior to founding Precept, Mr. Baker was a portfolio manager at John McStay Investment Counsel, an investment management company based in Dallas that was acquired by AIG. Prior to McStay, Mr. Baker served as a portfolio manager at Friess Associates of Delaware. Mr. Baker also served as Vice President and Research Analyst at Rauscher, Pierce, Refsnes, which was acquired by RBC. Earlier in his career, Mr. Baker developed operating system software as a software engineer for a publicly-traded super-computer manufacturer named Convex Computer Corporation.

Legato II believes Mr. Baker is well-qualified to serve as a member of its board due to his public company investing experience.

Ryan Hummer, CFA has served as a member of Legato II’s board of directors since November 2021. Mr. Hummer joined Ancora Holdings Inc. (“Ancora”), a boutique investment services firm, in 2008 and currently serves as Director, Alternatives Portfolio & Risk Manager where he acts chiefly as the risk manager for Ancora’s alternatives group. Mr. Hummer is also a portfolio manager for the arbitrage strategy of Ancora’s multi-strategy investment partnership. Mr. Hummer served as a member of Legato I’s board of directors from August 2020 until its merger with Algoma in October 2021. Mr. Hummer previously worked as an equity analyst and portfolio manager at a boutique large-cap value RIA in Cleveland. He performed due diligence on potential equity investments including management interviews, site-visits, competitive sustainability research and financial statement analysis. Mr. Hummer also built complex financial models to assign intrinsic values to these equities based on diligence findings. He began his career in the financial industry in Chicago where he spent three years working at proprietary trading firms trading derivatives, primarily options and futures. Mr. Hummer holds the CFA designation.

Legato II believes Mr. Hummer is well-qualified to serve as a member of its board due to his experience and relationships and contacts.

Craig Martin has served as a member of Legato II’s board of directors since November 2021. Mr. Martin has over 45 years of experience in the international engineering and construction industry. He is currently a board member of Team, Inc. (NYSE:TISI), which provides asset performance assurance and optimization solutions, and is the Chairman of the Board of Yarlung Records, LLC, a private company. Mr. Martin served as a member of Legato I’s board of directors from November 520 until its merger with Algoma in October 2021. Mr. Martin served as a board member, Chairman and Executive Chairman of Hill International, Inc., a construction project management company, from 2016 to 2018. In December 2014, he retired as President and Chief Executive Officer of Jacobs Engineering Group Inc. (NYSE), a provider of technical, professional and construction services. Mr. Martin became President of Jacobs in July 2002 and Chief Executive Officer in April 2006. He also served as a member of Jacobs’ board of directors from 2002 until his retirement. Before his promotion to President, Mr. Martin served in several positions, including as Jacobs’ Executive Vice President of Global Sales and Marketing. Before joining Jacobs in 1994, Mr. Martin worked in various roles at CRSS Constructors Inc. and Martin K. Eby Construction Co. Mr. Martin is also a National Association of Corporate Directors Governance Leadership Fellow.

Legato II believes Mr. Martin is well-qualified to serve as a member of its board due to his significant leadership and management experience in a major engineering company.

John Ing has served as a member of Legato II’s board of directors since November 2021. Mr. Ing has served as the President and Chief Executive Officer of Maison Placements Canada, an independent, Toronto-based IIROC investment dealer providing a comprehensive array of financial services to institutional investors and small to midsize corporate clients, since 1985. Mr. Ing served as a member of Legato I’s board of directors from November 520 until its merger with Algoma in October 2021. Throughout his four decade career, Mr. Ing has been an advocate of gold investment and authored numerous articles on the subject, appearing regularly in the media and giving speeches around the world. He is a recipient the Robert Elvers Mineral Economics Award, awarded in 2014 by the Canadian Institute of Mining, Metallurgy and Petroleum. Mr. Ing started his career with Jones Heward & Company in Montreal in 1969. He then joined Mead Company in 1972 and moved to Pitfield Mackay Ross in 1980 which was acquired by Dominion Securities in Toronto. Mr. Ing has served on numerous industry committees and on the Toronto Stock exchange Stock List Committee as its Chairman from 1993 to 2007. He is a member of the CFA Society Toronto, the Toronto Mineral Analyst Group, the Canadian Institute of Mining and metallurgy, Phi Kappa Pi and the Cambridge Club. Mr. Ing is a director of Aequitas Innovations Inc, parent of the NEO Stock Exchange.

Legato II believes Mr. Ing is well-qualified to serve as a member of its board due to his significant leadership and management experience.

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of D. Blair Baker and John Ing, will expire at Legato II’s first annual meeting of stockholders. The term of office of the second class of directors, consisting of Ryan Hummer, Adam Semler and Gregory Monahan, will expire at the second annual meeting. The term of office of the third class of directors, consisting of David Sgro, Craig Martin and Brian Pratt, will expire at the third annual meeting.

Director Independence

Currently Brian Pratt, Adam Semler, Ryan Hummer, D. Blair Baker, John Ing and Craig Martin would each be considered an “independent director” under the Nasdaq listing rules, which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Legato II’s independent directors have regularly scheduled meetings at which only independent directors are present.

Any affiliated transactions will be on terms no less favorable to Legato II than could be obtained from independent parties. Legato II’s board of directors reviews and approves all affiliated transactions, with any interested director abstaining from such review and approval.

Executive Officer and Director Compensation

No executive officer has received any cash compensation for services rendered to Legato II. From the IPO to the acquisition of a target business or Legato II’s liquidation of the trust account, Legato II pays Crescendo Advisors II, LLC. up to $15,000 per month for providing Legato II with office space and certain office and secretarial services. However, this arrangement is solely for Legato II’s benefit and is not intended to provide Legato II’s officers or directors compensation in lieu of a salary.

After the completion of Legato II’s initial business combination, members of Legato II’s management team may enter into employment agreements and/or be paid consulting, management or other fees from the combined company as described elsewhere herein. Note, however, the amount of such compensation is up to the directors of the post-combination business to determine definitively. Any compensation to be paid to Legato II’s officers will be determined, or recommended, to the board of directors for determination, either by a committee constituted solely by independent directors or by a majority of the independent directors on Legato II’s board of directors.

We are not party to any agreements with Legato II’s officers and directors that provide for benefits upon termination of employment.

Audit Committee

In connection with its IPO, Legato II established an audit committee of the board of directors. Adam Semler, D. Blair Baker, John Ing and Ryan Hummer are the members of the audit committee, each of whom is an independent director.

Each member of the audit committee is financially literate, and Legato II’s board of directors has determined that each of Adam Semler and D. Blair Baker qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Responsibilities of the audit committee include:

●	the appointment, compensation, retention, replacement and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by Legato II;

●	pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by Legato II, and establishing pre-approval policies and procedures;

●	reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with Legato II in order to evaluate their continued independence;

●	setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent registered public accounting firm and Legato II’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding Legato II’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

In connection with its IPO, Legato II established a compensation committee of the board of directors. The members of Legato II’s Compensation Committee are John Ing, D. Blair Baker and Craig Martin. Legato II also adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to Legato II’s Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of the Chief Executive Officer based on such evaluation;

●	reviewing and approving the compensation of all of Legato II’s other officers;

●	reviewing Legato II’s executive compensation policies and plans;

●	implementing and administering Legato II’s incentive compensation equity-based remuneration plans;

●	assisting management in complying with Legato II’s proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for Legato II’s officers and employees;

●	producing a report on executive compensation to be included in Legato II’s annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

In connection with its IPO, Legato II established a nominating committee of the board of directors, which consists of Adam Semler, Craig Martin and Ryan Hummer, each of whom is an independent director under Nasdaq’s listing standards. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on Legato II’s board of directors. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;

●	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background, integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

Code of Conduct and Ethics

Legato II has adopted a code of conduct and ethics applicable to its directors, officers and employees in accordance with applicable federal securities laws. Copies of Legato II’s Code of Ethics and audit committee charter were filed as exhibits to the IPO registration statement. You may review these documents by accessing Legato II’s public filings at the SEC’s web site at www.sec.gov. In addition, Legato II will provide a copy of the Code of Ethics without charge upon request. Legato II will disclose any amendments to or waivers of certain provisions of its Code of Ethics in a Current Report on Form 8-K. See “Where You Can Find Additional Information.”

LEGATO II’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Legato II’s financial condition and results of operations should be read in conjunction with Legato II’s financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion, including, but not limited to, those described under the heading “Risk Factors” and analysis set forth below includes forward-looking statements that involves risks and uncertainties. References in this section to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of Legato II.

Overview

We are a blank check company formed under the laws of the State of Delaware on July 14, 2021 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. We intend to effectuate such transaction, such as the Business Combination, using cash from the proceeds of the IPO and the sale of the Private Placement Units, our capital stock, debt or a combination of cash, stock and debt.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities through June 30, 2022 were organizational activities and those necessary to prepare for the IPO and seek a target business for our initial business combination. We do not expect to generate any operating revenues until after the completion of our Business Combination, at the earliest. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended June 30, 2022, we had a net loss of $259,094, which consisted of operating costs of $495,216 and an income tax expense of $57,000, offset by Investment income on Trust Account of $293,122. For the six months ended June 30, 2022, we had a net loss of $435,449, which consisted of operating costs of $749,695 and an income tax expense of $64,350, offset by Investment income on Trust Account of $378,596.

Liquidity and Capital Resources

As of June 30, 2022, we had $520,836 in cash and a working capital balance of $703,680.

Our liquidity needs prior to the consummation of the IPO were satisfied through the payment of $25,000 from Initial Stockholders for founder shares, and loan proceeds from Eric Rosenfeld, the Company’s Chief SPAC Officer, of $65,000 and $31,500 under a promissory note. The note balances were settled shortly after the consummation of the IPO. Subsequent to the consummation of the IPO, Legato II’s liquidity has been satisfied through the net proceeds held outside of the Trust Account.

We intend to use substantially all of the funds held in the Trust Account (excluding deferred underwriting commissions and interest to pay taxes) to acquire a target business or businesses and to pay our expenses relating thereto. To the extent that our common stock is used in whole or in part as consideration to affect our initial business combination, the remaining proceeds held in the Trust Account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business or businesses.

Until the consummation of a business combination, such as the Business Combination would constitute, Legato II will be using funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination. If the Legato II’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, Legato II may have insufficient funds available to operate its business prior to a business combination. Moreover, Legato II may need to obtain additional financing either to complete a business combination or because it becomes obligated to redeem a significant number of its public shares upon completion of a business combination, in which case Legato II may issue additional securities or incur debt in connection with such business combination. In order to finance transaction costs in connection with a business combination, our officers, directors and Initial Stockholders and their affiliates may, but are not obligated to, loan us funds as may be required. If Legato II completes its business combination, the post-combination company would repay such loaned amounts. In the event that Legato II’s business combination does not close, Legato II may use any funds available to it outside of the Trust Account to repay any such loaned amounts. No such loans are presently outstanding.

If Legato II is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a potential transaction. Legato II cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Going Concern Consideration

Legato II has until May 24, 2023 to consummate an initial business combination. It is uncertain that Legato II will be able to consummate a business combination by such time period. If a business combination is not consummated within such time period and Legato II’s stockholders do not otherwise approve an amendment to the charter to extend such date, there will be a mandatory liquidation and subsequent dissolution. The date for mandatory liquidation and subsequent dissolution raise substantial doubt about Legato II’s ability to continue as a going concern one year from the date that Legato II’s most recent financial statements were issued. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management’s plan to address this significant deficiency is to complete a business combination by the mandatory liquidation date.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2022 and December 31, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and income and expenses during the periods reported. Actual results could materially differ from those estimates. There have been no significant changes in our critical accounting policies as discussed in the Form 8-K and the final IPO prospectus filed by Legato II with the SEC on December 1, 2021 and November 23, 2021, respectively.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

Related Party Transactions

Founders Shares

In July 2021, Letato II issued an aggregate of 5,750,000 founder shares for an aggregate purchase price of $25,000. On November 22, 2021, Legato II effected a stock dividend of 0.2 shares for each share outstanding, resulting in 6,900,000 founder shares and 240,000 EBC founder shares, totaling 7,140,000 being issued and outstanding. The founder shares included an aggregate of up to 900,000 shares subject to forfeiture by the holders to the extent that the over-allotment was not exercised in full or in part, so that the holders would collectively own 20% of Legato II’s issued and outstanding shares after the IPO (excluding the EBC founder shares). On December 1, 2021, the underwriters fully exercised their over-allotment option. As a result of the underwriters’ election to fully exercise their over-allotment option, a total of 900,000 founder shares are no longer subject to forfeiture.

The holders of the founder shares have agreed not to transfer, assign or sell any of the founder shares (except to certain permitted transferees) until (i) the earlier of 180 days after the completion of the Business Combination and the date on which the closing price of the Legato II common shares equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Business Combination and (ii) if, subsequent to the Business Combination, Legato II completes a liquidation, merger, share exchange or other similar transaction which results in all of Legato II’s stockholders having the right to exchange their common shares for cash, securities or other property.

Administrative Service Fee

Legato II presently occupies office space provided by an entity controlled by Crescendo Advisors II, LLC, an entity controlled by Eric Rosenfeld, Legato II’s Chief SPAC Officer. Such entity agreed that until Legato II consummates a business combination, it will make such office space, as well as general and administrative services including utilities and administrative support, available to Legato II as may be required by Legato II from time to time. Legato II agreed to pay an aggregate of $15,000 per month to Crescendo Advisors II, LLC for such services commencing on the effective date of the IPO. For the three and six months ended June 30, 2022, Legato II incurred and paid the affiliate $45,000 and $90,000, respectively, for such services.

Note — Related Party

On August 23, 2021, Eric Rosenfeld issued a $65,000 principal amount unsecured promissory note to Legato II. The note was non-interest bearing and became payable on the consummation of the IPO. Due to the short-term nature of the note, the fair value of the note approximates the carrying amount. The note balance was settled on November 26, 2021, shortly after the consummation of the IPO. The note was retired upon settlement and no further borrowings are available under such note.

On November 5, 2021, Eric Rosenfeld issued a $31,500 principal amount unsecured promissory note to Legato II. The note was non-interest bearing and became payable on the consummation of the IPO. Due to the short-term nature of the note, the fair value of the note approximates the carrying amount. The note balance was settled on November 26, 2021, shortly after the consummation of the IPO. The note was retired upon settlement and no further borrowings are available under such note.

Working Capital Loans

In order to finance transaction costs in connection with a business combination, the Initial Stockholders, Legato II’s officers and directors or their affiliates may, but are not obligated to, loan Legato II funds from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of a business combination, without interest, or, at the option of the lender, converted into units, which would be identical to the Private Units, upon consummation of a business combination. In the event that a business combination does not close, Legato II may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of June 30, 2022, and December 31, 2021 no Working Capital Loans were outstanding.

Investments held in Trust Account

Legato II’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. Legato II’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in investment income on Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Accounting for Warrants

Legato II accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity” (“ASC 480”), and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to Legato II’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of Legato II’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the instruments are outstanding. Legato II has concluded that the Public Warrants and Private Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

Common Stock Subject to Possible Redemption

Legato II accounts for its common stock subject to possible conversion in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (the 27,600,000 Public Shares, including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Legato II’s common stock sold in the IPO features certain redemption rights that are considered to be outside of Legato II’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of Legato II’s consolidated condensed balance sheets.

Legato II recognizes changes in redemption value as they occur and adjust the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the IPO, Legato II recognized the accretion from initial book value to redemption amount. The change in the carrying value of redeemable shares of common stock resulted in charges against additional paid-in capital, (to the extent available), and accumulated deficit.

Net Loss per Common Share

Legato II complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income per share is computed by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding for the period (the public and private shares, inclusive of the full exercise of the overallotment option). Legato II has not considered the effect of the warrants sold in the IPO and Private Placement to purchase an aggregate of 14,385,000 shares in the calculation of diluted earnings per share, since their contingency had not been met yet. As a result, diluted earnings per share is the same as basic earnings per share for the periods.

INFORMATION ABOUT SOUTHLAND

References in this section to “we,” “our,” “us” or the “Company” are to Southland before the Business Combination and New Southland after the Business Combination.

Overview

Southland is a diverse leader in specialty infrastructure construction with roots dating back to 1900. Southland has recently been listed by Engineer News-Record Top Contractors Sourcebook as #3 in water transmission lines, #5 in sewage and solid waste, #7 in bridges, the #19 domestic heavy civil contractor and #25 in overall transportation. The end markets for which we provide services cover a broad spectrum of specialty services within infrastructure construction. We design and construct projects in the following end markets: bridges, tunnels, roadways, facilities, marine, steel structures, water and wastewater treatment and water pipelines.

At Southland, our mission is to build great things that shape our landscape and foster sustainable and reliable infrastructure for future generations. We do this with integrity, never compromising our ethics, and putting the safety and well-being of our employees, and stakeholders, first.

Southland is based in Grapevine, Texas. It is the parent company of Johnson Bros. Corporation, American Bridge Company, Southland Contracting, Inc., Mole Constructors, Inc. and Heritage Materials, LLC, its wholly-owned subsidiaries, as well as Oscar Renda Contracting, Inc., in which it holds an 84.7% interest. With the combined capabilities of these six subsidiaries, Southland has become a diversified industry leader with projects spanning North America in various end markets.

Reportable Segments

We manage Southland in two distinct segments: Civil and Transportation.

Our Civil segment operates throughout North America and specializes in services that include the design and construction of water pipeline, pump stations, lift stations, water and wastewater treatment plants, concrete and structural steel, outfall and tunneling.

Our Transportation segment operates throughout North America and other parts of the world and specializes in services that include the design and construction of bridges, roadways, marine, dredging, ship terminals and piers and specialty structures and facilities. Our Transportation segment is responsible for the construction of many of the most recognizable bridges, convention centers, sports stadiums, marine facilities and ferris wheels in the world.

Customers

Our customers are a mixture of public and private entities. Our public customers include certain federal agencies, state departments of transportation, local transit authorities, county and city public works departments and utilities, while our private customers consist largely of the owners of industrial, commercial and residential sites. The majority of both our public and private customers are located in the U.S.; however, we have large projects in Canada and the Bahamas and experience in worldwide markets.

The management within each of our business segments is responsible for cultivating and maintaining successful long-term relationships with customers. Our local management teams build relationships with current and potential customers in order to better understand and serve their needs which benefits us in the competitive bid process.

We believe that our strategic relationships with customers will result in future opportunities. While relationships are important, we realize that future opportunities also require cost effective bids, as pricing is a key element for most construction projects.

Strategy

Southland exists to build great things that shape our landscape and foster sustainable and reliable infrastructure for future generations. Across our regional base of offices, Southland provides both civil and transportation infrastructure projects to a diverse base of public and private clients. These clients benefit from our market intelligence, local relationships and expert knowledge of design and construction.

●	Self-Performance and Technical Experts. Our business model emphasizes self-performance of a significant portion of our work. This allows us to better manage costs by minimizing the use of third-party service providers, which can be more difficult to budget and can delay project schedules. Our expertise in a wide range of technical areas allows us to form internal joint ventures which contribute to better cost management.

●	Significantly Owned Equipment Fleet. Many of our services are equipment intensive. The cost of construction equipment, and in some cases, the availability of construction equipment, provides a significant barrier to entry into several of our businesses. We believe that our preference of ownership, rather than reliance on renting and leasing, of a large and varied construction fleet and maintenance facilities enhances our access to reliable equipment at a favorable cost and allows us to capture additional margin. We currently own and maintain more than 3,500 active pieces of equipment, which were appraised by an independent third-party valuation firm to have a fair market value exceeding $300 million as of April 2021.

●	Selective Bidding. We selectively bid on projects that we believe offer an opportunity to meet our profitability objectives or that offer the opportunity to enter promising new markets. In addition, we review our bidding opportunities to attempt to minimize concentration of work with any one customer, in any one industry or in stressed labor markets. We believe that by carefully positioning ourselves in market segments that have meaningful barriers to entry, we can continue to be competitive.

●	Maintain a Strong Balance Sheet and Bonding Capacity. We maintain a strong balance sheet and bonding capacity to target large contract work. This limits the number of competitors we bid against, as smaller, local companies are often not able to bid on larger projects.

●	Geographically Diverse. We have people and offices across North America which allow us to compete at a national level rather than being limited to certain regions or states.

●	Growth Through Controlled Expansion. We continue to grow Southland by expanding the scope of services offered or through growing our market share in our existing specialties. In addition, we continue to evaluate acquisitions that offer growth opportunities and the ability to leverage our resources and expertise as a leader in the civil and transportation segments.

●	Appropriate Mix of Large-Scale and Small-Scale Projects. We target a mix of large-scale and small-scale projects in our bidding which mitigates risk as it relates to specific customers or projects.

Seasonality, Cyclicality and Variability

The results of our operations are subject to quarterly variations. Much of the variation is the result of weather, particularly rain, ice, snow, heat, wind and named storms, which can impact our ability to perform construction activities. These weather impacts can affect revenue and profitability in either of our business segments. Any quarter can be affected either negatively or positively by atypical weather patterns in any part of North America or other areas in which we operate. Traditionally, our first quarter is the most weather-affected; however, this will not necessarily be true in future periods.

Our business may also be affected by overall economic market declines, delays in new projects, by changes in client schedules or for other reasons.

Competition and Market Trends

In both our segments, we have competitors within the individual markets and geographic areas in which we operate, ranging from small, local companies to larger regional, national and international companies. Although the construction business is highly competitive, there are few, if any, companies which compete in all of our market areas, both geographically and from an end market perspective. The degree and type of competition is influenced by the type and scope of construction projects within individual markets. Equipment ownership and ability to self-perform across numerous disciplines are two of our significant competitive advantages. We believe that the primary factors influencing competition in our industry are price, reputation for quality, safety, schedule certainty, relevant experience, availability of field supervision and skilled labor, machinery and equipment, financial strength, as well as knowledge of local markets and conditions. We believe that we can compete favorably based on all of these factors.

Many of our competitors have the ability to perform work in either the private or public sectors. When opportunities for work in one sector are reduced, competitors tend to look for opportunities in the other sector. This migration has the potential to reduce revenue growth and/or increase pressure on gross profit margins.

We believe that the combination of our experience, reputation and technical expertise are unmatched among companies of our size. This combination of skills has allowed us to pursue large-scale projects with fewer competitors.

Contract Provisions and Subcontracting

Our contracts are primarily obtained through competitive bidding. Occasionally, we obtain contracts through direct negotiations with customers. We are often invited to bid on projects with customers who maintain pre-qualified contractor lists. Contractors are selected for the pre-approved contractor lists by virtue of their prior performance for such customers, as well as their reputation, technical expertise, safety record, ability to obtain surety bonds and experience.

When considering bid opportunities, we evaluate factors such as the customer, the geographic location of the work, the availability of labor, our competitive advantage or disadvantage relative to other bidders, our current and projected workload, the likelihood of additional work, our history with the client, contract terms, the project’s cost and profitability estimates and other factors. We have an experienced estimating staff using sophisticated estimating systems. The project estimates form the basis of a project budget against which performance is tracked through a project cost system, thereby enabling management to monitor a project’s cost and schedule performance. Project costs are accumulated and monitored regularly against billings and payments to ensure proper tracking of cash flow on the project.

Most of our contracts allow for termination by either us or our customer. The terms of these contracts typically cover the reimbursement of our costs through a specified date, along with additional reimbursement for demobilizing our employees and equipment from the project site. Some contracts are subject to completion schedule requirements which can include liquidated damages in the event schedules are not met.

We serve as the prime contractor on the majority of our projects. In the construction industry, the prime contractor is responsible for the execution of the entire contract scope of work, including subcontract work. As prime contractor, we are responsible for work of our subcontractors, and we are potentially subject to increased costs and reputational risks associated with the failure of one or more of our subcontractors to perform their respective scope as defined in the contract. While we may subcontract specialized activities such as blasting, hazardous waste removal and selected electrical/instrumentation work, we self-perform most of the work on our projects with our own resources, including field supervision, labor and equipment.

Contract Backlog

Contract backlog (“Backlog”) in our industry is an economic measure of the total value of work remaining to be performed on projects that we have been awarded. Backlog consists of two components: (1) unearned revenue and (2) awarded but not started. Unearned revenue includes the revenue we expect to record in the future on in-progress contracts, including 100% of our consolidated joint venture contracts and our proportionate share of unconsolidated joint venture contracts. Contracts that are awarded, but not yet started, are included in backlog once a contract has been fully executed and/or we have received formal “Notice to Proceed” from the project owner.

Although contract backlog reflects business that we consider to be firm, deferrals, cancellations and/or scope adjustments may occur. Backlog is adjusted to reflect any known project cancellations, revisions to project scope and cost, foreign currency exchange fluctuations and project deferrals, as appropriate.

Fixed price contracts, particularly with federal, state and local government customers, are expected to continue to represent a majority of our total Backlog.

(Amounts in thousands)	Backlog
Balance: December 31, 2019	$2,283,716
New contracts, change orders and adjustments	1,641,629
Gross backlog	3,925,345
Less: contract revenue recognized in 2020	(1,027,964)
Balance: December 31, 2020	$2,897,381
New contracts, change orders and adjustments	592,393
Gross backlog	3,489,774
Less: contract revenue recognized in 2021	(1,271,201)
Balance December 31, 2021	$2,218,573

Construction Costs and Raw Materials

We manage our business to minimize or eliminate exposure to labor and material price increases, including through inflation, in our bids for projects, when possible. Our contracts typically contain protections in the case of excessive increases in the cost of either labor or equipment. In our fixed price contracts, we bid with assumptions of increases in wages and prices of raw materials. Frequently, we obtain fixed price quotes from major subcontractors and material suppliers early in our project schedules. Our fixed price contract bids also tend to contain contingencies for inflation or other significant increases. The construction and other materials needed to complete our projects tends to be available locally from multiple suppliers which insulates us from being overly reliant on any particular vendor.

Supply-chain disruption has continued for many of the materials and inputs that we need to complete our projects. Specifically, prices of oil, gas and other fuel sources have increased. Additionally, the cost and availability of many construction materials and labor has impacted project costs and scheduling. We have continued to mitigate these impacts to the extent possible by passing these costs on to our customers when possible and agreeing to fixed-cost contracts with suppliers and subcontractors for labor and materials.

Our operations can be impacted by increases in prices, whether caused by inflation or other economic factors. We attempt to recover anticipated increases in the cost of labor, materials, equipment and fuel through price escalation provisions in certain contracts and by considering the estimated increases in costs in our bidding on new work. We often seek to get fixed-price bids from subcontractors and suppliers upon signing new contracts to control costs. Due to the COVID-19 pandemic and Russia’s invasion of Ukraine, the construction industry has experienced widespread supply chain impacts. Labor costs continue to increase due to shortages of qualified workers. Hiring and retaining our skilled workers continues to be a priority to avoid future potential labor shortages. Notwithstanding this, for the years ended December 31, 2021, December 31, 2020 and December 31, 2019, we did not have material impacts to our profitability due to increased costs. This does not mean that we will not incur increased costs due to increased costs in the future.

Risk Management, Insurance and Bonding

We are insured to cover a broad range of exposures arising from our work in the construction industry. All of our policies have been procured with limits and deductibles or self-insured retention amounts of varying amounts per occurrence. We believe that our insurance coverage meets or exceeds our needs relating to any casualty or other type of insurance loss.

Our safety team has created an atmosphere of safety at our projects which has resulted in a favorable loss experience factor. Our safety directors and site-specific safety managers work together to assess and control potential losses and liabilities both before and during our construction projects. Our safety record is in-line with industry standards.

In our industry, we are generally required to possess various types of surety bonds guaranteeing our completion of projects for most public and private customer contracts. Surety bond costs and our ability to obtain surety bonds are largely contingent on our working capital, backlog, past performance and reputation, capitalization, management and technical expertise and other factors at the underwriter’s discretion. To date, we have been able to acquire the level of surety bonds necessary to support our business.

Government Regulations

Our business is subject to environmental, health and safety, government procurement, anti-bribery and other government regulations and requirements. We believe that we have all of the necessary licenses required to conduct our operations and that we are in substantial compliance with applicable regulatory requirements.

Below is a summary of some of the significant regulations that impact our business.

Environmental

Our operations are subject to various federal, state, local and foreign laws and regulations relating to the environment, including those relating to the Clean Water and Clean Air Acts. In addition, the Environmental Protection Agency and other federal, state, local and international agencies regulate our operations including in regards to the handling, transportation and disposal of non-hazardous and hazardous substances and waste, as well as emission and discharges into the environment; including discharges to air, surface water, groundwater, soil and others.

We have a substantial investment in construction equipment that utilize diesel and gasoline fuel, which could be negatively impacted by regulations related to greenhouse gas emissions from such sources.

We are subject to laws and regulations governing the liability and cleanup responsibility for the release of hazardous substances into the environment. Under certain of these laws and regulations, liability can be assessed for sites to which hazardous substances or wastes were sent by current or former operations at our facilities, or for the cleanup of previously owned or leased properties, irrespective of whether our activities were in violation of laws and regulations at the time or whether we directly caused the contamination. The presence of contamination from hazardous substances or wastes at our sites could preclude the sale, lease or use of our properties as collateral for financing.

We evaluate our compliance with environmental laws on a continual basis.

Labor-related

The majority of our revenue was recognized from contracts funded by federal, state and local government agencies and authorities. Government contracts contain specific procurement regulations, contract provisions and a variety of other requirements related to the formation, administration, project performance and accounting. These agreements require certification of compliance.

Our operations are subject to various statutes and executive orders. These include but are not limited to:

●	the Davis-Bacon Act which regulates wages and benefits;

●	Executive Order 11246 which establishes equal employment opportunity and affirmative action requirements;

●	the Walsh-Healy Act which prescribes a minimum wage and regulates overtime and other working conditions;

●	Executive Order 14063 which requires project labor agreements on all federal construction projects with contract values over $35 million;

●	the Drug-Free Workplace Act; and

●	the Federal Acquisition Regulation and the Federal Civil False Claims Act.

We are also subject to the rules and regulations promulgated by the Occupational Safety and Health Administration and the Mine Safety and Health Administration and other regulations. In addition, certain contracts within our government agency projects contain minimum Disadvantaged Business Enterprise participation clauses.

These laws and regulations affect how we transact business and, in some instances, impose additional costs on our business operations, which may adversely affect our business, results of operations and financial condition. As further described in “Item 1A. Risk Factors,” violation of specific laws and regulations could lead to fines, contract termination, debarment of contractors and/or suspension of future contracts. Our government customers can also terminate, renegotiate or modify any of their contracts with us at their convenience.

Anti-Corruption and Bribery

We are subject to the Foreign Corrupt Practices Act (“FCPA”). The FCPA prohibits U.S. and other business entities from making improper payments to foreign government officials, political parties or political party officials. We are also subject to the applicable anti-corruption laws in the jurisdictions in which we operate, thus potentially exposing us to liability and potential penalties in multiple jurisdictions. The anti-corruption provisions of the FCPA are enforced by the Department of Justice while other state or federal agencies may seek recourse against the Company for issues related to FCPA. In addition, the Securities and Exchange Commission (“SEC”) requires strict compliance with certain accounting and internal control standards set forth under the FCPA. Failure to comply with the FCPA and other laws can expose us and/or individual employees to potentially severe criminal and civil penalties. Such penalties may have a material adverse effect on our business, results of operations and financial condition. We devote resources to the development, maintenance, communication and enforcement of our Code of Conduct, our anti-bribery compliance policies, our internal control processes and compliance related policies. We strive to conduct timely internal investigations of potential violations and take appropriate action depending upon the outcome of the investigation.

Human Capital Resources

We have built a culture of hard work and excellence with a diverse and inclusive workplace as a business imperative because our people are our single most important asset. In our high-performance culture, everyone is treated fairly and respectfully and has equal access to opportunities based on capabilities and performance, regardless of gender, generation, sexual orientation, mental and physical ability, race, ethnicity and other protected classes.

Our workforce was made up of approximately 2,700 employees as of June 30, 2022, of which 570 were salaried and 2,130 were hourly.

Union Workforce

Several of our subsidiaries are signatories to numerous local and regional collective bargaining agreements, both directly and through trade associations, as union contractors. These agreements cover all necessary union professions and are subject to renewal periodically. As of June 30, 2022, about 700, or 26%, of our employees were represented by a union. Estimated amounts for wage escalation related to the expiration of union contracts are included in our bids on various projects.

Diversity and Inclusion

We employ a dynamic mix of people to create the strongest company possible. Our policy strictly forbids discrimination in employment on the basis of age, culture, gender, national origin, sexual orientation, physical appearance, race or religion. We are an inclusive, diverse company with people of all backgrounds, experience, culture, styles, talents and other protected classes.

Professional and Career Development

We strive to develop and sustain a skilled labor advantage by providing thorough on and off-site training programs, project management training and leadership development programs.

Safety, Health and Wellness

We are committed to providing a safe environment for our employees. We track and maintain several key safety metrics, which senior management reviews monthly, and we evaluate management on their ability to provide safe working conditions on job sites and to create a strong safety culture.

Compensation and Benefits

As part of our compensation philosophy, we believe that we must offer and maintain market competitive total compensation and benefit packages for our employees in order to attract and retain superior talent. We benchmark our benefits package against our competitors on a yearly basis.

We also provide additional benefits to our employees, including a 401(k) Match Plan, healthcare and insurance benefits, paid time off, family leave, flexible work schedules and employee assistance programs.

Code of Conduct

All of our employees are subject to our Code of Conduct, which includes guidance and requirements concerning, among other things, general business ethics, including policies concerning the environment, conflicts of interest, anti-corruption, harassment and discrimination, data security and privacy and the Anti-Bribery and Corruption Policy, which includes guidance and requirements concerning, among other things, interactions with government officials, provisions of gifts, entertainment and hospitality and charitable and political contributions.

Market Price of and Dividends on Southland’s Common Equity and Related Equity Holder Matters

Market Information

There is no established public trading market for Southland’s common equity interests and, other than in connection with the proposed Business Combination, there have been no bids on such common equity within the two most recent fiscal years.

Holders

As of [●], 2022, there were 14 holders of record of membership interests of Southland. Immediately after the Effective Time, without taking into effect shares of New Southland Common Stock which may be issued upon the exercise of outstanding warrants of Legato II, the current Southland Members will hold approximately [●]% of the issued and outstanding New Southland Common Stock, which pro forma ownership assumes: (i) no holders Public Shares exercise their redemption rights; (ii) that [●] shares of New Southland Common Stock are issued as Merger Stock Consideration to Southland Members; and (iii) that there are [●] shares of New Southland Common Stock outstanding following the consummation of the Business Combination. If the maximum number of Public Shares are redeemed which would allow Legato II to meet the minimum cash condition required by its Existing Charter as described herein, such percentage will be approximately [●]%. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Structure of the Business Combination” for more information relating to the ownership of New Southland following the Business Combination.

For information relating the common equity of Southland owned beneficially by: (i) any person or group (as defined in Section 13(d)(3) of the Exchange Act) who is known to Southland to be the beneficial owner of more than 5% of the common equity of Southland; (ii) each director and nominee; and (iii) all Southland directors and officers as a group, see the section entitled “Security Ownership of Certain Beneficial Owners and Management of Southland.” For information relating to the common equity of New Southland owned by such persons following the Business Combination, see the section entitled “Security Ownership of Certain Beneficial Owners and Management of Legato and New Southland.”

Dividends

Southland has historically made distributions to its members, on a pro rata basis in accordance with each member’s percentage ownership interest. The payment of distributions has historically been dependent on Southland’s revenues and earnings, if any, capital requirements and general financial condition during the applicable fiscal year. The payment of distributions to the members have been at the discretion of Southland’s board of managers.

Securities Authorized for Issuance Under Equity Compensation Plans

Southland has not adopted an equity compensation plan and there are currently no securities of Southland reserved under such a plan.

Information about our Executive Officers

The following information is being furnished with respect to our executive officers as of August 30, 2022:

Name	Age	Position with the Company
Frankie “Frank” S. Renda	46	President and Chief Executive Officer
Cody Gallarda	36	Executive Vice President, Chief Financial Officer and Treasurer
Walter Timothy “Tim” Winn	46	Executive Vice President and co-Chief Operating Officer
Rudolph “Rudy” V. Renda	45	Executive Vice President and co-Chief Operating Officer – Strategy and Special Projects

See “Proposal No. 3 — The Director Election Proposal” for biographies of Mr. Frank Renda and Mr. Winn.

Rudolph “Rudy” V. Renda has served as Southland’s Executive Vice President and co-Chief Operating Officer — Strategy and Special Projects since 2002 and serves as a manager on its board of managers. Mr. Renda oversees various plant and conveyance projects for Southland and has been instrumental in the company’s completion of some of the most complex projects in the US. He combines nearly 30 years of construction experience, leading various components of contract administration and compliance, resource management, partnering strategies, customer relationships and coordination across all subsidiaries of Southland. Mr. Renda earned an undergraduate degree from Texas Tech University.

Cody Gallarda has served as Southland’s Chief Financial Officer, Executive Vice President and Treasurer since March 2020. He has more than 15 years of experience in leading and developing finance, accounting, IT and HR functions while overseeing various strategic initiatives. Prior to joining Southland, he spent more than 10 years with Primoris Services Corp., a publicly traded infrastructure firm, serving in various roles including Director of Information Technology, Director of Finance and Vice President of Finance and Corporate Controller. Mr. Gallarda is a Certified Public Accountant licensed in Texas and earned a Master of Science degree in accounting from the University of Texas at Dallas, an MBA from California State University, Fullerton and a Bachelor of Science degree in business administration and technology from California Baptist University.

Board of Directors; Director Independence

Southland is formed as a Texas limited liability company and is managed under the direction of its board of managers. The current managers serving on Southland’s board of managers are Frank S. Renda, Tim Winn and Rudy V. Renda. The managers are elected upon the affirmative vote of the Southland members holding not less than a majority of the outstanding equity interests of Southland and serve until their earlier resignation, removal or death. As a private limited liability company, Southland is not subject to any requirements relating to the independence of its directors prior to the closing of the Business Combination.

SOUTHLAND’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Southland’s financial condition and results of operations should be read in conjunction with Southland’s financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion, including, but not limited to, those described under the heading “Risk Factors” and analysis set forth below includes forward-looking statements that involves risks and uncertainties. References in this section to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of Southland.

Overview

Southland is a diverse leader in specialty infrastructure construction with roots dating back to 1900. The end markets for which we provide services cover a broad spectrum of specialty services within infrastructure construction. We design and construct projects in the following end markets: bridges, tunnels, roadway and facilities, marine, steel structures, water and wastewater treatment and water pipelines with projects spanning North America in various end markets.

At Southland, our mission is to build great things that shape our landscape and foster sustainable infrastructure for future generations. We do this with integrity, never compromising our ethics, and putting the safety and well-being of our employees, and stakeholders, first.

Southland is based in Grapevine, Texas. It is the parent company of Johnson Bros. Corporation, American Bridge Company, Oscar Renda Contracting, Inc., Southland Contracting, Inc., Mole Constructors, Inc. and Heritage Materials, LLC. With the combined capabilities of these six subsidiaries, Southland has become a diversified industry leader. The end markets our groups serve include bridges, tunneling, transportation and facilities, marine, steel structures, water and sewer treatment and water pipelines.

Business Environment

Our Civil segment operates throughout North America and specializes in services that include the design and construction of water pipeline, pump stations, lift stations, water and wastewater treatment plants, concrete and structural steel, outfall and tunneling.

Our Transportation segment operates throughout North America and specializes in services that include the design and construction of bridges, roadways, marine, dredging, ship terminals and piers and specialty structures and facilities. Our Transportation segment is responsible for the construction of bridges and structures, including many of the most recognizable bridges, convention centers, sports stadiums, marine facilities and ferris wheels in the world.

Both our Civil and Transportation segments continue to identify new opportunities to grow our business, and the future outlook of the end markets we serve remains positive. Although risk and uncertainty exist, including, but not limited to, the items addressed within our forward-looking statements and risk factors, we believe that we are well positioned to compete on new infrastructure projects in both the public and private sectors. We believe that we have the operational excellence, reputation and technical skill to continue to grow our business.

Market Trends and Uncertainties

In both our segments, we have competitors within the individual markets and geographic areas in which we operate, ranging from small, local companies to larger regional, national and international companies. Although the construction business is highly competitive, there are few, if any, companies which compete in all of our market areas, both geographically and from an end market perspective. The degree and type of competition is influenced by the type and scope of construction projects within individual markets. Equipment ownership and ability to self-perform across numerous disciplines are two of our significant competitive advantages. We believe that the primary factors influencing competition in our industry are price, reputation for quality, safety, schedule certainty, relevant experience, availability of field supervision and skilled labor, machinery and equipment, financial strength, as well as knowledge of local markets and conditions. We believe that we can compete favorably in all of these factors.

Many of our competitors have the ability to perform work in either the private or public sectors. When opportunities for work in one sector are reduced, competitors tend to look for opportunities in the other sector. This migration has the potential to reduce revenue growth and/or increase pressure on gross profit margins.

We have seen an increase in demand for specialty construction projects in recent years at the federal, state and local level. We anticipate the further spending on infrastructure related to economic stimulus spending, including the Infrastructure Investment and Jobs Act that was passed on 2022, and other federal, state or local initiatives.

We believe that the combination of our experience, reputation and technical expertise are unmatched among companies of our size. This combination of skills has allowed us to pursue complex projects with fewer competitors.

Seasonality, Cyclicality and Variability

The results of our operations are subject to quarterly variations. Much of the variation is the result of weather, particularly rain, ice, snow, heat, wind and named storms, which can impact our ability to perform construction activities. These weather impacts can affect revenue and profitability in either of our business segments. Any quarter can be affected either negatively or positively by atypical weather patterns in any part of North America or other areas in which we operate. Traditionally, our first quarter is the most weather-affected; however, this may or may not necessarily be true in future periods.

Our business may also be affected by overall economic market conditions, including but not limited to declines in spending by project owners, delays in new projects, by changes in client schedules or for other reasons.

Critical Accounting Policies

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities as of the date of the financial statements and the reported amounts of revenues and expenses earned and incurred, respectively, during the reporting period. Critical accounting estimates are fundamental to the portrayal of both our financial condition and results of operations and often require difficult, subjective and complex estimates and judgments by management. We evaluate our estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which we believe to be reasonable under the circumstances. We adjust such estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in these estimates resulting from the continuing changes in the economic environment will be reflected in the consolidated financial statements in future periods. The following discussion addresses the items we have identified as our critical accounting estimates and discusses our review of applicable accounting pronouncements that have been issued by the Financial Accounting Standards Board (“FASB”). See Note 2, Summary of Significant Accounting Policies, to the consolidated financial statements for further discussion of these and other accounting policies.

Revenue Recognition

We recognize revenue in accordance with FASB Accounting Standards Codification (“ASC”) 606. In accordance with ASC 606, we follow the five-step process to recognize revenue:

1.	Identify the contract

2.	Identify the performance obligations

3.	Determine the transaction price

4.	Allocate the transaction price

5.	Recognize revenue

Most of our contracts are structured as firm fixed-price and fixed-price per unit. The transaction price of a contract is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Our evaluation of performance obligations requires judgement in allocations which can impact the timing in which revenue is recognized and gross profit is recorded. For contracts with multiple performance obligations, we allocate the contract’s transaction price to each performance obligation using the observable standalone selling price, if available, or alternatively our best estimate of each distinct performance obligation in the contract.

The primary method used to estimate standalone selling price is the expected cost plus a margin approach for each performance obligation. Most of the time, the analysis of performance obligations concludes that each individual contract contains one performance obligation.

Revenue is recognized using the input method. We use various inputs to calculate the percent of the project that is complete including: (i) transaction price, (ii) estimated cost at completion, and (iii) total costs incurred to date are used to calculate revenue earned. Total estimated costs are dependent on the judgement of management and evaluated periodically. Certain factors can impact our total estimated costs including, but not limited to, scheduling, labor costs, changes in productivity, subcontractors, material costs and equipment rental availability or costs. Our total estimated costs can also be impacted by factors outside of our control including weather events, client-side delays, government regulations, politics and COVID-19 pandemic related delays. Changes in our total estimated costs can, and do, affect the timing of our revenue recognition and cash flow, and can have material impacts on the profitability of specific projects or the company.

Our contracts often include variable consideration related to project scheduling, change orders and claims, liquidated damages, volume discounts, performance bonuses, incentives and other terms that can either increase or decrease the determined transaction price. We estimate variable consideration as the most likely amount to which we expect to be entitled, and this estimate is revisited at least quarterly. We include estimated amounts in the transaction price to the extent that we believe that we have an enforceable right to collection. We use historical, current and forecasted information that is reasonably available to us, based on our experience with particular types of projects and customers to determine our estimated total transaction price.

Contract modifications occur as a part of our standard course of business. Changes in the contract specification or requirements form the basis of contract modifications. If a customer has not agreed to both scope and price, we consider the change order to be unapproved. Claims are contract modifications for which we have sought, or will seek, to collect from customers, or others, for customer-caused, or other third-party caused, changes in contracts. This can also include changes in our estimates related to the costs that we must pay subcontractors, suppliers or vendors to complete our projects. These changes usually consist of changes in design or specifications, but any customer-related, or other third-party related, cause of unanticipated additional contract costs from which there is no agreement with customers or third parties is considered as a claim. At times, claims can also arise from non-customer-caused changes, including weather events. All costs associated with contract modifications are included in the total estimated costs to complete the contracts and treated as project costs when incurred. The effect of a contract modification on the transaction price, and our measurement of progress for the performance obligation to which it relates, is recognized as an adjustment to revenue on a cumulative catch-up basis. In some cases, settlement of contract modifications may not occur until after completion of work under the contract.

Significant changes to any of these estimates can have a material impact on the revenue recognized, cash flows and profitability of our contracts. We review and update our contract-related estimates at least quarterly. We recognize adjustment in estimated profit on contracts under the cumulative catch-up method, wherein, the cumulative impact of the profit adjustment is recognized in the period the adjustment if identified. Revenue and profit in future periods of contract performance are recognized using the new adjusted estimate. If the estimate of contract profitability indicates that a loss is anticipated for a contract, the projected loss is recognized immediately in full, including any previously recognized profit, in the period it is identified and recognized as an “accrued loss provision” which is included within “contract liabilities” on our consolidated balance sheets. For contract revenue recognized over time, the accrued loss provision is adjusted so that the gross profit of the contract remains zero in all future periods until the contract is completed and all revenue and costs have been recognized and incurred, respectively. Projects with projected future losses may generate additional future losses, reversal of losses already accrued or future profit if factors on the job support our routine review and update of transaction price and estimated cost at completion.

As of December 31, 2021, we had approximately $188.2 million of unapproved contract modifications included in aggregate transaction prices across all our contracts. These unapproved contract modifications were in the process of being negotiated with our customers as a part of our normal course of business.

We estimate collectability of contract amounts while reviewing total estimated costs. If we anticipate that there may be challenges with collectability of the transaction price, we may reduce the amount recognized as revenue to reflect the uncertainty associated with realization of the eventual cash collection.

We generally bill our customers on a predetermined schedule based upon the terms of our contracts. Many of our contracts are billed based on milestones with our projects or when services are provided. If we have recognized more revenue than we have billed, this results in a contract asset. If we have billed our customer beyond our revenue recognized, this is deferred revenue and results in a contract liability.

Recent Events

On May 25, 2022, Legato II, Merger Sub, a wholly owned subsidiary of Legato II, and Southland entered into the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub will merge with and into Southland, with Southland surviving the merger as a wholly owned subsidiary of Legato II.

On June 2, 2022, we increased the capacity of our revolving credit commitment from $50.0 million to $75.0 million in order to provide additional liquidity and working capital. In addition to increasing the capacity of our revolving credit commitment, the revolver also changed interest rates from LIBOR plus an applicable margin to Secured Overnight Financing Rate (“SOFR”) plus an applicable margin.

Results of Operations

Comparison of the Years Ended December 31, 2021, December 31, 2020 and December 31, 2019

The following table sets forth summary financial information for the years ended December 31, 2021, December 31, 2020 and December 31, 2019:

	Year Ended
(Amounts in thousands)	December 31, 2021	December 31, 2020	December 31, 2019
Revenue	$1,279,186	$1,057,936	$1,047,676
Cost of construction	1,164,998	964,536	967,172
Gross profit	114,188	93,400	80,504
Selling, general and administrative expenses	58,136	49,653	45,180
Operating income	56,052	43,747	35,324
Gain on investments, net	(898)	(2,068)	(4,500)
Other income, net	(2,780)	(1,839)	(2,003)
Interest expense	7,255	8,096	9,127
Earnings before income taxes	52,475	39,558	32,700
Income tax expense	10,945	9,406	2,278
Net income	41,530	30,152	30,422
Net income (loss) attributable to noncontrolling interests	2,810	(3,516)	(22)
Net income attributable to Southland	$38,720	$33,668	$30,444

Revenue

Revenue for the year ended December 31, 2021, was $1,279.2 million, an increase of $221.3 million, or 21%, compared to the year ended December 31, 2020. The acquisition of American Bridge Company on October 1, 2020 contributed $229.6 million to the year over year increase and project activity in Florida contributed $117.2 million to the year over year increase, offset by decreases in revenue of $48.2 million for various Texas DOT projects and a combined decrease of $73.6 million related to three large projects compared to 2020.

Revenue for the year ended December 31, 2020 was $1,057.9 million, an increase of $10.2 million, or 1%, compared to the year ended December 31, 2019. The increase was attributable to the acquisition of American Bridge Company on October 1, 2020, which contributed $115.1 million to the year over year increase, and project activity on a maintenance program for a major city in Texas contributed $59.1 million to the year over year increase, offset by a decrease in revenue of $204.7 million for a large project in the southeast compared to 2019.

Cost of construction

Cost of construction for the year ended December 31, 2021, was $1,165.0 million, an increase of $200.5 million, or 21%, compared to the year ended December 31, 2020. The increase in costs was primarily due to increased construction activity following our acquisition of American Bridge Company in October of 2020, which contributed $140.9 million to the year over year increase, and project activity in Florida, which contributed $41.2 million to the year over year increase, offset by combined decreases of $78.3 million related to three large projects that had significant costs of construction in 2020.

Cost of construction for the year ended December 31, 2020, was $964.5 million, a decrease of $2.6 million compared to the year ended December 31, 2019. The decrease in costs was primarily due to the completion of several larger projects that were near completion. The acquisition of American Bridge Company on October 1, 2020 contributed a year over year increase of $69.6 million. Additionally, a maintenance project for a major city in Texas contributed a year over year increase of $51.6 million. These were offset by a $153.7 million decrease in costs related to a large project in the southeast that had significant costs in 2019.

Gross profit

Gross profit for the year ended December 31, 2021, was $114.2 million, an increase of $20.8 million, or 22%, compared to the year ended December 31, 2020. The increase was primarily due to strength in our Florida projects as well as the acquisition of American Bridge Company. Our gross margin percentage was 8.9% for the year ended December 31, 2021, compared to 8.8% for the year ended December 31, 2020. See segment results for more information.

Gross profit for the year ended December 31, 2020, was $93.4 million, an increase of $12.9 million, or 16%, compared to the year ended December 31, 2019. The increase was primarily due to the acquisition of American Bridge Company in October 2020. Our gross margin percentage was 8.8% for the year ended December 31, 2020, compared to 7.7% for the year ended December 31, 2019. See segment results for more information.

Selling, general and administrative costs

Selling, general and administrative costs for the year ended December 31, 2021, were $58.1 million, an increase of $8.5 million, or 17%, compared to the year ended December 31, 2020. The increase was driven by our acquisition of American Bridge Company in October 2020, which contributed $9.6 million to the year over year increase. The acquisition added additional headcount and back-office operations.

Selling, general and administrative costs for the year ended December 31, 2020, were $49.7 million, an increase of $4.5 million, or 10%, compared to the year ended December 31, 2019. The increase was driven by our acquisition of American Bridge Company in October 2020, which contributed $14.7 million to the year over year increase. The acquisition added additional headcount and back-office operations.

Gain on investments, net

Gain on investments, net for the year ended December 31, 2021, was $0.9 million, a decrease of $1.2 million, or 57%, compared to the year ended December 31, 2020. The decrease was primarily driven by a decrease in our total amount invested within our investment accounts.

Gain on investments, net for the year ended December 31, 2020, was $2.1 million, a decrease of $2.4 million, or 54%, compared to the year ended December 31, 2019. The decrease was primarily driven by a decrease in the total amount invested within our investment accounts.

Interest expense

Interest expense for the year ended December 31, 2021, was $7.3 million, a decrease of $0.8 million, or 10%, compared to the year ended December 31, 2020. The difference was attributable to lower interest rates as a result of refinancing a majority of our equipment notes and replacing our revolving credit facility.

Interest expense for the year ended December 31, 2020, was $8.1 million, a decrease of $1.0 million, or 11%, compared to the year ended December 31, 2019. The difference was attributable to lower interest rates.

Income tax expense

Income tax expense for the year ended December 31, 2021, was $10.9 million, or an effective rate of 20.9%. The primary differences from federal statutory tax rate of 21% were (i) untaxable earnings of $12.1 million due to the “S-elections” by multiple of our entities which created effective rates of 0%, (ii) a decrease in valuation allowances of $18.7 million due to changes within future earnings projections, and (iii) state income taxes of $3.9 million.

Income tax expense for the year ended December 31, 2020, was $9.4 million, or an effective rate of 23.8%. The primary differences from the federal statutory tax rate of 21% were (i) untaxable earnings of $0.3 million due to the “S-elections” by multiple of our entities which created effective rates of 0%, (ii) increases in valuation allowances of $13.1 million from our acquisition of American Bridge Company, and (iii) effects of foreign income taxes of $4.4 million due to work outside of the U.S.

Income tax expense for the year ended December 31, 2019, was $2.3 million, or an effective rate of 7.0%. The primary difference from the federal statutory rate of 21% was the effect of “S-elections” on pretax earnings which creates an effective tax rate of 0% which reduced our tax expense by $4.8 million.

Segment Results

	Year Ended
(amounts in thousands)	December 31, 2021		December 31, 2020		December 31, 2019
Segment	Revenue	% of Total Revenue	Revenue	% of Total Revenue	Revenue	% of Total Revenue
Civil	$391,629	30.6%	$368,588	34.8%	$423,698	40.4%
Transportation	887,557	69.4%	689,348	65.2%	623,978	59.6%
Total revenue	$1,279,186	100.0%	$1,057,936	100.0%	$1,047,676	100.0%

	Year Ended
(amounts in thousands)	December 31, 2021		December 31, 2020		December 31, 2019
Segment	Gross Profit	% of Segment Revenue	Gross Profit	% of Segment Revenue	Gross Profit	% of Segment Revenue
Civil	$40,913	10.4%	$58,314	15.8%	$21,875	5.2%
Transportation	73,275	8.3%	35,086	5.1%	58,629	9.4%
Gross profit	$114,188	8.9%	$93,400	8.8%	$80,504	7.7%

Civil

Revenue for the year ended December 31, 2021, was $391.6 million, an increase of $23.0 million, or 6%, compared to the year ended December 31, 2020. The increase was due to increased activity on some of our large projects which drove overall revenue.

Revenue for the year ended December 31, 2020, was $368.6 million, a decrease of $55.1 million, or 13%, compared to the year ended December 31, 2019. The decrease was due to several of our large jobs being near completion.

Gross profit for the year ended December 31, 2021, was $40.9 million, or 10.4% of segment revenue, compared to $58.3 million, or 15.8% of segment revenue, for the year ended December 31, 2020. The difference is attributable to $8.3 million in subcontractor-caused critical path delays on a project in the midwest, and decreased productivity of $7.4 million realized on a project in the northeast.

Gross profit for the year ended December 31, 2020, was $58.3 million, or 15.8% of segment revenue, compared to $21.9 million, or 5.2% of segment revenue, for the year ended December 31, 2019. The difference is attributable to profit recognition of $13.2 million on a large water pipeline project in the southwest in 2020, and a project on the Atlantic coast that incurred losses in 2019 of $14.0 million.

Transportation

Revenue for the year ended December 31, 2021, was $887.6 million, an increase of $198.2 million, or 29%, compared to the year ended December 31, 2020. The increase was primarily due strength in our Florida and contribution from the acquisition of American Bridge Company. The increase in revenue was partially offset by lower bidding activity, reducing the number of new project starts during 2021.

Revenue for the year ended December 31, 2020, was $689.3 million, an increase of $65.4 million, or 10%, compared to the year ended December 31, 2019. The increase was attributable to the acquisition of American Bridge Company on October 1, 2020. The increase in revenue was partially offset by lower bidding activity, reducing the number of new project starts during 2020.

Gross profit for the year ended December 31, 2021, was $73.3 million, or 8.3% of segment revenue, compared to $35.1 million, or 5.1% of segment revenue, for the year ended December 31, 2020. The difference is attributable to an increase of $16.4 million related to activity on a transportation project in Florida and contributions from projects that were part of the American Bridge Company acquisition. These were offset by losses on transportation projects for the Texas Department of Transportation.

Gross profit for the year ended December 31, 2020, was $35.1 million, or 5.1% of segment revenue, compared to $58.6 million, or 9.4% of segment revenue, for the year ended December 31, 2019. The difference is attributable to contributions from projects that were part of the American Bridge Company acquisition that were offset by losses on transportation projects for Texas Department of Transportation. 2019 gross profit included significant contribution from a bridge project of $36.7 million in the southeast as it approached substantial completion.

EBITDA Reconciliation

In our industry, it is customary to manage our business using earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”). EBITDA assists management and our board of managers and may be useful to investors in comparing our operating performance consistently over time as it removes the impact of our capital structure and expenses that do not relate to our core operations. Below is a reconciliation of net income, the most directly comparable GAAP financial measure, to EBITDA.

	Year ended
(Amounts in thousands)	December 31, 2021	December 31, 2020	December 31, 2019
Net income	$38,720	$33,668	$30,444
Depreciation and amortization	47,468	39,370	35,872
Income taxes	10,945	9,406	2,278
Interest expense	7,255	8,096	9,127
Interest income	(47)	(570)	-
EBITDA	$104,341	$89,970	$77,721

EBITDA for the year ended December 31, 2021, increased by $14.3 million, or 16%, compared to the year ended December 31, 2020, due primarily to an increase of $5.1 million in net income primarily due to strength in our southeast division and contribution from the acquisition of American Bridge Company. The combination were the primary factors in the increase of $20.8 million of gross profit. The increase in gross profit was partially offset by an increase in selling, general and administrative costs of $8.5 million and an increase in net loss attributable to noncontrolling interests $6.3 million.

EBITDA for the year ended December 31, 2020, increased by $12.2 million, or 16%, compared to the year ended December 31, 2019, due primarily to an increase of $3.2 million in net income is attributable to profit recognition on a large water pipeline project in the southwest in 2020, and a project on the Atlantic coast that incurred losses in 2019, which drove the increase gross profit of $12.9 million. This increase was partially offset by an increase in selling, general and administrative costs of $4.5 million.

Comparison of the Six Months Ended June 30, 2022, and June 30, 2021

The following table sets forth summary financial information for the six months ended June 30, 2022, and June 30, 2021:

	Six Months Ended
(Amounts in thousands)	June 30, 2022	June 30, 2021
Revenue	$531,502	$600,149
Cost of construction	488,834	554,965
Gross profit	42,668	45,184
Selling, general, and administrative expenses	27,789	26,870
Operating income	14,879	18,314
Gain on investments, net	(21)	(277)
Other expense (income), net	1,356	(911)
Interest expense	4,032	3,742
Earnings before income taxes	9,512	15,760
Income tax expense (benefit)	3,158	(178)
Net income	6,354	15,938
Net income attributable to noncontrolling interests	549	1,013
Net income attributable to Southland Holdings	$5,805	$14,925

Revenue

Revenue for the six months ended June 30, 2022, was $531.5 million, a decrease of $68.6 million, or 11%, compared to the six months ended June 30, 2021. The decrease was primarily due to decrease in volume related to working off backlog acquired in the American Bridge acquisition that closed in the fourth quarter of 2020, which contributed $62.6 million to the period over period decrease.

Cost of construction

Cost of construction for the six months ended June 30, 2022, was $488.8 million, a decrease of $66.1 million, or 12%, compared to the six months ended June 30, 2021. The decrease in costs was primarily due to decrease in volume in related to working off backlog acquired in the American Bridge acquisition that closed in Q4 of 2020, which contributed $38.4 million to the period over period decrease.

Gross profit

Gross profit for the six months ended June 30, 2022, was $42.7 million, a decrease of $2.5 million, or 6%, compared to the six months ended June 30, 2021. Our gross profit margin increased from 7.5% to 8.0% for the six months ended June 30, 2022. The primary driver behind these changes was the reduction of volume in our lower margin west Texas work as we work through completing those projects.

Selling, general, and administrative costs

Selling, general, and administrative costs for the six months ended June 30, 2022, were $27.8 million, an increase of $0.9 million, or 3%, compared to the six months ended June 30, 2021.

Gain on investments, net

Gain on investments, net for the six months ended June 30, 2022, was nominal, a decrease of $0.3 million, primarily due to overall market challenges during the period.

Interest expense

Interest expense for the six months ended June 30, 2022, was $4.0 million, an increase of $0.3 million, or 8%, compared to the six months ended June 30, 2021. The difference is primarily driven by an increase in external borrowings compared to the prior year. We also have exposure to rising interest rates because a portion of our debt is variable-rate.

Income tax expense

Income tax expense for the six months ended June 30, 2022, was $3.2 million, or an effective rate of 33.2%. The difference from federal statutory tax rate of 21% was driven by the GILTI tax inclusion on our foreign source income.

Segment Results

	Six Months Ended
(Amounts in thousands)	June 30, 2022		June 30, 2021
Segment	Revenue	% of Total Revenue	Revenue	% of Total Revenue
Civil	$149,894	28.2%	$181,121	30.2%
Transportation	381,608	71.8%	419,028	69.8%
Total revenue	$531,502	100.0%	$600,149	100.0%

	Six Months Ended
(Amounts in thousands)	June 30, 2022		June 30, 2021
Segment	Gross Profit	% of Segment Revenue	Gross Profit	% of Segment Revenue
Civil	$19,389	12.9%	$8,891	4.9%
Transportation	23,279	6.1%	36,293	8.7%
Gross profit	$42,668	8.0%	$45,184	7.5%

Civil

Revenue for the six months ended June 30, 2022, was $149.9 million, a decrease of $31.2 million, or 17%, compared to the six months ended June 30, 2021. The decrease was driven by several larger projects that approached substantial completion in the first six months of 2021.

Gross profit for the six months ended June 30, 2022, was $19.4 million, or 12.9% of segment revenue, compared to $8.9 million, or 4.9% of segment revenue, for the six months ended June 30, 2021. The gross profit increase was due to negative project adjustments in the first six months of 2021 on a project on the Atlantic Coast, which contributed $4.3 million, and a project in the Midwest that contributed $3.9 million, to the period over period increase.

Transportation

Revenue for the six months ended June 30, 2022, was $381.6 million, a decrease of $37.4 million, or 9%, compared to the six months ended June 30, 2021. The decrease was primarily driven by decrease in volume in our Transportation segment related to working off backlog acquired in the American Bridge acquisition that closed in Q4 of 2020.

Gross profit for the six months ended June 30, 2022, was $23.3 million, or 6.1% of segment revenue, compared to $36.3 million, or 8.7% of segment revenue, for the six months ended June 30, 2021. This decrease was primarily driven by project adjustments related to transportation projects in Texas, which contributed $16.9 million to the period over period decrease.

EBITDA Reconciliation

Below is a reconciliation of net income to EBITDA.

	Six Months Ended
(Amounts in thousands)	June 30, 2022	June 30, 2021
Net income	$5,805	$14,925
Depreciation and amortization	23,640	23,576
Income taxes (benefit)	3,158	(178)
Interest expense	4,032	3,742
Interest income	(11)	(20)
EBITDA	$36,623	$42,045

EBITDA for the six months ended June 30, 2022, decreased by $5.4 million, or 13%, compared to the six months ended June 30, 2021, due primarily to a decrease in gross profit of $3.5 million related to a decrease in construction activity during the first three months of the year, and increases in selling, general, and administrative expenses ($0.9 million), other expense (income) ($2.3 million), and interest expense ($0.3 million).

Liquidity, Capital Commitments and Resources

Our principal sources of liquidity are cash generated from operations, funds from borrowings and existing cash on hand. Our principal uses of cash typically include the funding of working capital obligations, debt service and investment in machinery and equipment for our projects.

Based on historical and anticipated future operating results, we believe cash flow from operations, available cash, amounts available to us under the revolving credit agreement and other financing will be adequate to meet our liquidity needs for at least the next 12 months, including any anticipated requirements for working capital, capital expenditures and scheduled debt service.

Our current and future liquidity is greatly dependent upon our operating results, which are largely determined by overall economic conditions and our current contracts and backlog. Our liquidity could be adversely affected by a disruption in the availability of credit. If such a material adverse event were to occur, we may be unable to borrow under our revolving credit agreement or may be required to seek additional financing. In addition, we may be required to seek additional financing to refinance all or a significant portion of our existing debt on or prior to maturity.

We are exposed to market risks relating to fluctuations in interest rates and currency exchange risks. Significant changes in market conditions could cause interest rates to increase and have a material impact on the financing needed to operate our business.

We plan to use the cash acquired in the Merger (i) to fund organic growth with increased working capital, (ii) to fund future potential acquisitions, and (iii) for general corporate needs including paying down debt. In the event of a high level of redemptions, we may seek cash from (i) increasing institutional borrowings or increase the amount of our revolving loan, (ii) sell off unused or underutilized construction assets, or (iii) expedite or sell our claim settlements.

Comparison of the Years Ended December 31, 2021, December 31, 2020, and December 31, 2019

Net cash used in operating activities was $91.4 million during the years ended December 31, 2021, compared to $50.2 million and $22.1 million for the years ended December 31, 2020, and December 31, 2019, respectively. During the year ended December 31, 2021, the primary driver in cash used in operating activities comes from a $188.7 million decrease in contract liabilities. This was primarily related to the contract liabilities assumed by Southland as part of the American Bridge Company business combination. The decrease in contract liabilities related to the acquisition of American Bridge in 2020. The deal provided $225.0 million in restricted cash from sureties in order to finish specific infrastructure projects. At the time of the deal, we recorded the $225.0 million as an inflow to investing activities. As we have completed work on the specific infrastructure projects, we have spent the $225.0 million in restricted cash as part of our operating activities which produces a net outflow in contract liabilities. This was partially offset by an increase to $26.4 million in accounts payable and accrued expenses and an increase in depreciation and amortization to $45.7 million. During the year ended December 31, 2020, the primary driver in cash used in operating activities comes from a $60.0 million dollar decrease in contract liabilities and was driven by liabilities assumed as part of the American Bridge business combination. Contract assets increased $58.5 million due to contracts assets assumed as part of the American Bridge business combination. This was partially offset by $39.4 million in depreciation and amortization and a decrease of $15.7 million in accounts receivable. During the year ended December 31, 2019, net cash used in operations was $22.1 million, which was driven primarily by an increase in contract assets of $137.0 million and an increase in contract liabilities of $30.5 million which were driven by our contract positions across our various jobs. This was partially offset by depreciation and amortization of $35.9 million and an increase in accounts payable and accrued expenses of $75.1 million.

Net cash used in investing activities was $8.5 million and $14.2 million during the years ended December 31, 2021, and December 31, 2019, respectively. Net cash provided by investing activities was $195.8 million for the year ended December 31, 2020. The year ended December 31, 2020, was an outlier due to the receipt of $237.7 million from the sureties related to the American Bridge Company business combination. The year ended December 31, 2021, had purchases of property and equipment totaling $18.8 million offset by proceeds on sale of assets of $11.3 million.

Net cash provided by investing activities was $195.8 million for the year ended December 31, 2020, was primarily driven by a $231.9 million receipt from sureties related to restricted cash received as part of the American Bridge acquisition, which was partially offset by $31.0 million in purchases of property and equipment. For the year ended December 31, 2019, net cash used in investing activities was $14.2 million driven primarily by purchases of equipment of $55.4 million, partially offset by $42.3 million in proceeds from the sale of trading securities.

Net cash provided by financing activities was $31.4 million and $76.1 million for the years ended December 31, 2021, and December 31, 2019, respectively. Net cash used in financing activities was $48.0 million for the year ended December 31, 2020. For the year ended December 31, 2021, the primary driver was borrowings of $206.2 million in new borrowings on notes payable and $67.0 million in borrowing on the revolving loan, which was partially offset by payments on notes payable of $153.6 million and repayments of $82.0 million on the revolving loan. During the year ended December 31, 2020, we repaid $77.0 million on the revolving loan and $51.2 million of notes payable and made distributions of $6.2 million. This was partially offset by borrowings of $57.0 million on the revolving loan and $34.4 million in notes payable. We used $48.0 million in net cash used for financing activities for the year ended December 31, 2020. This was driven by $77.0 million in payments on line of credit and $51.2 million payments on notes payable. This was partially offset by borrowings on line of credit of $57.0 million and borrowings on note payable of $34.4 million. For the year ended December 31, 2019, cash provided by financing activities was $76.1 million made up of $75.7 million in borrowing on line of credit and $185.9 million in borrowings on notes payable. This was partially offset by $69.9 million in payments on line of credit and $84.0 million in payments on notes payable.

	Year Ended
(Amounts in thousands)	December 31, 2021	December 31, 2020	December 31, 2019
Net cash used in operating activities	$(91,410)	$(50,171)	$(22,123)
Net cash (used in) provided by investing activities	(8,499)	195,817	(14,180)
Net cash provided by (used in) financing activities	31,441	(47,953)	76,102
Effect of exchange rate changes	(686)	968	(1,765)
Net change in cash, cash equivalents and restricted cash	$(69,154)	$98,661	$38,034

As of December 31, 2021, we had long-term debt of $236.9 million, of which $41.3 million is due within the next 12 months.

Comparison of the Six Months Ended June 30, 2022, and June 30, 2021

Net cash used in operating activities was $81.9 million during the six months ended June 30, 2022, compared to $33.2 million for the six months ended June 30, 2021. During the six months ended June 30, 2022, the primary differences in cash used in operating activities compared to the six months ended June 30, 2021, were a $58.9 million increase in accounts receivable, $53.5 million increase in accounts payable and accrued expenses, and $92.0 million decrease in contract liabilities. The decrease in contract liabilities related to the acquisition of American Bridge in 2020. The deal provided $225.0 million in restricted cash from sureties in order to finish specific infrastructure projects. At the time of the deal, we recorded the $225.0 million as an inflow to investing activities. As we have completed work on the specific infrastructure projects, we have spent the $225.0 million in restricted cash as part of our operating activities which produces a net outflow in contract liabilities.

Net cash provided by investing activities was $0.2 million during the six months ended June 30, 2022, and net cash used in investing activities was $3.9 million for the six months ended June 30, 2021. The difference was primarily attributed to a decrease of $10.8 million in the purchase of fixed assets, which was offset by a $6.8 million decrease in proceeds from the sale of fixed assets.

Net cash provided by financing activities was $29.0 million and $3.6 million for the six months ended June 30, 2022, and June 30, 2021, respectively. The increase in net cash provided by finance activities was driven by an increase in borrowing on line of credit, net of repayments, of $31.0 million. This was partially offset by a decrease in borrowings on notes payable, net of payments on notes payable, of $1.4 million.

	Six Months Ended
(Amounts in thousands)	June 30, 2022	June 30, 2021
Net cash used in operating activities	$(81,915)	$(33,220)
Net cash provided by (used in) investing activities	196	(3,906)
Net cash provided by financing activities	29,018	3,550
Effect of exchange rate changes	945	540
Net change in cash, cash equivalents, and restricted cash	$(51,756)	$(33,036)

As of June 30, 2022, we had long-term debt of $272.0 million, of which $41.7 million is due within the next twelve months.

Revolving Credit Facility

In July 2021, we entered into a revolving credit agreement with Frost Bank for $50.0 million. The revolving credit facility agreement bears interest on drawn balances at 1-month SOFR, subject to a floor of 0.90%, plus an applicable margin rate of 2.10%. The revolver replaces the Bank of America revolving credit facility that was entered in 2019 with a total capacity of $75.0 million. As of December 31, 2021, $20.0 million was drawn on the revolver, and we had $30.0 million available.

On June 2, 2022, we increased the capacity of our revolving credit commitment from $50.0 million to $75.0 million in order to provide additional liquidity and working capital. In addition to increasing the capacity of our revolving credit commitment, the revolver also changed interest rates from LIBOR plus an applicable margin to SOFR plus an applicable margin. As of June 30, 2022, $75.0 million was drawn on the revolver. As of June 30, 2022, we did not have any amount available.

Secured Notes

We enter notes payable secured by specific construction equipment in order to finance growth within our business. As of December 31, 2021, we had secured notes expiring between November 2023 and July 2029, and interest rates on the secured notes ranged between 1.29% and 5.49%. As of June 30, 2022, we had secured notes expiring between November 2023 and May 2030, and interest rates on the secured notes ranged between 2.40% and 5.65%.

Mortgage Notes

We enter mortgage notes in order to finance growth within our business. As of December 31, 2021, we had mortgage notes expiring between October 2023 and February 2029, and interest rates on the mortgage notes ranged between 3.84% and 5.99%. As of June 30, 2022, we had mortgage notes expiring between October 2023 and February 2029, and interest rates on the mortgage notes ranged between 3.84% and 5.99%.

Equipment OEM Notes

We enter equipment notes in order to complete certain specialty construction projects. As of December 31, 2021, we had equipment notes expiring between August 2022 and April 2023. As of December 31, 2021, there was no interest rate on any of our equipment notes. As of June 30, 2022, we had equipment notes expiring between August 2022 and April 2023. As of June 30, 2022, there was no interest rate on any of our equipment notes.

Backlog

We define backlog as a measure of the total amount of revenue remaining to be earned on projects that have been awarded. We only include a project in our backlog once we have an executed contract, or authorized notice to proceed. As a result, we believe our backlog is firm, although cancellations or scope adjustments may occur.

In our industry, backlog is an indicator of future revenue streams for work that has been awarded but not completed. We define backlog as anticipated revenue from the uncompleted portion of existing contracts and therefore can be estimated.

(Amounts in thousands)	Backlog
Balance: December 31, 2019	$2,283,716
New contracts, change orders and adjustments	1,641,629
Gross backlog	3,925,345
Less: contract revenue recognized in 2020	(1,027,964)
Balance: December 31, 2020	$2,897,381
New contracts, change orders and adjustments	592,393
Gross backlog	3,489,774
Less: contract revenue recognized in 2021	(1,271,201)
Balance December 31, 2021	$2,218,573
New contracts, change orders, and adjustments	294,803
Gross backlog	2,513,376
Less: contract revenue recognized in 2022	(530,439)
Balance June 30, 2022	$1,982,937

Backlog should not be considered a comprehensive indicator of future revenue as any of our contracts can be terminated by our customers on relatively short notice, and backlog does not include future work for which we may be awarded. In the event of a cancelation, we are typically reimbursed for all of our costs through a specific contractual date, as well as our costs to demobilize from the project site. Our contracts do not typically grant us rights to revenue reflected in backlog. Projects may remain in backlog for extended periods of time as a result of schedule delays, regulatory requirements, project specific issues or other reasons. Contract amounts from contracts where a transaction price cannot be reasonably estimated are not included within our backlog amount.

Our typical contract lasts for approximately 1.5 years. As such, we expect the majority of our Backlog to be recognized annually. Certain projects have shorter or longer contract lengths. We expect to recognize revenue on our backlog of $663.9 million in the remainder of 2022, $826.0 million in 2023, $369.9 million in 2024, $123.0 million in 2025, and $0.2 million in 2026 and thereafter.

We acquired backlog of $574.7 million exclusive of $225.0 million in surety funds as part of our acquisition of American Bridge in 2020.

Segment Backlog

Below our backlog is presented by segment.

Transportation

(Amounts in thousands)	Backlog
Balance: December 31, 2019	$1,420,956
New contracts, change orders, and adjustments	1,380,305
Gross backlog	2,801,261
Less: contract revenue recognized in 2020	(612,292)
Balance: December 31, 2020	$2,188,969
New contracts, change orders, and adjustments	393,762
Gross backlog	2,582,731
Less: contract revenue recognized in 2021	(887,253)
Balance: December 31, 2021	$1,695,478
New contracts, change orders, and adjustments	160,605
Gross backlog	1,856,083
Less: contract revenue recognized in 2022	(381,608)
Balance: June 30, 2022	$1,474,475

Civil

(Amounts in thousands)	Backlog
Balance: December 31, 2019	$862,760
New contracts, change orders, and adjustments	261,324
Gross backlog	1,124,084
Less: contract revenue recognized in 2020	(415,672)
Balance: December 31, 2020	$708,412
New contracts, change orders, and adjustments	198,631
Gross backlog	907,043
Less: contract revenue recognized in 2021	(383,948)
Balance: December 31, 2021	$523,095
New contracts, change orders, and adjustments	134,198
Gross backlog	657,293
Less: contract revenue recognized in 2022	(148,831)
Balance: June 30, 2022	$508,462

Market Risks, Trends and Security Analyses

Our revenue is primarily generated from large, capital-intensive, specialty construction projects that we design and/or construct for both private and public customers. A significant portion of our backlog and ongoing projects consists of public spending. Our business has had an increase in new activity related to federal programs that are increasing spending on large infrastructure projects. However, both our Civil and Transportation segments are subject to adverse changes as a result of macroeconomic changes, especially in the private sector.

The COVID-19 pandemic began to have an impact on the markets that we complete our projects during March of 2020. COVID-19 increased volatility in financial markets and created economic uncertainty for many of our customers. While construction has largely been unaffected by measures enacted to reduce the spread of COVID-19, the initial impacts of COVID-19 slowed some of our projects due to temporary work stoppages and other types of project interruptions. We believe that COVID-19 has had a material impact on our operating results, some of which may not have been realized to date; however, we cannot fully quantify the costs associated with COVID-19 on our business. We cannot be certain of future variants, operating restrictions or other unforeseen consequences of the COVID-19 pandemic. As of December 31, 2021, vaccine coverage is increasing across the U.S. We anticipate that the COVID-19 pandemic could have continued adverse impact on financial markets.

Going forward, we will continue to monitor the spread of COVID-19 and make decisions to protect our employees, customers, suppliers and other stakeholders.

Supply-chain disruption has continued for many of the materials and inputs that we need to complete our projects. Specifically, prices of oil, gas and other fuel sources have increased. Additionally, the cost and availability of many construction materials and labor has impacted project costs and scheduling. Lead time for some ordered materials has also increased due to supply shortages. We have continued to mitigate these impacts to the extent possible by passing these costs on to our customers when possible and agreeing to fixed-cost contracts with suppliers and subcontractors for labor and materials.

Our operations can be impacted by increases in prices, whether caused by inflation or other economic factors. We attempt to recover anticipated increases in the cost of labor, materials, equipment and fuel through price escalation provisions in certain contracts and by considering the estimated increases in costs in our bidding on new work. We often seek to get fixed-price bids from subcontractors and suppliers upon signing new contracts to control costs. For the six months ended June 30, 2022, and the years ended December 31, 2021, December 31, 2020, and December 31, 2019, we did not have material impacts to our profitability due to increased costs. This does not mean that we will not incur increased costs due to increased costs in the future.

In February 2022, Russia invaded Ukraine. As military activity proceeds and sanctions, export controls and other measures are imposed against Russia, Belarus and specific areas of Ukraine, the war is increasingly impacting the global economy and financial markets, as well as exacerbating ongoing economic challenges, including rising inflation and supply-chain disruption. We will continue to monitor the effects of the Russia-Ukraine war on macroeconomic conditions and continually assess the effect these matters may have on future projects, our supply chain and cybersecurity risks and our ability to access our capital.

Recently Issued Accounting Pronouncements

In December 2019, FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“Update 2019-12”), which removes certain exceptions for investments, intra-period allocations and interim tax calculations and adds guidance to reduce complexity in accounting for income taxes. Update 2019-12 was adopted as of January 1, 2021. The various amendments in Update 2019-12 are applied on a retrospective basis, modified retrospective basis and prospective basis, depending on the amendment. Our adoption of Update 2019-12 did not have a material impact on our consolidated financial statements and related disclosures.

In March 2020, FASB issued ASU 2020-04, Reference Rate Reform (“Topic 848”): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“Update 2020-04”), which provides optional expedients and exceptions for applying U.S. GAAP principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in Update 2020-04 apply only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. We adopted Topic 848 as of January 1, 2021. The expedients and exceptions provided by the amendments do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as of December 31, 2022, that an entity has elected optional expedients for and that are retained through the end of the hedging relationship. The provisions in Update 2020-04 are effective upon issuance and can be applied prospectively through December 31, 2022. Interest on the Second Amended and Restated Credit Facility accrues at an annual rate of LIBOR. Our adoption of Update 2020-04 did not have a material impact on our consolidated financial statements and related disclosures. Our other outstanding debt uses the Secured Overnight Financing Rate (“SOFR”), and we do not have any other agreements that use LIBOR outside of our revolving credit facility.

In June 2016, FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments, (“Topic 326”). The standard requires the immediate recognition of estimated credit losses expected to occur over the life of financial assets rather than the current incurred loss impairment model that recognizes losses when a probability threshold is met. Topic 326 is effective for annual periods beginning after January 1, 2023, and interim periods within those fiscal years. We do not expect Topic 326 to have a material impact on our consolidated financial statements given the nature of our contracts and our historical loss experience.

Related Parties

For information regarding related party transactions, see Note 17 — Related Parties, in the notes to the consolidated financial statements.

Contractual Obligations

Set below is certain information regarding our debt obligations as of December 31, 2021:

(amounts in thousands)	2022	2023 – 2024	2025 – 2026	2027 and beyond	Total
Interest on long-term debt(1)	$7,000	$14,000	$13,000	$—	$34,000
Long-term debt(2)	$41,333	$107,033	$75,252	$13,312	$236,930
Total	$48,333	$121,033	$88,252	$13,312	$270,930

(1)	Interest on long-term debt is based on estimated interest amounts based on current borrowings and projected future borrowings.
(2)	Long-term debt amounts are based on maturities of current debt instruments. It is possible that we may repay some of these amounts earlier than required or that we may refinance some of these amounts prior to maturity.

Since December 31, 2021, we have increased our borrowing on the revolving loan to $75.0 million from $20.0 million at year end. There have been no other material changes to our contractual obligations.

LEGATO II AND SOUTHLAND EXECUTIVE AND DIRECTOR COMPENSATION PRIOR TO THE
BUSINESS COMBINATION

Executive and Director Compensation of Legato II

Legato II is an “emerging growth company,” as defined in the JOBS Act and the following is intended to comply with the scaled disclosure requirements applicable to emerging growth companies. No executive officer or director of Legato II has received any cash compensation for services rendered to Legato II. From the IPO to the earlier of the acquisition of a target business or Legato II’s liquidation of the Trust Account, Legato II pays Crescendo Advisors II, LLC, an affiliate of Eric Rosenfeld, Legato II’s Chief SPAC Officer, $15,000 per month for providing Legato II with office space and certain office and secretarial services. However, this arrangement is solely for Legato II’s benefit and is not intended to provide Legato II’s officers or directors compensation in lieu of a salary. Additionally, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Legato II’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than Legato II’s board of directors and audit committee, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. See “Information About Legato II — Directors, Executive Officers and Corporate Governance — Executive Officer and Director Compensation.”

Executive and Director Compensation of Southland

The following is a discussion and analysis of the material components of the compensation arrangements of Southland’s directors and executive officers who would be Southland’s “named executive officers” if Southland was subject to the reporting requirements under the Exchange Act as an “emerging growth company” as defined in the JOBS Act. Unless the context otherwise requires, all references in this subsection to “we,” “our,” “us” and “Southland” refer to Southland prior to the consummation of the Business Combination.

Southland’s named executive officers (“NEOs”) for the year ended December 31, 2021 include Frank S. Renda, President, Chief Executive Officer and manager, Tim Winn, Executive Vice President, co-Chief Operating Officer and manager, Rudy V. Renda, Executive Vice President, co-Chief Operating Officer — Strategy and Special Projects and manager, and Cody Gallarda, Chief Financial Officer, Executive Vice President and Treasurer. This section provides important information regarding our executive compensation programs and explains the compensation decisions made during the fiscal year ending December 31, 2021 for our NEOs.

Southland’s executive compensation program is designed to attract, retain and reward key employees, to incentivize them based on the achievement of key performance goals and to align their interests with the interests of Southland equity holders. The primary elements of compensation for Southland’s NEOs are base salary and annual performance bonuses. Southland’s NEOs also participate in employee benefit plans and programs that Southland offers to its other employees, including group medical health and accident, group insurance and similar benefit plans as well as our retirement plans.

The compensation of the Chief Executive Officer is determined annually upon the vote of the Southland board of managers and the compensation of the other NEOs is determined annually by the Chief Executive Officer. In making compensation decisions, we consider annual and long-term Company performance and consider the compensation of our executive officers in relation to companies of comparable size, industry and complexity, taking the performance of the Company into consideration.

Summary Compensation Table for 2021

The following table sets forth information with respect to the compensation of our NEOs for the fiscal year ended December 31, 2021.

Name	Year	Salary	Bonus(1)	All Other Compensation(2)	Total
Frank S. Renda	2021	$299,840	—	$7,517	$307,357
Tim Winn	2021	$350,684	—	$21,888	$372,572
Rudy V. Renda	2021	$247,840	—	$20,940	$268,780
Cody Gallarda	2021	$285,577	$270,000	$19,292	$574,869

(1)	Represents a discretionary performance bonus.
(2)	Represents vehicle allowances and Southland contributions to 401(k)-Profit Sharing Plan.

Narrative Disclosure to Summary Compensation Table

Base Salaries

The NEOs receive their respective base salaries to compensate them for services rendered to Southland. The base salary payable to each NEO is intended to provide a market competitive level of fixed compensation reflecting the applicable NEO’s skill set, experience, role and responsibilities. For the fiscal year ended December 31, 2021, the respective annual base salaries of our NEOs were as follows:

Name	Base Salary
Frank S. Renda	$299,840
Tim Winn	$350,684
Rudy V. Renda	$247,840
Cody Gallarda	$285,577

Cash Bonus

Southland NEOs are entitled to receive annual cash bonuses. Payments of the annual cash bonuses are discretionary and not based on any specific performance milestones or financials achievements. Any cash bonuses paid to the Chief Executive Officer are approved by the board of managers and any cash bonuses paid to the other NEOs are approved by the Chief Executive Officer. For the fiscal year ended December 31, 2021, the total discretionary cash bonuses paid to our NEOs were as follows:

Name	Percentage of Base Salary	Bonus Amount
Cody Gallarda	94.5%	$270,000

Equity Compensation

Southland does not currently provide its NEOs with any equity-based compensation.

Other Elements of Compensation

Retirement Plans. Southland currently maintains a 401(k)-Profit Sharing Plan for its employees, including NEOs, who satisfy certain eligibility requirements. NEOs are eligible to participate in the 401(k)-Profit Sharing Plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the plans, which have discretionary match features. For the fiscal year ended December 31, 2021, the total discretionary contributions made in favor of our NEOs were as follows:

Name	Contribution Amount
Frank S. Renda	$7,517
Tim Winn	$7,488
Rudy V. Renda	$6,540
Cody Gallarda	$4,892

Health/Welfare Plans. All of Southland’s full-time employees, including NEOs, are eligible to participate in Southland’s health and welfare plans, including, but not limited to, medical, dental and vision benefits, short-term and long-term disability insurance and life insurance.

Car Allowance. Certain NEOs are entitled to receive annual car allowances. For the fiscal year ended December 31, 2021, each of Mr. Winn, Mr. Rudy Renda and Mr. Gallarda received an annual car allowance of $14,400.

Employment Agreements

Southland has not entered into written employment agreements with any of its NEOs. The total annual compensation of the Chief Executive Officer is determined upon the vote of the Southland board of managers and the total annual compensation of the other NEOs is determined by the Chief Executive Officer. The NEOs are employed on at-will basis are eligible to participate in our group medical health and accident group insurance and similar benefit plans as well as our retirement plans.

As our President and Chief Executive Officer, Frank S. Renda receives a base salary of $299,840. Mr. Renda’s salary is determined annually upon the vote of the Southland board of managers. Additionally, Mr. Renda is eligible to receive a discretionary cash bonus as determined by the Southland board of managers, in its sole discretion. For the fiscal year ended December 31, 2021, Mr. Renda did not receive a cash bonus.

As our Executive Vice President and co-Chief Operating Officer, Tim Winn receives a base salary of $350,684 and an annual car allowance of $14,400. Mr. Winn’s salary is determined annually by the Chief Executive Officer. Additionally, Mr. Winn is eligible to receive a discretionary cash bonus as determined by the Chief Executive Officer, in his sole discretion. For the fiscal year ended December 31, 2021, Mr. Winn did not receive a cash bonus.

As our Executive Vice President and co-Chief Operating Officer — Strategy and Special Projects, Rudy V. Renda receives a base salary of $247,840 and an annual car allowance of $14,400. Mr. Renda’s salary is determined annually by the Chief Executive Officer. Additionally, Mr. Renda is eligible to receive a discretionary cash bonus as determined by the Chief Executive Officer, in his sole discretion. For the fiscal year ended December 31, 2021, Mr. Renda did not receive a cash bonus.

As our Chief Financial Officer, Executive Vice President and Treasurer, Mr. Gallarda receives a base salary of $285,577 and an annual car allowance of $14,400. Mr. Gallarda’s salary is determined annually by the Chief Executive Officer. Additionally, Mr. Gallarda is eligible to receive a discretionary cash bonus as determined by the Chief Executive Officer, in his sole discretion. For the fiscal year ended December 31, 2021, Mr. Gallarda was awarded a cash bonus of $270,000.

Potential Payments Upon Termination or Change of Control

On December 31, 2021 Southland entered into a Key Employee Retention Agreement with Cody Gallarda (the “Retention Agreement”), pursuant to which Mr. Gallarda is entitled to termination benefits upon a termination of employment by Southland. The Retention Agreement also provides that Mr. Gallarda shall be entitled to termination benefits upon a change of control of Southland or upon a change in ownership of greater than 25% of the equity interests of Southland, if such change of control or ownership results in Mr. Gallarda’s target compensation package or employment status being reduced. The termination benefits include severance payments equal to six months base salary, to be paid no later than 90 days following the date of termination, and all accrued but unused vacation as of the date of termination, to be paid with the last paycheck received by Mr. Gallarda in accordance with Southland’s regular payroll practices. Southland’s obligations to make the foregoing severance payments shall not apply in the event Mr. Gallarda is terminated for cause or voluntarily resigns from Southland; provided, however such voluntary resignation is not the result of a change of control or ownership triggering the termination benefits, as described above. The Retention Agreement further provides that if Mr. Gallarda receives the termination benefits described above, or is otherwise terminated for cause, Mr. Gallarda shall not solicit any Southland employees for a period of two years following the termination date and shall not solicit any Southland customers for a period of one year following the termination date. The Business Combination will not trigger the foregoing payments.

Outstanding Equity Awards as of December 31, 2021

Southland does not currently provide its NEOs with any equity-based compensation. Accordingly, there were no outstanding equity awards held by any Southland NEOs as of December 31, 2021.

Director Compensation

No compensation was provided to Southland’s directors in connection with their service as directors during the year ended December 31, 2021. There were no outstanding equity awards held by any Southland directors as of December 31, 2021.

MANAGEMENT OF NEW SOUTHLAND AFTER THE BUSINESS COMBINATION

Management and Board of Directors

Legato II expects that the current executive officers of Southland will become executive officers of New Southland following the Business Combination. The following persons are anticipated to be the directors and named executive officers of New Southland following the Business Combination:

Name	Age	Position
Brian Pratt	70	Chairman (Class II Director)
Frankie “Frank” S. Renda	46	Class III Director; President and Chief Executive Officer
Walter Timothy “Tim” Winn	46	Class III Director; Co-Chief Operating Officer and Executive Vice President
Gregory Monahan	49	Class III Director
Izilda “Izzy” Martins	51	Class II Director
Michael “Kyle” Burtnett	46	Class I Director
Mario Ramirez	56	Class I Director
Rudolph “Rudy” V. Renda	45	Co-Chief Operating Officer and Executive Vice President – Strategy and Special Projects
Cody Gallarda	36	Chief Financial Officer, Executive Vice President and Treasurer

Information about Anticipated Executive Officers and Directors Upon the Closing of the Business Combination

See “Proposal No. 3 — The Director Election Proposal” for biographies of Mr. Pratt, Mr. Frank Renda, Mr. Winn, Mr. Monahan, Ms. Martins, Mr. Burtnett and Mr. Ramirez. See “Information About Southland — Information about our Executive Officers” for biographies of Mr. Rudy Renda and Mr. Gallarda.

Corporate Governance

We will structure New Southland’s corporate governance in a manner Legato II and Southland believe will closely align our interests with those of its stockholders following the Business Combination. Notable features of this corporate governance include:

●	we will have independent director representation on our audit, compensation and nominating and corporate governance committees immediately at the time of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

●	at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and

●	we will implement a range of other corporate governance best practices, including implementing a director education program.

Composition of the New Southland Board of Directors After the Business Combination

The business and affairs of New Southland will be managed under the direction of its board of directors. The board of directors will be staggered in three classes, with two directors in Class I (expected to be Mr. Burtnett and Mr. Ramirez), two directors in Class II (expected to be Mr. Pratt and Ms. Martins) and three directors in Class III (expected to be Mr. Renda, Mr. Winn and Mr. Monahan). See “Description of New Southland Capital Stock — Classified Board of Directors.”

Committees of the Board of Directors

The board of directors of New Southland will have three standing committees: Audit, Compensation and Nominating and Corporate Governance.

Audit Committee

It is expected that Ms. Martins will be appointed as the chair and member of the Audit Committee, along with Mr. Monahan and Mr. Burtnett being appointed as members. It is expected that the Audit Committee will otherwise meet Nasdaq audit committee composition requirements. It is expected that each member of the Audit Committee will be financially literate.

The board of directors of New Southland is expected to determine that each of Ms. Martins, Mr. Burtnett and Mr. Monahan will qualify as an “audit committee financial expert” as defined by the SEC.

The functions of the Audit Committee will include, among other things:

●	evaluating the performance, independence and qualifications of New Southland’s independent auditors and determining whether to retain New Southland’s existing independent auditors or engage new independent auditors;

●	reviewing New Southland’s financial reporting processes and disclosure controls;

●	reviewing and approving the engagement of New Southland’s independent auditors to perform audit services and any permissible non-audit services;

●	reviewing the adequacy and effectiveness of New Southland’s internal control policies and procedures, including the responsibilities, budget, staffing and effectiveness of New Southland’s internal audit function;

●	reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by New Southland;

●	obtaining and reviewing at least annually a report by New Southland’s independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

●	monitoring the rotation of partners of New Southland’s independent auditors on New Southland’s engagement team as required by law;

●	prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of New Southland’s independent auditor;

●	reviewing New Southland’s annual and quarterly financial statements and reports, including the disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in New Southland’s periodic reports to be filed with the SEC and discussing the statements and reports with New Southland’s independent auditors and management;

●	reviewing with New Southland’s independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of New Southland’s financial controls and critical accounting policies;

●	reviewing with management and New Southland’s auditors any earnings announcements and other public announcements regarding material developments;

●	establishing procedures for the receipt, retention and treatment of complaints received by New Southland regarding financial controls, accounting, auditing or other matters;

●	preparing the report that the SEC requires in New Southland’s annual proxy statement;

●	reviewing and providing oversight of any related party transactions in accordance with New Southland’s related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including New Southland’s code of ethics;

●	reviewing New Southland’s major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

●	reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act, all applicable SEC rules and regulations and all applicable Nasdaq listing rules. New Southland will comply with future requirements of the SEC, Nasdaq or other applicable authority to the extent they become applicable to New Southland.

It is expected that the Audit Committee will establish a procedure whereby complaints or concerns regarding accounting, internal controls or auditing matters may be submitted anonymously to the Audit Committee by email.

Compensation Committee

It is expected that Mr. Burtnett will be appointed the chair and member of the Compensation Committee, along with Mr. Pratt and Ms. Martins being appointed as members. The board of directors of New Southland is expected to determine that each of the members of the compensation committee satisfies the independence requirements of Nasdaq and is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act.

The functions of the compensation committee will include, among other things:

●	reviewing and approving the corporate objectives that pertain to the determination of executive compensation;

●	reviewing and approving the compensation and other terms of employment of New Southland’s executive officers;

●	reviewing and approving performance goals and objectives relevant to the compensation of New Southland’s executive officers and assessing their performance against these goals and objectives;

●	making recommendations to the board of directors of New Southland regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the board of directors of New Southland;

●	reviewing and making recommendations to the board of directors of New Southland regarding the type and amount of compensation to be paid or awarded to New Southland non-employee board members;

●	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

●	administering New Southland’s equity incentive plans, to the extent such authority is delegated by the board of directors of New Southland;

●	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements for New Southland’s executive officers;

●	reviewing with management New Southland’s disclosures under the caption “Compensation Discussion and Analysis” in New Southland’s periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

●	preparing an annual report on executive compensation that the SEC requires in New Southland’s annual proxy statement; and

●	reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with the board of directors of New Southland.

The compensation committee may also, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

The composition and function of the compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. New Southland will comply with future requirements of the SEC, Nasdaq or other applicable authority to the extent they become applicable to New Southland.

Nominating and Governance Committee

It is expected that Mr. Ramirez will be appointed as the chair and member of the Nominating and Governance Committee, along with Mr. Monahan and Mr. Pratt being appointed as members. It is expected that the Nominating and Governance Committee will comprise at least three directors, with all such directors meeting Nasdaq independence requirements. The Nominating and Governance Committee will assist the board of directors by identifying and recommending individuals qualified to become members of the board. The Nominating and Corporate Governance Committee will be responsible for evaluating the composition, size and governance of the board and its committees and making recommendations regarding future planning and the appointment of directors to the committees, establishing a policy for considering stockholder nominees to the board, reviewing the corporate governance principles and making recommendations to the board regarding possible changes; and reviewing and monitoring compliance with New Southland’s Code of Business Conduct and Ethics.

Code of Ethics

Upon consummation of the Business Combination, New Southland intends to adopt an amended and restated Code of Business Conduct and Ethics that will apply to its officers and employees, including its principal executive officer, principal financial officer and principal accounting officer.

Director Independence

As a result of its common stock being listed on Nasdaq following consummation of the Merger, New Southland will adhere to the listing rules of Nasdaq in affirmatively determining whether a director is independent. Legato II’s board of directors has consulted, and the board of directors of New Southland will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. Nasdaq listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Upon the consummation of the Business Combination, the board of directors of New Southland is expected to determine that each of the directors other than Mr. Renda and Mr. Winn qualifies as an independent director, as defined under the listing rules of Nasdaq, and that the board of directors of New Southland consists of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements.

Role of the Board of Directors of New Southland in Risk Oversight

Upon the consummation of the Business Combination, one of the key functions of the board of directors of New Southland will be informed oversight of New Southland’s risk management process. The board of directors of New Southland does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the board of directors of New Southland as a whole, as well as through various standing committees of the board of directors of New Southland that address risks inherent in their respective areas of oversight. In particular, the board of directors of New Southland will be responsible for monitoring and assessing strategic risk exposure and New Southland’s audit committee will have the responsibility to consider and discuss New Southland’s major financial risk exposures and the steps management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. New Southland’s compensation committee will also assess and monitor whether New Southland’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

NEW SOUTHLAND DIRECTOR AND EXECUTIVE COMPENSATION

The following disclosure concerns the compensation of individuals who will serve as the executive officers and directors of New Southland. This discussion may contain forward-looking statements that are based on New Southland’s current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that New Southland adopts following the closing of the Business Combination may differ materially from the currently planned programs that are summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, New Southland is not required to include a Compensation Discussion and Analysis section and has elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Executive Compensation

Subsequent to the closing of the Business Combination, the New Southland board of directors will establish a compensation committee and choose a compensation committee member to serve as chair. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the compensation committee. The executive compensation program actually adopted will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

New Southland’s primary objective with respect to executive compensation will be to design a reward system that will align executive compensation with the company’s overall business strategies and attract and retain highly qualified executives. New Southland intends to stay competitive in the marketplace with companies of comparable size, industry and complexity. New Southland’s compensation philosophy for executives will be guided by the following principles:

●	Pay for Performance. In making compensation decisions, New Southland will consider annual and long-term company performance and consider the compensation of its executive officers in relation to companies of comparable size, industry and complexity, taking the performance of New Southland into consideration.

●	Reviewed Annually. The compensation committee of New Southland’s board of directors will annually review compensation levels to ensure the company remain competitive and continue to attract, retain and motivate top-tier talent.

●	Alignment with Stockholder Interests. New Southland’s compensation program will be intended to closely align the interests of the company’s NEOs with those of its stockholders in an effort to create long-term stockholder value.

New Southland’s compensation philosophy is intended to reward demonstrated performance and encourage behavior that is in the long-term best interests of the company and its stockholders.

New Southland anticipates that compensation for its executive officers will have four primary components: base salary, an annual cash incentive bonus, certain perquisites and additional compensation as outlined in applicable employment agreements and long-term compensation in the form of equity grants. The terms of new employment agreements with the individuals that are expected to become the executive officers of New Southland are currently being negotiated.

Director Compensation

Following the closing of the Business Combination, New Southland expects to design and implement a non-employee director compensation program consisting of an annual cash retainer, committee retainers and equity awards subject to time-based vesting, subject to the discretion of the New Southland’s board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF SOUTHLAND

The following table sets forth information regarding the pre-Business Combination ownership of the membership interests of Southland by: (i) each of Southland’s named executive officers (“NEOs”) and directors; (ii) all of Southland’s executive officers and directors as a group; and (iii) each person known by Southland to beneficially own 5% or more of the membership interests of Southland. Unless otherwise indicated in the footnotes to the table, each person named in the table has sole voting and investment power with respect to the membership interests of Southland set forth opposite the person’s name.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Frank S. Renda(1)(2)(3)	64%	64%
Tim Winn(1)(2)(4)	18%	18%
Rudy V. Renda(1)(2)(5)	18%	18%
All named executive officers and directors as a group	100%	100%

(1)	Named executive officer or director.
(2)	Beneficial owner of 5% or more of the outstanding membership interests of Southland.
(3)	Represents (i) 39.51% membership interest held directly by Mr. Renda; (ii) 11.49% membership interest held by the Frank Renda 2015 Irrevocable Trust; (iii) 4.27% membership interest held by the Dominic Vincent Renda Trust; (iv) 4.27% membership interest held by the Madison Nicole Renda Trust; (v) 4.27% membership interest held by the Santino Leonidas Renda Trust; and (vi) 0.18% membership interest held directly by Mr. Renda’s spouse. With respect to the membership interest referenced in (ii)-(vi) in this footnote, Mr. Renda disclaims beneficial ownership of such membership interest except to the extent of his ultimate pecuniary interest therein.
(4)	Represents (i) 8.22% membership interest held directly by Mr. Winn; (ii) 4.50% membership interest held by the Walter Timothy Winn 2015 Irrevocable Trust; (iii) 4.50% membership interest held by the Debra Nicole Winn Irrevocable 2020 Trust; and (iv) 0.78% membership interest held directly by Mr. Winn’s spouse. With respect to the membership interest referenced in (ii)-(iv) in this footnote, Mr. Winn disclaims beneficial ownership of such membership interest except to the extent of his ultimate pecuniary interest therein.
(5)	Represents (i) 13.50% membership interest held directly by Mr. Renda; (ii) 2.25% membership interest held by the Rudolph V. Renda, Jr. 2015 Irrevocable Trust; (iii) 1.13% membership interest held by the Angelo Joseph Renda Trust; and (iv) 1.13% membership interest held directly by the Lola Sofia Renda Trust. With respect to the membership interest referenced in (ii)-(iv) in this footnote, Mr. Renda disclaims beneficial ownership of such membership interest except to the extent of his ultimate pecuniary interest therein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF LEGATO II AND NEW SOUTHLAND

The following table sets forth information regarding (i) the actual beneficial ownership of Legato II Common Stock as of the record date, which is prior to the consummation of the Business Combination (“pre-Business Combination”) and (ii) expected beneficial ownership of New Southland Common Stock immediately following the consummation of the Business Combination (“post-Business Combination”), assuming (x) No Redemptions and (y) Maximum Redemptions as if the Business Combination were consummated on _____ (the “Illustrative Closing Date”), by:

●	each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of Legato II Common Stock or of New Southland Common Stock;

●	each of our current executive officers and directors;

●	each person who will (or is expected to) become an executive officer or director of New Southland following the consummation of the Merger; and

●	all executive officers and directors of Legato II as a group pre-Business Combination and all executive officers and directors of New Southland as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of the anticipated date of Closing.

The beneficial ownership of shares of Legato II Common Stock pre-Business Combination is based on 35,911,000 outstanding shares of Legato II Common Stock, not including 14,385,500 shares from 14,385,500 Legato II Warrants (13,800,000 Public Warrants and 585,500 Private Placement Warrants) that become exercisable 30 days after the date of Closing. The beneficial ownership of shares of Legato II Common Stock post-Business Combination by the respective directors and executive officers of Legato II and New Southland include shares from the Private Placement Warrants owned by such persons.

The expected beneficial ownership of shares of New Southland Common Stock post-Business Combination in the “No Redemptions” column in the table below has been determined based upon the following additional assumptions: (i) no holders of Public Shares exercise their redemption rights; (ii) that ___ shares of New Southland Common Stock are issued as Merger Stock Consideration to Southland Members; and (iii) that there are ___ shares of New Southland Common Stock outstanding following the consummation of the Business Combination.

The expected beneficial ownership of shares of New Southland Common Stock post-Business Combination in the “Maximum Redemptions” column in the table below has been determined based upon the following additional assumptions: (i) ___ Public Shares are redeemed for an aggregate payment of approximately $___ million from the Trust Account, which is the maximum amount of redemptions permitted under the Existing Charter; (ii) that ___ shares of New Southland Common Stock are issued as Merger Stock Consideration to Southland Members; and (iii) that there are ___ shares of New Southland Common Stock outstanding following the consummation of the Business Combination. Fractional shares have rounded to the nearest whole share for purposes of the table below.

See “Basis of Presentation and Glossary” for information with respect to assumptions underlying New Southland share calculations and ownership percentages.

			After the Business Combination
	Before the Business Combination(2)		No Redemptions(3)			Maximum Redemptions(4)
Name and Address of Beneficial Owner(1)	Number of shares of Legato II Common Stock	%	Number of shares of New Southland Common Stock	%		Number of shares of New Southland Common Stock	%
Directors and Executive Officers of Legato II:
Eric S. Rosenfeld	2,144,700	6.0%	2,153,950	___	%	2,153,950	___	%
Eris S Rosenfeld 2017 Trust No. 1	378,690	1.1%	378,690	*		378,690	*
Eris S Rosenfeld 2017 Trust No. 2	126,230	*	126,230	*		126,230	*
Gregory Monahan	781,800	2.2%	784,300	___	%	784,300
David D. Sgro(5)	894,320	2.5%	894,820	___	%	894,820
Adam Jaffe	78,180	*	78,430	*		78,430	*
Adam Semler(6)	30,000	*	35,000	*		35,000	*
Brian Pratt(7)	1,750,000	4.9%	1,875,000	___	%	1,875,000
D. Blair Baker(8)	57,000	*	66,500	*		66,500	*
John Ing(9)	180,000	*	210,000	*		210,000	*
Craig Martin	87,000	*	101,500	*		101,500	*
Ryan Hummer(10)	330,000	*	385,000	*		385,000	*
All Directors and Executive Officers as a Group (10 Individuals)	6,333,000	17.6%	6,584,500	___	%	6,584,500	___	%

Directors and Executive Officers of New Southland After Consummation of the Business Combination
Gregory Monahan	781,800	2.2%	784,300	___	%	784,300
Brian Pratt(7)	1,750,000	4.9%	1,875,000	___	%	1,875,000	___	%
Frank S. Renda(11)	—	*	21,627,586	___	%	21,627,586	___	%
Tim Winn(12)	—	*	6,082,759	___	%	6,082,759	___	%
Rudy V. Renda(13)	—	*	6,082,759	___	%	6,082,759	___	%
Cody Gallarda(14)	—	*	—	*		—	*
Mario Ramirez(14)	—	*	—	*		—	*
Izzy Martins(14)	—	*	—	*		—	*
Kyle Burtnett(14)	—	*	—	*		—	*
All Directors and Executive Officers of New Southland as a Group (9 Individuals)	2,531,800	7.1%	___	___	%	___	___	%

Five Percent Holders
Adage Capital Partners, L.P.(15)	1,800,000	5.0%	1,800,000	___	%	1,800,000	___	%
Frank S. Renda(11)	—	*	21,627,586	___	%	21,627,586	___	%
Tim Winn(12)	—	*	6,082,759	___	%	6,082,759	___	%
Rudy V. Renda(13)	—	*	6,082,759	___	%	6,082,759	___	%

*	Less than one percent.
(1)	Unless otherwise noted, the business address of each person is c/o Legato Merger Corp. II, 777 Third Avenue, 37th Floor, New York, NY 10017.
(2)	The pre-Business Combination percentage of beneficial ownership in the table above is calculated based on 35,911,000 shares of Legato II Common Stock outstanding as of the record date. The amount of beneficial ownership does not reflect the shares of Legato II Common Stock issuable as a result of Warrants as such securities may not be exercisable within 60 days of the Closing.

(3)	The post-Business Combination percentage of beneficial ownership in the No Redemptions scenario is calculated based on ___ shares of New Southland Common Stock outstanding immediately after the consummation of the Business Combination. The number of shares of New Southland Common Stock (i) assumes that no public stockholders properly elect to convert their Public Shares into cash, and (ii) assumes ___ Merger Consideration Shares are issued to Southland Members in the Business Combination [based on an exchange ratio of __]. The post-Business Combination percentage of beneficial ownership reflects the shares of Legato II Common Stock issuable as a result of Warrants as such securities are exercisable 30 days after the Closing.
(4)	The post-Business Combination percentage of beneficial ownership in the Maximum Redemptions scenario is calculated based on __________ shares of New Southland Common Stock outstanding immediately after the consummation of the Merger. The number of shares of New Southland Common Stock (i) assumes that _______ Public Shares are redeemed and (ii) assumes ____ Merger Consideration Shares are issued to Southland Members in the Business Combination [based on an exchange ratio of __]. The post-Business Combination percentage of beneficial ownership reflects the shares of Legato II Common Stock issuable as a result of Warrants as such securities are exercisable 30 days after the Closing.
(5)	Includes shares held by trusts established for Mr. Rosenfeld’s children, including Eric S Rosenfeld 2017 Trust No. 1 and Eric S Rosenfeld 2017 Trust No. 2. Mr. Sgro is the trustee of these trusts and has sole voting and dispositive power over the shares held by such trusts.
(6)	Represents shares held by Triple J Holdings II, LLC, of which Mr. Semler is a manager. Mr. Semler disclaims beneficial ownership of such shares except to the extent of his ultimate pecuniary interest therein.
(7)	Represents shares held by Pratt Capital I, LP, with which Mr. Pratt is affiliated. Mr. Pratt disclaims beneficial ownership of such shares except to the extent of his ultimate pecuniary interest therein.
(8)	Represents shares held by White Star Partners LP, with which Mr. Baker is affiliated. Mr. Baker disclaims beneficial ownership of such shares except to the extent of his ultimate pecuniary interest therein.
(9)	Represents shares held by Mont Blanc Investment Corporation, with which Mr. Ing is affiliated. Mr. Ing disclaims beneficial ownership of such shares except to the extent of his ultimate pecuniary interest therein.
(10)	Represents shares held by affiliates of Ancora Holdings Inc., with which Mr. Hummer is affiliated. Mr. Hummer disclaims beneficial ownership of such shares except to the extent of his ultimate pecuniary interest therein.
(11)	Represents (i) 13,352,206 shares held directly by Mr. Renda; (ii) 3,882,277 shares held by the Frank Renda 2015 Irrevocable Trust; (iii) 1,443,641 shares held by the Dominic Vincent Renda Trust; (iv) 1,443,641 shares held by the Madison Nicole Renda Trust; (v) 1,443,641 shares held by the Santino Leonidas Renda Trust; and (vi) 62,179 shares held directly by Mr. Renda’s spouse. With respect to the shares referenced in (ii)-(vi) in this footnote, Mr. Renda disclaims beneficial ownership of such shares except to the extent of his ultimate pecuniary interest therein. The business address of each of Mr. Renda, the Frank Renda 2015 Irrevocable Trust, the Dominic Vincent Renda Trust, the Madison Nicole Renda Trust, the Santino Leonidas Renda Trust and Mr. Renda’s spouse is 1100 Kubota Drive, Grapevine, TX 76051.
(12)	Represents (i) 2,779,405 shares held directly by Mr. Winn; (ii) 1,520,690 shares held by the Walter Timothy Winn 2015 Irrevocable Trust; (iii) 1,520,690 shares held by the Debra Nicole Winn Irrevocable 2020 Trust; and (iv) 261,974 shares held directly by Mr. Winn’s spouse. With respect to the shares referenced in (ii)-(iv) in this footnote, Mr. Winn disclaims beneficial ownership of such shares except to the extent of his ultimate pecuniary interest therein. The business address of each of Mr. Winn, the Walter Timothy Winn 2015 Irrevocable Trust, the Debra Nicole Winn Irrevocable 2020 Trust and Mr. Winn’s spouse is 1100 Kubota Drive, Grapevine, TX 76051.
(13)	Represents (i) 4,562,069 shares held directly by Mr. Renda; (ii) 760,345 shares held by the Rudolph V. Renda, Jr. 2015 Irrevocable Trust; (iii) 380,172 shares held by the Angelo Joseph Renda Trust; and (iv) 380,172 shares held directly by the Lola Sofia Renda Trust. With respect to the shares referenced in (ii)-(iv) in this footnote, Mr. Renda disclaims beneficial ownership of such shares except to the extent of his ultimate pecuniary interest therein. The business address of each of Mr. Renda, the Rudolph V. Renda, Jr. 2015 Irrevocable Trust, the Angelo Joseph Renda Trust and the Lola Sofia Renda Trust is 1100 Kubota Drive, Grapevine, TX 76051.
(14)	The business address of each person is 1100 Kubota Drive, Grapevine, TX 76051.
(15)	Represents shares held by Adage Capital Partners, L.P. Adage Capital Partners has the power to dispose of and the power to vote the Common Stock beneficially owned by it, which power may be exercised by its general partner, Adage Capital Partners GP, L.L.C. (“ACPGP”). Adage Capital Advisors, L.L.C. (“ACA”), as managing member of ACPGP, directs ACPGP’s operations. Robert Atchinson and Phillip Gross are managing members of ACA. The business address of each of Adage Capital Partners, L.P., ACPGP, ACA, Mr. Atchinson and Mr. Gross is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116. Information derived from a Schedule 13G filed on December 6, 2021.

The Legato II Insiders beneficially own 22.3% of the issued and outstanding Legato II Common Stock as of the record date. Because of the ownership block held by them, such persons may be able to significantly influence matters requiring approval by Legato II’s shareholders, including approval of an initial business combination, the election of directors and approval of other significant corporate transactions.

At any time prior to the Annual Meeting, during a period when they are not then aware of any material non-public information regarding Legato II or its securities, the Legato II Insiders and Southland and the Southland Members, officers and directors and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Legato II Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the then outstanding shares of Legato II Common Stock present and entitled to vote at the meeting to approve the Business Combination Proposal vote in its favor or to decrease the number of Public Shares that were being redeemed for cash. While the nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors shares of Legato II Common Stock or Warrants owned by the Initial Stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on the Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Annual Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Legato II will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the conversion threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Party Transactions — Southland

Related Party Loans

On November 30, 2016, Southland issued a promissory note for the principal amount of $3,198,341 to Frank S. Renda, its President and Chief Executive Officer and a manager on its board of managers (the “2016 Frank Renda Note”). The 2016 Frank Renda Note was issued by Southland in connection with Southland’s acquisition of Mr. Renda’s ownership interests in Oscar Renda Contracting, Inc., and it is secured by a security interest in such ownership interests. The 2016 Frank Renda Note bears interest at a rate of 1.29% per annum, which is due and payable annually as it accrues. There are no installment payments of principal due under the 2016 Frank Renda Note prior to maturity, and the unpaid principal thereunder, together with outstanding accrued interest, shall become due and payable on December 31, 2025. Southland has not made any payments of principal under the 2016 Frank Renda Note. As of June 30, 2022, the aggregate principal amount outstanding under the 2016 Frank Renda Note was $3,198,341, and the aggregate outstanding accrued interest thereunder was $219,016. Legato II anticipates that Mr. Renda will serve as President and Chief Executive Officer and as a director of New Southland following the consummation of the Business Combination. Mr. Renda is also the beneficial owner of more than 5% of the issued and outstanding membership interests of Southland, and Legato II anticipates that Mr. Renda will be the beneficial owner of more than 5% of the issued and outstanding shares of common stock of New Southland following the consummation of the Business Combination.

On November 30, 2018, Southland issued an unsecured promissory note for the principal amount of $1,196,686 to Frank S. Renda, its President and Chief Executive Officer and a manager on its board of managers (the “2018 Frank Renda Note”). The 2018 Frank Renda Note bears interest at a rate per annum equal to the long-term applicable federal rate with a monthly compounding period, as published by the Internal Revenue Service from time to time, or, if greater, the minimum rate of interest necessary under applicable law to avoid the existence of a taxable benefit to Mr. Renda in respect of the amount of interest payable thereunder. Interest under the 2018 Frank Renda Note is due and payable annually on December 31st of each year as it accrues. There are no installment payments of principal due under the 2018 Frank Renda Note prior to maturity, and the unpaid principal thereunder, together with outstanding accrued interest, shall become due and payable on November 30, 2023. Southland has not made any payments of principal under the 2018 Frank Renda Note. As of June 30, 2022, the aggregate principal amount outstanding under the 2018 Frank Renda Note was $1,196,686, and the aggregate outstanding accrued interest thereunder was $89,667. Legato II anticipates that Mr. Renda will serve as President and Chief Executive Officer and as a director of New Southland following the consummation of the Business Combination. Mr. Renda is also the beneficial owner of more than 5% of the issued and outstanding membership interests of Southland, and Legato II anticipates that Mr. Renda will be the beneficial owner of more than 5% of the issued and outstanding shares of common stock of New Southland following the consummation of the Business Combination.

On November 30, 2016, Southland issued a promissory note for the principal amount of $2,762,140 to Rudy V. Renda, its Executive Vice President and co-Chief Operating Officer — Strategy and Special Projects and a manager on its board of managers (the “2016 Rudy Renda Note”). The 2016 Rudy Renda Note was issued by Southland in connection with Southland’s acquisition of Mr. Renda’s ownership interests in Oscar Renda Contracting, Inc., and it is secured by a security interest in such ownership interests. The 2016 Rudy Renda Note bears interest at a rate of 1.29% per annum, which is due and payable annually as it accrues. There are no installment payments of principal due under the 2016 Rudy Renda Note prior to maturity, and the unpaid principal thereunder, together with outstanding accrued interest, shall become due and payable on December 31, 2025. Southland has not made any payments of principal under the 2016 Rudy Renda Note. As of June 30, 2022, the aggregate principal amount outstanding under the 2016 Rudy Renda Note was $2,762,140, and the aggregate outstanding accrued interest thereunder was $189,146. Legato II anticipates that Mr. Renda will serve as Co-Chief Operating Officer and Executive Vice President of New Southland following the consummation of the Business Combination. Mr. Renda is also the beneficial owner of more than 5% of the issued and outstanding membership interests of Southland, and Legato II anticipates that Mr. Renda will be the beneficial owner of more than 5% of the issued and outstanding shares of common stock of New Southland following the consummation of the Business Combination.

On November 30, 2018, Southland issued an unsecured promissory note for the principal amount of $1,196,686 to Rudy V. Renda, its Executive Vice President and co-Chief Operating Officer — Strategy and Special Projects and a manager on its board of managers (the “2018 Rudy Renda Note”). The 2018 Rudy Renda Note bears interest at a rate per annum equal to the long-term applicable federal rate with a monthly compounding period, as published by the Internal Revenue Service from time to time, or, if greater, the minimum rate of interest necessary under applicable law to avoid the existence of a taxable benefit to Mr. Renda in respect of the amount of interest payable thereunder. Interest under the 2018 Rudy Renda Note is due and payable annually on December 31st of each year as it accrues. There are no installment payments of principal due under the 2018 Rudy Renda Note prior to maturity, and the unpaid principal thereunder, together with outstanding accrued interest, shall become due and payable on November 30, 2023. Southland has not made any payments of principal under the 2018 Rudy Renda Note. As of June 30, 2022, the aggregate principal amount outstanding under the 2018 Rudy Renda Note was $1,196,686, and the aggregate outstanding accrued interest thereunder was $89,667. Legato II anticipates that Mr. Renda will serve as Co-Chief Operating Officer and Executive Vice President of New Southland following the consummation of the Business Combination. Mr. Renda is also the beneficial owner of more than 5% of the issued and outstanding membership interests of Southland, and Legato II anticipates that Mr. Renda will be the beneficial owner of more than 5% of the issued and outstanding shares of common stock of New Southland following the consummation of the Business Combination.

On March 22, 2019, Southland loaned the principal amount of $2,143,892 to Tim Winn, its Executive Vice President and co-Chief Operating Officer and a manager on its board of managers (the “Winn Loan”). The Winn Loan was not documented via a written loan agreement or promissory note and bears no interest. The Winn Loan shall become due and payable on March 22, 2029. As of June 30, 2022, the aggregate principal amount outstanding under the Winn Loan was $2,143,892. Mr. Winn intends repay the Winn Loan in full prior to the consummation of the Business Combination. Legato II anticipates that Mr. Winn will serve as Executive Vice President and co-Chief Operating Officer and as a director of New Southland following the consummation of the Business Combination. Mr. Winn is also the beneficial owner of more than 5% of the issued and outstanding membership interests of Southland, and Legato II anticipates that Mr. Winn will be the beneficial owner of more than 5% of the issued and outstanding shares of common stock of New Southland following the consummation of the Business Combination.

Certain Relationships and Related Party Transactions — Legato II

Common Stock

In July 2021, Legato II issued an aggregate of 5,750,500 founder shares of Common Stock to the Initial Stockholders for an aggregate purchase price of $25,000 in cash, or approximately $0.005 per founder share. In November 2021, Legato II effected a dividend of 0.2 shares for each outstanding share, resulting in the Initial Stockholders holding 6,900,000 founder shares.

In August 2021, Legato II also issued to designees of EBC an aggregate of 240,000 EBC founder shares (after giving effect to the dividend effected in November 2021 described above) at a price of $0.0001 per share.

Private Placement Units

Simultaneously with the consummation of the IPO, Legato II consummated the private placement of 1,171,000 Private Placement Units at a price of $10.00 per Private Placement Unit, generating total proceeds of $11,710,000. The issuances of the Private Placement Units were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The Private Placement Units were purchased by Legato II’s Initial Stockholders and EBC. The Private Placement Units are identical to the Units sold in the IPO. The Initial Stockholders have agreed not to transfer, assign or sell any of the Private Placement Units, Warrants or Common Stock underlying the Private Placement Units, and the Common Stock into which the Warrants underlying the Private Placement Units are exercisable (except to certain transferees), until 30 days after the completion of Legato II’s initial business combination.

Related Party Loans

On August 23, 2021, Eric Rosenfeld, Legato II’s Chief SPAC Officer, issued a $65,000 principal amount unsecured promissory note to Legato II. The note was non-interest bearing and became payable on the consummation of the IPO. Such note balance was settled on November 26, 2021, shortly after the consummation of the IPO. The facility is no longer available.

On November 5, 2021, Mr. Rosenfeld issued a $31,500 principal amount unsecured promissory note to Legato II. The note was non-interest bearing and became payable on the consummation of the IPO. Such note balance was settled on November 26, 2021, shortly after the consummation of the IPO. The facility is no longer available.

No related party loans are currently outstanding.

Working Capital Loans

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Initial Stockholders and Legato II’s officers and directors and their affiliates may, but are not obligated to, loan Legato II funds as may be required (the “Working Capital Loans”). Up to $1.5 million of such Working Capital Loans may be convertible into units of the post-business combination entity at a price of $10.00 per unit at the option of the lender. Such units would be identical to the Private Placement Units.

There are no working capital loans currently outstanding.

Policies and Procedures for Legato II’s Related Party Transactions

Legato II’s code of ethics, which was adopted upon consummation of the IPO, requires Legato II to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) Legato II or any subsidiary is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Legato II also requires each director and executive officer to annually complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

Legato II’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent Legato II enters into such transactions. All ongoing and future transactions between Legato II and any officer or director or their respective affiliates will be on terms believed by Legato II to be no less favorable to Legato II than are available from unaffiliated third parties. Such transactions will require prior approval by the audit committee and a majority of Legato II’s uninterested “independent” directors, or the members of Legato II’s board who do not have an interest in the transaction, in either case who had access, at Legato II’s expense, to Legato II’s attorneys or independent legal counsel. Legato II will not enter into any such transaction unless the audit committee and a majority of the disinterested “independent” directors determine that the terms of such transaction are no less favorable to Legato II than those that would be available with respect to such a transaction from unaffiliated third parties.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

DESCRIPTION OF NEW SOUTHLAND CAPITAL STOCK

As a result of the Merger, Southland Members who receive shares of New Southland Common Stock in the Business Combination will become stockholders of New Southland. Your rights as New Southland Members will be governed by Delaware law and New Southland’s Proposed Charter and Amended and Restated Bylaws. The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the applicable provisions of Delaware law and New Southland’s Proposed Charter and Amended and Restated Bylaws carefully and in their entirety because they describe your rights as a holder of shares of New Southland Common Stock.

Authorized Capital Stock

The Proposed Charter authorizes the issuance of 550 million shares of capital stock, consisting of (i) 500 million shares of New Southland Common Stock and (ii) 50 million shares of preferred stock, par value $0.0001 per share.

Common Stock

The Proposed Charter provides that New Southland will have one class of common stock, New Southland Common Stock, par value $0.0001 per share.

Preferred Stock

The Proposed Charter provides that shares of preferred stock may be issued from time to time in one or more series. The board of directors of New Southland will be authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The New Southland board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the New Southland Common Stock and could have anti-takeover effects. The ability of board of directors of New Southland to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

●	the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

●	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

●	the restrictions, if any, on the issue or reissue of any additional preferred stock; and

●	any other relative rights, preferences and limitations of that series.

Legato II Warrants

Outstanding Warrants of Legato II will continue to be outstanding after the consummation of the Business Combination and will be exercisable for one share of New Southland Common Stock. The Warrants were issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, as warrant agent, and Legato II. You should review a copy of the warrant agreement for a complete description of the terms and conditions applicable to the Warrants. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by a majority of the then outstanding Warrants.

Public Warrants

Each whole Warrant entitles the registered holder to purchase one share of our New Southland Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination, except as described below. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of New Southland Common Stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. The warrants will expire five years after the completion of the Merger, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

At the time of its IPO, Legato II agreed that as soon as practicable, it will use its reasonable best efforts to file, and within 90 days following its initial business combination (such as the Business Combination would constitute) to have declared effective, a registration statement under the Securities Act covering the issuance of the shares of Legato II Common Stock issuable upon exercise of the Public Warrants. Accordingly, New Southland will use its reasonable best efforts to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of New Southland Common Stock until the warrants expire or are redeemed.

No Public Warrants will be exercisable for cash unless New Southland has an effective and current registration statement covering the issuance of the shares of New Southland Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to such shares of New Southland Common Stock. It is New Southland’s current intention to have an effective and current registration statement covering the issuance of the shares of New Southland Common stock issuable upon exercise of the Public Warrants and a current prospectus relating to such shares of New Southland Common Stock in effect promptly following consummation of an initial business combination such as the Business Combination. Notwithstanding the foregoing, if a registration statement covering the issuance of the shares of New Southland Common Stock issuable upon exercise of the Public Warrants is not effective within 90 days following the consummation of the Business Combination, holders of Public Warrants may, until such time as there is such an effective registration statement and during any period when New Southland shall have failed to maintain such an effective registration statement, exercise Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of New Southland Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Southland Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the fair market value (as defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of New Southland Common Stock for the 10 trading days ending on the trading day prior to the date of exercise.

In addition, if (x) New Southland issues additional shares of New Southland Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination would constitute, at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by New Southland’s board of directors and, in the case of any such issuance to Legato II’s Initial Stockholders or their affiliates, without taking into account any founders’ shares held by Legato II’s Initial Stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the Closing Date (net of redemptions), and (z) the volume weighted average trading price of shares of New Southland Common Stock during the 20-trading-day period starting on the trading day prior to the Closing Date (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

Redemption of Warrants. Once the Warrants become exercisable, New Southland may redeem the outstanding Warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder;

●	if, and only if, the last reported sale price of the New Southland Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading-day period commencing once the Warrants become exercisable and ending on the third trading day prior to the date on which New Southland sends the notice of redemption to the warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the issuance of the shares of New Southland Common Stock underlying such Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

New Southland does not intend to take any steps to notify holders of Warrants that such Warrants have become eligible for redemption except if it actually seeks to redeem the Warrants. In order to redeem the Warrants, New Southland must provide 30 days’ prior written notice of redemption to each Warrant holder and have a current registration statement in effect with respect to the shares of New Southland Common Stock underlying such Warrants. If the foregoing conditions are satisfied and New Southland issues a notice of redemption, each Warrant holder can exercise his, her or its Warrant prior to the scheduled redemption date in accordance with the above. However, the price of the shares of Legato II Common Stock may fall below the $18.00 trigger price (as adjusted) as well as the $11.50 warrant exercise price (as adjusted) after the redemption notice is issued.

The redemption criteria for have been established at a price which is intended to provide Warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants.

If New Southland calls the warrants for redemption as described above, New Southland’s management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of New Southland Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Southland Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the fair market value by (y) the fair market value, as described above.

Exercise Limitations. A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of New Southland Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding shares of New Southland Common Stock is increased by a stock dividend payable in shares of New Southland Common Stock, or by a split-up of shares of New Southland Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of New Southland Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of New Southland Common Stock.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of New Southland Common Stock on account of such shares of New Southland Common Stock (or other shares of our capital stock into which the Warrants are convertible), then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Southland Common Stock in respect of such event; provided, however, that the following would trigger an such an adjustment: (a) the anti-dilution adjustments described above with respect to stock dividends, split-ups and similar events; (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the New Southland Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 per share (taking into account all of the outstanding shares of New Southland Common Stock at such time (whether or not any shareholders waived their right to receive such dividend) and as adjusted to appropriately to reflect any of the events referred to herein and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of New Southland Common Stock issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50; or (c) any payment to satisfy the conversion rights of the holders of the shares of New Southland Common Stock in connection with the Business Combination or certain amendments to the Existing Charter.

If the number of outstanding shares of New Southland Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of New Southland Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of New Southland Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New Southland Common Stock.

Whenever the number of shares of New Southland Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Southland Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New Southland Common Stock so purchasable immediately thereafter.

The Warrant holders do not have the rights or privileges of holders of New Southland Common Stock or any voting rights until they exercise their warrants and receive shares of New Southland Common Stock. After the issuance of shares of New Southland Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share of New Southland Common Stock held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number of shares of New Southland Common Stock to be issued to the warrant holder.

Private Placement Warrants

The Private Placement Warrants (including the Warrants that may be issued upon conversion of working capital loans and the New Southland Common Stock issuable upon exercise of such Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except to certain permitted transferees, each of which will be subject to the same transfer restrictions). Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period.

Each Unit outstanding prior to the Business Combination consists of one share of Common Stock and one-half of one Warrant, each as detailed above. Upon consummation of the Business Combination, Units will automatically split into their respective Common Stock and Warrant.

Dividends

Under the Proposed Charter, holders of New Southland Common Stock are entitled to receive ratable dividends, if any, as may be declared from time-to-time by the New Southland Board out of legally available assets or funds. Other than the dividend that may be paid to the Southland members relating to the $50 million Merger Cash Consideration under the Merger Agreement, there are no current plans to pay cash dividends on New Southland Common Stock for the foreseeable future.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Proposed Charter, the holders of New Southland Common Stock will possess all voting power for the election of our directors and all other matters requiring stockholder action and are entitled or will be entitled, as applicable, to one vote per share on matters to be voted on by stockholders. Subject to certain limited exceptions, the holders of New Southland Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of New Southland Common Stock under the Proposed Charter.

Preemptive or Other Rights

The Proposed Charter does not provide for any preemptive or other similar rights.

Election of Directors

Legato II’s Board currently consists of eight directors.

Following the completion of the Business Combination, the size of the Board will be decreased to seven directors, as discussed in greater detail in “Proposal No. 3 — The Director Election Proposal” and “Management of New Southland After the Business Combination”. The Proposed Charter provides that the board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of New Southland’s board of directors.

Under the Proposed Charter, directors are elected by a plurality voting standard, whereby each of our stockholders may not give more than one vote per share towards any one director nominee.

Annual Stockholder Meetings

The Proposed Charter will provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by New Southland’s board of directors. To the extent permitted under applicable law, New Southland may conduct meetings by means of remote communication.

Stockholders’ Derivative Actions

Under the DGCL, any of New Southland’s stockholders may bring an action in New Southland’s name to procure a judgment in New Southland’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of New Southland’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Conflicts of Interest; Corporate Opportunity

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Proposed Charter provides that, to the maximum extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to New Southland or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Proposed Charter or in the future, and further provides that New Southland will renounce any expectancy that any of the directors or officers of New Southland will offer any such corporate opportunity of which he or she may become aware to New Southland, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of New Southland.

Limitations on Liability and Indemnification of Officers and Directors

Limitation of Liability; Indemnification

The Existing Charter and Existing Bylaws provide that that a director of Legato II shall not be personally liable to Legato II or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Legato II or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The Existing Charter and Existing Bylaws further provide that Legato II shall indemnify all persons whom it may indemnify to the full extent permitted by Section 145 of the DGCL, as amended from time to time. Pursuant to the Existing Charter and Existing Bylaws, Legato II has entered into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Existing Charter and Existing Bylaws.

The Proposed Charter will provide that to the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of New Southland shall be personally liable to New Southland or its stockholders for monetary damages for breach of fiduciary duty as a director. The Amended and Restated Bylaws will also provide that New Southland will indemnify and hold harmless to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of New Southland or, while a director or officer of New Southland, is or was serving at the request of New Southland as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such person. It is the intention of Southland and Legato II that New Southland will enter into indemnification agreements with the proposed directors and officers of New Southland substantially concurrent with the consummation of the proposed Business Combination.

Insurance Coverage

The Existing Bylaws further provide that Legato II shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Legato II, or is or was serving at the request of Legato II as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Legato II would have the power to indemnify him against such liability under the provisions of the Existing Bylaws. Legato II has purchased a policy of directors’ and officers’ liability insurance that insures Legato II officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures Legato II against its obligations to indemnify its officers and directors.

The Amended and Restated Bylaws will provide that New Southland may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of New Southland, or is or was serving at the request of New Southland as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not New Southland would have the power to indemnify him or her against such liability under the provisions of the DGCL. In connection with the consummation of the Business Combination, each of Legato II and New Southland will purchase a tail policy with respect to liability coverage for the benefit of their current officers and directors for a period of no less than six years following the Closing.

These provisions may discourage current shareholders and future stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders and stockholders. Furthermore, a shareholder’s or stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

Legato II believes that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws

New Southland’s Proposed Charter and Amended and Restated Bylaws will contain, and the DGCL contains, provisions as summarized in the following paragraphs that are intended to enhance the likelihood of continuity and stability in the composition of New Southland’s board of directors. These provisions are intended to avoid costly takeover battles, reduce New Southland’s vulnerability to a hostile change of control and enhance the ability of New Southland’s board of directors to maximize stockholder value in connection with any unsolicited offer to acquire New Southland. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of New Southland by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of New Southland Common Stock held by stockholders.

Classified Board of Directors

The Proposed Charter provides that New Southland’s board of directors will be continue to be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of New Southland’s board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of New Southland’s board of directors.

Authorized but Unissued Shares

The authorized but unissued shares of New Southland common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of New Southland by means of a proxy contest, tender offer, merger or otherwise.

Forum Selection Clause

The Proposed Charter will provide that unless New Southland consents in in writing to the selection of an alternative forum, (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act, to the fullest extent permitted by law, shall be the federal district courts of the U.S.; however, this provision will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. For purposes of this provision, “internal corporate claims” means claims, including claims in the right of New Southland that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery.

Advance Notice of Director Nominations and New Business

The Existing Bylaws state that in order for a stockholder of Legato II to propose nominations of candidates to be elected as directors or any other proper business to be considered by stockholders at the annual meeting, such stockholder must, among other things, provide notice thereof in writing to the Secretary at the principal executive offices of Legato II not less than sixty (60) days nor more than ninety (90) days prior to the meeting (provided that in the event that less than seventy (70) days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice must be delivered no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs). Such notice must contain, among other things, certain information about the stockholder giving the notice (and the beneficial owner, if any, on whose behalf the nomination or proposal is made) and certain information about any nominee or other proposed business.

The Amended and Restated Bylaws state that in order for a stockholder of New Southland to propose nominations of candidates to be elected as directors or any other proper business to be considered by stockholders at the annual meeting, such stockholder must, among other things, provide notice thereof in writing to the Secretary at the principal executive offices of New Southland not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided however that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held the preceding year, notice must be delivered no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of such meeting is first made by New Southland. Such notice must contain, among other things, certain information about the stockholder giving the notice (and the beneficial owner, if any, on whose behalf the nomination or proposal is made) and certain information about any nominee or other proposed business.

Listing of Securities

We intend to apply for the listing upon the closing of the Business Combination of New Southland Common Stock and Warrants on Nasdaq under the symbols “____” and “____,” respectively.

EXPERTS

The financial statements of Legato II as of December 31, 2021, and for the year then ended, included in this proxy statement/prospectus, have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report which is included herein. Such financial statements have been included herein in reliance on the report of such firm given (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern) upon their authority as experts in accounting and auditing.

The audited consolidated financial statements of Southland Holdings, LLC included in this proxy statement/prospectus have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The legality of shares of New Southland Common Stock offered by this proxy statement/prospectus will be passed upon for Legato II by Graubard Miller.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Legato II board of directors does not know of any matters that will be presented for consideration at the Annual Meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the Annual Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

APPRAISAL RIGHTS

Holders of Existing Southland Membership Interests are not entitled to appraisal rights in connection with the Business Combination under Texas law.

Holders of Legato II Common Stock are not entitled to appraisal rights in connection with the Business Combination under Delaware law.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Legato II and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, Legato II will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that Legato II deliver single copies of such documents in the future. Stockholders may notify Legato II of their requests by calling or writing Legato II at its principal executive offices, 777 Third Avenue, 37th Floor, New York, New York 10017, telephone (212) 319-7676. Following the Business Combination, such requests should be made by calling or writing New Southland at its principal executive offices, 1100 Kubota Drive, Grapevine, Texas 76051, telephone (817) 293-4263.

WHERE YOU CAN FIND MORE INFORMATION

Legato II has filed this proxy statement/prospectus as part of a registration statement on Form S-4 with the SEC under the Securities Act. The registration statement contains exhibits and other information that are not contained in this proxy statement/prospectus. The descriptions in this proxy statement/prospectus of the provisions of documents filed as exhibits to the registration statement are only summaries of those documents’ material terms. You may read copies of such documents, along with copies of reports, proxy statements and other information filed by Legato II with the SEC at the SEC’s website: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant document or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Legato II has been supplied by Legato II, and all such information relating to Southland has been supplied by Southland. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact MacKenzie Partners Inc., Legato II’s proxy solicitor, via phone or in writing, as follows:

MacKenzie Partners Inc.

1407 Broadway, 27th Floor

New York, NY 10018

Tel: (800) 322-2885

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Legato Merger Corp. II

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Legato Merger Corp. II (the “Company”) as of December 31, 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for the period from July 14, 2021 (inception) through December 31, 2021 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from July 14, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

New York, New York

March 17, 2022

PCAOB ID Number 100

LEGATO MERGER CORP. II
BALANCE SHEET
DECEMBER 31, 2021

ASSETS

Current assets:
Cash	$1,100,031
Prepaid expenses	416,012
Total current assets	1,516,043
Cash held in Trust Account	280,164,163
Total assets	$281,680,206

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable and accrued expenses	$5,719
Franchise tax payable	77,582
Total current liabilities	83,301
Deferred underwriting commissions	9,660,000
Total liabilities	9,743,301

Commitments and contingencies
Common stock subject to possible redemption, $0.0001 par value; 50,000,000 shares authorized, 27,600,000 shares at redemption value at $10.15 per share	280,140,000

Stockholders’ deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding
Common stock, $0.0001 par value; 50,000,000 shares authorized, 8,311,000 non-redeemable shares issued and outstanding (excluding 27,600,000 shares subject to possible redemption)(1)(2)	831
Additional paid-in capital	—
Accumulated deficit	(8,203,926)
Total stockholders’ deficit	(8,203,095)
Total liabilities and stockholders’ deficit	$281,680,206

(1)	This number includes an aggregate of 900,000 shares of common stock subject to forfeiture by the initial stockholder to the extent that the underwriters’ over-allotment option is not exercised in full. (Note 7). The underwriters fully exercised their over-allotment option on November 29, 2021; as a result, 900,000 shares were no longer subject to forfeiture
(2)	On November 22, 2021, the Company effected a stock dividend of 0.2 shares for each outstanding, resulting in 6,900,000 founders shares and 240,000 representative shares, totaling 7,140,000 shares issued and outstanding (Note 7).

The accompanying notes are an integral part of these financial statements.

LEGATO MERGER CORP. II
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JULY 14, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

General and administrative costs	$162,602
Loss from operations	(162,602)

Other income:
Investment income on Trust Account	24,163
Income before income tax provision	(138,439)

Net loss	$(138,439)

Weighted average shares outstanding of common stock, basic and diluted-Public Shares(1)(2)	6,260,292
Basic and diluted net loss per share, Public Shares	$(0.01)
Weighted average shares outstanding of common stock, basic and diluted-Founders Shares(1)	6,413,684
Basic and diluted net loss per share, Founders Shares	$(0.01)

(1)	This number includes an aggregate of 900,000 shares of common stock subject to forfeiture by the initial stockholder to the extent that the underwriters’ over-allotment option is not exercised in full (Note 7). The underwriters fully exercised their over-allotment option on November 29, 2021; as a result, 900,000 shares were no longer subject to forfeiture.
(2)	On November 22, 2021, the Company effected a stock dividend of 0.2 shares for each outstanding, resulting in 6,900,000 founders shares and 240,000 representative shares, totaling 7,140,000 shares issued and outstanding (Note 7).

The accompanying notes are an integral part of these financial statements.

LEGATO MERGER CORP. II
STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE PERIOD FROM JULY 14, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Common Stock		Additional Paid-In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance at July 14, 2021 (inception)	—	$—	$—	$—	$—
Common shares issued to initial stockholders(1)(2)	6,900,000	690	24,310	—	25,000
Issuance of Representative Shares(2)	240,000	24	846	—	870
Sale of private placement units	1,171,000	117	11,709,883	—	11,710,000
Initial classification of warrants included in the units sold in the Initial Public Offering	—	—	12,834,000	—	12,834,000
Common stock Accretion to redemption value	—	—	(24,569,039)	(8,065,487)	(32,634,526)
Net loss	—	—	—	(138,439)	(138,439)
Balance at December 31, 2021	8,311,000	$831	$—	$(8,203,926)	$(8,203,095)

(1)	This number includes an aggregate of 900,000 shares of common stock subject to forfeiture by the initial stockholder to the extent that the underwriters’ over-allotment option is not exercised in full (Note 7). The underwriters fully exercised their over-allotment option on November 29, 2021; as a result, 900,000 shares were no longer subject to forfeiture.
(2)	On November 22, 2021, the Company effected a stock dividend of 0.2 shares for each outstanding, resulting in 6,900,000 founders shares and 240,000 representative shares, totaling 7,140,000 shares issued and outstanding (Note 7).

The accompanying notes are an integral part of these financial statements.

LEGATO MERGER CORP. II
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JULY 14, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

Cash flow from operating activities
Net loss	$(138,439)
Adjustments to reconcile net income to net cash used in operating activities:
Investment income on Trust Account	(24,163)
Changes in operating assets and liabilities:
Prepaid expenses	(416,012)
Accounts payable	5,719
Franchise tax payable	77,582
Net cash used in operating activities	(495,313)

Cash flow from investing activities
Cash deposited in Trust Account	(280,140,000)
Net cash used in investing activities	(280,140,000)

Cash flows from financing activities
Note payable- related party	96,500
Repayment of note payable related party	(96,500)
Issuance of common stock to initial shareholders	25,000
Issuance of representative shares	870
Payment of offering costs associated with initial public offerings	(6,000,526)
Sale of units in initial public offering	276,000,000
Proceeds from private placement units	11,710,000
Net cash provided by financing activities	281,735,344

Net increase in cash and cash equivalents	1,100,031
Cash at beginning of period	—
Cash at end of period	$1,100,031

Supplemental disclosure of non-cash financing activities:
Deferred underwriting commissions	$9,660,000
Accretion of carrying value to redemption value	$32,634,526

The accompanying notes are an integral part of these financial statements.

LEGATO MERGER CORP. II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

Note 1 — Organization and Plan of Business Operations

Legato Merger Corp. II (the “Company”) was incorporated in Delaware on July 14, 2021 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities (a “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, although we intend to initially focus on target businesses in the infrastructure, engineering and construction, industrial and renewables industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

All activity through December 31, 2021 relates to the Company’s formation, the initial public offering described below and thereafter the search for a target business with which to consummate a Business Combination. The Company has selected December 31 as its fiscal year-end. The registration statement for the Company’s Initial Public Offering was declared effective on November 22, 2021. On November 24, 2021 the Company consummated the initial public offering of 24,000,000 units at $10.00 per Unit, generating gross proceeds of $240,000,000 which is described in Note 3, (“Public Offering”). Simultaneously with the closing of the Public Offering, the Company consummated the sale of 1,045,500 units, at a price of $10.00 per unit in a private placement to certain holders of the Company’s founder shares (“Initial Stockholders”) and EarlyBirdCapital, Inc., the representative of the underwriters in the Public Offering (“EBC”), generating gross proceeds of $10,450,000 (“Private Units”), which is described in Note 4. Transaction costs amounted to $13,680,526, consisting of $4,800,000 in underwriting fees, $8,400,000 of deferred underwriting fees and $480,526 of other offering costs. On November 29, 2021, the underwriters exercised their over-allotment option in full to purchase an additional 3,600,000 Units. As a result, on December 1, 2021, the Company sold an additional 3,600,000 Units at $10.00 per Unit for an aggregate amount of $36,000,000. In connection with the underwriters’ exercise of their over-allotment option, the Company also consummated the sale of an additional 126,000 private units at $10.00 per unit, generating total proceeds of $1,260,000. Transaction costs associated with the underwriters’ full exercise of their over-allotment option amounted to $15,660,526, consisting of $5,520,000 in cash underwriting fees and $9,660,000 of deferred underwriting fees. A total of $36,540,000 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $280,140,000.

Following the closing of the Public Offering, the over-allotment and the private placement, $280,140,000 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Public Offering and the sale of the Placement Units was placed in a trust account (the “Trust Account”) and will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination; (ii) the redemption of any Public Shares in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if it does not complete an initial Business Combination within 15 months from the consummation of the Public Offering (or 18 months from the closing of the Public Offering if the Company has executed a definitive agreement for a Business Combination within such 15-month period) (the “Combination Period”); or (iii) the distribution of the Trust Account, as described below, except that interest earned on the Trust Account can be released to pay the Company’s tax obligations, if the Company is unable to complete an initial Business Combination within the Combination Period or upon any earlier liquidation of the Company. The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Public Offering and Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less taxes payable) at the time of the signing a definitive agreement in connection with a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company

LEGATO MERGER CORP. II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

Note 1 — Organization and Plan of Business Operations (cont.)

owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then on deposit in the Trust Account (initially approximately $10.15 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s officers, directors and initial stockholders (the “Insiders”) have agreed to vote their Founder Shares (as defined in Note 5), the shares of common stock included in the Placement Units (the “Placement Shares”) and any Public Shares held by them in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

The Company will also provide its stockholders with the opportunity to redeem all or a portion of their Public Shares in connection with any stockholder vote to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of Public Shares if it does not complete an initial Business Combination within the Combination Period. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially approximately $10.15 per share, plus any pro rata interest earned on the funds held in the Trust Account, net of taxes payable). There will be no redemption rights with respect to the Company’s warrants in connection with such a stockholder vote to approve such an amendment to the Company’s Amended and Restated Certificate of Incorporation.

The Company will have until the expiration of the Combination Period to consummate its initial Business Combination. If the Company is unable to consummate a Business Combination within the Combination Period and stockholders do not otherwise extend the Combination Period by approving an amendment to the Company’s Amended and Restated Certificate of Incorporation, the Company will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the Trust Account not previously released to the Company to pay its tax obligations and up to $100,000 of interest to pay dissolution expenses, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and; (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law

LEGATO MERGER CORP. II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

Note 1 — Organization and Plan of Business Operations (cont.)

to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Insiders have agreed to waive their redemption rights with respect to any Founder Shares and Placement Shares, as applicable, (i) in connection with the consummation of a Business Combination, (ii) in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to allow redemption as provided in its charter, and (iii) if the Company fails to consummate a Business Combination within the Combination Period. The Insiders have also agreed to waive their redemption rights with respect to any Public Shares held by them in connection with the consummation of a Business Combination and in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation as described above. However, the Insiders will be entitled to redemption rights with respect to Public Shares if the Company fails to consummate a Business Combination or liquidates within the Combination Period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Initial Public Offering. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers (except our independent registered public accounting firm), prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. Crescendo Advisors, LLC, an entity affiliated with Mr. Rosenfeld, the Company’s Chief SPAC Officer, has agreed that it will be liable to ensure that the proceeds in the trust account are not reduced below $10.15 per share by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us. However, we have not independently verified whether Crescendo Advisors LLC has sufficient funds to satisfy its indemnity obligations, we have not asked it to reserve for such obligations and we do not believe it has any significant liquid assets.

Liquidity and Capital Resources

As of December 31, 2021, the Company had $1,100,031 in cash, and a working capital balance of $1,432,742.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from our initial stockholder exchange for issuance of Founder Shares (as defined in Note 5), and loan proceeds from Eric Rosenfeld, the Company’s Chief SPAC Officer, of $65,000 under the Note (as defined in Note 5). The Note balance was settled on November 26, 2021, shortly after the consummation of the Initial Public Offering. The facility is no longer available. Subsequent to the consummation of the Public Offering, the Company’s liquidity has been satisfied through the net proceeds held outside of the Trust Account.

We intend to use substantially all of the funds held in the Trust Account (excluding deferred underwriting commissions and interest to pay taxes) to acquire a target business or businesses and to pay our expenses relating thereto. To the extent that our common stock is used in whole or in part as consideration to affect our Business Combination, the remaining proceeds held in the Trust Account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business or businesses.

Until the consummation of a Business Combination, the Company will be using funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination. If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to a Business Combination. Moreover, the Company may need to obtain additional financing either to complete a Business Combination or because it becomes obligated to redeem a

LEGATO MERGER CORP. II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

Note 1 — Organization and Plan of Business Operations (cont.)

significant number of its public shares upon completion of a Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. In order to finance transaction costs in connection with a Business Combination, our officers, directors and initial stockholders and their affiliates may, but are not obligated to, loan us funds as may be required. If the Company completes a Business Combination, the Company would repay such loaned amounts. In the event that a Business Combination does not close, the Company may use any funds available to it outside of the Trust Account to repay any such loaned amounts.

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a potential transaction. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

LEGATO MERGER CORP. II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

Note 2 — Summary of Significant Accounting Policies (cont.)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The company considers all short-term investments with an original maturity of three months or less when purchased to be a cash equivalent. The Company had no cash equivalents as of December 31, 2021.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in investment income on Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of our balance sheets.

We recognize changes in redemption value as they occur and adjust the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount. The change in the carrying value of redeemable shares of common stock resulted in charges against additional paid-in capital and accumulated deficit.

Offering Costs

The Company complies with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 340-10-S99-1. Offering costs consist of legal, accounting, underwriting fees and other costs incurred that directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to the total proceeds received. Upon the completion of the Initial Public Offering, costs associated with the common stock issued were charged against their carrying value. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

LEGATO MERGER CORP. II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

Note 2 — Summary of Significant Accounting Policies (cont.)

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The Company is subject to income tax examinations by major taxing authorities since inception. Deferred tax assets were deemed de minimis as of December 31, 2021.

Net Loss per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income per share is computed by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding for the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 27,600,000 shares of Public Shares in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per share is the same as basic earnings per share for the periods.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	FOR THE PERIOD FROM JULY 14, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021
	Public Shares (basic and diluted)	Founders Shares (basic and diluted)
Basic and diluted net loss per common share
Numerator:
Allocation of net loss as adjusted	$(68,381)	$(70,057)
Denominator:
Basic weighted average shares outstanding	6,260,292	6,413,684
Basic and diluted net loss per common share	$(0.01)	$(0.01)

LEGATO MERGER CORP. II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

Note 2 — Summary of Significant Accounting Policies (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets and liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’ Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’ Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on July 14, 2021 (inception) using a modified retrospective method for transition. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Accounting for Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in FASB ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”), and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment

LEGATO MERGER CORP. II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

Note 2 — Summary of Significant Accounting Policies (cont.)

considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the instruments are outstanding. The Company has concluded that the Public Warrants and Private Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

Note 3 — Initial Public Offering

Pursuant to the Public Offering, on November 24, 2021, the Company sold 24,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

On December 1, 2021, the Company consummated the closing of the sale of an additional 3,600,000 Units (“Option Units”) at $10.00 per Option Unit pursuant to the underwriters’ exercise in full of their over-allotment option, generating gross proceeds of $36,000,000.

Note 4 — Private Placement

Simultaneously with the Public Offering, the initial stockholders and EBC purchased an aggregate of 1,045,000 Private Units, at $10.00 per Private Unit for a total purchase price of $10,450,000. Each Private Unit consists of one share of common stock or “private share,” and one-half of one warrant or “private warrant”. The proceeds from the Private Units were added to the proceeds from the Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the required time period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the private warrants.

On December 1, 2021, the Company also consummated the closing of the sale of an additional 126,000 Private Units at $10.00 per Private Unit, generating gross proceeds of $1,260,000, to the original purchasers of the Private Units in respect of their obligation to purchase such additional Private Units upon the exercise of the underwriters’ over-allotment option.

Note 5 — Related Party Transactions

Founders Shares

In July 2021, the Company issued an aggregate of 5,750,000 shares of common stock (the “Founder Shares”) for an aggregate purchase price of $25,000. On November 22, 2021, the Company effected a stock dividend of 0.2 shares for each share outstanding, resulting in 6,900,000 Founder Shares and 240,000 representative shares, totaling 7,140,000 being issued and outstanding. The Founder Shares include an aggregate of up to 900,000 shares subject to forfeiture by the holders to the extent that the over-allotment is not exercised in full or in part, so that the holders will collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the initial stockholders do not purchase any Public Shares in the Public Offering and excluding the Representative Shares (as defined in Note 7)). On December 1, 2021, the underwriters fully exercised their over-allotment option. As a result of the underwriters’ election to fully exercise their over-allotment option, a total of 900,000 Founder Shares are no longer subject to forfeiture.

LEGATO MERGER CORP. II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

Note 5 — Related Party Transactions (cont.)

The holders of the Founder Shares have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until (i) the earlier of 180 days after the completion of a Business Combination and the date on which the closing price of the common shares equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination and (ii) if, subsequent to a Business Combination, the Company completes a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their ordinary shares for cash, securities or other property.

Administrative Service Fee

The Company presently occupies office space provided by an entity controlled by Crescendo Advisors II, LLC. Such entity agreed that until the Company consummates a Business Combination, it will make such office space, as well as general and administrative services including utilities and administrative support, available to the Company as may be required by the Company from time to time. The Company has agreed to pay an aggregate of $15,000 per month to Crescendo Advisors II, LLC, an entity controlled by a related party, for such services commencing on the effective date of the Public Offering. $19,500 has been paid as of December 31, 2021.

Note — Related Party

On August 23, 2021, Eric Rosenfeld, the Company’s Chief SPAC Officer, issued a $65,000 principal amount unsecured promissory note to the Company. The note is non-interest bearing and became payable on the consummation of the Initial Public Offering. Due to the short-term nature of the note, the fair value of the note approximates the carrying amount. The Note balance was settled on November 26, 2021, shortly after the consummation of the Initial Public Offering. The facility is no longer available.

On November 5, 2021, Eric Rosenfeld, the Company’s Chief SPAC Officer, issued a $31,500 principal amount unsecured promissory note to the Company. The note is non-interest bearing and became payable on the consummation of the Public Offering. Due to the short-term nature of the note, the fair value of the note approximates the carrying amount. The Note balance was settled on November 26, 2021, shortly after the consummation of the Initial Public Offering. The facility is no longer available.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Initial Shareholders, the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of a Business Combination, without interest. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2021, no Working Capital Loans were outstanding.

LEGATO MERGER CORP. II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

Note 6 — Commitments and Contingencies

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

Registration Rights

The holders of the founders’ shares and representative shares issued and outstanding on the date of Public Offering, as well as the holders of the private units and any units our initial stockholders, officers, directors or their affiliates may be issued in payment of working capital loans made to us (and all underlying securities), are entitled to registration rights pursuant to an agreement signed on the effective date of the Public Offering. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the founders’ shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the representative shares, private units and units issued to our initial stockholders, officers, directors or their affiliates in payment of working capital loans made to us (or underlying securities) can elect to exercise these registration rights at any time after we consummate a business combination. Notwithstanding anything to the contrary, EBC may only make a demand on one occasion and only during the five-year period beginning on the effective date of the registration statement of which this prospectus forms a part. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of a business combination; provided, however, that EBC may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the registration statement of which this prospectus forms a part. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of 2.00% of the gross proceeds of the Public Offering, or $4,800,000 upon the closing of the Proposed Public Offering.

The underwriters are also entitled to a deferred underwriting commission of 3.50% of the gross proceeds of the Initial Public Offering.

On November 29, 2021, the underwriters exercised their over-allotment option in full to purchase an additional 3,600,000 Units. As a result, on December 1, 2021, the Company sold an additional 3,600,000 Units at $10.00 per Unit for an aggregate amount of $36,000,000. In connection with the underwriters’ exercise of their over-allotment option, the Company also consummated the sale of an additional 126,000 private units at $10.00 per unit, generating total proceeds of $1,260,000. The underwriters are now entitled $5,520,000 in cash underwriting fees and $9,660,000 of deferred underwriting fees.

LEGATO MERGER CORP. II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

Note 7 — Stockholders’ Deficit

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2021, there are no shares of preferred stock issued or outstanding.

Common Stock

The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. As of December 31, 2021, 34,740,000 shares of common stock were issued and outstanding, comprised of 240,000 Representative Shares (as described below), 6,900,000 Founder Shares and 27,600,000 Public Shares. All 27,600,000 Public Shares are subject to possible redemption and therefore classified as temporary equity. On November 22, 2021, the Company effected a stock dividend of 0.2 shares for each share outstanding, resulting in 6,900,000 Founder Shares and 240,000 Representative Shares being issued and outstanding.

All of the Founder Shares were placed into an escrow account on the closing of the Proposed Public Offering. Subject to certain limited exceptions, these shares will not be released from escrow until the earlier of one year after the date of the consummation of an initial Business Combination and the date on which the closing price of the common stock exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of an initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Representative Shares

The Company has issued to the designees of EBC 240,000 shares of common stock (the “Representative Shares”) for a nominal consideration, paid to the Company, shortly after the IPO. The Company accounted for the Representative Shares as an offering cost of the Proposed Offering, with a corresponding credit to stockholders’ equity. The Company estimated the fair value of Representative Shares to be $870 based upon the price of the Founder Shares issued to the Initial Stockholders. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Proposed Offering pursuant to Rule 5110(e)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(e)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement related to the Proposed Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statement related to the Proposed Offering except to any underwriter and selected dealer participating in the Proposed Offering and their bona fide officers or partners.

Warrants

As of December 31, 2021, the Company has 13,800,000 Public Warrants and 585,500 Private Placement Warrants outstanding. The Public Warrants and Private Placement Warrants are identical except as described below. Warrants may only be exercised for a whole number of shares. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The Warrants will become exercisable 30 days after the completion

LEGATO MERGER CORP. II

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

Note 7 — Stockholders’ Deficit (cont.)

of a Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the issuance of the shares of common stock issuable upon exercise of the Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). The Company agreed that as soon as practicable after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the issuance of the shares of common stock issuable upon exercise of the Warrants, and use its best efforts to cause the same to become effective as soon as possible and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares until the Warrants expire or are redeemed.

The Warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Company’s initial stockholders or their affiliates, without taking into account any founders’ shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the completion of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions.

Redemption of Warrants: Once the Warrants become exercisable, the Company may redeem the outstanding warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the last reported sale price of common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30 trading day period commencing once the Warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the Warrants as described above unless an effective registration statement under the Securities Act covering the common stock issuable upon exercise of the Warrants is effective and a current prospectus relating to those of shares is available throughout the 30-day redemption period or the Company has elected to require the exercise of the warrants on a “cashless basis”.

Note 8 — Subsequent Events

The Company evaluated subsequent events and transaction that occurred up to the date the financial statements were issued. Other than as described and disclosed in these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

LEGATO MERGER CORP. II
CONSOLIDATED CONDENSED BALANCE SHEETS

	June 30, 2022	December 31, 2021
	(unaudited)
ASSETS

Current Assets:
Cash	$520,836	$1,100,031
Prepaid expenses	302,561	416,012
Total current assets	823,397	1,516,043
Investments held in Trust Account	280,457,776	280,164,163
Total assets	$281,281,173	$281,680,206

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable and accrued expenses	$1,150	$5,719
Franchise tax payable	68,917	77,582
Income taxes payable	49,650	—
Total current liabilities	119,717	83,301
Deferred underwriting commissions	9,660,000	9,660,000
Total liabilities	9,779,717	9,743,301

Commitments and contingencies
Common stock subject to possible redemption, $0.0001 par value; 50,000,000 shares authorized, 27,600,000 shares at redemption value at $10.155 and $10.15 per share as of June 30, 2022 and December 31, 2021, respectively (1)	280,295,230	280,140,000

Stockholders’ deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized, 8,311,000 non-redeemable shares issued and outstanding (excluding 27,600,000 shares subject to possible redemption) (2)	831	831
Additional paid-in capital	—	—
Accumulated deficit	(8,794,605)	(8,203,926)
Total stockholders’ deficit	(8,793,774)	(8,203,095)
Total liabilities and stockholders’ deficit	$281,281,173	$281,680,206

(1)	Total shares outstanding common stock basic and diluted-Public Shares include all shares in the public offering, as well as the private placement units, inclusive of the full exercise of the overallotment option.
(2)	Total shares outstanding of common stock, basic and diluted-Founders Shares include all Founders Shares, as well as Representative Shares, inclusive of the full exercise of the overallotment option.

The accompanying notes are an integral part of these unaudited consolidated condensed financial statements.

LEGATO MERGER CORP. II
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended June 30, 2022	For the Six Months Ended June 30, 2022
General and administrative costs	$(495,216)	$(749,695)
Loss from operations	(495,216)	(749,695)

Other income:
Investment income on Trust Account	293,122	378,596
Loss before income tax provision	(202,094)	(371,099)
Provision for income taxes	(57,000)	(64,350)

Net loss	$(259,094)	$(435,449)

Weighted average shares outstanding of common stock, basic and diluted-Public Shares(1)	28,771,000	28,771,000
Basic and diluted net loss per share, Public Shares	$(0.01)	$(0.01)
Weighted average shares outstanding of common stock, basic and diluted-Founders Shares(2)	7,140,000	7,140,000
Basic and diluted net loss per share, Founders Shares	$(0.01)	$(0.01)

(1)	Weighted average shares outstanding common stock, basic and diluted-Public Shares include all shares in the public offering, as well as the private placement units, inclusive of the full exercise of the overallotment option.
(2)	Weighted average shares outstanding of common stock, basic and diluted-Founders Shares include all Founders Shares, as well as Representative Shares, inclusive of the full exercise of the overallotment option.

The accompanying notes are an integral part of these unaudited consolidated condensed financial statements.

LEGATO MERGER CORP. II
CONSOLIDATED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(UNAUDITED)

For the Three Months Ended June 30, 2022

	Common Stock		Additional paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance at March 31, 2022 (unaudited)	8,311,000	$831	$—	$(8,380,281)	$(8,379,450)
Accretion – increase in redemption value of common stock subject to redemption	—	—	—	(155,230)	(155,230)
Net loss	—	—	—	(259,094)	(259,094)

Balance at June 30, 2022 (unaudited)	8,311,000	$831	$—	$(8,794,605)	$(8,793,774)

For the Six Months Ended June 30, 2022

	Common Stock		Additional paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2021	8,311,000	$831	$—	$(8,203,926)	$(8,203,095)
Accretion – increase in redemption value of common stock subject to redemption	—	—	—	(155,230)	(155,230)
Net loss	—	—	—	(435,449)	(435,449)

Balance at June 30, 2022 (unaudited)	8,311,000	$831	$—	$(8,794,605)	$(8,793,774)

The accompanying notes are an integral part of these unaudited consolidated condensed financial statements.

LEGATO MERGER CORP. II
CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS

(UNAUDITED)

For the Six Months Ended June 30, 2022
Cash flow from operating activities
Net loss	$(435,449)
Adjustments to reconcile net loss to net cash used in operating activities:
Investment income on Trust Account	(378,596)
Changes in operating assets and liabilities:
Prepaid expense	113,451
Accounts payable	(4,569)
Franchise tax payable	(8,665)
Income tax payable	49,650
Net cash used in operating activities	(664,178)

Cash flow from investing activities
Cash withdrawn from trust account	84,983
Net cash provided by investing activities	84,983

Net change in cash and cash equivalents	(579,195)
Cash at beginning of period	1,100,031
Cash at end of period	$520,836

The accompanying notes are an integral part of these unaudited consolidated condensed financial statements.

LEGATO MERGER CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2022

(Unaudited)

Note 1 — Organization and Plan of Business Operations

Legato Merger Corp. II (the “Company”) was incorporated in Delaware on July 14, 2021 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities (a “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, although it has focused its search on target businesses in the infrastructure, engineering and construction, industrial and renewables industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

On May 25, 2022, the Company, Legato Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Southland Holdings LLC, a Texas limited liability company (“Southland”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, upon the closing (“Closing”) of the transactions contemplated by the Merger Agreement (the “Transactions”), Merger Sub will merge with and into Southland (the “Merger”), with Southland being the surviving entity of the Merger (“Surviving Company”) and becoming a wholly owned subsidiary of the Company. In connection therewith, the members of Southland (“Southland Members”) will receive shares of common stock, par value $0.0001 per share, of the Company, cash and the right to receive certain contingent consideration in exchange for all the outstanding limited liability company membership interests of Southland (“Southland Membership Interests”). See Note 10 — Merger Agreement.

At June 30, 2022, the Company had not yet commenced any operations. All activity through June 30, 2022 relates to the Company’s formation, the public offering described below, the search for a target business with which to consummate a Business Combination and entering into the Merger Agreement with Southland. The registration statement for the Company’s Initial Public Offering was declared effective on November 22, 2021. On November 24, 2021, the Company consummated the offering of 24,000,000 units at $10.00 per Unit, generating gross proceeds of $240,000,000 which is described in Note 3 (“Initial Public Offering”). Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 1,045,500 units, at a price of $10.00 per unit in a private placement (“Private Placement”) to certain holders of the Company’s founder shares (“Initial Stockholders”) and EarlyBirdCapital, Inc., the representative of the underwriters in the Initial Public Offering (“EBC”), generating gross proceeds of $10,450,000 (“Private Units”), which is described in Note 4. Transaction costs amounted to $13,680,526, consisting of $4,800,000 in underwriting fees, $8,400,000 of deferred underwriting fees and $480,526 of other offering costs. On November 29, 2021, the underwriters exercised their over-allotment option in full to purchase an additional 3,600,000 Units. As a result, on December 1, 2021, the Company sold an additional 3,600,000 Units at $10.00 per Unit for an aggregate amount of $36,000,000. In connection with the underwriters’ exercise of their over-allotment option, the Company also consummated the sale of an additional 126,000 Private Units at $10.00 per unit, generating total proceeds of $1,260,000. Transaction costs associated with the underwriters’ full exercise of their over-allotment option amounted to $15,660,526, consisting of $5,520,000 in cash underwriting fees and $9,660,000 of deferred underwriting fees.

Following the closing of the Initial Public Offering, the over-allotment and the Private Placement, $280,140,000 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”) and will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the consummation of a Business Combination; (ii) the redemption of any shares sold in the Initial Public Offering (“Public Shares”) in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if it does not complete an initial Business Combination within 18 months from the closing of the Initial Public Offering (the “Combination Period”); or (iii) the distribution of the Trust Account, as described below, except that interest earned on the Trust Account can be released to pay

LEGATO MERGER CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2022

(Unaudited)

Note 1 — Organization and Plan of Business Operations (cont.)

the Company’s tax obligations, if the Company is unable to complete an initial Business Combination within the Combination Period or upon any earlier liquidation of the Company. The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less taxes payable) at the time of the signing a definitive agreement in connection with a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then on deposit in the Trust Account (initially $10.15 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s officers, directors and initial stockholders (the “Insiders”) have agreed to vote their Founder Shares (as defined in Note 5), the shares of common stock included in the Private Units (the “Private Shares”) and any Public Shares held by them in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

The Company will also provide its stockholders with the opportunity to redeem all or a portion of their Public Shares in connection with any stockholder vote to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of Public Shares if it does not complete an initial Business Combination within the Combination Period. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially $10.15 per share, plus any pro rata interest earned on the funds held in the Trust Account, net of taxes payable). There will be no redemption rights with respect to the Company’s warrants in connection with such a stockholder vote to approve such an amendment to the Company’s Amended and Restated Certificate of Incorporation.

The Company will have until the expiration of the Combination Period to consummate its initial Business Combination. If the Company is unable to consummate a Business Combination within the Combination Period and stockholders do not otherwise extend the Combination Period by approving an amendment to the Company’s Amended and Restated Certificate of Incorporation, the Company will (i) cease all operations except for the purposes of winding

LEGATO MERGER CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2022

(Unaudited)

Note 1 — Organization and Plan of Business Operations (cont.)

up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the Trust Account not previously released to the Company to pay its tax obligations and up to $100,000 of interest to pay dissolution expenses, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and; (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Insiders have agreed to waive their redemption rights with respect to any Founder Shares and Private Shares, as applicable, (i) in connection with the consummation of a Business Combination, (ii) in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to allow redemption as provided in its charter, and (iii) if the Company fails to consummate a Business Combination within the Combination Period. The Insiders have also agreed to waive their redemption rights with respect to any Public Shares held by them in connection with the consummation of a Business Combination and in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation as described above. However, the Insiders will be entitled to redemption rights with respect to Public Shares if the Company fails to consummate a Business Combination or liquidates within the Combination Period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Initial Public Offering. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. Crescendo Advisors, LLC, an entity affiliated with Mr. Rosenfeld, the Company’s Chief SPAC Officer, has agreed that it will be liable to ensure that the proceeds in the trust account are not reduced below $10.15 per share by the claims of target businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to it. However, the Company has not independently verified whether Crescendo Advisors LLC has sufficient funds to satisfy its indemnity obligations, the Company has not asked it to reserve for such obligations, and the Company does not believe it has any significant liquid assets.

Liquidity, Capital Resources, and Going Concern

As of June 30, 2022, the Company had $520,836 in cash and a working capital balance of $703,680.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the initial stockholder exchange for issuance of Founder Shares (as defined in Note 5), and loan proceeds from Eric Rosenfeld, the Company’s Chief SPAC Officer of $65,000 and $31,500, respectively, under the Note (as defined in Note 5). The Note balances were settled shortly after the consummation of the Initial Public Offering. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds held outside of the Trust Account.

The Company intends to use substantially all of the funds held in the Trust Account (excluding deferred underwriting commissions and interest to pay taxes) to acquire a target business or businesses and to pay its expenses relating thereto. To the extent that the Company’s common stock is used in whole or in part as consideration to affect the Business Combination, the remaining proceeds held in the Trust Account as well as any other net proceeds not

LEGATO MERGER CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2022

(Unaudited)

Note 1 — Organization and Plan of Business Operations (cont.)

expended will be used as working capital to finance the operations of the target business or businesses. In addition, in order to finance transaction costs in connection with a Business Combination, the Insiders or their affiliates may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 4). As of June 30, 2022 and December 31, 2021, there were no amounts outstanding under any Working Capital Loan.

Until the consummation of a Business Combination, the Company will be using funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination. If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to a Business Combination. Moreover, the Company may need to obtain additional financing either to complete a Business Combination or because it becomes obligated to redeem a significant number of its public shares upon completion of a Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. In order to finance transaction costs in connection with a Business Combination, the Company’s officers, directors and initial stockholders and their affiliates may, but are not obligated to, loan it funds as may be required. If the Company completes a Business Combination, the Company would repay such loaned amounts. In the event that a Business Combination does not close, the Company may use any funds available to it outside of the Trust Account to repay any such loaned amounts.

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a potential transaction. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using the funds held outside of the Trust Account for paying offering costs including existing accounts payable and accrued expenses and attempting to consummate the Business Combination with Southland.

The Company has until May 24, 2023 to consummate an initial Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by such time period. If a Business Combination is not consummated within such time period and stockholders do not otherwise approve an amendment to the charter to extend such date, there will be a mandatory liquidation and subsequent dissolution. The date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these unaudited consolidated condensed financial statements are issued. The unaudited consolidated condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management plans to address this substantial doubt by completing a business combination by the mandatory liquidation date.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP.

LEGATO MERGER CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2022

(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

In the opinion of management, the unaudited consolidated condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the period presented. Operating results for the three and six months ended June 30, 2022 are not necessarily indicative of the results that may be expected through December 31, 2022 or any future periods. The accompanying unaudited consolidated financial statements should be read in conjunction with the financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 17, 2022.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited consolidated condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited consolidated condensed financial statement in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited consolidated condensed financial statement and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be a cash equivalent. The Company had no cash equivalents as of June 30, 2022 and December 31, 2021.

LEGATO MERGER CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2022

(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

Investments Held in Trust Account

The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in investment income on Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (the 27,600,000 public shares, including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock sold in the Initial Public Offering features certain redemption rights that are considered to be outside of its control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s consolidated condensed balance sheets.

The Company recognizes changes in redemption value as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount. The change in the carrying value of redeemable shares of common stock resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit. Subsequently, the Company recognizes changes in the redemption value as a accretion as reflected on the accompanying unaudited consolidated condensed statements of changes in stockholders’ deficit.

Offering Costs

The Company complies with the requirements of Financial Accounting Standards Board (“FASB”) ASC 340-10-S99-1. Offering costs consist of legal, accounting, underwriting fees and other costs incurred that directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to the total proceeds received. Upon the completion of the Initial Public Offering, costs associated with the common stock issued were charged against their carrying value. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

LEGATO MERGER CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2022

(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The Company is subject to income tax examinations by major taxing authorities since inception. Deferred tax assets were deemed de minimis as of June 30, 2022 and December 31, 2021.

Net Loss per Common Share

The Company complies with the accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income per common share is computed by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding for the period (the public and private shares, inclusive of the full exercise of the overallotment option). The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 14,385,000 shares in the calculation of diluted earnings per share, since their contingency had not been met yet. As a result, diluted earnings per common share is the same as basic earnings per common share for the periods.

The following table reflects the calculation of basic and diluted net loss per common share (in dollars):

	For the Three Months Ended June 30, 2022		For the Six Months Ended June 30, 2022
	Public Shares (basic and diluted)	Founders Shares (basic and diluted)	Public Shares (basic and diluted)	Founders Shares (basic and diluted)
Basic and diluted net loss per common share
Numerator:
Allocation of net loss as adjusted	$(207,580)	$(51,514)	$(348,871)	$(86,578)
Denominator:
Basic weighted average shares outstanding	28,771,000	7,140,000	28,771,000	7,140,000
Basic and diluted net loss per common share	$(0.01)	$(0.01)	$(0.01)	$(0.01)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

LEGATO MERGER CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2022

(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the consolidated condensed balance sheets, primarily due to their short-term nature.

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets and liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statement.

Accounting for Warrants:

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in FASB ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”), and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the instruments are outstanding. The Company has concluded that the Public Warrants and Private Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

LEGATO MERGER CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2022

(Unaudited)

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering, on November 24, 2021, the Company sold 24,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Public Share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 8).

On December 1, 2021, the Company consummated the closing of the sale of an additional 3,600,000 Units (“Option Units”) at $10.00 per Option Unit pursuant to the underwriters’ exercise in full of their over-allotment option, generating gross proceeds of $36,000,000.

Note 4 — Private Placement

Simultaneously with the Initial Public Offering, the initial stockholders and EBC purchased an aggregate of 1,045,000 Private Units, at $10.00 per Private Unit for a total purchase price of $10,450,000. Each Private Unit consists of one Private Share and one-half of one warrant, or “Private Warrant”. The proceeds from the Private Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the required time period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Units.

On December 1, 2021, the Company consummated the closing of the sale of an additional 126,000 Private Units at $10.00 per Private Unit, generating gross proceeds of $1,260,000, to the original purchasers of the Private Units in respect of their obligation to purchase such additional Private Units upon the exercise of the underwriters’ over-allotment option.

Note 5 — Related Party Transactions

Founders Shares

In July 2021, the Company issued an aggregate of 5,750,000 shares of common stock (the “Founder Shares”) for an aggregate purchase price of $25,000. On November 22, 2021, the Company effected a stock dividend of 0.2 shares for each share outstanding, resulting in 6,900,000 Founder Shares and 240,000 representative shares, totaling 7,140,000 being issued and outstanding. The Founder Shares included an aggregate of up to 900,000 shares subject to forfeiture by the holders to the extent that the over-allotment is not exercised in full or in part, so that the holders will collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the initial stockholders do not purchase any Public Shares in the Initial Public Offering and excluding the Representative Shares (as defined in Note 8)). On December 1, 2021, the underwriters fully exercised their over-allotment option. As a result of the underwriters’ election to fully exercise their over-allotment option, a total of 900,000 Founder Shares are no longer subject to forfeiture.

The holders of the Founder Shares have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until the earlier of 180 days after the date of the consummation of an initial Business Combination and the date on which the closing price of the common stock exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of an initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

LEGATO MERGER CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2022

(Unaudited)

Note 5 — Related Party Transactions (cont.)

Administrative Service Fee

The Company presently occupies office space provided by an entity controlled by Crescendo Advisors II, LLC. Such entity agreed that until the Company consummates a Business Combination, it will make such office space, as well as general and administrative services including utilities and administrative support, available to the Company as may be required by the Company from time to time. The Company agreed to pay an aggregate of $15,000 per month to Crescendo Advisors II, LLC, an entity controlled by a related party for such services commencing on the effective date of the Initial Public Offering. For the three and six months ended June 30, 2022, the Company incurred and paid the affiliate $45,000 and $90,000, respectively, for such services.

Note — Related Party

On August 23, 2021, Eric Rosenfeld, the Company’s Chief SPAC Officer, issued a $65,000 principal amount unsecured promissory note to the Company. The note is non-interest bearing and became payable on the consummation of the Initial Public Offering. Due to the short-term nature of the note, the fair value of the note approximates the carrying amount. The Note balance was settled on November 26, 2021, shortly after the consummation of the Initial Public Offering. The Note was retired upon settlement and no further borrowings are available under such Note.

On November 5, 2021, Mr. Rosenfeld issued a $31,500 principal amount unsecured promissory note to the Company. The note is non-interest bearing and became payable on the consummation of the Public Offering. Due to the short-term nature of the note, the fair value of the note approximates the carrying amount. The Note balance was settled on November 26, 2021, shortly after the consummation of the Initial Public Offering. The Note was retired upon settlement and no further borrowings are available under such Note.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Initial Stockholders, the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of a Business Combination, without interest, or, at the option of the lender, converted into units, which would be identical to the Private Units, upon consummation of a Business Combination. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of June 30, 2022, and December 31, 2021 no Working Capital Loans were outstanding.

Note 6 — Commitments and Contingencies

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of the unaudited consolidated condensed financial statements. The unaudited consolidated condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these unaudited consolidated condensed financial statements, and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited consolidated condensed financial statements.

LEGATO MERGER CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2022

(Unaudited)

Note 6 — Commitments and Contingencies (cont.)

Registration Rights

The holders of the founders’ shares and representative shares issued and outstanding on the date of Public Offering, as well as the holders of the Private Units and any units the Company’s initial stockholders, officers, directors or their affiliates may be issued in payment of Working Capital Loans made to it (and all underlying securities), are entitled to registration rights pursuant to an agreement signed on the effective date of the Initial Public Offering. The holders of a majority of these securities are entitled to make up to two demands that the Company registers such securities. The holders of the majority of the founders’ shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the representative shares, Private Units and units issued to the Company’s initial stockholders, officers, directors or their affiliates in payment of working capital loans made to it (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a business combination. Notwithstanding anything to the contrary, EBC may only make a demand on one occasion and only during the five-year period beginning on the effective date of the registration statement of which this prospectus forms a part. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s consummation of a business combination; provided, however, that EBC may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the registration statement of which this prospectus forms a part. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to be paid cash underwriting commissions of 2.00% of the gross proceeds of the Initial Public Offering.

EarlyBirdCapital is also entitled to a deferred underwriting commission of 3.50% of the gross proceeds of the Initial Public Offering.

On November 29, 2021, the underwriters exercised their over-allotment option in full to purchase an additional 3,600,000 Units. As a result, on December 1, 2021, the Company sold an additional 3,600,000 Units at $10.00 per Unit for an aggregate amount of $36,000,000. In connection with the underwriters’ exercise of their over-allotment option, the Company also consummated the sale of an additional 126,000 Private Units at $10.00 per unit, generating total proceeds of $1,260,000.

The underwriters were paid $5,520,000 in cash underwriting fees and EarlyBirdCapital is entitled to an aggregate of $9,660,000 of deferred underwriting fees.

Note 7 — Common Stock Subject to Possible Redemption

The Company’s common stock sold in the Initial Public Offering features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. Holder of the Company’s common stock are entitled to one vote for each share. As of June 30, 2022 and December 31, 2021, there were 27,600,000 Public Shares outstanding, all of which were subject to redemption.

LEGATO MERGER CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2022

(Unaudited)

Note 7 — Common Stock Subject to Possible Redemption (cont.)

As of June 30, 2022 and December 31, 2021, common stock reflected on the consolidated condensed balance sheets are reconciled on the following table:

Gross Proceeds	$276,000,000
Less:
Proceeds allocated to public warrants	(12,834,000)
Common stock issuance cost	(15,660,526)
Plus:
Accretion of carrying value to redemption value	32,634,526
Common Stock subject to possible redemption, December 31, 2021	$280,140,000
Accretion – increase in redemption value of common stock subject to redemption	155,230
Common Stock subject to possible redemption, June 30, 2021	$280,295,230

Note 8 — Stockholders’ Deficit

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2022 and December 31, 2021, there are no shares of preferred stock issued or outstanding.

Common Stock

The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. As of June 30, 2022 and December 31, 2021, 35,911,000 shares of common stock were issued and outstanding, presented as temporary equity on the consolidated condensed balance sheets, comprised of 240,000 Representative Shares (as described below), 6,900,000 Founder Shares, 27,600,000 public shares, and 1,171,000 private shares.

All of the Founder Shares were placed into an escrow account on the closing of the Initial Public Offering. Subject to certain limited exceptions, these shares will not be released from escrow until the earlier of 180 days after the date of the consummation of an initial Business Combination and the date on which the closing price of the common stock exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of an initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Representative Shares

The Company has issued to the designees of EBC 240,000 shares of common stock (the “Representative Shares”) for a nominal consideration, paid to the Company, shortly after the IPO. The Company accounted for the Representative Shares as an offering cost of the Proposed Offering, with a corresponding credit to stockholders’ equity. The Company estimated the fair value of Representative Shares to be $870 based upon the price of the Founder Shares issued to the Initial Stockholders. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

LEGATO MERGER CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2022

(Unaudited)

Note 8 — Stockholders’ Deficit (cont.)

Warrants

As of June 30, 2022 and December 31, 2021, the Company has 13,800,000 Public Warrants and 522,500 Private Placement Warrants outstanding. The Public Warrants and Private Placement Warrants are identical except as described below. Warrants may only be exercised for a whole number of shares. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The Warrants will become exercisable 30 days after the completion of a Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the issuance of the shares of common stock issuable upon exercise of the Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). The Company agreed that as soon as practicable after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the issuance of the shares of common stock issuable upon exercise of the Warrants, and use its best efforts to cause the same to become effective as soon as possible and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares until the Warrants expire or are redeemed.

The Warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Company’s initial stockholders or their affiliates, without taking into account any founders’ shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the completion of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions.

Redemption of Warrants: Once the Warrants become exercisable, the Company may redeem the outstanding warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the last reported sale price of common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30 trading day period commencing once the Warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the Warrants as described above unless an effective registration statement under the Securities Act covering the common stock issuable upon exercise of the Warrants is effective and a current prospectus relating to those of shares is available throughout the 30-day redemption period or the Company has elected to require the exercise of the warrants on a “cashless basis”.

LEGATO MERGER CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2022

(Unaudited)

Note 9 — Fair Value Measurements

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis as of June 30, 2022, and December 31, 2021, and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

June 30, 2022

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – Money Market Fund	$280,457,776	$—	$—

December 31, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – Money Market Fund	$280,164,163	$—	$—

Level 1 assets include investments comprised solely of U.S. government securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers to/from Levels 1, 2, and 3 during the three and six months ended June 30, 2022.

Note 10 — Merger Agreement

On May 25, 2022, the Company, Merger Sub and Southland entered into the Merger Agreement. Pursuant to the Merger Agreement, upon the Closing of the Transactions, Merger Sub will merge with and into Southland, with Southland being the surviving entity of the Merger and becoming a wholly owned subsidiary of the Company.

Pursuant to the Merger Agreement, at the Effective Time (as defined below), by virtue of the Merger and without any further action on the part of the parties to the Merger Agreement, each Southland Membership Interest (expressed as a percentage) issued and outstanding immediately before the effective time of the Merger (the “Effective Time”) will be converted into and become the right to receive (I) a number of shares of the Company’s Common Stock (the “Per Membership Interest Merger Consideration”) equal to (a) (i) $343,000,000 divided by (ii) $10.15, multiplied by (b) such Southland Member’s percentage of all Southland Membership Interests issued and outstanding immediately prior to the Effective Time (i.e., 100%), (II) the right to receive a number of shares of the Company’s Common Stock (the “Earnout Merger Consideration”) equal to (a) (i) $105,000,000 divided by (ii) $10.15, multiplied by (b) such Southland Member’s percentage of all Southland Membership Interests issued and outstanding immediately prior to the Effective Time, upon the achievement of certain targets and (III) an amount of cash (the “Cash Consideration” and together with the Per Membership Interest Merger Consideration and Earnout Merger Consideration, the “Merger Consideration”) equal to (a) $50,000,000 multiplied by (b) such Southland Member’s percentage of all Southland Membership Interests issued and outstanding immediately prior to the Effective Time (i.e., 100%); provided, however, that in lieu of receiving all or part of the Cash Consideration, up to $50,000,000 of cash held by Southland or its

LEGATO MERGER CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2022

(Unaudited)

Note 10 — Merger Agreement (cont.)

subsidiaries may be distributed to the Southland Members, or to such other persons as instructed by the Southland Members, if either (1) there is not sufficient funds in the Trust Account to pay such amount in cash or (2) Southland elects, in its sole discretion, to make such dividend at or prior to the Closing. Any cash paid as a dividend on or prior to the Closing pursuant to such provision shall reduce the Cash Consideration payable to the Southland Members at Closing by a like amount.

The Merger Agreement provides for the payment of up to an aggregate of 10,344,828 additional shares of the Company’s Common Stock as earnout consideration as described below. As used in the following discussion of the earnout consideration, “Adjusted EBITDA” means, for the applicable fiscal year, using results and expenses taken from the audited financial statements of the Company and its subsidiaries, including but not limited to Southland and its affiliates, on a consolidated basis, but excluding any results attributable to businesses acquired after the date of the Merger Agreement except for certain permitted acquisitions, the following calculation: income before provision for income taxes, plus interest expense, less interest income, plus depreciation and amortization, plus any expenses arising solely from the Merger charged to income in such fiscal year, including but not limited to filing fees borne by Southland with respect to the Registration Statement (as defined below) and notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), plus expenses relating to certain incentive compensation arrangements. In addition, any Company or Merger Sub expenses incurred prior to or at the Closing that are included in the Company’s 2022 income statement will be excluded for purposes of Adjusted EBITDA calculation. For the purposes of calculating Adjusted EBITDA for the fiscal year of the Company ending December 31, 2022, Adjusted EBITDA shall be calculated after giving pro forma effect to the Merger as if the Merger was consummated on the first day of such fiscal year.

If, for the fiscal year of the Company ending December 31, 2022, Legato has Adjusted EBITDA equal to or greater than $125,000,000 (the “2022 Base Target”), the Company shall issue to the holders of Southland Membership Interests outstanding immediately prior to the Effective Time, in the aggregate, 3,448,276 shares of the Company’s Common Stock; provided that if the Company has Adjusted EBITDA equal to or greater than $145,000,000 (the “2022 Bonus Target”), then the aggregate number of shares of Common Stock to be issued to the holders of Southland Membership Interests shall be increased to 5,172,414 shares; and

If, for the fiscal year of the Company ending December 31, 2023, Legato has Adjusted EBITDA equal to or greater than $145,000,000 (the “2023 Base Target”), the Company shall issue to the holders of Southland Membership Interests outstanding immediately prior to the Effective Time, in the aggregate, 3,448,276 shares of the Company’s Common Stock; provided that if the Company has Adjusted EBITDA equal to or greater than $165,000,000 (the “2023 Bonus Target”), then the aggregate number of shares of Common Stock to be issued to the holders of Southland Membership Interests shall be increased to 5,172,414 shares.

The Closing is expected to occur in the second half of 2022, following receipt of the required stockholder approval by the Company, Southland Member approval and the fulfilment of certain other conditions set forth in the Merger Agreement.

Note 11 — Subsequent Events

The Company evaluated subsequent events and transactions occurred after the unaudited consolidated condensed balance sheet date and up to the date the unaudited consolidated condensed interim financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited consolidated condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Southland Holdings, LLC

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Southland Holdings, LLC and subsidiaries (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2022.

Dallas, Texas

September 12, 2022

SOUTHLAND HOLDINGS, LLC
Consolidated Balance Sheets

	As of
(Amounts in thousands)	December 31, 2021	December 31, 2020
Cash and cash equivalents	$63,342	$30,889
Restricted cash	47,900	149,507
Accounts receivable, net	126,702	142,675
Retainage receivables	110,971	87,786
Contract assets	374,624	372,359
Other current assets	22,977	21,906
Total current assets	746,516	805,122

Property and equipment, net	156,031	182,756
Right-of-use assets	15,816	21,807
Investments – unconsolidated entities	103,610	96,373
Investments – limited liability companies	1,926	1,339
Investments – private equity	3,925	2,575
Goodwill	1,528	1,528
Intangible assets, net	3,215	5,014
Other noncurrent assets	3,186	4,123
Total noncurrent assets	289,237	315,515
Total assets	1,035,753	1,120,637

Accounts payable	$146,455	$126,912
Retainage payable	32,706	21,905
Accrued liabilities	115,057	120,142
Current portion of long-term debt	41,333	35,652
Short-term lease liabilities	20,048	18,331
Contract liabilities	111,286	284,752
Total current liabilities	466,885	607,694

Long-term debt	195,597	162,685
Long-term lease liabilities	13,496	22,245
Deferred tax liabilities	5,962	6,234
Other noncurrent liabilities	51,462	59,148
Total long-term liabilities	266,517	250,312
Total liabilities	733,402	858,006

Noncontrolling interest	11,057	3,615
Members’ capital	267,831	234,752
Preferred stock	24,400	26,000
Accumulated other comprehensive income	(937)	(1,736)
Total equity	302,351	262,631
Total liabilities and equity	$1,035,753	$1,120,637

See accompanying notes to the consolidated financial statements

SOUTHLAND HOLDINGS, LLC
Consolidated Statements of Operations

	Year Ended
(Amounts in thousands)	December 31, 2021	December 31, 2020	December 31, 2019
Revenue	$1,279,186	$1,057,936	$1,047,676
Cost of construction	1,164,998	964,536	967,172
Gross profit	114,188	93,400	80,504
Selling, general, and administrative expenses	58,136	49,653	45,180
Operating income	56,052	43,747	35,324
Gain on investments, net	(898)	(2,068)	(4,500)
Other income, net	(2,780)	(1,839)	(2,005)
Interest expense	7,255	8,096	9,127
Earnings before income taxes	52,475	39,558	32,702
Income tax expense	10,945	9,406	2,278
Net income	41,530	30,152	30,424
Net income (loss) attributable to noncontrolling interests	2,810	(3,516)	(22)
Net income attributable to Southland Holdings	$38,720	$33,668	$30,446

See accompanying notes to the consolidated financial statements

SOUTHLAND HOLDINGS, LLC
Consolidated Statements of Comprehensive Income

	Year Ended
(Amounts in thousands)	December 31, 2021	December 31, 2020	December 31, 2019
Net income	$41,530	$30,152	$30,424
Foreign currency translation adjustment (1)	838	(771)	766
Other comprehensive income	$42,368	$29,381	$31,190
Comprehensive income attributable to:
Noncontrolling interest	2,849	(3,361)	299
Members’ capital	$39,519	$32,742	$30,891

(1)	Foreign currency translation adjustment is presented net of nominal tax expense for the years ended December 31, 2021, December 31, 2020, and December 31, 2019.

See accompanying notes to the consolidated financial statements

SOUTHLAND HOLDINGS, LLC
Consolidated Statements of Equity

(Amounts in thousands)	Preferred stock	Accumulated other comprehensive income	Members’ capital	Majority	Noncontrolling interest	Total equity
Balance as of December 31, 2018	$—	$(1,253)	$194,620	$193,367	$12,115	$205,482
Cumulative effect adjustment for adoption of ASC 842	—	—	172	172	—	172
Preferred stock	35,000	—	—	35,000	—	35,000
Preferred stock dividends	—	—	(1,349)	(1,349)	(244)	(1,593)
Other	—	—	41	41	—	41
Distributions to members	—	—	(11,469)	(11,469)	(6,749)	(18,218)
Capital contributions from noncontrolling interest	—	—	—	—	1,725	1,725
Net income (loss)	—	—	30,446	30,446	(22)	30,424
Other comprehensive income loss	—	444	—	444	322	766
Balance as of December 31, 2019	$35,000	$(809)	$212,461	$246,652	$7,147	$253,799
Preferred stock	(9,000)	—	—	(9,000)	—	(9,000)
Preferred stock dividends	—	—	(1,039)	(1,039)	(188)	(1,227)
Other	—	—	(4)	(4)	16	12
Distributions to members	—	—	(10,334)	(10,334)	—	(10,334)
Net income (loss)	—	—	33,668	33,668	(3,516)	30,152
Other comprehensive loss	—	(927)	—	(927)	156	(771)
Balance as of December 31, 2020	$26,000	$(1,736)	$234,752	$259,016	$3,615	$262,631
Preferred stock	(1,600)	—	(709)	(2,309)	(128)	(2,437)
Acquisition of Heritage minority interest	—	—	(3,942)	(3,942)	3,792	(150)
Other	—	—	—	—	3	3
Capital contributions from noncontrolling interest	—	—	—	—	926	926
Distributions to members	—	—	(990)	(990)	—	(990)
Net income	—	—	38,720	38,720	2,810	41,530
Other comprehensive income	—	799	—	799	39	838
Balance as of December 31, 2021	$24,400	$(937)	$267,831	$291,294	$11,057	$302,351

See accompanying notes to the consolidated financial statements

SOUTHLAND HOLDINGS, LLC
Consolidated Statements of Cash Flows

	Year Ended
(Amounts in thousands)	December 31, 2021	December 31, 2020	December 31, 2019
Cash flows from operating activities:
Net income	$41,530	$30,152	$30,424
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	47,468	39,370	35,872
Deferred taxes	(271)	476	(1,607)
Gain on sale of assets	(5,168)	(2,562)	(1,753)
Foreign currency remeasurement loss (gain)	136	(6)	—
Gain on trading securities, net	(1,145)	(2,354)	(4,589)
(Increase) decrease in accounts receivable	(7,412)	15,739	6,538
Increase in contract assets	(2,116)	(58,523)	(137,039)
Increase in prepaid expenses and other current assets	(765)	(10,016)	(5,737)
Increase (decrease) in ROU assets	5,990	(8,443)	(13,363)
Increase in accounts payable and accrued expenses	26,480	(752)	75,125
Decrease in contract liabilities	(188,654)	(59,945)	(30,473)
Increase (decrease) in lease liabilities	(5,974)	8,219	13,249
Other	(1,509)	(1,526)	11,230
Net cash used in operating activities	(91,410)	(50,171)	(22,123)

Cash flows from investing activities:
Purchase of property and equipment	(18,797)	(30,995)	(55,438)
Proceeds from sale of property and equipment	11,251	7,232	7,180
Loss on investment in limited liability company	248	—	695
Purchase of interest in limited liability company	—	(534)	—
Purchase of trading securities	(391)	(743)	(8,936)
Proceeds from the sale of trading securities	175	4,645	42,319
Purchase of interest of other investments	(150)	—	—
Receipt of funds from sureties	—	231,893	—
Acquisitions, net of cash and restricted cash acquired	—	(5,038)	—
Capital contribution to investees	(835)	(10,643)	—
Net cash (used in) provided by investing activities	(8,499)	195,817	(14,180)

Cash flows from financing activities:
Borrowings on line of credit	67,000	57,000	75,736
Payments on line of credit	(82,000)	(77,000)	(69,886)
Borrowings on notes payable	206,172	34,370	185,894
Payments on notes payable	(153,587)	(51,185)	(84,022)
Payments of deferred financing costs	(260)	(45)	(700)
Advances to related parties	(734)	(836)	(7,411)
Payments from related parties	1,260	74	113
Other	—	150	—
Payments on capital lease	(4,716)	(4,124)	(5,515)
Capital contributions from noncontrolling members	926	—	1,725
Distributions	(2,620)	(6,169)	(18,239)
Preferred stock dividends	—	(188)	(1,593)
Net cash provided by (used in) financing activities	31,441	(47,953)	76,102

Effect of exchange rate on cash	(686)	968	(1,765)

Net (decrease) increase in cash and cash equivalents and restricted cash	(69,154)	98,661	38,034
Beginning of year	180,396	81,735	43,701
End of year	$111,242	$180,396	$81,735

Supplemental cash flow information
Cash paid for income taxes	$14,093	$1,851	$1,184
Cash paid for interest	$7,519	$8,580	$9,485
Non-cash investing and financing cash flows:
Lease assets obtained in exchange for new leases	$16,051	$35,333	$9,958

See accompanying notes to the consolidated financial statements

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business

Southland Holdings, LLC (“Southland”, the “Company”, “we”, “us”, or “our”) is a diverse leader in specialty infrastructure construction with roots dating back to 1900. We design and construct projects in the bridges, tunnels, transportation and facilities, marine, steel structures, water and wastewater treatment, and water pipelines end markets.

Southland Holdings, LLC is based in Grapevine, Texas. It is the parent company of Johnson Bros. Corporation, American Bridge Holding Company (“American Bridge”), Oscar Renda Contracting, Southland Contracting, Mole Constructors, Heritage Materials and other affiliates. With the combined capabilities of these six primary subsidiaries and their affiliates, Southland has become a diversified industry leader with both public and private customers. The majority of our customers are located in the United States.

COVID-19 Considerations

Certain impacts to public health conditions particular to the coronavirus (“COVID-19”) outbreak have had a significant negative impact on our operations and profitability. The continuing extent of the impact to our financial performance will depend on future developments, including (i) the duration and spread of the outbreak, (ii) the restrictions and advisories, (iii) the effects on the financial markets, and (iv) the effects on the economy overall, all of which are highly uncertain and cannot be predicted. If our financial performance is impacted because of these developments for an extended period, our results may be materially adversely affected. We cannot anticipate how the potential widespread distribution of a vaccine will mitigate this impact on either COVID-19 or on future variants of the disease.

We are eligible for the Canada Emergency Wage Subsidy (“CEWS”), a subsidy program offered by the Canada Revenue Agency to qualifying employers who have seen a drop in revenue due to COVID-19. Employers are eligible for a subsidy of up to 75% of eligible remuneration, paid by an eligible entity that qualified, to each eligible employee — up to a maximum of $847 per week. For CEWS periods through expiration of the program in October 2021, we have qualified for subsidies of $2.5 million. In 2021, we received subsidies of $2.4 million, which is included in labor and related costs.

2.	Summary of Significant Accounting Policies

a.	Basis of Presentation

These consolidated financial statements have been prepared in conformity with United States Generally Accepted Accounting Principles (“GAAP”). The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) contains guidance that form GAAP. New guidance is released via Accounting Standards Update (“ASU”).

The consolidated financial statements include the accounts of Southland Holdings, LLC, and our majority-owned and controlled subsidiaries and affiliates as detailed below. All significant intercompany transactions are eliminated within the consolidations process. Investments in non-construction related partnerships and less-than-majority owned subsidiaries that we do not control, but where we have significant influence are accounted for under the equity method. Certain construction related joint ventures and partnerships that we do not control, nor do we have significant influence are accounted for under the equity method for the balance sheet and under the proportionate consolidation method for the statement of operations.

These consolidated financial statements include the accounts of Southland Holdings, LLC, Southland Contracting, Inc., Johnson Bros. Corporation, a Southland Company (“Johnson Bros. Corporation”), Mole Constructors, Inc., Oscar Renda Contracting, Inc. (“Oscar Renda Contracting”), Heritage Materials, LLC, American Bridge, Renda Pacific LLC, Southland Renda JV (“Southland Renda”), Southland Mole JV (“Southland Mole”), Southland RE Properties LLC, Oscar Renda Contracting of Canada, Ltd., Southland Mole of Canada Ltd. (“Southland Mole of Canada”), Southland Technicore Mole JV (“Southland Technicore Mole”), and Southland Mole of Canada / Astaldi Canada Design & Construction JV (“Southland Astaldi”).

Southland Holdings, LLC, Renda Pacific, LLC, Southland RE Properties, LLC, and Heritage Materials, LLC, are limited liability companies. The members’ liability is limited to our investments within those companies.

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of Significant Accounting Policies (cont.)

b.	Business Combinations

Business combinations are accounted for using the acquisition method of accounting. We use the fair value of assets acquired and liabilities assumed to account for the purchase price of the acquired business. The determination of fair value requires estimates and judgments of future cash flow expectations to assign fair values to the identifiable tangible and intangible assets. GAAP provides a “measurement period” of up to one year in which to finalize all fair value estimates associated with the acquisition of a business. Most estimates are preliminary until the end of the measurement period. During the measurement period, any material, including material items that were newly discovered, that existed at the acquisition date would be reflected as an adjustment to the initial valuations and estimates. Any changes that do not qualify as measurement period adjustments are included in current period earnings. After the measurement period, any adjustments would be recorded as current period income or expense.

c.	Operating Cycle

Assets and liabilities related to long-term contracts are included in current assets and current liabilities in the accompanying consolidated balance sheets as they will be settled in the normal course of contract completion. Some of these contracts will require more than one year to settle.

d.	Foreign Operations and Foreign Exchange Risk

Foreign operations are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risk are changes in existing tax laws, possible limitations on foreign investment and income repatriation, government price or foreign exchange controls, asset seizure, domestic and foreign import or export changes, and restrictions on currency exchange. Net assets of foreign operations for the years ended December 31, 2021, and December 31, 2020, are approximately 18% and 9%, respectively, of our total net assets.

The financial records of Southland Technicore Mole joint venture, Renda Contracting of Canada, Inc., Southland Mole of Canada, Southland Astaldi joint venture, and various consolidated American Bridge subsidiaries are maintained in local currencies. Results of foreign operations are translated from the local currency to the U.S. dollar (functional and reporting currency) using the average exchange rates during the period, while assets and liabilities are translated at the exchange rate in effect at the reporting date. Certain long-lived assets and liabilities are converted at historical rates. Resulting gains or losses from translating foreign currency financial statements are recorded as other comprehensive income (loss).

We enter foreign currency transactions when a transaction is denominated in currency other than our functional currency. A transaction is initially measured and recorded using the exchange rate on the date of the transaction. Transactions are then remeasured at the end of each reporting period using the exchange rate at that date. The resulting gains or losses are recorded in the consolidated statement of operations other income, net.

e.	Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management periodically evaluates estimates used in the preparation of the consolidated financial statements for continued reasonableness. It is reasonably possible that changes may occur in the near term that would affect our estimates with respect to the input method, the allowance for double accounts, recoverability of unapproved contract modifications, and deferred tax assets.

f.	Segments

We manage our business using two distinct operating segments. Our chief operating decision maker (“CODM”) reviews information pertaining to our Transportation and Civil segments.

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of Significant Accounting Policies (cont.)

The classification of revenue and gross profit for segment reporting purposes is reliant on management judgment. At times, our segments undertake projects together or share resources and equipment. We also allocate some costs between segments which can include facility costs, equipment costs, and other operating expenses.

g.	Concentration Risk

Accounts receivable from five customers comprised approximately 42% and 40% of contract receivables as of December 31, 2021, and December 31, 2020, respectively. As of December 31, 2021, we have one customer that comprises 14% of our contract receivables.

The percentage of our labor force subject to collective bargaining agreements was 18%, 17%, and 4% as of December 31, 2021, December 31, 2020, and December 31, 2019, respectively. The collective bargaining agreements are due to expire by 2026.

During the year ended December 31, 2021, revenue earned from operations in Texas and Florida was approximately 26.9% and 18.1%, respectively. Remaining revenue earned was from operations in 33 other states, territories, or provinces. Foreign revenue earned was 9% of total revenue.

During the year ended December 31, 2020, revenue earned from operations in Texas and Florida was approximately 37.7% and 10.8%, respectively. Remaining revenue earned was from operations in 31 other states, territories, or provinces. Foreign revenue earned was 4% of total revenue.

During the year ended December 31, 2019, revenue earned from operations in Texas and Alabama was approximately 29.7% and 22.0%, respectively. Remaining revenue earned was from operations in 31 other states, territories, or provinces. Foreign revenue earned was less than 4% of total revenue.

h.	Revenue and Cost Recognition

We recognize revenue in accordance with FASB ASC 606 (“ASC 606”). In accordance with ASC 606, we follow the five-step process to recognize revenue:

1.	Identify the contract

2.	Identify performance obligations

3.	Determine the transaction price

4.	Allocate the transaction price

5.	Recognize revenue

Most of our contracts consist of firm fixed-price and fixed-price per unit. The transaction price of a contract is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Our contracts do not include a significant financing component. The transaction price for our contracts may include variable consideration, which includes increases to transaction price for approved and unpriced change orders, claims, increased performance of units and incentives, and reductions to transaction price for decreased performance of units and liquidated damages.

Variable consideration is recognized when realization of the adjustment is probable, and the amount can be reasonably determined. We recognize adjustments in estimated profit on contracts under the cumulative catch-up method. Our performance obligations are generally satisfied over time as work progresses. Revenue is recognized over time using the input method, measured by the percentage of cost incurred to date to estimated total cost for each contract. This method is used because we believe expended cost to be the best available measure of progress on contracts. Because of the uncertainties in estimating costs, it is reasonably possible that the estimated used will change within the near term.

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of Significant Accounting Policies (cont.)

Cost of construction includes all direct material, subcontractor, equipment, and labor and certain other direct costs, as well as those indirect costs related to contract performance. Selling, general and administrative costs are charged to operations as directly incurred. Costs to mobilize equipment to a jobsite, prior to substantive work beginning (“mobilization costs”) and costs to insure a contract (“bonds and insurance”) are capitalized as incurred and amortized on an incurred cost to estimated total cost of the project basis over the expected duration of the contract. Capitalized contract costs are included as contract assets on the consolidated balance sheets and are amortized over the expected contract length. Provisions for estimated losses on uncomplete contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income, which are recognized in the period in which the revisions are determined. Changes in estimated job profitability resulting from job performance, job conditions, contract penalty provisions, claims, change orders, and settlements, are accounted for as changes in estimates in the current period.

(Amounts in thousands)	December 31, 2021	December 31, 2020
Costs to insure	$12,770	$21,471
Mobilization costs	5,358	6,518
Costs to fulfill contracts, net	$18,128	$27,989

During the years ended December 31, 2021, December 31, 2020, and December 31, 2019, we amortized $18.9 million, $17.2 million, and $25.6 million, respectively, of mobilization and costs to insure contracts.

Contract assets represent revenues recognized in excess of amounts billed. We anticipate substantially all incurred costs associated with contract assets to be billed and collected within one year or the lifecycle of a construction project. Contract liabilities represents billings in excess of revenues recognized.

We report revenue net of any taxes collected from the customer and remitted to government agencies.

i.	Fair Value Measurement

FASB ASC 820, Fair Value Measurements and Disclosures, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobserved inputs (level 3 measurements). The three levels are defined as follows:

Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that we have the ability to access.

Level 2	Inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets in inactive markets, inputs other than quoted prices that are observable for the asset or liability, inputs that are derived principally from our corroborated by observable market data by correlation or other means. If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

All assets and liabilities have been valued using a market approach, except for Level 3 assets. Fair values for assets in Level 2 are estimated using quoted market prices for the funds’ investment assets in active and inactive markets. Fair values for assets in Level 3 are estimated based on estimated fair values of the funds’ underlying assets as provided by third-party pricing information without adjustment, which are believed to be illiquid. There were no significant transfers in or out of Levels 1, 2, or 3 during 2020 or 2021.

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of Significant Accounting Policies (cont.)

j.	Cash, Cash Equivalents, and Restricted Cash

We consider all highly liquid instruments purchased with a maturity of three months or less as cash equivalents. We maintain our cash in accounts at certain institutions. The balances, at times, may exceed federally insured limits.

We have not experienced any losses in these accounts, and we do not believe they are exposed to any significant credit risk.

Restricted cash and cash equivalents consist of amounts held in accounts in our name at certain financial institutions. These accounts are subject to certain control provisions in favor of various surety and insurance companies for purposes of compliance and security perfections.

Under the terms of the agreements related to the acquisition of American Bridge, the restricted cash deposited by the sureties is of immediate use for completing the active bonded projects at the time of acquisition. As the bonded projects progress toward completion, there are provisions that remove the restrictions on the restricted cash balances based upon the completion status of the backlog of bonded contracts acquired in the acquisition of American Bridge. See Note 4 for more information.

	Year ended
(Amounts in thousands)	December 31, 2021	December 31, 2020
Cash and cash equivalents at beginning of period	$30,889	$79,862
Restricted cash at beginning of period	149,507	1,873
Cash, cash equivalents, and restricted cash at beginning of period	$180,396	$81,735

Cash and cash equivalents at end of period	$63,342	$30,889
Restricted cash at end of period	47,900	149,507
Cash, cash equivalents, and restricted cash at end of period	$111,242	$180,396

k.	Accounts Receivable, Net

We provide an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. Normal contracts receivable are due 30 days after the issuance of the invoice. Retainages are due 30 days after completion of the project and acceptance by the contract owner. Warranty retainage receivables are typically due two years after completion of the project and acceptance by the contract owner. Receivables past due more than 120 days are considered delinquent. Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer.

We expect to collect $57.5 million of our outstanding retainage receivables, net, within the next twelve months.

We can apply in writing at the time of substantial performance of the contract to substitute the amount retained as warranty receivable with a substitute bond of equal or greater value. It is at the discretion of the owners to accept a substitute bond.

As of December 31, 2021, and December 30, 2020, we had an allowance for doubtful accounts of $3.0 million, respectively.

l.	Inventory

Inventory consists mainly of materials utilized for Heritage Materials’ materials producing plants, is stated at the lower of cost (first in, first out) or net realizable value and is reported in other current assets. As of December 31, 2021, and December 31, 2020, we had inventory of $10.4 million and $10.2 million, respectively.

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of Significant Accounting Policies (cont.)

m.	Debt Issuance Costs

We capitalize costs related to the issuance of debt. Debt issuance costs are presented with noncurrent liabilities as a reduction of long-term debt on our consolidated balance sheets. The amortization of such costs is recognized as interest expense using the interest method over the term of the respective debt instruments to which they pertain.

n.	Property and Equipment

Depreciation on property and equipment is provided by the straight-line method over the estimated useful life of the assets and includes amortization of finance leases. Assets for certain joint ventures are depreciated over the estimated life of the contract. Maintenance and repairs are expensed as incurred, while replacements and improvements are capitalized.

In the case of property and equipment disposal, costs and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss on a sale or retirement of property and equipment used in construction are recorded within cost of construction. Gains and losses related to all other property and equipment are reflected in other income, net.

A summary of the estimated useful lives is as follows:

Buildings	40 years
Leasehold improvements	Lesser of 15 years or lease term
Auto and trucks	3 – 7 years
Machinery and equipment	5 – 10 years
Office and safety equipment	3 – 7 years

Useful lives of fixed assets may be adjusted as differing equipment use and circumstances present.

o.	Investments

Investments consist of amounts invested in unconsolidated entities, amounts invested in limited liability companies, and noncurrent investments. As of December 31, 2021, and December 31, 2020, our investments consisted of the following:

	As of
(Amounts in thousands)	December 31, 2021	December 31, 2020
Investments in unconsolidated entities (equity method)	$103,610	$96,373
Investments in limited liability companies	1,926	1,339
Investments, noncurrent	3,925	2,575
Investments	$109,461	$100,287

p.	Goodwill and Indefinite-Lived Intangibles

Goodwill and indefinite-life intangibles are tested for impairment annually in the fourth quarter, or more frequently if events or circumstances indicate that goodwill or indefinite-lived intangibles may be impaired. We evaluate goodwill at the reporting unit level (operating segment or one level below an operating segment). We identify our reporting units and determine the carrying value of the reporting units by assigning the assets and liabilities, including the existing goodwill and indefinite-lived intangibles, to the reporting unit. We have three reporting units. Our reporting units are based on our organizational and reporting structure. Our reporting units are aggregated by operating segment with the exception of American Bridge which is its own reporting unit. American Bridge currently operates with a separate management group. American Bridge has separate projects and separate customers. We begin with a qualitative assessment using inputs based on our business, our industry, and overall macroeconomic factors. If our qualitative assessment deems that the fair value of a reporting unit is more likely than not less than its carrying amount, we then

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of Significant Accounting Policies (cont.)

complete a quantitative assessment to determine the fair value of the reporting unit and compare it to the carrying amount of the reporting unit. For the years ended December 31, 2021, December 31, 2020, and December 31, 2019, based on the result of our qualitative assessments which determined that it was more likely than not the fair value of the reporting units exceeded the carrying amount. As such, we did not complete quantitative assessments, and we did not record any impairment of goodwill.

q.	Valuation of Long-Lived Assets

We review long-lived assets, including finite-lived intangible assets subject to amortization, for impairment upon the occurrence of events or changes in circumstances that would indicate that the carrying value of the asset or group of assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or group of assets to the future net cash flows expected to be generated by the asset or group of assets. If such assets are not considered to be fully recoverable, any impairment to be recognized is measured by the amount by which the carrying amount of the asset or group of assets exceeds its respective fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Intangible assets with a definite useful life are amortized over their useful lives. For the years ended December 31, 2021, and December 31, 2020, we recorded amortization expense of $1.8 million and $0.9 million, respectively. We did not record any amortization expense during the year ended December 31, 2019.

r.	Commitments and Contingencies

We are involved in various lawsuits and claims that arise in the normal course of business. Amounts associated with lawsuits or claims are reserved for matters in which it is believed that losses are probable and can be reasonably estimated. In addition to matter in which it is believed that losses are probable, disclosure is also provided for matters in which the likelihood of an unfavorable outcome is at least reasonably possible but for which a reasonable estimate of loss or range of loss is not possible. Legal fees are expensed as incurred.

We self-insure workers’ compensation, general liability, and auto insurance up to $0.3 million per claim for Southland Contracting, Inc., the American Bridge Company, and Johnson Bros. Corporation, except in New York, which is $2.0 million per claim. The policies covering Oscar Renda Contracting, Inc. and Heritage Materials, LLC have no deductible.

As of December 31, 2021, and December 31, 2020, we had $12.1 million and $13.2 million, respectively, in self-insurance reserves.

s.	Income Taxes

Southland Holdings, with the consent of its members, elected to be taxed as an S Corporation, under the provisions of Subchapter S of the Internal Revenue Code. Southland Contracting, Inc., Johnson Bros. Corporation, Southland Mole of Canada, Southland RE Properties L.L.C., and Mole Constructors, Inc. also made “S-elections” with the consent of their respective shareholders. As limited liability companies, Renda Pacific, LLP, and Heritage Materials, L.L.C. are treated as partnerships for federal income tax purposes and do not pay federal income taxes. As a joint venture, Southland Mole joint venture and Southland Renda joint venture are treated as partnerships for federal income tax purposes and do not pay federal income taxes. STM JV and SA JV are disregarded entities for tax purposes; their income is attributed to their respective joint venture owners.

Under those provisions, the above companies do not pay federal corporate income taxes on their taxable income. Instead, the owners are liable for federal income taxes on their respective shares of our income. Accordingly, no provision has been made for federal income tax in the accompanying consolidated financial statements.

Southland Contracting, Inc., Southland Mole of Canada, and Mole Constructors, Inc. are subject to foreign taxes on their respective share of taxable income from operations outside of the US.

Southland Contracting, Inc., Southland Mole of Canada, and Mole Constructors, Inc. pay state taxes in the states in which their jobs are located. All other companies pay gross margin tax in Texas.

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of Significant Accounting Policies (cont.)

Oscar Renda Contracting, Inc. is a corporation and has not made an “S-election.” Oscar Renda Contracting, Inc. files income tax returns in the U.S. federal jurisdiction and various U.S. state jurisdictions. Oscar Renda Contracting, Inc.’s tax year-end is December 31.

American Bridge is a corporation and has not made an “S-election.” American Bridge files income tax returns in the U.S. federal jurisdiction, American Bridge’s tax year-end is December 31.

Oscar Renda Contracting of Canada, Inc., a wholly owned subsidiary of Oscar Renda Contracting, Inc., is subject to foreign taxes on their taxable income from operations outside of the U.S.

We classify interest and penalties attributable to income taxes as part of income tax expense. As of December 31, 2021, and December 31, 2020, we had no accrued interest and penalties liability.

t.	Leases

Leases are recognized under Accounting Standards Codification 842, Leases (“Topic 842”). We determine whether a contract contains a lease at contract inception and classify it as either finance or operating. A contract contains a lease if there is an identified asset, and we have the right to control the asset.

Finance leases are generally those that allow us to substantially utilize or pay for the entire asset over its estimated useful life. Finance leases are recorded in property and equipment, net, and finance lease liabilities within short-term lease liabilities and long-term lease liabilities on the consolidated balance sheets. Finance lease right-of-use assets are amortized in costs of construction on a straight-line basis over the shorter of the estimated useful lives of the assets or the lease term, with the interest component for lease liabilities included in interest expense and recognized using the effective interest method over the lease term.

Operating lease right-of-use assets represent our right to use an underlying asset for the lease term, and lease liabilities represent our obligation to make lease payments arising from the lease. Operating leases are recorded in right-of-use assets, short-term lease liabilities, and long-term lease liabilities on our consolidated balance sheets. In the consolidated statements of operations, lease expense for operating lease payments is recognized on a straight-line basis over the lease term and recorded in cost of construction for leases related to our projects or selling, general, and administrative expenses for all other leases.

Topic 842 allows lessees an option to not recognize right-of-use assets and lease liabilities arising from short-term leases. A short-term lease is defined as a lease with an initial term of 12 months or less. We elected to not recognize short-term leases as right-of-use assets and lease liabilities on the consolidated balance sheets. All short-term leases which are not included on our consolidated balance sheets will be recognized within lease expense. Leases that have an initial term of 12 months or less with an option for renewal will need to be assessed in order to determine if the lease qualifies for the short-term lease exception. If the option is reasonably certain to be exercised, the lease does not qualify as a short-term lease.

Finance and operating lease right-of-use assets and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Our lease liabilities are recognized based on the present value of the remaining fixed lease payments, over the lease term, using a discount rate. For the purpose of lease liability measurement, we consider only payments that are fixed and determinable at the time of commencement. Some leasing arrangements require variable payments that are dependent upon usage or output, or may vary for other reasons, such as insurance or tax payments. Any variable payments are expensed as incurred. We use our incremental borrowing rate at the commencement date in determining the present value of the lease payments for all asset classes, unless the implicit rate is readily determinable. Our lease terms may include options to extend or terminate the lease and are recognized when it is reasonably certain that we will exercise that option. We have lease agreements with lease and non-lease components, which are accounted for as a single lease component for all classes of leased assets for which we are the lessee. For certain equipment leases, the portfolio approach is applied to account for the operating lease right-of-use assets and lease liabilities. Lease assets are tested for impairment in the same manner as long-lived assets used in operations. See Note 12 for additional information.

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	Summary of Significant Accounting Policies (cont.)

u.	Recently Adopted Accounting Pronouncements

In December 2019, FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“Update 2019-12”), which removes certain exceptions for investments, intra-period allocations and interim tax calculations and adds guidance to reduce complexity in accounting for income taxes. Update 2019-12 was adopted as of January 1, 2021. The various amendments in Update 2019-12 are applied on a retrospective basis, modified retrospective basis and prospective basis, depending on the amendment. Our adoption of Update 2019-12 did not have a material impact on our consolidated financial statements and related disclosures.

In March 2020, FASB issued ASU 2020-04, Reference Rate Reform (“Topic 848”): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“Update 2020-04”), which provides optional expedients and exceptions for applying U.S. GAAP principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in Update 2020-04 apply only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. We adopted Topic 848 as of January 1, 2021. The expedients and exceptions provided by the amendments do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as of December 31, 2022, that an entity has elected optional expedients for and that are retained through the end of the hedging relationship. The provisions in Update 2020-04 are effective upon issuance and can be applied prospectively through December 31, 2022. Interest on the Second Amended and Restated Credit Facility accrues at an annual rate of LIBOR. Our adoption of Update 2020-04 did not have a material impact on our consolidated financial statements and related disclosures. Our other outstanding debt uses the Secured Overnight Financing Rate (“SOFR”), and we do not have any other agreements that use LIBOR outside of our revolving credit facility.

In June 2016, FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments, (“Topic 326”). The standard requires the immediate recognition of estimated credit losses expected to occur over the life of financial assets rather than the current incurred loss impairment model that recognizes losses when a probability threshold is met. Topic 326 is effective for annual periods beginning after January 1, 2023, and interim periods within those fiscal years. We do not expect Topic 326 to have a material impact on our consolidated financial statements given the nature of our contracts and our historical loss experience.

3.	Business Combinations

American Bridge Holding Company and Subsidiaries

On September 30, 2020, Southland acquired 100% of the common stock of American Bridge for approximately $20.0 million.

The acquisition of American Bridge, a builder of specialty construction projects, will allow us to grow our business through new technical expertise, customers, and equipment. During the year ended December 31, 2020, we incurred acquisition costs of $5.0 million that were recorded in selling, general, and administrative costs.

As required by the terms of the acquisition related agreements, Southland assumed the obligation to complete American Bridge’s contract backlog under an agreement with the sureties of American Bridge. In consideration for assuming the obligation of completing the contract backlog in accordance with the performance bonds in place at the transaction date, the sureties contributed $225.0 million to American Bridge. The $225.0 million was restricted to funding the ongoing construction costs of completing the contract backlog. As of December 31, 2021, approximately $35.0 million is reported as restricted cash and cash equivalents in the accompanying consolidated balance sheets.

The $225.0 million contributed from the sureties represent advance payments related to the completion of the contract backlog and other additional contingencies. Accordingly, these amounts have been classified as contract liabilities and in other noncurrent liabilities. Consistent with the negotiation with the sureties as part of the American Bridge acquisition, approximately $154.0 million was allocated to the individual contracts within the backlog and the remaining approximately $71.0 million was identified as additional contingencies to address various risks that could

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.	Business Combinations (cont.)

materialize as the contract backlog is completed, as well as to cover overheads and indirect costs required to finish the projects acquired under the terms of the agreement with the sureties. The $225.0 million is recorded as revenue as construction progresses and risk reduces in accordance with the percentage completion of the related contracts acquired under the terms of the agreement with the sureties. For the years ended December 31, 2021, and December 31, 2020, approximately $123.3 million and $49.5 million, respectively, of the $225.0 million was recognized as revenue. As of December 31, 2021, approximately $46.3 million of contract liabilities and $5.8 million of other noncurrent liabilities remain.

American Bridge’s investment in joint ventures is primarily comprised of the forecasted recovery of a claim in connection to the Tappan Zee Constructors (“TZC”) joint venture. In order to estimate fair value of the investment in subsidiaries, the Tappan Zee investment balance has been discounted to present value using a 4% discount rate and four-year term, which is estimated to be the amount of time for the claim to settle. In accordance with the terms of the acquisition related agreements, the sureties contributed an additional $7.5 million to the American Bridge to partially fund outstanding partner capital calls for the TZC joint venture in exchange for a 50% share of any recoveries from the TZC joint venture. As of December 31, 2021, we had received $6.9 million of the $7.5 million committed. This contribution by the sureties was made in exchange for a portion of American Bridge’s percentage share in the claim recovery in excess of $15.0 million. American Bridge has priority to collect the first $15.0 million with the remainder shared on an equal basis with the sureties. Accordingly, an accrued liability to the sureties is recorded at approximately $43.0 million as is reported in other noncurrent liabilities as of the transaction date.

The table below represents the purchase price consideration and fair values of the assets acquired and liabilities assumed and includes the $225 million received from sureties discussed above. During 2021, the purchase price allocation was finalized with no material change to the allocation below.

The American Bridge acquisition was accounted for as a business combination under the acquisition method of accounting. When determining the fair values of assets acquired and liabilities assumed, management made estimates, judgments and assumptions. These estimates, judgments and assumptions and valuation of the tradename, backlog, and property and equipment were finalized as of December 31, 2021. The assets acquired and liabilities assumed are included in the Company’s Transportation segment. The following table summarizes the consideration transferred and the estimated fair value of identified assets acquired and liabilities assumed at the date of acquisition:

Assets Acquired and Liabilities Assumed as of:
(Amounts in thousands)	September 30, 2020
Cash and cash equivalents	$9,133
Restricted cash	99,978
Receivables – contract	59,231
Accounts receivable, net	137,743
Investments	95,022
Costs to fulfill contract, net	1,654
Other current assets	4,128
Property and equipment, net	20,520
Intangible assets, net of accumulated amortization	5,913
Other noncurrent assets	159
Accounts Payable	(32,145)
Other noncurrent liabilities	(6,473)
Accrued Liabilities	(88,245)
Contract Liabilities	(286,238)
Deferred tax liabilities	(380)
Total identifiable net assets	$20,000

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.	Business Combinations (cont.)

Heritage Materials

On March 5, 2021, Southland entered into an agreement to acquire the 20% interest in Heritage Materials owned by Gilgal Stones, L.L.C. (“Gilgal”) for $150,000. Prior to this transaction, Southland owned an 80% controlling partnership interest in Heritage Materials. As a result of the transaction, Heritage Materials became a wholly owned subsidiary of Southland. At the time of the transaction, Heritage Materials had a members’ deficit balance, of which $3.9 million was attributable to Gilgal and reported as non-controlling members’ capital. The carrying amount of the noncontrolling members’ capital attributable to Gilgal has been adjusted by $3.8 million to reflect Southland’s 20% increased ownership in Heritage Materials and Southland’s members’ capital has been decreased by $3.8 million to reflect the carrying amount of the Gilgal interest acquired and the $150 thousand of cash paid by Southland to Gilgal.

We incorporate the operations of Heritage Materials into our Transportation segment.

4.	Investment in Joint Ventures

American Bridge Holding Company and Subsidiaries

American Bridge enters into various joint venture agreements with unrelated parties for completion of certain construction projects to mitigate risk or add additional competencies or capacity.

These construction related joint ventures are accounted for using the equity method for balance sheets reporting and the proportional consolidation method for statements of operations reporting.

American Bridge entered into the TZC joint venture with Fluor Enterprises, Inc., Granite Construction Northeast, Inc., and Traylor Bros., Inc., for the purpose of constructing the new Tappan Zee Bridge in New York. American Bridge has a 23.33% membership in the joint venture.

American Bridge entered into the Forth Crossing Bridge Constructors (“FCBC”) joint venture with HOCHTIEF Solutions AG, Dragados S.A. and Morrison Construction for the purpose of constructing the Forth Replacement Crossing Bridge in Scotland. American Bridge has a 28% partnership interest in the joint venture.

American Bridge entered into a joint venture with Skanska USA Civil Southeast, Inc. and Nova Group, Inc., forming EHW Constructors JV (“EHW”) for the purpose of constructing a large-diameter steel pile supported precast and cast-in-place concrete wharf that supports a large structural steel building. American Bridge has a 35% partnership interest in the joint venture.

Summarized and unaudited financial information of the noncontrolled joint ventures as of and for the years ended December 31, 2021, and December 31, 2020, is as follows:

	As of and for the year ended
	December 31, 2021
(Amounts in thousands)	Assets	Liabilities	Revenues	Income (loss)
FCBC	$2,574	$11,419	$6,380	$6,019
TZC	551,074	43,290	(9,337)	(56)
EHW	461	208	—	(5,706)

	As of and for the year ended
	December 31, 2020
(Amounts in thousands)	Assets	Liabilities	Revenues	Income (loss)
FCBC	$3,872	$18,792	$—	$1
TZC	570,780	62,996	6,536	(67)
EHW	794	(30)	—	—

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4.	Investment in Joint Ventures (cont.)

American Bridge has recognized the following as of and for the years ended December 31, 2021, and December 31, 2020.

	As of and for the year ended
	December 31, 2021
(Amounts in thousands)	Revenue	Income (loss)	Equity
FCBC	$1,787	$1,686	$(2,477)
TZC	(2,179)	(13)	104,259
EHW	—	(200)	89
Total	$(392)	$1,473	$101,871

	As of and for the year ended
	December 31, 2020
(Amounts in thousands)	Revenue	Income (loss)	Equity
FCBC	$—	$1	$(4,178)
TZC	1,525	(16)	100,263
EHW	—	—	288
Total	$1,525	$(15)	$96,373

For TZC, the investment balance is substantially comprised of the forecasted recovery of a claim which has been adjusted to a present value of $104.3 million. As of September 30, 2020, American Bridge entered into an arrangement with an external party to share in the future proceeds of this claim. As of December 31, 2021, American Bridge had recorded a liability to the external party in the amount of $45.4 million.

Oscar Renda Contracting of Canada, Inc.

Oscar Renda Contracting of Canada, Inc. (“ORCC”) enters into various joint venture agreements with unrelated parties for completion of certain construction projects.

These construction related joint ventures are accounted for using the equity method for balance sheet reporting and the proportional consolidation method for statements of income reporting.

ORCC entered into the Red River Solutions GP (“RRSGP”) joint venture with AECON, Inc. for the purpose of constructing the new North End Sewage Treatment Plant during June of 2019. ORCC has a 50% membership in the joint venture.

Summarized and unaudited financial information of the noncontrolled joint ventures as of and for the year ended December 31, 2021. This joint venture was not material for the year ended December 31, 2020.

	As of and for the year ended
	December 31, 2021
(Amounts in thousands)	Assets	Liabilities	Revenues	Income
RRSGP	$9,468	$5,999	$17,515	$3,502

ORCC has recognized the following as of and for the year ended December 31, 2021.

	As of and for the year ended
	December 31, 2021
(Amounts in thousands)	Revenue	Income	Equity
RRSGP	$8,762	$1,752	$1,739

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5.	Fair Value of Investments

Fair values of investments measured on a recurring basis as of December 31, 2021, and December 31, 2020, were as follows:

	As of
	December 31, 2021
(Amounts in thousands)	Fair Value	Level 1	Level 2	Level 3
Marketable Securities
Common Stocks	$12	$12	$—	$—
Total	12	12	—	—

Investments Noncurrent
Private Equity	3,925	—	—	3,925
Total noncurrent	3,925	—	—	3,925
Overall Total	$3,937	$12	$—	$3,925

	As of
	December 31, 2020
(Amounts in thousands)	Fair Value	Level 1	Level 2	Level 3
Investments Noncurrent
Private Equity	$2,575	$—	$—	$2,575
Total	2,575	—	—	2,575
Overall Total	$2,575	$—	$—	$2,575

Assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2021, and December 31, 2020:

(Amounts in thousands)	Private Equity	Total
Balance – January 1, 2021	$2,575	$2,575
Total gains (losses) (realized / unrealized):
In Earnings:	1,134	1,134
Purchases, issuances, and sales:
Purchases	391	391
Sales	(175)	(175)
Balance – December 31, 2021	$3,925	$3,925

(Amounts in thousands)	Private Equity	Total
Balance – January 1, 2020	$2,231	$2,231
Total gains (losses) (realized / unrealized):
In Earnings:	(133)	(133)
Purchases, issuances, and sales:
Purchases	611	611
Sales	(134)	(134)
Balance – December 31, 2020	$2,575	$2,575

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6.	Investing Activities

All securities are trading securities and are presented in the consolidated financial statements at fair value. For purposes of determining realized gains and losses, the cost of securities sold is based on specific identification.

All unrealized and realized gains and losses, including interest and dividends from investing activities, are included in the consolidated statement of operations within “gain (loss) on investments, net.”

Cost and fair value of marketable securities as of December 31, 2021, was as follows.

(Amounts in thousands)	Amortized Costs	Net gains	Fair value
Common stocks	$—	$12	$12
Total	$—	$12	$12

We did not have any current marketable securities as of December 31, 2020.

Cost and fair value of noncurrent marketable securities as of December 31, 2021, and December 31, 2020, was as follows:

(Amounts in thousands)	Amortized Costs	Net gains	Fair value
Private equity	$1,615	$2,310	$3,925
Total	$1,615	$2,310	$3,925

(Amounts in thousands)	Amortized Costs	Net gains	Fair value
Private equity	$1,399	$1,176	$2,575
Total	$1,399	$1,176	$2,575

The noncurrent investments are in certain fairly-illiquid private equity funds. These equity funds are presented within the investments line on our consolidated balance sheets. The private equity funds invest in selected equity investments. Opportunities for redemption are limited and depend on locating another investor to purchase the interest that we desire to sell. As of December 31, 2021, and December 31, 2020, we had unfunded commitments to invest $1.6 million and $2.0 million, respectively. During the year ended December 31, 2021, we did not recognize a net gain or loss from the sale of trading securities. During the year ended December 31, 2020, we recognized a net loss of trading securities of $0.2 million. During the year ended December 31, 2019, we recognized a net gain from the sale of trading securities of $1.7 million. These balances are included within investments on the consolidated balance sheets.

7.	Revenue

Revenue is recognized over time using the input method in accordance with ASC 606, measured by the percentage of cost incurred to date to estimated total cost for each contract. This method is used because we believe expended cost to be the best available measure of progress on contracts.

Our contracts are primarily in the form of firm fixed-price and fixed-price per unit. A large portion of our contracts have scope defined adequately, which allows us to estimate total contract value upon the signing of a new contract. Upon signing a new contract, we allocate the total consideration across various contractual promises to transfer a distinct good or service to a customer. These are grouped into specific performance obligations. This process requires significant management judgement. Most of our contracts have a single performance obligation. For contracts with multiple performance obligations, we allocate the total transaction price based on the estimated standalone selling price, which is the total project costs plus a budgeted margin percentage, for each of the performance obligations.

Revenue is recognized when, or as, the performance obligations are satisfied. Our contracts do not include a significant financing component. Costs to obtain contracts are generally not significant and are expensed in the period incurred.

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

7.	Revenue (cont.)

Estimating cost to complete long-term contracts involves a significant amount of estimation and judgement. For long-term contracts, we use the calculated transaction price, estimated cost to complete the project, and the total costs incurred on the project to date to calculate the percentage of the project that is complete. The costs to complete the project and the transaction price can change due to unforeseen events that can either increase or decrease the margin on a particular project.

Our contract structure allows for variable consideration. A significant portion of this variable consideration comes in the form of change order and claims. Other variable consideration can include volume discounts, performance bonuses, incentives, liquidated damages, and other terms that can either raise or lower the total transaction price. We estimate variable consideration based on the probability of being entitled to collection of specific amounts. We include amounts that we believe we have an enforceable right to collect based on our probability of success with specific claims or contractual rights. Our estimates of total variable consideration rely on all available information about our customer including historical, current, and forecasted information.

Many of our contracts require contract modifications resulting from a change in contract scope or requirements. Change orders are issued to document changes to the original contract. We can have approved and unapproved change orders. Unapproved change orders are contract modifications for which we or our customers have not agreed to terms, scope and price. Contract modifications are necessary for many reasons, including but not limited to, changes to the contract specifications or design from the customer, modification to the original scope, changes to engineering drawings, or other required deviation from the original construction plan. Contract modifications may also be necessary for reasons including, but not limited to, other changes to the contract which may be out of our control, such as rain or other weather delays, incomplete, insufficient, inaccurate engineering drawings, different site conditions from information made available during the estimating process, or other reasons. An unapproved change order may turn into a formal claim if we cannot come to an agreement with the owner but are contractually entitled to recovery of costs and profits for work performed. Costs incurred related to contract modifications are included in the estimated costs to complete and are treated as project costs when incurred. Unless the contract modification is distinct from the other goods and services included within the project, the contract modification is accounted for as part of the existing contract. The effect of any modifications on the transaction price, and our measure of the percentage-of-completion on specific performance obligations for which the contract modification relates, is recognized as a cumulative catch-up adjustment to revenue recognized. In some cases, contract modifications may not be fully settled until after the completion of work as specified in the original contract.

We review and update our contract estimates regularly. Any adjustments in estimated profit on contracts is recognized under the cumulative catch-up method. Under this method, the cumulative impact of the profit adjustment is recognized in the period the adjustment is identified. Revenue and profit in future periods are then recognized using an updated estimate that uses inputs consisting of the remaining transaction price, the remaining contract term, and the remaining costs to be incurred on the project.

If a contract is deemed to be in a loss position, the projected loss is recognized in full, including any previously recognized margin, in the period in which the change in estimate is made. Losses are recognized as an accrued loss provision on the consolidated balance sheets in the accrued liabilities caption. For contract revenue after the date that the loss is accrued, the accrued loss provision is adjusted so that the gross profit for the contract remains zero in future periods.

As of December 31, 2021, and December 31, 2020, we have $188.2 million and $118.1 million, respectively, of unapproved contract modifications included within our various projects’ transaction prices. These modifications are in negotiation with our customers or other third parties.

We estimate the likelihood of collection during the bidding process for new contracts. Customers with history of late or non-payment are avoided in the bidding process. We consider the necessity for write-down of receivable balances in conjunction with GAAP when evaluating our estimates of transaction price and estimated costs to complete our projects.

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

7.	Revenue (cont.)

We bill our customers in conjunction with our contract terms. Our contracts have three main categories, (i) contracts that are billed based on a specific timeline, (ii) contracts that are billed upon the completion of certain phases of work, or milestones, and (iii) contracts that are billed as services are provided. Some of our contracts are billed following the recognition of certain revenue. This creates an asset on our consolidated balance sheets captioned contract assets. Other contracts schedules allow us to bill customers prior to recognizing revenue. These contracts create a liability on our consolidated balance sheets captioned “contract liabilities.”

We segregate our business into two reportable segments: Transportation and Civil. Our CODM uses these segments in order to operate the business. Our segments offer different specialty infrastructure projects. Our CODM regularly reviews our operating and financial performance based on these segments.

Each of our reportable segments is composed of similar business units that specialize in specialty infrastructure projects that are unique.

Our business is managed using revenue and gross profit primarily. Our CODM regularly uses this information to review operating results, plan future bids, allocate resources, target customers, and plan future growth and capital allocations. To determine reportable segment gross profit, certain allocations, including allocations of shared and indirect costs, such as facility costs, equipment costs, and indirect operating expenses, were made.

Our Civil segment is comprised of Oscar Renda Contracting, Inc., Mole Constructors, Inc., Southland Contracting, Inc., Southland Holdings, LLC, Renda Pacific, LLC, Southland Renda JV, Southland RE Properties, Oscar Renda Contracting Canada, Southland Mole of Canada, Southland Technicore Mole joint venture, and Southland Astaldi joint venture. This segment focuses on projects that include the design and construction of water pipeline, pump stations, lift stations, water and wastewater treatment plants, concrete and structural steel, outfall, and tunneling.

Our Transportation segment is comprised of American Bridge, Heritage Materials, LLC, and Johnson Bros. Corporation. This segment operates throughout North America and specializes in services that include the design and construction of bridges, roadways, marine, dredging, ship terminals, and piers, and specialty structures and facilities.

Total assets by segment is not presented as our CODM, as defined by ASC 280, does not review or allocate resources based on segment assets. We do not have material intersegment revenue or gross profit. Joint ventures are classified into the segment with which the projects align.

Segment Revenue

Revenue by segment for the years ended December 31, 2021, December 31, 2020, and December 31, 2019, was as follows:

	Year Ended
(Amounts in thousands)	December 31, 2021		December 31, 2020		December 31, 2019
Segment	Revenue	% of Total Revenue	Revenue	% of Total Revenue	Revenue	% of Total Revenue
Civil	$391,629	30.6%	$368,588	34.8%	$423,698	40.4%
Transportation	887,557	69.4%	689,348	65.2%	623,978	59.6%
Total revenue	$1,279,186	100.0%	$1,057,936	100.0%	$1,047,676	100.0%

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

7.	Revenue (cont.)

Segment Gross Profit

Gross profit by segment for the years ended December 31, 2021, December 31, 2020, and December 31, 2019, was as follows:

	Year Ended
(Amounts in thousands)	December 31, 2021		December 31, 2020		December 31, 2019
Segment	Gross Profit	% of Segment Revenue	Gross Profit	% of Segment Revenue	Gross Profit	% of Segment Revenue
Civil	$40,913	10.4%	$58,314	15.8%	$21,875	5.2%
Transportation	73,275	8.3%	35,086	5.1%	58,629	9.4%
Gross profit	$114,188	8.9%	$93,400	8.8%	$80,504	7.7%

Revenue earned outside of the United States was 9% for the year ended December 31, 2021, and 4% for the years ended December 31, 2020, and December 31, 2019.

8.	Cost and Estimated Earnings on Uncompleted Contracts

Contract assets as of December 31, 2021, and December 31, 2020, consisted of the following:

(Amounts in thousands)	December 31, 2021	December 31, 2020
Costs in excess of billings	$356,495	$344,371
Costs to fulfill contracts, net	18,128	27,989
Contract assets	$374,624	$372,359

Costs and estimated earnings on uncompleted contracts were as follows as of December 31, 2021, and December 31, 2020:

	As of
(Amounts in thousands)	December 31, 2021	December 31, 2020
Costs incurred on uncompleted contracts	$7,887,047	$6,967,326
Estimated earnings	847,786	679,663
Costs incurred and estimated earnings	8,734,833	7,646,989
Less: billings to date	(8,489,624)	(7,587,370)
Costs to fulfill contracts, net	18,129	27,988
Net contract position	$263,338	$87,607

Our net contract position is included on the consolidated balance sheets under the following captions:

	As of
(Amounts in thousands)	December 31, 2021	December 31, 2020
Contract assets	$374,624	$372,359
Contract liabilities	(111,286)	(284,752)
Net contract position	$263,338	$87,607

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8.	Cost and Estimated Earnings on Uncompleted Contracts (cont.)

As of December 31, 2021, December 31, 2020, and December 31, 2019, we have recorded $210.2 million, $189.5 million, and $39.7 million, respectively, related to claims. The classification of these amounts are represented on the consolidated balance sheets as of the years ended December 31, 2021, December 31, 2020, and December 31, 2019, as follows:

	As of
(Amounts in thousands)	December 31, 2021	December 31, 2020	December 31, 2019
Costs in excess of billings	$105,102	$78,161	$39,749
Investments (equity method)	105,124	111,348	—
Claims asset total	$210,226	$189,509	$39,749

On January 1, 2020, we had contract liabilities of $73.5 million, all of which was recognized as revenue during the year ended December 31, 2020.

On January 1, 2021, we had contract liabilities of $284.8 million, of which $161.6 million was recognized as revenue during the year ended December 31, 2021.

9.	Property and Equipment

As of December 31, 2021, and December 31, 2020, property and equipment consisted of the following:

	As of
(Amounts in thousands)	December 31, 2021	December 31, 2020
Land	$6,296	$7,618
Buildings	33,642	25,596
Auto and trucks	29,343	30,350
Machinery and equipment	291,889	287,174
Assets in progress	15,427	17,516
Office and safety equipment	1,244	374
Property and equipment, at cost	377,841	368,628
Less: accumulated depreciation	(221,810)	(185,872)
Property and equipment, net	$156,031	$182,756

For the years ended December 31, 2021, December 31, 2020, and December 31, 2019, we recorded depreciation expense of $45.0 million, $38.5 million, and $35.9 million, respectively.

10.	Intangibles

For the year ended December 31, 2021, we performed a qualitative analysis of our indefinite-lived intangible asset and goodwill and noted no indicators of impairment. Through our analysis, we determined that it is not more likely than not that the carrying value of our indefinite-lived intangible asset and goodwill exceeded its fair value. We had goodwill of $1.5 million as of December 31, 2021, and December 31, 2020.

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10.	Intangibles (cont.)

As of December 31, 2021, and December 31, 2020, intangible assets, net consisted of the following:

(Amounts in thousands; except years)	Weighted-Average Remaining Amortization Period (Years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Indefinite-lived intangible assets:
Trademarks		$1,180	$—	$1,180

Finite-lived intangible assets:
Backlog	1.7	4,732	2,697	2,035
Total intangible assets, net		$5,912	$2,697	$3,215

(Amounts in thousands; except years)	Weighted-Average Remaining Amortization Period (Years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Indefinite-lived intangible assets:
Trademarks		$1,180	$—	$1,180

Finite-lived intangible assets:
Backlog	2.7	4,732	898	3,834

Total intangible assets, net		$5,912	$898	$5,014

We recorded amortization of intangible assets of $1.8 million and $0.9 million for the years ended December 31, 2021, and December 31, 2020, respectively. We did not record any amortization during the year ended December 31, 2019.

11.	Long-Term Debt

Long-term debt and credit facilities consist of the following as of December 31, 2021, and December 31, 2020:

	As of
(Amounts in thousands)	December 31, 2021	December 31, 2020
Secured notes	$215,622	$159,418
Mortgage notes	1,089	2,038
Revolving credit facility	20,000	35,000
Equipment notes	540	2,627
Total debt	237,251	199,083
Unamortized deferred financing costs	(321)	(746)
Total debt, net	236,930	198,337
Current portion	41,333	35,652
Total long-term debt	$195,597	$162,685

The weighted average interest rate on total debt outstanding as of December 31, 2021, and December 31, 2020, was 2.85% and 3.09%, respectively.

As of December 31, 2021, our fleet of equipment was subject to liens securing our debt.

We are currently in compliance with all applicable debt covenants.

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11.	Long-Term Debt (cont.)

Revolving Credit Facility

In July 2021, we entered into a revolving credit agreement with Frost Bank for $50.0 million. As of December 31, 2021, the revolving credit facility agreement bears interest on drawn balances at 1-month Wall Street Journal LIBOR, subject to a floor of 1.00%, plus an applicable margin rate of 2.00%. As of December 31, 2021, $20.0 million was drawn on the revolver, and we had $30.0 million available. The revolver replaces the Bank of America revolving credit facility that was entered in 2019 with a total capacity of $75.0 million.

Secured Notes

We enter secured notes in order to finance growth within our business. As of December 31, 2021, we had secured notes expiring between November 2023 and July 2029. Interest rates on the secured notes range between 1.29% and 5.49%.

Mortgage Notes

We enter mortgage notes in order to finance growth within our business. As of December 31, 2021, we had mortgage notes expiring between October 2023 and February 2029. Interest rates on the mortgage notes range between 3.84% and 5.99%.

Equipment OEM Notes

We enter equipment notes in order to complete certain specialty construction projects. As of December 31, 2021, we had equipment notes expiring between August 2022 and April 2023. As of December 31, 2021, there is no interest rate on any of our equipment notes.

Debt Maturity

Future long-term maturities are as follows for the years ended December 31:

Year Ended
(Amounts in thousands)	December 31,
2022	$41,333
2023	64,574
2024	42,459
2025	49,242
2026	26,010
Thereafter	13,312
Total	$236,930

12.	Leases

On January 1, 2019, we adopted Topic 842 using the “comparatives under 840 option” as amended by ASU 2018-11. The reported results for the years ended December 31, 2021, December 31, 2020, and December 31, 2019, reflect the application of Topic 842.

We elected the practical expedient package permitted under the transition approach. As such, we did not reassess whether any expired or existing contracts are or contain leases, did not reassess historical lease classification, and did not reassess initial direct costs for any leases that existed prior to January 1, 2019.

As of the date of adoption, we recognized operating lease right-of-use assets and liabilities of approximately $11.9 million and $11.7 million and finance right-of-use assets and liabilities of approximately $3.4 million and $4.0 million on the consolidated balance sheets, respectively. We did not have a material cumulative effect adjustment upon the adoption of Topic 842.

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12.	Leases (cont.)

We have operating and finance leases for corporate offices, construction site related real estate, and construction equipment.

The components of lease cost for the years ended December 31, 2021, December 31, 2020, and December 31, 2019, are as follows:

	For the Year Ended
(Amounts in thousands)	December 31, 2021	December 31, 2020	December 31, 2019
Finance leases
Amortization of finance leases	$4,912	$4,538	$39
Interest on lease liabilities	749	856	8
Total finance lease cost	5,661	5,394	47
Operating lease cost	18,962	12,119	8,596
Short-term lease cost	21,134	18,072	10,413
Total lease cost	$45,757	$35,585	$19,056

Lease costs for the years ended December 31, 2021, December 31, 2020, and December 31, 2019, included minimum rental payments under operating leases recognized on a straight-line basis over the term of the lease.

Other information related to leases for the years ended December 31, 2021, and December 31, 2020, and December 31, 2019, are as follows:

	Year Ended
(Amounts in thousands)	December 31, 2021	December 31, 2020	December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows for operating leases	$18,946	$12,164	$8,711
Financing cash flows for finance leases	749	856	8
Operating cash flows for finance leases	4,717	4,124	5,515
Operating leases
ROU assets obtained in exchange for lease liabilities	12,391	12,854	9,699
Finance leases
ROU assets obtained in exchange for lease liabilities	3,660	22,479	259

Additional information related to our operating leases for the year ended December 31, 2021, is as follows:

Weighted average remaining lease term (in years)	1.5
Weighted average discount rate	3.00%

Additional information related to our finance leases for the year ended December 31, 2021, is as follows:

Weighted average remaining lease term (in years)	2.4
Weighted average discount rate	3.66%

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12.	Leases (cont.)

The following tables set forth supplemental consolidated balance sheets information related to operating and finance leases as of December 31, 2021, and December 31, 2020:

	Year Ended
(Amounts in thousands)	December 31, 2021	December 31, 2020
Operating leases
Operating lease right-of-use assets	$15,816	$21,807
Short-term operating lease liabilities	11,891	13,642
Long-term operating lease liabilities	3,430	7,654
Total operating lease liabilities	15,321	21,296
Finance leases
Property and equipment	26,243	23,150
Accumulated amortization	(9,770)	(4,900)
Property and equipment, net	16,473	18,250
Short-term lease liabilities	8,157	4,689
Long-term lease liabilities	10,066	14,591
Total finance lease liabilities	$18,223	$19,280

Maturities of non-cancellable operating and financing leases as of December 31, 2021, are summarized in the table below:

	Year Ended
(Amounts in thousands)	Finance Leases	Operating Leases	Total
2022	$8,726	$12,141	$20,867
2023	5,067	2,548	7,615
2024	5,038	627	5,665
2025	419	240	659
2026	—	93	93
Thereafter	—	—	—
Total	19,250	15,649	34,899
Less: present value discount	(1,027)	(327)	(1,354)
Lease liability	$18,223	$15,322	$33,545

Practical Expedients

We elected the package of practical expedients for adoption of the leases standard permitted under the transition guidance. The expedients allow us to carry forward historical lease classification, indirect costs, and the original determination of whether or not a contract contained an embedded lease.

13.	Preferred Stock and Limited Liability Company

Series A Preferred Stock: As of December 31, 2021, and December 31, 2020, Oscar Renda Contracting, Inc., (“Oscar Renda”), had 17.0 million shares of Series A preferred stock outstanding. The Series A preferred stock has a par value of $1 and cumulative dividends payable annually at the prime rate published in the Wall Street Journal. The redemption rate of $1 per share is subject to a Board of Directors vote.

Series B Preferred Stock: As of December 31, 2021, and December 31, 2020, Oscar Renda had 7.4 million and 9.0 million shares of Series B preferred stock outstanding. Series B preferred stock has a par value of $1 and cumulative dividends payable annually at the prime rate published in the Wall Street Journal. The redemption rate of $1 per share is subject to a Board of Directors vote.

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13.	Preferred Stock and Limited Liability Company (cont.)

During the year ended December 31, 2021, and December 31, 2020, the Board of Directors approved the redemption of 1.6 million and 9.0 million shares of Series B preferred stock, respectively, for the forgiveness of accounts receivable due from holders of preferred stock at $1 per share.

14.	Income Taxes

Due to the “S-elections” of many of our subsidiaries, our subsidiaries are generally passthrough entities for federal income tax purposes except for Oscar Renda Contracting, Inc., Southland Contractors, Inc., American Bridge, Mole Constructors, Inc, and Southland Mole of Canada which are subject to foreign taxes on their respective share of taxable income from operations outside of the U.S.

For consolidated financial statement purposes, we report our income under the input method, and for income tax purposes, we report our income under the percentage-of-completion method. Deferred income taxes arise from timing differences resulting from income and expense items reported in different years for financial accounting and tax purposes. Deferred taxes are classified as noncurrent. The primary differences between the statutory income tax rates and our effective tax rate are due to the pass-through status of various consolidated entities, nondeductible meals and entertainment, and tax-exempt interest income.

The Federal statutory tax rate is 21%. Southland effective tax rate was 20.9%, 26.1%, and 7.0% for the years ended December 31, 2021, December 31, 2020, and December 31, 2019, respectively. The largest difference in our tax rate was that Southland and multiple of our affiliates have elected to be S corporations which are not subject to federal taxes. A summary reconciliation between the federal statutory rate and our effective rate is below:

	Year ended
(Amounts in thousands)	December 31, 2021	December 31, 2020	December 31, 2019
Current income tax
Federal	$7,481	$6,725	$56
State	1,125	2,907	785
Foreign	2,092	(433)	3,347
Deferred income tax
Federal	18,330	(12,499)	635
State	2,421	(2,434)	—
Foreign	(1,798)	2,077	(2,545)
Valuation allowance	(18,706)	13,063	—
Total tax expense	$10,945	$9,406	$2,278

For the years ended December 31, 2021, December 31, 2020, and December 31, 2019, we recorded tax expense as follows:

	Year ended
(Amounts in thousands)	December 31, 2021	December 31, 2020	December 31, 2019
Statutory rate	$11,020	$8,307	$6,867
Untaxable earnings	12,073	(320)	(4,750)
State income taxes – net of federal benefit	3,911	(457)	578
Change in valuation allowances	(18,706)	13,063	—
Effect of foreign income taxes	(327)	4,358	266
Effect of uncertain tax positions	2,709	—	—
Ratable allocation related to acquisition	—	(19,608)	—
Prior year true-ups	—	5,191	—
Other	265	(1,128)	(683)
Income tax expense	$10,945	$9,406	$2,278

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14.	Income Taxes (cont.)

	Year ended
(Amounts in thousands)	December 31, 2021	December 31, 2020	December 31, 2019
Statutory rate	21.0%	21.0%	21.0%
Untaxable earnings	23.0%	(0.8)%	(14.5)%
State income taxes – net of federal benefit	7.5%	(1.2)%	1.8%
Change in valuation allowances	(35.6)%	33.0%	—%
Effect of foreign income taxes	(0.6)%	11.0%	0.8%
Effect of uncertain tax positions	5.2%	—%	—%
Ratable allocation related to acquisition	—%	(49.6)%	—%
Prior year true-ups	—%	13.2%	—%
Other	0.5%	(2.8)%	(2.1)%
Income tax expense	20.9%	23.8%	7.0%

The following tables summarize the components of deferred income tax assets and deferred tax liabilities as of December 31, 2021, and December 31, 2020:

	Year ended
(Amounts in thousands)	December 31, 2021	December 31, 2020
Deferred tax assets:
Federal net operating loss carryforwards	$23,041	$20,956
Deferred compensation	2,032	2,512
Lease liability	3,754	5,218
Income from surety	5,861	24,993
Other	1,435	1,793
Total deferred tax assets	36,123	55,472

Valuation allowance	(23,111)	(41,817)

Deferred tax liabilities:
Property and equipment	(6,575)	(5,606)
Passthrough income / joint ventures	(2,945)	(2,815)
ROU asset	(3,875)	(5,343)
Intangible assets and other	(5,579)	(6,125)
Total deferred tax liabilities	(18,974)	(19,889)

Net deferred tax liabilities	$(5,962)	$(6,234)

As of December 31, 2021, and December 31, 2020, we have available, foreign net operating loss (“NOLs”) carryforwards that total $87.0 million and $84.3 million, respectively, related to Canada and the United Kingdom. United Kingdom NOLs do not expire. Canada NOLs will begin to expire in 2036. We had research and development credits of $0.4 million as of December 31, 2020.

Unremitted earnings of our non-U.S. subsidiaries and affiliates are deemed to be permanently reinvested and, accordingly, no deferred income tax liability has been recorded. If we were to remit any foreign earnings to the U.S., the estimated tax impact would be insignificant to the overall financials due to an earnings and profits (“E&P”) deficit.

The need for a valuation allowance is assessed on a jurisdiction by jurisdiction basis for each tax reporting group. As a result of historic losses in the US, Canada and UK, all American Bridge jurisdictions have a full valuation allowance against the net deferred tax assets aside from the US deferred tax liability related to the indefinite-lived intangible asset. There is no valuation allowance recorded on Southland Mole of Canada or Oscar Renda Contracting in the US because these companies and jurisdictions file tax returns separately and account for $5.8 million of the

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14.	Income Taxes (cont.)

recorded deferred tax liability as of December 31, 2021. Our other entities have made “S-elections” which allows them to operate as pass-through entities for our members and noncontrolling interests. As such, these entities do not have deferred tax assets or liabilities, and they are unable to use the deferred tax asset acquired with American Bridge.

As of December 31, 2021, we reserved $2.7 million related to an uncertain tax position. We did not have any amounts reserved as of December 31, 2020, for any uncertain tax positions. There were no amounts recorded for interest or penalties as of December 31, 2021, or December 31, 2020. As of December 31, 2021, and December 31, 2020, we had uncertain tax positions as follows:

	Year ended
(Amounts in thousands)	December 31, 2021	December 31, 2020
Balance at beginning of period	$—	$—
Additions to current year tax positions	2,708	—
Balance at end of period	$2,708	$—

As of December 31, 2021, it is not possible to reasonably estimate the expected change to the total amount of unrecognized tax benefits in the next twelve months.

We are subject to taxation in the United States, various states, and foreign jurisdictions. We remain subject to examination by tax authorities for 2013 and 2014, due to the carryback of net operating losses enabled by the CARES Act, and for tax years 2018 – 2020.

15.	Multiemployer Plans

We are participants in various multiemployer defined benefit pension plans under the terms of collective bargaining agreements covering our union-represented employees. The risks of participating in these multiemployer plans are different from single-employer plans in the following aspects:

a.	Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers

b.	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be required to be assumed by the remaining participating employers.

c.	If we choose to stop participating in any of our multiemployer plans, we may be required to pay those plans a withdrawal amount based on the underfunded status of the plan, referred to as a withdrawal liability.

The following are the multiemployer plans providing pension benefits in which we participate:

A.	Northwest Ironworkers Retirement Trust — Seattle, Washington

B.	IUOE Local 302 & 612 Construct — WA State

C.	Carpenters Trust of Western Washington Local 196

D.	Iron Workers Union Security Funds

E.	Excavators Union Local 731 Pension Fund

F.	Carpenters District Council of Kansas City Pension Fund

G.	California Ironworkers Field Pension Fund

H.	Ironworkers Pension Plan of Western Pennsylvania

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15.	Multiemployer Plans (cont.)

I.	Teamsters Local 282 Pension Trust Fund

J.	New York District Council of Carp Benefits

K.	Mo-Kan Iron Workers Pension Fund

L.	Upstate New York Engineers Pension Fund

Plan	EIN/ Pension Plan #	Reporting Period	Pension Protection Act Zone Status - 2021 (a)	Pension Protection Act Zone Status 2020 (a)	FIP/RP Status Pending / Implemented (b)	2021 Contributions (Amounts in thousands)	2020 Contributions (Amounts in thousands)	Surcharge Imposed	Expiration Date of CBA
A	91-6123688	7/1/2020 - 6/30/2021	G	G	No	$2,564	$608	No	6/30/2022
B	91-6028571	1/1/2020 - 12/31/2020	G	Non-reply	No	616	143	No	5/31/2022
C	91-6029051	1/1/2020 - 12/31/2020	G	G	No	507	116	No	5/31/2022
D	51-6102576	1/1/2020 - 12/31/2020	G	G	FIP Implemented	519	104	No	6/30/2022
E	13-1809825	1/1/2021 - 12/31/2020	G	G	No	324	79	No	4/30/2026
F	43-6108379	4/1/2020 - 3/31/2021	G	G	No	77	60	No	4/30/2026
G	95-6042866	6/1/2020 - 5/31/2021	G		No	87	—	No	6/30/2022
H	25-1283169	1/1/2021 - 12/31/2021	G		No	70	—	No	3/31/2022
I	11-6245313	3/1/2020 - 2/28/2021	R		FIP Implemented	225	—	No	6/30/2022
J	51-0174276	7/1/2020 - 6/30/2021		G	No	—	55	No	6/30/2021
K	43-6130595	2/1/2020 - 1/31/2021		G	No	—	45	No	3/31/2021
L	15-0614642	4/1/2020 - 3/31/2021		R	RP Implemented	—	—	No	6/30/2021
	All Others					868	297	No	Various
						$5,857	$1,507

We did not exceed 5% of the contributions of any of our multi-employer plans. We did not contribute or participate as a signatory in any multiemployer plans prior to our acquisition of American Bridge in 2020.

(a)	The most recent Pension Protection Act zone status available is as of the plans’ year end. The zone status (as defined by the Pension Protection Act) represents the level at which the plan is funded. Plans in the red zone (R) are less than 65% funded; plans in the yellow zone (Y) are more than 65% funded, but less than 80% funded; plans in the green zone (G) are at least 80% funded. A multiemployer defined benefit pension plan that has been certified in the yellow or red zone may begin to levy a statutory surcharge on contribution rates. Once authorized, the surcharge is at the rate of 5% for the first 12 months and 10% for any periods thereafter. Contributing employers may eliminate the surcharge by entering into a collective bargaining agreement that meets the requirements of the applicable Funding Improvement Plan (FIP) or Rehabilitation Plan (RP). We were not required to pay any surcharges to any plans in 2021 or 2020.
(b)	The “FIP/RP Status Pending/Implemented” column indicates plans for which a FIP or RP is either pending or has been implemented.

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15.	Multiemployer Plans (cont.)

Such plans are administered through the unions involved. Under U.S. legislation regarding such pension plans, a company is required to continue funding its proportionate share of a plan’s unfunded vested benefits, if any, in the event of a withdrawal from a plan or plan termination. We have no present intention of withdrawing from any of these plans, and we have not been informed that there is any intention to terminate such plans.

We also contribute to multiemployer plans in Canada. Contributions to those plans totaled approximately $0.2 million for the years ended December 31, 2021, and December 31, 2020. We did not contribute to any multiemployer plans in Canada during the year ended December 31, 2019.

In addition to the aforementioned plans, we contribute to various multiemployer defined contribution plans. Total contributions to these plans during the years ended December 31, 2021, and December 31, 2020, were approximately $3.2 million and $0.8 million, respectively. We did not participate in multiemployer defined contribution plans during the year ended December 31, 2019.

We also contribute to various multiemployer health and welfare plans. Total contributions for the years ended December 31, 2021, December 31, 2020, were $5.8 million and $1.5 million, respectively. We did not participate in any multiemployer health and welfare plans during the year ended December 31, 2019.

Contributions made to multiemployer plans covered by a project labor agreement, which do not require us to become signatory to the Union, have not been included in the aforementioned amounts as the risk is limited to contributions on the applicable project.

16.	Collaboration Agreement

In the past we have participated in a collaborative arrangement with S. J. Louis, Inc. (“SJ Louis”) to pursue various construction projects. The scope of services provided by us and SJ Louis would vary from project to project. When a project was successfully awarded as a result of this collaborative arrangement it would be awarded solely to us, or SJ Louis. The party that was awarded the contract would book costs incurred by, or due to, the other party as cost of construction.

17.	Related Parties

We have multiple business arrangements with related parties which include our own employees and officers. They are summarized in the table below.

		As of
Description	Balance sheet classification	December 31, 2021	December 31, 2020
Accounts receivable from employees	Accounts receivable, net	$177	$1,433
Accounts receivable from officers	Accounts receivable, net	2,693	2,793
Accounts receivable from related parties	Accounts receivable, net	1,347	1,348
Accounts receivable from the preferred stockholders	Other noncurrent assets	128	766
Notes payable due to Southland Holdings Members	Long-term debt	8,912	8,786
Amounts due to collaborative arrangement	Accrued liabilities	19,030	18,477
Total related party transactions		$32,287	$33,603

We and certain of our subsidiaries enter cost sharing arrangements when such an arrangement would be operationally efficient.

The relationships between us and our related parties could result in operating results or financial positions that could differ from those that would have been obtained if the companies were autonomous.

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18.	Commitments and Contingencies

Litigation

In the ordinary course of business, we and our affiliates are involved in various legal proceedings alleging, among other things, liability issues or breach of contract or tortious conduct in connection with the performance of services and/or materials provided, the outcomes of which cannot be predicted with certainty. We and our affiliates are also subject to government inquiries in the ordinary course of business seeking information concerning our compliance with government construction contracting requirements and various laws and regulations, the outcomes of which cannot be predicted with certainty.

Some of the matters in which we or our joint ventures and affiliates are involved may involve compensatory, punitive, or other claims or sanctions that, if granted, could require us to pay damages or make other expenditures in amounts that are not probable to be incurred or cannot currently be reasonably estimated. In addition, in some circumstances, our government contracts could be terminated, we could be suspended or incur other administrative penalties or sanctions, or payment of our costs could be disallowed. While any of our pending legal proceedings may be subject to early resolution as a result of our ongoing efforts to resolve the proceeding, whether or when any legal proceeding will be resolved is neither predictable nor guaranteed.

Accordingly, it is possible that future developments in such proceedings and inquiries could require us to (i) adjust existing accruals, or (ii) record new accruals that we did not originally believe to be probable or that could not be reasonably estimated. Such changes could be material to our financial condition, results of operations, and/or cash flows in any reporting period. In addition to matters that are considered probable for which the loss can be reasonably estimated, disclosure is also provided when it is reasonably possible and estimable that a loss will be incurred, when it is reasonably possible that the amount of a loss will exceed the amount recorded, or a loss is probable, but the loss cannot be estimated.

Liabilities relating to legal proceedings and government inquiries, to the extent that we have concluded such liabilities are probable and the amounts of such liabilities are reasonably estimable, are recorded on the consolidated balance sheets. A certain number of the claims are insured but subject to varying deductibles, and a certain number of the claims are uninsured. The aggregate range of possible loss related to (i) matters considered reasonably possible, and (ii) reasonably possible amounts in excess of accrued losses recorded for probable loss contingencies was immaterial, as of December 31, 2021, and December 31, 2020. Our estimates of such matters could change in future periods.

Surety Bonds

We, as a condition for entering a substantial portion of our construction contracts, had outstanding surety bonds as of December 31, 2021, and December 31, 2020. We have agreed to indemnify the surety if the surety experiences a loss on the bonds of any of our affiliates.

Self-Insurance

We are self-insured up to certain limits with respect to workers’ compensation, general liability and auto liability matters, and health insurance. We maintain accruals for self-insurance retentions based upon third-party data and claims history.

19.	Remaining Unsatisfied Performance Obligations

Contract backlog (“Backlog”) in our industry is an economic measure of the total value of work remaining to be performed on projects that we have been awarded. Backlog consists of two components: (1) unearned revenue and (2) awarded but not started. Unearned revenue includes the revenue we expect to record in the future on in-progress contracts, including 100% of our consolidated joint venture contracts and our proportionate share of unconsolidated joint venture contracts. Contracts that are awarded, but not yet started, are included in backlog once a contract has been fully executed and/or we have received formal “Notice to Proceed” from the project owner.

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

19.	Remaining Unsatisfied Performance Obligations (cont.)

Although contract backlog reflects business that we consider to be firm, deferrals, cancellations and/or scope adjustments may occur. Backlog is adjusted to reflect any known project cancellations, revisions to project scope and cost, foreign currency exchange fluctuations and project deferrals, as appropriate.

Fixed price contracts, particularly with federal, state and local government customers, are expected to continue to represent a majority of our total Backlog.

The following schedule shows a reconciliation of backlog representing the amount of revenue we expect to realize from work to be performed on contracts in progress and contracts not yet underway as of December 31, 2021, and December 31, 2020:

(Amounts in thousands)	Backlog
Balance: December 31, 2019	$2,283,716
New contracts, change orders, and adjustments	1,641,629
Gross backlog	3,925,345
Less: contract revenue recognized in 2020	(1,027,964)
Balance: December 31, 2020	$2,897,381
New contracts, change orders, and adjustments	592,393
Gross backlog	3,489,774
Less: contract revenue recognized in 2021	(1,271,201)
Balance December 31, 2021	$2,218,573

As of December 31, 2021, we expect to recognize our backlog into revenue for partially or wholly unsatisfied obligations on long-term contracts of approximately $1,205.3 million in 2022, $632.4 million in 2023, $278.7 million in 2024, $85.0 million in 2025, and $17.1 million in 2026 and thereafter.

20.	Profit Sharing Plan

Some of our affiliates offer a voluntary 401(k) profit sharing plan and trust to their employees. Employees may elect to defer a portion of their salary to the plan. Our contributions are based on matching a percentage of employee contributions. We may make additional discretionary contributions. During the years ended December 31, 2021, December 31, 2020, and December 31, 2019, we made contributions of $2.2 million, $1.4 million, and $1.0 million, respectively.

21.	Noncontrolling Interests Holders

Southland has several controlling interests including both joint ventures and partnerships. We have controlling interests and allocate earnings and losses in those entities to the noncontrolling interest holders based on their ownership percentages.

We own an 84.7% interest in Oscar Renda as of December 31, 2021, December 31, 2020, and December 31, 2019.

We own a 65.0% interest in the Southland Technicore Mole joint venture and a 70.0% interest in the Southland Astaldi joint venture as of December 31, 2021, December 31, 2020, and December 31, 2019.

We acquired the remaining 20.0% stake in Heritage Materials during March 2021. We owned 80.0% of Heritage Materials as of December 31, 2020, and December 31, 2019.

We consolidated each of Oscar Renda Contracting of Canada, Southland Technicore Mole joint venture, and Southland Astaldi joint venture as a result of our significant influence and ownership percentage over the joint venture operations. We have fully consolidated revenue, cost of construction, and other costs on our consolidated statement of operations and balances on the consolidated balance sheets.

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

21.	Noncontrolling Interests Holders (cont.)

Revenue and net income (loss) attributable to noncontrolling interests is as follows:

	Year Ended
	December 31, 2021	December 31, 2020	December 31, 2019
Revenue	$318,747	$512,353	$569,981
Net income (loss) attributable to noncontrolling interests	2,810	(3,516)	(22)

22.	Subsequent Events

On May 25, 2022, Legato Merger Corp. II, a Delaware corporation, Legato Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Legato, and Southland Holdings LLC, a Texas limited liability company, entered into an Agreement and Plan of Merger (the “Merger Agreement”).

Pursuant to the Merger Agreement, upon the closing of the transactions contemplated by the Merger Agreement, Legato Merger Sub Inc. will merge with and into Southland (the “Merger”), with Southland being the surviving entity of the Merger, and becoming a wholly-owned subsidiary of Legato Merger Corp. II. In connection therewith, the members of Southland will receive shares of common stock, par value $0.0001 per share, of Legato Merger Corp. II and cash in exchange for all the outstanding limited liability company membership interest of Southland.

Our revolving credit agreement was upsized to $75.0 million on June 2, 2022. As of June 30, 2022, the revolving credit facility agreement bears interest on drawn balances at 1-month SOFR, subject to a floor of 0.90%, plus an applicable margin rate of 2.10%. Prior to the upsize, our revolving credit agreement bore interest on drawn balances at 1-month LIBOR, subject to a floor of 1.00%. As of June 30, 2022, $75.0 million was drawn on the revolver. As of June 30, 2022, we did not have any amount available.

SOUTHLAND HOLDINGS, LLC
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of
(Amounts in thousands)	June 30, 2022	December 31, 2021
Cash and cash equivalents	$46,116	$63,342
Restricted cash	13,370	47,900
Accounts receivable, net	175,111	126,702
Retainage receivables	115,278	110,971
Contract assets	380,663	374,624
Other current assets	26,480	22,977
Total current assets	757,018	746,516

Property and equipment, net	134,716	156,031
Right-of-use assets	13,470	15,816
Investments – unconsolidated entities	107,358	103,610
Investments – limited liability companies	2,590	1,926
Investments – private equity	3,472	3,925
Goodwill	1,528	1,528
Intangible assets, net	2,804	3,215
Other noncurrent assets	3,618	3,186
Total noncurrent assets	269,556	289,237
Total assets	1,026,574	1,035,753

Accounts payable	$121,619	$146,455
Retainage payable	37,153	32,706
Accrued liabilities	105,657	115,057
Current portion of long-term debt	41,703	41,333
Short-term lease liabilities	17,363	20,048
Contract liabilities	97,547	111,286
Total current liabilities	421,042	466,885

Long-term debt	230,282	195,597
Long-term lease liabilities	10,453	13,496
Deferred tax liabilities	5,886	5,962
Other noncurrent liabilities	49,656	51,462
Total long-term liabilities	296,277	266,517
Total liabilities	717,319	733,402

Noncontrolling interest	9,847	11,057
Members’ capital	273,521	267,831
Preferred stock	24,400	24,400
Accumulated other comprehensive income	1,487	(937)
Total equity	309,255	302,351
Total liabilities and equity	$1,026,574	$1,035,753

See notes to unaudited condensed consolidated financial statements

SOUTHLAND HOLDINGS, LLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Six Months Ended
(Amounts in thousands)	June 30, 2022	June 30, 2021
Revenue	$531,502	$600,149
Cost of construction	488,834	554,965
Gross profit	42,668	45,184
Selling, general, and administrative expenses	27,789	26,870
Operating income	14,879	18,314
Gain on investments, net	(21)	(277)
Other expense (income), net	1,356	(911)
Interest expense	4,032	3,742
Earnings before income taxes	9,512	15,760
Income tax expense (benefit)	3,157	(178)
Net income	6,355	15,938
Net income attributable to noncontrolling interests	550	1,013
Net income attributable to Southland Holdings	$5,805	$14,925

See notes to unaudited condensed consolidated financial statements

SOUTHLAND HOLDINGS, LLC
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

	Six Months Ended
(Amounts in thousands)	June 30, 2022	June 30, 2021
Net income	$6,355	$15,938
Foreign currency translation adjustment (1)	2,273	1,621
Other comprehensive income	$8,628	$17,559
Comprehensive income attributable to:
Noncontrolling interest	8,229	1,212
Members’ capital	$399	$16,347

(1)	Foreign currency translation adjustment is presented net of tax benefit of a nominal amount for the six months ended June 30, 2022, and net of tax expense of a nominal amount for the six months ended June 30, 2021.

See notes to unaudited condensed consolidated financial statements

SOUTHLAND HOLDINGS, LLC
CONDENSED CONSOLIDATED STATEMENTS OF EQUITY (UNAUDITED)

(Amounts in thousands)	Preferred Stock	AOCI	Members’ capital	Majority	Noncontrolling Interest	Total Equity
Balance as of December 31, 2021	$24,400	$(937)	$267,831	$291,294	$11,057	$302,351
Preferred stock repurchase and dividends	—	—	(383)	(383)	(69)	(452)
Distributions to members	—	—	268	268	(1,539)	(1,271)
Other	—	(1)	—	(1)	—	(1)
Net income	—	—	5,805	5,805	550	6,355
Other comprehensive income (loss)	—	2,425	—	2,425	(152)	2,273
Balance as of June 30, 2022	$24,400	$1,487	$273,521	$299,408	$9,847	$309,255

(Amounts in thousands)	Preferred Stock	AOCI	Members’ capital	Majority	Noncontrolling Interest	Total Equity
Balance as of December 31, 2020	$26,000	$(1,736)	$234,752	$259,016	$3,615	$262,631
Preferred stock repurchase and dividends	—	—	(355)	(355)	(65)	(420)
Acquisition of Heritage Minority Interest	—	—	(3,942)	(3,942)	3,792	(150)
Other	—	—	(1)	(1)	3	2
Capital contributions from members	—	—	—	—	926	926
Distributions to members	—	—	(433)	(433)	—	(433)
Net income	—	—	14,925	14,925	1,014	15,939
Other comprehensive income	—	1,423	—	1,423	198	1,621
Balance as of June 30, 2021	$26,000	$(313)	$244,946	$270,633	$9,483	$280,116

See notes to unaudited condensed consolidated financial statements

SOUTHLAND HOLDINGS, LLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended
(Amounts in thousands)	June 30, 2022	June 30, 2021
Cash flows from operating activities:
Net income	$6,355	$15,938
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	23,640	23,576
Deferred taxes	(92)	5
Gain on sale of assets	(1,208)	(4,029)
Foreign currency remeasurement loss (gain)	191	(257)
Gain on trading securities, net	(357)	(692)
(Increase) decrease in accounts receivable	(50,631)	8,308
Increase (decrease) in contract assets	(6,625)	4,552
(Decrease) increase in prepaid expenses and other current assets	(3,502)	2,692
Increase in ROU assets	2,347	1,204
Increase (decrease) in accounts payable and accrued expenses	(30,934)	22,578
Decrease in contract liabilities	(13,899)	(105,876)
Increase in operating lease liabilities	(2,298)	(1,237)
Other	(4,902)	18
Net cash used in operating activities	(81,915)	(33,220)

Cash flows from investing activities:
Purchase of fixed assets	(2,679)	(13,501)
Proceeds from sale of fixed assets	2,726	9,497
Loss on investment in limited liability company	335	248
Proceeds from the sale of trading securities	814	—
Purchase of interest of other investments	—	(150)
Capital contribution to investees	(1,000)	—
Net cash provided by (used in) investing activities	196	(3,906)

Cash flows from financing activities:
Borrowings on line of credit	55,000	31,000
Payments on line of credit	—	(7,000)
Borrowings on notes payable	695	9,265
Payments on notes payable	(21,294)	(28,492)
Payments of deferred financing costs	—	118
Advances to related parties	(404)	(421)
Payments from related parties	7	1,250
Payments on capital lease	(3,430)	(2,499)
Capital contributions from noncontrolling members	—	926
Distributions	(1,556)	(533)
Preferred stock dividends	—	(64)
Net cash provided by financing activities	29,018	3,550

Effect of exchange rate on cash	945	540

Net decrease in cash and cash equivalents and restricted cash	(51,756)	(33,036)
Beginning of period	111,242	180,396
End of period	$59,486	$147,360

Supplemental cash flow information
Cash paid for income taxes	$4,127	$12,684
Cash paid for interest	$4,106	$3,918
Non-cash investing and financing activities:
Lease assets obtained in exchange for new leases	$6,771	$8,089

See notes to unaudited condensed consolidated financial statements

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business

Southland Holdings, L.L.C. (“Southland”, “we”, “us”, or “our”) is a diverse leader in specialty infrastructure construction with roots dating back to 1900. We design and construct bridges, tunnels, transportation and facilities, marine, steel structures, water and wastewater treatment, and water pipelines.

Southland is based in Grapevine, Texas. We are the parent company of Johnson Bros. Corporation, American Bridge Company, Oscar Renda Contracting, Southland Contracting, Mole Constructors, and Heritage Materials. With the combined capabilities of these six subsidiaries and their affiliates, Southland has become a diverse industry leader with customers both public and private.

Merger Agreement

On May 25, 2022, Legato Merger Corp. II, a Delaware corporation, Legato Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Legato, and Southland Holdings LLC, a Texas limited liability company, entered into an Agreement and Plan of Merger (the “Merger Agreement”).

Pursuant to the Merger Agreement, upon the closing of the transactions contemplated by the Merger Agreement, Legato Merger Sub Inc. will merge with and into Southland (the “Merger”), with Southland being the surviving entity of the Merger, and becoming a wholly-owned subsidiary of Legato Merger Corp. II. In connection therewith, the members of Southland will receive shares of common stock, par value $0.0001 per share, of Legato Merger Corp. II and cash in exchange for all the outstanding limited liability company membership interest of Southland.

For the six months ended June 30, 2022, Southland costs related to the transaction were $0.7 million, and presented within selling, general, and administrative costs on the unaudited condensed consolidated statement of operations.

Consolidated U.S. GAAP Presentation

These unaudited condensed consolidated financial statements have been prepared in conformity with United States generally accepted accounting principles (“GAAP”). The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) contains guidance that form GAAP. New guidance is released via Accounting Standards Update (“ASU”).

The unaudited condensed consolidated financial statements, have been prepared by us pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) regarding interim financial reporting. Accordingly, certain information and footnote disclosures required by generally accepted accounting principles in the United States of America (“U.S. GAAP”) for complete financial statements have been condensed or omitted in accordance with such rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the unaudited condensed consolidated financial statements have been included. These unaudited condensed financial statements should be read in conjunction with our financial statements for the year ended December 31, 2021, included elsewhere herein.

The accompanying balance sheet and related disclosures as of December 31, 2021, have been derived from our audited consolidated financial statements, included elsewhere herein. The Company’s financial condition as of June 30, 2022, and operating results for the six months ended June 30, 2022, are not necessarily indicative of the financial conditions and results of operations that may be expected for any future interim period or for the year ended December 31, 2022.

The unaudited condensed consolidated financial statements include the accounts of Southland Holdings, LLC, and our majority-owned and controlled subsidiaries and affiliates as detailed below. All significant intercompany transactions are eliminated within the consolidations process. Investments in non-construction related partnerships and less-than-majority owned subsidiaries that we do not control, but where we have significant influence are accounted for under the equity method. Certain construction related joint ventures and partnerships that we do not control, nor do we have significant influence are accounted for under the equity method for the balance sheet and the proportionate consolidation method for the statement of operations.

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business (cont.)

These unaudited condensed consolidated financial statements include the accounts of Southland Holdings, LLC, Southland Contracting, Inc., Johnson Bros. Corporation, a Southland Company (“Johnson Bros. Corporation”), Mole Constructors, Inc., Oscar Renda Contracting, Inc. (“Oscar Renda Contracting”), Heritage Materials, LLC, American Bridge, Renda Pacific LLC, Southland Renda JV (“Southland Renda”), Southland Mole JV (“Southland Mole”), Southland RE Properties LLC, Oscar Renda Contracting of Canada, Ltd., Southland Mole of Canada Ltd. (“Southland Mole of Canada”), Southland Technicore Mole JV (“Southland Technicore Mole”), and Southland Mole of Canada / Astaldi Canada Design & Construction JV (“Southland Astaldi”).

Southland Holdings, Renda Pacific LLC, Southland RE Properties LLC, and Heritage Materials, LLC, are limited liability companies. The members’ liability is limited to our investments within those companies.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management periodically evaluates estimates used in the preparation of the consolidated financial statements for continued reasonableness. It is reasonably possible that changes may occur in the near term that would affect our estimates with respect to the input method, the allowance for double accounts, recoverability of unapproved contract modifications, and deferred tax assets.

COVID-19 Considerations

Certain impacts to public health conditions particular to the coronavirus (“COVID-19”) outbreak have had a significant negative impact on our operations and profitability. The continuing extent of the impact to our financial performance will depend on future developments, including (i) the duration and spread of the outbreak, (ii) the restrictions and advisories, (iii) the effects on the financial markets, and (iv) the effects on the economy overall, all of which are highly uncertain and cannot be predicted. If our financial performance is impacted because of these developments for an extended period, our results may be materially adversely affected. We cannot anticipate how the potential widespread distribution of a vaccine will mitigate this impact on either COVID-19 or on future variants of the disease.

Cash, Cash Equivalents, and Restricted Cash

We consider all highly liquid instruments purchased with a maturity of three months or less as cash equivalents. We maintain our cash in accounts at certain institutions. The balances, at times, may exceed federally insured limits.

We have not experienced any losses in these accounts, and we do not believe they are exposed to any significant credit risk.

Restricted cash and cash equivalents consist of amounts held in accounts in our name at certain financial institutions. These accounts are subject to certain control provisions in favor of various surety and insurance companies for purposes of compliance and security perfections.

Under the terms of the agreements related to the acquisition of American Bridge, the restricted cash deposited by the sureties is of immediate use for completing the active bonded projects at the time of acquisition. As the bonded projects progress toward completion, there are provisions that remove the restrictions on the restricted cash balances based upon the completion status of the backlog of bonded contracts acquired in the acquisition of American Bridge.

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business (cont.)

(Amounts in thousands)	June 30, 2022	December 31, 2021
Cash and cash equivalents at beginning of period	$63,342	$30,889
Restricted cash at beginning of period	47,900	149,507
Cash, cash equivalents, and restricted cash at beginning of period	$111,242	180,396

Cash and cash equivalents at end of period	$46,116	$63,342
Restricted cash at end of period	13,370	47,900
Cash, cash equivalents, and restricted cash at end of period	$59,486	111,242

Goodwill and Intangibles

Goodwill and intangible assets with indefinite lives are tested for impairment annually, or more frequently if events or circumstances, triggering events, indicate that the assets might be impaired.

We evaluate goodwill at the reporting level (operating segment or one level below an operating segment). We identify our reporting units and determine the carrying value of the reporting unit by assigning assets and liabilities, including the existing goodwill and intangible assets, to the reporting unit. We then determine the fair value of the reporting unit and compare it to the carrying amount of the reporting unit. We have three reporting units. We perform our annual impairment testing for goodwill and indefinite-lived intangible assets as of the beginning of the fourth quarter of the fiscal year. As of June 30, 2022, there was no impairment recorded.

Long-Lived Assets

We review our long-lived assets, including our finite-lived intangible assets subject to amortization, for impairment upon the occurrence of events or changes, triggering events, that would indicate that the carrying value of an asset or a group of assets may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of the asset or group of assets to the future net cash flows expected to be generated by the asset or group of assets. If such assets are not considered to be fully recoverable, any impairment to be recognized is measured by the amount by which the carrying amount of the asset or group of assets exceeds its respective fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. As of June 30, 2022, we did not identify any triggering events that would require a full quantitative analysis.

Accounts Receivable, Net

We provide an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. Normal contracts receivable are due 30 days after the issuance of the invoice. Retainages are due 30 days after completion of the project and acceptance by the contract owner. Warranty retainage receivables are due two years after completion of the project and acceptance by the contract owner. Receivables past due more than 120 days are considered delinquent. Delinquent receivables are written off based on individual credit evaluations and specific circumstances of the customer.

We can apply in writing at the time of substantial performance of the contract to substitute the amount retained as warranty receivable with a substitute bond of equal or greater value.

As of June 30, 2022, and December 31, 2021, we had an allowance of doubtful accounts of $1.5 million and $3.0 million.

Recently Adopted Accounting Pronouncements

In December 2019, FASB issued Accounting Standards Update (“ASU”) 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“Update 2019-12”), which removes certain exceptions for investments, intra-period allocations and interim tax calculations and adds guidance to reduce complexity in accounting for income

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business (cont.)

taxes. Update 2019-12 was adopted as of January 1, 2021. The various amendments in Update 2019-12 are applied on a retrospective basis, modified retrospective basis and prospective basis, depending on the amendment. Our adoption of Update 2019-12 did not have a material impact on our consolidated financial statements and related disclosures.

In March 2020, FASB issued ASU 2020-04, Reference Rate Reform (“Topic 848”): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“Update 2020-04”), which provides optional expedients and exceptions for applying U.S. GAAP principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in Update 2020-04 apply only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. We adopted Topic 848 as of January 1, 2021. The expedients and exceptions provided by the amendments do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as of December 31, 2022, that an entity has elected optional expedients for and that are retained through the end of the hedging relationship. The provisions in Update 2020-04 are effective upon issuance and can be applied prospectively through December 31, 2022. Interest on the Second Amended and Restated Credit Facility accrued at an annual rate of Secured Overnight Financing Rate (“SOFR”) following our upsize in June of 2022. See Note 4 for more information. Our adoption of Update 2020-04 did not have a material impact on our consolidated financial statements and related disclosures. We no longer have any debt that references LIBOR.

Significant Accounting Policies

The significant accounting policies followed by the Company are set forth in Note 2 to the Company’s audited consolidated financial statements for the year ended December 31, 2021, included elsewhere herein. For the six months ended June 30, 2022, there were no significant changes in our estimates and significant accounting policies.

2.	Fair Value Measurements

Fair value of investments measured on a recurring basis as of June 30, 2022, and December 31, 2021, were as follows:

	As of
	June 30, 2022
(amounts in thousands)	Fair Value	Level 1	Level 2	Level 3
Marketable Securities
Common Stocks	$8	$8	$—	$—
Total	8	8	—	—

Investments Noncurrent
Private Equity	3,472	—	—	3,472
Total noncurrent	3,472	—	—	3,472
Overall Total	$3,480	$8	$—	$3,472

	As of
	December 31, 2021
(amounts in thousands)	Fair Value	Level 1	Level 2	Level 3
Marketable Securities
Common Stocks	$12	$12	$—	$—
Total	12	12	—	—

Investments Noncurrent
Private Equity	3,925	—	—	3,925
Total noncurrent	3,925	—	—	3,925
Overall Total	$3,937	$12	$—	$3,925

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3.	Revenue

Revenue is recognized over time using the input method in accordance with ASC 606, measured by the percentage of cost incurred to date to estimated total cost for each contract. This method is used because we believe expended cost to be the best available measure of progress on contracts.

Our contracts are primarily in the form of firm fixed-price and fixed-price per unit. A large portion of our contracts have scope defined adequately, which allows us to estimate total contract value upon the signing of a new contract. Upon signing a new contract, we allocate the total consideration across various contractual promises to transfer a distinct good or service to a customer. These are grouped into specific performance obligations. This process requires significant management judgement. Most of our contracts have a single performance obligation. For contracts with multiple performance obligations, we allocate the total transaction price based on the estimated standalone selling price, which is the total project costs plus a budgeted margin percentage, for each of the performance obligations.

Revenue is recognized when, or as, the performance obligations are satisfied. Our contracts do not include a significant financing component. Costs to obtain contracts are generally not significant and are expensed in the period incurred.

Estimating cost to complete long-term contracts involves a significant amount of estimation and judgement. For long-term contracts, we use the calculated transaction price, estimated cost to complete the project, and the total costs incurred on the project to date to calculate the percentage of the project that is complete. The costs to complete the project and the transaction price can change due to unforeseen events that can either increase or decrease the margin on a particular project.

Our contract structure allows for variable consideration. A significant portion of this variable consideration comes in the form of change order and claims. Other variable consideration can include volume discounts, performance bonuses, incentives, liquidated damages, and other terms that can either raise or lower the total transaction price. We estimate variable consideration based on the probability of being entitled to collection of specific amounts. We include amounts that we believe we have an enforceable right to collect based on our probability of success with specific claims or contractual rights. Our estimates of total variable consideration rely on all available information about our customer including historical, current, and forecasted information.

Many of our contracts require contract modifications resulting from a change in contract scope or requirements. Change orders are issued to document changes to the original contract. We can have approved and unapproved change orders. Unapproved change orders are contract modifications for which we or our customers have not agreed to terms, scope and price. Contract modifications are necessary for many reasons, including but not limited to, changes to the contract specifications or design from the customer, modification to the original scope, changes to engineering drawings, or other required deviation from the original construction plan. Contract modifications may also be necessary for reasons including, but not limited to, other changes to the contract which may be out of our control, such as rain or other weather delays, incomplete, insufficient, inaccurate engineering drawings, different site conditions from information made available during the estimating process, or other reasons. An unapproved change order may turn into a formal claim if we cannot come to an agreement with the owner but are contractually entitled to recovery of costs and profits for work performed. Costs incurred related to contract modifications are included in the estimated costs to complete and are treated as project costs when incurred. Unless the contract modification is distinct from the other goods and services included within the project, the contract modification is accounted for as part of the existing contract. The effect of any modifications on the transaction price, and our measure of the percentage-of-completion on specific performance obligations for which the contract modification relates, is recognized as a cumulative catch-up adjustment to revenue recognized. In some cases, contract modifications may not be fully settled until after the completion of work as specified in the original contract.

We review and update our contract estimates regularly. Any adjustments in estimated profit on contracts is recognized under the cumulative catch-up method. Under this method, the cumulative impact of the profit adjustment is recognized in the period the adjustment is identified. Revenue and profit in future periods are then recognized using an updated estimate that uses inputs consisting of the remaining transaction price, the remaining contract term, and the remaining costs to be incurred on the project.

If a contract is deemed to be in a loss position, the projected loss is recognized in full, including any previously recognized margin, in the period in which the change in estimate is made. Losses are recognized as an accrued loss provision on the consolidated balance sheets in the accrued liabilities caption. For contract revenue after the date that the loss is accrued, the accrued loss provision is adjusted so that the gross profit for the contract remains zero in future periods.

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3.	Revenue (cont.)

As of June 30, 2022, and December 31, 2021, we have $246.0 million and $188.2 million, respectively, of unapproved contract modifications included within our various projects’ transaction prices. These modifications are in negotiation with our customers or other third parties.

We estimate the likelihood of collection during the bidding process for new contracts. Customers with history of late or non-payment are avoided in the bidding process. We consider the necessity for write-down of receivable balances in conjunction with GAAP when evaluating our estimates of transaction price and estimated costs to complete our projects.

We bill our customers in conjunction with our contract terms. Our contracts have three main categories, (i) contracts that are billed based on a specific timeline, (ii) contracts that are billed upon the completion of certain phases of work, or milestones, and (iii) contracts that are billed as services are provided. Some of our contracts are billed following the recognition of certain revenue. This creates an asset on our consolidated balance sheets captioned contract assets. Other contracts schedules allow us to bill customers prior to recognizing revenue. These contracts create a liability on our consolidated balance sheets captioned “contract liabilities.”

We segregate our business into two reportable segments: Civil and Transportation. Our CODM uses these segments in order to operate the business. Our segments offer different specialty infrastructure projects. Our CODM regularly reviews our operating and financial performance based on these segments.

Each of our reportable segments is composed of similar business units that specialize in specialty infrastructure projects that are unique.

Our business is managed using revenue and gross profit primarily. Our CODM regularly uses this information to review operating results, plan future bids, allocate resources, target customers, and plan future growth and capital allocations. To determine reportable segment gross profit, certain allocations, including allocations of shared and indirect costs, such as facility costs, equipment costs, and indirect operating expenses, were made.

Our Civil segment is comprised of Oscar Renda Contracting, Inc., Mole Constructors, Inc., Southland Contracting, Inc., and various subsidiaries and joint ventures. This segment focuses on projects that include the design and construction of water pipeline, pump stations, lift stations, water and wastewater treatment plants, concrete and structural steel, outfall, and tunneling.

Our Transportation segment is comprised of American Bridge, Heritage Materials, LLC, Johnson Bros. Corporation, and various subsidiaries and joint ventures. This segment operates throughout North America and specializes in services that include the design and construction of bridges, roadways, marine, dredging, ship terminals, and piers, and specialty structures and facilities.

Total assets by segment is not presented as our CODM, as defined by ASC 280, does not review or allocate resources based on segment assets.

Segment Revenue

Revenue by segment for the six months ended June 30, 2022, and June 30, 2021, was as follows:

(Amounts in thousands)	June 30, 2022		June 30, 2021
Segment	Revenue	% of Total Revenue	Revenue	% of Total Revenue
Civil	$149,894	28.2%	$181,121	30.2%
Transportation	381,608	71.8%	419,028	69.8%
Total revenue	$531,502	100.0%	$600,149	100.0%

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3.	Revenue (cont.)

Segment Gross Profit

Gross profit by segment for the six months ended June 30, 2022, and June 30, 2021, was as follows:

	Six Months Ended
(Amounts in thousands)	June 30, 2022		June 30, 2021
Segment	Gross Profit	% of Segment Revenue	Gross Profit	% of Segment Revenue
Civil	$19,389	12.9%	$8,891	4.9%
Transportation	23,279	6.1%	36,293	8.7%
Gross profit	$42,668	8.0%	$45,184	7.5%

Revenue earned outside of the United States was 6% and 7% for the six months ended June 30, 2022, and June 30, 2021.

4.	Debt

Long-term debt and credit facilities consist of the following as of June 30, 2022, and December 31, 2021:

	As of
(Amounts in thousands)	June 30, 2022	December 31, 2021
Secured notes	$196,016	$215,622
Mortgage notes	996	1,089
Revolving credit facility	75,000	20,000
Equipment notes	249	540
Total debt	272,261	237,251
Unamortized deferred financing costs	(276)	(321)
Total debt, net	271,985	236,930
Current portion	41,703	41,333
Total long-term debt	230,282	195,597

The weighted average interest rate on total debt outstanding as of June 30, 2022, was 2.94%. As of June 30, 2022, and December 31, 2021, we are in compliance with all debt covenants.

Revolving Credit Facility

In 2021, we entered into a revolving credit agreement with Frost Bank for $50.0 million. Our revolving credit agreement was upsized to $75.0 million on June 2, 2022. As of June 30, 2022, the revolving credit facility agreement bears interest on drawn balances at 1-month SOFR, subject to a floor of 0.90%, plus an applicable margin rate of 2.10%. Prior to the upsize, our revolving credit agreement bore interest on drawn balances at 1-month LIBOR, subject to a floor of 1.00%. As of June 30, 2022, $75.0 million was drawn on the revolver. As of June 30, 2022, we did not have any amount available.

Secured Notes

We enter secured notes in order to finance growth within our business. As of June 30, 2022, we had secured notes expiring between November 2023 and May 2030. Interest rates on the secured notes range between 2.40% and 5.65%.

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4.	Debt (cont.)

Mortgage Notes

We enter mortgage notes in order to finance growth within our business. As of June 30, 2022, we had mortgage notes expiring between October 2023 and February 2029. Interest rates on the mortgage notes range between 3.84% and 5.99%.

Equipment OEM Notes

We enter equipment notes in order to complete certain specialty construction projects. As of June 30, 2022, we had equipment notes expiring between August 2022 and April 2023. As of June 30, 2022, there is no interest rate on any of our equipment notes.

5.	Commitment and Contingencies

Litigation

In the ordinary course of business, we and our affiliates are involved in various legal proceedings alleging, among other things, liability issues or breach of contract or tortious conduct in connection with the performance of services and/or materials provided, the outcomes of which cannot be predicted with certainty. We and our affiliates are also subject to government inquiries in the ordinary course of business seeking information concerning our compliance with government construction contracting requirements and various laws and regulations, the outcomes of which cannot be predicted with certainty.

Some of the matters in which we or our joint ventures and affiliates are involved may involve compensatory, punitive, or other claims or sanctions that, if granted, could require us to pay damages or make other expenditures in amounts that are not probable to be incurred or cannot currently be reasonably estimated. In addition, in some circumstances, our government contracts could be terminated, we could be suspended or incur other administrative penalties or sanctions, or payment of our costs could be disallowed. While any of our pending legal proceedings may be subject to early resolution as a result of our ongoing efforts to resolve the proceeding, whether or when any legal proceeding will be resolved is neither predictable nor guaranteed.

Accordingly, it is possible that future developments in such proceedings and inquiries could require us to (i) adjust existing accruals, or (ii) record new accruals that we did not originally believe to be probable or that could not be reasonably estimated. Such changes could be material to our financial condition, results of operations, and/or cash flows in any particular reporting period. In addition to matters that are considered probable for which the loss can be reasonably estimated, disclosure is also provided when it is reasonably possible and estimable that a loss will be incurred, when it is reasonably possible that the amount of a loss will exceed the amount recorded, or a loss is probable but the loss cannot be estimated.

Liabilities relating to legal proceedings and government inquiries, to the extent that we have concluded such liabilities are probable and the amounts of such liabilities are reasonably estimable, are recorded on the consolidated balance sheets. A certain number of the claims are insured but subject to varying deductibles, and a certain number of the claims are uninsured. The aggregate range of possible loss related to (i) matters considered reasonably possible, and (ii) reasonably possible amounts in excess of accrued losses recorded for probable loss contingencies was immaterial, as of June 30, 2022, and December 31, 2021. Our estimates of such matters could change in future periods.

Surety Bonds

We, as a condition for entering into a substantial portion of our construction contracts, had outstanding surety bonds as of June 30, 2022, and December 31, 2021. We have agreed to indemnify the surety if the surety experiences a loss on the bonds of any of our affiliates.

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5.	Commitment and Contingencies (cont.)

Self-Insurance

We are self-insured up to certain limits with respect to workers’ compensation, and general liability and vehicle liability matters, and health insurance. We maintain accruals for self-insurance retentions based upon third-party data and claims history.

6.	Income Taxes

Southland Holdings, with the consent of its members, elected to be taxed as an S Corporation, under the provisions of Subchapter S of the Internal Revenue Code. Southland Contracting, Inc., Johnson Bros. Corporation, Southland Mole of Canada Ltd., Southland RE Properties L.L.C., and Mole Constructors, Inc. also made “S-elections” with the consent of their respective shareholders. As limited liability companies, Renda Pacific, LLP, and Heritage Materials, L.L.C. are treated as partnerships for federal income tax purposes and do not pay federal income taxes. As a joint venture, Southland Mole joint venture and Southland Renda joint venture are treated as partnerships for federal income tax purposes and do not pay federal income taxes. Southland Technicore Mole joint venture and Southland Astaldi joint venture are disregarded entities for tax purposes; their income is attributed to their respective joint venture owners.

Under those provisions, the above companies do not pay federal corporate income taxes on their taxable income. Instead, the owners are liable for federal income taxes on their respective shares of our income. Accordingly, no provision has been made for federal income tax in the accompanying consolidated financial statements related to the entities that have elected Subchapter S status or are disregarded entities.

We are subject to taxation in the United States, various states, and foreign jurisdictions. We remain subject to examination by tax authorities for 2013 and 2014, due to the carryback of net operating losses enabled by the CARES Act, and for tax years 2018 – 2020.

Southland Contracting, Inc., Southland Mole of Canada Ltd., and Mole Constructors, Inc. are subject to foreign taxes on their respective share of taxable income from operations outside of the US.

Southland Contracting, Inc., Southland Mole of Canada Ltd., and Mole Constructors, Inc. pay state taxes in the states in which their jobs are located. All other companies pay gross margin tax in Texas.

Oscar Renda Contracting, Inc. is a corporation and has not made an “S-election.” Oscar Renda Contracting, Inc. files income tax returns in the U.S. federal jurisdiction and various U.S. state jurisdictions. Oscar Renda Contracting, Inc.’s tax year-end is December 31.

American Bridge Holding Company, American Bridge Company, AB Canada Company, and American Bridge International Corporation (collectively “American Bridge”), are U.S. corporations that have not made an “S-election.” American Bridge files income tax returns in the U.S. federal jurisdiction, American Bridge’s tax year-end is December 31.

Oscar Renda Contracting of Canada, Inc., a wholly owned subsidiary of Oscar Renda Contracting, Inc., is subject to foreign taxes on their taxable income from operations outside of the U.S.

We classify interest and penalties attributable to income taxes as part of income tax expense. As of June 30, 2022, and December 31, 2021, we had no accrued interest and penalties liability.

As of June 30, 2022, and December 31, 2021, we had valuation allowances of $23.1 million, related to the net deferred tax assets recorded on American Bridge primarily related to the net operating losses in Canada and the United Kingdom.

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6.	Income Taxes (cont.)

In accordance with ASC 740 interim reporting, Southland Holdings and Subsidiaries prepares the quarterly income tax provision calculation using the estimated annual effective tax rate (AETR) approach for all entities subject to income tax as noted above aside for the American Bridge group as they are considered to meet an exception to do so as a result of the valuation allowance recorded on their net deferred tax assets. As a result of meeting the exception to using the AETR for interim reporting, American Bridge prepares the quarterly income tax provision under a discrete year-to-date methodology in order to more appropriately reflect the company’s tax position. The total consolidated income tax recorded for the company’s financials are the combination of the AETR and the American Bridge discrete calculation

As of June 30, 2022 and June 30, 2021, we recorded an income tax expense of $3.1 million and income tax benefit of $0.2 million, respectively. The change is primarily due to the fluctuations in pre-tax book income and the recording of a discrete provision for American Bridge. During the six months ended June 30, 2021, a year-to-date tax loss was calculated from the book-to-tax timing differences related to recognition of income from surety funds; however, no income tax benefit was recorded as a result of the full valuation on the net deferred tax assets. American Bridge was in a current period taxable income position with income tax expense being recorded for the six month year-to-date period ending June 30, 2022.

7.	Remaining Unsatisfied Performance

Contract Backlog (“Backlog”) in our industry is an economic measure of the total value of work remaining to be performed on projects that we have been awarded. Backlog consists of two components: (1) unearned revenue and (2) awarded but not started. Unearned revenue includes the revenue we expect to record in the future on in-progress contracts, including 100% of our consolidated joint venture contracts and our proportionate share of unconsolidated joint venture contracts. Contracts that are awarded, but not yet started, are included in backlog once a contract has been fully executed and/or we have received formal “Notice to Proceed” from the project owner.

Although contract backlog reflects business that we consider to be firm, deferrals, cancellations and/or scope adjustments may occur. Backlog is adjusted to reflect any known project cancellations, revisions to project scope and cost, foreign currency exchange fluctuations and project deferrals, as appropriate.

Fixed price contracts, particularly with federal, state and local government customers, are expected to continue to represent a majority of our total Backlog.

The following schedule shows a reconciliation of backlog representing the amount of revenue we expect to realize from work to be performed on contracts in progress and contracts not yet underway as of December 31, 2021, and June 30, 2022:

(Amounts in thousands)	Backlog
Balance December 31, 2021	$2,218,573
New contracts, change orders, and adjustments	294,803
Gross backlog	2,513,376
Less: contract revenue recognized in 2022	(530,439)
Balance June 30, 2022	$1,982,937

8.	Cost and Estimated Earnings on Uncompleted Contracts

Contract assets as of June 30, 2022, and December 31, 2021, consisted of the following:

	As of
(Amounts in thousands)	June 30, 2022	December 31, 2021
Costs in excess of billings	$365,575	$356,495
Costs to fulfill contracts, net	15,088	18,129
Contract assets	$380,663	$374,624

SOUTHLAND HOLDINGS, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8.	Cost and Estimated Earnings on Uncompleted Contracts (cont.)

Costs and estimated earnings on uncompleted contracts were as follows as of June 30, 2022, and December 31, 2021:

	As of
(Amounts in thousands)	June 30, 2022	December 31, 2021
Costs incurred on uncompleted contracts	$8,066,830	$7,887,047
Estimated earnings	894,802	847,786
Costs incurred and estimated earnings	8,961,632	8,734,833
Less: billings to date	(8,693,604)	(8,489,624)
Costs to fulfill contracts, net	15,088	18,129
Net contract position	$283,116	$263,338

Our net contract position is included on the condensed consolidated balance sheets under the following captions:

	As of
(Amounts in thousands)	June 30, 2022	December 31, 2021
Contract assets	$380,663	$374,624
Contract liabilities	(97,547)	(111,286)
Net contract position	$283,116	$263,338

As of June 30, 2022, and December 31, 2021, we have recorded $215.6 million and $210.2 million, respectively, related to claims. The classification of these amounts are represented on the consolidated balance sheets as of the June 30, 2022, and December 31, 2021, as follows:

(Amounts in thousands)	June 30, 2022	December 31, 2021
Costs in excess of billings	$110,056	$105,102
Investments	105,529	105,124
Claims asset total	$215,585	$210,226

9.	Noncontrolling Interests Holders

Southland has several controlling interests including both joint ventures and partnerships. We have controlling interests and allocate earnings and losses in those entities to the noncontrolling interest holders based on their ownership percentages.

We own an 84.7% interest in Oscar Renda Contracting, Inc. (“Oscar Renda”), as of June 30, 2022, and June 30, 2021.

We own a 65.0% interest in the Southland Technicore Mole joint venture and a 70.0% interest in the Southland Astaldi joint venture as of June 30, 2022, and June 30, 2021.

We acquired full ownership of the Heritage Materials joint venture during March of 2021 with the acquisition of the remaining 20.0% stake.

We consolidated each of Oscar Renda Contracting of Canada, Southland Technicore Mole joint venture, and Southland Astaldi joint venture as a result of our significant influence and ownership percentage over the joint venture operations. We have fully consolidated revenue, cost of construction, and other costs on our unaudited condensed consolidated statements of operations and balances on the unaudited condensed consolidated balance sheets.

10.	Subsequent Events

We evaluated subsequent events through September 12, 2022, the date the financial statements were made available to be issued and determined that there have been no events that have occurred that would require adjustments to our disclosures in the financial statements.

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

LEGATO MERGER CORP. II,

LEGATO MERGER SUB INC.,

And

SOUTHLAND HOLDINGS LLC

Dated as of May 25, 2022

Annex A-i

Annex A-ii

Exhibit A — Certain Definitions

Exhibit B — Second Amended and Restated Company Agreement of Company

Exhibit C-1 — Second Amended and Restated Certificate of Incorporation of Parent

Exhibit C-2 — Amended and Restated Bylaws of Parent

Annex A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as amended, modified or supplemented from time to time, this “Agreement”) is made and entered into as of May 25, 2022, by and among Legato Merger Corp. II, a Delaware corporation (“Parent”), Legato Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Southland Holdings LLC, a Texas limited liability company (the “Company”). Parent, Merger Sub and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties”. Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Exhibit A.

recitals

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Texas Business Organizations Code (the “TBOC”), the Parties intend to enter into a business combination transaction, whereby Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving entity of the Merger (“Surviving Company”) and a wholly-owned subsidiary of Parent and the Company Members receiving shares of Parent Common Stock and cash as described herein in exchange for all the outstanding Company Membership Interests; and

WHEREAS, as of the date of this Agreement, the boards of directors of each of Parent and Merger Sub and the managers of the Company have determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interest of, their respective companies and their respective equityholders; and

WHEREAS, the Parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Code, and intend that the Merger shall constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

agreement

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties to this Agreement hereby agree as follows:

ARTICLE I
THE TRANSACTIONS AND RELATED MATTERS

Section 1.1. Merger. At the Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL and the TBOC, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Company after the Merger.

Section 1.2. Effective Time; Closing. On the Closing Date (as defined below), Merger Sub and the Company will cause the Merger to be consummated by the filing of a certificate of merger (the “Delaware Certificate of Merger”) with the Secretary of State of Delaware, in accordance with the applicable provisions of the DGCL, and a certificate of merger (the “Texas Certificate of Merger” and together with the Delaware Certificate of Merger, the “Certificates of Merger”) with the Secretary of State of Texas, in accordance with the applicable provisions of the TBOC (the time of such filings, or such later time as may be agreed in writing by Parent and the Company and specified in the Certificates of Merger, being the “Effective Time”). Subject to the provisions of ARTICLE VII of this Agreement, the closing of the transactions contemplated by this Agreement, including the Merger (the “Closing”), will take place remotely, at a time and date to be determined by the Parties, but in no event later than the second (2nd) Business Day following the satisfaction or waiver of each of the conditions set forth in ARTICLE VI hereof (other than those conditions which can be satisfied only at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at such other time and place as may be agreed to by Parent and the Company (the “Closing Date”). Subject to the provisions of ARTICLE VII of this Agreement, the failure to consummate the Closing on the date and time determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.

Annex A-1

Section 1.3. Effect of the Merger. The effect of the Merger will be as provided in this Agreement, the Certificates of Merger, and the applicable provisions of the DGCL and the TBOC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or the Company Members, all of the property, rights, privileges, powers, franchises, debts, liabilities, and duties of Merger Sub shall vest in the Company as the Surviving Company following the Merger.

Section 1.4. Governing Documents.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of the Parties, the limited liability company agreement of the Surviving Company shall be amended and restated in its entirety to be in the form of Exhibit B, and as so amended shall be the limited liability company agreement of the Surviving Company until thereafter amended in accordance with its terms, the certificate of formation of the Surviving Corporation and as provided by applicable law (the “Surviving Company A&R Company Agreement”).

(b) Immediately prior to the Effective Time, the certificate of incorporation of Parent shall be, and the parties shall take or cause to be taken all action (including by filing such certificate of incorporation with the Secretary of State of Delaware) required to cause the certificate of incorporation of Parent to be, amended and restated to be in the form of Exhibit C-1, until thereafter amended in accordance with its terms (the “Parent A&R Charter”). Immediately prior to the Effective Time, the bylaws of Parent shall be amended and restated in the form of Exhibit C-2 (the “Parent A&R Bylaws”).

Section 1.5. Officers and Managers of the Surviving Company. Each of the persons who is an officer of the Company immediately before the Effective Time will continue in the same position as an officer of the Surviving Company, until his or her death, resignation or removal. Beginning at the Effective Time, the persons designated by Parent, acting through its board of directors, will serve as the managers of the Surviving Company.

Section 1.6. Conversion of Securities.

(a) Conversion of Company Membership Interests. At the Effective Time, subject to the terms and conditions of this Agreement, by virtue of the Merger and without any further action on the part of the Parties, each Company Membership Interest (expressed as a percentage) issued and outstanding immediately before the Effective Time will be converted into and become the right to receive, subject to Section 1.8, (I) a number of shares of Parent Common Stock (the “Per Membership Interest Merger Consideration”) equal to (a) (i) $343,000,000 divided by (ii) $10.15, multiplied by (b) such Company Member’s percentage of all Company Membership Interests issued and outstanding immediately prior to the Effective Time (i.e., 100%), (II) the right to receive a number of shares of Parent Common Stock (the “Earnout Merger Consideration”) equal to (a) (i) $105,000,000 divided by (ii) $10.15, multiplied by (b) such Company Member’s percentage of all Company Membership Interests issued and outstanding immediately prior to the Effective Time, upon the achievement of the Adjusted EBITDA targets in accordance with Section 1.17 and (III) an amount of cash (the “Cash Consideration” and together with the Per Membership Interest Merger Consideration and Earnout Merger Consideration, the “Merger Consideration”) equal to (a) $50,000,000 multiplied by (b) such Company Member’s percentage of all Company Membership Interests issued and outstanding immediately prior to the Effective Time (i.e., 100%); provided, however, that in lieu of receiving all or part of the Cash Consideration, up to $50,000,000 of cash held by the Company or its Subsidiaries may be distributed to the Company Members, or to such other Persons as instructed by the Company Members, if either (1) there is not sufficient funds in the Trust Fund to pay such amount in cash or (2) the Company elects, in its sole discretion, to make such dividend at or prior to the Closing. For the avoidance of doubt, the Company may elect, in its sole discretion, but shall not be obligated, to distribute any cash held by the Company or its Subsidiaries to the Company Members, or to such other Persons as instructed by the Company Members, up to a maximum of $50,000,000, if there is not sufficient funds in the Trust Fund to pay the Cash Consideration in cash. Any cash paid as a dividend on or prior to Closing pursuant to such provision shall reduce the Cash Consideration payable to the Company Members at Closing by a like amount.

(b) Adjustments to Per Membership Interest Merger Consideration. The number of shares of Parent Common Stock issuable pursuant to Section 1.6(a) as Per Membership Interest Merger Consideration and Earnout Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable for Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Parent Common Stock occurring on or after the date hereof but at or prior to the date such shares are issued pursuant to Section 1.6(a).

Annex A-2

(c) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger in accordance with Section 1.6, and each Company Member who would otherwise be entitled to a fraction of a share of Parent Common Stock in accordance with Section 1.6(a) (after aggregating all fractional shares and units that otherwise would be received by such holder in accordance with Section 1.6) shall receive from Parent, in lieu of such fractional share, one (1) share of Parent Common Stock.

(d) Cancellation of Treasury and Parent-Owned Company Membership Interests. Any Company Membership Interests held by Parent, the Company or any direct or indirect Subsidiary of any of the foregoing immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(e) Conversion of Merger Sub Common Stock. At the Effective Time, subject to the terms and conditions of this Agreement, by virtue of the Merger and without any further action on the part of the Parties, each share of Merger Sub’s common stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for a membership interest of the Surviving Company.

Section 1.7. Exchange Procedures.

(a) Deposit of Merger Consideration. At or before the Effective Time, Parent and the Company shall appoint American Stock Transfer & Trust Company (“AST&T”) or another mutually agreeable bank or trust company, to act as exchange agent (the “Exchange Agent”) for the distribution of the Merger Consideration to the Company Members and an exchange agent agreement in form and substance mutually agreeable to Parent and the Company (the “Exchange Agent Agreement”). Parent shall deposit with the Exchange Agent a sufficient amount of cash and shares of Parent Common Stock to deliver the aggregate Merger Consideration to the Company Members, in accordance with Section 1.6(a) (together, the “Payment Fund”). In addition, Parent shall deposit or cause to be deposited in the Payment Fund, as necessary from time to time after the Effective Time, any shares of Parent Common Stock or funds necessary to deliver or pay dividends or other distributions payable pursuant to Section 1.7(c).

(b) Exchange of Company Membership Interests. At the Closing, the Company Members shall deliver a letter of transmittal in a form to be mutually agreed upon between Parent and the Company (and which letter of transmittal will be in customary form for uncertificated securities) (“Letter of Transmittal”), and receive in exchange therefor the Merger Consideration in book-entry form (unless certificates representing shares of Parent Common Stock are otherwise requested by Company Members) and the Company Membership Interests shall forthwith be cancelled. To the extent that a Company Member has not delivered a Letter of Transmittal at or prior to the Closing, following the Closing, such Company Member shall deliver to the Surviving Company a duly executed and completed Letter of Transmittal in order to receive such Company Member’s Merger Consideration. The Merger Consideration shall be issued only in the name of the registered holder of the Company Membership interests exchanged therefor.

(c) Distributions With Respect to Unexchanged Company Membership Interests. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any Company Membership Interests with respect to the Merger Consideration to be issued until the holders of record of such Company Membership Interests shall deliver a Letter of Transmittal as provided for in Section 1.7(b). Subject to applicable law, following delivery of a Letter of Transmittal, the Exchange Agent shall promptly deliver to the record holders thereof the aggregate Merger Consideration issuable in exchange therefor in accordance with Section 1.7(a), and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares, in each case without interest.

(d) No Further Ownership Rights in Company Membership Interests. The shares of Parent Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Membership Interests and there shall be no further registration of transfers on the records of the Surviving Company of the Company Membership Interests that were outstanding immediately prior to the Effective Time.

(e) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Company Membership Interests six (6) months after the Effective Time shall be returned to Parent. Notwithstanding the foregoing, neither Parent nor the Surviving Company shall be liable to any Company Member for any amounts delivered to a public official pursuant to applicable abandoned property, escheat, or similar laws. Any amounts remaining

Annex A-3

unclaimed by any Company Member shall, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

Section 1.8. Required Withholding. Parent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax Legal Requirement. Parent shall provide notice of any withholding that it intends to make (or cause to be made) in connection with consideration deliverable pursuant to this Agreement (other than any withholding required in connection with amounts properly treated as compensation for applicable Tax purposes) at least fifteen (15) days prior to the date of the relevant payment, and the Parties shall (and shall cause their Affiliates to) cooperate to minimize or eliminate any potential withholding. To the extent such amounts are so deducted or withheld consistent with the terms of this Section 1.8, such amounts shall be treated for all purposes under this Agreement as having been delivered to the Person to whom such amounts would otherwise have been deliverable.

Section 1.9. Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

Section 1.10. Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action by Parent, the Company or the Surviving Company is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of Parent, the Company and the Surviving Company shall cause them to take all such action that it is lawful for them to take.

Section 1.11. Lock-Up Agreement. Concurrently with the execution of this Agreement, each of the Company Members is entering into an agreement (the “Company Lock-Up Agreement”) not to transfer the shares of Parent Common Stock received by such Company Member hereunder as Per Membership Interest Merger Consideration until six (6) months from the Closing, subject to certain exceptions as set forth therein. For the avoidance of doubt, the Company Lock-Up Agreement shall not apply to any Adjusted EBITDA Shares that may be issued to the Company Members pursuant to Section 1.17.

Section 1.12. Support Agreements. Concurrently with the execution of this Agreement, the Company Members identified on Schedule 1.12 (the “Supporting Members”) are entering into support agreements with Parent (the “Support Agreements”), pursuant to which each of the Supporting Members agrees to, among other things, vote all of the Company Membership Interests beneficially owned by such Supporting Member in favor of the adoption of this Agreement and the approval of the Merger (which vote may be done by executing a written consent as provided for in Section 5.19).

Section 1.13. Earnout Merger Consideration; Company Representative; Parent Representative.

(a) If, for the fiscal year of Parent ending December 31, 2022, Parent has Adjusted EBITDA equal to or greater than $125,000,000 (the “2022 Base Target”), Parent shall issue to the holders of Company Membership Interests outstanding immediately prior to the Effective Time, in the aggregate, 3,448,276 shares of Parent Common Stock, allocated among the holders of each Company Membership Interest in accordance with the terms of Section 1.6(a); provided that if Parent has Adjusted EBITDA equal to or greater than $145,000,000 (the “2022 Bonus Target”), then the aggregate number of shares of Parent Common Stock to be issued to the holders of Company Membership Interests shall be increased to 5,172,414 shares, similarly allocated among the holders of each Company Membership Interest in accordance with the terms of Section 1.6(a).

(b) If, for the fiscal year of Parent ending December 31, 2023, Parent has Adjusted EBITDA equal to or greater than $145,000,000 (the “2023 Base Target”), Parent shall issue to the holders of Company Membership Interests outstanding immediately prior to the Effective Time, in the aggregate, 3,448,276 shares of Parent Common Stock, allocated among the holders of each Company Membership Interest in accordance with the terms of Section 1.6(a); provided that if Parent has Adjusted EBITDA equal to or greater than $165,000,000 (the “2023 Bonus Target”), then the aggregate number of shares of Parent Common Stock to be issued to the holders of Company Membership Interests shall be increased to 5,172,414 shares, similarly allocated among the holders of each Company Membership Interest in accordance with the terms of Section 1.6(a).

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(c) For avoidance of doubt, in the event that the 2022 Base Target is not met, no shares of Parent Common Stock shall be issued for the fiscal year of Parent ending December 31, 2022, regardless of whether Parent subsequently meets the 2023 Base Target.

(d) From and after the Closing Date, Parent shall be free to conduct its business and the business of the Surviving Company and its Affiliates in the manner it determines to be reasonably prudent and in its best interest and the best interest of the Company and its Affiliates; provided that Parent shall not take any action or omit to take any action that is intended or designed to impede or prevent Adjusted EBITDA of Parent from being equal to or greater than the 2022 Base Target, 2022 Bonus Target, 2023 Base Target or 2023 Bonus Target, as the case may be, in order to solely thwart the issuance of the Adjusted EBITDA Shares in respect thereof.

(e) Not later than one hundred twenty (120) days after each fiscal year with respect to which Adjusted EBITDA is calculated for purposes of Section 1.15(a) and Section 1.15(b) above, Parent shall deliver to the Parent Representative and Company Representative its Adjusted EBITDA calculation for such fiscal year (the “EBITDA Calculation”), which shall be conclusive and binding upon the parties unless the Parent Representative or Company Representative, within thirty (30) Business Days after its receipt of the EBITDA Calculation, notifies Parent in writing that it disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefore. Parent, the Parent Representative and the Company Representative shall in good faith attempt to resolve any dispute and, if they so resolve all disputes, the EBITDA Calculation, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties hereto. If Parent, the Parent Representative and the Company Representative do not reach agreement in resolving the dispute within twenty (20) Business Days after notice is given to Parent by either the Parent Representative or the Company Representative, such parties shall submit the dispute to an independent accounting firm which is mutually agreeable to Parent, the Parent Representative and the Company Representative (the “Accounting Arbiter”). Within thirty (30) days of such submission, the Accounting Arbiter shall determine (it being understood that in making such determination, the Accounting Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Parent, the Parent Representative and the Company Representative, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting EBITDA Calculation which shall be conclusive and binding on the parties hereto. In resolving any disputed item, the Accounting Arbiter (x) shall be bound by the provisions of this Section and (y) may not assign a value to any item greater than the highest value for such items claimed by either such party or less than the lowest value for such items claimed by either such party. The fees, costs and expenses of the Accounting Arbiter shall be borne by Parent.

(f) No later than ten (10) days after the date the EBITDA Calculation with respect to which such Adjusted EBITDA Shares are earned becomes conclusive and binding on the parties hereto, Parent shall instruct its transfer agent to issue the Adjusted EBITDA Shares to the Persons entitled to them.

(g) As used herein,

(i) “Adjusted EBITDA” means for the applicable fiscal year, using results and expenses taken from the audited financial statements of Parent and its Subsidiaries, including but not limited to the Company and its Affiliates, on a consolidated basis, but excluding any results attributable to businesses acquired after the date of this Agreement other than Permitted Acquisitions, the following calculation: income before provision for income taxes, plus interest expense, less interest income, plus depreciation and amortization, plus any expenses arising solely from the Merger charged to income in such fiscal year, including but not limited to filing fees borne by the Company with respect to the Registration Statement and notifications required under the HSR Act, plus those expenses set forth on Schedule 1.13(g)(i). In addition, any Parent or Merger Sub expenses incurred prior to or at the Closing that are included in Parent’s 2022 income statement will be excluded for purposes of Adjusted EBITDA calculation. For the purposes of calculating Adjusted EBITDA for the fiscal year of Parent ending December 31, 2022, Adjusted EBITDA shall be calculated after giving pro forma effect to the Merger as if the Merger was consummated on the first day of such fiscal year.

(ii) “Adjusted EBITDA Shares” means shares of Parent Common Stock issuable pursuant to this Section 1.17.

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(iii) “Company Representative” means the agent, proxy, attorney-in-fact and representative (the “Company Representative”) to act on behalf of the Company for purposes of taking all necessary actions and making all decisions with respect to the Earnout Merger Consideration. The Company has designated Frankie S. Renda as the initial Company Representative. If such Person ceases to serve in such capacity, for any reason, the Company shall appoint a successor to be the Company Representative. The Company Representative shall (i) have no liability to Parent, the Surviving Company, or any Subsidiary or Affiliate of the foregoing, or any equityholder of any of the foregoing (including any Company Member) with respect to actions taken or omitted to be taken in its capacity as the Company Representative, and (ii) be entitled to indemnification by the Company against any loss, liability, or expenses arising out of actions taken or omitted to be taken in its capacity as the Company Representative.

(iv) “Parent Representative” means the agent, proxy, attorney-in-fact and representative (the “Parent Representative”) to act on behalf of Parent for purposes of taking all necessary actions and making all decisions with respect to the Earnout Merger Consideration. The Parent has designated Gregory Monahan as the initial Parent Representative. If such Person ceases to serve in such capacity, for any reason, Parent (or, following the Closing, those members of the board of directors of Parent who were members of the board of directors of Parent prior to the Closing) shall appoint a successor to be the Parent Representative. The Parent Representative shall (i) have no liability to Parent, the Surviving Company, or any Subsidiary or Affiliate of the foregoing, or any equityholder of any of the foregoing (including any Company Stockholder) with respect to actions taken or omitted to be taken in its capacity as the Parent Representative, and (ii) be entitled to indemnification by Parent against any loss, liability, or expenses arising out of actions taken or omitted to be taken in its capacity as the Parent Representative.

(v) “Permitted Acquisitions” means any acquisition of a business occurring after the Closing (i) that is approved by all or all but one of the independent directors of Parent or (ii) that has an Adjusted EBITDA multiple from an enterprise value for the trailing twelve (12) months prior to the acquisition of five (5) or less; provided that for purposes of a Permitted Acquisition, Adjusted EBITDA shall mean Adjusted EBITDA as historically utilized by the business being acquired or if no such definition exists, as it is defined herein.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in Schedule 2 (the “Company Schedule”), the Company hereby represents and warrants to Parent and the Merger Sub as follows:

Section 2.1. Organization and Qualification. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Texas. The Company is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure thereof would not have a Company Material Adverse Effect. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1. The Company has the requisite limited liability company power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and Orders of or from any Governmental Authority (“Approvals”) necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being conducted, except where the failure to possess such Approvals (or the equivalent thereof) would not have a Company Material Adverse Effect. Complete and correct copies of the certificate of formation and limited liability company agreement (such documents, or other comparable governing instruments with different names, collectively, “Charter Documents”) of the Company, as amended and currently in effect, have been made available to Parent or Parent’s counsel.

Section 2.2. Subsidiaries.

(a) The Company has no direct or indirect Subsidiaries other than those listed in Schedule 2.2. Except as set forth in Schedule 2.2, the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens other than Permitted Liens, either directly or indirectly through one or more other Subsidiaries. Except with respect to the Subsidiaries, the Company does not own, directly or indirectly, any equity or voting interest in any Person and does not have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect, under which it may become obligated to make any future investment in or capital contribution to any other entity.

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(b) Each Subsidiary is duly incorporated, organized or formed, as applicable, validly existing and in good standing under the laws of its jurisdiction of organization (as listed in Schedule 2.2) except where the failure to be in good standing (or the equivalent thereof) would not have a Company Material Adverse Effect. Each Subsidiary is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be duly qualified or licensed (or the equivalent thereof) would not have a Company Material Adverse Effect. Each jurisdiction in which a Subsidiary is so qualified or licensed is listed in Schedule 2.2. Each Subsidiary is in possession of all Approvals necessary to enable it to own, lease, and operate the properties it purports to own, lease, or operate and to carry on its business as it is now being conducted, except where the failure to possess any such Approval (or the equivalent thereof) would not have a Company Material Adverse Effect. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been made available to Parent or Parent’s counsel.

Section 2.3. Power and Authorization. The Company has all requisite power and authority to enter into this Agreement and each Ancillary Agreement to which the Company is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party and to consummate the Merger and the other Transactions, subject to the Company Member Approval. The execution and delivery of this Agreement and each Ancillary Agreement by the Company has been (or with respect to Ancillary Agreements to be entered into at the Closing, will be) duly authorized by all necessary limited liability company action on the part of the Company, subject to the Company Member Approval. This Agreement and each Ancillary Agreement to which the Company is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at Closing, will be when executed and delivered) duly executed and delivered by the Company and (b) is (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when delivered) enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 2.4. Authorization of Governmental Authorities. No action by (including any authorization, consent or approval of), or filing with, any Governmental Authority is required by or on behalf of the Company in connection with (i) the valid and lawful authorization, execution, delivery and performance by the Company of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party, or (ii) the consummation of the Merger and the other Transactions by the Company, except, in the case of clause (ii), for (a) compliance with applicable requirements of the HSR Act, (b) compliance with the Exchange Act and the Securities Act, (c) the filing of the Certificates of Merger, and (d) such other consents, approvals, authorizations, Permits, filings or notifications (if any) as will have been obtained or given at or prior to Closing that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, in each case which are set forth in Schedule 2.4.

Section 2.5. Non-contravention. Except as set forth in Schedule 2.5, the authorization, execution, delivery, or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party, nor the consummation of the Merger or the other Transactions, will:

(a) subject to compliance with the requirements specified in Section 2.4, result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Legal Requirement or Permit applicable to the Company that would be or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(b) result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to, or increase any payment to, any Person under, any of the terms, conditions or provisions of (i) any Contractual Obligation of the Company that is material to the Company and its Subsidiaries, taken as a whole, or (ii) the Charter Documents of the Company;

(c) result in the creation or imposition of any Lien on any material asset of the Company other than Permitted Liens; or

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(d) result in the triggering, acceleration, or increase of any payment to any Person pursuant to any Contractual Obligation of the Company, including any “change of control” or similar provision, that would be or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 2.6. Compliance. Since January 1, 2019, the Company and each of its Subsidiaries has complied and is in compliance with all Legal Requirements applicable to the conduct of its business, or the ownership or operation of its business, in each case, except as was not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2019, no written notice of non-compliance with any material Legal Requirement has been received by the Company or any of its Subsidiaries, and the Company has no Knowledge of any such notice related to the Company or any of its Subsidiaries delivered to any other Person.

Section 2.7. Capitalization.

(a) The equity interests of the Company consist of membership interests (the “Company Membership Interests”). Other than such Company Membership Interests, the Company has no class or series of securities authorized by its Charter Documents. All of the issued and outstanding Company Membership Interests (v) are duly authorized, fully paid and non-assessable, (w) were not issued in violation of any preemptive or subscription rights, (x) were issued in compliance in all respects with all securities and other applicable Legal Requirements, (y) were issued in compliance with all requirements set forth in the Company’s Charter Documents and in any applicable Contractual Obligations, and (z) are free and clear of all Liens. Schedule 2.7(a) sets forth each holder of Company Membership Interests and the percentage of issued and outstanding Company Membership Interests beneficially held by each such Person. The Company does not hold any equity interests of the Company in its treasury.

(b) No Company Membership Interests are reserved for issuance by the Company.

(c) There are no subscriptions, options, warrants, equity securities or similar ownership interests, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, or make any payment (including any dividend or distribution) in respect of, any equity interests or similar ownership interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, accelerate the vesting of or enter into any such subscription, option, warrant, equity security or similar ownership interest, call, right, commitment or agreement.

(d) Neither the Company nor any of its Subsidiaries has granted (i) any preemptive rights or other similar rights in respect of any equity interests, or (ii) any equity appreciation rights, phantom units, or other securities with a value based on the equity interests of the Company.

(e) Other than as contemplated by this Agreement and the Ancillary Agreements, are no registrations rights with respect to any securities of the Company or any of its Subsidiaries, and no voting trust, rights plan, anti-takeover plan, or other agreement or understanding to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to any equity interests of the Company or any of its Subsidiaries.

(f) As a result of the consummation of the Merger and the other Transactions contemplated hereby, no equity interests, warrants, options or other securities of the Company or any of its Subsidiaries are issuable and no rights in connection with any equity interests, warrants, options or other securities of the Company or any of its Subsidiaries (including anti-dilution rights) accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(g) Except as set forth on Schedule 2.7(g), neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the holders of equity interests or shares of capital stock of the Company or any of its Subsidiaries.

(h) No outstanding Company Membership Interests are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with the Company.

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Section 2.8. Financial Matters.

(a) Financial Statements. Parent has been furnished with the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2021, 2020 and 2019 (the balance sheet as of December 31, 2021, the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”) and the related consolidated statements of income, cash flow and changes in members’ equity of the Company for the fiscal years then ended, accompanied by the notes thereto, in each case as audited by Ernst & Young LLP (the “Financials”).

(b) Compliance with U.S. GAAP. The Financials (including any notes thereto) (i) have been prepared, in all material respects, in accordance with U.S. GAAP consistently applied, and (ii) fairly present, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries on the dates and for the periods specified, all in accordance with U.S. GAAP. Neither the Company nor any of its Subsidiaries is or has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(c) Absence of Undisclosed Liabilities. The Company does not have any liabilities which are of a nature required by U.S. GAAP to be reflected in a balance sheet or the notes thereto except for (i) liabilities included in the Most Recent Balance Sheet and (ii) liabilities incurred (x) in the ordinary course of business since the Most Recent Balance Sheet Date, (y) in contemplation of the Transactions or with respect thereto, or (z) incurred outside of the ordinary course of business which would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d) Scheduled Indebtedness. Schedule 2.8(d) sets forth a true, correct, and complete list of each agreement governing Company Indebtedness, including all accrued interest and prepayment or other penalties which may be payable as a result of the Merger or the other Transactions.

(e) Internal Control. The Company has established and maintained a system of internal control over financial reporting. To the Company’s Knowledge, such internal control is effective and sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Financials for external purposes in accordance with U.S. GAAP.

(f) SOX Compliance. Except as set forth in Schedule 2.8(f), there are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Subsidiary. Neither the Company nor any Subsidiary has taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g) Stimulus Funds. Schedule 2.8(g) sets forth all CARES Act stimulus fund programs in which the Company or any Subsidiary is participating and the amount of funds received and/or requested by the Company or any Subsidiary for each such program (together with any additional CARES Act stimulus funds hereafter received by the Company or any Subsidiary, the “Stimulus Funds”). The Company has maintained accounting records associated with the Stimulus Funds in material compliance with applicable Legal Requirements and related guidance available as of the date hereof.

(h) Financial Projections. The financial projections with respect to the Company that were delivered by or on behalf of the Company to Parent, including any statement with respect to projected revenues, costs, expenses, and profits, a copy of which are attached as Schedule 2.8(h), were prepared by the Company in good faith based on assumptions for projections of such kind that the Company believes in good faith to reasonable and appropriate as of the date of this Agreement.

Section 2.9. Absence of Certain Developments. Since the Most Recent Balance Sheet Date, and except as contemplated by this Agreement or set forth on Schedule 2.9, (a) there has not been any change, development, condition or event that constitutes a Company Material Adverse Effect, (b) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business (aside from steps taken in contemplation of the Transactions and COVID-19 Measures), and (c) the Company has not taken any action that would have required the prior written consent of Parent under Section 4.1(b) if such action had been taken on or after the date hereof and prior to the Closing.

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Section 2.10. Real Property.

(a) Schedule 2.10(a) sets forth a list of the addresses of all land that is material to the operation of the Company’s business as currently conducted and either (i) owned by the Company or any Subsidiary of the Company (together with any buildings, structures, improvements, and/or fixtures located thereon and owned by the Company or any its Subsidiaries, the “Owned Real Property”) or (ii) leased, subleased or licensed by the Company or any Subsidiary of the Company (together with any buildings, structures, improvements, and/or fixtures located thereon and leased, subleased or licensed by the Company or any its Subsidiaries, the “Leased Real Property,” and together with the Owned Real Property, the “Real Property”). Schedule 2.10(a) also identifies, with respect to each parcel of Leased Real Property, each lease, sublease or other Contractual Obligation under which such Leased Real Property is occupied or used (“Real Property Leases”). The Company has made available to Parent accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect.

(b) The Company or a Subsidiary of the Company, as applicable, has good and valid, fee simple title in and to, or a valid and enforceable leasehold, subleasehold or other possessory interest in, the Real Property, and such title or interest is free and clear of all Liens other than Permitted Liens. The Permitted Liens would not, individually or in the aggregate, reasonably be expected to materially adversely affect or interfere with the use or operation of the Real Property for the Company’s business as presently conducted. There are no outstanding options or other Contractual Obligations under which the Company or any Subsidiary of the Company has the obligation to sell or lease any interest in any Real Property to any Person (other than the Company and its Subsidiaries). Except as set forth on Schedule 2.10(a), there are no Contractual Obligations under which the Company or any Subsidiary of the Company has granted to any Person (other than the Company and its Subsidiaries) the right of use or occupancy of any Real Property. No material improvements constituting a part of the Owned Real Property encroach on real property owned by a Person other than the Company or its Subsidiaries. No eminent domain or condemnation Action is pending or, to the Company’s Knowledge, threatened, that would preclude or impair the use of any Real Property for the operation of the Company’s business as currently conducted. To the Company’s Knowledge, all easements, cross easements, licenses, air rights and rights-of-way or other similar property interests, if any, necessary for the utilization of the Real Property for the operation of the Company’s business as currently conducted have been obtained and are in full force and effect without material default thereunder.

(c) To the Company’s Knowledge, there are no pending or proposed special assessments for public improvements which, if levied or imposed on the Real Property, would constitute a Company Material Adverse Effect.

(d) The use and operation of the Real Property in the conduct of the Company’s business as currently conducted does not violate, in any material respect, any Legal Requirement affecting the Real Property or any presently recorded and validly existing covenant, condition, restriction, or easement affecting the Real Property

Section 2.11. Personal Property. The Company and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in or right to use, all material personal property and other material property and assets owned, used or held for use by the Company and its Subsidiaries in connection with the business of the Company and/or its Subsidiaries or reflected in the Most Recent Balance Sheet (the “Personal Property”), other than Personal Property disposed of in the ordinary course of business after the Most Recent Balance Sheet Date, in each case free and clear of all Liens, except for Permitted Liens. The Permitted Liens would not reasonably be expected, individually or in the aggregate, to materially adversely affect or interfere with the current use or operation of the Personal Property.

Section 2.12. Condition and Sufficiency of Assets. The Real Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components that are a part of the Real Property, are in reasonably good operating condition, order and repair in all material respects, subject to normal wear and tear; and to Company’s Knowledge, there exists no material defects or damages to the Real Property, whether latent or otherwise. The tangible Personal Property has been maintained in the ordinary course of business, is in reasonably good operating condition, subject to normal wear and tear. The Personal Property and Real Property are sufficient, in all material respects, for the conduct of the Company’s business as currently conducted.

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Section 2.13. Intellectual Property.

(a) Non-Infringement. Except as set forth on Schedule 2.13(a): (i) none of the Company or any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any infringement, misappropriation, or violation of the Intellectual Property Rights of any third party, and (ii) to the Company’s Knowledge, the operation of the Company and its Subsidiaries’ business as is currently conducted and as presently intended to be conducted does not infringe or misappropriate the Intellectual Property Rights of any third party. Except as set forth on Schedule 2.13(a), to the Company’s Knowledge, (x) the Company IP Registrations are not the subject of any challenge and (y) no Person is materially infringing upon any Company Intellectual Property Rights.

(b) Scheduled Intellectual Property Rights. Schedule 2.13(b) identifies all registered patents, trademarks, and copyrights, and all applications, certificates, filings, provisionals, or other documents relating to patents, trademarks, or copyrights, and domain names owned by the Company or any of its Subsidiaries (collectively, the “Company IP Registrations”). Each of the Company IP Registrations is valid and subsisting. The Company or one of its Subsidiaries exclusively owns and possesses all right, title and interest in and to the Company IP Registrations.

(c) IP Contracts. Schedule 2.13(c) identifies each Contractual Obligation (i) under which the Company or any of its Subsidiaries uses or licenses Intellectual Property Rights that any third-party owns, other than off-the-shelf software (the “Inbound IP Contracts”), or (ii) under which the Company or any of its Subsidiaries has granted to any Person any right or interest with regard to any Company Intellectual Property Rights, including settlement agreements and covenants not to sue (the “Outbound IP Contracts”, and together with the Inbound IP Contracts, the “IP Contracts”).

(d) Company IP. Except as would not be material to the Company and its Subsidiaries, taken as a whole, and except as set forth on Schedule 2.13(d), the Company or one of its Subsidiaries owns or otherwise has the right to use all Intellectual Property Rights required or necessary for the conduct of the Company’s business as currently conducted and as contemplated to be conducted after the Transactions, free and clear of all Liens other than Permitted Liens, none of which would reasonably be expected to materially adversely affect or interfere with the current use of such Intellectual Property Rights. No Company Intellectual Property Rights necessary for the conduct of the Company’s business are subject to (i) any Action, Contractual Obligation, or Order of a Governmental Authority that materially restricts the use, transfer or licensing thereof by the Company or any of its Subsidiaries (other than restrictions contained in the IP Contracts disclosed in Schedule 2.13(c)), or (ii) which may materially affect the validity, use or enforceability of such Company Intellectual Property Rights.

(e) Know-how. The Company and/or one or more of its Subsidiaries, as appropriate, have taken commercially reasonable measures to protect the secrecy and confidentiality of all material know-how included in the Intellectual Property Rights of the Company and its Subsidiaries. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has disclosed to any Person (including any employees, contractors, and consultants) any such material know-how except under a confidentiality agreement or other legally binding confidentiality obligation, and to the Company’s Knowledge, there has not been any material breach by any party to any such confidentiality agreement. The Company and each Subsidiary has required all Persons (including any current or former employees, contractors, and consultants) who create or develop or have created or developed any material registered or applied for Intellectual Property for the benefit of the Company or any Subsidiary to assign, and all such Persons have assigned, to the Company or a Subsidiary (by present assignment) all of such Person’s rights in such registered or applied for Intellectual Property, except as would not be material to the Company and its Subsidiaries, taken as a whole.

(f) Company Source Code. Neither the Company nor any Subsidiary has disclosed, delivered or licensed to any Person, agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any material Company Source Code, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure (including releases from any Company Source Code escrow arrangements), delivery or license by the Company or any Subsidiary of such Company Source Code, except as would not reasonably be material to the Company and its Subsidiaries, taken as a whole. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any Subsidiary has incorporated Open Source Materials into, or combined Open Source Materials with, or distributed Open Source Materials in conjunction with, Company Products in a manner that grants, or purports to grant, to any third party any rights or immunities under any Company-Owned Intellectual Property that require, as a condition of use, modification and/or distribution of such Open Source Materials that any Company Source Code be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no charge.

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Section 2.14. IT Systems and Data Privacy.

(a) The Company IT Systems are owned by, or validly licensed, leased or supplied under contracts to the Company or its Subsidiaries. The Company IT Systems are adequate and sufficient, in all material respects, for the respective operations of the Company and the Company Subsidiaries as currently conducted and as contemplated to be conducted after the Transactions.

(b) Except as set forth on Schedule 2.14(b), to the Company’s Knowledge, since January 1, 2019, there have been no material data security breach or material unauthorized access of, and no failure, breakdown, performance reduction, disruption, or other adverse event that materially adversely affected the Company’s and its Subsidiaries’ business or operations with respect to, any Company IT Systems, or any other material unauthorized access, use, loss, disclosure, or publication of any Personal Confidential Information, in each case owned or controlled by the Company or its Subsidiaries, or to the knowledge of the Company, by any third Person on behalf of the Company or any Subsidiary, including any unauthorized access, use, disclosure, or publication of Personal Confidential Information that would constitute a breach for which notification to individuals and/or Governmental Authorities is required under any applicable Information Privacy and Security Laws to which the Company or such Subsidiary is subject.

(c) The Company and each Subsidiary has established and maintains commercially reasonable measures that are designed to protect the Company IT Systems and all trade secrets, the data collected, generated, or received in connection with the marketing, delivery, or use of any Company Product, and any third party data howsoever obtained or collected by or for the Company or any Subsidiary, including Personal Confidential Information and other customer data processed in connection with use of any Company Product, and control against unauthorized access, use, modification, disclosure or other misuse, including, without limitation, through written internal and external policies and procedures, and organizational, administrative, technical and physical safeguards. The Company and its Subsidiaries have materially aligned their cybersecurity practices with relevant industry standards and have remediated any and all material identified vulnerabilities.

(d) The collection, maintenance, transmission, transfer, use, disclosure, storage, disposal, and security of Personal Confidential Information by the Company and each Subsidiary has complied in all material respects with (i) applicable Information Privacy and Security Laws, (ii) Disclosed Contracts that govern Personal Confidential Information, (iii) Payment Card Industry Data Standards, and (iv) applicable privacy policies of each Company and Subsidiary. No Action is pending or, to the Company’s Knowledge threatened in writing against the Company or any Subsidiary relating to the processing or security of Personal Confidential Information.

(e) To the knowledge of the Company, the consummation of the transactions contemplated hereby shall not breach or otherwise cause any violation in any material respect of any Information Privacy and Security Laws, or result in the Company or any of its Subsidiaries being prohibited from receiving or using any personal information in the manner currently received or used.

Section 2.15. Permits. The Company and each Subsidiary, as applicable, has been duly granted all Permits necessary for the conduct of the business presently conducted by it and the ownership use and operation of its material assets, other than any such Permits which if not held by the Company and its Subsidiaries would not be, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole. All such Permits are in full force and effect, and no suspension or cancellation of any of the Permits is pending or, to the Company’s Knowledge, threatened in writing, except where such suspension or cancellation would not reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole. The Company has made available to Parent true, correct and complete copies of all material Permits held by it and its Subsidiaries, all of which material Permits are listed on Schedule 2.15. Neither the Company nor any of its Subsidiaries is in violation in any material respect of the terms of any such Permit. Except as set forth on Schedule 2.15, the Transactions will not cause the cancellation of, or require the consent of any Person with respect to, any such Permit.

Section 2.16. Tax Matters.

(a) The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf all income other material Tax Returns in each jurisdiction in which the Company or such Subsidiary is required to file Tax Returns. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by the Company or any Subsidiary (whether or not shown on any Tax Return) have been paid. Neither Company nor

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any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. To the best of the Company’s Knowledge, no claim has ever been made by a Governmental Authority in a jurisdiction where the Company or a Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) The Company and each of its Subsidiaries has (i) withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or shareholder and (ii) materially complied with all filings required with respect thereto.

(c) Except as set forth on Schedule 2.16(c), there are no outstanding audits or examinations concerning any Tax Return either (i) claimed, threatened, or raised in writing by a Governmental Authority, or (ii) as to which the Company or the officers (and employees responsible for Tax matters) of the Company have knowledge.

(d) There is no Tax deficiency outstanding, proposed or assessed against the Company or any Subsidiary, nor has the Company or any Subsidiary executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The Company and each of its Subsidiaries has materially complied with all Legal Requirements with respect to payments made to third parties with respect to any Taxes.

(e) There is no adjustment relating to any Tax Returns filed by the Company or any Subsidiary (i) that has been proposed in writing, formally or informally, by any Governmental Authority, or (ii) of which the Company or the officers (and employees responsible for Tax matters) of the Company have knowledge.

(f) No power of attorney that has been granted by the Company or any Subsidiary with respect to a Tax matter is currently in effect.

(g) Neither the Company nor any Subsidiary has been included in any “consolidated,” “unitary,” “combined,” or similar Tax Return provided for under any Legal Requirements as a member of an affiliated group or otherwise (other than a group including only the Company and its Subsidiaries), or has any liability for the Taxes of any other Person, by reason of any agreements, contracts, or arrangements as a successor or transferee or otherwise. Neither the Company nor any Subsidiary is a party to or bound by any Tax sharing agreement providing for the allocation of Taxes among members of an affiliated, consolidated, combined or unitary group, other than any such agreement (i) as to which only the Company and/or its Subsidiaries are a party or (ii) that is Contractual Obligation entered into in the ordinary course of business and not primarily related to Taxes.

(h) Neither the Company nor any Subsidiary is currently subject to any Liens, other than Permitted Liens, imposed on any of its material assets as a result of the failure or alleged failure of the Company or a Subsidiary to pay Taxes, and the Company has no Knowledge of any basis for assertion of any claims attributable to Taxes that, if adversely determined, would result in any such Lien.

(i) To the Company’s Knowledge, the Company and its Subsidiaries have no liability for any unpaid Taxes which have not been accrued for or reserved on the balance sheets included in the Financials, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes.

(j) Neither the Company nor any of its Subsidiaries, nor Affiliate of the Company or any of its Subsidiaries, has taken any action (or permitted any action to be taken), nor is aware of any fact or circumstance, that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(k) Neither the Company nor any Subsidiary has applied for any relief under, taken advantage of, deferred the payment of Tax or the recognition of taxable income or gain as result of, or is otherwise subject to any provision of a COVID-19 Response Law.

(l) The representations and warranties contained in this Section 2.16 are the only representations and warranties being made by the Company with respect to Taxes.

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Section 2.17. Employee Benefit Plans.

(a) Schedule 2.17(a) lists all material Employee Plans that the Company or any of its ERISA Affiliates sponsors or maintains, or to which the Company or any of its ERISA Affiliates contributes or is obligated to contribute, in each case, for the benefit of current or former employees, directors, or consultants. With respect to each Employee Plan, the Company has made available to Parent accurate and complete copies of each of the following: (i) the plan document together with all amendments thereto, and any trust agreements and (ii) any summary plan descriptions or employee handbooks.

(b) Each Employee Plan, including any associated trust or fund, has been administered in all material respects in accordance with its terms and applicable Legal Requirements. All contributions, reserves, or premium payments required to be made or accrued as of the date hereof to the Employee Plans have been timely made or accrued in all material respects. There is no pending or, to the Company’s Knowledge, threatened Action relating to an Employee Plan, other than routine claims in the ordinary course of business for benefits provided for by the Employee Plans. To the Company’s Knowledge there are no audits, inquiries, or proceedings pending or threatened by any Governmental Authority with respect to any Employee Plan.

(c) There are no plans or commitments to establish any new Employee Plan, or to modify any Employee Plan, except as set forth in this Agreement or the Ancillary Agreements, or as required by Legal Requirements.

(d) Except as set forth in Schedule 2.17(d), each Employee Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms without material liability to Parent or the Company, other than ordinary administration expenses and amounts payable for benefits accrued but not yet paid.

(e) Except as set forth in Schedule 2.17(e) or as required by Legal Requirements, neither the execution and delivery of this Agreement nor the consummation of the Merger and the other Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any manager, member of the board of managers, director, officer, executive, employee, or consultant of the Company or any of its Subsidiaries under any Employee Plan or otherwise, (ii) increase any benefits otherwise payable under any Employee Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(f) The representations and warranties contained in this Section 2.17 are the only representations and warranties being made by the Company with respect to employee benefits.

Section 2.18. Labor Matters.

(a) Except as set forth on Schedule 2.18, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or a Subsidiary and the Company has no Knowledge of any activities or proceedings of any labor union to organize any such employees. Except as set forth on Schedule 2.18, since January 1, 2017, there have been no strikes, work slowdowns, work stoppages or lockouts between any employees of the Company or any of its Subsidiaries, on the one hand, and the Company or such Subsidiary, on the other hand.

(b) True and complete information as to the name and current job title, base salary, target bonus, and any severance entitlements for all current officers of the Company and its Subsidiaries has been provided to Parent. Other than as set forth in Schedule 2.18, each employee of the Company or a Subsidiary is terminable “at will” subject to applicable severance entitlements or notice periods as set forth by Legal Requirements or in any applicable employment agreement, and there are no agreements or understandings between the Company or any Subsidiary and any of its respective employees that their employment will be for any particular period.

(c) To the Company’s Knowledge, none of the officers of the Company or any of its Subsidiaries presently intends to terminate his or her employment with the Company or such Subsidiary. The Company and each of its Subsidiaries is in compliance in all material respects and, to the Company’s Knowledge, the Company’s and each of its Subsidiaries’ employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between the Company or such Subsidiary and such individual.

(d) The Company and each of its Subsidiaries is in compliance in all material respects with all Legal Requirements respecting hiring, employment, termination of employment, employment practices, terms and conditions of employment, employment discrimination, harassment, retaliation, reasonable accommodation, wages and hours,

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and employee health and safety, and neither the Company nor any of its Subsidiaries is liable for any arrears of wages or penalties with respect thereto. All amounts that the Company or any of its Subsidiaries is legally required to withhold from its employees’ wages and to pay to any Governmental Authority as required by Legal Requirements have been withheld and paid or accrued as a liability in the Financials. There are no pending, or to the Company’s Knowledge, threatened in writing, Actions against the Company or any Subsidiary by any employee in connection with such employee’s employment or termination of employment by the Company or any of its Subsidiaries.

(e) No employee or former employee of the Company or any of its Subsidiaries is owed any wages, benefits or other compensation for past services that has not yet been paid or reimbursed (other than wages, benefits, and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable Legal Requirements, are payable in the future, such as accrued vacation, recreation leave and severance pay).

Section 2.19. Environmental Matters.

(a) Except as set forth in Schedule 2.19 or as would not be material to the Company and its Subsidiaries, taken as a whole, (a) the Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws, (b) there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries on or upon any site (including soils, groundwater, surface water, air, buildings, or other structures) currently owned, leased or otherwise operated or used by the Company or any of its Subsidiaries, or formerly owned, leased, or otherwise operated or used by the Company or any of its Subsidiaries, (c) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law, and (d) to the Company’s Knowledge, there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on and no Hazardous Substance stored on, any site owned or operated by the Company or any of its Subsidiaries, except in compliance with Environmental Laws.

(b) The representations and warranties contained in this Section 2.19 are the only representations and warranties being made by the Company with respect to (a) compliance with or liability under Environmental Laws, (b) any release of Hazardous Substances or (c) with respect to any environmental matter related to the Company or any of its Subsidiaries.

Section 2.20. Contracts.

(a) Schedule 2.20 lists each of the following Contractual Obligations to which the Company or any of its Subsidiaries is bound:

(i) any Contractual Obligation with respect to a dealer, distributor, referral, or similar agreement, or any Contractual Obligation providing for the grant by the Company or any of its Subsidiaries of rights to market or sell Company Products on behalf of the Company to any other Person;

(ii) any Contractual Obligation pursuant to which a partnership or joint venture was established that is material to the operation of the Company’s business as currently conducted;

(iii) any Contractual Obligation made other than in the ordinary course of business (x) providing for the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset, (y) providing for any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any Company Product, or (z) pursuant to which any other Person is granted “most favored nations” pricing or customer status or similar with respect to any Company Products;

(iv) any Contractual Obligation (other than “shrink wrap” and similar generally available commercial end-user licenses to software) pursuant to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries licenses any Intellectual Property used in the development or licensing of the Company Products, in each case, that is material to the business of the Company and its Subsidiaries, taken as a whole;

(v) any Contractual Obligation providing for outsourced development or joint development of any material items of Company Intellectual Property;

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(vi) any Contractual Obligation made other than in the ordinary course of business containing any indemnification, warranty, support, maintenance, or service that represents a material obligation of the Company and its Subsidiaries, taken as a whole;

(vii) any lease, sublease or similar arrangement for the use by the Company or any of its Subsidiaries of any Real Property or Personal Property owned by a third party, and any lease, sublease or similar arrangement for use by a third party of any Real Property or Personal Property owned, leased or subleased by the Company or any of its Subsidiaries, where the annual lease payments are greater than $5,000,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business) or where the Real Property or Personal Property is material to the business of the Company or any of its Subsidiaries;

(viii) any Contractual Obligation under which the Company or any of its Subsidiaries has permitted any material asset to become subject to, or under which any material asset may become subject to, a Lien (other than a Permitted Lien);

(ix) any Contractual Obligation providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis or otherwise providing compensation or other benefits to any officer, director, employee or consultant in excess of $250,000 per year;

(x) any collective bargaining agreement with any labor union;

(xi) any Contractual Obligation that (A) purports to limit materially either the type of business in which the Company or any of its Subsidiaries (or, after the Closing, Parent or one of its Subsidiaries or Parent’s successors or assigns) may engage or the geographic area in which any of them may engage in any business, or to limit the solicitation by any of them of the employment of any Person or the ability of any of them to sell to or purchase from any Person, or (B) would require the disposition of any material assets or line of business of the Company and any of its Subsidiaries (or, after the Closing, Parent or any of its Subsidiaries or Parent’s successors or assigns);

(xii) any outstanding general or special powers of attorney executed by or on behalf of the Company or any of its Subsidiaries other than in the ordinary course of business;

(xiii) any Contractual Obligation relating to the issuance of any equity interests or debt securities or any securities convertible into or exchangeable for equity interests or debt securities, or subscriptions, rights, warrants or options to acquire any equity interests or debt securities or any securities convertible into or exchangeable for equity interests or debt securities;

(xiv) any obligation to register any equity interests with any Governmental Authority;

(xv) any Contractual Obligation relating to the acquisition by merger, consolidation, equity or asset purchase, or any other manner of any Person or a line of business of any Person outside the ordinary course of business, or relating to any joint venture or strategic partnership or alliance with another Person that is material to the operation of the Company’s business as currently conducted;

(xvi) any Contractual Obligation under which the Company or any of its Subsidiaries has advanced or loaned an amount to, or received a loan, note, or other instrument, agreement, or arrangement for or relating to the borrowing of money from, any of its Affiliates, shareholders, members, officers, managers, members of the board of managers or board of directors, or employees;

(xvii) any Contractual Obligation (or group of related Contractual Obligations) the performance of which mandates payment by the Company or any of its Subsidiaries of consideration in excess of $25,000,000 per annum over the remaining life of such Contractual Obligation, other than (A) any Contractual Obligation that is terminable by the Company or the applicable Subsidiary at will without material liability and on less than ninety (90) days’ notice, (B) any Contractual Obligation (or group of related Contractual Obligations) to remit amounts received by the Company to third parties in connection with construction contracts and (C) purchase orders received in the ordinary course of business;

(xviii) any mortgage, indenture, note, installment obligation or other instrument or agreement for or relating to any borrowing of money by the Company or any of its Subsidiaries in excess of $20,000,000; and

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(xix) any guaranty by the Company or any of its Subsidiaries, or Affiliate thereof, of any obligation of another Person in excess of $20,000,000.

(b) The Company has made available to Parent copies of each Contractual Obligation listed on Schedule 2.20 that are accurate and complete, in each case, as amended or otherwise modified and currently in effect. Each Contractual Obligation required to be disclosed on Schedule 2.20 (the “Disclosed Contracts”) is in full force and effect and is enforceable against the Company and/or its Subsidiaries, as applicable, except where any such failure would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. No Company or Subsidiary, nor, to the Company’s Knowledge, any other party to any Disclosed Contract, is in breach or violation of, or default under, or has repudiated any provision of, any Disclosed Contract, and, to the Company’s Knowledge, no event has occurred which with notice or lapse of time or both would become a breach of or default under any Disclosed Contract.

(c) Except as set forth in Schedule 2.20, all Disclosed Contracts are being performed without any party thereto relying on any force majeure provisions to excuse non-performance or performance delays arising out of the COVID-19 pandemic or COVID-19 Measures, except where such reliance on, non-performance, or delay was not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 2.21. Customers and Suppliers.

(a) Set forth in Schedule 2.21(a) is a list of the top ten (10) customers (by revenue) of the Company and its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2021 and any additional customers that are reasonably expected to be there for the fiscal year ending December 31, 2022 (collectively, the “Material Customers”), and the aggregate amount of consideration paid to the Company and its Subsidiaries by each Material Customer during each such period. Except as set forth in Schedule 2.21(a), as of the date of this Agreement, no such Material Customer has expressed to the Company in writing, and the Company has no knowledge of, any Material Customer’s intention to cancel or otherwise terminate, or materially reduce or adversely modify, its relationship with the Company or of a material breach of the terms of any contract with such Material Customer. As of the date of this Agreement, no Material Customer has asserted or threatened in writing a force majeure event or anticipated inability to perform, in whole or in part, arising out of the COVID-19 pandemic.

(b) Set forth in Schedule 2.21(b) is a list of the top ten (10) vendors to and/or suppliers of (by spend) of the Company and its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2021 (collectively, the “Material Suppliers”), and the amount of consideration paid to each Material Supplier by the Company and its Subsidiaries during each such period. No such Material Supplier is the sole source of the goods or services supplied by such Material Supplier. No such Material Supplier has expressed to the Company or any of its Subsidiaries in writing its intention to, and to the Company’s Knowledge, no such Material Supplier intends to, cancel or otherwise terminate, or materially reduce or adversely modify, its relationship with the Company and its Subsidiaries or indicating a material breach of the terms of any Contractual Obligation with such Material Supplier. No Material Supplier has asserted or threatened in writing a force majeure event or provided written notice of an anticipated inability to perform, in whole or in part, arising out of the COVID-19 pandemic.

Section 2.22. Affiliate Transactions. To the Company’s Knowledge, no Affiliate of the Company or any of its Subsidiaries: (a) has any material interest in any asset owned or leased by the Company or its Subsidiaries or used in connection with the business of any of the Company or its Subsidiaries, (b) has received a loan from the Company or any of its Subsidiaries which has not been repaid as of the date of this Agreement, or (c) is engaged in any material transaction, arrangement, or understanding with the Company or any of its Subsidiaries, other than through the ownership of equity interests as disclosed in Schedule 2.7(a) and Schedule 2.7(b) or payments made to, and other compensation provided to, officers and directors (or equivalent) in the ordinary course of business.

Section 2.23. Litigation. Except as set forth on Schedule 2.23, there are no pending or, to the Company’s Knowledge, threatened, (a) Actions to which the Company or any of its Subsidiaries is a party (either as plaintiff or defendant), or to which any material assets of the Company or any of its Subsidiaries are subject, which is reasonably expected to be materially adverse to the operations of the Company or any of its Subsidiaries, or (b) allegations of sexual harassment against any officer, manager, director or executive employee of the Company or any of its Subsidiaries which could reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any of its Subsidiaries is subject to any continuing Order of, or consent decree, settlement agreement or other similar written agreement with, or to the Company’s Knowledge, continuing investigation by, any Governmental Authority, that would cause a Company Material Adverse Effect.

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Section 2.24. Insurance. Schedule 2.24 sets forth a list of the material insurance policies and fidelity and surety bonds that cover the Company and its Subsidiaries. The list includes for each such policy, the type of policy, form of coverage, the policy number and the name of the insurer. The Company has made available to Parent true and accurate copies of each such policy. Each such policy is legal, valid, binding, and enforceable in accordance with its terms, in full force and effect (or has been renewed), all premiums have been paid, neither the Company nor any of its Subsidiaries is in default with respect to its obligations under any of such policies, and no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received by the Company or any of its Subsidiaries, in each case, where such failure, default, breach or termination was not or would not reasonably be expected to be, individually or in the aggregate, material to the Company or its Subsidiaries, taken as a whole. The coverages provided by such insurance policies are believed by the Company to be reasonably adequate in amount and scope for the Company’s and its Subsidiaries’ business and operations, including any insurance required to be maintained by Disclosed Contracts.

Section 2.25. Brokers. Except as set forth in Schedule 2.25, no investment banker, financial advisor, broker, or finder has acted for or on behalf of the Company nor, to the Company’s Knowledge, any Company Member or any Affiliate of the Company or a Company Member, in connection with this Agreement or the Transactions, and the Company has not (and, to the Company’s Knowledge, none of the Company Members or any Affiliate of the Company or a Company Member has) entered into any agreement with any Person which will result in the obligation of the Company or its Subsidiaries or Parent to pay any finder’s fee, brokerage fees, commission, or similar compensation in connection with the Merger and the other Transactions.

Section 2.26. Restrictions on Business Activities. Except as set forth in Schedule 2.26, there is no Contractual Obligation or Order of a Governmental Authority binding on the Company or any of its Subsidiaries, or their respective material assets, or to which the Company or any of its Subsidiaries is a party, which has, or could reasonably be expected to have, the effect of materially prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of the business of the Company or any of its Subsidiaries as currently conducted or as presently expected to be conducted.

Section 2.27. Anti-Corruption Matters.

(a) Since January 1, 2019, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge any of their respective Affiliates or Associated Persons or any other Person acting on behalf of any them, has engaged in any activity or conduct that has resulted or will result in the violation of any applicable Anti-Corruption Laws, any Anti-Tax Evasion Laws, or any Economic Sanctions Laws.

(b) The Company and each of its Subsidiaries has in place commercially reasonable procedures to prevent violation of any Anti-Corruption Laws, Economic Sanctions Laws, or Anti-Tax Evasion Laws by their Affiliates and Associated Persons in accordance with all Legal Requirements and generally accepted industry standards.

(c) Since January 1, 2019, to the Company’s Knowledge, (i) neither the Company nor any of its Subsidiaries, nor any of their Affiliates or Associated Persons, nor any other Person acting on behalf of any of the foregoing, is or has been the subject of any investigation, inquiry, litigation, or administrative or enforcement proceedings by any Governmental Authority or any customer regarding any offense or alleged offense under any Anti-Corruption Laws, Economic Sanctions Laws, or Anti-Tax Evasion Laws, (ii) no such investigation, inquiry, litigation, or proceedings have been threatened or are pending, and (iii) there are no circumstances likely to give rise to any such investigation, inquiry, litigation, or proceedings.

(d) Neither the Company nor any of its Subsidiaries, nor any of their Affiliates or Associated Persons, is currently identified on the specially designated nationals or other blocked person list or otherwise subject to any U.S. sanctions administered by OFAC, and such persons have not directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

(e) The Company and each of its Subsidiaries is in compliance in all material respects with all Export Control Laws applicable to it. Without limiting the foregoing: (i) the Company and each of its Subsidiaries has obtained all material export licenses and other material approvals required for its exports of products required by

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any Export Control Law and all such approvals and licenses are in full force and effect; (ii) the Company and each of its Subsidiaries is in compliance in all material respects with the terms of such applicable export licenses or other approvals; and (ii) there are no claims pending or threatened in writing against the Company or any of its Subsidiaries with respect to such export licenses or other approvals.

Section 2.28. Manager Approval. The managers of the Company (including any required committee or subgroup thereof) have, as of the date of this Agreement, in accordance with the Company’s Charter Documents, duly approved this Agreement, the Ancillary Agreements, the Merger and the other Transactions, and (i) declared the advisability of the Merger and the other Transactions, (ii) determined that the Merger and the other Transactions are fair to, and in the best interests of, the Company and the Company Members, (iii) determined to recommend to the holders of Company Membership Interests that they vote in favor of the adoption of this Agreement and the approval of the Merger and the other Transactions.

Section 2.29. Exclusivity of Representations. Except as provided in this ARTICLE II (as modified by the Company Schedule), neither the Company nor any of its Subsidiaries, nor any of their Affiliates, nor any of their respective directors, officers, employees, stockholders, or representatives, has made, or is making, any representation or warranty whatsoever to Parent or its Affiliates. The Company acknowledges and agrees (on its own behalf and on behalf of its Affiliates and Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of Parent; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of Parent for purposes of conducting such investigation; and (iii) except for the representations and warranties set forth in ARTICLE III (as modified by the Parent Schedule), it is not relying on any representations and warranties from any Person in connection with the transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to the exceptions set forth in Schedule 3 (the “Parent Schedule”), each of Parent and Merger Sub represents and warrants to the Company as follows:

Section 3.1. Organization and Qualification. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted, except where the failure thereof would not have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation or limited liability company, as applicable, and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary. Each jurisdiction in which Parent or Merger Sub is so qualified or licensed is listed in Schedule 3.1. Each of Parent and Merger Sub has the requisite corporate or limited liability company, as applicable, power and authority and is in possession of all Approvals necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being conducted, except where the failure thereof would not have a Parent Material Adverse Effect. Complete and correct copies of the Charter Documents of Parent and Merger Sub, as amended and currently in effect, have been made available to the Company or the Company’s counsel.

Section 3.2. Subsidiaries. Except as set forth in Schedule 3.2, neither Parent nor Merger Sub has any direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any capital stock or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Parent owns 100% of the outstanding capital of Merger Sub.

Section 3.3. Power and Authorization. Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement and each Ancillary Agreement to which Parent or Merger Sub is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party and to consummate the Merger and the other Transactions, subject to approval of the Parent Stockholder Matters. The execution and delivery of this Agreement and each Ancillary Agreement by each of Parent and Merger Sub has been (or with respect to Ancillary Agreements to be entered into at the Closing, will be) duly authorized by all necessary corporate action on the part of Parent or Merger Sub, as applicable, subject to approval of the Parent Stockholder Matters. This Agreement and each Ancillary

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Agreement to which Parent and Merger Sub are (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) duly executed and delivered by Parent and Merger Sub and (b) is (or in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4. Authorization of Governmental Authorities. No action by (including any authorization, consent or approval of), or filing with, any Governmental Authority is required by or on behalf of Parent or Merger Sub in connection with, (i) the valid and lawful authorization, execution, delivery and performance by each of Parent and Merger Sub of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party or (ii) the consummation of the Merger and the other Transactions by Parent and Merger Sub, except, in the case of clause (ii), for (a) compliance with applicable requirements of the HSR Act, (b) compliance with the Exchange Act and the Securities Act, (c) the filing of the Certificate of Merger, and (d) such other consents, approvals, authorizations, Permits, filings or notifications (if any) as will have been obtained or given at or prior to Closing that would, individually or in the aggregate, reasonably be expected to be material to Parent, in each case which are set forth in Schedule 3.4.

Section 3.5. Non-contravention. Except as set forth in Schedule 3.5, neither the authorization, execution, delivery, or performance by Parent or Merger Sub of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party, nor the consummation of the Merger or the other Transactions, will:

(a) subject to compliance with the requirements specified in Section 3.4, result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any material Legal Requirement applicable to Parent or Merger Sub that would be or would reasonably be expected to be material to Parent and Merger Sub, taken as a whole;

(b) result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to, or increase any payment to, any Person under, any of the terms, conditions or provisions of (i) any Contractual Obligation of Parent or Merger Sub that is material to Parent and Merger Sub, taken as a whole, or (ii) the Charter Documents of Parent or Merger Sub;

(c) result in the creation or imposition of any material Lien on any material asset of Parent or Merger Sub other than Permitted Liens; or

(d) result in the triggering, acceleration, or increase of any payment to any Person pursuant to any material Contractual Obligation of Parent or Merger Sub, including any “change of control” or similar provision, that would be or would reasonably be expected to be material to Parent and Merger Sub, taken as a whole.

Section 3.6. No Operating History.

(a) Parent was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. It completed an initial public offering of Units consisting of Parent Common Stock and Parent Warrants in November 2021, and placed certain of the net proceeds of its initial public offering and simultaneous private placement of Parent Units in the Trust Fund described in Section 3.11. Parent has never conducted any operations and has never engaged in any business activities, except raising funds through sales of securities, causing its securities to be listed on Nasdaq, complying with applicable regulatory requirements of the SEC, Nasdaq, and State of Delaware, seeking to find a company or companies with which to complete an initial business combination and negotiating the terms of the Transactions.

(b) Merger Sub was formed for the purpose of completing the Merger. Merger Sub has never engaged in any business activities, has no assets or liabilities and has never generated any revenues or expenses, other than expenses related to the Transactions.

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Section 3.7. Compliance. Each of Parent and Merger Sub has complied and is in compliance with all Legal Requirements applicable to the conduct of its business, or the ownership or operation of its business, in each case, except as was not and would not reasonably be expected to be, individually or in the aggregate, material to Parent and Merger Sub, taken as a whole. No written notice of non-compliance with any material Legal Requirement has been received by Parent or Merger Sub, and Parent has no Knowledge of any such notice related to Parent or Merger Sub delivered to any other Person.

Section 3.8. Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 50,000,000 shares of Parent Common Stock, of which 35,911,000 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (ii) 1,000,000 shares of preferred stock of Parent, par value $0.0001 per share (“Parent Preferred Stock,” and together with the Parent Common Stock, the “Parent Stock”), of which no shares of Parent Preferred Stock are issued and outstanding. All of the currently outstanding shares of Parent Common Stock (v) are duly authorized, fully paid and non-assessable, (w) were not issued in violation of any preemptive or subscription rights, (x) were issued in compliance in all respects with all securities and other applicable Legal Requirements, (y) were issued in compliance with all requirements set forth in the Company’s Charter Documents and in any applicable Contractual Obligations, and (z) are free and clear of all Liens.

(b) Of the authorized shares of Parent Stock, (i) no shares of Parent Common Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock and there are no such outstanding options, and (ii) 14,385,500 shares of Parent Common Stock are reserved for issuance upon the exercise of Parent Warrants as described in Schedule 3.8(b). Except for shares of Parent Common Stock that may be reserved for issuance upon exercise of Parent Warrants issuable upon conversion of Parent Borrowings in accordance with Section 5.12, no other shares of Parent Common Stock are reserved for issuance by Parent.

(c) Except as provided in this Agreement or as described in Section 3.8(b), and except for Parent Warrants that may be issuable upon conversion of Parent Borrowings in accordance with Section 5.12 and shares of Parent Common Stock that may be issuable upon exercise of such Parent Warrants, there are no subscriptions, options, warrants, shares of capital stock, equity securities or similar ownership interests, calls, rights, commitments or agreements of any character to which Parent or Merger Sub is a party or by which it is bound obligating Parent or Merger to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or other ownership interests of Parent or Merger Sub or obligating Parent or Merger Sub to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, share of capital stock, equity security or similar ownership interest, call, right, commitment or agreement.

(d) Neither Parent nor Merger Sub has granted (i) any preemptive rights or other similar rights in respect of any capital stock, (ii) any equity appreciation rights, phantom units, or other securities with a value based on the capital stock of the Company, or (iii) any board nomination or observer rights.

(e) Except as provided for in this Agreement or as set forth in Schedule 3.8(e), there are no registrations rights with respect to any securities of Parent or Merger Sub, and no voting trust, rights plan, anti-takeover plan, or other agreement or understanding to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound with respect to any capital stock of Parent or Merger Sub.

(f) Except as provided in this Agreement or as set forth on Schedule 3.8(f), as a result of the consummation of the Merger and the other Transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of the Company or any of its Subsidiaries are issuable and no rights in connection with any shares, warrants, options or other securities of Parent or Merger Sub (including anti-dilution rights) accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise). Except as provided in this Agreement or as set forth on Schedule 3.8(f), the Parent Warrants do not contain any anti-dilution rights, other than adjustments for stock splits, reverse stock splits, stock combinations, stock dividends and similar transactions affecting the stockholders as whole.

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(g) Except as set forth on Schedule 3.8(g), neither Parent nor Merger Sub has any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the holders of shares of capital stock of the Company or any of its Subsidiaries.

(h) Except as provided for in this Agreement or as set forth in Schedule 3.8(h), no outstanding securities of Parent are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with Parent.

(i) The authorized and outstanding share capital of Merger Sub is 1,000 shares of common stock, par value $0.0001 per share. Parent owns all of the outstanding share capital of Merger Sub, free and clear of all Liens.

Section 3.9. Parent SEC Reports and Financial Statements.

(a) Parent SEC Reports and Financial Statements. Parent has timely filed all registration statements, reports, schedules, forms, statements and other documents required to have been filed by Parent with the SEC since its formation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). Except for any changes (including any required revisions to or restatements of the Parent Financial Statements (defined below) or the Parent SEC Reports) to the Parent’s historical or future accounting relating to any guidance from the SEC staff after the date hereof relating to non-cash accounting matters (the “SEC SPAC Accounting Changes”), and except for any delays in the filing of the Parent’s periodic reports as they come due, as of their respective dates, as a result thereof, (i) none of the Parent SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the audited financial statements of Parent (“Parent Audited Financial Statements”) and unaudited interim financial statements of Parent (“Parent Unaudited Financial Statements” and, together with the Parent Audited Financial Statements, the “Parent Financial Statements”) (including, in each case, the notes and schedules thereto) included in the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis in accordance with past practice during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Parent and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) Absence of Undisclosed Liabilities. Parent does not have any liabilities which are of a nature required by U.S. GAAP to be reflected in a balance sheet or the notes thereto except for (i) liabilities included in the most recent balance sheet included in the Parent Financial Statements or resulting from SEC SPAC Accounting Changes, (ii) liabilities disclosed in the Parent SEC Reports, and (iii) liabilities incurred (x) in the ordinary course of business since the date of the most recent balance sheet included in the Parent Financial Statements, (y) in contemplation of the Transactions or with respect thereto or (z) outside of the ordinary course of business which would not be, individually or in the aggregate, material to Parent.

(c) Disclosure Controls and Procedures. Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15(d) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Parent’s Knowledge, except for any deficiencies that may result from SEC SPAC Accounting Changes, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(d) Internal Control. Parent has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(e) under the Exchange Act). Except for any deficiencies that may result from SEC SPAC Accounting Changes, such internal controls are effective and sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of the Parent Financial Statements for external purposes in accordance with U.S. GAAP.

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(e) SOX Compliance. There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) SEC Comments. To the Knowledge of Parent, as of the date of this Agreement, there are no outstanding comments from the SEC Staff with respect to the Parent SEC Reports. To the Knowledge of Parent, as of the date of this Agreement, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 3.10. Absence of Certain Developments. Since the date of the most recent balance sheet included in the Parent Financial Statements, except as set forth in the Parent SEC Reports filed prior to the date of this Agreement or as set forth on Schedule 3.10, (a) there has not been any change, development, condition or event that constitutes a Parent Material Adverse Effect; (b) the business of Parent has been conducted in the ordinary course of business (aside from steps taken in contemplation of the Transactions); and (c) Parent has not taken any action that would have required the prior written consent of the Company under Section 4.1(b) if such action had been taken on or after the date hereof and prior to the Closing.

Section 3.11. Trust Fund.

(a) As of the date hereof, Parent has approximately $280 million invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account (the “Trust Fund”) administered by AST&T, pursuant to that certain Investment Management Trust Agreement by and between Parent and AST&T, dated as of November 22, 2021 (the “Trust Agreement”). The Trust Fund shall be utilized in accordance with Section 5.10 hereof and the Trust Agreement.

(b) The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to Parent’s Knowledge, the trustee under the Trust Agreement. There are no separate Contractual Obligations, side letters or other understandings (whether written or unwritten, express or implied): (i) between Parent and AST&T that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (ii) to Parent’s Knowledge, that would entitle any Person (other than stockholders of Parent holding Parent Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Common Stock pursuant to Parent’s Charter Documents) to any portion of the proceeds in the Trust Fund, except as described in the Parent SEC Reports. Prior to the Closing, none of the funds held in the Trust Fund may be released except: (A) interest income earned on the Trust Fund to pay taxes; and (B) to redeem Parent Common Stock in accordance with the provisions of Parent’s Charter Documents. There are no Actions pending or, to Parent’s Knowledge, threatened in writing with respect to the Trust Fund.

Section 3.12. Real Property; Personal Property. Neither Parent nor Merger Sub owns or leases any real property or personal property.

Section 3.13. Intellectual Property. Neither Parent nor Merger Sub owns, licenses, or otherwise has any right, title or interest in any Intellectual Property Rights.

Section 3.14. Tax Matters.

(a) Each of Parent and Merger Sub has timely filed, or has caused to be timely filed on its behalf all material Tax Returns in each jurisdiction in which Parent and/or Merger Sub is required to file Tax Returns. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by Parent and Merger Sub (whether or not shown on any Tax Return) have been paid. Neither Parent nor Merger Sub is currently the beneficiary of any extension of time within which to file any Tax Return. To the best of Parent’s Knowledge, no claim has ever been made by a Governmental Authority in a jurisdiction where Parent or Merger Sub does not file Tax Returns that Parent or Merger Sub is or may be subject to taxation by that jurisdiction.

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(b) Parent and Merger Sub have (i) withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder and (ii) materially complied with all filings required with respect thereto.

(c) There are no outstanding audits or examinations concerning any Tax Return either (i) claimed, threatened, or raised in writing by a Governmental Authority, or (ii) as to which Parent or Merger Sub or the directors and officers (and employees responsible for Tax matters) of Parent and Merger Sub have knowledge.

(d) There is no Tax deficiency outstanding, proposed or assessed against Parent or Merger Sub, nor have Parent or Merger Sub executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Parent and Merger Sub have materially complied with all Legal Requirements with respect to payments made to third parties with respect to any Taxes.

(e) There is no adjustment relating to any Tax Returns filed by Parent or Merger Sub (i) that has been proposed in writing, formally or informally, by any Governmental Authority, or (ii) of which Parent or Merger Sub or the directors and officers (and employees responsible for Tax matters) of Parent or Merger Sub have knowledge, and neither Parent, Merger Sub nor any director or officer (or employee responsible for Tax matters) of Parent or Merger Sub expects any Governmental Authority to assess additional Taxes for any period for which Tax Returns have been filed.

(f) No power of attorney that has been granted by Parent or Merger Sub with respect to a Tax matter is currently in effect.

(g) Neither Parent nor Merger Sub has been included in any “consolidated,” “unitary,” “combined,” or similar Tax Return provided for under any Legal Requirements as a member of an affiliated group or otherwise, and has no liability for the Taxes of any other Person, by reason of any agreements, contracts, or arrangements as a successor or transferee or otherwise. Neither Parent nor Merger Sub is a party to or bound by any Tax sharing agreement providing for the allocation of Taxes among members of an affiliated, consolidated, combined or unitary group, other than any such agreement that is Contractual Obligation entered into in the ordinary course of business and not primarily related to Taxes.

(h) Neither Parent nor Merger Sub is currently subject to any Liens, other than Permitted Liens, imposed on any of its assets as a result of the failure or alleged failure of Parent or Merger Sub to pay Taxes, and neither Parent nor Merger Sub has Knowledge of any basis for assertion of any claims attributable to Taxes that, if adversely determined, would result in any such Lien.

(i) Neither Parent nor Merger Sub has liability for any unpaid Taxes which have not been accrued for or reserved on the balance sheets included in the Parent Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes.

(j) Neither Parent, nor Merger Sub, nor any Affiliate of Parent or Merger Sub has taken any action (or permitted any action to be taken), nor is aware of any fact or circumstance, that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(k) Neither Parent nor Merger Sub has applied for any relief under, taken advantage of, deferred the payment of Tax or the recognition of taxable income or gain as result of, or is otherwise subject to any provision of a COVID-19 Response Law.

(l) The representations and warranties contained in this Section 3.14 are the only representations and warranties being made by Parent and Merger Sub with respect to Taxes.

Section 3.15. Employees; Employee Benefit Plans.

(a) Other than any officers or as described in the Parent SEC Reports, Parent and Merger Sub do not have and have never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Fund, neither Parent nor Merger Sub has any unsatisfied material liability with respect to any employee.

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(b) Other than as contemplated by this Agreement, Parent and Merger Sub do not currently, and do not plan or have any commitment to, maintain, sponsor, contribute to or have any direct liability under any Employee Plans.

(c) The representations and warranties contained in this Section 3.15 are the only representations and warranties being made by Parent or Merger Sub with respect to employee benefits.

Section 3.16. Contracts. Schedule 3.16 sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Parent or Merger Sub is a party, other than any such material contract previously filed with the SEC.

Section 3.17. Affiliate Transactions. Except as described in the Parent SEC Reports, to Parent’s Knowledge, no Affiliate of Parent is engaged in any material transaction, arrangement, or understanding with the Company or any of its Subsidiaries.

Section 3.18. Litigation. There are no pending or, to Parent’s Knowledge, threatened, (a) Actions to which Parent or Merger Sub is a party (either as plaintiff or defendant), or to which any material assets of Parent or Merger Sub are subject, which is reasonably expected to be materially adverse to the operations of Parent or Merger Sub, or (b) allegations of sexual harassment against any officer, manager, director, executive employee, or managing member of Parent or Merger Sub which could reasonably be expected to result in a Parent Material Adverse Effect. Neither Parent nor Merger nor any property or asset of Parent or Merger Sub is subject to any continuing Order of, or consent decree, settlement agreement or other similar written agreement with, or to the Company’s Knowledge, continuing investigation by, any Governmental Authority, that would cause a Parent Material Adverse Effect.

Section 3.19. Parent Listing. The issued and outstanding shares of Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “LGTO”. The issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “LGTOW”. The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “LGTOU”. There is no Action pending or, to the Knowledge of Parent, threatened in writing against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Common Stock, Parent Warrants or Parent Units or terminate the listing of the Parent Common Stock or Parent Warrants on Nasdaq. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Common Stock, Parent Warrants, or Parent Units under the Exchange Act.

Section 3.20. Stock Issued in Transactions. When shares of Parent Common Stock are issued in the Merger as contemplated by this Agreement, such shares of Parent Common Stock will be duly authorized, validly issued and non-assessable, and will be received by the Company Members to whom they are issued free and clear of all Liens or restrictions on transfer, other than (i) restrictions on transfer imposed by this Agreement, the Parent Charter Documents and the Lock-up Agreement, and (ii) restrictions on transfer imposed by applicable securities Legal Requirements.

Section 3.21. Brokers. Except as set forth in Schedule 3.21, no investment banker, financial advisor, broker, or finder has acted for or on behalf of Parent, nor, to Parent’s Knowledge, any Affiliate thereof, in connection with this Agreement or the Transactions, and Parent has not (and, to Parent’s Knowledge, no Affiliate of Parent has) entered into any agreement with any Person which will result in the obligation of Parent or the Company or its Subsidiaries to pay any finder’s fee, brokerage fees, commission, or similar compensation in connection with the Merger and the other Transactions.

Section 3.22. Board Approval. The board of directors of each of Parent and Merger Sub has, as of the date of this Agreement, as of the date of this Agreement, in accordance with Parent’s Charter Documents, duly approved this Agreement, the Ancillary Agreements, the Merger and the other Transactions, and (i) declared the advisability of the Transactions and approved this Agreement and the Transactions, (ii) determined that the Transactions are fair to, and in the best interests of, Parent and its stockholders and (iii) determined to recommend to the holders of Parent Common Stock that they vote in favor of all the Parent Stockholder Matters. Other than the approval of the Parent Stockholder Matters, no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve the consummation of the Transactions.

Section 3.23. Exclusivity of Representations. Except as provided in this ARTICLE III (as modified by the Parent Schedule), neither the Parent, Merger Sub, any of its or their Affiliates, nor any of its their respective directors, officers, employees, shareholders, or representatives has made, or is making, any representation or warranty whatsoever to the

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Company or its Affiliates. Each of Parent and Merger Sub acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting such investigation; and (iii) except for the representations and warranties with respect to the Company set forth in ARTICLE II (as modified by the Company Schedule), it is not relying on any representations and warranties from any Person in connection with the transactions contemplated hereby. It is understood that any financial projections with respect to the Company, including any statement with respect to projected revenues, costs, expenses, and profits, or similar materials made available by or on behalf of the Company to Parent, Merger Sub or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the Company, in each case except for the representations and warranties set forth in ARTICLE II (as modified by the Company Schedule).

ARTICLE IV
COVENANTS OF THE PARTIES

Section 4.1. Operation of the Business by the Company, Parent, and Merger Sub.

(a) Conduct of the Business Generally. Except for those actions or omissions (i) as set forth in Schedule 4.1, (ii) required or expressly permitted by the terms of this Agreement or applicable Legal Requirements or (iii) consented to by the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company and Parent shall use commercially reasonable efforts consistent with past practices and policies to carry on (and shall cause their respective Subsidiaries to carry on) their respective businesses in the ordinary course of business and in compliance in all material respects with all applicable Legal Requirements and to (x) preserve substantially intact their present business organization, (y) keep available the services of their present officers and key employees and (z) preserve their relationships with key customers and suppliers of goods and services and others with which it has significant business dealings.

(b) Specific Prohibitions. Except for those actions or omissions (i) as set forth in Schedule 4.1, (ii) required or expressly permitted by the terms of this Agreement or applicable Legal Requirements, or (iii) consented to by the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company and Parent hereby agrees not to do (and hereby agrees to cause its respective Subsidiaries not to do) any of the following:

(i) Amend its Charter Documents;

(ii) Purchase, redeem or otherwise acquire, directly or indirectly, any capital stock or other equity interest of itself;

(iii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity interest, or split, combine or reclassify any equity interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or other equity interest;

(iv) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any capital stock or other equity interest or any securities convertible into or exchangeable for any capital stock or other equity interest, or subscriptions, rights, warrants or options to acquire any capital stock or other equity interest, or any securities convertible into or exchangeable for any capital stock or other equity interest, or enter into other agreements or commitments of any character obligating it to issue any such capital stock or other equity interests or convertible or exchangeable securities;

(v) Acquire or agree to acquire by merger or consolidation of any Subsidiary with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire outside the ordinary course of business any assets which are material, individually or in the aggregate, to its business, taken as a whole, as applicable, or enter into any joint ventures, strategic partnerships or alliances, or other arrangements that provide for exclusivity of territory or otherwise restrict its

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ability to compete or to offer or sell any products or services to other Persons. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged, or consolidated entity be included in the Proxy Statement/Prospectus;

(vi) Form or establish any Subsidiary except in the ordinary course of business consistent with prior practice or in connection with an acquisition permitted by this Section 4.1(b);

(vii) Merge or consolidate with any Person, or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

(viii) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except the sale, lease or disposition of property or assets in the ordinary course of business that are not material, individually or in the aggregate, to its business;

(ix) Close any facility or discontinue any material line of business or any material business operations;

(x) Make capital expenditures that in any instance exceed by more than 10% the previously budgeted amount;

(xi) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(xii) Except as required by Legal Requirements, establish or increase any benefits under any Employee Plan, grant any severance or termination pay, pay any special bonus or special remuneration, or increase the compensation payable or paid, whether conditionally or otherwise, to any of its employees, officers, directors or consultants, other than normal annual increases not exceeding 5%, or enter into or adopt any new severance plan, or amend, modify, or alter in any material respect any Employee Plan;

(xiii) Enter into any employment contract or any collective bargaining agreement other than in the ordinary course of business consistent with past practices;

(xiv) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any Employee Plan or authorize cash payments in exchange for any options granted under any Employee Plan;

(xv) Pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction of any claims, liabilities, or obligations in the ordinary course of business consistent with past practice, or (ii) waive the benefits of, agree to modify in any material manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which it or any of its Subsidiaries is a party or of which it or any of its Subsidiaries is a beneficiary (other than with customers and other counterparties in the ordinary course of business consistent with past practices);

(xvi) Modify in any material respect or terminate any Disclosed Contract, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(xvii) Incur or enter into any Contractual Obligation other than in the ordinary course of business consistent with past practices requiring it to pay in excess of $5,000,000 in any 12-month period;

(xviii) Abandon, dispose of, allow to lapse, transfer, sell, assign, or exclusively license to any Person or otherwise extend, amend or modify any existing or future Intellectual Property Rights or material assets;

(xix) Terminate, cancel or let lapse, in each case voluntarily, any of its material existing insurance policies or any of its respective properties, assets and businesses, unless substantially concurrently with such

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termination, cancellation or lapse, it enters into a replacement policy or policies underwritten by reputable insurance companies providing coverage at least substantially equal in all material respects to the coverage under the terminated, canceled or lapsed policy;

(xx) Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than the payment of salary and benefits and the advancement of expenses in the ordinary course of business consistent with prior practice;

(xxi) Except as required by Legal Requirements or U.S. GAAP (including in response to any SEC SPAC Accounting Changes), revalue any of its assets in any manner or make any change in accounting methods, principles or practices;

(xxii) Make, revoke, amend, or rescind any Tax elections or Tax compromise with any Governmental Authority, execute any waiver of restrictions on assessment or collection of any Tax, or change any method of accounting for Tax purposes or prepare or file any Tax Return in a manner inconsistent with past practice, fail to pay any Tax when due (including any estimated Tax payments), claim any Tax credits or defer any Tax payments under any COVID-19 Response Law, or enter into any Tax sharing, Tax allocation, Tax receivable or Tax indemnity agreement;

(xxiii) Take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xxiv) Engage any investment banker, financial advisor, broker, or finder or enter into any agreement with any Person which will result in the obligation to pay any finder’s fee, brokerage fees, commission, or similar compensation in connection with the Transactions; or

(xxv) Agree in writing or otherwise agree or commit to take any of the actions described in Section 4.1(b)(i) through (xxiv) above.

(c) No Control. Except as provided for in Section 4.1(a) and Section 4.1(b), the Parties acknowledge and agree that this Agreement is not intended to give the Company, on the one hand, or Parent or Merger Sub, on the other hand, directly or indirectly, any other the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, the Company, on the one hand, and Parent and Merger Sub, on the other hand, will exercise, subject to and consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

Section 4.2. Confidentiality; Access to Premises and Information.

(a) Confidentiality. The Parties agree that they shall be bound by that certain Confidentiality Agreement, dated January 20, 2022 (the “Confidentiality Agreement”), by and between the Company and Parent with respect to all nonpublic information exchanged in connection with this Agreement and the negotiations related thereto. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect, subject to Section 7.2.

(b) Access to Information. Subject to the Confidentiality Agreement, from the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with ARTICLE VII, the Company will permit Parent, during normal business hours and upon reasonable notice, to have reasonable access to Representatives of the Company and to premises, properties, books, records (including Tax records) and contracts of the Company, except, in each case, for privileged attorney-client communications or attorney work product, and information or materials required to be kept confidential by applicable Legal Requirements. The Company will instruct its PCAOB Auditor to provide Parent and its Representatives reasonable access to all of the financial information used in the preparation of the Financials and reasonably cooperate with the preparation of financial statements and financial information for inclusion in the Proxy Statement/Prospectus. Parent will permit the Company and its Representatives to have reasonable access to Representatives of Parent and Merger Sub and to premises, properties, books, records

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(including Tax records) and contracts of Parent and Merger Sub, except, in each case, for privileged attorney-client communications or attorney work product, and information or materials required to be kept confidential by applicable Legal Requirements.

(c) Restriction on Communication. Notwithstanding the terms of Section 4.2(b), Parent and Merger Sub each hereby agrees that from the date hereof until the Closing Date or the earlier termination of this Agreement, it will not (and will not permit any of its Representatives or Affiliates to) contact or communicate with the employees, customers, providers, service providers or suppliers of the Company or any of its Subsidiaries without the prior consultation with and approval of the Chief Executive Officer or Chief Financial Officer of the Company (such approval not to be unreasonably withheld, conditioned or delayed); provided, however, that neither this Section 4.2(c) nor anything else herein will prohibit any contacts by Parent’s Representatives or Affiliates with the customers, providers, service providers and suppliers of the Company or any of its Subsidiaries in the ordinary course of business and unrelated to the transactions contemplated hereby.

Section 4.3. Exclusivity.

(a) From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with ARTICLE VII, the Company will not (and will cause its Affiliates and Representatives not to) solicit, initiate, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any Person relating to, or enter into or consummate any transaction relating to, (i) any merger or sale of ownership interests in, or material assets of, the Company or any of its Subsidiaries, or a recapitalization, share exchange, or similar transaction with respect to the Company or any of its Subsidiaries, or (ii) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit the ability of the Company or any of its Subsidiaries to consummate the Transactions contemplated by this Agreement (the transactions in subsections (i) and (ii), collectively “Company Competing Transactions”). In addition, the Company will (and will cause its Affiliates and Representatives to) promptly cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Competing Transaction. The Company will promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) notify Parent if the Company (or, to the Company’s Knowledge, any of their Affiliates or Representatives) receives any inquiry, proposal, offer or submission with respect to a Company Competing Transaction (not including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement, and will inform Parent of the principal terms of the inquiry, proposal, offer or submission.

(b) From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with ARTICLE VII, Parent and Merger Sub will not (and will cause its Affiliates and Representatives not to) solicit, initiate, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any Person relating to, or enter into or consummate any transaction relating to (i) any merger or sale of ownership interests in, or material assets of, Parent or a Subsidiary (including Merger Sub), or a recapitalization, share exchange, or similar transaction with respect to Parent or a Subsidiary or (ii) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit Parent or Merger Sub from being able to consummate the Transactions contemplated by this Agreement (the transactions in subsections (i) and (ii), collectively “Parent Competing Transactions”). In addition, Parent and Merger Sub will (and will cause their Affiliates and Representatives to) promptly cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Parent Competing Transaction. Parent and Merger Sub will promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) notify the Company if Parent or Merger Sub (or, to Parent’s Knowledge, any of their Affiliates or Representatives) receives any inquiry, proposal, offer or submission with respect to a Parent Competing Transaction (not including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement, and will inform the Company of the principal terms of the inquiry, proposal, offer or submission.

Section 4.4. Certain Financial Information. Within twenty-five (25) Business Days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Parent unaudited consolidated financial information for such month and management commentary on the business performance during such month.

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Section 4.5. Access to Financial Information. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company will, and will use commercially reasonable best efforts to cause its auditors (subject to any required access agreement or arrangement) to (a) continue to provide Parent and its Representatives reasonable access to all of the financial information used in the preparation of the Financials and the financial information furnished pursuant to Section 4.4, (b) reasonably cooperate with any reviews performed by Parent or its Representatives of any such Financials or such information, and (c) reasonably cooperate with the preparation of financial statements or financial information for inclusion in the Proxy Statement/Prospectus, including pro forma financial information, comparative per share information, and management’s discussion and analysis of financial information.

Section 4.6. Commercially Reasonable Efforts. Each of the Parties agrees to use its commercially reasonable best efforts to cause the Transactions to be consummated as promptly as reasonably practicable, including using its commercially reasonable best efforts to (a) cause the conditions precedent set forth in ARTICLE VI to be satisfied, (b) obtain all consents, approvals, waivers, authorizations, Orders or other actions by Governmental Authorities that are necessary to enable the consummation of the Merger and the other Transactions, (c) obtain all consents, approvals or waivers from third parties that are necessary to enable the consummation of the Merger and the other Transactions, including without limitation those set forth in Schedule 6.2(f) (it being understood that nothing herein shall require the Parties or any of their respective Affiliates to incur any liability or material expense in connection with obtaining any consent, approval or waiver), (d) defend any Action challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed as promptly as practicable, and (e) execute and deliver any instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.1. Registration Statement; Parent Stockholder Meeting.

(a) Parent shall prepare and, as soon as is reasonably practicable after receipt by Parent from the Company of all financial and other information relating to the Company and the Company Members as is necessary for its preparation, file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a Registration Statement on Form S-4 (the “Registration Statement”), which shall include a proxy statement/prospectus (the “Proxy Statement/Prospectus”) to be used for (a) the purpose of soliciting proxies from the Parent Stockholders to vote in favor of (i) the adoption of this Agreement and the approval of the Merger contemplated hereby, including the issuance of the Per Membership Interest Merger Consideration and Earnout Merger Consideration to the Company Members, (ii) the election to the board of directors of Parent, effective as of the Closing, of the individuals identified on Schedule 5.16, with each to serve in the class of directors set forth opposite his or her name on such schedule, (iii) the amendment and restatement of Parent’s Charter Documents, effective as of immediately prior to the Closing, so that Parent’s Charter Documents will be in the form of Exhibit C-1 and Exhibit C-2, (iv) the adoption, effective as of the Closing, of an incentive equity plan of Parent (“Parent Plan”), (v) the approval of the adjournment of the Parent Stockholder Meeting (as defined below) to a later date or dates if it is determined by the officer presiding over the Parent Stockholder Meeting that more time is necessary for Parent to consummate the Transactions, and (vi) any other proposals reasonably agreed upon by Parent and the Company (collectively, the “Parent Stockholder Matters”) at a special or annual meeting of Parent Stockholders to be called and held for such purposes (the “Parent Stockholder Meeting”), and (b) the offer and sale of the shares of Parent Common Stock constituting the aggregate Per Membership Interest Merger Consideration and the Earnout Merger Consideration to the Company Members.

(b) The Company shall furnish to Parent all financial and other information concerning the Company, its officers, and members (including the persons listed on Schedule 5.16 who are designated by the Company and will be directors of Parent immediately following the Effective Time, assuming election by the Parent Stockholders at the Parent Stockholders Meeting), and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement and any amendment and supplement thereto, all in accordance with Section 5.4. In consultation with the Company, Parent shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use commercially reasonable efforts to cause the Registration Statement to be approved by the SEC as promptly as practicable. Parent shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act in connection therewith. Parent will notify the Company promptly after it receives notice of: (i) the time when the Registration Statement has been filed; (ii) in the event the Registration Statement is not

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reviewed by the SEC, the expiration of any applicable waiting period under the Securities Act or Exchange Act; (iii) in the event the preliminary Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (iv) the filing of any supplement or amendment to the Registration Statement; (v) any request by the SEC for amendment of the Registration Statement; (vi) any comments from the SEC relating to the Registration Statement and responses thereto; and (vii) requests by the SEC for additional information, and in each case Parent shall provide the Company with copies of all written correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Parent shall not file or mail such document or respond to the SEC prior to receiving the approval of the Company (not to be unreasonably withheld, conditioned or delayed). Filing fees with respect to the Registration Statement shall be borne by the Company.

(c) As soon as reasonably practicable following the declaration of the effectiveness of the Registration Statement by the SEC (the “SEC Approval Date”), but not later than ten (10) Business Days thereafter, Parent shall (i) distribute the Proxy Statement/Prospectus to the Parent Stockholders, (ii) having, prior to the SEC Approval Date, established the record date therefor, duly call, give notice of, convene and hold the Parent Stockholder Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, (iii) hold the Parent Stockholder Meeting on a day not more than thirty (30) days after the date on which Parent mails the Proxy Statement/Prospectus to its stockholders and (iv) subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented to the Parent Stockholders for approval or adoption at the Parent Stockholder Meeting, including, without limitation, the Parent Stockholder Matters. Notwithstanding the foregoing provisions of this Section 5.1(c), Parent shall, after consultation with the Company in good faith, be entitled to make one or more successive postponements or adjournments of the Parent Stockholder Meeting (i) to ensure that any supplement or amendment to the Proxy Statement/Prospectus that Parent has determined in good faith is required to satisfy the conditions of Section 5.1(d) below or any other applicable Legal Requirement, or (ii) if on a date for which the Parent Stockholder Meeting is scheduled, Parent reasonably determines that the Merger cannot be consummated for any reason; provided, that Parent continues to satisfy its obligations under Section 5.1(e) below and Parent shall reconvene such Parent Stockholder Meeting as promptly as practicable following such time as the matters described in clauses (i) and (ii) have been resolved.

(d) Parent shall comply with all applicable provisions of and rules under the Securities Act, the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement/Prospectus, the offer and sale of Parent Common Stock pursuant thereto, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholder Meeting. Without limiting the foregoing, (i) no financial or other information provided in writing by Parent for inclusion in the Proxy Statement/Prospectus shall, as of the date the Proxy Statement/Prospectus is first distributed to Parent Stockholders, or as of the date of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and (ii) no financial or other information provided in writing by the Company for inclusion in the Proxy Statement/Prospectus shall, as of the date the Proxy Statement/Prospectus is first distributed to Parent Stockholders, or as of the date of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. If at any time prior to the Parent Stockholder Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, Parent shall as promptly as practicable prepare and file with the SEC an amendment or supplement to thereto (provided that no such amendment or supplement will be filed by Parent without compliance with Section 5.1) and transmit the same to the Parent Stockholders.

(e) Parent, acting through its board of directors, shall include in the Proxy Statement/Prospectus the recommendation of its board of directors that the Parent Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters referred to in Section 5.1, and shall otherwise use commercially reasonable best efforts to obtain approval of the matters referred to in Section 5.1. Neither Parent’s board of directors nor any committee or agent or representative thereof shall withdraw, or propose to withdraw, Parent’s board of director’s recommendation that the holders of shares of Parent Common Stock vote in favor of the adoption of the Parent Stockholder Matters except as required by applicable law.

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Section 5.2. HSR Act. If required pursuant to the HSR Act, as promptly as practicable, Parent and the Company shall each: (a) prepare and file a notification relating to the Transactions, (b) promptly and in good faith provide all information reasonably requested of them by the Federal Trade Commission or the Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Authorities, and (c) request early termination of any waiting period under the HSR Act. Parent and the Company each shall (i) promptly inform the other Party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the transactions contemplated by this Agreement and permit counsel to the other Party an opportunity to review in advance any proposed response to such communications, and each Party shall consider in good faith the views of the other Party’s counsel in connection with, any response to any Governmental Authority concerning the transactions contemplated by this Agreement, (ii) give the other Party prompt notice of the commencement of any Action by or before any Governmental Authority with respect to the Transactions, and (iii) keep the other Party reasonably informed as to the status of any such Action. Each Party agrees to provide, to the extent permitted by the applicable Governmental Authority, the other Party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party or anyone acting on its behalf and any Governmental Authority. No Party shall extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority that could affect the Transactions without the written consent of the other Parties. Filing fees with respect to the notifications required under the HSR Act shall be borne by the Company.

Section 5.3. Public Announcements.

(a) Promptly after the execution of this Agreement, Parent and the Company will issue a joint press release announcing the execution of this Agreement (“Signing Press Release”). As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”).

(b) After the issuance of the Signing Press Release, Parent and the Company shall reasonably cooperate to create and implement a plan addressing communications regarding the Transactions (the “Communications Plan”) during the period prior to the Closing (or the earlier termination of this Agreement in accordance with ARTICLE VII). Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, the other Ancillary Agreements or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by Parent, or Parent, in the case of a public announcement by the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by applicable law or the rules of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable law, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith;(ii) to the extent expressly provided for in the Communications Plan, internal announcements to employees of the Company and its Subsidiaries;(iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.3; and (iv) announcements and communications to Governmental Authorities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement.

(c) Promptly after the Effective Time, Parent and the Company shall issue a joint press release announcing the consummation of the Transactions (“Closing Press Release”). Within the required period after the Effective Time, Parent shall prepare a Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”).

Section 5.4. Required Information.

(a) In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Registration Statement (including the Proxy Statement/Prospectus), the Closing Form 8-K and the Closing Press Release, or any other statement, filing notice, or application (other than pursuant to the HSR Act, to which Section 5.2 applies) made by or on behalf of Parent and/or the Company to any Governmental Authority in connection with the Transactions, including any amendment or supplement thereto or other document filed in connection therewith, or any press release or Form 8-K relating to the business or financial condition of Parent or the Company or to the Transactions (each, a “Reviewable Document”), and for any other reasonable purposes, each of Parent and the Company, upon request by

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the other Party, shall furnish the other with all financial and other information concerning such Party, such Party’s directors or managers, as applicable, officers, and stockholders (including the persons listed on Schedule 5.16 who will be directors of Parent immediately following the Effective Time, assuming election by the Parent Stockholders at the Parent Stockholders Meeting), and such other matters as may be reasonably necessary or advisable in connection with the Reviewable Document, shall use commercially reasonable best efforts to cause such Party’s PCAOB auditor to issue its report on such Party’s financial statements and grant its consent to inclusion thereof in the Reviewable Document, if required, and shall otherwise assist and cooperate with the other Party as reasonably requested by the other Party in connection with any Reviewable Document.

(b) At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by Parent, on the one hand, or the Company, on the other hand, Parent or the Company, as applicable, shall be given an opportunity to review and comment upon such Reviewable Document and give its prior written consent to the form thereof, such consent not to be unreasonably withheld, conditioned or delayed, and each Party shall accept and incorporate all reasonable comments from the other Party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof.

(c) Any language included in a Reviewable Document that reflects the comments of the reviewing Party, as well as any text as to which the reviewing Party has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing Party and may henceforth be used by the other Party in other Reviewable Documents and in other documents distributed by the other Party in connection with the Transactions without further review or consent of the reviewing Party.

(d) Prior to the Closing Date (i) Parent and the Company shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with the SEC, and (ii) Parent and the Company shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments from the SEC Staff regarding any Reviewable Documents, or of any written or oral request by the SEC Staff for amendments or supplements to, any Reviewable Documents, and each of them shall promptly supply the other with copies of all correspondence between such Party or any of its Representatives and the SEC Staff with respect to any Reviewable Documents. Parent and the Company shall use their respective commercially reasonable best efforts, after consultation with each other, to resolve all such comments or requests with respect to any Reviewable Documents as promptly as reasonably practicable. All correspondence and communications to the SEC or its Staff made by Parent or the Company with respect to the Transactions or any agreement ancillary hereto shall be considered to be Reviewable Documents subject to the provisions of this Section 5.5.

(e) Parent and the Company shall comply with all applicable Legal Requirements in the preparation, filing, delivery and/or issuance of each Reviewable Document. All information supplied by a Party for a Reviewable Document shall, as of the date of the filing of the Reviewable Document, be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

Section 5.5. No Parent Securities Transactions. Neither the Company nor any of its Subsidiaries, nor any of the Company Members, nor any of the Company’s and the Company Members’ officers, directors, employees, Affiliates or Representatives, directly or indirectly, shall engage in any transactions involving securities of Parent prior to the time of the making of a public announcement regarding all of the material terms of the Merger and the other Transactions. The Company shall use its commercially reasonable best efforts to require the Company Members and the Company’s and the Company Members’ officers, directors, employees, Affiliates and Representatives, to comply with the foregoing requirement.

Section 5.6. No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company acknowledges that (a) it has read Parent’s Final Prospectus and understands that Parent has established the Trust Fund and that Parent may disburse monies from the Trust Fund only in certain limited situations described in the Final Prospectus and (b) if a business combination (as defined in Parent’s Charter Documents) is not consummated by the time period set forth in Parent’s Charter Documents, Parent will be obligated to return to the holders of Parent Common Stock the amounts being held in the Trust Fund. Accordingly, the Company, for itself and each Company Member and their respective directors, officers, employees, Representatives, Subsidiaries, Affiliates, and Associated Persons, hereby waive all right, title, interest or claim of any kind against Parent to collect from the Trust Fund any monies that

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may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever; provided that: (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Parent pursuant to this Agreement for legal relief against monies held outside the Trust Fund or for specific performance or other equitable relief in connection with the Transactions, and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future pursuant to this Agreement against Parent’s assets or funds that are not held in the Trust Fund and not distributed to Redeeming Stockholders (defined below). This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of Parent.

Section 5.7. Disclosure of Certain Matters. Each of Parent and the Company will provide the other with prompt written notice of any event, development or condition of which it obtains knowledge that (a) would cause such Party’s representations and warranties to become untrue or misleading or which would prevent it from consummating the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such Party any reason to believe that any of the conditions to the obligations of the other Party set forth in ARTICLE VI, as applicable, will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects, or condition (financial or otherwise) of the Party, or (e) would require any amendment or supplement to the Proxy Statement/Prospectus. The Parties shall have the obligation to supplement or amend the Company Schedule and Parent Schedule with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such schedules; provided, however, that any such supplement or amendment shall not be deemed to modify the representations and warranties of the Parties for any purposes under the Agreement, including for the purposes of ARTICLE VI. The obligations of the Parties to amend or supplement the schedules shall terminate on the Closing Date.

Section 5.8. Securities Listing. Parent shall use its commercially reasonable best efforts to keep the Parent Common Stock, Parent Warrants and Parent Units listed for trading on Nasdaq from the date hereof and through the Closing, and shall prepare and submit to Nasdaq a notice of listing of additional shares and/or a listing application, in each case if required under Nasdaq rules, in connection with the Merger, and shall use commercially reasonable best efforts to obtain approval for the listing of the Parent Common Stock issuable in connection with the Merger on Nasdaq after the Closing, and the Company shall reasonably cooperate with Parent with respect to such listing.

Section 5.9. Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current and former directors and/or officers of the Company and Parent (each, a “D&O Indemnified Person”) under applicable law or as provided in the Charter Documents of the Company and Parent or in any indemnification agreements in force as of the date of this Agreement with respect to matters occurring prior to or at the Closing shall survive and shall continue in full force and effect in accordance with their terms. Prior to or at the Closing, Parent shall enter into new indemnification agreements with each individual listed in Schedule 5.16.

(b) Without limiting any additional rights that any Person may have under any other agreement, for a period of six (6) years after the Closing Date, each of Parent and the Company shall, jointly and severally, indemnify and hold harmless each D&O Indemnified Person against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the D&O Indemnified Person is or was an officer, director, employee, manager, managing member, partner (general or limited), fiduciary or agent of Parent or the Company prior to the Closing Date or (ii) any matters existing or occurring at or prior to the Closing Date (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed on or after the Closing Date, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit, proceeding or investigation, (x) each D&O Indemnified Person will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Parent within ten (10) business days of receipt by Parent from the D&O Indemnified Person of a request therefor; provided, that any Person to whom expenses are advanced provides an undertaking to return the advance if it is ultimately determined that the Person is not entitled to indemnification, (y) neither Parent, the Company, nor any of their respective Affiliates shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim in which indemnification could be sought by a

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D&O Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of all such D&O Indemnified Persons from all liability arising out of such action, suit, proceeding, investigation or claim (including all claims for plaintiffs’ attorney’s fees and expenses) or such D&O Indemnified Person otherwise consents and (z) Parent, the Company, and their respective Affiliates shall cooperate in the defense of any such matter.

(c) Upon the Closing, Parent shall purchase a prepaid insurance policy (i.e., “tail coverage”) which policy provides liability insurance coverage for the D&O Indemnified Persons of Parent on no less favorable terms (including in amount and scope) as the policy or policies maintained by Parent at the date of this Agreement (but in any event on terms that are reasonably prudent in circumstances) for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the Transactions. Such policy shall be from an insurance carrier with the same or better credit rating as the current insurance carrier(s) of Parent with respect to directors’ and officers’ liability insurance.

(d) Upon the Closing, the Surviving Company shall purchase a prepaid insurance policy (i.e., “tail coverage”) which policy provides liability insurance coverage for the D&O Indemnified Persons of the Company on no less favorable terms (including in amount and scope) as the policy or policies maintained by the Company at the date of this Agreement for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the Transactions. Such policy shall be from an insurance carrier with the same or better credit rating as the current insurance carrier(s) of the Company with respect to directors’ and officers’ liability insurance.

(e) Upon the Closing, Parent shall purchase a directors’ and officers’ insurance policy in a reasonably prudent amount which policy provides liability insurance coverage with respect to claims arising from acts, events or omissions that occur after the Closing. Such policy shall be from an insurance carrier with the same or better credit rating as the current insurance carrier(s) of Parent and the Company with respect to directors’ and officers’ liability insurance.

(f) If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of Parent assume the obligations set forth in this Section 5.9.

(g) The provisions of this Section 5.9 are intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and may not be changed after Closing without the consent of Parent and a majority of those D&O Indemnified Persons serving on Parent’s board of directors after the Closing Date.

Section 5.10. Trust Fund Disbursement. Upon satisfaction or waiver of the conditions set forth in ARTICLE VI and provision of notice to AST&T in accordance with and pursuant to the Trust Agreement, at the Closing, Parent shall cause the documents, opinions, and notices required to be delivered to AST&T pursuant to the Trust Agreement to be so delivered, including providing AST&T with the trust termination letter. The trust termination letter shall instruct AST&T to distribute the Trust Fund as follows: (a) first, to stockholders who elect to have their shares of Parent Common Stock redeemed for cash in accordance with the provisions of Parent’s Charter Documents (“Redeeming Stockholders”), (b) second, for income Tax or other Tax obligations of Parent prior to Closing, (c) third, to EarlyBirdCapital, Inc. as deferred underwriting commissions in accordance with that certain Underwriting Agreement dated November 22, 2021, (d) fourth, to debtors of Parent in repayment of Parent Borrowings that are not converted into securities of Parent immediately prior to the Effective Time and other loans and reimbursement of expenses to directors, officers and stockholders of Parent, (e) fifth, to pay any other accrued but unpaid Transaction Expenses of Parent and the Company, and (f) sixth, all remaining funds shall be distributed to Parent for the payment of the Cash Consideration (if any) and post-Closing working capital of Parent. Thereafter, the Trust Fund shall terminate in accordance with its terms.

Section 5.11. Expenses. Except as otherwise provided herein, each Party will pay its own respective Transaction Expenses.

Section 5.12. Parent Borrowings. Through the Closing, Parent shall be allowed to borrow funds from its directors, officers and/or stockholders to meet its reasonable capital requirements necessary for the consummation of the Transactions (“Parent Borrowings”), with any such Parent Borrowings to be made only as reasonably required by the

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operation of Parent in due course on a non-interest bearing basis and otherwise on arm’s length terms and conditions and repayable at Closing solely in cash (or, with the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned, or delayed, convertible into securities of Parent in accordance with the terms of the promissory notes issued to evidence the borrowing, which terms have been set forth in the Final Prospectus).

Section 5.13. Company Insider Loans. The Company shall cause each Insider of the Company or its Subsidiaries and each other Person designated by the Company who will become an Insider of Parent upon the Closing to, at or prior to Closing, (i) repay to the Company or its Subsidiaries any loan by the Company or its Subsidiaries to such Insider or other Person and any other amount owed by such Insider or other Person to the Company or its Subsidiaries; and (ii) cause any guaranty or similar arrangement pursuant to which the Company or its Subsidiaries have guaranteed the payment or performance of any obligations of such Insider or other Person to a third party to be terminated.

Section 5.14. Employment Agreements. Prior to the Closing Date, Parent shall enter into employment agreements with the Company executives listed on Schedule 5.14, in a form which is reasonably acceptable to the Company and such executives to be effective upon the Closing Date (the “Employment Agreements”).

Section 5.15. Registration Rights Agreement. At or prior to the Closing, Parent, the Company Members who are Affiliates of the Company (all of whom are set forth on Schedule 5.15), the Initial Stockholders, and EarlyBirdCapital, Inc. and its designees shall execute and deliver an amended and restated registration rights agreement (“Registration Rights Agreement”) in a form to be mutually agreed upon and in substance reasonable and customary for transactions of a similar nature, pursuant to which, among other things, Parent shall, within forty-five (45) days after the Closing, file a registration statement on Form S-1 to register for resale under the Securities Act the shares of Parent Common Stock issued or issuable as Per Membership Interest Merger Consideration and Earnout Merger Consideration to the Company Members who are Affiliates of the Company, the shares of Parent Common Stock held by the Initial Stockholders or issuable upon the exercise of Parent Warrants held by the Initial Stockholders (or their transferees) as of immediately after the Closing, and the shares of Parent Common Stock issued to EarlyBirdCapital, Inc. (and its designees) as compensation in Parent’s initial public offering as described in the Final Prospectus. The Registration Rights Agreement shall supersede the existing registration rights agreement, dated as of November 22, 2021, between Parent and the Initial Stockholders and EarlyBirdCapital, Inc. (and its designees).

Section 5.16. Board of Directors; Officers. Except as otherwise agreed in writing by the Company and Parent prior to the Closing, the Parties shall take all necessary action so that (a) all of the members of the board of directors of Parent and all officers of Parent resign effective as of the Closing unless such director or officer is included on Schedule 5.16, (b) the number of directors constituting the board of directors of Parent shall be such number as is specified on Schedule 5.16 and (c) the persons listed in Schedule 5.16 are elected to the positions of officers and directors of Parent, as set forth therein, to serve in such positions effective immediately after the Closing. If any Person listed in Schedule 5.16 is unable to serve, the Party appointing such Person shall designate a successor.

Section 5.17. Incentive Equity Plan. Prior to the Closing Date, Parent shall cause to be adopted the Parent Plan, the proposed form and terms of which shall be prepared and delivered by the Company, and which shall be reasonably acceptable to Parent. The Parent Plan shall provide that an aggregate number of shares of Parent Common Stock equal to 5.0% of the shares of Parent Common Stock outstanding upon the Closing shall be reserved for issuance pursuant to the Parent Plan. Parent shall file with the SEC a registration statement on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) relating to Parent Common Stock issuable pursuant to the Parent Plan. Such registration statement shall be filed as soon as reasonably practicable after registration of shares on Form S-8, or any successor form or comparable form in another relevant jurisdiction, first becomes available to Parent, and Parent shall use commercially reasonable best efforts to maintain the effectiveness of such registration statement for so long as any awards issued under the Parent Plan remain outstanding.

Section 5.18. Section 16 of the Exchange Act. Prior to the Effective Time, Parent’s board of directors or an appropriate committee thereof shall take all such steps as may be required to adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Parent Common Stock pursuant to this Agreement by any officer or director of Parent or the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) of the Exchange Act) of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder will be an exempt transaction under such rules and regulations.

Section 5.19. Company Member Approval. The Company shall, as promptly as practicable after the SEC Approval Date, give notice in accordance with the TBOC and the Company’s Charter Documents to all the Company

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Members calling for a special meeting of such members to consider and vote upon the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby, and shall hold such meeting as promptly as practicable after such notice is given (“Company Member Meeting”). The Company and its managers shall cause the Company Member Meeting to take place in accordance with the foregoing and in compliance with the Securities Act, the TBOC and the Company’s Charter Documents and use commercially reasonable best efforts to secure the Company Member Approval at the Company Member Meeting. Notwithstanding the foregoing, at the election and option of the Company, the Company shall be permitted to obtain the Company Member Approval, without a need for calling a Company Member Meeting, by obtaining the written consent of holders of Company Membership Interests representing the Company Member Approval that is executed and delivered by such holders after the SEC Approval Date; provided, that, in the event that the Company elects to obtain the Company Member Approval pursuant to such written consent, consents with respect to this Agreement, the Merger and the other transactions contemplated hereby will be solicited from all holders of Company Membership Interests. The Company shall use its commercially reasonable efforts to cause the Company Members to (i) to vote (in person, by proxy or by action by written consent, as applicable) all of their Company Membership Interests in favor of, and adopt, the Merger and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate the Merger and (ii) to execute and deliver all related documentation and take such other action in support of the Merger as shall reasonably be requested by the Company in connection with the Merger.

Section 5.20. Audited Financials. As soon as reasonably practicable following the date hereof, the Company shall deliver to Parent true and complete copies of the consolidated financial statements (including any related notes thereto) of the Company and its Subsidiaries for the fiscal years ended December 31, 2021, 2020 and 2019, audited by a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) that is “independent” with respect to the Company and each of its Subsidiaries within the meaning of Regulation S-X under the Exchange Act and in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder (such firm, the “PCAOB Auditor”), together with the PCAOB Auditor’s report thereon (the “Audited Financial Statements”); provided, that, upon delivery of such Audited Financial Statements, such financial statements shall be deemed “Financials” for the purposes of this Agreement and the representations and warranties set forth in Section 2.8 shall be deemed to apply to such Audited Financial Statements with the same force and effect as if made as of the date of this Agreement. The Audited Financial Statements shall comply as to form in all material respects, and shall be prepared in accordance with U.S. GAAP (as modified by the rules and regulations of the SEC) applied on a consistent basis throughout the periods involved, shall fairly present in all material respects the consolidated financial position of the Company at the date thereof and the results of its operations and cash flows for the periods therein indicated.

ARTICLE VI
CONDITIONS

Section 6.1. Conditions to the Obligations of Each Party. The respective obligations of each Party to effect the Transactions are subject to the satisfaction as of the Closing Date of the following conditions, any one or more of which may be waived in writing (if legally permitted) by the Party whose obligations are conditioned upon it:

(a) No Order. No Governmental Authority shall have entered a decree, injunction or other Order (whether temporary, preliminary or permanent) which is in effect and which has the effect of restraining, enjoining or prohibiting consummation of the Merger on the terms and conditions contemplated by this Agreement.

(b) Parent Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets either immediately prior to or upon the Closing after giving effect to the exercise by the Redeeming Stockholders of their right to redeem the shares of Parent Common Stock held by them for a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

(c) HSR Act. All required waiting periods under the HSR Act, if any, shall have expired or been terminated, and all other consents, approvals and authorizations from Governmental Authorities legally required to be made or obtained to consummate the Transactions shall have been made or obtained.

(d) Registration Statement. The SEC shall have declared the Registration Statement effective, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

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(e) Parent Stockholder Approval. At the Parent Stockholder Meeting (including any adjournments thereof), the Parent Stockholder Matters shall have been duly approved and adopted by the Parent Stockholders by the requisite vote under the DGCL, the Parent Charter Documents and Nasdaq rules and regulations.

(f) Company Member Approval. The Company Member Approval shall have been obtained.

Section 6.2. Additional Conditions to Parent’s Obligations. The obligations of Parent to consummate and effect the Transactions shall be subject to the satisfaction as of the Closing Date of each of the following additional conditions, any of which may be waived, in writing, by Parent:

(a) Representations and Warranties. The representations and warranties of the Company (i) contained in Section 2.1, Section 2.2, Section 2.3, Section 2.7, Section 2.25 and Section 2.28 of this Agreement will be true and correct in all material respects (except that representations and warranties that are limited to items which are material or will have a Company Material Adverse Effect will be true and correct in all respects) on the date of this Agreement and on the Closing Date with the same effect as though made on that date (except that any representation and warranty that relates expressly to a specified date or time period need only to have been true and correct with regard to the specified date or time period), and (ii) contained elsewhere in this Agreement will be true and correct in all respects (without giving effect to any limitation as to items which are material or will have a Company Material Adverse Effect) on the date of this Agreement and on the Closing Date with the same effect as though made on that date (except that any representation and warranty that relates expressly to a specified date or time period need only to have been true and correct with regard to the specified date or time period), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect, and the Company will have delivered to Parent a certificate dated the Closing Date and signed by an officer of the Company to that effect (“Company Closing Certificate”).

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company Closing Certificate shall include a provision to that effect.

(c) Secretary Certificate. Parent shall have received a certificate of the secretary or equivalent officer of the Company certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the managers of the Company authorizing the execution, delivery, and performance of this Agreement and the Transactions, and that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the Transactions, (ii) that attached thereto are certificates of good standing of the Company from the State of Texas and from each state where it is organized, qualified or licensed to do business as a foreign entity, and (iii) the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder.

(d) No Litigation. No Action shall be pending which is reasonably likely to (i) prevent consummation of any of the Transactions, (ii) cause any of the Transactions to be rescinded following consummation, or (iii) affect materially and adversely the right of Parent or the Surviving Company to own, operate or control any of the Intellectual Property Rights, assets, operations, or business of the Company or its Subsidiaries following the Transactions and no Order to any such effect shall be in effect.

(e) No Material Adverse Effect. Since the date of this Agreement, there will not have occurred anything that has constituted or resulted in a Company Material Adverse Effect that is ongoing.

(f) Consents. The Company shall have obtained the consents, waivers and approvals set forth on Schedule 6.2(f).

(g) Insider Loans. (i) All outstanding material indebtedness owed to the Company or its Subsidiaries by Affiliates or Insiders thereof or by any other Person designated by the Company who will become an Insider of Parent upon the Closing shall have been repaid in full; (ii) all outstanding material guaranties and similar arrangements pursuant to which the Company or any of its Subsidiaries has guaranteed the payment or performance of any obligations of any such Affiliate or Insider or other Person to a third party shall have been terminated; and (iii) no Affiliate of the Company shall own any direct equity interests in any company that utilizes in its name or otherwise “Southland” or any derivative thereof.

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(h) Employment Agreements. An employment agreement with Parent, in form and substance reasonably acceptable to Parent (the “Employment Agreements”), shall have been executed and delivered by each of the individuals set forth on Schedule 6.2(h).

(i) Company Lock-Up Agreements. The Company Lock-Up Agreements executed and delivered by the Company Members shall be in full force and effect.

(j) FIRPTA Tax Certificates. At Closing, the Company shall deliver to Parent a properly executed certification dated as of the Closing Date that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) and states that membership interests of the Company are not “U.S. real property interests” within the meaning of Section 897 of the Code, together with a written authorization for Parent to deliver such certification to the IRS on behalf of the Company after the Closing and a notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(k) Audited Financial Statements. The Company shall have received and delivered to Parent the Audited Financial Statements in accordance with Section 5.20 and such Audited Financial Statements shall not be materially different from the Financials delivered to Parent by Company prior to the date hereof.

(l) Ancillary Agreements. The Ancillary Agreements shall have been executed and delivered by the Company.

Section 6.3. Additional Conditions to the Company’s Obligations. The obligations of the Company to consummate and effect the Transactions shall be subject to the satisfaction as of the Closing Date of each of the following additional conditions, any of which may be waived, in writing, by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) contained in Section 3.1, Section 3.2, Section 3.3, Section 3.8 and Section 3.21 of this Agreement will be true and correct in all material respects (except that representations and warranties that are limited to items which are material or will have a Parent Material Adverse Effect will be true and correct in all respects) on the date of this Agreement and on the Closing Date with the same effect as though made on that date (except that any representation and warranty that relates expressly to a specified date or time period need only to have been true and correct with regard to the specified date or time period), and (ii) contained elsewhere in this Agreement will be true and correct in all respects (without giving effect to any limitation as to items which are material or will have a Parent Material Adverse Effect) on the date of this Agreement and on the Closing Date with the same effect as though made on that date (except that any representation and warranty that relates expressly to a specified date or time period need only to have been true and correct with regard to the specified date or time period), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Parent Material Adverse Effect, and Parent will have delivered to the Company a certificate dated the Closing Date and signed by an officer of Parent to that effect (“Parent Closing Certificate”).

(b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Parent Closing Certificate shall include a provision to that effect.

(c) Secretary Certificate. The Company shall have received a certificate of the secretary or equivalent officer of each of Parent and Merger Sub certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the boards of directors of Parent and Merger Sub authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all of the resolutions of the boards of directors of Parent and Merger Sub adopted in connection with the transactions contemplated hereby, (ii) that attached thereto are certificates of good standing of each of Parent and Merger Sub from its jurisdiction of formation and from each jurisdiction where it is qualified or licensed to do business as a foreign corporation, and (iii) the names and signatures of the officers of Parent and Merger Sub authorized to sign this Agreement and the other documents to be delivered hereunder.

(d) No Litigation. No Action shall be pending which is reasonably likely to (i) prevent consummation of any of the Transactions, (ii) cause any of the Transactions to be rescinded following consummation, or (iii) affect materially and adversely or otherwise encumber the title of the shares of Parent Common Stock to be issued by Parent in connection with the Merger and no Order to any such effect shall be in effect.

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(e) No Material Adverse Effect. Since the date of this Agreement, there will not have occurred anything that has constituted or resulted in a Parent Material Adverse Effect that is ongoing.

(f) Nasdaq Listing. The listing of the Parent Common Stock comprising the aggregate Per Membership Interest Merger Consideration and Earnout Merger Consideration on Nasdaq shall have been approved, subject only to official notice of issuance and the requirement to have a sufficient number of round lot holders.

(g) Management. Effective upon the closing, the members of the board of directors of Parent and the executive officers of Parent shall consist of the individuals designated in accordance with Section 5.16.

(h) Ancillary Agreements. The Ancillary Agreements shall have been executed and delivered by Parent and Merger Sub.

ARTICLE VII
TERMINATION

Section 7.1. Termination of Agreement. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Closing has not occurred at or before 5:00 p.m. Eastern Time on March 31, 2023 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Company if a Governmental Authority having competent jurisdiction has issued an Order or taken any other action having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger, which Order or other action has become final and nonappealable;

(d) by either Parent or the Company, if the Parent Stockholder Matters are not approved or adopted by the Parent Stockholders by the requisite vote under the DGCL and the Parent Charter Documents at the Parent Stockholder Meeting;

(e) by either Parent or the Company, if Parent shall not have at least $5,000,001 of net tangible assets either immediately prior to or upon the Closing after giving effect to the exercise by the Redeeming Stockholders of their right to redeem the shares of Parent Common Stock held by them for a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents;

(f) by the Company, if (i) any of the representations and warranties of Parent contained in this Agreement fail to be true and correct such that the condition set forth in Section 6.3(a) cannot be satisfied or (ii) Parent has breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.3(b) will not be satisfied; provided, that if such inaccuracy or breach is curable by Parent, then the Company may not terminate this Agreement unless the inaccuracy or breach remains uncured for a period of thirty (30) days after delivery of a written notice from the Company to Parent of such inaccuracy or breach that describes the inaccuracy or breach in reasonable detail and says that failure to cure the inaccuracy or breach within 30 days will result in termination of this Agreement at the end of the 30 day period, provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(f) will not be available if the Company is in breach in any material respect of its obligations hereunder; or

(g) by Parent, if (i) any of the representations and warranties of the Company contained in this Agreement fail to be true and correct such that the condition set forth in Section 6.2(a) cannot be satisfied or (ii) the Company has breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.2(b) will not be satisfied; provided, that if such inaccuracy or breach is curable by the Company, then Parent may not terminate this Agreement unless the inaccuracy or breach remains uncured for a period of thirty (30) days after delivery of a written notice from Parent to the Company of such inaccuracy or breach that describes the inaccuracy or breach in reasonable detail and says that failure to cure the inaccuracy or breach within 30 days will result in termination of this Agreement at the end of the 30 day period, provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(g) will not be available if Parent is in breach in any material respect of its obligations hereunder.

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Section 7.2. Notice of Termination; Effect of Termination.

(a) In order to terminate this Agreement under Section 7.1, the Party terminating this Agreement must give written notice of termination to the other Party which states when this Agreement will terminate and the subsection of Section 7.1 under which termination is claimed. Termination of this Agreement will be effective immediately upon delivery of the notice of termination (or, if the termination is pursuant to Section 7.1(f) or Section 7.1(g), after the expiration of the thirty (30) day cure period).

(b) In the event of the termination of this Agreement as provided in this Section 7.2, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 4.2(a) (Confidentiality), Section 5.6 (No Claim Against Trust Fund), Section 5.11 (Expenses), this Section 7.2, and ARTICLE VIII (Miscellaneous), shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any willful and intentional breach of this Agreement by such Party occurring prior to such termination or such Party’s Actual Fraud.

ARTICLE VIII
MISCELLANEOUS

Section 8.1. Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or sent by electronic mail to the applicable email address specified below. Any such notice, request, demand, claim or other communication will be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, (c) the day of sending, if sent by electronic mail prior to 5:00 p.m. (Eastern time) on any Business Day, or the next succeeding Business Day if sent by electronic mail after 5:00 p.m. (Eastern time) on any Business Day or on any day other than a Business Day or (d) five (5) Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or, if applicable, email address, or to such other address or email address as such Party may subsequently designate to the other Parties by notice given hereunder:

If to the Company (prior to the Closing), to:

Southland Holdings LLC
1100 Kubota Drive
Grapevine, Texas 76051
Attention: Frankie S. Renda

with a copy (which will not constitute notice) to:

Winstead PC
600 Travis Street
Suite 5200
Houston, Texas 77002
Attention: William R. Rohrlich, II; Jeff McPhaul
Email: wrohrlich@winstead.com; jmcphaul@winstead.com

If to Parent (or to the Company after the Closing), to:

Legato Merger Corp. II
777 Third Avenue, 37th Floor
New York, New York 10017
Attention: Gregory Monahan, Chief Executive Officer
Email: gmonahan@crescendopartners.com

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with a copy (which will not constitute notice) to:

Graubard Miller
The Chrysler Building
405 Lexington Ave, 11th Floor
New York, NY 10174
Attention: David Alan Miller, Esq.; Jeffrey M. Gallant, Esq.
Email: dmiller@graubard.com; jgallant@graubard.com

Each of the Parties to this Agreement may specify a different address or email address by giving notice in accordance with this Section 8.1 to each of the other Parties hereto.

Section 8.2. Succession and Assignment; No Third-Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a Party hereto for all purposes hereof. No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties hereto, and any attempt to do so will be null and void ab initio. Except as expressly provided herein (including Section 5.9 and Section 8.14), this Agreement is for the sole benefit of the Parties hereto and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties hereto and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything to the contrary herein, if the Merger is consummated, (a) each of the D&O Indemnified Persons shall be a third party beneficiary of the provisions set forth in Section 5.9 and (b) each of the Company Members shall be a third party beneficiary of the provisions set forth in Section 1.17.

Section 8.3. Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Parent and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided, that after the Closing, no amendment or waiver of any provision of this Agreement shall be valid and binding without the consent of each of the Parent Representative and the Company Representative. No waiver by any Party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof. Any waiver or other document signed by Parent will be deemed also to be signed by Merger Sub.

Section 8.4. Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any Ancillary Agreement or other certificate, statement or instrument delivered pursuant to this Agreement or any Ancillary Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and they shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except (a) as otherwise contemplated by Section 7.2(b), (b) for those covenants and agreements contained herein (or in instruments executed pursuant to this Agreement) that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches to the extent occurring after the Closing and (d) for this Article VIII.

Section 8.5. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s Actual Fraud:

(a) Solely with respect to the Company, Parent and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Parent and Merger Sub as named parties hereto; and

(b) No Person (other than the Company, Parent, or Merger Sub, and then only to the extent of the specific obligations undertaken by such Party) shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

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Section 8.6. Entire Agreement. This Agreement, together with the Ancillary Agreements, the Confidentiality Agreement and any other documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. No Party has relied on any representations or commitments other than those explicitly contained in this Agreement, the Ancillary Agreements, the Confidentiality Agreement and any other documents, instruments and certificates explicitly referred to herein, and there are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly provided for herein and therein.

Section 8.7. Fulfillment of Obligations. Any obligation of any Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 8.8. Counterparts; Electronic Delivery. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each Party hereto. Counterpart signature pages to this Agreement may be delivered by electronic delivery (i.e., by email of a PDF signature page or by docusign or similar electronic means) and each such counterpart signature page will constitute an original for all purposes.

Section 8.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

Section 8.10. Governing Law. This Agreement, the rights of the Parties hereunder and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 8.11. Jurisdiction; Venue; Service of Process; JURY WAIVER.

(a) Jurisdiction; Venue. Any Action relating to or arising under this Agreement, any of the Ancillary Agreements, or any of the Transactions may be brought in any state or federal court sitting in the State of Delaware, but in no other court. Each of the Parties to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the jurisdiction of any state or federal court sitting in the State of Delaware, for the purpose of any Action relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or any of the Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise), (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement, any Ancillary Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) Service of Process. Each of the Parties to this Agreement hereby (i) consents to service of process in any Action among any of the Parties hereto relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or any of the Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise) in any manner permitted by applicable law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8.1, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

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(c) WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY. EACH PARTY ACKNOWLEDGES THAT NO PARTY HAS AGREED NOT TO ENFORCE THIS WAIVER OF THE RIGHT TO TRIAL BY JURY.

Section 8.12. Specific Enforcement. Each of the Parties hereto agrees that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that it does not fully and timely perform its obligations under or in connection with this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger and the other Transactions) in accordance with its terms. Each of the Parties hereto acknowledges and agrees that (i) the other Parties will be entitled to an injunction, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages and without posting a bond, this being in addition to any other remedy to which such other Parties are entitled under this Agreement and (ii) the right to obtain an injunction, specific performance, or other equitable relief is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.12 shall not be required to provide any bond or other security in connection with any such injunction.

Section 8.13. Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any provision of this Agreement. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. References to a document or item of information having been “made available” will be deemed to be satisfied by the posting of such document or item of information in an electronic data room accessible by Parent or the Company, as the case may be, or its representatives.

Section 8.14. Legal Representation.

(a) Parent and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of Parent and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than Parent) (collectively, the “Legato Group”), on the one hand, and (y) Parent and/or any member of the Company Group (as defined below), on the other hand, any legal counsel, including Graubard Miller (“Graubard”), that represented Parent or a member of the Legato Group prior to the Closing may represent any member of the Legato Group in such dispute even though the interests of such Persons may be directly adverse to Parent, and even though such counsel may have represented Parent in a matter substantially related to such dispute, or may be handling ongoing matters for Parent and/or a member of the Legato Group. Neither Parent nor the Company shall seek to or have Graubard disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of the Legato Group by Graubard. The Parties

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hereby waive any potential conflict of interest arising from such prior representation and each Party shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each Party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such Party has consulted with counsel in connection therewith. Parent and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Parent, the Sponsor and/or any other member of the Legato Group, on the one hand, and Graubard, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Legato Group after the Closing, and shall not pass to or be claimed or controlled by Parent.

(b) Parent and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the members or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than Parent) (collectively, the “Company Group”), on the one hand, and (y) Parent and/or any member of the Legato Group, on the other hand, any legal counsel, including Winstead PC (“Winstead”) that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to Parent, and even though such counsel may have represented Parent and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Parent. Neither Parent nor the Company shall seek to or have Winstead disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of the Company Group by Winstead. The Parties hereby waive any potential conflict of interest arising from such prior representation and each Party shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each Party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such Party has consulted with counsel in connection therewith. Parent and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Company Group, on the one hand, and Winstead, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by Parent.

(c) The covenants, consents and waivers contained in this Section 8.14 shall not be deemed exclusive of any other rights to which Graubard or Winstead are entitled whether pursuant to law, contract or otherwise.

(d) This Section 8.14 is intended for the benefit of, and shall be enforceable by, the Legato Group and the Company Group. This Section 8.14 shall be irrevocable, and no term of this Section 8.14 may be amended, waived, or modified without the prior written consent of Graubard or Winstead, as applicable.

Section 8.15. Currency. Unless otherwise specified, all references to currency amounts in this Agreement shall mean United States dollars.

[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

PARENT:

LEGATO MERGER CORP. II

By:	/s/ Gregory Monahan
	Name:	Gregory Monahan
	Title:	Chief Executive Officer

MERGER SUB:

LEGATO MERGER SUB INC.

By:	/s/ Gregory Monahan
	Name:	Gregory Monahan
	Title:	Chief Executive Officer

COMPANY:

SOUTHLAND HOLDINGS LLC

By:	/s/ Cody Gallarda
	Name:	Cody Gallarda
	Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

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Exhibit A

Certain Definitions

“Action” means any judicial or administrative action, suit, litigation, arbitration, or proceeding, or any inquiry, audit, or investigation, whether civil or criminal, at law or in equity, brought by or before any Governmental Authority.

“Actual Fraud” means common law fraud that involves a knowing and intentional misrepresentation in the representations and warranties set forth in Article 2 (with respect to the Company) or Article 3 (with respect to Parent and Merger Sub), as applicable, with the intent that the other Party rely thereon, and for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation or similar theories that do not constitute common law fraud under Delaware law.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. The term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Ancillary Agreements” means the Certificates of Merger, Surviving Company A&R Company Agreement, Parent A&R Charter, Parent A&R Bylaws, Exchange Agent Agreement, Company Lock-Up Agreements, Support Agreements, Employment Agreements, Registration Rights Agreement, Parent Plan, and the other documents delivered pursuant hereto and thereto.

“Anti-Corruption Laws” means the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the UN Convention against Corruption, the United States Foreign Corrupt Practices Act of 1977, the United States Currency and Foreign Transactions Reporting Act of 1970, as amended, and any other laws in any jurisdiction in which the Company conducts business or provides or offers goods or services which (i) prohibits the conferring of any gift, payment or other benefit on any Person or any officer, employee, agent, or advisor of such Person, and/or (ii) is broadly equivalent to any of the foregoing or was intended to enact the provisions of any of the foregoing, or which has as its objective the prevention of corruption.

“Anti-Tax Evasion Laws” means (a) any laws prohibiting fraudulent or dishonest failure to pay any amount of Tax due to the relevant Governmental Authority within any applicable time limit for the payment of such Tax without incurring interest and/or penalties, or claims for any relief, and (b) any laws prohibiting the facilitation of tax evasion.

“Associated Person” means, in relation to the Company, a Person (including any director, contractor, employee, agent, or Subsidiary) who performs or has performed services for or on behalf of the Company.

“Business Day” means any day other than a Saturday or a Sunday or a weekday on which banks in New York, New York are authorized or required to be closed.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company’s Knowledge,” “Knowledge of the Company” and similar formulations mean that one or more of Frankie Renda, Tim Winn, Rudy Renda, Cody Gallarda and Jim Van Horn has actual knowledge of the fact or other matter at issue.

“Company Indebtedness” means indebtedness of the Company and its Subsidiaries for borrowed money.

“Company IT Systems” means any computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems and services (including so-called SaaS/PaaS/IaaS services), that are owned or controlled by, or relied upon in the conduct of the business of, the Company or its Subsidiaries.

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“Company Intellectual Property Rights” means the Intellectual Property Rights owned by the Company and/or its Subsidiaries.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole.

“Company Members” means the holders of the Company Membership Interests, for all periods prior to the Closing, and the holders of the Company Membership Interests as of immediately prior to the Closing, for all periods on or after the Closing.

“Company Products” means the products or services provided by the Company or any Subsidiary.

“Company Source Code” means software source code or algorithms to the Company Products that were authored by or on behalf of the Company.

“Contractual Obligation” means, with respect to any Person, any legally binding contracts, agreements, purchase orders, leases, mortgages, indentures, notes, and bonds, whether written or oral, to which such Person or any of its Subsidiaries is a party or by or to which any of the properties or assets of such Person or any of its Subsidiaries may be bound (including without limitation notes for borrowed money payable to such Person or any of its Subsidiaries).

“COVID-19” means SARS-CoV-2 and mutations, variations, or evolutions thereof or related or associated epidemics, pandemics, or disease outbreaks.

“COVID-19 Measures” means (i) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, or any other law, decree, judgment, injunction, directive, guideline, or recommendation by any Governmental Authority in connection with or in response to COVID-19, including any COVID-19 Response Law, (ii) any measures, changes in business operations or other practices, affirmative or negative, adopted in good faith by the Company or any of its Subsidiaries directly or indirectly (A) for the protection of the health or safety of the Company’s or any of its Subsidiaries’ employees, customers, vendors, service providers or any other persons, (B) to preserve the assets utilized in connection with the business of the Company or any of its Subsidiaries, or (C) that are otherwise substantially consistent with actions taken by other companies in the industries or geographic regions in which the Company or any of its Subsidiaries operate, in each case, in connection with or in response to COVID-19, including any COVID-19 Response Law, or (iii) any change, event, occurrence or effect of any of the matters contemplated by clause (i) or (ii) of this definition.

“COVID-19 Response Law” means the 2021 Consolidated Appropriations Act, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act), the Families First Coronavirus Response Act, Pub L. No. 116-127 (116th Cong.) (Mar. 18, 2020), as amended, and any other similar U.S. federal, state, local, or non-U.S. law, or administrative guidance that addresses or is intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“Economic Sanctions Law” means any economic or financial sanctions administered by OFAC, the United States State Department, the United States Department of the Treasury, the United Nations, or any other national, international or multinational economic sanctions authority of the jurisdictions where the Company or any of its Subsidiaries conducts business or provides or offers goods or services.

“Employee Plan” means any written plan, program, policy, or arrangement that (a) is an employee benefit plan, (b) provides equity-based compensation including any options to acquire units, profits interest, restricted units, and equity appreciation rights or (c) any other material deferred-compensation, retirement, severance, change in control, welfare-benefit, death, disability, medical, bonus, incentive or fringe-benefit plan or arrangement (in each case, other than any plan, program or arrangement mandated by applicable laws), including but not limited to any “employee benefit plan” as defined in Section 3(3) of ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

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“Environmental Laws” means any laws relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution, protection, investigation, or restoration of the environment or natural resources, (c) the manufacture, handling, transport, use, presence, treatment, storage or disposal of Hazardous Substances, (d) wetlands, pollution, contamination, or any injury or threat of injury to persons or property as a result of exposure to Hazardous Substances, and includes but is not limited to United States federal statutes known as the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, Toxic Substances Control Act, or any similar law applicable to the Company’s operations in any jurisdiction in which the Company conducts business or provides or offers goods or services.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Export Control Laws” means all U.S. import and export laws (including those laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599), United States Executive Order 13224, the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, and all comparable applicable laws outside the United States.

“Final Prospectus” means Parent’s Final Prospectus dated November 22, 2021.

“Founder Shares” means the shares of Parent Common Stock issued in a private placement prior to Parent’s initial public offering (excluding shares issued to EarlyBirdCapital, Inc. and its designees), and any shares of Parent Common Stock issued as a dividend or distribution thereon.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any supra-national governing body, or any court, agency, commission, authority or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to any such government, political subdivision thereof, or supra-national governing body, including any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or Orders of such organization or authority have the force of law), or any arbitrator or other tribunal of competent jurisdiction.

“Hazardous Substance” means (a) those substances defined in or regulated as hazardous or toxic substances, materials, or wastes under any Environmental Law, (b) petroleum and petroleum products or by-products including crude oil and any fractions thereof, (c) natural gas, synthetic gas, and any mixtures thereof, (d) friable asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon, (e) any other substance regulated as a pollutant or contaminant under Environmental Law, or (f) any biological or chemical substance, material or waste regulated or classified as toxic, hazardous, or radioactive by any Governmental Authority with jurisdiction applicable to the Company in which the Company conducts business or provides or offers goods or services.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Information Privacy and Security Laws” means all applicable laws concerning the privacy, data protection, transfer or security of Personal Confidential Information, including, to the extent applicable, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Payment Card Industry Data Security Standards, guidance of each Governmental Authority that pertains to such laws, and other local, state, federal, and foreign data security laws, data breach notification laws, and consumer protection laws.

“Initial Stockholders” means the holders of the Founder Shares.

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“Insider” means, with respect to any Person, any natural Person who is an officer, director, or employee of such Person.

“Intellectual Property Rights” means all right, title, and interests in and to all proprietary rights related to or arising from: (a) patents, copyrights, confidential information, inventions (whether or not patentable), improvements, know-how, and trade secrets; (b) trademarks, trade names, service marks, trade dress and the goodwill associated therewith; (c) domain names, uniform resource locators and other names and locators associated with the Internet or mobile devices or platforms; (d) software and software programs; and (e) all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“Legal Requirement” means any law (including common law), statute, standard, ordinance, decree, permit, authorization, code, rule, regulation or Order of any Governmental Authority.

“Lien” means any charge, claim, mortgage, pledge, lien, encumbrance, security interest, attachment, easement, encroachment, right of way, right of first refusal, or other similar restriction of any kind on transfer, use, voting, receipt of income or exercise of other similar right of ownership (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller), or any agreement to give any of the foregoing.

“Material Adverse Effect” when used in connection with the Company or Parent, as the case may be, means any change, event, occurrence or effect, that, individually or when aggregated with other changes, events, occurrences or effects, has a materially adverse effect on (x) the condition, financial or otherwise, assets, business, or results of operations of the Company and its Subsidiaries, taken as a whole, or Parent and Merger Sub, taken as a whole, as applicable, or (y) the ability of the Company and its Subsidiaries, or Parent and Merger Sub, as applicable, to timely consummate the Closing (including the Transactions) on the terms set forth in this Agreement; provided that no change, event, occurrence or effect to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute a Material Adverse Effect: (i) changes in general U.S. or global economic conditions, including changes in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (ii) changes in applicable Legal Requirements, U.S. GAAP, or authoritative interpretations thereof (including SEC SPAC Accounting Changes), (iii) acts of war, sabotage, terrorism, natural or man-made disasters, epidemics, pandemics (including COVID-19), and acts of God, (iv) COVID-19 Measures, (v) changes attributable to the public announcement or pendency of the Transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that this exception shall not apply for the purposes of the representations and warranties of the Company and Parent set forth in Section 2.5 or Section 3.5, respectively), (vi) any failure to meet any projections (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition), or (vii) any action taken or omitted to be taken by the Company or its Subsidiaries at Parent’s written request, on the one hand, or by Parent and Merger Sub at the Company’s written request, on the other hand, including in either case any action required to be taken or omitted to be taken by this Agreement and any action to which the other Party has consented in writing; provided, however, in the case of each of the foregoing, in the event that the Company and its Subsidiaries, taken as a whole, or Parent and Merger Sub, taken as a whole, as applicable, are materially and disproportionately adversely affected by such change, event, occurrence or effect relative to other participants in the industries in which they operate, the extent (and only the extent) to which such adverse effect disproportionately adversely affects the Company and its Subsidiaries, taken as a whole, or Parent and Merger Sub, taken as a whole, as applicable, relative to such other participants may be taken into account in determining whether there has been a Material Adverse Effect.

“Nasdaq” means the Global Market of the Nasdaq Stock Market.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

Annex A-50

“Order” means any writ, judgment, injunction, determination, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority.

“Parent Common Stock” means the common stock of Parent, par value $0.0001 per share, authorized by the Parent Charter Documents as currently in effect.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.

“Parent Stockholders” means the holders of Parent Common Stock prior to the Merger.

“Parent Units” means the units of Parent, each unit consisting of one share of Parent Common Stock and one-half of one Parent Warrant.

“Parent Warrants” means the redeemable common stock warrants of Parent, each whole warrant exercisable for one share of Parent Common Stock at a price of $11.50, beginning thirty (30) days after the Closing Date and expiring on the fifth anniversary of the Closing Date, or earlier upon redemption, upon the terms and conditions set forth in the warrant agreement entered into between Parent and AST&T on November 22, 2021.

“Parent’s Knowledge,” “Knowledge of Parent” and similar formulations mean that one or more of Gregory Monahan, David Sgro, Eric Rosenfeld and Adam Jaffe has actual knowledge of the fact or other matter at issue.

“Permits” means any franchise, license, certificate of compliance, authorization, permit, approval, Order or other action of, or any filing, registration or qualification with, any Governmental Authority.

“Permitted Lien” means, with respect to a Person or to a Real Property (as the case may be), (a) statutory or constitutional liens for Taxes, special assessments or other governmental or quasi-governmental levies, fees or charges that are, as of the Closing Date, either not yet due and payable or which may be due and payable but the amount or validity of which is being contested in good faith in appropriate proceedings for which adequate reserves have been established, in accordance with U.S. GAAP, on the financial statements, (b) mechanics’, materialmen’s, carriers’, workers’, warehousemens’, repairers’ and similar statutory or constitutional liens arising or incurred in the ordinary course of business for amounts that, as of the Closing Date, are not delinquent, (c) all applicable Legal Requirements including, without limitation, zoning, entitlement, building and other land use regulations imposed by Governmental Authorities, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected land or building by such Person, (d) liens to secure landlords, lessors or renters under leases or rental agreements, (e) liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security regulations, (f) purchase money security interests and other vendor security for the unpaid purchase price of goods and Liens securing rental payments under capital lease arrangements, (g) non-exclusive licenses in Intellectual Property Rights granted in the ordinary course of business, (h) leases, subleases, licenses, and other agreements entered into in the ordinary course of business, (i) all validly existing easements, restrictions, reservations, covenants, conditions, and other matters of record (including, without limitation, any oil and gas leases, mineral interests, water interests outstanding in any Person other than the Company or its Subsidiaries), (j) all matters that would be disclosed by a survey or inspection of the Real Property and (k) de minimis Liens that arise by operation of law in the ordinary course of business.

“Person” means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Personal Confidential Information” means any information, in any form, that could reasonably be used to identify, contact, or locate a single person, that is governed, regulated, or protected by one or more Information Privacy and Security Laws or that is covered by the Payment Card Industry Data Security Standard.

“Representative” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“SEC” means the U.S. Securities Exchange Commission.

Annex A-51

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding equity interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.

“Tax” or “Taxes” means any and all federal, provincial, state, local or foreign income, gross receipts, payroll, employment, customs duty, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, deduction at source, social security (or similar, including FICA), unemployment, employment insurance, disability, real property, personal property, sales, use, transfer, registration, goods and services, value added, capital, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Transactions” means the transactions contemplated by this Agreement, including the Merger.

“Transaction Expenses” means any financial advisory, legal, accounting, brokerage and other fees, costs and expenses incurred by a Party or for its benefit in connection with the preparation and execution of this Agreement and the Ancillary Agreements, the compliance herewith and therewith or the completion of the Transactions, including any fees, costs or expenses incurred in connection with (i) obtaining directors’ and officers’ insurance covering periods prior to the Closing, (ii) making required filings under the HSR Act or (iii) preparing, filing and mailing the Proxy Statement/Prospectus.

“U.S. GAAP” means generally accepted accounting principles historically and consistently applied in the United States and as in effect from time to time.

Annex A-52

ANNEX B

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LEGATO MERGER CORP. II

Legato Merger Corp. II, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1.	The name of the Corporation is “Legato Merger Corp. II.”

2.	The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on July 14, 2021.

3.	The Corporation’s Certificate of Incorporation was previously amended and restated upon the filing of the Corporation’s Amended and Restated Certificate of Incorporation in the office of the Secretary of State of the State of Delaware on November 22, 2021.

4.	This Second Amended and Restated Certificate of Incorporation amends and restates the Amended and Restated Certificate of Incorporation of the Corporation.

5.	This Second Amended and Restated Certificate of Incorporation was duly adopted and approved by the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware.

6.	The text of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

article i
NAME OF THE CORPORATION

The name of the corporation is “Southland Holdings, Inc.” (the “Corporation”).

article ii
REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, Suite 403-B, Wilmington, New Castle County, Delaware 19805. The name of the registered agent of the Corporation at such address is Vcorp Services, LLC.

article iii
BUSINESS PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

article iv
CAPITAL STOCK

Section 4.01 Authorized Classes of Stock. The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is 550,000,000, of which 500,000,000 shares shall be shares of common stock having a par value of $0.0001 per share (“Common Stock”) and 50,000,000 shares shall be shares of preferred stock having a par value of $0.0001 per share (“Preferred Stock”).

Section 4.02 Common Stock. Except as otherwise required by law, as provided in this Second Amended and Restated Certificate of Incorporation, and as otherwise provided in the resolution or resolutions, if any, adopted by the board of directors of the Corporation (the “Board of Directors”) with respect to any series of the Preferred Stock, the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock

Annex B-1

shall be entitled to one vote for each share held by him. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock, or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall have equal rights to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary.

Section 4.03 Preferred Stock. The Board of Directors is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a) the designation of the series;

(b) the number of shares of the series;

(c) the dividend rate or rates on the shares of that series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(d) whether the series will have voting rights, generally or upon specified events, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(e) whether the series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(f) whether or not the shares of that series shall be redeemable, in whole or in part, at the option of the Corporation or the holder thereof, and if made subject to such redemption, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different redemption rates;

(g) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(h) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(i) the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(j) any other relative rights, preferences, and limitations of that series.

article V
BOARD OF DIRECTORS

Section 5.01 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.02 Number. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation which shall constitute the entire Board of Directors shall be fixed from time to time in accordance with the by-laws of the Corporation (as the same may be amended from time to time, the “By-Laws”).

Annex B-2

Section 5.03 Classes of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the Board of Directors shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the entire Board of Directors. The Board of Directors is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time such classification becomes effective. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible.

Section 5.04 Terms of Office. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of this provision; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of this provision; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of this provision; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

Section 5.05 Newly Created Directorships and Vacancies. Except as otherwise required by law and subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, shall be filled solely by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified, or the earlier of such director’s death, resignation, or removal.

Section 5.06 Written Ballot. Unless and except to the extent that the By-Laws shall so require, the election of directors of the Corporation need not be by written ballot.

article VI
LIMITATION OF LIABILITY; INDEMNIFICATION

Section 6.01 Limitation of Liability. To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director or officer. No amendment to, modification of, or repeal of this Section 6.01 shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment.

Section 6.02 Indemnification. The corporation shall indemnify to the fullest extent permitted by law as it presently exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he, his testator, or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation. Any amendment, repeal, or modification of this Section 6.02 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

Annex B-3

article VII
STOCKHOLDER ACTION

Section 7.01 Stockholder Consent Prohibition. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent by such stockholders.

Section 7.02 Special Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation shall be called only by: (i) the Board of Directors; or (ii) the Secretary of the Corporation, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of the Corporation then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as may be set forth in the By-Laws.

article VIII
BY-LAWS

Section 8.01 Board of Directors. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, or repeal the By-Laws without any action on the part of the stockholders.

Section 8.02 Stockholders. The stockholders shall also have the power to adopt, amend, alter, or repeal the By-Laws; provided that, in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Second Amended and Restated Certificate of Incorporation, such adoption, amendment, alteration, or repeal shall be approved by the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

article iX
AMENDMENTS

The Corporation reserves the right to amend, alter, or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation; provided however, that notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation or applicable law that might permit a lesser vote or no vote and in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Second Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal, or adopt any provisions inconsistent with this Article IX or Articles V, VI, VII and VIII of this Second Amended and Restated Certificate of Incorporation.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Annex B-4

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed as of [●].

By:
Name:
Title:

Annex B-5

ANNEX C

AMENDED AND RESTATED BY-LAWS
OF
SOUTHLAND HOLDINGS, INC.

ARTICLE I
Offices

Section 1.01 Registered Office. The registered office of Southland Holdings, Inc. (the “Corporation”) will be fixed in the Certificate of Incorporation of the Corporation (as the same may be amended from time to time, the “Certificate of Incorporation”).

Section 1.02 Other Offices. The Corporation may have other offices, both within and without the State of Delaware, as the board of directors of the Corporation (the “Board of Directors”) from time to time shall determine or the business of the Corporation may require.

ARTICLE II
Meetings of the Stockholders

Section 2.01 Place of Meetings. All meetings of the stockholders shall be held at such place, if any, either within or without the State of Delaware, or by means of remote communication, as shall be designated from time to time by resolution of the Board of Directors and stated in the notice of meeting.

Section 2.02 Annual Meeting. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting in accordance with these by-laws shall be held at such date, time, and place, if any, as shall be determined by the Board of Directors and stated in the notice of the meeting.

Section 2.03 Special Meetings.

(a) Purpose. Special meetings of stockholders for any purpose or purposes shall be called only:

(i) by the Board of Directors; or

(ii) by the Secretary (as defined in Section 4.01), following receipt of one or more written demands to call a special meeting of the stockholders in accordance with, and subject to, this Section 2.03 from stockholders of record satisfying the ownership requirements as set forth in the Certificate of Incorporation.

(b) Notice. A request to the Secretary shall be delivered to him or her at the Corporation’s principal executive offices and signed by each stockholder, or a duly authorized agent of such stockholder, requesting the special meeting and shall set forth:

(i) a brief description of each matter of business desired to be brought before the special meeting;

(ii) the reasons for conducting such business at the special meeting;

(iii) the text of any proposal or business to be considered at the special meeting (including the text of any resolutions proposed to be considered and in the event that such business includes a proposal to amend these by-laws, the language of the proposed amendment); and

(iv) the information required in Section 2.12(b) of these by-laws (for stockholder nomination demands) or Section 2.12(c) of these by-laws (for all other stockholder proposal demands), as applicable.

(c) Business. Business transacted at a special meeting requested by stockholders shall be limited to the matters described in the special meeting request; provided, however, that nothing herein shall prohibit the Board of Directors from submitting matters to the stockholders at any special meeting requested by stockholders.

Annex C-1

(d) Time and Date. A special meeting requested by stockholders shall be held at such date and time as may be fixed by the Board of Directors; provided, however, that the date of any such special meeting shall be not more than 90 days after the request to call the special meeting is received by the Secretary. Notwithstanding the foregoing, a special meeting requested by stockholders shall not be held if:

(i) the Board of Directors has called or calls for an annual or special meeting of the stockholders to be held within 90 days after the Secretary receives the request for the special meeting and the Board of Directors determines in good faith that the business of such meeting includes (among any other matters properly brought before the meeting) the business specified in the request;

(ii) the stated business to be brought before the special meeting is not a proper subject for stockholder action under applicable law;

(iii) an identical or substantially similar item (a “Similar Item”) was presented at any meeting of stockholders held within 120 days prior to the receipt by the Secretary of the request for the special meeting (and, for purposes of this Section 2.03(d)(iii), the election of directors shall be deemed a Similar Item with respect to all items of business involving the election or removal of directors); or

(iv) the special meeting request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”).

(e) Revocation. A stockholder may revoke a request for a special meeting at any time by written revocation delivered to the Secretary at the Corporation’s principal executive offices, and if, following such revocation, there are unrevoked requests from stockholders holding in the aggregate less than the requisite number of shares entitling the stockholders to request the calling of a special meeting, the Board of Directors, in its discretion, may cancel the special meeting.

Section 2.04 Adjournments. Any meeting of the stockholders, annual or special, may be adjourned from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time, place, if any, thereof and the means of remote communication, if any, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date is fixed for stockholders entitled to vote at the adjourned meeting, the Board of Directors shall fix a new record date for notice of the adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting as of the record date fixed for notice of the adjourned meeting.

Section 2.05 Notice of Meetings. Notice of the place (if any), date, hour, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), and means of remote communication, if any, of every meeting of stockholders shall be given by the Corporation not less than ten days nor more than 60 days before the meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called. Notices of meetings to stockholders may be given by mailing the same, addressed to the stockholder entitled thereto, at such stockholder’s mailing address as it appears on the records of the corporation and such notice shall be deemed to be given when deposited in the U.S. mail, postage prepaid. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in accordance with applicable law. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.

Section 2.06 List of Stockholders. The Corporation shall prepare a complete list of the stockholders entitled to vote at any meeting of stockholders (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each

Annex C-2

stockholder and the number of shares of capital stock of the Corporation registered in the name of each stockholder at least ten days before any meeting of the stockholders. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten days before the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list was provided with the notice of the meeting; or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting the whole time thereof and may be inspected by any stockholder who is present. If the meeting is held solely by means of remote communication, the list shall also be open for inspection by any stockholder during the whole time of the meeting as provided by applicable law. Except as provided by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger and the list of stockholders or to vote in person or by proxy at any meeting of stockholders.

Section 2.07 Quorum. Unless otherwise required by law, the Certificate of Incorporation or these by-laws, at each meeting of the stockholders, a majority in voting power of the shares of the Corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chair of the meeting or the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power, by the affirmative vote of a majority in voting power thereof, to adjourn the meeting from time to time, in the manner provided in Section 2.04, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

Section 2.08 Organization. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. At every meeting of the stockholders, the Chair of the Board, or in his or her absence or inability to act, the Chief Executive Officer (as defined in Section 4.01), or, in his or her absence or inability to act, the officer or director whom the Board of Directors shall appoint, shall act as chair of, and preside at, the meeting. The Secretary or, in his or her absence or inability to act, the person whom the chair of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chair of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations, and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations, or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting, may include, without limitation, the following:

(a) the establishment of an agenda or order of business for the meeting;

(b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting;

(c) rules and procedures for maintaining order at the meeting and the safety of those present;

(d) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies, or such other persons as the chair of the meeting shall determine;

(e) restrictions on entry to the meeting after the time fixed for the commencement thereof; and

(f) limitations on the time allotted to questions or comments by participants.

Section 2.09 Voting; Proxies.

(a) General. Unless otherwise required by law or provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote, in person or by proxy, for each share of capital stock held by such stockholder.

(b) Election of Directors. Unless otherwise required by the Certificate of Incorporation, the election of directors shall be by written ballot. If authorized by the Board of Directors, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined

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that the electronic transmission was authorized by the stockholder or proxy holder. Unless otherwise required by law, the Certificate of Incorporation, or these by-laws, the election of directors shall be decided by a majority of the votes cast at a meeting of the stockholders, at which a quorum is present, by the holders of stock entitled to vote in the election; provided, however, that, if the Secretary determines that the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes of the shares represented in person or by proxy at any meeting of stockholders, at which a quorum is present, held to elect directors and entitled to vote on such election of directors. For purposes of this Section 2.09(b), a majority of the votes cast means that the number of shares voted “for” a nominee must exceed the votes cast “against” such nominee’s election. If a nominee for director who is not an incumbent director does not receive a majority of the votes cast, the nominee shall not be elected.

(c) Other Matters. Unless otherwise required by law, the Certificate of Incorporation, or these by-laws, any matter, other than the election of directors, brought before any meeting of stockholders, at which a quorum is present, shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter.

(d) Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The authorization of a person to act as proxy may be documented, signed, and delivered in accordance with Section 116 of the General Corporation Law of the State of Delaware (the “DGCL”) provided that such authorization shall set forth, or be delivered with, information enabling the corporation to determine the identity of the stockholder granting such authorization. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date.

Section 2.10 Inspectors at Meetings of Stockholders. In advance of any meeting of the stockholders, the Board of Directors shall, appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and make a written report thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors may appoint or retain other persons or entities to assist the inspector or inspectors in the performance of their duties. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspector or inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election. When executing the duties of inspector, the inspector or inspectors shall:

(a) ascertain the number of shares outstanding and the voting power of each;

(b) determine the shares represented at the meeting and the validity of proxies and ballots;

(c) count all votes and ballots;

(d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(e) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots.

Section 2.11 Fixing the Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to

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notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to notice of or to vote at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 2.12 Advance Notice of Stockholder Nominations and Proposals.

(a) Annual Meetings. At a meeting of the stockholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. Except for nominations that are included in the Corporation’s annual meeting proxy statement pursuant to Section 2.13, to be properly brought before an annual meeting, nominations or such other business must be:

(i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or any committee thereof;

(ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors or any committee thereof; or

(iii) otherwise properly brought before an annual meeting by a stockholder who is a stockholder of record of the Corporation at the time such notice of meeting is delivered, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in this Section 2.12.

In addition, any proposal of business (other than the nomination of persons for election to the Board of Directors) must be a proper matter for stockholder action. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a stockholder pursuant to Section 2.12(a)(iii), the stockholder or stockholders of record intending to propose the business (the “Proposing Stockholder”) must have given timely notice thereof pursuant to this Section 2.12(a), in writing to the Secretary even if such matter is already the subject of any notice to the stockholders or Public Disclosure from the Board of Directors. To be timely, a Proposing Stockholder’s notice for an annual meeting must be delivered to the Secretary at the principal executive offices of the Corporation: (x) not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 60 days after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting of stockholders, including in the event that no annual meeting was held in the previous year, not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of: (1) the 90th day prior to the annual meeting and (2) the close of business on the tenth day following the first date of Public Disclosure of the date of such meeting. In no event shall the Public Disclosure of an adjournment or postponement of an annual meeting commence a new notice time period (or extend any notice time period). For the purposes of this Section 2.12 and Section 2.13, “Public Disclosure” shall mean a disclosure made in a press release reported by the Dow Jones News Services, The Associated Press, or a comparable national news service or in a document filed by the Corporation with the Securities and Exchange Commission (“SEC”) pursuant to Section 13, 14, or 15(d) of the Exchange Act.

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(b) Stockholder Nominations. For the nomination of any person or persons for election to the Board of Directors pursuant to Section 2.12(a)(iii) or Section 2.12(d), a Proposing Stockholder’s timely notice to the Secretary (in accordance with the time periods for delivery of timely notice as set forth in this Section 2.12) shall set forth or include:

(i) the name, age, business address, and residence address of each nominee proposed in such notice;

(ii) the principal occupation or employment of each such nominee;

(iii) the class and number of shares of capital stock of the Corporation which are owned of record and beneficially by each such nominee (if any);

(iv) such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act;

(v) a written statement and agreement executed by each such nominee acknowledging that such person:

(A) consents to being named in the Corporation’s proxy statement as a nominee and to serving as a director if elected,

(B) intends to serve as a director for the full term for which such person is standing for election, and

(C) makes the following representations: (1) that the director nominee has read and agrees to adhere to the Corporation’s policies and guidelines applicable to directors, (2) that the director nominee is not and will not become a party to any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any nomination or other business proposal, issue, or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, and (3) that the director nominee is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification (“Compensation Arrangement”) that has not been disclosed to the Corporation in connection with such person’s nomination for director or service as a director; and

(vi) as to the Proposing Stockholder:

(A) the name and address of the Proposing Stockholder as they appear on the Corporation’s books and of the beneficial owner, if any, on whose behalf the nomination is being made,

(B) the class and number of shares of the Corporation which are owned by the Proposing Stockholder (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of the Proposing Stockholder’s notice, and a representation that the Proposing Stockholder will notify the Corporation in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting within five business days after the record date for such meeting,

(C) a description of any agreement, arrangement, or understanding with respect to such nomination between or among the Proposing Stockholder or the beneficial owner, if any, on whose behalf the nomination is being made and any of their affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, and a representation that the Proposing Stockholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five business days after the record date for such meeting,

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(D) a description of any agreement, arrangement, or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Proposing Stockholder’s notice by, or on behalf of, the Proposing Stockholder or the beneficial owner, if any, on whose behalf the nomination is being made and any of their affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such person or any of their affiliates or associates with respect to shares of stock of the Corporation, and a representation that the Proposing Stockholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five business days after the record date for such meeting,

(E) a representation that the Proposing Stockholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and

(F) a representation whether the Proposing Stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination.

The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(c) Other Stockholder Proposals. For all business other than director nominations, a Proposing Stockholder’s timely notice to the Secretary (in accordance with the time periods for delivery of timely notice as set forth in this Section 2.12) shall set forth as to each matter the Proposing Stockholder proposes to bring before the annual meeting:

(i) a brief description of the business desired to be brought before the annual meeting;

(ii) the reasons for conducting such business at the annual meeting;

(iii) the text of any proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these by-laws, the language of the proposed amendment);

(iv) any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the business is being proposed;

(v) any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder;

(vi) a description of all agreements, arrangements, or understandings between or among such stockholder, the beneficial owner, if any, on whose behalf the proposal is being made, any of their affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such stockholder, beneficial owner, or any of their affiliates or associates, in such business, including any anticipated benefit therefrom to such stockholder, beneficial owner, or their affiliates or associates; and

(vii) all of the other information required by Section 2.12(b)(vi) above.

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(d) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders called by the Board of Directors at which directors are to be elected pursuant to the Corporation’s notice of meeting:

(i) by or at the direction of the Board of Directors or any committee thereof; or

(ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.12(d) is delivered to the Secretary, who is entitled to vote at the meeting, and upon such election and who complies with the notice procedures set forth in this Section 2.12.

In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if such stockholder delivers a stockholder’s notice that complies with the requirements of Section 2.12(b) to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of: (x) the 90th day prior to such special meeting; or (y) the tenth (10th) day following the date of the first Public Disclosure of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the Public Disclosure of an adjournment or postponement of a special meeting commence a new time period (or extend any notice time period).

(e) Effect of Noncompliance. Only such persons who are nominated in accordance with the procedures set forth in this Section 2.12 or Section 2.13 shall be eligible to be elected at any meeting of stockholders of the Corporation to serve as directors and only such other business shall be conducted at a meeting as shall be brought before the meeting in accordance with the procedures set forth in this Section 2.12 or Section 2.13, as applicable. If any proposed nomination was not made or proposed in compliance with this Section 2.12 or Section 2.13, as applicable, or other business was not made or proposed in compliance with this Section 2.12, then except as otherwise required by law, the chair of the meeting shall have the power and duty to declare that such nomination shall be disregarded or that such proposed other business shall not be transacted. Notwithstanding anything in these by-laws to the contrary, unless otherwise required by law, if a Proposing Stockholder intending to propose business or make nominations at an annual meeting or propose a nomination at a special meeting pursuant to this Section 2.12 does not provide the information required under this Section 2.12 to the Corporation, including the updated information required by Section 2.12(b)(vi)(B), Section 2.12(b)(vi)(C), and Section 2.12(b)(vi)(D) within five business days after the record date for such meeting or the Proposing Stockholder (or a qualified representative of the Proposing Stockholder) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the Corporation.

(f) Rule 14a-8. This Section 2.12 and Section 2.13 shall not apply to a proposal proposed to be made by a stockholder if the stockholder has notified the Corporation of the stockholder’s intention to present the proposal at an annual or special meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting.

Section 2.13 Proxy Access.

(a) Inclusion of Proxy Access Stockholder Nominee in Proxy Statement. Subject to the provisions of this Section 2.13, the Corporation shall include in its proxy statement (including its form of proxy and ballot) for an annual meeting of stockholders the name of any stockholder nominee for election to the Board of Directors submitted pursuant to this Section 2.13 (each a “Proxy Access Stockholder Nominee”) provided:

(i) timely written notice of such Proxy Access Stockholder Nominee satisfying this Section 2.13 (“Proxy Access Notice”) is delivered to the Corporation by or on behalf of a stockholder

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or stockholders that, at the time the Proxy Access Notice is delivered, satisfy the ownership and other requirements of this Section 2.13 (such stockholder or stockholders, and any person on whose behalf they are acting, the “Eligible Stockholder”);

(ii) the Eligible Stockholder expressly elects in writing at the time of providing the Proxy Access Notice to have its Proxy Access Stockholder Nominee included in the Corporation’s proxy statement pursuant to this Section 2.13; and

(iii) the Eligible Stockholder and the Proxy Access Stockholder Nominee otherwise satisfy the requirements of this Section 2.13.

(b) Timely Notice. To be timely, the Proxy Access Notice must be delivered to the Secretary at the principal executive offices of the Corporation, not later than 120 days nor more than 150 days prior to the first anniversary of the date (as stated in the Corporation’s proxy materials) that the Corporation’s definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, the Proxy Access Notice must be so delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of: (i) the 120th day prior to such annual meeting; or (ii) the 10th day following the day on which Public Disclosure of the date of such annual meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of the Proxy Access Notice.

(c) Information to be Included in Proxy Statement. In addition to including the name of the Proxy Access Stockholder Nominee in the Corporation’s proxy statement for the annual meeting, the Corporation shall also include (collectively, the “Required Information”):

(i) the information concerning the Proxy Access Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement pursuant to the Exchange Act, and the rules and regulations promulgated thereunder; and

(ii) if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder (or in the case of a group, a written statement of the group), not to exceed 500 words, in support of its Proxy Access Stockholder Nominee, which must be provided at the same time as the Proxy Access Notice for inclusion in the Corporation’s proxy statement for the annual meeting (a “Statement”).

Notwithstanding anything to the contrary contained in this Section 2.13, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation, or listing standard. Additionally, nothing in this Section 2.13 shall limit the Corporation’s ability to solicit against and include in its proxy statement its own statements relating to any Proxy Access Stockholder Nominee.

(d) Proxy Access Stockholder Nominee Limits. The number of Proxy Access Stockholder Nominees (including Proxy Access Stockholder Nominees that were submitted by an Eligible Stockholder for inclusion in the Corporation’s proxy statement pursuant to this 0 but either are subsequently withdrawn or that the Board of Directors decides to nominate (a “Board Nominee”)) appearing in the Corporation’s proxy statement with respect to a meeting of stockholders shall not exceed the greater of: (x) two; or (y) 20% of the number of directors in office as of the last day on which notice of a nomination may be delivered pursuant to this Section 2.13 (the “Final Proxy Access Nomination Date”) or, if such amount is not a whole number, the closest whole number below 20% (the “Permitted Number”); provided, however, that:

(i) in the event that one or more vacancies for any reason occurs on the Board of Directors at any time after the Final Proxy Access Nomination Date and before the date of the applicable annual meeting of stockholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced;

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(ii) any Proxy Access Stockholder Nominee who is included in the Corporation’s proxy statement for a particular meeting of stockholders but either: (A) withdraws from or becomes ineligible or unavailable for election at the meeting, or (B) does not receive a number of votes cast in favor of his or her election at least equal to 25% of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the Proxy Access Stockholder Nominee’s election, shall be ineligible to be included in the Corporation’s proxy statement as a Proxy Access Stockholder Nominee pursuant to this Section 2.13 for the next two annual meetings of stockholders following the meeting for which the Proxy Access Stockholder Nominee has been nominated for election; and

(iii) any director in office as of the nomination deadline who was included in the Corporation’s proxy statement as a Proxy Access Stockholder Nominee for any of the three preceding annual meetings and whom the Board of Directors decides to nominate for election to the Board of Directors also will be counted against the Permitted Number.

In the event that the number of Proxy Access Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.13 exceeds the Permitted Number, each Eligible Stockholder shall select one Proxy Access Stockholder Nominee for inclusion in the Corporation’s proxy statement until the Permitted Number is reached, going in order of the amount (from greatest to least) of voting power of the Corporation’s capital stock entitled to vote on the election of directors as disclosed in the Proxy Access Notice. If the Permitted Number is not reached after each Eligible Stockholder has selected one Proxy Access Stockholder Nominee, this selection process shall continue as many times as necessary, following the same order each time, until the Permitted Number is reached.

(e) Eligibility of Nominating Stockholder; Stockholder Groups. An Eligible Stockholder must have owned (as defined below) continuously for at least three years a number of shares that represents 3% or more of the outstanding shares of the Corporation entitled to vote in the election of directors (the “Required Shares”) as of both the date the Proxy Access Notice is delivered to or received by the Corporation in accordance with this Section 2.13 and the record date for determining stockholders entitled to vote at the meeting. For purposes of satisfying the ownership requirement under this Section 2.13, the voting power represented by the shares of the Corporation’s capital stock owned by one or more stockholders, or by the person or persons who own shares of the Corporation’s capital stock and on whose behalf any stockholder is acting, may be aggregated, provided that:

(i) the number of stockholders and other persons whose ownership of shares is aggregated for such purpose shall not exceed 20; and

(ii) each stockholder or other person whose shares are aggregated shall have held such shares continuously for at least three years.

Whenever an Eligible Stockholder consists of a group of stockholders and/or other persons, any and all requirements and obligations for an Eligible Stockholder set forth in this Section 2.13 must be satisfied by and as to each such stockholder or other person, except that shares may be aggregated to meet the Required Shares as provided in this Section 2.13. With respect to any one particular annual meeting, no stockholder or other person may be a member of more than one group of persons constituting an Eligible Stockholder under this Section 2.13.

(f) Funds. A group of two or more funds shall be treated as one stockholder or person for this Section 2.13 provided that the other terms and conditions in this Section 2.13 are met (including Section 2.13(h)(v)(A)) and the funds are:

(i) under common management and investment control;

(ii) under common management and funded primarily by the same employer (or by a group of related employers that are under common control); or

(iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended.

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(g) Ownership. For purposes of this Section 2.13, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of the Corporation’s capital stock as to which the person possesses both:

(i) the full voting and investment rights pertaining to the shares; and

(ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares:

(A) sold by such person or any of its affiliates in any transaction that has not been settled or closed,

(B) borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell, or

(C) subject to any option, warrant, forward contract, swap, contract of sale, other derivative, or similar agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation’s capital stock, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (1) reducing in any manner, to any extent or at any time in the future, such person’s or affiliates’ full right to vote or direct the voting of any such shares; and/or (2) hedging, offsetting, or altering to any degree gain or loss arising from the full economic ownership of such shares by such person or affiliate.

An Eligible Stockholder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the person. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has loaned such shares, provided that the Eligible Stockholder has the power to recall such loaned shares on three business days’ notice and recalls such loaned shares not more than three business days after being notified that any of its Proxy Access Stockholder Nominees will be included in the Corporation’s proxy statement. The terms “owned,” “owning,” and other variations of the word “own” shall have correlative meanings. For purposes of this Section 2.13, the term “affiliate” shall have the meaning ascribed thereto in the regulations promulgated under the Exchange Act.

(h) Nomination Notice and Other Eligible Stockholder Deliverables. An Eligible Stockholder must provide with its Proxy Access Notice the following information in writing to the Secretary:

(i) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven calendar days prior to the date the Proxy Access Notice is delivered to or received by the Corporation, the Eligible Stockholder owns, and has owned continuously for the preceding three years, the Required Shares, and the Eligible Stockholder’s agreement to provide:

(A) within five business days after the record date for the meeting, written statements from the record holder and intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date, and

(B) immediate notice if the Eligible Stockholder ceases to own any of the Required Shares prior to the date of the applicable annual meeting of stockholders;

(ii) the Eligible Stockholder’s representation and agreement that the Eligible Stockholder (including each member of any group of stockholders that together is an Eligible Stockholder under this Section 2.13):

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(A) intends to continue to satisfy the eligibility requirements described in this Section 2.13 through the date of the annual meeting,

(B) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent,

(C) has not nominated and will not nominate for election to the Board of Directors at the meeting any person other than the Proxy Access Stockholder Nominee(s) being nominated pursuant to this Section 2.13,

(D) has not engaged and will not engage in, and has not and will not be, a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Proxy Access Stockholder Nominee(s) or a Board Nominee,

(E) will not distribute to any stockholder any form of proxy for the meeting other than the form distributed by the Corporation,

(F) has provided and will provide facts, statements, and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading,

(G) agrees to assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the Corporation’s stockholders or out of the information that the Eligible Stockholder provides to the Corporation,

(H) agrees to indemnify and hold harmless the Corporation and each of its directors, officers, and employees individually against any liability, loss, or damages in connection with any threatened or pending action, suit, or proceeding, whether legal, administrative, or investigative, against the Corporation or any of its directors, officers, or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 2.13,

(I) will file with the SEC any solicitation or other communication with the Corporation’s stockholders relating to the meeting at which the Proxy Access Stockholder Nominee will be nominated, regardless of whether any such filing is required under Section 14 of the Exchange Act and the rules and regulations promulgated thereunder or whether any exemption from filing is available for such solicitation or other communication under Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and

(J) will comply with all other applicable laws, rules, regulations, and listing standards with respect to any solicitation in connection with the meeting;

(iii) the written consent of each Proxy Access Stockholder Nominee to be named in the Corporation’s proxy statement, and form of proxy and ballot and, as a nominee and, if elected, to serve as a director;

(iv) a copy of the Schedule 14N (or any successor form) that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act;

(v) in the case of a nomination by a group of stockholders that together is an Eligible Stockholder:

(A) documentation satisfactory to the Corporation demonstrating that a group of funds qualifies pursuant to the criteria set forth in Section 2.13(f) to be treated as one stockholder or person for purposes of this Section 2.13, and

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(B) the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and

(vi) if desired, a Statement.

(i) Stockholder Nominee Agreement. Each Proxy Access Stockholder Nominee must:

(i) provide within five business days of the Corporation’s request an executed agreement, in a form deemed satisfactory to the Corporation, providing the following representations:

(A) the Proxy Access Stockholder Nominee has read and agrees to adhere to the Corporation’s policies and guidelines applicable to directors, and

(B) the Proxy Access Stockholder Nominee is not and will not become a party to: (1) any Voting Commitment that has not been disclosed to the Corporation; or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, and

(C) the Proxy Access Stockholder Nominee is not and will not become a party to any Compensation Arrangement in connection with such person’s nomination for director or service as a director that has not been disclosed to the Corporation;

(ii) complete, sign, and submit all questionnaires required of the Corporation’s Board of Directors within five business days of receipt of each such questionnaire from the Corporation; and

(iii) provide within five business days of the Corporation’s request such additional information as the Corporation determines may be necessary to permit the Board of Directors to determine whether such Proxy Access Stockholder Nominee meets the requirements of this Section 2.13 or the Corporation’s requirements with regard to director qualifications and policies and guidelines applicable to directors, including whether:

(A) such Proxy Access Stockholder Nominee is independent under the independence requirements, including the committee independence requirements, set forth in the listing standards of the stock exchange on which shares of the Corporation’s capital stock are listed, any applicable rules of the SEC, and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the directors (the “Independence Standards”),

(B) such Proxy Access Stockholder Nominee has any direct or indirect relationship with the Corporation that has not been deemed categorically immaterial pursuant to the Corporation’s corporate governance guidelines, and

(C) such Proxy Access Stockholder Nominee is not and has not been subject to: (1) any event specified in Item 401(f) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), or (2) any order of the type specified in Rule 506(d) of Regulation D under the Securities Act.

(j) Eligible Stockholder/Proxy Access Stockholder Nominee Undertaking. In the event that any information or communications provided by the Eligible Stockholder or Proxy Access Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in any respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Proxy Access Stockholder Nominee, as the case may be, shall promptly notify the Secretary in writing of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct. Notwithstanding the foregoing, the provision of any such notification pursuant to the preceding sentence shall not be deemed to cure any defect or limit the Corporation’s right to omit a Proxy Access Stockholder Nominee from its proxy materials as provided in this Section 2.13.

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(k) Exceptions Permitting Exclusion of Proxy Access Stockholder Nominee. The Corporation shall not be required to include pursuant to this Section 2.13 a Proxy Access Stockholder Nominee in its proxy statement (or, if the proxy statement has already been filed, to allow the nomination of a Proxy Access Stockholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the Corporation):

(i) if the Eligible Stockholder who has nominated such Proxy Access Stockholder Nominee has nominated for election to the Board of Directors at the meeting any person other than pursuant to this Section 2.13, or has or is engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Proxy Access Stockholder Nominee(s) or a Board Nominee;

(ii) if the Corporation has received a notice (whether or not subsequently withdrawn) that a stockholder intends to nominate any candidate for election to the Board of Directors pursuant to the advance notice requirements in Section 2.12 of these by-laws;

(iii) who is not independent under the Independence Standards;

(iv) whose election as a member of the Board of Directors would violate or cause the Corporation to be in violation of these by-laws, the Corporation’s policies and guidelines applicable setting forth qualifications for directors, the listing standards of the stock exchange on which shares of the Corporation’s capital stock is listed, or any applicable state or federal law, rule, or regulation;

(v) if the Proxy Access Stockholder Nominee is or becomes a party to any undisclosed Voting Commitment;

(vi) if the Proxy Access Stockholder Nominee is or becomes a party to any undisclosed Compensation Arrangement;

(vii) who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;

(viii) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years;

(ix) who is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act; or

(x) if such Proxy Access Stockholder Nominee or the applicable Eligible Stockholder shall have provided information to the Corporation in respect of such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading or shall have breached its or their agreements, representations, undertakings, or obligations pursuant to this Section 2.13.

(l) Invalidity. Notwithstanding anything to the contrary set forth herein, the Board of Directors or the person presiding at the meeting shall be entitled to declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation; and the Corporation shall not be required to include in its proxy statement any successor or replacement nominee proposed by the applicable Eligible Stockholder or any other Eligible Stockholder if:

(i) the Proxy Access Stockholder Nominee and/or the applicable Eligible Stockholder shall have breached its or their agreements, representations, undertakings, or obligations pursuant to this Section 2.13, as determined by the Board of Directors or the person presiding at the meeting; or

(ii) the Eligible Stockholder (or a qualified representative thereof) does not appear at the meeting to present any nomination pursuant to this Section 2.13.

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(m) Interpretation. The Board of Directors (and any other person or body authorized by the Board of Directors) shall have the power and authority to interpret this Section 2.13 and to make any and all determinations necessary or advisable to apply this Section 2.13 to any persons, facts, or circumstances, including the power to determine whether:

(i) a person or group of persons qualifies as an Eligible Stockholder;

(ii) outstanding shares of the Corporation’s capital stock are “owned” for purposes of meeting the ownership requirements of this Section 2.13;

(iii) a notice complies with the requirements of this Section 2.13;

(iv) a person satisfies the qualifications and requirements to be a Proxy Access Stockholder Nominee;

(v) inclusion of the Required Information in the Corporation’s proxy statement is consistent with all applicable laws, rules, regulations, and listing standards; and

(vi) any and all requirements of this Section 2.13 have been satisfied.

Any such interpretation or determination adopted in good faith by the Board of Directors (or any other person or body authorized by the Board of Directors) shall be conclusive and binding on all persons, including the Corporation and all record or beneficial owners of stock of the Corporation.

Section 2.14 No Action by Stockholder Consent in Lieu of a Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of Corporation and may not be effected by any consent by such stockholders.

Section 2.15 Notices to the Corporation. Whenever notice is to be given to the Corporation by a stockholder under any provision of law or of the Certificate of Incorporation or these by-laws, such notice shall be delivered to the Secretary at the principal executive offices of the Corporation. If delivered by electronic transmission, the stockholder’s notice shall be directed to the Secretary at the electronic mail address or facsimile number, as the case may be, specified in the Corporation’s most recent proxy statement.

ARTICLE III
Board of Directors

Section 3.01 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these by-laws, or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

Section 3.02 Number. The Board of Directors shall consist of a number directors as fixed from time to time by resolution of the Board of Directors.

Section 3.03 Classes of Directors. The Board of Directors shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the entire Board of Directors. The Board of Directors is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time such classification becomes effective. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible.

Section 3.04 Terms of Office. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of this provision; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of this provision; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of this provision; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

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Section 3.05 Newly Created Directorships and Vacancies. Any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, shall be filled solely by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified, or the earlier of such director’s death, resignation, or removal.

Section 3.06 Resignation. Any director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later effective date or upon the happening of an event or events as is therein specified. A verbal resignation shall not be deemed effective until confirmed by the director in writing or by electronic transmission to the Corporation.

Section 3.07 Removal. Except as prohibited by applicable law or the Certificate of Incorporation, the stockholders holding a majority of the shares then entitled to vote at an election of directors may remove any director from office with or without cause.

Section 3.08 Fees and Expenses. Directors shall receive such reasonable fees for their services on the Board of Directors and any committee thereof and such reimbursement of their actual and reasonable expenses as may be fixed or determined by the Board of Directors.

Section 3.09 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such times and at such places as may be determined from time to time by the Board of Directors.

Section 3.10 Special Meetings. Special meetings of the Board of Directors may be held at such times and at such places as may be determined by the Chair of the Board, the lead independent director of the Board of Directors, or the Chief Executive Officer on at least 24 hours’ notice to each director given by one of the means specified in Section 3.13 hereof other than by mail or on at least three days’ notice if given by mail. Special meetings shall be called by the Chair of the Board or the Chief Executive Officer in like manner and on like notice on the written request of any two or more directors.

Section 3.11 Telephone Meetings. Board of Directors or Board of Directors committee meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other and be heard. Participation by a director in a meeting pursuant to this Section 3.11 shall constitute presence in person at such meeting.

Section 3.12 Adjourned Meetings. A majority of the directors present at any meeting of the Board of Directors, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least 24 hours’ notice of any adjourned meeting of the Board of Directors shall be given to each director whether or not present at the time of the adjournment, if such notice shall be given by one of the means specified in Section 3.13 hereof other than by mail, or at least three days’ notice if by mail. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.

Section 3.13 Notices. Subject to Section 3.10, Section 3.12, and Section 3.14 hereof, whenever notice is required to be given to any director by applicable law, the Certificate of Incorporation, or these by-laws, such notice shall be deemed given effectively if given in person or by telephone, mail addressed to such director at such director’s address as it appears on the records of the Corporation, facsimile, email, or by other means of electronic transmission.

Section 3.14 Waiver of Notice. Whenever notice to directors is required by applicable law, the Certificate of Incorporation, or these by-laws, a waiver thereof, in writing signed by, or by electronic transmission by, the director entitled to the notice, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a director at a meeting shall constitute a waiver of notice of such meeting except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special Board of Directors or committee meeting need be specified in any waiver of notice.

Section 3.15 Organization. At each regular or special meeting of the Board of Directors, the Chair of the Board or, in his or her absence, another director selected by the Board of Directors shall preside. The Secretary shall act as secretary at each meeting of the Board of Directors. If the Secretary is absent from any meeting of the Board of

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Directors, an assistant secretary of the Corporation shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all assistant secretaries of the Corporation, the person presiding at the meeting may appoint any person to act as secretary of the meeting.

Section 3.16 Quorum of Directors. Except as otherwise provided by these by-laws, the Certificate of Incorporation, or required by applicable law, the presence of a majority of the total number of directors on the Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board of Directors.

Section 3.17 Action by Majority Vote. Except as otherwise provided by these by-laws, the Certificate of Incorporation, or required by applicable law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 3.18 Directors’ Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed, and delivered in any manner permitted by Section 116 of the DGCL After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors or committee in accordance with applicable law.

Section 3.19 Chair of the Board. The Board of Directors shall annually elect one of its members to be its chair (the “Chair of the Board”) and shall fill any vacancy in the position of Chair of the Board at such time and in such manner as the Board of Directors shall determine. Except as otherwise provided in these by-laws, the Chair of the Board shall preside at all meetings of the Board of Directors and of stockholders. The Chair of the Board shall perform such other duties and services as shall be assigned to or required of the Chair of the Board by the Board of Directors.

Section 3.20 Committees of the Board of Directors. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If a member of a committee shall be absent from any meeting, or disqualified from voting, the remaining member or members present at the meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it to the extent so authorized by the Board of Directors. Unless the Board of Directors provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board of Directors provides otherwise, each committee designated by the Board of Directors may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to this ARTICLE III.

ARTICLE IV
Officers

Section 4.01 Positions and Election. The officers of the Corporation shall be chosen by the Board of Directors and shall include a chief executive officer (the “Chief Executive Officer”), a president (the “President”), a chief financial officer (the “Chief Financial Officer”), a treasurer (the “Treasurer”), and a secretary (the “Secretary”). The Board of Directors, in its discretion, may also elect one or more vice presidents, assistant treasurers, assistant secretaries, and other officers in accordance with these by-laws. Any two or more offices may be held by the same person.

Section 4.02 Term. Each officer of the Corporation shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier death, resignation, or removal. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors at any time with or without cause by the majority

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vote of the members of the Board of Directors then in office. The removal of an officer shall be without prejudice to his or her contract rights, if any. The election or appointment of an officer shall not of itself create contract rights. Any officer of the Corporation may resign at any time by giving notice of his or her resignation in writing, or by electronic transmission, to the President or the Secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Should any vacancy occur among the officers, the position shall be filled for the unexpired portion of the term by appointment made by the Board of Directors.

Section 4.03 Chief Executive Officer. The Chief Executive Officer shall, subject to the provisions of these by-laws and the control of the Board of Directors, have general supervision, direction, and control over the business of the Corporation and over its officers. The Chief Executive Officer shall perform all duties incident to the office of the Chief Executive Officer, and any other duties as may be from time to time assigned to the Chief Executive Officer by the Board of Directors, in each case subject to the control of the Board of Directors.

Section 4.04 President. The President shall report and be responsible to the Chief Executive Officer. The President shall have such powers and perform such duties as from time to time may be assigned or delegated to the President by the Board of Directors or the Chief Executive Officer or that are incident to the office of president.

Section 4.05 Vice Presidents. Each vice president of the Corporation shall have such powers and perform such duties as may be assigned to him or her from time to time by the Board of Directors, the Chief Executive Officer, or the President, or that are incident to the office of vice president.

Section 4.06 Secretary. The Secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings, and shall perform like duties for committees of the Board of Directors when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chair of the Board, or the Chief Executive Officer. The Secretary shall keep in safe custody the seal of the Corporation and have authority to affix the seal to all documents requiring it and attest to the same.

Section 4.07 Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer of the Corporation and shall have such powers and perform such duties as may be assigned by the Board of Directors, the Chair of the Board, or the Chief Executive Officer.

Section 4.08 Treasurer. The treasurer of the Corporation shall have the custody of the Corporation’s funds and securities, except as otherwise provided by the Board of Directors, and shall keep full and accurate accounts of receipts and disbursements in records belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the President and the directors, at the regular meetings of the Board of Directors, or whenever they may require it, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

Section 4.09 Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

Section 4.10 Duties of Officers May Be Delegated. In case any officer is absent, or for any other reason that the Board of Directors may deem sufficient, the Chief Executive Officer or the President or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director.

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ARTICLE V
INDEMNIFICATION

Section 5.01 Indemnification. The Corporation shall indemnify and hold harmless to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such person. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) commenced by such person only if the commencement of such Proceeding (or part thereof) by the person was authorized in the specific case by the Board of Directors.

Section 5.02 Advancement of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) actually and reasonably incurred by a director or officer of the Corporation in defending any Proceeding in advance of its final disposition, upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under this Section 5.02 or otherwise. Payment of such expenses actually and reasonably incurred by such person, may be made by the Corporation, subject to such terms and conditions as the general counsel of the Corporation in his or her discretion deems appropriate.

Section 5.03 Non-Exclusivity of Rights. The rights conferred on any person by this ARTICLE V will not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these by-laws, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees, or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL.

Section 5.04 Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise, or nonprofit entity.

Section 5.05 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Section 5.06 Repeal, Amendment, or Modification. Any amendment, repeal, or modification of this ARTICLE V shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VI
Stock Certificates and Their Transfer

Section 6.01 Certificates Representing Shares. The shares of stock of the Corporation shall be represented by certificates; provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. If shares are represented by certificates, such certificates shall be in the form, other than bearer form, approved by the Board of Directors. The certificates representing shares of stock shall be signed by, or in the name of, the Corporation by any two authorized officers of the Corporation. Any or all such signatures may be facsimiles. In case any officer, transfer agent, or registrar who has signed such a certificate ceases to be an officer, transfer agent, or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if the signatory were still such at the date of its issue.

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Section 6.02 Transfers of Stock. Stock of the Corporation shall be transferable in the manner prescribed by law and in these by-laws. Transfers of stock shall be made on the books administered by or on behalf of the Corporation only by the direction of the registered holder thereof or such person’s attorney, lawfully constituted in writing, and, in the case of certificated shares, upon the surrender to the Company or its transfer agent or other designated agent of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued.

Section 6.03 Transfer Agents and Registrars. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

Section 6.04 Lost, Stolen, or Destroyed Certificates. The Board of Directors or the Secretary may direct a new certificate or uncertificated shares to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed upon the making of an affidavit of that fact by the owner of the allegedly lost, stolen, or destroyed certificate. When authorizing such issue of a new certificate or uncertificated shares, the Board of Directors or the Secretary may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen, or destroyed certificate, or the owner’s legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificate or uncertificated shares.

ARTICLE VII
General Provisions

Section 7.01 Seal. The seal of the Corporation shall be in such form as shall be approved by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise, as may be prescribed by law or custom or by the Board of Directors.

Section 7.02 Fiscal Year. The fiscal year of the Corporation shall be the calendar year.

Section 7.03 Checks, Notes, Drafts, Etc. All checks, notes, drafts, or other orders for the payment of money of the Corporation shall be signed, endorsed, or accepted in the name of the Corporation by such officer, officers, person, or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

Section 7.04 Conflict with Applicable Law or Certificate of Incorporation. These by-laws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these by-laws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.

Section 7.05 Books and Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be maintained on any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, the records so kept comply with Section 224 of the DGCL. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

Section 7.06 Forum for Adjudication of Disputes.

(a) Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for:

(i) any derivative action or proceeding brought on behalf of the Corporation;

(ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders;

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(iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporation, or these by-laws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or

(iv) any action asserting a claim governed by the internal affairs doctrine.

If any action the subject matter of which is within the scope of this Section 7.06 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Section 7.06 (an “Enforcement Action”); and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.06(a).

(b) Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.06(b).

ARTICLE VIII
Amendments

These by-laws may be adopted, amended, or repealed by the stockholders entitled to vote; provided, however, that the Corporation may, in its Certificate of Incorporation, confer the power to adopt, amend, or repeal these by-laws upon the Board of Directors; and, provided further, that any proposal by a stockholder to amend these by-laws will be subject to the provisions of ARTICLE II of these by-laws except as otherwise required by law. The fact that such power has been so conferred upon the Board of Directors will not divest the stockholders of the power, nor limit their power to adopt, amend, or repeal by-laws.

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ANNEX D

SOUTHLAND HOLDINGS, INC.
2022 EQUITY INCENTIVE PLAN

On May 24, 2022, the board of directors of Legato Merger Corp. II, a Delaware corporation, adopted this Southland Holdings, Inc. 2022 Equity Incentive Plan subject to the approval of the stockholders in accordance with the bylaws of Legato Merger Corp. II.

SECTION 1. PURPOSE OF THIS PLAN

1.1 Eligible Award Recipients. The individuals eligible to receive Awards are the Employees, Directors, and Consultants of Southland Holdings, Inc. (the “Company”) and its Affiliates.

1.2 General Purpose. The Company, by means of the Southland Holdings, Inc. 2022 Equity Incentive Plan (the “Plan”), seeks to retain the services of Eligible Individuals, to secure and retain the services of new members of this group, and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates. The Plan provides a means by which eligible recipients of Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following Awards: (i) Incentive Stock Options, (ii) Non-Qualified Stock Options, (iii) Restricted Shares, (iv) Restricted Share Units, (v) Stock Appreciation Rights, or (vi) any other award the Plan Administrator, in its sole and absolute discretion, deems appropriate to meet the objectives of this Plan.

SECTION 2. DEFINITIONS

As used in this Plan, the following terms shall have the meanings set forth below unless the context requires otherwise:

2.1 “Affiliate” shall mean, when used hereunder in connection with an Incentive Stock Option, any Parent Corporation or Subsidiary Corporation; when used hereunder in connection a Non-Qualified Stock Option or other Award intended to be exempt from Section 409A of the Code, any entity related to the Company under Section 414 of the Code, as modified by Section 409A of the Code; and for all other purposes hereunder, any entity controlling, controlled by, or under common control with the Company, in all instances, whether now or hereafter existing.

2.2 “Award” shall mean the grant under this Plan of a Stock Option, a Stock Appreciation Right, a Restricted Share, a Restricted Share Unit or any other grant of incentive compensation pursuant to this Plan.

2.3 “Award Agreement” shall mean the written agreement evidencing the terms and conditions of a grant of one or more Awards under this Plan to an Eligible Individual. Each Award Agreement shall be subject to the terms and conditions of the Plan and need not be identical.

2.4 “Award Date” shall mean the date on which an Award is granted to an Eligible Individual.

2.5 “Award Term” shall mean the maximum period during which a Participant may exercise, purchase, or otherwise benefit from an Award granted under this Plan.

2.6 “Board” shall mean the Board of Directors of the Company, as the same may be constituted from time to time.

2.7 “Breach Event” shall mean the Participant’s breach or default of an agreement, commitment or obligation to or with the Company or any Affiliate either during Participant’s Continuous Service or after Participant’s Termination Date, including, without limitation, breaching a confidentiality, noncompetition or non-solicitation agreement, covenant or obligation. The determination of whether a Breach Event has occurred shall be made in the sole and absolute discretion of the Plan Administrator.

2.8 “Cause” shall mean, unless the applicable Award Agreement states otherwise:

If a Participant is a party to an employment or service agreement with the Company or an Affiliate and such agreement provides for a definition of “Cause,” the definition therein; or

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If no such agreement exists, or if such agreement does not define Cause: (i) Participant’s conviction of any action constituting a criminal felony (other than automobile related violations) or other serious crime; (ii) Participant’s willful and continued refusal to follow reasonable instructions of the Board that are material to the Company’s operations or prospects and only after the Board provides written notice to the Participant which identifies with reasonable specificity the manner in which the Participant refused to follow such instructions and Participant has been provided a reasonable opportunity to cure such deficiency; (iii) Participant’s engagement in conduct that is materially injurious to the Company or an Affiliate; (iv) Participant devoting less than substantially all of his full time during normal business hours to the Company and which is not promptly cured after written notice from the Board to the Participant; or (v) Participant committing any Breach Event.

The determination of a Participant’s termination for “Cause” shall be made in the sole and absolute discretion of the Plan Administrator.

2.9 “Change in Control” shall mean the occurrence of any one of the following events:

a sale, transfer or other conveyance of all or substantially all of the assets of the Company on a consolidated basis;

the acquisition of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), directly or indirectly, of securities representing 50% or more of the total number of votes that may be cast for the election of directors of the Company;

the failure at any annual or special meeting of the Company’s stockholders held during the three-year period following a “solicitation in opposition” as defined in Rule 14a-6 promulgated under the Exchange Act, of a majority of the persons nominated by the Company in the proxy material mailed to shareholders by the management of the Company to win election to seats on the Board (such majority calculated based upon the total number of persons nominated by the Company failing to win election to seats on the Board divided by the total number of Board members of the Board as of the beginning of such three year period), excluding only those who die, retire voluntarily, are disabled or are otherwise disqualified in the interim between their nomination and the date of the meeting; or

a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Code Section 409A, as amended from time to time. The determination of whether a “Change in Control” has occurred shall be made in the sole and absolute discretion of the Board.

2.10 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time (or any successor to such legislation), along with the regulations and guidance published in the Internal Revenue Bulletin from time to time.

2.11 “Committee” shall mean any person or persons to whom all or a portion of the authority to administer this Plan has been delegated by the Board pursuant to subsection 3.1 hereof.

2.12 “Common Stock” shall mean the authorized shares of common stock of the Company, par value $0.0001 per share.

2.13 “Company” shall mean Southland Holdings, Inc. and any successor thereto.

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2.14 “Consultant” shall mean any person, including an advisor, engaged by the Company or any Affiliate to render consulting or advisory services and who is compensated for such services or who provides bona fide services to the Company or any Affiliate pursuant to a written agreement. However, the term “Consultant” shall not include Directors.

2.15 “Continuous Service” means that the Participant’s service with the Company or any Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which Participant renders service to the Company or any Affiliate as an Employee, Director or Consultant or a change in the entity for which Participant renders such service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. Notwithstanding the foregoing, with respect to an Incentive Stock Option, an Employee’s Continuous Service shall be deemed to have terminated in the event of a change in capacity from an Employee to a Consultant or non-Employee Director. The Plan Administrator, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by the Company, including sick leave, military leave or any other personal leave.

2.16 “Director” shall mean a member of the Board, whether an Employee, former Employee or other non-Employee member.

2.17 “Disability” shall mean the Participant’s permanent and total inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than 12 months. The term “Disability” shall also include any definition of disability that may be contained in any long-term disability plan maintained or sponsored by the Company from time to time. The determination of a Participant’s “Disability” shall be made in the sole and absolute discretion of the Plan Administrator.

2.18 “Effective Date” shall mean the date on which the Plan is approved by the stockholders of the Company in accordance with the bylaws of the Company.

2.19 “Eligible Individual” shall mean an Employee, Consultant or Director eligible to receive an Award under Section 5 of this Plan.

2.20 “Employee” shall mean, for purposes of this Plan, a common-law employee of the Company or any Affiliate. Mere service as a Director or payment in accordance with any Director compensation policies adopted by the Board from time to time shall not be sufficient to constitute “employment” by the Company or an Affiliate.

2.21 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time (or any successor to such legislation).

2.22 “Exercise Agreement” shall mean the written or electronic agreement delivered by Participant to the Plan Administrator to evidence Participant’s exercise of those rights provided under the applicable Award Agreement.

2.23 “Exercise Date” shall mean the date set forth in the Exercise Agreement on which Participant exercises those rights provided under the applicable Award Agreement.

2.24 “Exercise Price” shall mean the consideration required, as determined by the Plan Administrator and set out in the Award Agreement, to be remitted upon exercise of an Award.

2.25 “Expiration Date” shall mean the date that is ten (10) years from the Effective Date, or, in the event the Plan is subsequently amended to make any change described in clause (iii) of subsection 16.1, the date that is ten (10) years from the earlier of the date on which such amendment is approved by the Board or the stockholders of the Company in accordance with the bylaws of the Company.

2.26 “Fair Market Value” shall mean, with respect to each Share,

If the Common Stock is listed on a national securities exchange or a national market system, including without limitation the Nasdaq Capital Market, the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the date of determination, as reported in The Wall Street Journal or such other source as the Plan Administrator, in its sole and absolute discretion deems reliable;

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If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the mean of the high bid and low asked prices for the Common Stock on the last market trading day prior to the date of determination; or

In the absence of an established market for the Common Stock, the value established, in good faith, by the Board as of the determination date in accordance with the applicable regulations and guidance promulgated under Code Section 409A (or any successor provision thereto) and published in the Internal Revenue Bulletin.

2.27 “Incentive Stock Option” shall mean any option to purchase Shares awarded pursuant to Section 6 of this Plan that qualifies as an “incentive stock option” pursuant to Section 422 of the Code.

2.28 “Non-Qualified Stock Option” shall mean any option to purchase Shares awarded pursuant to Section 6 of this Plan that does not qualify as an Incentive Stock Option (including, without limitation, any option to purchase Shares originally designated as or intended to qualify as an Incentive Stock Option but that does not, for any reason whatsoever, qualify as an Incentive Stock Option).

2.29 “Parent Corporation” shall mean any entity (other than the Company) in an unbroken chain of entities ending with the Company, provided each entity in the unbroken chain (other than the Company) owns, at the time of the determination, ownership interests possessing fifty percent (50%) or more of the total combined voting power of all classes of ownership interests in one of the other entities in such chain; provided, however, that with respect to an Award of an Incentive Stock Option, the term “Parent Corporation” shall refer solely to an entity that is taxed under Federal income tax laws as a corporation.

2.30 “Participant” shall mean any Eligible Individual who has been granted and holds an Award granted pursuant to this Plan.

2.31 “Plan” shall mean this Southland Holdings, Inc. 2022 Equity Incentive Plan, as amended from time to time.

2.32 “Plan Administrator” shall mean the Committee appointed by the Board to administer the Plan or if no Committee is appointed or then serving, the Board.

2.33 “Purchase Price” shall mean the consideration required, as determined by the Plan Administrator and set out in the Award Agreement, to be remitted upon grant of an Award of Restricted Shares.

2.34 “Restricted Shares” shall mean any Shares granted pursuant to Section 9 of this Plan that are subject to transferability restrictions and a substantial risk of forfeiture.

2.35 “Restricted Share Units” shall mean any Award granted pursuant to Section 10 of this Plan denominated in Shares and subject to the terms, conditions and restrictions determined by the Plan Administrator and set forth in the applicable Award Agreement.

2.36 “Restriction Period” shall mean the period during which Restricted Shares issued pursuant to Section 9 hereof or Restricted Share Units issued pursuant to Section 10 hereof are subject to transferability restrictions and a substantial risk of forfeiture.

2.37 “Retirement” shall mean the Participant’s termination of Continuous Service at any time after the attainment of age 65, provided that such Participant has provided at least five years of Continuous Service.

2.38 “Securities Act” shall mean the Securities Act of 1933, as amended from time to time and all rules and regulations promulgated thereunder (or any successor to such legislation).

2.39 “Shares” shall mean shares of the Common Stock and any shares of capital stock or other securities hereafter issued or issuable upon, in respect of or in substitution or exchange for shares of Common Stock.

2.40 “Stock Appreciation Right” shall mean any Award granted pursuant to Section 7 of this Plan for the right to receive cash, Shares or a combination of both, with a value equal to the excess of the Fair Market Value of the aggregate number of Shares subject to such Stock Appreciation Right on the Exercise Date over the Fair Market Value of the aggregate number of Shares subject to such Stock Appreciation Right on the Award Date.

2.41 “Stock Option” shall mean any Incentive Stock Option or Non- Qualified Stock Option.

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2.42 “Subsidiary Corporation” shall mean any entity (other than the Company) in an unbroken chain of entities beginning with the Company, provided each entity (other than the last entity) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of ownership interests in one of the other entities in such chain; provided, however, that with respect to an Award of an Incentive Stock Option, the term “Subsidiary Corporation” shall refer solely to an entity that is taxed under Federal income tax laws as a corporation.

2.43 “Ten Percent Stockholder” shall mean an individual who, at the time a Stock Option is granted pursuant to Section 6 hereof, owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

2.44 “Termination Date” shall mean the date on which Participant’s Continuous Service with the Company (and all Affiliates) terminates due to death, Disability, voluntary termination, with or without Cause, or otherwise.

SECTION 3. ADMINISTRATION OF THIS PLAN

3.1 Administration.

(a) The Plan shall be administered by, and the Plan Administrator shall be, the Committee; provided, however, that any power, authority or discretion granted to the Committee as the Plan Administrator may also be taken by the Board (subject to Section 3.1(c)); provided, further, that if a transaction is intended to be exempt under Rule 16b-3 of the Exchange Act, it shall be structured to satisfy the requirements for exemption under Rule 16b-3 of the Exchange Act.

(b) The Committee shall be authorized to act with respect to all matters relating to the administration of the Plan. The Committee will act by a majority of its members (or by unanimous vote if the Committee is comprised of two (2) members). To the extent the Committee shall cease to exist or no longer be authorized to act hereunder, the functions delegated to the Committee shall revert to the Board.

(c) Notwithstanding anything contained herein to the contrary, any action taken by the Board under this Plan shall require the affirmative vote of a majority of Directors who are independent, if any, as determined under the rules of any national securities exchange on which the Common Stock is listed or traded or, if the Common Stock is not listed or traded on any national securities exchange, the Nasdaq Stock Market.

3.2 Powers of Plan Administrator. The Plan Administrator shall have the power, in its sole and absolute discretion, but subject to and within the limitations of, the express provisions of the Plan:

(a) To determine from time to time which Eligible Persons shall be granted Awards under the Plan, provided that any Award granted to a member of the Committee shall be subject to the approval or ratification of the Board;

(b) To determine when and how each Award shall be granted; what type or combination of types of Awards shall be granted; the provisions of each Award granted (which need not be identical), including the time or times when an Award may be exercised; the number of Shares with respect to which an Award shall be granted to each such Person; the Exercise Price or the Purchase Price for Shares under an Award; the terms or other conditions, vesting periods or any restrictions for an Award and any restrictions on Shares acquired pursuant to an Award; and any other terms and conditions of an Award that the Plan Administrator deems appropriate and as are not inconsistent with the terms of the Plan;

(c) To determine whether, to what extent, and under what circumstances, to allow alternative payment options to exercise Awards, or pay withholding taxes imposed upon the grant, exercise or vesting of any Award, and the terms and conditions of such payment options;

(d) To rely upon Employees for such clerical and recordkeeping duties as may be necessary in connection with the administration of this Plan;

(e) To accelerate or defer (with the consent of the subject Participant) the vesting of any rights under an Award;

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(f) To establish, amend and revoke such rules and regulations as it may deem appropriate for the conduct of meetings and the proper administration of the Plan;

(g) To delegate to one or more Persons the right to act on its behalf in such matters as authorized by the Plan Administrator;

(h) To construe and interpret the Plan and Award Agreements issued hereunder;

(i) To amend the Plan or an Award Agreement to the extent provided under Section 15 hereof. The Plan Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective; and

(j) To take any and all other actions that are deemed necessary or advisable by the Plan Administrator for the administration of the Plan.

3.3 Effect of Plan Administrator’s Decision. All determinations, interpretations and constructions made by the Plan Administrator in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons. The Plan Administrator, any member of the Board or Committee (or subcommittee) and any officer or Employee of the Company or any Affiliate acting at the direction of, or on behalf of, the Plan Administrator shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent provided in subsection 17.6 hereof, be fully indemnified by the Company with respect to any such action or determination.

SECTION 4. SHARES SUBJECT TO PLAN AND RELATED ADJUSTMENTS

4.1 Share Reserve. Except as otherwise provided in this Section 4, the maximum number of Shares that may be issued with respect to Awards granted pursuant to this Plan shall not exceed FIVE PERCENT (5%) of the issued and outstanding Shares as of [the Closing Date]. All or any portion of the Share reserve may be issued in connection with the exercise of Incentive Stock Options. The Shares issued pursuant to this Plan may be authorized but unissued Shares or may be issued Shares that have been repurchased or acquired by the Company, including shares purchased by the Company on the open market for purposes of the Plan.

4.2 Cancellation, Expiration, or Forfeiture of Awards. To the extent that any Award granted pursuant to this Plan shall, on and after the Effective Date hereof, be forfeited, expire or be cancelled, in whole or in part, then the number of Shares subject to the Plan, as provided in subsection 4.1, shall be increased by the portion of such awards so forfeited, expired or cancelled and such forfeited, expired or cancelled Shares may again be awarded pursuant to the provisions of this Plan.

4.3 Payment in Shares. Notwithstanding anything contained herein to the contrary, Shares tendered in payment of the Exercise Price, Purchase Price or withholding taxes with respect to an Award shall not become, or again be, available for Awards under this Plan.

4.4 Awards Payable in Shares. The grant of Awards that may not be satisfied by issuance of Shares shall not count against the maximum number of Shares that may be issued under the Plan pursuant to subsection 4.1. Shares attributable to Awards that may be satisfied either by the issuance of Shares or by cash or other consideration shall be counted against the maximum number of Shares that may be issued under the Plan pursuant to subsection 4.1.

4.5 Repurchases of Shares. If Shares issued in connection with any Award granted pursuant to this Plan, shall, on and after the Effective Date, be repurchased by the Company, in whole or in part, then the number of Shares subject to the Plan pursuant to subsection 4.1 shall not be increased by that portion of the Shares repurchased by the Company and such repurchased Shares may not again be awarded pursuant to the provisions of this Plan.

4.6 Issuance of Share Certificates. Prior to the issuance of Common Stock hereunder, whether upon grant, exercise, or purchase under the applicable Award, Participant shall submit the consideration, if any, required under the applicable Award Agreement; payment or other provision for any applicable tax withholding obligations; and all documents to be executed and delivered by Participant in accordance with the provisions of this Plan and the applicable Award Agreement or as may otherwise be required by the Company or the Plan Administrator, including, without limitation, with respect to Restricted Shares, a stock power, endorsed in blank, relating to the Shares covered by such Award. The Company will evidence the issuance of Shares hereunder by any means appropriate, including,

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without limitation, book-entry registration or issuance of a duly executed Share certificate in the name of Participant, provided that stock certificates evidencing Restricted Shares granted pursuant to this Plan shall, if directed by the Company, be held in the custody of the Company or its duly authorized delegate until the restrictions thereon have lapsed. If certificates are issued, a separate certificate or certificates will be issued for Shares issued in connection with each type of Award granted to the Participant.

SECTION 5. ELIGIBILITY

5.1 Individuals Eligible to Participate. The Plan Administrator shall determine, within the limitations of the Plan, the Employees, Consultants, and Directors to whom Awards are to be granted. In making the determination of whether to grant an Award to an Employee, Consultant, or Director, as well as the determination of the type of Award and terms of such Award, the Plan Administrator may consider such factors as the Plan Administrator, in its sole and absolute discretion, may deem relevant in connection with the purposes of this Plan.

5.2 Evidence of Participation. Each Award granted to an Eligible Person shall be evidenced by an Award Agreement, in such form as prescribed by the Plan Administrator and containing such terms and provisions as are not inconsistent with this Plan. The provisions of separate Award Agreements need not be identical, but each Award Agreement shall include (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) the substance of the terms of the Plan. Each Award will be deemed to have been granted as of the date on which the Plan Administrator has completed the action declaring the Award, which date shall be specified by the Plan Administrator in the applicable Award Agreement, notwithstanding any delay which may elapse in executing and delivering such Award Agreement.

SECTION 6. STOCK OPTIONS

6.1 Grant of Stock Options. The Plan Administrator may, in its sole and absolute discretion, grant Stock Options, whether alone or in addition to other Awards granted pursuant to this Plan, to any Eligible Individual; provided, however, that Incentive Stock Options may only be granted to Employees. Each Eligible Individual so selected shall be offered a Stock Option to purchase the number of Shares determined by the Plan Administrator and set forth in an Award Agreement. The Plan Administrator shall specify in the Award Agreement the number of Shares subject to the Award, whether such Stock Option is an Incentive Stock Option or Non-Qualified Stock Option, and such other terms or conditions as the Plan Administrator shall, in its sole and absolute discretion, determine appropriate and which are not inconsistent with the terms of the Plan.

6.2 Award Term. No Stock Option shall be exercisable after the expiration of the Award Term determined by the Plan Administrator and set out in Participant’s Award Agreement. Notwithstanding any provision to the contrary, the Award Term of any Stock Option granted under this Plan shall not exceed ten (10) years from the Award Date; provided, however, that no Incentive Stock Option granted to a Ten Percent Stockholder will be exercisable after the expiration of five (5) years from the date such Incentive Stock Option is granted.

6.3 Exercise Price. The Exercise Price of each Stock Option granted under this Section 6 shall be established by the Plan Administrator as of the Award Date. Notwithstanding the foregoing, the Exercise Price of any Stock Option shall not be less than 100% of the Fair Market Value of a Share on the Award Date (or if greater, the par value of such Common Stock) or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110% of the Fair Market Value of a Share on the Award Date.

6.4 Vesting of Stock Options. Except as may otherwise be provided in an Award Agreement, each Stock Option granted pursuant to this Plan may only be exercised to the extent that Participant is vested in such Stock Option. Except as otherwise provided under subsection 15.2 herein, each Stock Option shall vest separately in accordance with the vesting schedule determined by the Plan Administrator, which shall be set out in the applicable Award Agreement. Notwithstanding the foregoing, the Plan Administrator may accelerate the vesting schedule of any outstanding Stock Option to the extent the Plan Administrator determines, in its sole and absolute discretion, that such acceleration is not inconsistent with the purposes of this Plan.

6.5 Transferability of Option.

(a) Rights to Transfer. A Stock Option shall be transferable to the extent provided in the Award Agreement; provided, however, that an Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of Participant only by Participant. If

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the Award Agreement does not provide for transferability, then the Stock Option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of Participant only by Participant.

(b) Evidence of Rights. The transferee of a Stock Option shall not be permitted to exercise the Stock Option unless and until such transferee has provided the Plan Administrator a copy of the will and/or such other evidence as the Plan Administrator determines necessary to establish the validity of the transfer.

6.6 Qualification of Incentive Stock Options.

(a) Stockholder Approval of Plan. To the extent stockholder approval of this Plan is required by Section 422 of the Code, no Eligible Person shall be granted an Incentive Stock Option unless this Plan is approved by the stockholders of the Company within twelve (12) months before or after the date this Plan is adopted (or, if applicable, amended pursuant to clause (iii) of subsection 16.1) by the Board.

(b) Fair Market Value Restrictions. To the extent that the aggregate Fair Market Value (determined on the Award Date) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Stock Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Non-Qualified Stock Options.

(c) Termination of Authority to Issue Incentive Stock Options. Notwithstanding any provision of this Plan to the contrary, no Incentive Stock Option shall be granted to any Employee after the Expiration Date.

(d) Qualification of Incentive Stock Option. To the extent that a Stock Option designated as an Incentive Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions, the failure of the stockholders of the Company to timely approve the Plan, or the time or manner of its exercise or otherwise) such Stock Option or the portion thereof that does not qualify as an Incentive Stock Option shall be deemed to constitute a Non-Qualified Stock Option under this Plan.

(e) Failure to Qualify. Notwithstanding any provision herein to the contrary, none of the Plan Administrator, the Company, any Affiliates, or the directors, officers or employees of the foregoing, shall have any liability to any Participant or any other Person if a Stock Option designated as an Incentive Stock Option fails to qualify as such at any time.

6.7 Payment in Lieu of Shares. Notwithstanding any provision to the contrary herein, upon exercise of any one or more Stock Options on or after Participant’s Termination Date, the Company may, in lieu of the issuance of Shares, remit to Participant (or his legal representative, estate, heirs, or designated beneficiary, as the case may be) a lump sum cash payment equal to the Fair Market Value of the Common Stock that would otherwise be issued under the applicable Stock Option(s), less the aggregate Exercise Price; provided, however, that such payment shall not be made unless the Company has sufficient capital and liquidity, as determined by the Board, in its sole and absolute discretion, to make such cash payment.

SECTION 7. stock appreciation rights

7.1 Grant of Stock Appreciation Rights. The Plan Administrator may grant Stock Appreciation Rights, whether alone or in addition to other Awards granted pursuant to this Plan, to any Eligible Individual. Each Stock Appreciation Right shall be evidenced by an Award Agreement, which shall include any conditions and restrictions as the Plan Administrator shall impose as are not inconsistent with the terms of the Plan.

7.2 Award Term. No Stock Appreciation Right shall be exercisable after the expiration of the Award Term determined by the Plan Administrator and set out in Participant’s Award Agreement.

7.3 Exercise Price. The Exercise Price of each Stock Appreciation Right granted under this Section 7 shall be established by the Plan Administrator or shall be determined by a method established by the Plan Administrator as of the Award Date, but in no event shall the Exercise Price be less than the Fair Market Value of a Share on the Award Date.

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7.4 Vesting of Stock Appreciation Rights. Except as may otherwise be provided in an Award Agreement, each Stock Appreciation Right granted pursuant to this Plan may only be exercised to the extent that Participant is vested in such Stock Appreciation Right. Except as otherwise provided under subsection 15.2 herein, each Stock Appreciation Right shall vest separately in accordance with the vesting schedule determined by the Plan Administrator and set out in the applicable Award Agreement. Notwithstanding the foregoing, the Plan Administrator may accelerate the vesting schedule of any outstanding Stock Appreciation Right to the extent the Plan Administrator determines, in its sole and absolute discretion, that such acceleration is not inconsistent with the purposes of this Plan.

7.5 Transferability

(a) Right to Transfer. Except to the extent otherwise provided in the applicable Award Agreement, a Stock Appreciation Right shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of Participant only by Participant.

(b) Designation of Beneficiary. Notwithstanding the foregoing, Participant may, by delivering written notice to the Plan Administrator, in a form satisfactory to the Plan Administrator, designate a third party who, in the event of the death of Participant, shall thereafter be entitled to exercise the Stock Appreciation Right.

(c) Evidence of Rights. The transferee of a Stock Appreciation Right shall not be evidenced on the books and records of the Company unless and until such transferee has provided the Plan Administrator a copy of the will and/or such other evidence as the Plan Administrator determines necessary to establish the validity of the transfer.

7.6 Payment of Benefit. Except as otherwise expressly provided in the applicable Award Agreement, Participant shall be paid for the value of the Stock Appreciation Right in cash, Shares, or a combination thereof, as determined by the Plan Administrator in its sole and absolute discretion.

SECTION 8. EXERCISE OF STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

Each Stock Option and Stock Appreciation Right shall be exercised subject to, and in accordance with, this Section 8.

8.1 Time of Exercise.

(a) Termination of Service. Unless otherwise provided in the applicable Award Agreement, in the event Participant’s Continuous Service terminates (other than upon Participant’s death or Disability or Retirement by a Director), Participant may exercise his Stock Option or Stock Appreciation Right (to the extent that Participant was entitled to exercise such Award as of the Termination Date) but only within such period of time ending on the earlier of (i) the day that is three (3) months from Participant’s Termination Date or (ii) the expiration of the Award Term. Notwithstanding any provision in the Plan or an Award Agreement to the contrary, in the event of a change in capacity of Participant from an Employee of the Company to either a non-Employee Director or Consultant, if Participant fails to exercise an Incentive Stock Option within the 3-month period from such Termination Date, as provided herein, the Incentive Stock Option shall, upon expiration of such 3-month period, become a Non-Qualified Stock Option under the Plan.

(b) Death of Participant. Unless otherwise provided in the applicable Award Agreement, in the event Participant’s Continuous Service terminates by reason of such Participant’s death, Participant’s estate, heirs or designated beneficiary may exercise Participant’s Stock Option or Stock Appreciation Right (to the extent that Participant was entitled to exercise such Award as of the Termination Date) but only within such period of time ending on the earlier of (i) the day that is twelve (12) months from Participant’s Termination Date or (ii) the expiration of the Award Term.

(c) Disability of Participant. Unless otherwise provided in the applicable Award Agreement, in the event Participant’s Continuous Service terminates by reason of such Participant’s Disability, Participant (or his legal representative) may exercise Participant’s Stock Option or Stock Appreciation Right (to the extent that Participant was entitled to exercise such Award as of the Termination Date) but only within such period of time ending on the earlier of (i) the day that is twelve (12) months from the Participant’s Termination Date or (ii) the expiration of the Award Term.

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(d) Retirement of Directors. Unless otherwise provided in the applicable Award Agreement, in the event of the Retirement of a Participant who is a Director, such Participant’s Stock Options or Stock Appreciation Rights will not terminate as a result of such Retirement, and such Participant shall be entitled to exercise such Stock Options or Stock Appreciation Rights (to the extent that Participant is entitled to exercise such Award as of the date of Retirement) during the applicable Award Term.

(e) Termination for Cause. The Plan Administrator may, in its sole and absolute discretion, specify in an Award Agreement that in the event Participant’s Continuous Service terminates for Cause, as determined in the sole and absolute discretion of the Plan Administrator, the Participant’s Stock Options, whether or not vested, shall immediately terminate and be no longer exercisable as of the date of such termination or determination, as applicable, and Participant shall not be entitled to any payment or other consideration from the Company in connection with the cancellation of such Award.

(f) Discretion of Plan Administrator. The Plan Administrator shall have the sole discretion, exercisable at any time while the Stock Option or Stock Appreciation Right remains outstanding, to extend the time during which such Award is to remain exercisable following Participant’s Termination Date from the period otherwise in effect for that Award and set forth in the Award Agreement to such greater period of time as the Plan Administrator shall deem appropriate; provided, however, that the period in which the Award is exercisable shall not be extended to a date beyond the expiration of the Award Term. If the Plan Administrator extends the time during which an Incentive Stock Option will remain exercisable, then such extension shall be treated as the grant of a new Option as of the date of the extension.

(g) Expiration of Award. If Participant does not exercise his Stock Option or Stock Appreciation Right within the periods specified in this Section 8, the Award shall terminate and will no longer be exercisable.

(h) Lapsed and Cancelled Awards. Nothing contained in this Plan will be deemed to extend the term of an Award or to revive any Award that has previously lapsed or been cancelled, terminated or surrendered.

8.2 Procedure for Exercise. Each exercise of a Stock Option or Stock Appreciation Right shall be evidenced by an Exercise Agreement in the form prescribed by the Plan Administrator and duly executed by Participant (or his legal representative, estate, heirs, or designated beneficiary, as the case may be) and shall be accompanied by payment, if applicable, of the Exercise Price and withholding taxes imposed upon exercise of the Award.

SECTION 9. RESTRICTED SHARES

9.1 Grants of Restricted Shares. The Plan Administrator may, in its sole and absolute discretion, grant Restricted Shares, whether alone or in addition to other Awards granted pursuant to this Plan, to any Eligible Person. Each Eligible Person granted Restricted Shares shall execute an Award Agreement setting forth the terms and conditions of such Restricted Shares, including, without limitation, the Purchase Price, if any; and the Restriction Period, which shall in no event exceed ten (10) years from the Award Date, and conditions of forfeitability, whether based on period of service or otherwise.

9.2 Payment for Restricted Shares. Upon Participant’s acceptance of an applicable Award Agreement for Restricted Shares, Participant shall pay to the Company the Purchase Price, if any, for the Restricted Shares. Such Purchase Price may be paid in any manner permitted under Section 13 herein and set forth in the applicable Award Agreement. The Purchase Price, if any, shall be determined by the Plan Administrator, in its sole and absolute discretion, and set forth in the applicable Award Agreement.

9.3 Terms of Restricted Shares.

(a) Forfeiture of Restricted Shares. Subject to subsection 9.3(b) herein, and except as otherwise provided in the applicable Award Agreement, all Restricted Shares shall be forfeited and returned to the Company and all rights of Participant with respect to such Restricted Shares shall terminate unless Participant satisfies the requirements of the Award Agreement, which may include requirements for continuation of service and such other terms and conditions as the Plan Administrator, in its sole and absolute discretion, shall determine applicable with respect to the Restricted Shares.

(b) Waiver of Restriction Period. Notwithstanding anything contained in this Section 9 to the contrary, the Plan Administrator may, in its sole and absolute discretion, waive the Restriction Period and any other

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conditions set forth in the applicable Award Agreement in the event of the death or Disability of Participant and impose such terms and conditions (including forfeiture of a proportionate number of the Restricted Shares) as the Plan Administrator shall deem appropriate.

9.4 Transferability of Restricted Shares.

(a) Rights to Transfer. An Award of Restricted Shares shall be transferable to the extent provided in the Award Agreement. If the Award Agreement does not provide for transferability, then the Restricted Shares shall not be transferable except by will or by the laws of descent and distribution.

(b) Evidence of Rights. The transferee of an Award of Restricted Shares shall not be evidenced on the books and records of the Company unless and until such transferee has provided the Plan Administrator a copy of the will and/or such other evidence as the Plan Administrator determines necessary to establish the validity of the transfer.

SECTION 10. RESTRICTED SHARE UNITS

10.1 Grant of Restricted Share Units. The Plan Administrator may, in its sole and absolute discretion, grant Restricted Share Units, whether alone or in addition to other Awards granted pursuant to this Plan, to any Eligible Person. Each Eligible Person granted Restricted Share Units shall execute an Award Agreement, which shall set forth such terms and conditions applicable to the Restricted Share Units as the Plan Administrator shall determine are appropriate and consistent with the provisions of the Plan, including the Restriction Period, which shall in no event exceed ten (10) years from the Award Date, and conditions of forfeitability, whether based on period of service or otherwise. A Restricted Share Unit shall represent an unfunded, unsecured right to receive one Share or cash equal to the Fair Market Value of a Share, as provided in the Award Agreement.

10.2 Terms of Restricted Share Units.

(a) Forfeiture of Restricted Share Units. Subject to subsection 10.2(b) herein, and except as otherwise provided in the applicable Award Agreement, all Restricted Share Units shall be forfeited and all rights of a Participant with respect to such Restricted Share Units shall terminate unless the Participant satisfies the requirements of the Award Agreement, which may include requirements for continuation of service and such other terms and conditions as the Plan Administrator, in its sole and absolute discretion, shall determine to be applicable with respect to the Restricted Share Units.

(b) Waiver of Restriction Period. Notwithstanding anything contained in this Section 9 to the contrary, the Plan Administrator may, in its sole and absolute discretion, waive the Restriction Period and any other conditions set forth in the applicable Award Agreement in the event of the death or Disability of Participant and impose such terms and conditions (including forfeiture of a proportionate number of the Restricted Share Units) as the Plan Administrator shall deem appropriate.

10.3 Settlement. Except as otherwise provided in an applicable Award Agreement, Restricted Share Units shall be settled no later than March 15th of the calendar year following the end of the calendar year in which such Restricted Share Units are no longer subject to a substantial risk of forfeiture. Notwithstanding the foregoing, settlement may occur after such date if (i) it is administratively impracticable to settle a Restricted Share Unit by such date and such impracticability was unforeseeable on the Award Date, provided that settlement occurs as soon as administratively practicable thereafter; or (ii) settlement by such date would jeopardize the ability of the Company to continue as a going concern, provided that settlement occurs as soon as doing so would not have such effect.

10.4 Transferability of Restricted Share Units.

(a) Rights to Transfer. An Award of Restricted Share Units shall be transferable to the extent provided in the Award Agreement. If the Award Agreement does not provide for transferability, then the Restricted Share Units shall not be transferable except by will or by the laws of descent and distribution.

(b) Evidence of Rights. The transferee of an Award of Restricted Share Units shall not be evidenced on the books and records of the Company unless and until such transferee has provided the Plan Administrator a copy of the will or such other evidence as the Plan Administrator determines necessary to establish the validity of the transfer.

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SECTION 11. OTHER AWARDS

The Plan Administrator may grant to any Eligible Individual other forms of Awards based upon, payable in or otherwise related to, in whole or in part, the Common Stock, if the Plan Administrator, in its sole discretion, determines that such other form of Award is consistent with the purposes of this Plan. The terms and conditions of such other form of Award shall be specified in an Award Agreement that sets forth the terms and conditions of such Award, including, but not limited to, the price, if any, and the vesting schedule, if any, of such Award and shall include any conditions and restrictions as the Plan Administrator shall impose as are not inconsistent with the terms of the Plan. Such Awards may be granted for such minimum consideration, if any, as may be required by applicable law or for such other greater consideration as may be determined by the Plan Administrator, in its sole discretion.

SECTION 12. STOCKHOLDER RIGHTS

Except to the extent otherwise provided in the applicable Award Agreement, no Person shall have any rights as a stockholder of the Company with respect to any Shares of Common Stock subject to an Award unless and until such Person becomes the holder of record of such Shares pursuant to subsection 4.6 hereof, and except as otherwise permitted by subsection 15.1, no adjustment will be made for dividends or other distributions in respect of such Shares for which the record date is prior to the date on which such Person has become the holder of record. For these purposes, a Participant who receives a grant of Restricted Shares shall become a holder of record as of the Award Date or, if later, the date on which the applicable Purchase Price is paid, and shall thereafter be entitled to the voting and dividend rights appurtenant to such Shares (provided that such dividends shall continue to be subject to any restrictions applicable to the Restricted Shares themselves).

SECTION 13. PAYMENT OF CONSIDERATION FOR AWARDS

13.1 Consideration for Shares. Except as otherwise provided in this Plan, consideration for Shares purchased under Awards may be submitted only in such amounts and at such intervals of time as specified in the applicable Award Agreement

(a) by payment to the Company of the amount of such consideration by cash, wire transfer, certified check or bank draft;

(b) by execution of a promissory note, to be submitted with a stock power, endorsed in blank relating to the Shares held as collateral for such note;

(c) by “net exercise,” pursuant to which the Company withholds from the Shares that would otherwise be issued upon exercise of an Award that number of Shares with a Fair Market Value equal to the Exercise Price for the Award;

(d) through a broker-dealer acting on behalf of Participant if (i) the broker-dealer has received a fully and duly endorsed copy of the Award Agreement and a fully and duly endorsed notice of exercise or purchase, along with written instructions signed by Participant requesting that the Company deliver Shares to the broker-dealer to be held in a designated account on behalf of Participant; (ii) adequate provision has been made with respect to the payment of any withholding taxes due upon grant, exercise, or vesting; and (iii) the broker-dealer and Participant have otherwise complied with applicable securities laws;

(e) through the delivery of unrestricted Shares having a Fair Market Value equal to the Exercise Price and owned by Participant for more than six (6) months (or such shorter or longer period of time as is necessary to avoid a charge to earnings on the Company’s financial statements) or that otherwise meet the conditions established by the Company to avoid adverse accounting consequences (as determined by the Company);

(f) any combination of one or more methods described herein; or

(g) any other consideration deemed acceptable by the Plan Administrator, in its sole and absolute discretion.

Notwithstanding any provision herein to the contrary, Participant shall not be permitted to exercise an Incentive Stock Option pursuant to paragraphs (c) - (g) above unless the Award Agreement specifically permits such method of exercise on the Award Date.

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13.2 Withholding Requirements. The amount, as determined by the Plan Administrator, of any federal, state or local tax required to be withheld by the Company due to the grant, exercise, or vesting of an Award must be submitted in such amounts and at such time as specified in the applicable Award Agreement:

(a) by payment to the Company of the amount of such withholding obligation by cash, wire transfer, certified check or bank draft;

(b) through either (i) the retention by the Company of a number of Shares out of the Shares being acquired through the Award or (ii) the delivery of unrestricted Shares owned by Participant for more than six (6) months (or such shorter or longer period as is necessary to avoid a charge to earnings on the Company’s financial statements) and having a Fair Market Value equal to the minimum withholding obligation or that otherwise meet the conditions established by the Company to avoid adverse accounting consequences (as determined by the Company); or

(c) pursuant to a written agreement between Participant and the Company authorizing the Company to withhold from such Participant’s regular wages the amount of such withholding tax obligation.

If Participant elects to use and the Plan Administrator permits either method described in subsection 13.2(b) herein in full or partial satisfaction of any withholding tax liability resulting from the grant, exercise or vesting of an Award hereunder, the Company shall remit an amount equal to the Fair Market Value of the Shares so withheld or delivered, as the case may be, to the appropriate taxing authorities.

SECTION 14. COMPLIANCE WITH SECURITIES AND OTHER LAWS

14.1 Securities Laws. Notwithstanding any other provision of this Plan, the Company shall not be obligated to sell or issue any Shares pursuant to any Award granted under this Plan unless (a) the Shares have been registered under applicable Federal securities law, (b) the prior approval of such sale or issuance has been obtained from any state regulatory body having jurisdiction to the extent necessary to comply with applicable state securities laws, (c) the Shares have been duly listed or quoted on a national securities exchange or automated quotation system of a registered securities association in accordance with the procedures specified thereunder and (d) with respect to Participants subject to Section 16 of the Exchange Act, the Company determines that the Plan, the Award Agreement and the sale or issuance of Shares thereunder, comply with all applicable provisions of Rule 16b-3 of the Exchange Act (or any successor provision thereto). The Plan Administrator may modify or revoke all or any provision of an Award Agreement in order to comply with applicable federal and state securities laws and none of the Company, the Plan Administrator, or any Director, officer, employee, agent or representative thereof will have liability to any Person for refusing to issue, deliver or transfer any Award or any Share issuable in connection with such Award if such refusal is based upon the foregoing provisions of this subsection 14.1.

14.2 Prohibition on Deferred Compensation. Notwithstanding any provision herein to the contrary, any Award issued hereunder that constitutes a deferral of compensation under a “nonqualified deferred compensation plan”, as such term is defined under Section 409A(d)(1) of the Code (or a successor provision thereto), shall be modified or cancelled to comply with the requirements of Section 409A of the Code (or a successor provision thereto) and applicable guidance published in the Internal Revenue Bulletin.

SECTION 15. ADJUSTMENTS TO AWARDS

15.1 Capitalization Adjustments. If any change is made in the Common Stock subject to the Plan, or subject to any Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of Shares, exchange of Shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan shall be appropriately adjusted in the class(es) and maximum number of Shares available for issuance under the Plan pursuant to subsection 4.1 and available for issuance to an Eligible Individual pursuant to subsection 4.2, and all outstanding Awards shall be appropriately adjusted in the class(es) and number of Shares and price per Share of Common Stock subject to such outstanding Awards. The Plan Administrator shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company).

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15.2 Change in Control. In the event of a Change in Control, then with respect to Awards held by Participants whose Continuous Service has not terminated:

(a) Notice and Acceleration. (i) The Company shall provide each Participant written notice of such Change in Control, (ii) all outstanding Stock Options and Stock Appreciation Rights of such Participant shall automatically accelerate and become fully exercisable, and (iii) the restrictions and conditions on all outstanding Restricted Shares and Restricted Share Units held by such Participant shall immediately lapse.

(b) Assumption of Grants. Upon a Change in Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Plan Administrator determines otherwise, all outstanding Stock Options and Stock Appreciation Rights that are not exercised shall be assumed by, or replaced with comparable options or rights, by the surviving corporation.

(c) Other Alternatives. Notwithstanding Section 15.2(b), in the event of a Change in Control, the Plan Administrator may take one or both of the following actions: the Plan Administrator may (i) require that Participants surrender their outstanding Stock Options and Stock Appreciation Rights in exchange for a payment by the Company, in cash or Common Stock as determined by the Plan Administrator, in an amount equal to the amount by which the then Fair Market Value of the shares of Common Stock subject to the Participant’s unexercised Stock Options and Stock Appreciation Rights exceeds the Exercise Price of the Stock Options, or the Fair Market Value of the Stock Appreciation Rights on the Award Date, as applicable, or (ii) after giving Participants an opportunity to exercise their outstanding Stock Options and Stock Appreciation Rights, terminate any or all unexercised Stock Options and Stock Appreciation Rights at such time as the Plan Administrator deems appropriate. Such surrender or termination shall take place as of the date of the Change in Control or such other date as the Committee may specify.

SECTION 16. AMENDMENT AND TERMINATION

16.1 Amendment of Plan. Notwithstanding anything contained in this Plan to the contrary, all provisions of this Plan may at any time, or from time to time, be modified or amended by the Board; provided, however, that no amendment or modification shall be made to the Plan that would (i) impair the rights of any Participant with respect to an outstanding Award issued to such Participant, unless the Participant impaired by the amendment or modification consents to such change in writing; (ii) expand the types of Awards available under the Plan or otherwise materially revise the Plan; or (iii) increase the number of Shares reserved for issuance under the Plan (other than in accordance with an adjustment pursuant to subsection 15.1 hereof), modify the class of Persons eligible to receive Awards under the Plan, or change the identity of the granting company or the Shares issued upon exercise of Incentive Stock Options, unless an amendment under (ii) or (iii) above is approved by the stockholders of the Company within twelve (12) months before or after such amendment. In addition, the Plan Administrator shall be authorized, to the same extent as the Board, to correct any defect, omission or inconsistency in the Plan in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

16.2 Amendment of Award. The Plan Administrator may amend, modify or terminate any outstanding Award at any time prior to payment or exercise in any manner not inconsistent with the terms of this Plan; provided, however, that a Participant’s rights under the Award shall not be impaired by such amendment unless (i) the Plan Administrator requests the consent of such Participant and (ii) Participant consents in writing.

16.3 Termination of Plan. The Board may suspend or terminate this Plan at any time, and such suspension or termination may be retroactive or prospective; provided that the termination of this Plan shall not impair or affect any Award previously granted hereunder and the rights of the holder thereof shall remain in effect until the Award has been exercised in its entirety or has expired or otherwise has been terminated by the terms of such Award. Absent any action by the Board to terminate or suspend the Plan, the Plan shall automatically terminate on the Expiration Date.

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SECTION 17. GENERAL PROVISIONS

17.1 General Assets. The proceeds to be received by the Company upon exercise of any Award or purchase of Shares pursuant to any Award will constitute general assets of the Company and may be used for any proper purposes.

17.2 No Assignment or Alienation. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Award or Shares issued in connection with an Award contrary to the provisions of this Plan, the applicable Award Agreement, or the levy of any execution, attachment or similar process upon an Award or Shares issued in connection with an Award shall be null and void and without effect.

17.3 No Limit on Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Company from adopting or continuing in effect other compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

17.4 Tax Withholding. The Plan Administrator shall notify each Participant of any tax withholding obligations arising as a result of the grant, exercise or vesting of an Award. As a condition to Participant’s exercise of an Award and, if applicable, the issuance of Shares, Participant must satisfy the applicable withholding obligation as may be required by law in a manner permitted under Section 13.2 hereof

17.5 No Right to Employment or Continuation of Relationship. Nothing in this Plan or in any Award Agreement, nor the grant of any Award, shall confer upon or be construed as giving any Participant any right to remain in the employ of the Company or an Affiliate or to continue as a Consultant or non-Employee Director. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or terminate the relationship of any Consultant or non-Employee Director with the Company or any Affiliate, free from any liability or any claim pursuant to this Plan, unless otherwise expressly provided in this Plan or in any Award Agreement. No Consultant, Director or Employee of the Company or any Affiliate shall have any claim to be granted an Award, and there is no obligation for uniformity of treatment of any Consultant, Director or Employee of the Company or any Affiliate, or of any Participant.

17.6 Indemnification of Plan Administrator. The Company shall indemnify each present and future member of the Committee or the Board acting in its capacity as Plan Administrator, as well as any officer or employee acting at the direction of the Plan Administrator or its authorized delegate, for all expenses (including the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company itself) reasonably incurred by him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his performance of services in connection with the administration of this Plan, whether or not he continues to perform such services at the time of incurring such expenses; provided, however, that such indemnity shall not include any expenses incurred by such individual (a) in respect of matters as to which he shall be finally adjudged in any such action, suit, or proceeding to have been guilty of gross negligence or willful misconduct in the performance of his duties hereunder or (b) in respect of any matter in which any settlement is effected in an amount in excess of the amount approved by the Company on the advice of its legal counsel. The foregoing right of indemnification shall inure to the benefit of the heirs, executors, or administrators of the estate of each such member of the Committee or the Board, as well as any employee acting at the direction of the Plan Administrator or its authorized delegate, and shall be in addition to all other rights to which such member, officer or employee shall be entitled as a matter of law, contract, or otherwise.

17.7 No Limitation Upon the Rights of the Company. The grant of an Award pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, or changes of its capital or business structure; to merge, convert or consolidate; to dissolve or liquidate; or sell or transfer all or any part of its business or assets.

17.8 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan. If an Award vests or becomes exercisable with respect to a fractional Share, such installment will instead be rounded to the next highest whole number of Shares, except for the final installment, which will be for the balance of the total Shares subject to the Award. If a fractional Share is granted or issuable under an Award, the Plan Administrator shall pay cash to Participant in an amount equal to the proportional Fair Market Value of such fractional Share in lieu of any such fractional Share, and any rights with respect to such fractional Share shall be cancelled, terminated and otherwise eliminated.

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17.9 Restriction on Repricing. Notwithstanding any provision in this Plan to the contrary, repricing of Stock Options and Stock Appreciation Rights shall not be permitted. For this purpose, a repricing means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of a Stock Option or a Stock Appreciation Right to lower its exercise price; (ii) any other action that is treated as a repricing under generally accepted accounting principles; and (iii) repurchasing or canceling a Stock Option or Stock Appreciation Right at a time when its exercise price is equal to or greater than the fair market value of the underlying Shares in exchange for cash, another Stock Option, Stock Appreciation Right, Restricted Shares or other equity award. Such cancellation and exchange would be considered a repricing regardless of whether it is treated as a repricing under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

17.10 Clawback of Benefits. Notwithstanding any other provisions in this Plan or an Award Agreement to the contrary, the Company may cancel any Award, require the Participant to reimburse any or all amounts paid pursuant to an Award or under the terms of this Plan, and effect any other right of recoupment of equity or other compensation provided under the Plan in accordance with any Company policies that may be adopted and/or modified from time to time, or as necessary or appropriate to comply with applicable laws.

17.11 GOVERNING LAW. TO THE EXTENT NOT OTHERWISE PREEMPTED BY FEDERAL LAW, THE VALIDITY, CONSTRUCTION AND EFFECT OF THIS PLAN AND ANY RULES AND REGULATIONS RELATING TO THIS PLAN SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

17.12 Qualification of Plan. This Plan is not intended to be, and shall not be, qualified under Section 401(a) of the Code.

17.13 Unfunded Benefits. Each Award represents an unfunded, unsecured right to receive cash or Shares upon settlement of the Award. The Company shall not be obligated to set aside any amounts or establish a trust for the payment of benefits hereunder, unless otherwise specifically provided herein.

17.14 Compliance within Jurisdiction. Notwithstanding any provision herein to the contrary, this Plan shall not be effective in any jurisdiction, and no Awards shall be granted to residents thereof, unless the Plan has been properly qualified under the applicable securities laws, if any, of such jurisdiction, if such proper qualification is required pursuant to such securities laws, if any.

17.15 Severability. If any provision of this Plan or any Award is, or becomes, or is deemed to be, invalid, illegal or unenforceable in any jurisdiction or as to any individual or Award, or would cause this Plan or any Award to fail to comply under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable law, or if it cannot be construed or deemed amended without, in the sole determination of the Plan Administrator, materially altering the intent of this Plan or the Award, such provision shall be stricken as to such jurisdiction, individual or Award and the remainder of this Plan and any such Award shall remain in full force and effect.

17.16 Headings. Headings are given throughout this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

17.17 Gender and Number. In construing the Plan, any masculine terminology herein shall also include the feminine, and the definition of any term herein in the singular shall also include the plural, except when otherwise indicated by the context.

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ANNEX E

LETTERHEAD OF CASSEL SALPETER & CO., LLC

May 24, 2022

Legato Merger Corp. II

777 Third Avenue, 37th Floor

New York, NY 10017

Attention: Board of Directors

Members of the Board of Directors:

We understand that Legato Merger Corp. II (“Parent”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) by and among Parent, Legato Merger Sub Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and Southland Holdings LLC (the “Company”). We have been advised that pursuant to the Agreement, among other things, (i) Merger Sub will merge with the Company (the “Merger”), (ii) the Company will survive the Merger as a wholly owned subsidiary of Parent, and (iii) the outstanding membership interests of the Company (“Company Membership Interests”) will be converted into the right to receive, in the aggregate, (a) a number of shares (the “Stock Consideration”) of common stock, par value $0.0001 per share (“Parent Common Stock”), of Parent equal to $343,000,000, divided by $10.15, (b) up to a number of additional shares (the “Earnout Merger Consideration”) of Parent Common Stock equal to $105,000,000, divided by $10.15, subject to and contingent upon the conditions set forth in, and in the amounts and at the times provided by, the Agreement, and (c) $50,000,000 in cash (the “Cash Consideration” and, collectively with the Stock Consideration and the Earnout Merger Consideration, the “Aggregate Merger Consideration”), subject to adjustment as provided by the Agreement (as to which adjustment we express no view or opinion).

You have requested that Cassel Salpeter & Co., LLC render an opinion (this “Opinion”) to the Board of Directors of Parent (the “Board”) as to whether, as of the date of this Opinion, (i) the Aggregate Merger Consideration to be issued and paid by Parent in the Merger pursuant to the Agreement is fair, from a financial point of view, to Parent and (ii) the Company has a fair market value equal to at least 80% of the balance of funds in Parent’s trust account (the “Trust Fund”) (less any deferred underwriting commissions and taxes payable on interest earned).

For purposes of our analyses and this Opinion we have, at your direction, assumed that (i) each share of Parent Common Stock has a value equal to $10.15 (with such $10.15 value being based on the approximate cash per outstanding share of Parent Common Stock (excluding, for the avoidance of doubt, the dilutive impact of outstanding shares of Parent Common Stock that were not issued in Parent’s initial public offering or any warrants to purchase Parent Common Stock) held in the Trust Fund), (ii) the Stock Consideration will consist of 33,793,103 shares of Parent Common Stock with an aggregate value of $343,000,000, (iii) the Earnout Merger Consideration will consist of 6,896,552 shares of Parent Common Stock with an aggregate value of $70,000,000, and (iv) the Aggregate Merger Consideration will have a value equal to $463,000,000. In addition, for purposes of our analysis and this Opinion, we have, with your consent, evaluated whether the Company has a fair market value equal to at least 80% of the funds held in the Trust Fund (less any deferred underwriting commissions and taxes payable on interest earned) solely upon the basis of a comparison of the implied enterprise value reference ranges of the Company indicated by our financial analysis with the balance of the Trust Fund, which you have advised us and we, for purposes of our analysis and this Opinion, have assumed does not and shall not exceed approximately $280,000,000.

In arriving at this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

●	Reviewed a draft, dated May 23, 2022, of the Agreement.

●	Reviewed certain publicly available financial information and other data with respect to Parent and the Company that we deemed relevant.

●	Reviewed certain other information and data with respect to Parent and the Company made available to us by Parent and the Company, including projections with respect to the future financial performance of the Company prepared by management of the Company (the “Projections”) and other internal financial information furnished to us by or on behalf of Parent and the Company.

Annex E-1

●	Considered and compared the financial and operating performance of the Company with that of companies with publicly traded equity securities that we deemed relevant.

●	Considered the publicly available financial terms of certain transactions that we deemed relevant.

●	Discussed the business, operations, and prospects of the Company and the proposed Merger with Parent’s and the Company’s managements and certain of Parent’s and the Company’s representatives.

●	Conducted such other analyses and inquiries, and considered such other information and factors, as we deemed appropriate.

This Opinion only addresses whether, as of the date hereof, (i) the Aggregate Merger Consideration to be issued and paid by Parent in the Merger pursuant to the Agreement is fair, from a financial point of view, to Parent and (ii) the Company has a fair market value of at least 80% of the Trust Fund (less any deferred underwriting commissions and taxes payable on interest earned). It does not address any other terms, aspects, or implications of the Merger, the Agreement or any related or other transaction or agreement, including, without limitation, (i) the Lock-up Agreements, the Support Agreements and the Registration Rights Agreement to be entered into in connection with, and as described in, the Agreement, (ii) any term or aspect of the Merger that is not susceptible to financial analysis, (iii) the fairness of the Merger, or all or any portion of the Aggregate Merger Consideration, to any security holders of Parent, the Company or any other person or any creditors or other constituencies of Parent, the Company or any other person, (iv) the appropriate capital structure of Parent or whether Parent should be issuing debt or equity securities or a combination of both in the Merger, (v) any capital raising or financing transaction contemplated by Parent or the Company, nor (vi) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Merger, or any class of such persons, relative to the Aggregate Merger Consideration in the Merger or otherwise. We are not expressing any view or opinion as to (i) what the value of shares of Parent Common Stock actually will be when issued in the Merger, (ii) the prices at which Parent Common Stock, Company Membership Interests or any other security of Parent or the Company may trade, be purchased or sold at any time, or (iii) the conditions under which the Earnout Merger Consideration is issuable pursuant to the Agreement or the timing or likelihood of achieving such conditions.

This Opinion does not address the relative merits of the Merger as compared to any alternative transaction or business strategy that might exist for Parent, or the merits of the underlying decision by the Board or Parent to engage in or consummate the Merger. The financial and other terms of the Merger were determined pursuant to negotiations between the parties to the Agreement and were not determined by or pursuant to any recommendation from us. In addition, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction involving Parent.

In arriving at this Opinion, we have, with your consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to us or available from public sources, and we have further relied upon the assurances of Parent’s and the Company’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. We are not legal, tax, accounting, environmental, regulatory, technology or science advisors, and we do not express any views or opinions as to any legal, tax, accounting, environmental, regulatory, technology or science matters relating to Parent, the Company, the Merger, or otherwise. We understand and have assumed that the Board has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory, technology, science and other professionals, that such advice is sound and reasonable and that the Board and Parent has acted or will act in accordance therewith.

The Company has advised us and we have assumed, at your direction, that the Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company with respect to the future financial performance of the Company, and we have assumed, at your direction, that the Projections provide a reasonable basis upon which to analyze and evaluate the Company and the Earnout Merger Consideration and form an opinion. At your direction, we have used and relied upon the Projections for purposes of our analyses and this Opinion. We express no view or opinion with respect to the Projections or the assumptions on which they are based. We have not evaluated the solvency or creditworthiness of Parent, the Company or any other party to the Merger, the fair value of Parent, the Company or any of their respective assets or liabilities, or whether Parent, the Company or any other party to the Merger is paying or receiving reasonably equivalent value in the Merger under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor

Annex E-2

have we evaluated, in any way, the ability of Parent, the Company or any other party to the Merger to pay its obligations when they come due. We have not physically inspected Parent’s or the Company’s properties or facilities and have not made or obtained any evaluations or appraisals of Parent’s or the Company’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). We have not attempted to confirm whether Parent or the Company have good title to their respective assets. Our role in reviewing any information was limited solely to performing such reviews as we deemed necessary to support our own advice and analysis and was not on behalf of the Board, Parent, or any other party.

We have assumed, with your consent, that the Merger will be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Merger, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on Parent, the Company or the Merger. We also have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft we have reviewed and that the Merger will be consummated on the terms set forth in the Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof that is material to our analyses or this Opinion. We have also assumed that the representations and warranties of the parties to the Agreement contained therein are true and correct and that each such party will perform all of the covenants and agreements to be performed by it under the Agreement. We offer no opinion as to the contractual terms of the Agreement or the likelihood that the conditions to the consummation of the Merger set forth in the Agreement will be satisfied. You have also advised us, and we have assumed, that for U.S. federal tax income purposes the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with respect to the Merger, the securities, assets, businesses or operations of Parent, the Company or any other party, or any alternatives to the Merger, (b) negotiate the terms of the Merger, or (c) advise the Board, Parent or any other party with respect to alternatives to the Merger. Our analyses and this Opinion are necessarily based upon market, economic, and other conditions as they exist on, and could be evaluated as of, the date hereof and upon certain assumptions regarding such financial, economic, market, and other conditions, which are currently subject to unusual volatility and which, if different than assumed, could have a material impact on our analyses and this Opinion. Accordingly, although subsequent developments may arise that would otherwise affect this Opinion, we do not assume any obligation to update, review, or reaffirm this Opinion to you or any other person or otherwise to comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is addressed to the Board for the use and benefit of the members of the Board (in their capacities as such) in connection with the Board’s evaluation of the Merger. This Opinion is not intended to and does not constitute advice or a recommendation to any of Parent’s stockholders or any other security holders as to how such holder should vote or act with respect to any matter relating to the Merger or otherwise, including, without limitation, whether any such stockholder should redeem their shares.

We will receive a fee for rendering this Opinion, no portion of which is contingent upon the completion of the Merger. In addition, Parent has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities that may arise out of our engagement or the rendering of this Opinion. We have in the past provided investment banking or other financial services to affiliates of Parent for which we have received compensation including, during the past two years, having acted as the financial advisor to Legato Merger Corp., a special purpose acquisition company sponsored by certain officers and directors of Parent in connection with its acquisition of Algoma Steel Inc. in October 2021. In accordance with our policies and procedures, a fairness committee was not required to, and did not, approve the issuance of this Opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this Opinion, (i) the Aggregate Merger Consideration to be issued and paid by Parent in the Merger pursuant to the Agreement is fair, from a financial point of view, to Parent and (ii) the Company has a fair market value of at least 80% of the Trust Fund (less any deferred underwriting commissions and taxes payable on interest earned).

Very truly yours,

/s/ Cassel Salpeter & Co., LLC

Annex E-3

ANNEX F

October 17, 2022

Southland Holdings LLC

Reasonable Basis Review of Projections – Revised Report

Reasonable Basis Review

Zukin Certification Services, LLC (“ZCS” or “Zukin”) was retained on July 23, 2022 by EarlyBirdCapital, Inc. (“EarlyBird”) to provide EarlyBird and its client, Legato Merger Corp II (“Legato” or the “Acquirer”) with a review of the basis for the projections of future financial performance and underlying assumptions (the “Projections”) dated as of May 24, 2022, June 30, 2022, and August 19, 2022, of Southland Holdings LLC (“Southland,” “Target,” or the “Company”), which Legato intends to acquire (the “Transaction”).

The reasonable basis review is a detailed review of the Company’s projections and their underlying assumptions. It is not a financial opinion, and it does not assess the probability of the Company achieving its Projections. This Report is subject to certain disclaimers agreed upon between ZCS and its client, and that are summarized beginning on Page 13 of this Report.

ZCS requested certain documents and information from the Target regarding the assumptions used to formulate the Projections, and the terms of the transaction summarized above. In addition, ZCS or its agents conducted interviews, either verbally or through written questionnaires, with those Target officers who ZCS was informed, by the Target and Acquirer, as being primarily responsible for the Projections and underlying assumptions. ZCS additionally reviewed publicly available databases and other third-party materials, regarding the Target’s market and offerings, both those originally obtained by the Target to create the assumptions, and other materials ZCS believed to be relevant.

In particular, ZCS’s review relied upon:

1.)	Target historical financial statements;

2.)	Target financial projections dated as of May 24, 2022 and as of June 30, 2022;

3.)	Target Work in Progress Contracts file detailing the Target’s active projects;

4.)	Target S1 filing, investor presentation materials and other public filings;

5.)	Description of Target financing agreements and agreements ancillary thereto;

6.)	SEC filings and press releases of the Acquirer;

7.)	Publicly available results of competing entities or those with similar services, including analysis of such entities’ performance;

8.)	Data from Standard & Poors regarding comparable engineering & construction company financial performance;

9.)	Recent economic data from the Bureau of Labor Statistics;

10.)	US Economic Forecast data from Standard & Poors through FY 2025, including data on consumer price index (“CPI”), housing starts, 10 year treasury yield, consumer spending, unemployment rates, light vehicle sales, real gross domestic product (“GDP”), residential and non-residential investment;

11.)	Reports from Zippia, Statista, GlobalData, IBIS, et al, on historical US construction market growth 2016 – 2021;

12.)	Various data on raw material costs from the U.S. Census Bureau;

13.)	Standard & Poors Q3 2022 Economic Outlook, et al;

14.)	ConstructConnect Midyear 2022 Economic Outlook, et al;

15.)	Various research on the U.S. capital markets outlook from Alliance Bernstein, PriceWaterhouseCoopers, Houlihan Lokey, MorningStar, Wall Street Journal, et al;

16.)	The American Society of Civil Engineers 2021 Infrastructure Report Card, et al;

Annex F-1

17.)	24th Ed. Status of the Nation’s Highways, Bridges, and Transit Conditions and Performance Report from the U.S. Department of Transportation, et al;

18.)	RSM Summer 2022 Construction Industry Outlook, et al;

19.)	Turner Construction Q2 2022 Building Cost Index report, et al;
20.)	Nonresidential Construction Reports from Associated Builders & Contractors;

21.)	CoreLogic Q2 2022 Quarterly Construction Insights, et al;

22.)	Recent data and reports on construction starts from Dodge Construction Network;

23.)	Various research from Associated General Contractors of America (AGC); and
24.)	Various research on the engineering & construction and heavy & civil engineering & construction segments from Allied Market Research, Fortune Business Insights; the Business Research Company, Emergen Market Research, Research & Markets, GlobalData, et al;

The following is a supplemental list of other items that were reviewed as a function of Zukin’s overall due diligence:

1.)	American Bridge Headquarters appraisal;
2.)	Company capitalization table by holder and by entity;
3.)	Legacy company Accounts Receivable data;
4.)	Federal Tax returns of Company entities for years FY 2020 and FY 2021;
5.)	American Bridge IT Disaster recovery plan;
6.)	Major suppliers lists;
7.)	Employee counts, turnover information;
8.)	Employee benefits guide, handbook and new hire packet information;
9.)	Southland Schedule of Employee/Contractor Claims in Litigation;
10.)	Trademarks and copyrights;
11.)	Insurance policy summaries; and
12.)	Prime contracts detail.

Zukin’s findings relating to the material assumptions and other material factors used to create the Projections lead Zukin to the following conclusions:

I.	The assumptions used, taken as a whole, provide reasonable support for the Projections;

II.	The Projections are consistent with the material factors and assumptions used to construct them, and take into account the preparers’ of the Projections informed judgment; and
III.	That there is a reasonable basis for the Projections provided by Southland as of May 24, 2022, June 30, 2022 and August 19, 2022.

Company Overview

Southland Holdings LLC (“Southland” or the “Company”), founded in 1900 and based in Grapevine, TX, is one of the largest construction companies in North America. The Company has built national transportation infrastructure, constructed regional water pipeline and treatment facilities spanning vast regions, has bored tunnels through some of the country’s most challenging geologic environments, and has significant international experience.

Southland operates in two key segments:

●	Civil Segment

●	Water pipeline, pump stations, lift stations, water & wastewater treatment plants, concrete and structural steel, outfall and tunneling;

●	Transportation Segment

●	Bridges, roadways, marine, dredging, ship terminals / piers and other specialty structure and facilities;

Annex F-2

Southland is the parent company of Johnson Bros. Corporation, American Bridge Company, Oscar Renda Contracting, Southland Contracting, Mole Constructors, and Heritage Materials, which have collectively completed over 50,000 projects in 60 countries.

With the addition of American Bridge in 2020 and the combined capabilities of its six subsidiaries, Southland has become one of the largest and most diversified construction companies, bringing solutions to challenging construction projects worldwide.

Southland’s executive management team has over 100 years of combined experience across engineering & construction, infrastructure, corporate finance and operations, with significant success in complex projects for both public and private clients.

Southland Historical Financial Performance & Projections

Southland has achieved historical revenue and EBITDA growth at rates significantly higher than that of the overall engineering and construction industry and heavy construction and engineering segment over the last five years.

Southland more than doubled its revenue over the last five years from $623 million in FY 2017 to nearly $1.28 billion in FY 2021, representing a CAGR of 22.3%. The Company has also grown EBITDA by 85% from $55 million in FY 2017 to $101.72 million in FY 2021, representing a CAGR of 17.2%.

	FY 2017A	FY 2018A	FY 2019A	FY 2020A	FY 2021A	FY 2022P	FY 2023P	FY 2024P
Revenue	$623,000	$849,000	$1,047,676	$1,057,936	$1,279,186	$1,520,000	$1,750,000	$2,015,000
% Growth YoY	33.4%	36.3%	23.4%	1.0%	20.9%	18.8%	15.1%	15.1%
% CAGR(1)					22.3%			16.4%

EBITDA (2)	$55,000	$104,000	$71,196	$83,462	$101,721	$135,000	$153,790	$175,715
% Margin	8.8%	12.2%	6.8%	7.9%	8.0%	8.9%	8.8%	8.7%
% Growth YoY	19.6%	89.1%	-31.5%	17.2%	21.9%	32.7%	13.9%	14.3%
% CAGR(1)					17.2%			20.0%

(1)	CAGR at FY 2021A reflects historical CAGR for FY 2016A to FY 2021A; CAGR at FY 2024P reflects projected CAGR FY 2021A to FY 2024P.
(2)	EBITDA is a non-GAAP measure of financial performance.

Historical & Projected Financial Performance
($ millions)
$2,500
$2,250
$2,000
$1,750
$1,500
$1,250
$1,000
$750
$500
$250
$0
$500
$450
$400
$350
$300
$250
$200
$150
$100
$50
$0
$623
$849
$1,048
$1,058
$1,279
$1,520
$1,750
$2,015
$55
$104
$71
$83
$102
$135
$154
$176
FY 2017A
FY 2018A
FY 2019A
FY 2020A
FY 2021A
FY 2022P
FY 2023P
FY 2024P
Revenue
EBITDA

Source: Southland Holdings LLC

For the projection period FY 2022P - FY 2024P, the Company projects a CAGR in revenue growth of 16.4%, slightly below historical average growth of 22.3% for the five years through FY 2021, and a 20% CAGR in EBITDA, slightly higher than the historical average growth rate of 17.2% through FY 2021.

Annex F-3

The Company has noted that such improvement takes into account operational efficiencies, as well as the significant and growing addressable markets in which Southland has already identified large target projects. The Company anticipates these opportunities will afford it the ability to be increasingly selective in pursuing higher margin projects. The Company’s projections dated August 19, 2022 have been affirmed as of this date based upon Southland’s in-depth review of customers/pipeline on a project by project basis.

Southland Comparative Performance

Southland’s continuous performance in excess of industry averages has garnered the Company notable year over year improvement in the Engineering News-Record (“ENR”) annual industry rankings since 2017, and firmly established Southland as one of the fastest growing companies in the engineering and construction market.

Southland has steadily moved up the ranks in each of the Global Top 400, Domestic Top 50, Top 50 Working Abroad, and Top 100 Contractors by New Contracts, cementing its status as an industry leader.

	FY 2017A	FY 2018A	FY 2019A	FY 2020A	FY 2021A	FY 2022P
Southland - ENR Global Top 400 Rank	171	117	108	89	83	69
% Annual Improvement		46.2%	8.3%	21.3%	7.2%	20.3%
% Average Annual Improvement						20.7%
% Total Improvement						59.6%

Southland - ENR Domestic Top 50 Rank	42	22	19	16	24	19
% Annual Improvement		90.9%	15.8%	18.8%	-33.3%	26.3%
% Average Annual Improvement						23.7%
% Total Improvement						54.8%

Southland Revenue (000’s)	$623,000	$849,000	$1,047,676	$1,057,936	$1,279,186	$1,520,000
% Growth	33.4%	36.3%	23.4%	1.0%	20.9%	18.8%
% CAGR - FY 2016 to Current Year			30.9%	22.7%	22.3%	21.7%
% Total Growth - FY 2016 to Current Year			124.3%	126.5%	173.9%	225.5%

Source: Engineering News-Record; Southland Holdings LLC

Southland has, on average, greatly outperformed the S&P heavy engineering and construction industry comparables in revenue growth since FY 2018, achieving a revenue growth rate of nearly seven times the average of the comparables in FY 2021.

The average of figures from numerous research sources on the historical size / growth of the US engineering and construction market provide for a Compound Annual Growth Rate (CAGR) of 3.83% from FY 2016 - FY 2021. The global heavy and civil engineering construction market is estimated to have grown at a CAGR of 2.5% from FY 2016 - FY 2021, and 9.7% from 2021 to 2022.

Comparatively, during the period FY 2017 - FY 2021, Southland achieved CAGR in revenue and EBITDA, respectively, of 22.3% and 17.2%, respectively. The Company has also consistently outpaced industry average EBITDA margins.

Annex F-4

Project Backlog & Targeted Market Opportunities

Southland’s backlog has grown over 90% to $2.24 billion since 2017, an indicator that the Company continues to win an increasing amount of business and will continue to drive new revenues as existing projects are completed.

Southland has identified approximately $410 billion of specific projects that it intends to actively target over the next four years. From this target universe, the Company estimates that it would ultimately pursue bid submission for only 50% of those projects. Based upon the Company’s historical actual bid-to-win ratio of 13.7% for FY 2019 — FY 2021, the Company estimates that these focused efforts could result in $28 billion of realized new project value.

Competitive Landscape, Customer Concentration & Market Share

The engineering and construction market is fairly fragmented on the whole, however there is concentration at the top, with the largest players consistently competing for larger projects. The highly capital-intensive nature of the industry, including the need for heavy equipment, buildings and storage, large machine tools, skilled labor and extensive corporate infrastructure, creates a substantial barrier to entry.

Southland has become a significant competitor in a field of larger construction companies due to the Company’s range of services and its ability to execute on complex projects — which gives Southland an advantage in terms of pursuing projects with a limited list of potential bidders.

As the Company has grown, however, the Company has been increasingly able to partner with its competition — some of the largest and most well-respected companies in the engineering and construction industry — including Aecon Group, Fluor Corporation, Granite Construction, Traylor Bros., Hochtief, Dragados, and Morrison Construction. Southland has a diverse customer base, spanning Federal, State, Local County & City, and Private Company customers across the country (and world), with a significant amount of new work coming from recurring customers.

Annex F-5

Engineering & Construction Market Overview

Substantial Demand for New & Improved Infrastructure is Driving Growth

The global engineering & construction market reached over $13.57 trillion in 2021 and is expected to grow to $22.87 trillion by 2026, and further to $39.35 trillion by 2031, representing a CAGR of 11.0% through 2026 and 11.5% through 2031, respectively.

The heavy and civil engineering construction subsegment is expected to grow by 10.3% to $1.92 trillion in 2022 with further growth to $2.73 trillion by 2026, representing a CAGR of 9.4% over the period.

Significant Market Opportunities in Southland Business Segments

In its 2021 Infrastructure Report Card, the American Society of Civil Engineers (“ASCE”) estimates that nearly $13 trillion in spending through 2039 is needed to address critical U.S. infrastructure needs in the areas of highways, bridges, rail, transit, drinking water, stormwater, wastewater, electricity, airports, seaports and inland waterways, with nearly $4.6 trillion of this investment required by 2025, and another $1.3 trillion required through 2029.

In its 2021 Report, ASCE has given U.S. Infrastructure an overall grade of “C-” based upon 17 individually graded infrastructure categories. This grade is up from a “D+” in 2017, and according to the ASCE, an indication that things are headed in the right direction; however, a great deal of work remains.

Annex F-6

Drinking Water

There is a water main break in the U.S. roughly every two minutes, resulting in an estimated six billion gallons of treated water being lost each day. U.S. drinking water infrastructure is composed of 2.2 million miles of pipe. Some of the nation’s oldest pipes were laid in the 19th century, with pipes laid post-World War II having an average life of 75 to 100 years, meaning many are approaching end of useful life.

Wastewater & Water Facilities

Most of the nation’s wastewater treatment plants are designed with an average lifespan of 40-50 years, thus many facilities and systems that were constructed in the 1970s, around the passing of the Clean Water Act of 1972, are reaching the end of their service life. Nationwide, the drinking water and wastewater pipes have average 45 years old, while some have components more than a century old, versus typical lifespan of 50 to 100 years.

According to ASCE, the drinking water and wastewater investment gap is projected to grow to $434 billion annually by 2029. The global water infrastructure repair market is projected to grow to $151.17 billion by 2027 and the global water and wastewater treatment market is expected reach $734.48 billion in 2027 and $956.48 billion in 2032.

Bridges

There are over 617,000 bridges across the country, with 42% of them being over 50 years old. Over 46,000 (7.5%) of bridges in the U.S. are considered structurally deficient / in “poor” condition; according to the American Road & Transportation Builders Association (“ARTBA”), nearly 79,000 bridges nationwide need to be replaced.

The nation’s backlog of bridge repair needs is estimated at $125 billion, and the average annual investment level associated with the “State of Good Repair” benchmark is $104.7 billion. (Chapter 7, U.S. Department of Transportation Report Submitted to Congress, October 8, 2021) The global bridge construction market size is expected to grow from $874.15 billion in 2021 to $1.13 trillion in 2026.

Roadways

There are over 4 million miles of public roadways in the United States carrying people and goods to their destinations every day. However, these roadways are expected to withstand the ever-increasing volume of traffic each year, with vehicle miles traveled reaching more than 3.2 trillion in 2019, an 18% increase from 2000. Growing wear and tear on our nation’s roads have left 43% of our public roadways in poor or mediocre condition, a number that has remained stagnant for several years.

The U.S. roadways repair backlog is estimated at $660 billion, comprised of $435 billion for repairs of existing roads, $120 billion for targeted system expansion and $105 billion for targeted system enhancement (including safety enhancements, operational improvements, and environmental projects). Annual spending is estimated at $41 billion, however, the funding required to rehabilitate pavement and other operational conditions will average $53 billion annually.

Economic Considerations

The Overall Economy

While the 2020 recession was one of the shortest on record, its impact continues to be felt across the larger US economy as the country navigates disruptions caused by the lingering effects of the pandemic, the war in Ukraine, and supply chain disruptions. In the first quarter of 2022, the US economy was expected to grow at around twice its potential rate; inflation was elevated but seen largely as transitory and it seemed economies were starting to heal from the effects of the pandemic.

However, inflation has continued to rise, with central banks now being viewed as having waited too long to raise rates and having put too much weight on supply and labor market outcomes. Through numerous rate hikes, the Fed has increased the federal funds rate range to 1.50% to 1.75%. Current expectations are that the policy rate will approach 3.00% by year-end and eventually approach 4.00%.

Annex F-7

The conflict in Ukraine has resulted in even higher energy and food prices, further complicating the inflation picture. Combined with general uncertainty about the extent and duration of the conflict, both consumer and producer confidence have fallen, putting additional negative pressure on growth, with markets continuing to exhibit significant volatility.

Yet, in the face of inflation, the geopolitical shock of the Russia/Ukraine conflict and the market reaction, the overall global macro picture remains reasonably healthy. Purchasing manager indices remain above 50 for both the US and Europe. Labor markets remain strong, with the unemployment rate at or near longer- term lows across many economies. Consumption spending has remained resilient despite wealth losses from ongoing market corrections and real income reduction from inflation outpacing wage increases.

A Strong Engineering & Construction Market

While the Engineering & Construction ecosystem has not been immune to the risks facing the global economy, it has remained notably resilient. Total construction starts rose 48% from June to July to a seasonally adjusted $1.36 trillion, with year-to-date total construction through July increasing 11% over the prior year. Nonresidential building starts rose 22% over the year and nonbuilding starts were up 16%.

Nonbuilding construction starts rose a staggering 120% from June to July to a seasonally adjusted annual rate of $433.5 billion and 16% over the prior year-to-date period, with the largest gains driven by several mega-projects in the utility/gas sector, as well as by miscellaneous nonbuilding starts (+85%), environmental public works (+60%) and highway and bridge starts (+33%). Utility plant starts increased 63% through July, highway and bridge starts were up 16%, and environmental public works grew 2%.

MONTHLY CONSTRUCTION STARTS (Millions of Dollars, Seasonally Adjusted Annual Rate)				YEAR-TO-DATE CONSTRUCTION STARTS (Unadjusted Totals, in Millions of Dollars)
	Jul 2022	Jun 2022	% Change		7 Mos. 2022	7 Mos. 2021	% Change
Nonresidential Building	$530,476	$296,346	79.0%	Nonresidential Building	$208,010	$170,328	22.0%
Residential Building	391,864	425,478	-8.0%	Residential Building	256,558	253,090	1.0%
Nonbuilding Construction	433,506	196,674	120.0%	Nonbuilding Construction	138,688	119,845	16.0%
Total Construction	$1,355,846	$918,498	48.0%	Total Construction	$603,256	$543,263	11.0%

Source: Dodge Construction Network

Total revenue for the Top 400 Contracting firms rose to a record $421 billion in 2021, a 1.49% improvement over the prior year, and marking eleven straight years of rising revenue for the Top 400. Despite slower revenue growth in the pandemic’s first year (0.12% from 2019 to 2020), revenues have increased by 1.62% since the pandemic began, with over 75% of firms reporting domestic profits.

Bid volumes in Q1 2022 increased 22% over the prior year, and another 7% in Q2 2022 over the same period in 2021. While in constant dollars 2022 starts largely reflect price increases, consensus is that 2023 starts will represent true dollar volume increases.

Despite industry-wide challenges, most firms are reporting strong backlogs. As compared to 2020, 70% of firms surveyed for the ENR Top 400 Contractors list indicated a more robust backlog than the same time last year, with just 17.4% reporting a lower backlog this year, with significant new demand for public infrastructure projects being driven by the passage of the $1 trillion Infrastructure Investment and Jobs Act of November 2021 (“IIJA”).

Annex F-8

The industry added 38,000 jobs (net) in July 2022, and industry employment has risen by 264,800 jobs since July 2021, a 3.6% year over year increase, with job openings continuing to exceed hires year to date.

Materials Costs and Supply Constraints

Pricing volatility, tariffs on building materials such as lumber and steel, and supply chain disruptions caused by COVID-19 shutdowns and the war in Ukraine have had far-reaching effects on the industry. While these challenges have resulted in increased demand in some markets, they are reducing demand in others.

Prices for key construction materials including lumber, paint and coatings, aluminum, steel, cement, and crude oil, among others, have all seen significant increases as supply chains have yet to recover, which, coupled with increased demand, has resulted in lost profits, project delays, and even cancellations.

U.S. Census Bureau data shows construction costs increased 17.5% in 2021 over 2020, and over 23% compared to pre-pandemic 2019, with the price of softwood lumber alone jumping 85% in early 2022 after the U.S. doubled tariffs on Canadian lumber.

The Turner Building Cost Index, which measures costs in the non-residential building U.S. construction market (base year 1967), reported a 2.23% increase in Q2 2022 cost over Q1 2022, and an 8.1% increase from Q2 2021.

Despite Challenges, A Positive Industry Outlook

Despite the challenges of rising costs, supply chain disruptions and labor shortages, the engineering and construction industry is projected to see continued growth, and companies are investing in creative and collaborative solutions that will enable more projects to go forward profitably.

Deployment of connected construction technologies is helping to unite assets, people, processes, and job sites, resulting in smarter work, reduced downtime, optimized asset utilization and efficiency, and greater visibility.

Engineering & Construction Capital Markets Activity

E&C sector M&A activity also remains optimistic, driven by continued availability of capital and buoyed by the $1 trillion Infrastructure Investment and Jobs Act.

The industry has seen a steady increase in M&A activity over the past decade, with growth of over 40% year over year in both 2018 and 2019 from 2013-2017 averages, and a surge again in 2021 — with the heaviest activity occurring in Q4 — as pandemic-delayed deals came back to market.

While supply chain issues have the potential to impact valuations or may keep some strategic acquirers on the sidelines as they increase focus on operational challenges, sustained M&A activity in the industry is expected through the end of 2022.

Annex F-9

Review of Selected Projection Factors & Assumptions

Market & Industry

1.	Market and/or industry research used in evaluating overall market opportunity, market size, saturation, and anticipated growth.

Zukin has reviewed various industry research, including the American Society of Civil Engineers 2021 Infrastructure Report Card, which details the significant spending levels needed to address critical U.S. infrastructure needs, including numerous segments in which Southland operates. In addition to other research Zukin has reviewed with respect to specific addressable markets, the Report substantiates that the Company has great opportunity to increase its share of numerous significant and growing markets.

Revenue

1.	Revenue recognition.

As a large contractor, the Company effectively operates as a “cost plus” business, with a standard margin. The company projects costs per project, and then adds margin to arrive at revenue, a common industry practice. Revenues are recognized based upon percentage completion, which is derived from costs incurred to date versus total project costs, plus margin.

2.	Days Sales Outstanding (“DSO”) and Days Payable Outstanding (“DPO”) assumptions.

The Company assumes consistent DSOs with clear working capital targets, including reference to “lean” operations which could be implemented with larger DPOs in order to operate with lower cash requirements.

3.	Recurring vs. non-recurring revenues.

The Company’s projects are generally large in nature and take several years to complete, with revenue for a given project recognized over the life of each project. The Company frequently garners repeat business from a meaningful portion of its Federal, State, Local County / City and Private Customers across the country.

Cost of Goods Sold

1.	Cost of delivering product / services (transportation, etc.) and expected increases/decreases over time.

While the Company generally passes through raw material, delivery and related costs to customers on a project basis, material cost increases and delivery delays may impact the Company’s margins from time to time.

Annex F-10

Operating Expenses

1.	Pending or threatened litigation or proceedings against or affecting the Company; inclusion of risk-adjusted probable outcome of such actions reflected in the projections.

All pending or threatened litigation against the Company pertains to normal-course business activities and has been fully disclosed by the Company.

Balance Sheet

1.	Debt covenant requirements and compliance.

Aside from certain promissory notes and a revolving credit facility, the Company’s credit and loan facilities are primarily heavy equipment loans secured by the equipment financed, and do not contain any negative covenants with respect to financial performance. Thus, small changes in revenue, COGS or expenses would not result in a default.

Cash Flows

1.	Minimum operating cash required to effectively run the business; explain any valleys / variances in cash / working capital levels.

The Company provides estimates of the minimum cash required to operate the business on a monthly in a “lean” scenario. Net working capital is anticipated to increase over the projection period. The Company’s projections are conservative in that they do not contemplate new cash from completion of the transaction.

2.	Capital expenditure levels relative to anticipated revenue growth over the projection period.

The Company provides annual maintenance and replacement capital expenditure requirements. While project-specific capital expenditures may increase such levels, any such excess capital expenditure requirements will be included in cost estimates during the bidding phase for such projects.

Transaction Readiness

To perform a readiness assessment, the Company was asked to review a broad list of readiness queries categorized into four elements that include:

●	Finance, reporting and tax;

●	Corporate governance, legal and compliance;

●	Corporate administration — process and controls; and

●	Corporate strategy and deal advisory.

Based upon the information gathered from interviewing management related to the identified elements of readiness, the Company should be well positioned for life as a public company by the close of the proposed transaction. In addition to adequate staffing along with internal and external expertise, the Company will be able to manage public company requirements through a combination of implemented strategies and planned activities. Such items include, but are not limited to available expertise, adequate staffing, PCAOB standards, internal control over financial reporting, corporate governance actions and cyber security.

ZUKIN CERTIFICATION SERVICES LLC

Annex F-11

Certain Disclaimers

This Report and the usage thereof is limited by the following factors. The reader should understand these limitations when evaluating the conclusion that the Projections have a reasonable basis.

(a) The Report delivered to Early Bird and Legato may be changed in a material manner, prior to the consummation of a Transaction, if ZCS determines, as a result of new information it obtains, that the assumptions on which the Projections are based are no longer correct, or if the Company alters its Projections between the date of delivery of this Report and consummation of a Transaction.

(b) ZCS reviewed the reasonable basis for the financial projections and the underlying assumptions used to create such projections. ZCS provides no assurance that the projected results will in fact be realized; many factors, some outside of the Company’s control, could cause the Company’s and Legato’s performance to fail to meet, or exceed, the forecasts included in the projections.

(c) The reasonable basis for projections and assumptions is assessed solely on the date the Report is issued, including if updated per clause (a) above, based on information provided to ZCS before that date. Information that becomes available after the date of the Report may cause the projections or assumptions to not have a reasonable basis.

(d) Information provided by the Company and Legato is assumed by ZCS to be accurate and complete. ZCS attempted to independently verify the accuracy of information provided only when the Report explicitly states such verification work was done.

(e) The reasonable basis review does not constitute investment advice.

(f) Any decision to acquire, hold, or dispose of shares in Legato should be made only in reliance upon the filings made by Legato with the Securities and Exchange Commission, state securities regulators, or securities regulators in non-U.S. jurisdictions. This Report is just one factor that should inform a decision regarding an investment decision. Legato is solely responsible for its own financial reporting and the content of its SEC reports and other disclosures to stockholders or potential stockholders.

(g) The reasonable basis review does not include an analysis of the terms and conditions, or fairness, of any business combination transaction, or any financing transaction. The Report is limited in scope and summarizes the conclusions of the reasonable basis review of the projections and the underlying assumptions that was conducted by ZCS.

(h) Legato and its directors following consummation of the Transaction will be solely responsible for development and implementation of a business plan intended to cause the Company’s projections to be realized.

(i) This Report does not substitute for, or replace, any other materials the Legato Board of Directors may consider in its decisions in regarding a business combination.

(j) This Report does not constitute an audit, controls assessment, valuation, fairness opinion or other financial advice (“Advisory Services”) and must not be regarded as a substitute for matters covered by Advisory Services.

(k) Third party materials cited herein may contain trademarks or service marks of such third parties and are proprietary to such third parties, whether or not marked herein as such.

(l) The third-party materials cited are, to ZCS’ knowledge and belief, reliable sources for the information used herein, but ZCS made no independent investigation to confirm the accuracy thereof.

(m) The Report is intended for use by EarlyBird and Legato’s Board of Directors. Any other person using the Report as a factor in an investment decision does so at their own risk.

“RBR” is a service mark of Zukin Certification Services, LLC.

© Zukin Certification Services, LLC, 2022. All rights reserved.

Annex F-12

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Existing Charter provides that all of its directors, officers, employees and agents shall be entitled to be indemnified by Legato II to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)	To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)	Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)	Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)	The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)	A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)	For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)	For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)	The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)	The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Legato II’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Legato II has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eighth of the Existing Charter provides:

“The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Legato II pursuant to the foregoing provisions, Legato II has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1+	Agreement and Plan of Merger, dated as of May 25, 2022, by and among Legato Merger Corp. II, Legato Merger Sub Inc. and Southland Holdings LLC (included as Annex A to this proxy statement/prospectus).
3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Legato II’s Registration Statement on Form S-1, File No. 333-260816, filed on November 5, 2021).
3.2	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Legato II’s Current Report on Form 8-K filed on November 23, 2021).
3.3	Form of Second Amended and Restated Certificate of Incorporation (included as Annex B to this proxy statement/consent solicitation statement/prospectus).
3.4	Bylaws (incorporated by reference to Exhibit 3.3 to Legato II’s Registration Statement on Form S-1, File No. 333-260816, filed on November 5, 2021).
3.5	Form of Amended Bylaws (included as Annex C to this proxy statement/prospectus).
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to Legato II’s Registration Statement on Form S-1, File No. 333-260816, filed on November 5, 2021).
4.2	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to Legato II’s Registration Statement on Form S-1, File No. 333-260816, filed on November 5, 2021).
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to Legato II’s Registration Statement on Form S-1, File No. 333-260816, filed on November 5, 2021).
4.4	Warrant Agreement between American Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.1 to Legato II’s Current Report on Form 8-K filed on November 23, 2021).
5.1***	Opinion of Graubard Miller.
10.1	Form of Letter Agreement from each of Legato II’s Initial Stockholders, officers and directors (incorporated by reference to Exhibit 10.1 to Legato II’s Registration Statement on Form S-1, File No. 333-260816, filed on November 5, 2021).
10.2	Investment Management Trust Agreement, dated as of November 22, 2021, between Legato II and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 to Legato II’s Current Report on Form 8-K filed on November 23, 2021).
10.3	Form of Registration Rights Agreement, dated as of November 22, 2021, between Legato II and the Initial Stockholders (incorporated by reference to Exhibit 10.2 to Legato II’s Current Report on Form 8-K filed on November 23, 2021).

Exhibit No.	Description
10.4.1	Form of Subscription Agreement for Private Placement Units between Legato II and the Initial Stockholders (incorporated by reference to Exhibit 10.5.1 to Legato II’s Registration Statement on Form S-1, File No. 333-260816, filed on November 5, 2021).
10.4.2	Form of Subscription Agreement for Private Placement Units between Legato II and EBC (incorporated by reference to Exhibit 10.5.2 to Legato II’s Registration Statement on Form S-1, File No. 333-260816, filed on November 5, 2021).
10.5	Form of Stock Escrow Agreement between Legato II, the Initial Stockholders and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 to Legato II’s Registration Statement on Form S-1, File No. 333-260816, filed on November 5, 2021).
10.6	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.4 to Legato II’s Current Report on Form 8-K filed on November 23, 2021).
10.7	Administrative Services Agreement, dated as of November 22, 2021, between Legato II and Crescendo Advisors II, LLC (incorporated by reference to Exhibit 10.3 to Legato II’s Current Report on Form 8-K filed on November 23, 2021).
10.8*	Form of 2022 Incentive Plan (included as Annex D to this proxy statement/consent solicitation statement/prospectus).
10.9	Form of Support Agreement, dated as of May 25, 2022, by and between Legato II and certain Southland Members (incorporated by reference to Exhibit 10.2 to Legato II’s Current Report on Form 8-K filed on May 25, 2022).
10.10	Form of Lock-Up Agreement, dated as of May 25, 2022, by and between Legato II and certain Southland Members (incorporated by reference to Exhibit 10.1 to Legato II’s Current Report on Form 8-K filed on May 25, 2022)
10.11**	Form of Amended and Restated Registration Rights Agreement.
10.12**	Form of Employment Agreement.
10.13*	Promissory note, dated November 30, 2016, to Rudolph V. Renda
10.14*	Promissory Note, dated November 30, 2016, to Frank S. Renda
10.15*	Promissory Note, dated November 30, 2018, to Rudolph V. Renda
10.16*	Promissory Note, dated November 30, 2018, to Frank S. Renda
14	Code of Ethics (incorporated by reference to Exhibit 14 to Legato II’s Registration Statement on Form S-1, File No. 333-260816, filed on November 5, 2021).
21.1*	List of subsidiaries of New Southland
23.1*	Consent of WithumSmith+Brown, PC
23.2*	Consent of Grant Thornton LLP
23.3***	Consent of Graubard Miller (included in Exhibit 5.1).
24*	Power of Attorney (included on signature page of the initial filing of this Registration Statement).
99.1*	Form of Legato Merger Corp. II Proxy Card.
99.2*	Consent of Frankie “Frank” S. Renda to be named as a director of New Southland
99.3*	Consent of Walter Timothy “Tim” Winn to be named as a director of New Southland
99.4*	Consent of Mario Ramirez to be named as a director of New Southland
99.5*	Consent of Izilda “Izzy” Martins to be named as a director of New Southland
99.6*	Consent of Michael “Kyle” Burtnett to be named as a director of New Southland
99.7*	Consent of Cassel Salpeter & Co., LLC
99.8*	Consent of Zukin Certification Services, LLC
101.INS*	Inline XBRL Instance Document
101.SCH*	Inline XBRL Taxonomy Extension Schema Document
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107*	Calculation of Registration Fee Table

+	Schedule and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). Legato II agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.
*	Filed herewith.
**	To be filed by amendment.
***	Previously filed.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)	That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 26th day of October, 2022.

LEGATO MERGER CORP. II

By:	/s/ Gregory Monahan
	Name:	Gregory Monahan
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Gregory Monahan and Adam Jaffe as his or her true and lawful attorney-in-fact, with full power of substitution and re-substitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including pre- and post-effective amendments to this registration statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Gregory Monahan	Chief Executive Officer and Director	October 26, 2022
Gregory Monahan	(Principal Executive Officer)

/s/ Adam Jaffe	Chief Financial Officer and Secretary	October 26, 2022
Adam Jaffe	(Principal Financial Officer and Principal Accounting Officer)

/s/ Brian Pratt	Director and Non-Executive	October 26, 2022
Brian Pratt	Chairman of the Board

/s/ David D. Sgro	Director and Non-Executive	October 26, 2022
David D. Sgro	Vice Chairman of the Board

/s/ Adam J. Semler	Director	October 26, 2022
Adam J. Semler

/s/ D. Blair Baker	Director	October 26, 2022
D. Blair Baker

/s/ Ryan Hummer	Director	October 26, 2022
Ryan Hummer

/s/ Craig Martin	Director	October 26, 2022
Craig Martin

/s/ John Ing	Director	October 26, 2022
John Ing